As filed with the Securities and Exchange Commission on January 25, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Intelsat Corporation

(Exact name of registrant as specified in its charter)

Delaware	4899	95-4607698
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3400 International Drive, N.W., Washington, D.C. 20008 (202) 944-6800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

(see following pages for additional registrants)

Phillip L. Spector, Esq.

General Counsel

Intelsat Corporation

3400 International Drive, N.W.

Washington, D.C. 20008

(202) 944-6800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Arnold B. Peinado, III, Esq.

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York 10005

(212) 530-5000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
9% Senior Notes due 2016	$575,000,000	100%	$575,000,000	$61,525
Guarantees of 9% Senior Notes due 2016	$575,000,000	100%	$575,000,000	(2)

(1)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(2)	No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act of 1933.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S Employer Identification Number	Industrial Classification Code Number
PanAmSat Communications Carrier Services, Inc.	California	95-3684190	4899
PanAmSat Communications Japan, Inc.	California	95-3976181	4899
PanAmSat Communications Services, Inc.	California	95-3270893	4899
Southern Satellite Corp.	Connecticut	06-1396534	4899
AccessPas, Inc.	Delaware	06-1586835	4899
PanAmSat International Holdings, LLC	Delaware	95-4130814	4899
Service and Equipment Corporation	Delaware	06-1614545	4899
Southern Satellite Licensee Corporation	Delaware	06-1532182	4899
PanAmSat India Marketing, L.L.C.	Delaware	None	4899
PanAmSat Asia Carrier Services, Inc.	Delaware	06-1532021	4899
PanAmSat Capital Corporation	Delaware	06-1371155	4899
PanAmSat India, Inc.	Delaware	06-1532023	4899
PAS International Employment, Inc.	Delaware	06-1475361	4899
PanAmSat International Sales, Inc.	Delaware	06-1532018	4899
PAS International, LLC	Delaware	None	4899
PanAmSat Licensee Corp.	Delaware	06-1369810	4899
USHI, LLC	Delaware	95-4130816	4899
PanAmSat International Systems, LLC	Delaware	06-1407851	4899
PanAmSat International Systems Marketing, L.L.C.	Delaware	None	4899
PanAmSat Satellite PAS 1R, Inc.	Delaware	20-1472039	4899
PanAmSat Satellite PAS 6B, Inc.	Delaware	55-0878680	4899
PanAmSat Satellite PAS 7, Inc.	Delaware	20-1472426	4899
PanAmSat Satellite PAS 8, Inc.	Delaware	20-1472451	4899
PanAmSat Satellite PAS 9, Inc.	Delaware	20-1472476	4899
PanAmSat Satellite PAS 10, Inc.	Delaware	20-1472491	4899
PanAmSat Satellite Galaxy 3C, Inc.	Delaware	20-1471588	4899
PanAmSat Satellite Galaxy 4R, Inc.	Delaware	20-1471713	4899
PanAmSat Satellite Galaxy 10R, Inc.	Delaware	20-1471804	4899
PanAmSat Satellite Galaxy 11, Inc.	Delaware	20-1471834	4899
PanAmSat Satellite Galaxy 12, Inc.	Delaware	20-1471854	4899
PanAmSat Satellite Galaxy 13, Inc.	Delaware	20-1471917	4899
PanAmSat Satellite HGS 3, Inc.	Delaware	20-1471366	4899
PanAmSat Satellite HGS 5, Inc.	Delaware	20-1471468	4899
PanAmSat Satellite Galaxy 1R, Inc.	Delaware	20-1471522	4899
PanAmSat Satellite Galaxy 3R, Inc.	Delaware	20-1471588	4899
PanAmSat Satellite Galaxy 5, Inc.	Delaware	20-1471747	4899
PanAmSat Satellite Galaxy 9, Inc.	Delaware	20-1471773	4899
PanAmSat Satellite Galaxy 14, Inc.	Delaware	20-1471944	4899
PanAmSat Satellite Leasat F5, Inc.	Delaware	20-1472011	4899
PanAmSat Satellite PAS 2, Inc.	Delaware	20-1472059	4899
PanAmSat Satellite PAS 3, Inc.	Delaware	20-1472087	4899
PanAmSat Satellite PAS 4, Inc.	Delaware	20-1472113	4899
PanAmSat Satellite PAS 5, Inc.	Delaware	20-1472383	4899
PanAmSat Satellite SBS 6, Inc.	Delaware	20-1472512	4899
PanAmSat Europe Corporation	Delaware	20-3131299	4899
PanAmSat H-2 Licensee Corp.	Delaware	20-3187992	4899
PanAmSat Satellite Galaxy 15, Inc.	Delaware	20-1471970	4899
PanAmSat Services, Inc.	Delaware	06-1377869	4899
PanAmSat Satellite Galaxy 16, Inc.	Delaware	20-5993755	4899

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated January 25, 2007

Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-136193
333-136193-01
333-136193-02

PROSPECTUS

Exchange Offer for

9% Senior Notes due 2016

This is an offer to exchange any 9% Senior Notes due 2016 that you now hold for newly issued 9% Senior Notes due 2016. This offer will expire at 5:00 p.m. New York City time on                     , 2007, unless we extend the offer. You must tender your original notes by this deadline in order to receive the new notes. We do not currently intend to extend the expiration date.

The exchange of outstanding original notes for exchange notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. The terms of the exchange notes to be issued in the exchange offer are substantially identical to the original notes, except that the exchange notes will be freely tradeable and will not benefit from the registration and related rights pursuant to which we are conducting this exchange offer. All untendered original notes will continue to be subject to the restrictions on transfer set forth in the original notes and in the applicable indenture.

There is no existing public market for your original notes, and there is currently no public market for the new notes to be issued to you in the exchange offer.

See “ Risk Factors” beginning on page 28 for a description of the business and financial risks associated with the new notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange the notes only in jurisdictions where these offers and exchanges are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

The 9% Senior Notes due 2016 are referred to as the notes. Unless we indicate differently, when we use the term “notes” or “new notes,” we mean the new notes that we will issue to you if you exchange your original notes. However, unless we indicate differently, references to “notes” for periods prior to the exchange of the original notes for new notes means the original notes.

i

SATELLITE NAME CHANGES

As indicated in the chart below, we are in the process of renaming 11 of our satellites. Unless the context requires otherwise, references to satellites in this prospectus refer to the new names which will be effective on or before February 1, 2007.

Location	Previous Name	New Name Effective February 1, 2007	Acronym

58°W	PAS-9	Intelsat 9	IS-9

45°W	PAS-1R	Intelsat 1R	IS-1R

43°W 43.1°W	PAS-3R PAS-6B	Intelsat 3R Intelsat 6B	IS-3R IS-6B

26.15°E	PAS-5	Intelsat 5	IS-5

45°E	PAS-12 (Europe*Star 1)	Intelsat 12 (Europe*Star 1)	IS-12

68.65°E 68.5°E	PAS-7 PAS-10	Intelsat 7 Intelsat 10	IS-7 IS-10

72°E	PAS-4	Intelsat 4	IS-4

166°E	PAS-8	Intelsat 8	IS-8

169°E	PAS-2	Intelsat 2	IS-2

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market share and industry conditions from third-party sources or that is based upon estimates using such sources when available. While we believe that such information and estimates are reasonable and reliable, we have not independently verified any of the data from third-party sources, including World Satellite Communication & Broadcasting Markets Survey, Market Forecasts to 2015 dated September 2006, by Euroconsult, Broadband Satellite Markets, 5th Edition, dated February 2006 and Global Assessment of Satellite Demand, 3rd Edition, dated November 2006, by Northern Sky Research. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been verified by any independent sources.

ii

PROSPECTUS SUMMARY

Intelsat Corporation is the obligor under the original notes and will be the obligor under the notes offered hereby. The notes will be guaranteed to the extent described herein by certain subsidiaries of Intelsat Corporation. You should read the following summary together with the more detailed information and financial statements and their notes included elsewhere in this prospectus. Investing in the notes involves significant risks, as described in the “Risk Factors” section. Unless otherwise indicated, or the context otherwise requires, financial information identified in this prospectus as pro forma gives effect to the consummation of the Transactions as defined below in “—The Transactions,” in the manner described under “Unaudited Pro Forma Condensed Consolidated Financial Information.” In this prospectus, unless otherwise indicated or the context otherwise requires, (1) the terms “PanAmSat Opco”, “we”, “us,” “our,” and “the Company” refer to Intelsat Corporation, formerly known as PanAmSat Corporation, PanAmSat Holdco’s direct wholly owned subsidiary, on a pro forma basis and after giving effect to the Transactions, (2) the term “PanAmSat Holdco” refers to Intelsat Holding Corporation, formerly known as PanAmSat Holding Corporation, and not to its subsidiaries, on a pro forma basis and after giving effect to the Transactions, (3) the term “PanAmSat” refers to PanAmSat Holdco and its subsidiaries, including PanAmSat Opco, on a pro forma basis and after giving effect to the Transactions, (4) the term “Prior Intelsat” refers to Intelsat, Ltd. and its subsidiaries on a consolidated basis before giving effect to the Transactions, (5) the term “Intelsat” refers to Intelsat, Ltd. and its currently existing subsidiaries on a consolidated basis after giving effect to the PanAmSat Acquisition Transactions, (6) the term “Intelsat Holdings” refers to Intelsat, Ltd.’s parent, Intelsat Holdings, Ltd., (7) the term “Intelsat Bermuda” refers to Intelsat (Bermuda), Ltd., PanAmSat Holdco’s indirect parent on a pro forma basis and after giving effect to the Transactions, and Intelsat, Ltd.’s direct wholly owned subsidiary, (8) the term “Intelsat Sub Holdco” refers to Intelsat Subsidiary Holding Company, Ltd., Intelsat Bermuda’s indirect wholly owned subsidiary, (9) the term “Intermediate Holdco” refers to Intelsat Intermediate Holding Company, Ltd., Intelsat Bermuda’s wholly owned subsidiary, and (10) the term “PanAmSat Acquisition Transactions” refers to the acquisition of PanAmSat by Intelsat Bermuda and the related transactions discussed in this Prospectus Summary. We are in the process of renaming 11 of our satellites. See “Satellite Name Changes” in the forepart of this prospectus. Unless the context requires otherwise, references to satellites in this prospectus refer to the new names which will be effective on or before February 1, 2007.

The Company

Overview

We are a leading provider of fixed satellite services worldwide and a leading provider of these services to each of the media and network services sectors through our large and modern fleet of 24 in-orbit satellites. We lease transponder capacity on our satellites to a variety of customers, including: television programmers that deliver programming to cable television systems, television broadcasters, direct-to-home, or DTH, television systems, Internet service providers, or ISPs, telecommunications companies and other corporations. The services that we provide to our customers are generally mission critical and our key customer relationships have been built over many years. Our customers include some of the world’s leading media and communications companies, multinational corporations and ISPs. We believe we distribute more television channels over our network than any other company in the world. We operate in an attractive, well-developed sector of the satellite communications industry, which is benefiting from increasing demand for fixed satellite services capacity from private industry.

The fixed satellite services sector is characterized by steady and predictable contracted revenue streams, high operating margins, strong free cash flows and long-term contractual commitments. As of September 30, 2006, our revenue backlog, which is based on long-term customer commitments, was approximately $4.3 billion, approximately 94% of which relates to contracts that are non-cancelable or cancelable only upon payment of substantial termination fees. For the nine months ended September 30, 2006 we generated revenue of $694.2 million.

Our in-orbit fleet is one of the world’s largest commercial geosynchronous, or GEO, satellite networks, capable of reaching over 98% of the world’s population. We also have an extensive terrestrial network, including global teleport facilities in the United States, which provide transmission, monitoring and control services for operating our fleet and transmission and other services for our customers. Following our acquisition by Prior Intelsat, we gained access to its fleet of 27 in-orbit satellites, which provides additional geographic coverage and back-up capacity and enables us to increase fill rates as our business grows. In addition to gaining access to Prior Intelsat’s satellite fleet, we also gained access to its terrestrial network, which includes additional teleport facilities strategically located around the world, effectively expanding our ground support network.

The global fixed satellite services, or FSS, sector generated revenue of approximately $7.6 billion in 2005 according to Euroconsult. There are multiple growth areas that we believe will drive the continued expansion of the FSS industry. For example the increased transmission of high definition television, or HDTV, signals requires greater transmission capacity than standard definition signals, and will create additional demand for capacity. Also, the demand for the large, cost-effective private corporate networks made possible through the combination of our satellite fleet’s broad geographic coverage and the use of small, low-cost terrestrial satellite terminals, commonly referred to as VSATs (very small aperture terminals), is expected to be a source of growth, especially in international markets where terrestrial networks are not well developed. Efforts by consumer communications companies to combine video services and telephony into a single platform, wired or mobile, should also benefit the FSS industry through increased requirements for the broadcast of video services to new and developing networks. In total, C and Ku-band transponder lease revenue in the FSS sector is expected to grow at a compound annual growth rate, or CAGR, of 3.8% from 2006 to 2011 according to Northern Sky Research.

The Acquisition

On August 28, 2005, Intelsat Bermuda, PanAmSat Holdco and Proton Acquisition Corporation, a wholly owned subsidiary of Intelsat Bermuda, signed a definitive merger agreement pursuant to which Intelsat Bermuda acquired all of the outstanding equity interests in PanAmSat Holdco for $25 per common share in cash, or approximately $3.2 billion in the aggregate (plus approximately $0.00927 per share as the pro rata share of undeclared regular quarterly dividends). Upon completion of the PanAmSat Acquisition Transactions on July 3, 2006, PanAmSat Holdco and Intelsat Sub Holdco became separate direct or indirect wholly owned subsidiaries of Intelsat Bermuda. As part of this transaction, approximately $3.2 billion in existing debt of PanAmSat Holdco and its subsidiaries was either refinanced or remained outstanding. Concurrently with the PanAmSat Acquisition Transactions, Intelsat General Corporation, the entity that operates Prior Intelsat’s government services business, purchased our government services business. See “—The Transactions—The PanAmSat Acquisition Transactions” and “—The Transactions—The Government Business Merger” for more information concerning the acquisition of PanAmSat by Intelsat Bermuda.

We expect the combination of Prior Intelsat and PanAmSat to benefit from many FSS industry growth opportunities, such as standard and high definition video distribution and provision of data applications primarily for corporate and broadband data networks. PanAmSat and Prior Intelsat had complementary customer bases, regional and customer sector market strengths, orbital locations and management. We believe the newly combined operations and assets of the two companies will allow us to expand and improve our service capabilities for existing and new customers. We also believe that the combination will provide the opportunity to generate increased cash flow and improved operating results as a result of significant operating and capital expense savings. We plan to attain these cost savings by fully integrating with Prior Intelsat, enabling us to eliminate redundant staff and to rationalize our satellite fleet and ground infrastructure.

The combined satellite fleet offers increased capacity for expanded services. For example, cable operators require fully protected services, which necessitates that operators maintain redundant capacity. This type of service has been in short supply over North America, but the combined fleet will enable us to expand the amount of capacity available for this level of service. Additionally, incremental backup capacity from Prior Intelsat’s satellite fleet will allow us to increase fill rates on our satellites as our business grows, as well as enable us to serve broader geographies where there is additional demand.

Our Customer Sectors

We provide satellite capacity and related communication services for the transmission of video, data and voice connectivity. Our services are provided to two primary sectors: media and network services.

Media—62% of revenue for the nine months ended September 30, 2006

We are the largest and most comprehensive provider of FSS services to the media sector, based on the number of transponders contracted, and as a combined company we serve approximately 300 media customers worldwide, including Time Warner, Viacom and The Walt Disney Company. According to Northern Sky Research, video applications currently use more FSS capacity than any other application, representing approximately 62% of total global C and Ku-band FSS transponder demand in 2005, and are expected to grow at a CAGR of 4.3% from 2006 to 2011. We currently offer three primary types of services to our media customers: video distribution, direct-to-home and video contribution.

Video distribution services of high definition and standard content involve the transmission of entertainment, news, sports, and educational programming to content providers. Through our direct-to-home, or DTH, services, we transmit television channels for household reception, and through our video contribution services we offer either the full-time or short-term transmission of news, sports and other video programming from various locations to a central video production studio.

Network Services—27% of revenue for the nine months ended September 30, 2006

We are a leading provider of satellite capacity for corporate data and voice applications in the world, offering satellite capacity to telecommunications carriers, ISPs, and multinational corporations to support data and voice applications. We believe that the demand for satellite capacity for certain data and voice applications will continue to grow. For example, according to

Northern Sky Research, demand for C and Ku-band FSS services for enterprise and small and medium size enterprise broadband VSATs, which are often used to support private corporate networks, is expected to grow at a CAGR of 9.2% between 2005 and 2010. Additional growth opportunities are driven by the proliferation of wireless services worldwide, which has created increased satellite demand for cellular backhaul and network extensions in developing regions due to unreliable or non-existent terrestrial infrastructure. Our network services offerings fall into three categories:

•	Private business network services—satellite capacity that we provide for secure, high speed corporate data networks used in a variety of business functions;

•	Internet services—satellite capacity that we provide to Internet service providers, or ISPs, for high data rate Internet connections and point-to-multipoint content distribution; and

•	Consulting and technical services—consulting and technical services that we perform for various third parties, including satellite manufacturers and other satellite operators.

We are a leading provider of managed solutions. Because of our strength in voice and data services, established customer relationships and extensive satellite and terrestrial network, we expect to benefit as customers increasingly look for more integrated services to meet their communications needs. As we optimize our capacity on our combined satellite fleet, we may increasingly offer these services on our satellites.

Government Services—4% of revenue for the nine months ended September 30, 2006

We derived 4% of our revenue for the nine months ended September 30, 2006 from our government services business, which was comprised of global satellite and related telecommunications services provided to the U.S. government, international government entities and their contractors. In connection with the consummation of the PanAmSat Acquisition Transactions, our government services business was purchased by Intelsat General Corporation, the entity that operates Prior Intelsat’s government services business. See “—The Transactions—The Government Business Merger.”

Revenue from Affiliates—7% of revenue for the nine months ended September 30, 2006

Following the completion of the PanAmSat Acquisition Transactions on July 3, 2006, substantially all of the Prior Intelsat entities and substantially all of the PanAmSat entities entered into a master inter-company services agreement, or MISA, pursuant to which these entities provide services to each other.

Our Strengths

Our business is characterized by the following key strengths:

Leading FSS Position in Growing Regional Markets and Customer Sectors

We are a leading FSS provider and, based on number of transponders contracted, we hold the leading position in each of our customer sectors. As a result of our scale and leadership position, we expect to benefit from the following key growth areas in our business:

•	North American Video: We are a leading transmission platform for the distribution of video programming to cable systems in North America. Through a combination of our long-standing customer relationships, key North American orbital slots, leading “anchor tenant” cable channels and reception of our signals by our combined company’s approximately 8,500 qualified cable head-ends, we have been successful in creating “cable neighborhoods.” These cable neighborhoods are a powerful tool in attracting and retaining customers because ground infrastructure is specifically designed to receive information from our satellites, making switching costs significant.

•	High definition television: We intend to utilize our position and well situated capacity to better serve the rapidly growing high definition demand in the cable and broadcast arcs. The number of HDTV channels distributed to broadcasters and cable communities worldwide by FSS operators is forecasted to increase from 76 to 346 channels between 2006 and 2011, according to Northern Sky Research.

•	Direct-to-Home (DTH) providers: We are a leading provider of FSS capacity for global DTH services. In many international markets, DTH platform operators rely upon FSS capacity in order to deliver their programming services to their subscribers. According to Northern Sky Research, the demand for C and Ku-band FSS capacity used for DTH services is expected to grow at a CAGR of approximately 5.5% between 2006 and 2011.

•	Data and telecommunications services: We are the leading provider of FSS capacity for satellite voice and data services worldwide. We have relationships with virtually every incumbent telecom operator in every country in the world. Our leading position with telecommunications and data networking customers has positioned us to benefit from a number of recent trends, including the growth in wireless networks, which has resulted in increased demand for capacity to be used for cellular backhaul requirements, and the recent growth of voice over Internet protocol, or VoIP, which has resulted in increased demand for Internet trunking services in developing regions.

Stable and Diverse Revenue Generation

Our revenue and revenue backlog are diversified among service sectors, geographic regions, satellites and customers. No single satellite generated more than 11% of our revenue and, excluding revenues related to our MISA agreement with Prior Intelsat, no single customer accounted for more than 8% of our revenue during the nine months ended September 30, 2006. The diversity of our revenue base enables us to capitalize on changing market conditions and mitigates the impact of fluctuations in any specific service sector or geographic region and difficulties that any one customer may experience. The redundancy in our fleet also reduces the financial impact of satellite failures and protects against service interruption.

We believe our substantial revenue backlog provides both significant near-term revenue visibility as well as a reliable stream of future revenues. As of September 30, 2006, our revenue backlog was approximately $4.3 billion, approximately 94% of which relates to contracts that are non-cancelable or cancelable only upon payment of substantial termination fees. By service sector and region, our revenue backlog as of September 30, 2006 was as follows:

Note:	This revenue backlog data has been derived on a revenue basis to conform to Intelsat, Ltd.’s presentation. Regional designation for revenue backlog is based on customer billing addresses.

Significant Free Cash Flow from Operations

We believe that our strong operating profits, modest capital expenditure profile and the cost saving opportunities resulting from our integration with Prior Intelsat will enable us to generate significant free cash flow from operations. The FSS sector requires sizable investment to develop and launch satellites. However, once satellites are operational, costs do not vary significantly, creating operating leverage which can lead to high margins and strong free cash flow from operations.

We have invested significantly in our fleet and the average fill rate and remaining service life of our 20 station-kept satellites as of September 30, 2006 were approximately 77% and approximately 6.7 years, respectively. As a result, we have the ability to add incremental customers and revenue without significant increases in satellite investment or costs of operations. Over time, we intend to consolidate the number of orbital locations required to serve our customers and we expect future capital allocation decisions will focus on the prudent selection of the number, size and characteristics of new satellites to be launched. Because of our disciplined approach towards fleet renewal, we expect that the capital expense needed to fund future replacement cycles will be significantly lower than the combined total of the prior replacement cycles of Prior Intelsat and PanAmSat. After our full integration into Prior Intelsat’s operations, we expect the combined company to realize approximately $92 million in annual operating cost savings, $48 million of which is expected to be realized by Intelsat Corporation.

Leading Global Fleet and Infrastructure

We believe that we have one of the world’s largest and most technologically advanced commercial communications systems comprised of a fleet of geosynchronous satellites,

teleports, points of presence and leased and owned fiber. Our 24 satellites cover over 98% of the world’s population and include satellite capacity in the C and Ku-bands that serve over 100 countries and territories.

We have incurred capital expenditures of approximately $1.1 billion through September 30, 2006 on seven satellites launched since 2001. We currently have two satellites in back-up positions, and to provide further resilience, we have access to Prior Intelsat’s satellites, many of which are equipped with steerable beams that can be moved to cover areas with higher demand, enabling us to respond rapidly to changing market conditions and demand for satellite capacity. As we fully integrate our fleet with Prior Intelsat, additional in-orbit back-up capacity may become available and the number of in-orbit spares may change. In addition, once fully integrated, we expect the combined company to operate our global satellite fleet from a single consolidated operations center, and maintain a second operations center which can provide instantaneous restoration in the case of natural disasters or other events resulting in the loss of our primary satellite operations center. We also have terrestrial assets consisting of teleports, points of presence and leased fiber connectivity that complement our satellite network and enable us to provide customized managed solutions and to provide customers with global access to our fleet. Our market-leading fleet and infrastructure, flexibility and ability to offer comprehensive managed solutions allow us to provide integrated worldwide distribution and delivery services, reducing our customers’ risk of data loss or service interruptions.

Established Relationships with Premier Customers

We provide satellite services to approximately 830 customers, including many of the world’s leading media and broadcasting organizations, multinational corporations, telecommunications companies and ISPs. We have developed close, long-standing relationships with our customers. We believe we are recognized by our customers as a resource for technical excellence and a partner in optimizing the performance of their networks. In most cases our services are mission critical to the delivery of our customers’ services. The following table includes examples of our customers for each service sector:

Service Sector Category	Selected Customers
Media	The Walt Disney Company (including The Disney Channel, ESPN & ABC), The News Corporation (including Sky Latin America, Sky Brazil, Sky Mexico, DirecTV, Inc., DirecTV Latin America & Fox Entertainment Group), Comcast (including E! Entertainment, The Golf Channel, WTCI (HITS) & Versus), Time Warner (including HBO, Turner Broadcasting, Warner Bros. & CNN), Viacom (including Showtime, BET & MTV), Multichoice Ltd., BBC, Sentech, Liberty Sports, Televisa, NHK and China Central Television

Network Services	Hughes Network Systems, National Public Radio, International Satellite Communications, Walgreens, General Communications Inc, Segovia, Equatorial Research & Marketing, and Microspace Communications

Strong Management Team

We are led by Intelsat’s senior management team with broad experience in the telecommunications, information technology and satellite industries. Intelsat’s Chief Executive Officer, David McGlade, has over 20 years experience in the telecommunications industry, most recently serving as Chief Executive Officer of O2 UK, a leading U.K. cellular telephone company, prior to joining Intelsat in April 2005. James Frownfelter was appointed Intelsat’s Chief Operating Officer upon the closing of the PanAmSat Acquisition Transactions, the same role in which he served at PanAmSat. Jeffrey Freimark was appointed Intelsat’s Executive Vice President and Chief Financial Officer in May 2006, after most recently serving as Executive Vice President and Chief Financial Officer for health care concern, Beverly Enterprises, Inc. Phillip Spector, Intelsat’s Executive Vice President and General Counsel, joined Intelsat in February 2005, and has over 20 years experience in the satellite industry. Joseph Wright, who served as the Chief Executive Officer of PanAmSat for almost five years, was appointed the Chairman of Intelsat’s Board of Directors upon the closing of the PanAmSat Acquisition Transactions. We have built a strong leadership team both from within Prior Intelsat and PanAmSat, as well as outside these organizations. As of December 31, 2006, our senior management team and other designated employees collectively held approximately 4.2% of the outstanding voting equity of our ultimate parent, Intelsat Holdings.

Our Business Strategy

Our goal is to capitalize on our leadership position in the FSS sector to enhance our growth and free cash flow by pursuing the following key business strategies:

Execute a Disciplined Integration with Prior Intelsat

PanAmSat and Prior Intelsat have adopted a “one company” operating philosophy, and expect PanAmSat to fully integrate into Prior Intelsat’s operations. The goal of our integration plan for the PanAmSat Acquisition Transactions was to identify the best operational alternatives that allow us to maintain or increase customer service while also generating targeted levels of cost savings. We currently expect complete functional integration within the first 12 to 18 months following the closing of the PanAmSat Acquisition Transactions and have already begun achieving key integration milestones, such as the transfer of operational control of two prior PanAmSat satellites to the primary Intelsat control center in Washington, D.C.

Our integration process includes four primary thrusts: sales and marketing, staffing, operations and facilities. The sales and marketing organizations were integrated shortly after the closing of the PanAmSat Acquisition Transactions, with near-term objectives that include network optimization in order to increase marketable capacity. We expect total headcount to decrease from approximately 1,370 at the closing of the PanAmSat Acquisition Transactions to approximately 1,000 by mid-year 2008. Most facility closures and integration of back office functions are expected to be complete by mid-year 2007. We expect to conclude much of the satellite fleet and operations center integration in 2007, with the process fully complete by the end of 2008. After the integration process is completed, we expect the combined company to realize approximately $92 million in annual operating cost savings, of which $48 million is expected to be realized by Intelsat Corporation. Prior to the closing of the PanAmSat Acquisition Transactions, our network integration planning indicated that three satellites of the combined company would not need to be replaced as we integrated our fleets, two of which are in the Intelsat Corporation fleet, with total expected savings of approximately $400.0 million over our previous combined capital expense plans during the period 2006 to 2011. We also believe that we can maintain and grow market share in each of our customer sectors through capitalizing on our market leading positions while simultaneously reducing costs and capital expenditures, thus yielding higher margins and greater free cash flow.

Grow Our Business in the Media and Network Services Sectors

We believe that the media and network services sectors represent opportunities for revenue growth over the long-term for operators in the FSS industry. We intend to focus our resources on further penetrating these sectors in order to increase our profitability and free cash flow.

Media: We intend to expand our media services by continuing to capitalize on the strength of our cable neighborhoods, maintaining and growing our leadership position in HDTV distribution and expanding our DTH services. We believe that we are well positioned to grow both the distribution and contribution portions of our video business by continuing to develop and expand our cable neighborhoods in the United States, South America and the Asia-Pacific region. As cable operators build out their plant capacity, we have the opportunity to benefit as more channels, services and other data needs require satellite distribution to cable head-ends. Furthermore, as the number of channels grows, demand increases for our premium cable neighborhood satellites. In addition, many U.S. cable operators are increasingly faced with the need to offer non-English language programming to compete effectively with providers of direct broadcast satellite services in the United States. With strong content provider relationships and assets spanning the globe, we believe we can offer cable operators a rebroadcast package of international channels that is attractive from the standpoint of both cost and technical efficiency.

We also believe that demand for HDTV will experience significant growth in the coming years, which will result in the need for more satellite bandwidth. To fulfill the growing demand for HDTV, we will continue to build upon the success of the Galaxy 13/Horizons 1 satellite, which was placed in service as an HDTV neighborhood to attract the newest and fastest growing cable television sector. Since announcing our HDTV neighborhood on the Galaxy 13 satellite, the combined company has grown the number of HDTV channels carried by our system to 23. We also intend to continue to expand our ability to offer high-definition programmers an end-to-end service, such as is provided by our GlobalConnex® Media terrestrial network, which includes facilities at sports and other arenas that enable the capture and transport of high definition programming to satellite production facilities, which is then distributed through our cable neighborhoods.

Lastly, we will continue to build on our leading international DTH platform business, targeting Eastern Europe, Middle East, Africa and regions within Asia where we can use our available capacity and the flexibility of our satellite fleet to capture additional growth opportunities. We intend to develop new video communities by leveraging our existing satellites and relationships with successful DTH platform operators to capture growth in new DTH markets.

Network Services: We believe we are well positioned to expand our business serving network services customers by focusing on growing applications, including VSAT private data networks, solutions for mobile service providers and VoIP. We also expect to continue to serve telecom providers by marketing services to telecom companies in newly deregulated markets and by more efficiently packaging our existing services to current telecom customers.

We believe we are a leading provider of satellite services supporting private data applications such as VSAT networks, virtual private networks, or VPNs, and trunking solutions for ISPs. We will grow our business by continuing to build our wholesale relationships with major VSAT service providers in the largest and fastest growing regions and also by supporting providers of satellite-based broadband services. We intend to solidify our leadership position through partnering initiatives with data and IT services providers in key growth regions. We will also continue to develop and introduce managed solutions for regional service providers and corporations implementing VPNs and VoIP services. Leveraging our combined company’s GlobalConnex and SPOTbytes managed solutions and Internet points of presence around the world, we will also continue to market managed solutions trunking services to regional ISPs that are seeking to grow their businesses by offering VoIP in their local markets.

We believe that we are well positioned with telecom service providers throughout the world. As the global leader in providing voice and data services, with a flexible and reliable network, technical expertise and well-established customer relationships, we expect to also grow by offering our services to new customers, such as competitive carriers in newly deregulated markets. New carrier companies and providers of competitive services, such as wireless communications and Internet services in newly deregulated regions, are seeking to introduce their services quickly and independently of established local carriers. In addition, there are still many countries that lack direct access to telecom cable interconnects or where internal infrastructure either does not exist or is unreliable. We have an extensive customer base of traditional telecommunications carriers that use our services to reach these regions. We intend to enhance our retention rates and generate new business by introducing new, more cost-effective technologies and managed solutions, providing our customers with more efficient use of our network.

Focus on Maximization of Free Cash Flow

We intend to manage our operating and capital expenses to optimize margins and free cash flow. We believe our operating leverage, modest capital expenditure needs in the near term and the cost saving opportunities that exist in connection with the integration into Prior Intelsat will allow us to generate significant free cash flow from operations. We have invested significantly in our fleet and as a result we have the ability to add incremental customers and revenue without significant increases in satellite investment or costs of operations. Through disciplined yield and capacity management, we intend to maximize the revenues generated by our assets. Over time, we intend to consolidate the number of satellites required to serve our customers and future capital allocation decisions will focus on the prudent selection of the number, size and characteristics of new satellites to be launched. As a result of our disciplined approach towards fleet renewal, we expect that the capital expense needed to fund future replacement cycles will be significantly lower than the combined total of the prior replacement cycles of Prior Intelsat and PanAmSat. Additionally, after our full integration into Prior Intelsat’s operations, we believe our combined company can further enhance cash flow through the realization of approximately $92 million in expected annual operating cost savings, $48 million of which is expected to be realized by Intelsat Corporation.

Pursue Other Growth Opportunities

We believe that current trends in telecommunications and mobile applications will create new demand for FSS in the next few years. Our experience with global telecom operators and with video programming distributors positions us to identify requirements for new satellite services that arise from the convergence of voice, data and video onto single platforms, such as IPTV services being offered by telephone companies and video services being offered by mobile operators. In the future, we intend to pursue additional market opportunities through enhanced or new capabilities that will enable us to expand the market for FSS services.

We have a proven track record of capitalizing on new growth opportunities and expanding the FSS market. New service introductions, such as our rapidly growing managed solutions business, have resulted in substantial new revenue streams. In April 2006 we announced the introduction of an IPTV integrated service that is targeted to small and mid-sized telephone companies, which may seek to offer television services to their wireline customers. We also intend to market this service to small and medium-sized cable system operators who are seeking more efficient transmission and expanded programming. We will continue to develop and introduce new products that leverage our existing assets and provide new sources of growth and profitability.

We have made substantial investments in our satellites, infrastructure, technical expertise and personnel. We leverage our expertise to find innovative ways to generate new sources of revenue. Examples of asset maximizing activities we have recently undertaken include our consulting and technical services, which include overseeing the construction and launch of other operators’ satellites; shared payloads through which we can achieve economies of scale by sharing satellite payloads among multiple parties; and the use of our infrastructure to host tracking, telemetry and control, or TT&C, and production equipment for third-party network operators, including assistance with the procurement, manufacture, launch and operation of others’ satellites.

We expect that near-term strategic opportunities in the FSS sector may involve smaller, regional or national satellite operators seeking joint ventures or revenue sharing arrangements in order to provide follow-on capacity for satellites that are aging and facing replacement. We plan to strengthen our position in providing services to these other satellite operators, while at the same time gaining access to strategic regional markets and increasing the utilization of our global fleet.

The Transactions

The PanAmSat Acquisition Transactions

On August 28, 2005, Intelsat Bermuda entered into a Merger Agreement, referred to as the Merger Agreement, with PanAmSat Holdco and Proton Acquisition Corporation, a wholly owned subsidiary of Intelsat Bermuda referred to as Merger Sub. Pursuant to the Merger Agreement, Intelsat Bermuda acquired PanAmSat Holdco on July 3, 2006 for total cash consideration of approximately $3.2 billion, with the stockholders of PanAmSat Holdco receiving $25.00 per common share (plus approximately $0.00927 as the pro rata share of undeclared regular quarterly dividends). Merger Sub was newly formed for the purpose of consummating the PanAmSat Acquisition Transactions. As part of this transaction, approximately $3.2 billion in existing debt of PanAmSat Holdco and its subsidiaries was either refinanced or remained outstanding.

In connection with, and in order to effect, the transactions contemplated by the Merger Agreement and the related financing, the following transactions occurred:

•	Intelsat Bermuda created a new direct wholly owned subsidiary, Intermediate Holdco;

•	Intelsat Bermuda transferred substantially all its assets (other than the capital stock of Merger Sub) and liabilities (including Intelsat Bermuda’s 9 1/4% Senior Discount Notes due 2015, referred to as the discount notes) to Intermediate Holdco; and

•	Merger Sub merged with PanAmSat Holdco, with PanAmSat Holdco continuing as the surviving corporation and being a direct wholly owned subsidiary of Intelsat Bermuda. Upon completion of this merger, referred to as the Merger Transaction, PanAmSat Holdco’s equity holders immediately prior to the merger ceased to hold shares or other equity interests in PanAmSat Holdco.

The net proceeds of the original notes and the net proceeds of the $260.0 million Floating Rate Senior Notes due 2013, the $1.3 billion 11¼% Senior Notes due 2016, and the $750.0 million 9¼% Senior Notes due 2016, all issued by Intelsat Bermuda, and referred to collectively as the 2006 Intelsat Bermuda Notes, and a borrowing by Intelsat Bermuda under a new $600.0 million senior unsecured credit facility and available cash on hand of Intelsat Bermuda and PanAmSat Holdco and their respective subsidiaries were used to consummate the PanAmSat Acquisition Transactions and to pay related fees and expenses and to fund the purchase of PanAmSat Holdco’s 10 3/8% Senior Discount Notes due 2014 tendered in the tender offer, described below, plus related fees and expenses. In addition, in connection with the PanAmSat Acquisition Transactions, Intelsat Sub Holdco entered into new senior secured credit facilities and PanAmSat Opco amended and restated its senior secured credit facilities to change certain of the terms thereunder.

Consummation of the PanAmSat Acquisition Transactions resulted in a change of control under the indenture governing PanAmSat Opco’s outstanding 9% Senior Notes due 2014, giving the holders of those notes the right to require the issuer thereof to repurchase those notes at the price stated in the indenture therefor. On August 2, 2006, PanAmSat Opco commenced a tender offer, referred to as the Change of Control Offer, to purchase any and all of its outstanding $656.5 million aggregate principal amount of 9% Senior Notes due 2014 for cash. Upon consummation of the Change of Control Offer on September 29, 2006, approximately 0.03%, or $180,000 aggregate principal amount, of the outstanding 9% Senior Notes due 2014 were repurchased by PanAmSat Opco. The 9% Senior Notes due 2014 not tendered to PanAmSat Opco in the Change of Control Offer remain outstanding obligations of PanAmSat Opco.

In connection with and since the closing of the PanAmSat Acquisition Transactions, Intelsat Holdings, entered into share-based compensation arrangements under its existing 2005 Share Incentive Plan with certain directors, officers and key employees of Intelsat, PanAmSat and their respective subsidiaries. In the aggregate, these arrangements outstanding as of December 31, 2006 provided for the issuance of approximately 3.9% of the outstanding voting equity of Intelsat Holdings.

The transactions described above, including the Merger Transaction, the funding transactions, these share-based compensation arrangements and the use of cash on hand, are referred to collectively in this prospectus as the PanAmSat Acquisition Transactions.

The Government Business Merger

Following consummation of the PanAmSat Acquisition Transactions, Intelsat General Corporation, a wholly-owned indirect subsidiary of Intelsat Sub Holdco and referred to as IGen, acquired G2 Satellite Solutions Corporation, a subsidiary of PanAmSat Opco and the government services business of PanAmSat, referred to as G2 Satellite Solutions or G2, for cash consideration in the amount of $73.0 million by means of a merger in which G2 Satellite Solutions merged into IGen with IGen continuing as the surviving entity. We refer to this transaction as the Government Business Merger.

Other Intercompany Transactions

Following consummation of the PanAmSat Acquisition Transactions, substantially all of the employees of Intelsat Global Service Corporation were transferred to PanAmSat Opco pursuant to an employee transfer agreement and substantially all of the Intelsat entities and substantially all of the PanAmSat entities entered into the MISA pursuant to which certain PanAmSat entities and Intelsat entities provide services to each other. In each case, services are provided on terms that are not materially less favorable to each party than are available on an arms’ length basis and on terms that the board of directors of each of Intelsat Bermuda and PanAmSat Holdco determine to be fair. We refer to these transactions as the Other Intercompany Transactions.

The Tender Offer and Consent Solicitation

On May 30, 2006, PanAmSat Holdco commenced a tender offer, referred to as the Tender Offer, to purchase any and all of its outstanding $416.0 million aggregate principal amount at maturity 10 3/8% Senior Discount Notes due 2014, referred to as the 10 3/8% discount notes, for cash. Approximately 99.65% of the outstanding 10 3/8% discount notes were repurchased by PanAmSat Holdco upon completion of the Tender Offer, at the closing of PanAmSat Acquisition Transactions. The 10 3/8% discount notes not tendered to PanAmSat Holdco in the Tender Offer, or approximately $1.5 million aggregate principal amount, were repurchased by PanAmSat Holdco on August 29, 2006.

Intelsat Bermuda Intercompany Loan

Prior to and immediately after the consummation of the PanAmSat Acquisition Transactions, Intelsat Bermuda extended to PanAmSat Holdco several intercompany loans, referred to collectively as the Intelsat Bermuda Intercompany Loan, in an aggregate principal amount at the time of borrowing equal to approximately $1.3 billion, the proceeds of which were used by PanAmSat Holdco to fund a portion of the purchase price of the PanAmSat acquisition and to fund the purchase of the 10 3/8% discount notes tendered in the Tender Offer, plus related fees, referred to collectively as the Tender Amount.

The PanAmSat Acquisition Transactions, the Government Business Merger, the Other Intercompany Transactions, the Tender Offer and the Intelsat Bermuda Intercompany Loan are referred to collectively in this prospectus as the Transactions.

Post-closing Transactions

Following the consummation of the PanAmSat Acquisition Transactions, PanAmSat Holdco and PanAmSat Opco were renamed as Intelsat Holding Corporation and Intelsat Corporation, respectively.

In addition, Intelsat Bermuda created a new direct wholly owned subsidiary organized in Gibraltar that owns all of the equity of a subsidiary organized in Luxembourg which owns all of the equity of a subsidiary organized in Poland, referred to as Intelsat Poland, which has registered a branch in Luxembourg, referred to as Intelsat Poland, Luxembourg Branch. Following the consummation of the PanAmSat Acquisition Transactions, Intelsat Bermuda effected the contribution of the Intelsat Bermuda Intercompany Loan to Intelsat Poland, Luxembourg Branch and, upon receipt of the necessary Federal Communications Commission, or FCC, and other regulatory approvals, Intelsat Bermuda effected the contribution of the stock of PanAmSat Holdco to Intelsat Poland, Luxembourg Branch, which became the parent of PanAmSat Holdco. Upon the consummation of these transactions, PanAmSat Holdco became an indirect subsidiary of Intelsat Bermuda.

These name changes, the creation of these new subsidiaries and Intelsat Bermuda’s contribution of the Intelsat Bermuda Intercompany Loan and the stock of PanAmSat Holdco are referred to collectively as the Post-closing Transactions.

The Refinancings

On January 12, 2007, Intelsat Bermuda issued $600.0 million aggregate principal amount of floating rate senior notes due 2015, referred to as the Intelsat Bermuda Notes due 2015, and used the net proceeds thereof, together with cash on hand, to repay Intelsat Bermuda’s outstanding $600.0 million senior unsecured credit facility, referred to as the Intelsat Bermuda Senior Unsecured Bridge Loan, and to pay related fees and expenses. In addition, on January 3, 2007, Intelsat Sub Holdco notified holders of its $1.0 billion Floating Rate Senior Notes due 2012 that it intends to redeem all such notes on February 2, 2007. To fund this redemption, Intelsat Bermuda expects to borrow a $1.0 billion term loan due 2014 pursuant to a new unsecured credit agreement, referred to as the New Intelsat Bermuda Unsecured Credit Agreement. The proceeds of the borrowing thereunder will be contributed to Intermediate Holdco, and Intermediate Holdco will contribute the proceeds to Intelsat Sub Holdco, which will use the proceeds, together with cash on hand, to redeem its outstanding $1.0 billion Floating Rate Senior Notes due 2012 and pay the related premium, fees and expenses. Such redemption is conditioned on the execution of, and the term loan borrowing under, the New Intelsat Bermuda Unsecured Credit Agreement. The issuance of the Intelsat Bermuda Notes due 2015, the borrowing under the New Intelsat Bermuda Unsecured Credit Agreement and the related repayment of Intelsat Bermuda’s Senior Unsecured Bridge Loan and redemption of Intelsat Sub Holdco’s $1.0 billion Floating Rate Senior Notes due 2012 are referred to collectively as the Refinancings.

Recent Development

On January 19, 2007, the Company further amended and modified its Amended and Restated Credit Agreement to reduce the Term Loan A-3 interest rate and Term Loan B-2 interest rate from a range of LIBOR plus 2.125% to LIBOR plus 2.875% to a range of LIBOR plus 1.75% to LIBOR plus 2.00%.

Organizational Structure

The following chart summarizes our ownership, corporate structure and expected principal amount of third-party indebtedness outstanding upon completion of the Refinancings. The amount of existing indebtedness shown below is as of September 30, 2006.

(dollars in millions)

(1)	Intelsat, Ltd.’s senior notes are carried at a discount from their face value, created as a result of fair value accounting associated with the Acquisition Transactions. The amounts shown here do not reflect these discounts.
(2)	Intelsat, Ltd. guarantees the existing senior notes noted in this table of Intelsat Bermuda and Intelsat Sub Holdco and will guarantee the New Floating Rate Senior Notes due 2015 and the new unsecured term loan due 2014. Intelsat, Ltd. is also a co-obligor on the discount notes of Intermediate Holdco. The amounts shown here do not reflect Intelsat, Ltd.’s obligations as co-obligor of the discount notes or its guarantees of the debt of Intelsat Bermuda or Intelsat Sub Holdco.
(3)	Intelsat Bermuda guarantees the discount notes of Intermediate Holdco and the senior notes noted in this table of Intelsat Sub Holdco.

(4)	The new unsecured term loan due 2014 under the New Intelsat Bermuda Unsecured Credit Agreement will be, and the 9 1/4% Senior Notes due 2016 are, guaranteed by Intelsat Sub Holdco and its subsidiaries that guarantee Intelsat Sub Holdco’s notes.
(5)	Intelsat Bermuda owns all of the stock of PanAmSat Holdco through its subsidiaries Intelsat (Gibraltar) Limited, Intelsat (Luxembourg) Sarl and Intelsat (Poland) Sp. z o.o. Intelsat Poland, Luxembourg Branch is the direct owner of the stock of PanAmSat Holdco.
(6)	Intelsat, Ltd. is co-obligor of the discount notes.
(7)	Intermediate Holdco guarantees the debt noted in this table of Intelsat Sub Holdco.
(8)	Intelsat, Ltd. is a co-obligor of the discount notes and Intelsat Bermuda is a guarantor of the discount notes. This amount will accrete to approximately $478.7 million aggregate principal amount at February 1, 2010.
(9)	Does not include the $750.0 million 9 1/4% Senior Notes due 2016 of Intelsat Bermuda that are guaranteed by, and the new unsecured term loan due 2014 that will be guaranteed by, Intelsat Sub Holdco and its subsidiaries that guarantee Intelsat Sub Holdco’s notes.
(10)	Total facility size is $300.0 million.
(11)	The term loan is a $344.8 million facility.
(12)	Does not include guarantees of debt of Intelsat Sub Holdco and Intelsat Bermuda.
(13)	This note is guaranteed by Intelsat, Ltd.
(14)	PanAmSat Holdco is the borrower of the Intelsat Bermuda Intercompany Loan. $250.0 million of the $1.3 billion Intelsat Bermuda Intercompany Loan is non-cash pay and will accrete to approximately $718 million aggregate principal amount at June 15, 2016.
(15)	PanAmSat Holdco does not guarantee any of the debt of PanAmSat Opco.
(16)	Certain of PanAmSat Opco’s senior notes are carried at discounts or premiums from their face value, created as a result of fair value accounting associated with the PanAmSat Acquisition Transactions. The actual amounts shown do not reflect the aggregate unamortized discount of $13.8 million or premium accretion of $16.9 million.
(17)	Total facility size is $250.0 million.
(18)	These notes are not guaranteed by any entity other than certain subsidiaries of PanAmSat Opco.
(19)	Refers to subsidiaries that guarantee Intelsat Bermuda’s 9 1/4% Senior Notes due 2016 and Intelsat Sub Holdco’s senior notes and that will guarantee the new unsecured term loan due 2014.
(20)	Refers to subsidiaries that guarantee the 9% Senior Notes due 2014 and the notes.

Ownership of Intelsat

Upon the completion of the PanAmSat Acquisition Transactions, PanAmSat Holdco, which owns 100% of the equity interest of PanAmSat Opco, became 100% owned by Intelsat Bermuda. Following the consummation of the PanAmSat Acquisition Transactions and upon receipt of the necessary FCC and other regulatory approvals, Intelsat Bermuda effected the contribution of the stock of PanAmSat Holdco to Intelsat Poland, Luxembourg Branch, which became the parent of PanAmSat Holdco. Intelsat Bermuda is owned 100% by Intelsat, Ltd., which is 100% owned by Intelsat Holdings, Ltd. As of December 31, 2006, approximately 95.8% of Intelsat Holdings’ common equity was owned by the Investors. Investors include funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, L.P., referred to jointly as Apax Partners, Apollo Management V, L.P., referred to as Apollo, MDP Global Investors Limited, referred to as MDP Global, and Permira Advisers LLC, referred to as Permira. Each of Apax Partners, Apollo, MDP Global and Permira is referred to as a Sponsor and the funds advised by or associated with each Sponsor are referred to as an Investor group. The Investor groups collectively are referred to as the Investors. Prior to the acquisition of Prior Intelsat, funds advised by or associated with MDP Global transferred less than 0.1% of their interest in Intelsat Holdings to an unaffiliated investment partnership and references to the Investors include this partnership. As of December 31, 2006, our senior management team and other designated employees collectively held approximately 4.2% of the outstanding voting equity of our parent, Intelsat Holdings.

A brief description of each of the Sponsors is set forth below.

Apax Partners

Apax Partners, which includes Apax Partners Worldwide LLP, Apax Partners, L.P. and their affiliates, is a leading global private equity firm, with offices in London, Hong Kong, Madrid, Milan, Mumbai, Munich, New York, Paris, Stockholm and Tel Aviv. With over 30 years of experience, Apax Partners focuses on the following industry sectors: information technology, telecommunications, healthcare, media, financial services and retail/consumer. Apax Partners has funds under advice or management totaling approximately $20 billion globally. Recent investments in the telecommunications sector include Bezeq, Kabel Deutschland, Inmarsat, TDC and TIM Hellas.

Apollo Management, L.P.

Apollo Management, L.P. was founded in 1990 and is among the most active and successful private investment firms in the United States. Since its inception, Apollo and its affiliated investment entities have invested in excess of $13 billion in corporate transactions, in a wide variety of industries, both domestically and internationally. Apollo is currently investing its sixth corporate fund, Apollo Investment Fund VI, L.P., with total committed capital of over $10 billion. Apollo has significant expertise in the satellite sector through investments in Hughes Network Systems, Sirius Satellite Radio Inc. and SkyTerra Communications, Inc.

MDP Global Investors Limited

MDP Global Investors Limited is associated with Madison Dearborn Partners, LLC (also known as MDP), a private equity firm based in Chicago. Madison Dearborn Partners is one of the largest and most experienced private equity investment firms in the United States. MDP has raised over $14 billion of capital, and makes new investments through its most recent fund,

Madison Dearborn Capital Partners V, a $6.5 billion investment fund raised in 2006. MDP focuses on management buyout transactions and other private equity investments across a broad spectrum of industries, including basic industries, communications, consumer, financial services, and health care. Over the last decade, MDP has been an active investor in the communications sector, with investments in such companies as Clearnet Communications, MetroPCS, Nextel Partners, Omnipoint Corporation, Telemundo Communications Group and XM Satellite Radio.

Permira

Permira, which includes Permira Advisers LLC and various other entities which act as advisers and consultants to the Permira funds, is a leading international private equity specialist, advising funds of approximately $25 billion. Permira is an independent business with offices in New York, Frankfurt, London, Madrid, Milan, Paris, Stockholm and Tokyo. Since 1985, the Permira funds have completed over 280 private equity transactions. Recent investments in the communications sector include debitel, Inmarsat, Premiere, SBS Broadcasting, Seat PG and TDC.

The Exchange Offer

Notes Offered for Exchange

We are offering up to $575,000,000 in aggregate principal amount of our new 9% Senior Notes due 2016 in exchange for an equal aggregate principal amount of our original 9% Senior Notes due 2016 on a one-for-one basis;

The new notes have substantially the same terms as the original notes you hold, except that the new notes have been registered under the Securities Act of 1933, as amended, referred to as the Securities Act of 1933, and therefore will be freely tradable and will not contain the provisions for an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

The Exchange Offer

We are offering to exchange $1,000 principal amount at maturity of new notes for each $1,000 principal amount at maturity of your original notes. In order to be exchanged, your original notes must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged.

Ability to Resell Notes

We believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

•	the notes issued in the exchange offer are being acquired in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement with any person to participate in the distribution of notes issued to you in the exchange offer;

•	you are not an affiliate of ours; and

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account.

By tendering your original notes as described below, you will be making representations to this effect. See “The Exchange Offer—Representations We Need From You Before You May Participate in the Exchange Offer.”

Those Excluded from the Exchange Offer	You may not participate in the exchange offer if you are:

•	a holder of original notes in any jurisdiction in which the exchange offer is not, or your acceptance will not be, legal under the applicable securities or blue sky laws of that jurisdiction; or

•	a holder of original notes who is an affiliate of ours.

Consequences of Failure to Exchange Your Original Notes

After the exchange offer is complete, you will no longer be entitled to exchange your original notes for registered notes. If you do not exchange your original notes for new notes in the exchange offer, your original notes will continue to have the restrictions on transfer contained in the original notes and in the indenture governing the original notes. In general, your original notes may not be offered or sold unless registered under the Securities Act of 1933, unless there is an exemption from, or unless in a transaction not governed by, the Securities Act of 1933 and applicable state securities laws. We have no current plans to register your original notes under the Securities Act of 1933.

Expiration Date	The exchange offer expires at 5:00 p.m., New York City time, on , 2007, the expiration date, unless we extend the offer. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer has customary conditions that may be waived by us. There is no minimum amount of original notes that must be tendered to complete the exchange offer.

Procedures for Tendering Your Original Notes

If you wish to tender your original notes for exchange in the exchange offer, you or the custodial entity through which you hold your notes must send to Wells Fargo Bank, National Association, the exchange agent, on or before the expiration date of the exchange offer:

•	a properly completed and executed letter of transmittal, which has been provided to you with this prospectus, together with your original notes and any other documentation requested by the letter of transmittal; and

•	for holders who hold their positions through The Depository Trust Company, referred to as DTC:

•	an agent’s message from DTC stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

•	your original notes by timely confirmation of book-entry transfer through DTC; and

•	all other documents required by the letter of transmittal.

Holders who hold their positions through Euroclear and Clearstream, Luxembourg must adhere to the procedures described in “The Exchange Offer—Procedures for Tendering Your Original Notes.”

Special Procedures for Beneficial Owners

If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

Guaranteed Delivery Procedures for Tendering Original Notes

If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach Wells Fargo Bank, National Association before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may tender your original notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

U.S. Tax Considerations

The exchange of original notes for new notes will not constitute a taxable event for U.S. federal income tax purposes. Rather, the notes you receive in the exchange offer will be treated as a continuation of your investment in the original notes. For additional information regarding U.S. federal income tax considerations, you should read the discussion under “Taxation—United States.”

Use of Proceeds	We will not receive any proceeds from the issuance of the notes in the exchange offer. We will pay all expenses incidental to the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent. Its address, telephone number and facsimile number are:

Wells Fargo Bank, N.A.

Corporate Trust Services

608 2nd Avenue South

Northstar East Building—12th Floor

Minneapolis, MN 55402

Telephone: (800) 334-5128

Fax: (612) 667-6282

Please review the information under the heading “The Exchange Offer” for more detailed information concerning the exchange offer.

The Notes

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of the prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Intelsat Corporation.

Securities Offered	$575,000,000 9% Senior Notes.

The terms of the new notes will be identical in all material respects to the terms of the original notes, except that the new notes have been registered and therefore will not contain transfer restrictions and will not contain the provisions for an increase in the interest rate related to defaults in the agreement to carry out this exchange offer.

Maturity	The notes will mature on June 15, 2016.

Interest Rate	The notes will bear interest at a rate of 9% per annum.

Interest Payment Dates	Interest will be paid on the notes on each June 15 and December 15, beginning on December 15, 2006.

Guarantees	PanAmSat Opco’s obligations under the notes will be guaranteed on an unsecured senior basis by each of PanAmSat Opco’s existing and certain of PanAmSat Opco’s future domestic subsidiaries.

Ranking	The notes will be senior unsecured obligations of PanAmSat Opco and will rank:

•	equal in right of payment with the existing and future senior unsecured indebtedness of PanAmSat Opco;

•	effectively junior in right of payment to the existing and future secured indebtedness (to the extent of the value of the security for that indebtedness) of PanAmSat Opco; and

•	structurally junior in right of payment to the existing and future indebtedness of PanAmSat Opco’s existing and future subsidiaries that are not guarantors.

The guarantees of the notes will be the guarantors’ senior unsecured obligations and will rank:

•	equal in right of payment with the existing and future senior unsecured indebtedness of each guarantor;

•	effectively junior in right of payment to the existing and future secured indebtedness (to the extent of the value of the security for that indebtedness) of each guarantor; and

•	structurally junior in right of payment to the existing and future indebtedness of the existing and future subsidiaries of the guarantors that are not guarantors.

As of September 30, 2006, the aggregate amount of PanAmSat Opco’s and the guarantors’ outstanding senior third party indebtedness was approximately $3.5 billion, approximately $2.3 billion of which was secured. As of September 30, 2006, PanAmSat Opco had availability of $195.4 million (net of standby letters of credit of approximately $54.6 million) under its revolving credit facility. The aggregate availability under PanAmSat Opco’s and Intelsat Sub Holdco’s revolving credit facilities is subject to compliance by Intelsat, Ltd. with a secured debt covenant, and as a result such aggregate availability was limited to $404.2 million as of September 30, 2006. None of PanAmSat Opco’s foreign subsidiaries will guarantee the notes offered hereby.

Optional Redemption

PanAmSat Opco may redeem all or a portion of the notes at any time prior to June 15, 2011 at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the “Description of the Notes” section under the heading “Optional Redemption.”

PanAmSat Opco may redeem all or a portion of the notes at any time and from time to time on or after June 15, 2011 at the redemption described in the “Description of the Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest.

Optional Redemption After Equity Offerings

At any time, which may be more than once, before June 15, 2009, PanAmSat Opco may redeem up to 35% of the outstanding notes with the proceeds of certain equity offerings and capital contributions, as long as:

•	PanAmSat Opco pays a redemption price equal to 109.0% of the principal amount of the notes;

•	the applicable notes are redeemed within 90 days of completing such equity offering or of such capital contribution; and

•	at least 65% of the aggregate principal amount of the notes remains outstanding afterwards.

Change of Control Offer

If a change of control occurs, each holder of the notes may require PanAmSat Opco to repurchase all or a portion of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

PanAmSat Opco might not be able to pay you the required price for notes you present to it at the time of a change of control, because:

•	PanAmSat Opco might not have enough funds at that time; or

•	the terms of PanAmSat Opco’s other indebtedness may prevent it from paying.

Asset Sale Proceeds

If PanAmSat Opco or its subsidiaries engage in asset sales or receive certain proceeds from certain events of loss, PanAmSat Opco generally must either invest the net cash proceeds from such sales or events of loss in its business within a specified period of time, prepay senior indebtedness or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued interest.

Certain Indenture Provisions	The indenture governing the notes will contain covenants that, among other things, limit PanAmSat Opco’s and its restricted subsidiaries’ ability to, among other things:

•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;

•	create liens;

•	enter into sale and lease-back transactions;

•	pay dividends or make other equity distributions;

•	repurchase or redeem capital stock;

•	make investments;

•	sell assets or consolidate or merge with or into other companies;

•	create limitations on the ability of its restricted subsidiaries to make dividends or distributions to it; and

•	engage in transactions with affiliates.

These covenants are subject to important exceptions and qualifications, which are described under “Description of the Notes—Certain Covenants.”

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following information is only a summary and should be read in conjunction with the historical “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and the consolidated audited and unaudited financial statements and their notes included elsewhere in this prospectus, as well as the other financial information included in this prospectus.

The summary historical consolidated financial data for PanAmSat Opco as of and for the years ended December 31, 2003, 2004 and 2005 has been derived from the audited consolidated financial statements of PanAmSat Opco. The consolidated statement of operations data and cash flow data for each of the years in the three-year period ended December 31, 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from PanAmSat Opco’s audited consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2003 has been derived from audited consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data and cash flow data for the nine months ended September 30, 2005, the period January 1, 2006 to July 1, 2006, and the period July 1, 2006 to September 30, 2006 and the consolidated balance sheet data as of September 30, 2006 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full year or any future reporting period.

As a result of the consummation of the PanAmSat Acquisition Transactions, the financial results for the nine months ended September 30, 2006 have been separately presented for the “Predecessor Entity” for the period January 1, 2006 through July 1, 2006 and for the “Successor Entity” for the period July 1, 2006 through September 30, 2006. Although the effective date of the PanAmSat Acquisition Transactions was July 3, 2006, due to the immateriality of the results of operations for the period between July 1, 2006 and July 3, 2006, we have accounted for the consummation of the PanAmSat Acquisition Transactions as if they had occurred on July 1, 2006, except for acquisition transaction costs which were recorded within the predecessor period of July 1, 2006.

	Predecessor Entity					Successor Entity
	Year ended December 31,			Nine Months Ended September 30,	Period January 1 to July 1,	Period July 1 to September 30,
	2003	2004	2005	2005 (1)	2006	2006
	(dollars in thousands except where stated)
Consolidated Statement of Operations Data:
Operating leases, satellite services and other	$814,006	$811,124	$847,149	$621,183	$436,864	$200,177
Revenue from affiliates	—	—	—	—	—	51,227
Outright sales and sales-type leases (2)	17,005	15,946	13,854	10,595	5,895	—

Total revenues	831,011	827,070	861,003	631,778	442,759	251,404

Operating Costs and Expenses:
Cost of outright sales and sales-type leases	—	2,224	(4,303)	(4,303)	(1,943)	—
Depreciation and amortization	312,833	294,822	276,925	205,791	138,655	71,866
Direct operating costs (exclusive of depreciation and amortization)	149,696	157,354	143,870	99,811	70,977	44,304
Costs from affiliates	—	—	—	—	—	18,468
Selling, general and administrative expenses	86,081	110,898	74,969	56,777	38,033	25,068
Prior sponsor management fees	—	731	10,444	10,444	—	—
Facilities restructuring and severance costs	4,227	6,192	4,294	—	—	—
Restructuring and transaction costs	—	—	—	3,974	145,186	5,213
Loss on termination of sales-type lease	—	—	2,307	2,307	—	—
(Gain) loss on undesignated interest rate swap	—	—	(6,611)	305	(23,140)	14,328
Gain on insurance claims	—	(9,090)	—	—	—	—
Gain on sale of teleport	—	(11,113)	—	—	—	—
Satellite impairment loss	—	99,946	—	—	—	—
Transaction-related costs	—	155,131	—	—	—	—

Total operating cost and expenses	552,837	807,095	501,895	375,106	367,768	179,247

Income from operations	278,174	19,975	359,108	256,672	74,991	72,157
Interest expense, net	143,632	186,754	261,383	211,875	107,601	70,710
Other income (expense), net	—	—	—	1,524	(2,679)	1,443

Income (loss) before income taxes	134,542	(166,779)	97,725	46,321	(35,289)	2,890
Income tax expense (benefit)	35,010	(91,290)	2,105	7,095	8,007	527

Net income (loss)	$99,532	$(75,489)	$95,620	$39,226	$(43,296)	$2,363

Consolidated Cash Flow Data:
Net cash provided by operating activities	$472,504	$293,274	$413,919	$272,408	$250,389	$62,904
Net cash provided by (used in) investing activities	70,111	574,282	(247,195)	(180,881)	(133,012)	27,812
Net cash used in financing activities	(855,267)	(1,005,968)	(80,432)	(43,933)	(170,292)	(21,552)

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$176,087	$38,607	$125,945	$87,411		$142,736
Satellites and other property and equipment, net	2,306,705	1,955,664	1,949,560	1,984,222		1,834,040
Total assets	5,734,877	4,764,495	4,828,081	4,863,663		7,515,107
Total debt	1,700,000	3,608,000	2,932,000	2,936,100		3,502,037

PanAmSat Opco Other Data (balance sheet data at period end):
Capital expenditures	$103,205	$177,130	$207,845	$142,179	$129,265	$28,858
Number of satellites (at period end)	25	23	23	23		24
EBITDA (3)	$591,007	$314,797	$636,033	$463,987	$210,967	$145,466
Ratio of earnings to fixed charges (4)	1.86x	—	1.33x	1.20x	—	1.01x

(1)	As a result of the PanAmSat Acquisition Transactions, certain prior period amounts have been reclassified to conform with Intelsat Ltd.’s presentation.
(2)	As a result of the PanAmSat Acquisition Transactions, certain of our accounting policies have been changed to conform with Intelsat, Ltd.’s current accounting policies. As a result of the change to conform accounting policies, these outright sales and sales-type leases are now recognized as service contracts. Previously, under an outright sales contract, we sold all rights and title to a transponder to a customer, which in turn paid us the full amount of the sale price in cash at the commencement of the contract. At that time, we recognized the sale amount as revenues and recorded the cost of the transponder to cost of outright sales. Under sales-type leases, we recognized as revenues at the inception of the lease the net present value of the future minimum lease payments, but we continued to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognized as revenues the portion of each periodic lease payment deemed to be attributable to interest income. The principal difference between a sales-type lease and an operating lease is when revenues and related costs are recognized, but not when the cash is received.
(3)	EBITDA consists of net income (loss) before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present our EBITDA to enhance your understanding of our operating performance. We use our EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net income (loss) to EBITDA for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005, the period January 1, 2006 to July 1, 2006 and the period July 1, 2006 to September 30, 2006.

	Predecessor Entity					Successor Entity
	Year Ended December 31,			Nine Months Ended September 30,	Period January 1 to July 1,	Period July 1 to September 30,
	2003	2004	2005	2005	2006	2006
	(dollars in thousands)
Net income (loss)	$99,532	$(75,489)	$95,620	$39,226	$(43,296)	$2,363
Add (Subtract):
Interest expense, net	143,632	186,754	261,383	211,875	107,601	70,710
Income tax expense (benefit)	35,010	(91,290)	2,105	7,095	8,007	527
Depreciation and amortization	312,833	294,822	276,925	205,791	138,655	71,866

EBITDA	$591,007	$314,797	$636,033	$463,987	$210,967	$145,466

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes, less capitalized interest, plus amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest and the portion of operating rental expense that our management believes is representative of the interest component of rent expense. The ratio of earnings to fixed charges is not presented for the year ended December 31, 2004 and the period January 1 to July 1, 2006 as earnings were inadequate to cover fixed charges during those periods by $149.9 million and $35.2 million, respectively. The ratio of earnings to fixed charges excludes the impact of the amendment to the Company’s Amended and Restated Credit Agreement on January 19, 2007.

RISK FACTORS

You should carefully consider the risks described below before deciding to invest in the notes. The risks described below are not the only ones that we may face. Additional risks that are not currently known to us or that we currently consider immaterial may also impair our business, financial condition or results of operations.

Risk Factors Relating to Our Indebtedness and the Notes

If you do not elect to exchange your original notes for new notes, you will hold securities that are not registered and that contain restrictions on transfer.

The original notes that are not tendered and exchanged will remain restricted securities. If the exchange offer is completed, we will not be required to register any remaining original notes, except in the very limited circumstances described in the registration rights agreement for the original notes. That means that if you wish to offer, sell, pledge or otherwise transfer your original notes at some future time, they may be offered, sold, pledged or transferred only if an exemption from registration under the Securities Act of 1933 is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act of 1933. Any remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.

As of September 30, 2006, PanAmSat Opco and its subsidiaries, on a consolidated basis, had outstanding indebtedness of approximately $3.5 billion and PanAmSat Opco had availability of $195.4 million (net of standby letters of credit of approximately $54.6 million) under its revolving credit facility. The aggregate availability under PanAmSat Opco’s and Intelsat Sub Holdco’s revolving credit facilities is subject to compliance by Intelsat, Ltd. with a secured debt covenant, and as a result such aggregate availability was limited to $404.2 million as of September 30, 2006. As of September 30, 2006, Intelsat, Ltd., the direct parent of Intelsat Bermuda and the indirect parent of PanAmSat Holdco, and its subsidiaries, on a consolidated basis, had outstanding indebtedness of approximately $11.3 billion (including indebtedness of PanAmSat Holdco and its subsidiaries and capital leases).

In addition, notwithstanding the fact that PanAmSat Opco will not guarantee or otherwise agree to be liable for the indebtedness of PanAmSat Holdco, no assurance can be given that a court or other tribunal in a bankruptcy or similar proceeding would not seek to “substantively consolidate” the estates of PanAmSat Opco and PanAmSat Holdco. “Substantive consolidation” would effectively merge the assets and liabilities of affiliated entities, such as PanAmSat Holdco and PanAmSat Opco, in bankruptcy so that they will be treated as though held and incurred by one entity. In the event that a bankruptcy court were to reach such a finding, the notes would no longer be “structurally senior” to any indebtedness of PanAmSat Holdco.

Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

•	require us to dedicate a substantial portion of available cash flow to pay principal and interest on debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	limit our ability to engage in strategic transactions or implement our business strategies;

•	limit our ability to borrow additional amounts; and

•	place us at a disadvantage compared to our competitors who have less debt.

Any of the above listed factors could materially and adversely affect our business and results of operations. Furthermore, our interest expense could increase if interest rates rise because the entire amount of debt under PanAmSat Opco’s senior secured credit facilities bears interest at floating rates. If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do on commercially reasonable terms or at all.

We will be able to incur significant additional indebtedness in the future. Although the instruments governing our indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face, including those described above, could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

PanAmSat Opco’s and its subsidiaries’ estimated payment obligations with respect to their indebtedness for the twelve months ended September 30, 2007 are comprised of approximately $39.0 million of principal payments and approximately $289.0 million of interest payments.

PanAmSat Opco’s ability to pay interest on and principal of the notes and our ability to satisfy our other debt obligations will depend principally upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our indebtedness. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including PanAmSat Opco’s senior secured credit facilities and the indentures governing PanAmSat Opco’s existing notes may restrict us from adopting some of these alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations, including PanAmSat Opco’s inability to service the notes or its other debt obligations, or to refinance its obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position, results of operations and cash flows, as well as on PanAmSat Opco’s ability to satisfy its obligations in respect of the notes.

The terms of our indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The credit agreement governing PanAmSat Opco’s senior secured credit facilities and the indentures governing PanAmSat Opco’s existing notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions that may limit our ability to engage in acts that may be in our best long-term interests. PanAmSat Opco’s senior secured credit facilities include a financial covenant that requires it not to exceed a maximum senior secured leverage ratio. In addition, PanAmSat Opco’s senior secured credit facilities limit its ability to make capital expenditures and require that it use the proceeds of certain asset sales that are not reinvested in its business to repay indebtedness under the senior secured credit facilities.

PanAmSat Opco’s senior secured credit facilities also include covenants restricting, among other things, PanAmSat Opco’s ability to:

•	incur or guarantee additional debt or issue preferred stock;

•	pay dividends, or make redemptions and repurchases, with respect to capital stock;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments; and

•	engage in mergers, acquisitions, asset sales and sale and lease-back transactions.

The indentures relating to PanAmSat Opco’s existing notes also contain numerous covenants including, among other things, restrictions on our ability to:

•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;

•	create liens;

•	enter into sale and lease-back transactions;

•	pay dividends or make other equity distributions;

•	repurchase or redeem capital stock;

•	make investments or other restricted payments;

•	sell assets or consolidate or merge with or into other companies;

•	create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and

•	engage in transactions with affiliates.

These covenants are subject to a number of qualifications and exceptions.

The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in PanAmSat Opco’s senior secured credit facilities could result in a default under such facilities. If any such default occurs, the lenders under the senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require PanAmSat Opco to apply all of its available cash to repay these borrowings, any of which would result in an event of default under PanAmSat Opco’s existing notes. Those lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the senior secured credit facilities will have the right to proceed against the collateral granted to them to secure the debt owed to them. If the debt under our senior secured credit facilities were to be accelerated, our assets may not be sufficient to repay such debt in full or to repay PanAmSat Opco’s existing notes and our other existing debt.

The notes and the guarantees of the notes are not secured by the assets of PanAmSat Opco or the guarantors, and the lenders under our senior secured credit facilities will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

The notes and the guarantees of the notes will be PanAmSat’s and the guarantors’ unsecured obligations. In contrast, the guarantors’ obligations under the senior secured credit facilities will be secured by a perfected lien on, and a pledge of, all of the capital stock of many of our direct and indirect material subsidiaries and substantially all of our tangible and intangible assets. The notes will be effectively subordinated to this secured debt to the extent of the value of the collateral securing such debt. In addition, PanAmSat Opco and the guarantors of the notes may incur additional secured debt, and the notes will be effectively subordinated to any such additional secured debt that PanAmSat Opco or such guarantors may incur to the extent of the value of the collateral securing such debt.

Because the notes and the guarantees will be unsecured obligations, the assets that secure our secured debt will be available to pay obligations on the notes only after all such secured debt has been repaid in full. Accordingly, your right of repayment may be compromised if any of the following situations occurs:

•	we enter into bankruptcy, liquidation, reorganization or other winding-up proceedings;

•	there is a default in payment under the senior secured credit facilities or other secured indebtedness; or

•	there is an acceleration of any indebtedness under the senior secured credit facilities or other secured indebtedness.

If any of these events occur, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture for the notes at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes.

You should not expect Intelsat, Ltd. or Intelsat Bermuda to participate in making any payments in respect of the notes. You should not expect PanAmSat Holdco to participate in making any payments in respect of the notes.

Neither Intelsat, Ltd. nor Intelsat Bermuda will be an obligor on the notes. You should not assign any value to the fact that Intelsat Bermuda is the indirect parent of PanAmSat Holdco and PanAmSat Opco. The covenants in the indenture governing the notes will not apply to Intelsat Bermuda or any direct or indirect parent of Intelsat Bermuda, including Intelsat, Ltd. and Intelsat Holdings, Ltd. Currently, Intelsat, Ltd. and Intelsat Bermuda and their existing subsidiaries have a substantial amount of indebtedness outstanding. As part of the Transactions, Intelsat Bermuda incurred substantial additional debt, the aggregate principal amount of which was approximately $2.9 billion. Additionally, Intelsat, Ltd. and Intelsat Bermuda may be able to incur significant additional indebtedness in the future, and the indenture governing the notes does not prohibit them from doing so.

PanAmSat Holdco will not be an obligor on the notes. You should not assign any value to the fact that PanAmSat Holdco owns all the shares of PanAmSat Opco and is the direct parent of PanAmSat Opco. The covenants in the indenture governing the notes will not apply to PanAmSat Holdco. As part of the Transactions, PanAmSat Opco incurred substantial additional debt, the aggregate principal amount of which was approximately $575.0 million. Additionally, PanAmSat Holdco and PanAmSat Opco may be able to incur significant additional indebtedness in the future, and the indenture governing the notes does not prohibit PanAmSat Holdco from doing so.

The issuer may not be able to repurchase the notes upon a change of control.

The indenture for the notes requires PanAmSat Opco to offer to repurchase some or all of the notes when certain change of control events occur. If PanAmSat Opco experiences a change of control, you will have the right to require PanAmSat Opco to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any.

Any future credit agreement or other agreements relating to senior indebtedness to which PanAmSat Opco becomes a party may contain similar provisions. If PanAmSat Opco experiences a change of control that triggers a default under the senior secured credit facilities, PanAmSat Opco could seek a waiver of such default or seek to refinance the senior secured credit facilities. In the event that PanAmSat Opco does not obtain such a waiver or refinance the senior secured credit facilities, such default could result in amounts outstanding under the senior secured credit facilities being declared due and payable. In the event that PanAmSat Opco experiences a change of control that results in it having to repurchase the notes, PanAmSat Opco may not have sufficient financial resources to satisfy all of its obligations under the senior secured credit facilities and its notes and PanAmSat Opco may not be able to distribute amounts to PanAmSat Holdco because of restrictions in its debt instruments. In addition, the change of control covenant in the indenture governing the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of the Notes—Change of Control.”

Not all of PanAmSat Opco’s subsidiaries will guarantee the notes, and the assets of PanAmSat Opco’s non-guarantor subsidiaries may not be available to make payments on the notes.

Not all of PanAmSat Opco’s subsidiaries will be required to guarantee the notes. In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to PanAmSat Opco. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of PanAmSat Opco’s non-guarantor subsidiaries, including trade payables, and any claims of third-party holders of preferred equity interests, if any, in PanAmSat Opco’s non-guarantor subsidiaries.

U.S. federal and state statutes allow courts, under specific circumstances, to void the notes and the related guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received from the PanAmSat Opco or the guarantors.

Certain of PanAmSat Opco’s subsidiaries will guarantee the obligations under the notes. PanAmSat Opco’s issuance of the notes and the issuance of the guarantees by the subsidiary guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce the notes or a subsidiary guarantor’s guarantee, or may subordinate the notes or such guarantee to our or the applicable subsidiary guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the notes were issued or when the applicable subsidiary guarantor entered into its guarantee, or, in some states, when payments became due under the notes or such guarantee, the issuer or the applicable subsidiary guarantor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that PanAmSat Opco or a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if PanAmSat Opco or such subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, PanAmSat Opco or a subsidiary guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court might also void the notes or a guarantee, without regard to the above factors, if the court found that the notes were issued or the applicable subsidiary guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. In addition, any payment by PanAmSat Opco or a subsidiary guarantor pursuant to the notes or its guarantee could be voided and required to be returned to PanAmSat Opco or such subsidiary guarantor or to a fund for the benefit of PanAmSat Opco’s or such guarantor’s creditors, and accordingly the court might direct a holder of the notes to repay any amounts that such holder had already received from PanAmSat Opco or such subsidiary guarantor.

To the extent a court voids the notes or any of the guarantees as fraudulent transfers or holds the notes or any of the guarantees unenforceable for any other reason, holders of the notes would cease to have any direct claim against PanAmSat Opco or the applicable subsidiary guarantor. If a court were to take this action, PanAmsat Opco’s or the applicable guarantor’s assets would be applied first to satisfy PanAmSat Opco’s or the applicable guarantor’s liabilities, if any, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

There has not been, and may not be, a public market for the notes.

The notes will be new issues of securities for which there is currently no market. We cannot guarantee the future development of a market for the notes or the ability of holders to sell, or the price at which holders may be able to sell, their notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. The initial purchasers have informed us that, subject to applicable laws and regulations, they currently intend to make a market in the notes. However, the initial purchasers are not obligated to do so, and any market making by them may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the notes or, if a market develops, whether it will continue.

We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq.

Risk Factors Relating to Our Business

We are subject to significant competition both within the FSS sector and from other providers of communications capacity, such as fiber optic cable capacity. Competition from other telecommunications providers could have a material adverse effect on our business and could prevent us from implementing our business strategy and expanding our operations as planned.

We face significant competition in the FSS industry in different regions around the world. We compete against other satellite operators and against suppliers of ground-based communications capacity. The increasing availability of satellite capacity and capacity from other forms of communications technology has created an excess supply of telecommunications capacity in certain regions. Competition in the FSS industry lowers prices, which can reduce our operating margins and the cash available to fund our operations, service our debt obligations and pay dividends. In addition, there has been a trend toward consolidation of major FSS providers as customers increasingly demand more robust distribution platforms with network redundancies and worldwide reach, and we expect to face increased competition as a result of this trend. Our direct competitors are likely to continue developing and launching satellites with greater power and more transponders, which may create satellite capacity at lower costs. In order to compete effectively, we may have to invest in similar technology.

In addition, we believe that there are many companies that are seeking ways to improve the ability of existing land-based infrastructure, such as fiber optic cable, to transmit signals. Any significant improvement or increase in the amount of land-based capacity, particularly with respect to the existing fiber optic cable infrastructure and point-to-point applications, may cause our video services customers to shift their transmissions to land-based capacity or make it more difficult for us to obtain new customers. If fiber optic cable networks or other ground-based high-capacity transmission systems are available to service a particular point, that capacity, when available, is generally less expensive than satellite capacity. As land-based telecommunications services expand, demand for some satellite-based services may be reduced.

Failure to compete effectively with other FSS operators and to adapt to new competition and new technologies or failure to implement our business strategy while maintaining our existing business would result in a loss of revenue and a decline in profitability, a decrease in the value of our business and a downgrade of our credit ratings, which would restrict our access to the capital markets.

The market for fixed satellite services may not grow or may shrink and therefore we may not be able to attract new customers, retain our existing customers or implement our strategies to grow our business. In addition, pricing pressures may have an adverse impact on FSS sector revenues.

The FSS sector, as a whole, is currently expected to experience moderate growth over the next few years. However, the market for fixed satellite services may not grow or may shrink. Competing technologies, such as fiber optic cable, are continuing to adversely affect the point-to-point segment of the FSS sector. In the point-to-multipoint segment, the global economic downturn, the transition of video traffic from analog to digital and continuing improvements in compression technology have negatively impacted demand for certain fixed satellite services. Developments that we expect to support the growth of the satellite services industry, such as continued growth in data traffic and the proliferation of HDTV and niche programming, may fail to materialize or may not occur in the manner or to the extent we anticipate. Any of these industry dynamics could negatively affect our operations and financial condition.

Because the market for fixed satellite services may not grow or may shrink, we may not be able to attract customers for the managed solutions that we are providing as part of our strategy to sustain our business. Reduced growth in the FSS sector may also adversely affect our ability to retain our existing customers. A shrinking market could reduce the number and value of our customer contracts and would have a material adverse effect on our business and results of operations. In addition, there could be a substantial negative impact on our credit ratings and our ability to access the capital markets.

Pricing trends in recent years have negatively impacted our revenue. In particular, pricing pressure for services in the Asian and Latin American markets due to overcapacity and regional economic downturns has negatively impacted FSS operators’ revenue in these markets. Pricing may not stabilize in the Asian and Latin American markets, which may impact overall revenues for the FSS sector.

Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance.

As of September 30, 2006, we had in effect launch and in orbit insurance policies covering four satellites, which had an aggregate net book value of $437.9 million. As of September 30, 2006, we had 20 uninsured satellites in orbit that had a net book value in the aggregate of $887.7 million.

Of the insured satellites, as of September 30, 2006, one was covered by an insurance policy with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure, or Significant Exclusion Policies, and some of the insured satellites are covered by policies with deductibles related to specific components identified by the insurers as the most likely to fail or by a policy with a lower coverage amount than the carrying value of its insurable costs. The exclusions reduce the probability of an insurance recovery in the event of a loss on this satellite. Galaxy 13/Horizons 1, which was placed in service in January 2004 by PanAmSat Opco and is insured by a policy with an exclusion for Xenon-Ion Propulsion Systems (“XIPS”) related anomalies, continues to have XIPS available as its primary propulsion system. It also has a bi-propellant system, currently in use, with available backup bi-propellant of approximately 10.3 years as of September 30, 2006. Any claims under existing policies are subject to settlement with the insurers. We do not generally obtain insurance to cover the risk of revenues lost as a result of satellite anomalies, and therefore if insurance were to cover a loss relating to a launch or in-orbit failure, we would not be adequately compensated for lost revenues attributable to that loss.

At September 30, 2006, the uninsured satellites and the satellite insured by a Significant Exclusion Policy had a total net book value and other insurable costs of approximately $951.8 million. Of this amount, $64.1 million related to the satellite insured by a Significant Exclusion Policy.

As our insurance policies expire, we may elect to reduce or eliminate insurance coverage relating to certain of our satellites to the extent permitted by our debt agreements if, in our view, exclusions make such policies ineffective or the costs of coverage make such insurance impractical and if we believe that we can more reasonably protect our business through the use of in-orbit spare satellites, backup transponders and self-insurance. A partial or complete failure of a revenue-producing satellite, whether insured or not, could require additional, unplanned capital expenditures, an acceleration of planned capital expenditures, interruptions in service, a reduction in revenue backlog and lost revenue and could have a material adverse effect on our business, financial condition and results of operations.

We maintain third-party liability insurance. This insurance, however, may not be adequate or available to cover all third-party liability damages that may be caused by any of our satellites, and we may not in the future be able to renew our third-party liability coverage on reasonable terms and conditions, if at all.

We have several large customers and the loss of, or default by, any one of them could materially reduce our revenue and materially adversely affect our business.

We rely on a limited number of customers to provide a substantial portion of our revenues and revenue backlog. For the nine months ended September 30, 2006 and the year ended December 31, 2005, our ten largest customers and their affiliates represented approximately 43% and 38%, respectively, of our revenue. The loss of, or default by, any of these customers could significantly affect our revenue and operating margins.

Some customers have in the past defaulted and, although we monitor our larger customers’ financial performance and seek deposits, guarantees and other methods of protection against default where possible, our customers may in the future default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Defaults by any of our larger customers or by a group of smaller customers who, collectively, represent a significant portion of our revenues could adversely affect our revenues, operating margins and cash flows. If our revenue backlog is reduced due to the financial difficulties of our customers, our revenue and operating margins would be further negatively impacted.

Our business is capital intensive, and we may not be able to raise adequate capital to finance our business strategies, or we may be able to do so only on terms that significantly restrict our ability to operate our business.

Implementation of our business strategy requires a substantial outlay of capital. As we pursue our business strategies and seek to respond to opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures and there can be no assurance that we will be able to satisfy our capital requirements in the future. We expect that the majority of our liquidity requirements in 2007 will be satisfied by cash on hand and cash generated from our operations. However, if we determine we need to obtain additional funds through external financing and are unable to do so, we may be prevented from fully implementing our business strategy.

The availability and cost to us of external financing depend on a number of factors, including our credit rating and financial performance and general market conditions. Both our credit rating, which was downgraded by Moody’s Investors Service, Inc. and by Standard & Poor’s Ratings Group in June 2006, and our ability to obtain financing generally may be influenced by the supply and demand characteristics of the telecommunications sector in general and of the FSS sector in particular. Declines in our expected future revenue under contracts with customers and challenging business conditions faced by our customers are among the other factors that may adversely affect our credit. Other factors that could impact our credit rating include the amount of debt in our current capital structure, activities associated with our strategic initiatives, our expected future cash flows and the capital expenditures required to execute our business strategy. The overall impact on our financial condition of any transaction that we pursue may be negative or may be negatively perceived by the financial markets and ratings agencies and may result in adverse rating agency actions with respect to our credit rating. A credit rating downgrade or deterioration in our financial performance could limit our ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available.

Our indentures and the agreements related to our senior secured credit facilities impose restrictions on us that may limit our flexibility in conducting our business and implementing our strategies. For example, our senior secured credit facilities contain financial and operating covenants that, among other things, require us to not exceed a maximum senior secured leverage ratio and limit our ability to pledge our assets as security for additional borrowings. These restrictions will likely make it more difficult for us to obtain further external financing if we require it and could significantly restrict our ability to operate our business.

We are subject to political, economic and other risks due to the international nature of our operations.

A significant portion of our business is conducted outside of the United States and consequently a significant portion of our revenues for the years ended December 31, 2003, 2004 and 2005 and for the nine months ended September 30, 2006 were generated from customers outside of the United States. We provide communications services in over 100 countries and territories. Accordingly, we may be subject to greater risks than other satellite operators as a result of the international nature of our business operations. We could be harmed financially and operationally by tariffs, taxes and other trade barriers that may be imposed on our services, or by political and economic instability in the countries in which we provide service. If we ever need to pursue legal remedies against our customers or our business partners located outside of the United States, it may be difficult for us to enforce our rights against them.

Almost all of our customers are required to pay for our services in U.S. dollars. Fluctuations in the value of non-U.S. currencies may make payment in U.S. dollars more expensive for our non-U.S. customers. In addition, our non-U.S. customers may have difficulty obtaining U.S. currency and/or remitting payment due to currency exchange controls.

Our Investors control us and may have conflicts of interest with you in the future.

Intelsat Bermuda indirectly owns 100% of the equity interests of PanAmSat Holdco, which owns 100% of the equity interests of PanAmSat Opco. The Investors, together with certain members of our management, currently beneficially own nearly 100% of Intelsat Holdings, which is the direct parent of Intelsat, Ltd. and the indirect parent of Intelsat Bermuda. The Investors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders. For example, the Investors could cause us to make acquisitions that increase the amount of our indebtedness. Additionally, the Investors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Investors may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as the Investors continue to own a significant amount of the equity of Intelsat Holdings, they will continue to be able to strongly influence or effectively control our decisions.

Compliance with the Sarbanes-Oxley Act is likely to increase our operating expenses. If we fail to comply with the Sarbanes-Oxley Act, our business could be materially adversely affected.

The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, have required, and will require, changes to some of our corporate governance practices. These changes include developing financial and disclosure processes that satisfy Section 404 of the Sarbanes-Oxley Act. We expect that these new rules and regulations will increase our legal and financial compliance costs and will make some activities more difficult, time consuming and costly. We also expect that these new rules and regulations could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and to attract and retain qualified executive officers. If we are unable to comply with the Sarbanes-Oxley Act and related rules and regulations, our business could be materially adversely affected.

Risks Relating to Our Industry

We may experience in-orbit satellite failures or degradations in performance that could impair the commercial performance of our satellites, which could lead to lost revenue, an increase in our cash operating expenses, lower operating income or lost revenue backlog.

Satellites utilize highly complex technology and operate in the harsh environment of space and, accordingly, are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of:

•	the satellite manufacturer’s error, whether due to the use of new and largely unproven technology or simply due to a manufacturing defect;

•	problems with the power systems of the satellites, including:

•	circuit failures or other array degradation causing reductions in the power output of the solar arrays on the satellites, which could require us to forego the use of some transponders initially and to turn off additional transponders in later years; and/or

•	failure of the cells within the batteries, whose sole purpose is to power the payload and spacecraft operations during the daily eclipse periods which occur for brief periods of time during two 40-day periods around March 21 and September 21 of each year;

•	problems with the control systems of the satellites, including:

•	failure of the primary and/or backup spacecraft control processor, or SCP;

•	failure of the XIPS used on certain Boeing satellites, which is an electronic propulsion system that maintains the spacecraft’s proper in-orbit position; and

•	general failures resulting from operating satellites in the harsh space environment.

We have experienced anomalies in each of the categories described above. Although we work closely with the satellite manufacturers to determine and eliminate the cause of these anomalies in new satellites and provide for on-satellite backups for certain critical components to minimize or eliminate service disruptions in the event of failure, we may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components. We could experience equipment or subsystem failures due to design, manufacturing or assembly errors that were not discovered before launch, premature component failure or wear out, and/or the harsh environment of space. These anomalies can manifest themselves in scale from minor reductions of equipment redundancy to marginal reductions in capacity to complete satellite failure. Some of our satellites have experienced significant anomalies in the past and some have components that are now known to be susceptible to similar significant anomalies. Each of these are discussed in “Business—Our Satellite Network and Terrestrial Fiber Optic Network-In-Orbit Satellites.” An on-satellite backup may not be available upon the occurrence of such an anomaly. In particular, we may experience additional anomalies relating to the failure of the SCP in certain of our Boeing model 601, or BSS 601, satellites (not including our BSS 601 HP satellites), various anomalies associated with XIPS in our BSS 601 HP satellites or a progressive degradation of the solar arrays in certain of our Boeing model 702, or BSS 702, satellites.

Three BSS 601 satellites that we operated in the past, as well as BSS 601 satellites operated by others, have experienced a failure of the primary and backup SCPs. On January 15, 2006, our Galaxy 3R satellite, operating in an inclined orbit at 74 degrees WL, experienced an anomaly of its back-up SCP and was taken out of service. This satellite had $0 net book value as of December 31, 2005 and this event is not expected to have a material impact on our future operations or financial results. One of the BSS 601 satellites that we currently operate has experienced a failure of the primary SCP.

Certain of the BSS 601 HP satellites have experienced various problems associated with their XIPS. We operate seven satellites of this type. Three of our currently operated BSS 601 HP satellites have experienced failures of both XIPS. We may in the future experience similar problems associated with XIPS or other propulsion systems on our satellites. In 2004, based on a review of available data, we reduced our estimate of the service life of one of our BSS 601 HP satellites, IS-9 and as a result, we accelerated depreciation expense related to this satellite.

Two of the three BSS 702 satellites that we operate, as well as BSS 702s of a similar design operated by others, have experienced a progressive degradation of their solar arrays causing a reduction in output power. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. The power reduction may require us to permanently turn off certain transponders on the affected satellites to allow for the continued operation of other transponders, which could result in a loss of revenues, or may result in a reduction of the satellite’s service life. Due to this continued degradation, based on a review of available data, in 2004 we reduced our estimate of the service lives of both satellites.

Any single anomaly or series of anomalies could materially and adversely affect our operations, our revenues, our relationship with our current customers and our ability to attract new customers for our satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly and the availability of on-satellite backups. Anomalies and our estimate of their future effect may also cause a reduction of the expected service life of a satellite and revenue backlog. Anomalies may also cause a reduction of the revenues generated by that satellite or the recognition of an impairment loss. Finally, the occurrence of anomalies may adversely affect our ability to insure our satellites at commercially reasonable premiums, if at all. While some anomalies are covered by insurance policies, others are not or may not be covered. See “—Risk Factors Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance”.

We may experience a launch failure or other satellite damage or destruction during launch, which could result in a total or partial satellite loss. A new satellite could also fail to achieve its designated orbital location after launch. Any such loss of a satellite could negatively impact our business plans and could reduce our revenue.

Satellites are subject to certain risks related to failed launches. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take 24 months or longer, and to obtain other launch opportunities. Such significant delays could materially and adversely affect our operations and our revenues. In addition, significant delays could give customers who have purchased or reserved capacity on that satellite a right to terminate their service contracts relating to the satellite. We may not be able to accommodate affected customers on other satellites until a replacement satellite is available. A customer’s termination of its service contracts with us as a result of a launch failure would reduce our revenue backlog. Delay caused by launch failures may also preclude us from pursuing new business opportunities and undermine our ability to implement our business strategy.

Launch vehicles may also under-perform, in which case the satellite may still be placed into service by using its onboard propulsion systems to reach the desired orbital location, resulting in a reduction in its service life. In addition, although we have had launch insurance on all of our launches to date, if we were not able to obtain launch insurance on reasonable terms and a launch failure were to occur, we would directly suffer the loss of the cost of the satellite and related costs, which could be as much as $250.0 million.

Of the 41 satellites launched by us or our predecessors since 1983, three have resulted in launch failures. In addition, certain launch vehicles that we have used or are scheduled to use have experienced launch failures in the past. Launch failure rates vary according to the launch vehicle used.

New or proposed satellites are subject to construction and launch delays, the occurrence of which can materially and adversely affect our operations.

The construction and launch of satellites are subject to certain delays. Such delays can result from the delays in the construction of satellites and launch vehicles, the periodic unavailability of reliable launch opportunities, possible delays in obtaining regulatory approvals and launch failures. We have in the past experienced delays in satellite construction and launch which have adversely affected our operations. Future delays may have the same effect. A significant delay in the future delivery of any satellite may also adversely affect our marketing plan for the satellite. If satellite construction schedules are not met, a launch opportunity may not be available at the time a satellite is ready to be launched. Further, any significant delay in the commencement of service of any of our satellites could enable customers who pre-purchased or agreed to lease transponder capacity on the satellite to terminate their contracts and could affect our plans to replace an in-orbit satellite prior to the end of its service life. The failure to implement our satellite deployment plan on schedule could have a material adverse effect on our financial condition and results of operations. Delays in the launch of a satellite intended to replace an existing satellite that results in the existing satellite reaching its end of life before being replaced could result in loss of business to the extent an in-orbit backup is not available.

We have plans to launch three satellites during 2007 that will replace satellites currently in service, and the satellite which will be owned by the Horizons-2 joint venture is planned to be launched in the fourth quarter of 2008. We have also recently placed an order for a fourth satellite, which we expect to construct and launch in 2009. Any delay in the launch of any of these satellites would cause commencement of service to occur later than the end of the life of the satellite it is replacing, which could result in a loss of revenues and revenue backlog.

Risk Factors Relating to Regulation

We are subject to regulatory and licensing requirements in each of the countries in which we provide services, and our business is sensitive to regulatory changes in those countries.

The telecommunications industry is highly regulated, and, in connection with providing satellite capacity, ground network uplinks, downlinks and other value-added services to our customers, we need to maintain regulatory approvals, and from time to time obtain new regulatory approvals, from various countries. Obtaining and maintaining these approvals can involve significant time and expense. If we cannot obtain or are delayed in obtaining the required regulatory approvals, we may not be able to provide these services to our customers or expand into new services. In addition, the laws and regulations to which we are subject could change at any time, thus making it more difficult for us to obtain new regulatory approvals or causing our existing approvals to be revoked. Because the regulatory schemes vary by country, we may also be subject to regulations of which we are not presently aware and could be subject to sanctions by a foreign government that could materially and adversely affect our operations in that country. If we cannot comply with the laws and regulations that apply to us, we could lose our revenue from services provided to the countries and territories covered by these laws and regulations and be subject to criminal or civil sanctions.

If we do not maintain regulatory authorizations for our existing satellites or obtain authorizations for our future satellites, we will not be able to operate our existing satellites or expand our operations.

Our operation of existing satellites is authorized and regulated by the FCC, the U.K. Office of Communications, referred to as Ofcom, and the telecommunications ministry of Japan. If we do not maintain authorizations for our existing satellites, we would not be able to operate the satellites covered by those authorizations, unless we obtained authorization from another licensing jurisdiction. Loss of a satellite authorization could cause us to lose the revenue from services provided by that satellite at a particular orbital location to the extent these services cannot be provided by satellites at other orbital locations.

Our launch and operation of planned satellites requires additional regulatory authorizations from the FCC or a non-U.S. licensing jurisdiction, some of which we have already obtained. If we do not obtain any required authorizations in the future, we would not be able to operate our planned satellites. If we obtain a required authorization but we do not meet milestones regarding the construction, launch and operation of a satellite by deadlines that may be established in the authorization, we could lose our authorization to operate a satellite using certain frequencies in an orbital location. Any authorizations we obtain may also impose operational restrictions or permit interference that could affect our use of planned satellites.

If we do not occupy unused orbital locations by specified deadlines, or do not maintain satellites in orbital locations we currently use, those orbital locations may become available for other satellite operators to use.

Our in-orbit satellites do not currently occupy all of the orbital locations for which we have obtained regulatory authorizations. If we are unable to place satellites into currently unused orbital locations by specified deadlines and in a manner that satisfies the International Telecommunication Union, referred to as the ITU, or national regulatory requirements, or if we are unable to maintain satellites at the orbital locations that we currently use, we may lose our rights to use these orbital locations and the locations could become available for other satellite operators to use. We cannot operate our satellites without a sufficient number of suitable orbital locations in which to place the satellites. The loss of one or more of our orbital locations could negatively affect our plans and our ability to implement our business strategy.

Coordination results may adversely affect our ability to use a satellite at a given orbital location for our proposed service or coverage area.

We are required to register our satellites at the ITU and to coordinate our use of satellites at particular orbital locations in order to avoid interference to or from other satellites. The results of coordination may adversely affect our use of satellites at particular orbital locations. If we are unable to coordinate our satellites by specified deadlines, we may not be able to use a satellite at a given orbital location for our proposed service or coverage area. The use of our satellites may also be temporarily or permanently adversely affected if the operation of adjacent satellite networks does not conform to coordination agreements in a way that the acceptable interference levels are exceeded (e.g. due to operational errors associated with the transmissions to adjacent satellite networks).

Our failure to maintain or obtain authorizations under the U.S. export control and trade sanctions laws and regulations could have a material adverse effect on our business.

The export of satellites and technical information related to satellites, earth station equipment and provision of services to certain countries are subject to State Department, Commerce Department and Treasury Department regulations. If we do not maintain our existing authorizations or obtain necessary future authorizations under the export control laws and regulations of the United States, we may be unable to export technical information or equipment to non-U.S. persons and companies, including to our own non-US employees, as required to fulfill existing contracts. If we do not maintain our existing authorizations or obtain necessary future authorizations under the trade sanctions laws and regulations of the United States, we may not be able to provide satellite capacity and related administrative services to certain countries subject to U.S. sanctions. In addition, because we conduct management activities from Bermuda, our U.S. suppliers must comply with U.S. export control laws and regulations in connection with their export of satellites and related equipment and technical information to us. Our ability to acquire new satellites, launch new satellites or operate our satellites could also be negatively affected if our suppliers do not obtain required U.S. export authorizations.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements, including, without limitation, statements containing the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and service development efforts. When used in this offering memorandum, the words “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “Market Risks” and elsewhere in this prospectus.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•	risks associated with operating our in-orbit satellites;

•	satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance;

•	our ability to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all;

•	possible future losses on satellites that are not adequately covered by insurance;

•	domestic and international government regulation;

•	changes in our revenue backlog or expected revenue backlog for future services;

•	pricing pressure and overcapacity in the markets in which we compete;

•	inadequate access to capital markets;

•	competition;

•	customer defaults on their obligations owed to us;

•	our international operations and other uncertainties associated with doing business internationally;

•	litigation; and

•	other risks detailed from time to time in our reports filed with the SEC, including our report on Form 10-Q for the quarter ended June 30, 2006.

In connection with Intelsat (Bermuda), Ltd.’s acquisition of PanAmSat Holdco as described in this prospectus under “The Transactions—The PanAmSat Acquisition Transactions,” factors that may cause results or developments to differ materially from the forward-looking statements made in this prospectus include, but are not limited to:

•	our substantial level of indebtedness following consummation of the PanAmSat Acquisition Transactions;

•	certain covenants in our debt agreements following consummation of the PanAmSat Acquisition Transactions;

•	the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on our indebtedness;

•	a change in the health of, or a catastrophic loss during the in-orbit operations of, one or more of our existing satellites or the satellites of Intelsat Bermuda;

•	the failure to successfully integrate or to obtain expected synergies in connection with our acquisition by Intelsat Bermuda on the expected timetable or at all; and

•	the failure to achieve the strategic objectives envisioned for Intelsat Bermuda’s acquisition of PanAmSat Holdco.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The forward-looking statements made in this prospectus reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in “Risk Factors,” the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements in this prospectus and to view all forward-looking statements made in this prospectus with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the notes in this exchange offer. We will pay all expenses in connection with the exchange offer.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2006. The information in this table should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements included elsewhere in this prospectus.

As of September 30, 2006
(dollars in millions)
Cash and cash equivalents:	$142.7

Long-term debt, including current portion:
PanAmSat Opco:
Senior Notes due 2016	$575.0
Senior secured credit facilities (1)	1,991.0
Senior Notes due 2012	1.2
Senior Notes due 2008 (2)	150.0
Senior Notes due 2028 (2)	125.0
Senior Notes due 2014 (2)	656.3
Capital lease obligations	0.4

Total debt of PanAmSat Opco	3,498.9
Total stockholder’s equity	2,951.4

Total capitalization	$6,450.3

(1)	Consists of a six-year $355.9 million Term Loan A-3 Facility, a seven and one-half year $1,635.1 million Term Loan B-2 Facility and a $250.0 million six-year revolving credit facility (with $355.9 million, $1,635.1 million and $0, respectively, outstanding as of September 30, 2006).
(2)	Certain of our senior notes were issued at discounts or premiums from their face value. The actual amounts shown do not reflect the aggregate unamortized discount of $13.8 million or premium accretion of $16.9 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and their notes included elsewhere in this prospectus. The consolidated statement of operations data for each of the years in the five-year period ended December 31, 2005 and the consolidated balance sheet data as of December 31, 2001, 2002, 2003, 2004 and 2005 have been derived from consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm. The consolidated statement of operations data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from consolidated financial statements that are not included in this prospectus.

The consolidated statement of operations data and cash flow data for the nine months ended September 30, 2005, the period January 1, 2006 to July 1, 2006, and the period July 1, 2006 to September 30, 2006 and the consolidated balance sheet data as of September 30, 2006 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full year or any future reporting period.

As a result of the consummation of the PanAmSat Acquisition Transactions, the financial results for the nine months ended September 30, 2006 have been separately presented for the “Predecessor Entity” for the period January 1, 2006 through July 1, 2006 and for the “Successor Entity” for the period July 1, 2006 through September 30, 2006. Although the effective date of the PanAmSat Acquisition Transactions was July 3, 2006, due to the immateriality of the results of operations for the period between July 1, 2006 and July 3, 2006, we have accounted for the consummation of the PanAmSat Acquisition Transactions as if they had occurred on July 1, 2006.

	Predecessor Entity							Successor Entity
	Year ended December 31,					Nine Months Ended September 30,	Period January 1 to July 1,	Period July 1 to September 30,
	2001	2002	2003	2004	2005	2005 (1)	2006	2006
	(in thousands)
Consolidated Statement of Operations Data:
Operating leases, satellite services and other	$802,194	$792,691	$814,006	$811,124	$847,149	$621,183	$436,864	$200,177
Revenue from affiliates	—	—	—	—	—	—	—	51,227
Outright sales and sales-type leases (2)	67,881	19,599	17,005	15,946	13,854	10,595	5,895	—

Total revenues	870,075	812,290	831,011	827,070	861,003	631,778	442,759	251,404

Operating Costs and Expenses:
Cost of outright sales and sales-type leases	12,766	—	—	2,224	(4,303)	(4,303)	(1,943)	—
Depreciation and amortization	414,744	335,717	312,833	294,822	276,925	205,791	138,655	71,866
Direct operating costs (exclusive of depreciation and amortization)	147,401	126,387	149,696	157,354	143,870	99,811	70,977	44,304
Costs from affiliates	—	—	—	—	—	—	—	18,468
Selling, general and administrative expenses	121,622	101,983	86,081	110,898	74,969	56,777	38,033	25,068
Prior sponsor management fees	—	—	—	731	10,444	10,444	—	—
Facilities restructuring and severance costs	8,223	13,708	4,227	6,192	4,294	—	—	—
Restructuring and transaction costs	—	—	—	—	—	3,974	145,186	5,213
Loss on termination of sales-type lease	—	18,690	—	—	2,307	2,307	—	—
(Gain) loss on undesignated interest rate swap	—	—	—	—	(6,611)	305	(23,140)	14,328
Gain on insurance claims	—	(40,063)	—	(9,090)	—	—	—	—
Gain on sale of teleport	—	—	—	(11,113)	—	—	—	—
Satellite impairment loss	—	—	—	99,946	—	—	—	—
Transaction-related costs	—	—	—	155,131	—	—	—	—

Total operating cost and expenses	704,756	556,422	552,837	807,095	501,895	375,106	367,768	179,247

Income from operations	165,319	255,868	278,174	19,975	359,108	256,672	74,991	72,157
Interest expense, net (3)	111,153	142,470	143,632	186,754	261,383	211,875	107,601	70,710
Other income (expense), net	—	—	—	—	—	1,524	(2,679)	1,443

Income (loss) before income taxes	54,166	113,398	134,542	(166,779)	97,725	46,321	(35,289)	2,890
Income tax expense (benefit)	23,562	28,350	35,010	(91,290)	2,105	7,095	8,007	527

Net income (loss)	$30,604	$85,048	$99,532	$(75,489)	$95,620	$39,226	$(43,296)	$2,363

Consolidated Cash Flow Data:
Net cash provided by operating activities	$505,957	$520,466	$472,504	$293,274	$413,919	$272,408	$250,389	$62,904
Net cash provided by (used in) investing activities	(218,889)	(458,948)	70,111	574,282	(247,195)	(180,881)	(133,012)	27,812
Net cash provided by (used in) financing activities	9,853	1,420	(855,267)	(1,005,968)	(80,432)	(43,933)	(170,292)	(21,552)

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$426,266	$488,365	$176,087	$38,607	$125,945	$87,411		$142,736
Satellites and other property and equipment, net	3,152,082	2,865,279	2,306,705	1,955,664	1,949,560	1,984,222		1,834,040
Total assets	6,296,810	6,487,738	5,734,877	4,764,495	4,828,081	4,863,663		7,515,107
Total debt (4)	2,521,542	2,550,000	1,700,000	3,608,000	2,932,000	2,936,100		3,502,037

	Predecessor Entity							Successor Entity
	Year ended December 31,					Nine Months Ended September 30,	Period January 1 to July 1,	Period July 1 to September 30,
	2001	2002	2003	2004	2005	2005 (1)	2006	2006
	(in thousands)
PanAmSat Opco Other Data (balance sheet data at period end):
Capital expenditures	$336,256	$295,532	$103,205	$177,130	$207,845	$142,179	$129,265	$28,858
Number of satellites (at period end)	21	21	25	23	23	23	—	24
EBITDA (5)(6)	$580,063	$591,585	$591,007	$314,797	$636,033	$463,987	$210,967	$145,466
Ratio of earnings to fixed charges (7)	1.43x	1.62x	1.86x	—	1.33x	1.20x	—	1.01x

(1)	As a result of the PanAmSat Acquisition Transactions, certain prior period amounts have been reclassified to conform with Intelsat Ltd.’s presentation.
(2)	As a result of the PanAmSat Acquisition Transactions, certain of our accounting policies have been changed to conform with Intelsat, Ltd.’s current accounting policies and these outright sales and sales-type leases are now recognized as service contracts. Previously, under an outright sales contract, we sold all rights and title to a transponder to a customer, which in turn paid us the full amount of the sale price in cash at the commencement of the contract. At that time, we recognized the sale amount as revenues and recorded the cost of the transponder to cost of outright sales. Under sales-type leases, we recognized as revenues at the inception of the lease the net present value of the future minimum lease payments, but we continued to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognized as revenues the portion of each periodic lease payment deemed to be attributable to interest income. The principal difference between a sales-type lease and an operating lease is when revenues and related costs are recognized, but not when the cash is received.
(3)	Net of capitalized interest of $23.3 million, $27.3 million, $13.9 million, $8.5 million and $25.5 million for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, respectively, and $18.3 million, $13.0 million and $7.3 million for the nine months ended September 30, 2005, the period January 1, 2006 to July 1, 2006, and the period July 1, 2006 to September 30, 2006, respectively, and net of interest income of $13.5 million, $15.2 million, $13.3 million, $7.4 million and $3.2 million in 2001, 2002, 2003, 2004 and 2005, respectively, and $2.1 million, $2.8 million and $2.1 million for the nine months ended September 30, 2005, the period January 1, 2006 to July 1, 2006, and the period July 1, 2006 to September 30, 2006, respectively.
(4)	Includes debt of $796.5 million, $2.55 billion, $1.70 billion, $3.61 billion and $2.93 billion as of December 31, 2001, 2002, 2003, 2004 and 2005, respectively, and $2.94 billion, and $3.50 billion as of September 30, 2005 and 2006, and borrowings due to affiliates of $1.73 billion as of December 31, 2001. There were no amounts due to affiliates as of December 31, 2002, 2003, 2004 or 2005.
(5)	EBITDA consists of net income (loss) before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present our EBITDA to enhance your understanding of our operating performance. We use our EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net income (loss) to EBITDA for the years ended December 31, 2001,2002, 2003, 2004 and 2005 and the nine months ended September 30, 2005, the period January 1, 2006 to July 1, 2006 and the period July 1, 2006 to September 30, 2006.

	Predecessor Entity							Successor Entity
	Year ended December 31,					Nine Months Ended September 30,	Period January 1 to July 1,	Period July 1 to September 30,
	2001	2002	2003	2004	2005	2005	2006	2006
	(in thousands)
Net income (loss)	$30,604	$85,048	$99,532	$(75,489)	$95,620	$39,226	$(43,296)	$2,363
Interest expense, net	111,153	142,470	143,632	186,754	261,383	211,875	107,601	70,710
Income tax expense (benefit)	23,562	28,350	35,010	(91,290)	2,105	7,095	8,007	527
Depreciation and amortization	414,744	335,717	312,833	294,822	276,925	205,791	138,655	71,866

EBITDA	$580,063	$591,585	$591,007	$314,797	$636,033	$463,987	$210,967	$145,466

(6)	Includes the $155.1 million of transaction-related costs incurred in connection with the Recapitalization, as defined below, and $99.9 million PAS-6 impairment loss recorded during fiscal 2004.
(7)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income from continuing operations before income taxes, less capitalized interest, plus amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest and the portion of operating rental expense that our management believes is representative of the interest component of rent expense. The ratio of earnings to fixed charges is not presented for the year ended December 31, 2004 and the period January 1 to July 1, 2006 as earnings were inadequate to cover fixed charges during those periods by $149.9 million and $35.2 million, respectively. The ratio of earnings to fixed charges excludes the impact of the amendment to the Company’s Amended and Restated Credit Agreement on January 19, 2007.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Set forth below is unaudited pro forma condensed consolidated financial information for Intelsat Corporation.

The following unaudited pro forma condensed consolidated statements of operations for the nine month periods ended September 30, 2006 and 2005, and for the year ended December 31, 2005, are based on Intelsat Corporation’s historical consolidated financial statements after giving effect to the Transactions, which include the PanAmSat Acquisition Transactions and the Government Business (G2) Merger, as if they had occurred on January 1, 2005 for purposes of the unaudited pro forma condensed consolidated statements of operations.

The Transactions were accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The purchase price paid by Intelsat Bermuda to acquire PanAmSat Holdco and its subsidiaries and related purchase accounting adjustments were “pushed down” and recorded in Intelsat Corporation and its subsidiaries’ financial statements. As a result, the purchase price and related costs of the PanAmSat Acquisition Transactions were allocated based on the estimated fair values of the assets acquired and liabilities assumed at the time of acquisition based on management’s best estimates. The pro forma information presented, including the allocation of the purchase price, is based on estimates of the fair values of assets acquired and liabilities assumed in connection with the PanAmSat Acquisition Transactions and utilizing available information. These estimates are based on certain assumptions we consider reasonable and may be revised as additional information becomes available. The valuation work performed by independent appraisers has been considered in our estimates of the fair values reflected in these unaudited pro forma condensed consolidated financial statements.

The final purchase price allocations for the PanAmSat Acquisition Transactions will be dependent on the finalization of asset and liability valuations. A final determination of these fair values will include our consideration of final valuations prepared with the assistance of an independent appraiser. These final valuations will be based on the actual net tangible and intangible assets existing as of the closing date of the PanAmSat Acquisition Transactions. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed consolidated financial statements, including recording additional goodwill.

Pro forma adjustments were made to reflect:

•	acquired tangible assets, identifiable intangible assets and assumed liabilities at their estimated fair values in connection with the PanAmSat Acquisition Transactions,

•	changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets and amortization expense related to amortizable intangible assets in connection with the PanAmSat Acquisition Transactions,

•	reclassifications and adjustments related to sales-type leases to conform with Intelsat Ltd.’s financial statement presentation,

•	issuance of and interest expense resulting from the debt incurred by Intelsat Corporation in connection with the PanAmSat Acquisition Transactions,

•	changes in the interest rates on term loans which were amended and restated in connection with the PanAmSat Acquisition Transactions,

•	the Government Business (G2) Merger and related revisions in intercompany agreements,

•	execution of the MISA, as described in The “Transactions—Other Intercompany Transactions” and the transfer of employee related liabilities, primarily pension and healthcare, resulting from the transfer of employees to PanAmSat from Intelsat,

•	income tax effects related to the pro forma adjustments, and

•	reversal of management fees of the Prior Sponsors (as defined below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and their designated entities, which will no longer be incurred by Intelsat Corporation.

On January 19, 2007, the Company further amended and modified its Amended and Restated Credit Agreement to reduce the Term Loan A-3 interest rate and Term Loan B-2 interest rate from a range of LIBOR plus 2.125% to LIBOR plus 2.875% to a range of LIBOR plus 1.75% to LIBOR plus 2.00%. Based on our September 30, 2006 outstanding principal balance and assuming LIBOR rates and our borrowing tier remain unchanged from current levels, these changes in applicable interest rate would reduce annual interest by approximately $8.6 million when calculated in accordance with the modified credit facilities. These changes in LIBOR margin have not been reflected in the pro forma adjustments.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Prospectus Summary—The Transactions—The PanAmSat Acquisition Transactions,” “The Transactions—The Government Business Merger” and Intelsat Ltd.’s historical consolidated financial statements and the associated notes not included herein and the historical consolidated financial statements of Intelsat Corporation and the associated notes included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information is being furnished solely for informational purposes and is not intended to represent or be indicative of the consolidated results of operations or financial position we would have reported had these transactions been completed as of the dates and for the periods presented, nor is it necessarily indicative of future results.

Intelsat Corporation

Unaudited Pro Forma Condensed Consolidated

Statement of Operations

For the nine months ended September 30, 2006

(in thousands)

	Predecessor Entity for the period from January 1 to July 1, 2006 Historical Intelsat Corporation	Pro Forma Adjustments					Predecessor Entity for the period from January 1 to July 1, 2006 Intelsat Corporation Pro Forma	Successor Entity for the period from July 1 to September 30, 2006 Intelsat Corporation Historical		Intelsat Corporation Pro Forma
		PanAmSat Acquisition Transactions		G2 Merger (7)	Other Intercompany Transactions
REVENUE
Operating leases, satellite services and other	$436,864	$10,263	(1)(2)(3)	$(24,122)	$63,553	(8)	$486,558	$251,404	(10)	$737,962	(10)
Outright sales and sales-type leases	5,895	(5,895	)(2)	—	—		—	—		—

Total revenues	442,759	4,368		(24,122)	63,553		486,558	251,404		737,962

OPERATING COSTS AND EXPENSES
Cost of outright sales and sales-type leases	(1,943)	1,943	(1)	—	—		—	—		—
Depreciation and amortization	138,655	(3,840	)(5)	(598)	—		134,217	71,866		206,083
Direct operating costs (exclusive of depreciation and amortization)	70,977	—		(16,688)	—		54,289	44,304		98,593
Costs from affiliates	—	—		—	—		—	18,468		18,468
Selling, general and administrative expenses	38,033	—		(2,696)	66,945	(8)	102,282	25,068		127,350
Restructuring and transaction costs	145,186	—		—	—		145,186	5,213		150,399
Loss (gain) on undesignated interest rates swap	(23,140)	—		—	—		(23,140)	14,328		(8,812)

Total operating costs and expenses	367,768	(1,897)		(19,982)	66,945		412,834	179,247		592,081

INCOME FROM OPERATIONS	74,991	6,265		(4,140)	(3,392)		73,724	72,157		145,881
INTEREST EXPENSE-Net	107,601	20,851	(6)	11	—		128,463	70,710		199,173
OTHER INCOME (EXPENSE)-Net	(2,679)	—		—	—		(2,679)	1,443		(1,236)

INCOME (LOSS) BEFORE INCOME TAXES	(35,289)	(14,586)		(4,151)	(3,392)		(57,418)	2,890		(54,528)
INCOME TAX EXPENSE (BENEFIT)	8,007	(4,367	)(9)	(1,598)	(1,306	)(9)	736	527		1,263

NET INCOME (LOSS)	$(43,296)	$(10,219)		$(2,553)	$(2,086)		$(58,154)	$2,363		$(55,791)

See the accompanying Notes to Unaudited Pro Forma

Condensed Consolidated Financial Statements

Intelsat Corporation

Unaudited Pro Forma Condensed Consolidated

Statement of Operations

For the nine months ended September 30, 2005

(in thousands)

		Pro Forma Adjustments
	Historical Intelsat Corporation	PanAmSat Acquisition Transactions		G2 Merger (7)	Other Intercompany Transactions		Intelsat Corporation Pro Forma
REVENUE
Operating leases, satellite services and other	$621,183	$26,383	(1)(2)(3)	$(39,501)	$93,536	(8)	$701,601
Outright sales and sales-type leases	10,595	(10,595	)(2)	—	—		—

Total revenues	631,778	15,788		(39,501)	93,536		701,601

OPERATING COSTS AND EXPENSES
Cost of outright sales and sales-type leases	(4,303)	4,303	(1)	—	—		—
Depreciation and amortization	205,791	6,852	(5)	(882)	—		211,761
Direct operating costs (exclusive of depreciation and amortization	99,811	—		(27,520)	—		72,291
Selling, general and administrative expenses	56,777	—		(3,775)	100,432	(8)	153,434
Sponsor management fees	10,444	—		—	(444	)(4)	10,000
Restructuring and transaction costs	3,974	—		(477)	—		3,497
Loss on termination of sales-type leases	2,307	(2,307	)(1)	—	—		—
Loss on undesignated interest rate swap	305	—		—	—		305

Total operating costs and expenses	375,106	8,848		(32,654)	99,988		451,288

INCOME FROM OPERATIONS	256,672	6,940		(6,847)	(6,452)		250,313
INTEREST EXPENSE-Net	211,875	28,905	(6)	62	—		240,842
OTHER INCOME-Net	1,524	—		—	—		1,524

INCOME BEFORE INCOME TAXES	46,321	(21,965)		(6,909)	(6,452)		10,995
INCOME TAX EXPENSE (BENEFIT)	7,095	(8,793	)(9)	(2,660)	(2,484	)(9)	(6,842)

NET INCOME	$39,226	$(13,172)		$(4,249)	$(3,968)		$17,837

See the accompanying Notes to Unaudited Pro Forma

Condensed Consolidated Financial Statements

Intelsat Corporation

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2005

(in thousands)

		Pro Forma Adjustments
	Historical Intelsat Corporation	PanAmSat Acquisition Transactions		G2 Merger (7)	Other Intercompany Transactions		Intelsat Corporation Pro Forma
REVENUE
Operating leases, satellite services and other	$847,149	$33,833	(1)(2)(3)	$(55,220)	$119,569	(8)	$945,331
Outright sales and sales-type leases	13,854	(13,854	)(2)	—	—		—

Total revenues	861,003	19,979		(55,220)	119,569		945,331

OPERATING COSTS AND EXPENSES
Cost of outright sales and sales-type leases	(4,303)	4,303	(1)	—	—		—
Depreciation and amortization	276,925	7,729	(5)	(1,284)	—		283,370
Direct operating costs (exclusive of depreciation and amortization)	143,870	—		(39,173)	—		104,697
Selling, general and administrative expenses	78,998	—		(4,657)	120,822	(8)	195,163
Sponsor management fees	10,444	—		—	(444	)(4)	10,000
Restructuring and transaction costs	4,294	—		(476)	—		3,818
Loss on termination of sales-type lease	2,307	(2,307	)(1)	—	—		—
Gain on undesignated interest rate swap	(6,611)	—		—	—		(6,611)

Total operating costs and expenses	505,924	9,725		(45,590)	120,378		590,437

INCOME FROM OPERATIONS	355,079	10,254		(9,630)	(809)		354,894
INTEREST EXPENSE-Net	261,383	37,802	(6)	62	—		299,247
OTHER INCOME Net	4,029	—		—	—		4,029

INCOME BEFORE INCOME TAXES	97,725	(27,548)		(9,692)	(809)		59,676
INCOME TAX EXPENSE (BENEFIT)	2,105	(11,093	)(9)	(3,731)	(311	)(9)	(13,030)

NET INCOME	$95,620	$(16,455)		$(5,961)	$(498)		$72,706

See the accompanying Notes to Unaudited Pro Forma

Condensed Consolidated Financial Statements

Intelsat Corporation

Notes to Unaudited Pro Forma Condensed Consolidated

Financial Information

(dollars in thousands)

(1)	Reflects adjustments to revenue of $8.9 million and $20.2 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $26.8 million for the year ended December 31, 2005, to conform to Intelsat Ltd.’s current accounting policies the treatment of sales-type leases (and the related revenues and costs) acquired in the PanAmSat Acquisition Transactions to record them as service agreements following the application of purchase accounting.

(2)	Reflects a reclassification of interest revenue earned on previously classified sales-type leases to revenue from operating leases to be consistent with adjustment (1) above to conform to Intelsat Ltd.’s current accounting policies.

(3)	Reflects changes in deferred revenue resulting from fair value adjustments to the deferred revenue balance as a result of the PanAmSat Acquisition of $4.5 million and $4.4 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $6.8 million for the year ended December 31, 2005.

(4)	Following completion of the PanAmSat Acquisition Transactions, Intelsat Corporation no longer incurs a monitoring fee to the Prior Sponsors or any other party. The pro forma adjustment reflects the removal of historical monitoring fees paid to the Prior Sponsors, totaling $0.4 million for the nine months ended September 30, 2005 and for the year ended December 31, 2005.

(5)	Reflects adjustment to depreciation and amortization using the straight-line method resulting from estimated fair value adjustments to the satellites, other property and equipment and amortizable intangible assets as a result of the PanAmSat Acquisition Transactions. Useful lives of assets have been adjusted to be consistent with Intelsat’s depreciation policies. Also included is the reduction of amortization related to capitalized customer incentive program costs which were assigned no value in purchase accounting. The reduction in depreciation and amortization related to these assets is $3.8 million for the periods prior to July 1, 2006. For the nine months ended September 30, 2005 there was an increase of $6.9 million and $7.7 million for the year ended December 31, 2005, respectively.

(6)

Reflects incremental interest expense and issuance of the notes offered hereby of $575.0 million in connection with the PanAmSat Acquisition Transactions, bearing interest at an interest rate of 9%. The interest expense adjustment assumes amortization of debt issuance costs of $1.3 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $1.7 million for the year ended December 31, 2005. Additionally, the expected interest rates on the amended and restated term loans would result in additional interest expense of $5.8 million and $9.0 million for the periods prior to July 1, 2006 and the nine months ending September 30, 2005, respectively, and $12.0 million for the year ended December 31, 2005. The incremental interest expense is net of additional pro forma interest capitalized of $6.2 million and $7.8 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and of $10.4 million for the year ended December 31, 2005. Also included in the interest expense is amortization of premium related to the revalued debt assumed in the PanAmSat Acquisition Transactions. Pro forma amortization for the periods prior to July 1, 2006 and the nine months ended September 30, 2005 is $0.6 million and $1.0 million, respectively, and for the year ended December 31, 2005 is $1.3 million. In the event the interest rates on our variable rate debt increase or decrease by 0.125%, our annual interest expense would increase or decrease by $2.5 million.

(7)	Reflects the sale of the Government Business (G2) to Intelsat General Corporation, as discussed in “The Transactions—The Government Business Merger.” The adjustments reflect (i) the removal of G2’s revenue and expenses, (ii) a revision in our contractual rates with G2, which will be executed at closing of the PanAmSat Acquisition Transactions and the Government Business Merger, for services we provided to G2, resulting in an adjustment to revenue of approximately $3.1 million and $4.1 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $6.2 million for the year ended December 31, 2005.

(8)	Reflects the effects of the execution of the Master InterCompany Services Agreement and the InterCompany Agreement regarding Transfer of Employees at closing, as discussed in “The Transactions—Other InterCompany Transactions.” The adjustment reflects the transfer of certain employees from Intelsat Global Service Corp. to us, which occurred at closing. We will incur the costs of these employees, approximately $67.0 million and $100.4 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $120.8 million for the year ended December 31, 2005. Charges of these costs to those Intelsat entities benefiting from these employees’ services plus an applicable margin was $63.6 million and $93.5 million for the periods prior to July 1, 2006 and the nine months ended September 30, 2005, respectively, and $119.6 million for the year ended December 31, 2005.

(9)	Reflects the estimated tax effect on the historical results of operations of the PanAmSat Acquisition Transactions and the pro forma adjustments. As Intelsat Corporation is a U.S. based corporation, we have utilized an estimated combined federal and state statutory tax rate of 38.5% to compute the estimated tax expense or benefit of the PanAmSat Acquisition Transactions.

(10)	Revenues from operating leases, satellite services and other includes revenues from affiliates of $51.2 million for the successor period from July 1, 2006 to September 30, 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our historical consolidated financial statements covers periods before and after consummation of the Transactions. The following discussion and analysis should be read in conjunction with Selected Historical Consolidated Financial Data” and our audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. Actual results could differ materially from those discussed below. This discussion contains forward-looking statements. Please see “Forward-Looking Statements,” and “Risk Factors” for a discussion of certain of the uncertainties, risks and assumptions associated with these statements. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and all monetary amounts in this prospectus are presented in, U.S. dollars.

Management Overview

Following the completion of the PanAmSat Acquisition Transactions on July 3, 2006, our indirect parent company, Intelsat, Ltd., is the largest provider of fixed satellite communications services worldwide, supplying voice, data and video connectivity in over 200 countries and territories for over 1,800 customers, many of which we have had relationships with for over 30 years. Intelsat, Ltd.’s global communications network includes 51 satellites in orbit, leased capacity on one additional satellite owned by another satellite operator in the Asia-Pacific region and ground facilities related to the operation and control of our satellites. We believe that Intelsat, Ltd. has one of the largest, most flexible and reliable satellite fleets in the world, which covers 99% of the world’s population. This satellite fleet is operated via ground facilities used to monitor and control our satellites and is complemented by a terrestrial network of teleports, points of presence and leased fiber links for the provision of our managed solutions.

In evaluating our financial condition and operating performance, our management considers many factors. Among the most important are revenues, satellite health and technology, satellite insurance, profitability and liquidity.

The purchase transactions whereby Kohlberg Kravis Roberts & Co. L.P., or KKR, The Carlyle Group, or Carlyle, and Providence Equity Partners, Inc., or Providence, collectively referred to as the Prior Sponsors, acquired their equity interests in us, including our merger with a wholly-owned subsidiary of The DIRECTV Group, the related financing transactions and the related contractual arrangements entered into with The DIRECTV Group, are collectively referred to as the Recapitalization.

Horizons-2 Joint Venture with JSAT

On August 1, 2005, we formed our second 50-50 joint venture with JSAT, a leading satellite operator in the Asia-Pacific region, that will build and launch a Ku-band satellite to replace our SBS-6 satellite at 74ºW. The joint venture is named Horizons-2. The satellite will support digital video, HDTV and IP-based content distribution networks to broadband Internet and satellite news gathering services (SNG) in the United States. Due to delays in the launch manifest for the

Horizons-2 satellite, the Galaxy 11 satellite is expected to temporarily replace the SBS-6 until the Horizons-2 satellite is available in-orbit. The construction of this satellite is progressing as planned and launch is now scheduled for the fourth quarter of 2008.

Europe*Star Acquisition

On August 31, 2005, PanAmSat Opco acquired multiple European orbital slots, as well as a satellite with European, Middle Eastern, African and Asian coverage from Alcatel, a French communications company, for a purchase price of approximately $60.2 million plus liabilities and costs incurred in relation to the acquisition of approximately $13.7 million, including $9.0 million of contingent performance payments due to Alcatel in addition to the purchase price. This acquisition was accomplished in order to strengthen our presence in these markets and expand our global reach into key growth regions. Through September 30, 2006, we paid $63.4 million of this aggregate purchase price from cash on hand. The satellite acquired, formerly known as Europe*Star 1, was renamed IS-12, and is capable of providing a broad range of enhanced services to European customers for program distribution, broadcast contribution and enterprise networking. The agreement provided for purchase price installments during 2006 of $20.2 million and performance payment installments plus related interest contingent on the future performance of the satellite. The results of this acquisition have been included in our fixed satellite services segment from the date of acquisition.

PamAmSat Acquisition Transactions

On August 28, 2005, PanAmSat Holdco and Intelsat Bermuda signed the Merger Agreement, under which Intelsat Bermuda would acquire PanAmSat Holdco and its sole subsidiary, PanAmSat Opco, for $25 per common share in cash, or approximately $3.2 billion, plus a pro rata share of undeclared regular quarterly dividends, if any, for the quarter in which the PanAmSat Acquisition Transactions were consummated. In connection with the Merger Agreement, our prior board of directors approved the adoption of a severance plan, on terms similar to our then existing severance plan, and authorized a retention pool of up to $10.0 million for non-senior management employees.

On July 3, 2006, Intelsat Bermuda completed the acquisition of PanAmSat Holdco, pursuant to the Merger Agreement, with Proton Acquisition Corporation, a wholly owned subsidiary of Intelsat Bermuda, merging with and into PanAmSat Holdco, with PanAmSat Holdco surviving the merger, and each share of common stock of PanAmSat Holdco was converted into the right to receive $25.00, plus approximately $0.00927 as the pro rata share of undeclared regular quarterly dividends. On July 3, 2006, the common stock of PanAmSat Holding Corporation was de-listed from the New York Stock Exchange.

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, we issued an aggregate principal amount of $575.0 million of the original notes. In addition, we amended and restated our existing senior secured credit facilities. For more information regarding our debt structure following the completion of the PanAmSat Acquisition Transactions, see “—Liquidity and Capital Resources.”

Following completion of the PanAmSat Acquisition Transactions, IGen acquired our former subsidiary, G2 Satellite Solutions Corporation, which comprised our government services business, for cash consideration in the amount of $73.0 million. The acquisition occurred by means of a merger in which G2 Satellite Solutions Corporation merged into IGen, with IGen continuing as the surviving entity. As a result of our sale of G2 Satellite Solutions Corporation, its financial condition as of September 30, 2006, and its results of operations for the third quarter of 2006 were excluded from our financial statements. Additionally, as a result of the sale of G2 Satellite Solutions, segment disclosures were no longer required.

Following the completion of the PanAmSat Acquisition Transactions, substantially all of the employees of Intelsat Global Service Corporation, an indirect subsidiary of Intelsat Bermuda, were transferred to us pursuant to an employee transfer agreement. As the transaction occurred between entities under common control, the transaction was accounted for at carrying value, which approximated fair value. As such, net liabilities of $11.9 million were recognized by PanAmSat Opco and were treated as a distribution to PanAmSat Holdco. In addition, substantially all of the Intelsat entities, following the PanAmSat Acquisition Transactions, including PanAmSat Holdco and us, have entered into the MISA, pursuant to which these entities will provide services to each other. In each case, services will be provided on terms that are not materially less favorable to each party than are available on an arms’ length basis and on terms that our board of directors and the board of directors of Intelsat Bermuda and PanAmSat Holdco have determined to be fair. The employee transfer resulted in an increase in total consolidated assets and liabilities as of September 30, 2006 of approximately $11.2 million and $38.2 million, respectively. The MISA increased revenues and expenses for the three months ended September 30, 2006 by approximately $39.3 million and $37.5 million, respectively.

As a result of the PanAmSat Acquisition Transactions, certain of our accounting policies have been changed to conform with Intelsat, Ltd.’s current accounting policies. The majority of these changes have not had, and are not expected to have, a significant impact on our consolidated financial statements. However, the change in our accounting for sales-type leases to conform with Intelsat, Ltd.’s current accounting polices did have, and is expected to have, a significant impact on our consolidated financial statements. We previously recognized as revenues at the inception of the lease the net present value of the future minimum lease payments, and continue to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognized as revenue the portion of each periodic lease payment deemed attributable to interest income. As a result of the change to conform accounting policies, these sales-type leases are now recognized as service contracts. This accounting policy change resulted in a fair value adjustment in purchase accounting of approximately $72.3 million of net assets related to previously recorded sales-type leases and the recording of approximately $2.5 million of additional revenues during the third quarter of 2006.

Although the effective date of the PanAmSat Acquisition Transactions was July 3, 2006, due to the immateriality of the results of operations for the period between July 1, 2006 and July 3, 2006, we have accounted for the PanAmSat Acquisition Transactions as if they had occurred on July 1, 2006.

Furthermore, the purchase price and related costs of the PanAmSat Acquisition Transactions were allocated to the estimated fair values of the assets acquired and liabilities assumed at the time of the acquisition based on management’s best estimates, which are based in part on the work of third-party appraisers. More specifically, our assets and liabilities were adjusted to fair value as of the closing date of the PanAmSat Acquisition Transactions. As a result of these adjustments, our depreciation and amortization expense will increase significantly. Also, our interest expense will increase due to the additional interest on the notes and interest accrued from the amortization of the net discount applied to the face value of our outstanding long-term debt. This discount resulted from a lower estimated fair value of this long-term debt. For more information regarding our debt structure following the completion of the PanAmSat Acquisition Transactions, see “—Liquidity and Capital Resources.”

In connection with the closing of the PanAmSat Acquisition Transactions, we have identified various cost-saving initiatives that have been or will be implemented in connection with and following the closing of the PanAmSat Acquisition Transactions. These initiatives include workforce reductions and related salary and benefit savings, insurance costs, operating expense reductions due to consolidation of facilities and cost savings expected to result from the implementation of improved operating processes and conforming policies in both companies to achieve best practices. We believe we can realize approximately $48.0 million in estimated annual operating cost savings in the near to medium term resulting from the PanAmSat Acquisition Transactions.

In order to achieve these expected annual savings, we believe it will be necessary to incur approximately $89.0 million in one-time expenditures. Approximately $35.0 million was incurred by us prior to the closing of the PanAmSat Acquisition Transactions. Substantially all of these costs are expected to relate to relocation, retention, severance and other costs projected to be incurred to achieve a fully integrated and reduced workforce.

Satellite Risk Management Strategy

Our satellites are typically designed to operate at full capacity for 15 years. A satellite’s actual performance and operating life may be affected by anomalies, which may not have become apparent until the satellite was placed in orbit or until the satellite has been in orbit for some time. We have identified three types of potential anomalies among the satellites in our fleet which, if they materialize, have the potential for a significant operational and financial impact. Typically, these identified anomalies do not result in an immediate failure of the satellite. They can, however, result in a reduction of available capacity on the satellite or a reduction in the satellite’s operating life. This, in turn, may result in lower revenues or require accelerated capital spending on a replacement satellite and may result in an impairment charge or accelerated depreciation. A satellite may also fail catastrophically for these or other reasons, although this happens less frequently. See “Risk Factors—Risks Relating to Our Industry.”

There are several options available for managing certain of the business risks inherent in the operation of a satellite fleet, none of which can fully compensate for the loss a business may experience upon the failure of a satellite. We typically insure the launch of all of our satellites and insure certain of our in-orbit satellites, as appropriate. We also utilize spare satellites and spare capacity to protect against certain business risks.

Due to limited coverage amounts, loss thresholds, deductibles and policy exclusions, payments for loss under in-orbit insurance policies may not coincide with the actual loss suffered on a covered satellite. In addition to the limitations on coverage, in-orbit insurance can be relatively expensive, making it an uneconomical choice for certain satellites. Finally, in-orbit insurance policies do not cover other aspects of the business risk inherent in the operation of a satellite such as lost revenues and continued customer service during the two years or more typically needed to launch a replacement.

As part of our risk management program, we have expanded our use of in-orbit spare satellites, ground-based spare satellites and designated reserve transponders. These alternatives address some of the limitations of satellite insurance as they may offer protection against loss of business due to satellite failure and may help us better serve our customers, plan and control our replacement costs, protect our revenue streams and protect our rights to orbital slots. However, in-orbit and ground-based spare satellites may not be immediately available when needed. They may only be economical replacements for certain high value satellites or services and the cost of a spare satellite may also be prohibitively expensive.

Following is a more detailed discussion of the items above and an analysis of our revenues, costs and expenses, results of operations, satellite technology, satellite insurance, recent insurance settlements, satellite deployment plans and commitments. Also following is a discussion of critical accounting policies, market risks, certain relationships and related party transactions, liquidity and capital resources and recent accounting pronouncements.

Revenues

Revenue Overview

We earn revenue primarily by leasing satellite transponder capacity to our customers. Communications satellites, including the satellites in our fleet, have components referred to as transponders that receive communications signals from the ground, convert signal frequency and amplify and retransmit signals back to earth. The number of transponders on a satellite can be used as a measure of the communications capacity of that satellite.

Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. The master customer agreements and related service orders under which we sell services specify, among other things, the amount of satellite capacity to be provided, whether service will be preemptible or non-preemptible and the service term. The service term can vary from occasional use service measured in minutes to periods ranging from one day to as long as 15 years. These agreements offer different service types, including lease, channel, managed solutions and mobile satellite services. The following table describes our primary service types:

Service Type	Description
Leases	•	Commitments by customers to lease capacity on particular designated transponders according to specified technical and commercial terms

Managed Solutions	•	Hybrid services which combine satellite capacity, teleport facilities, satellite communications hardware and fiber optic cable and other ground facilities to provide managed and monitored broadband, video and private network services to customers

Channel	•	Commitments by customers to purchase an overall amount or level of service, without committing to particular designated transponders for specified terms within the commitment period

	•	Services are offered “off the shelf,” so technical terms are not specially tailored to a given customer

	•	Channel is not considered a core service offering due to changing market requirements and the proliferation of fiber alternatives for point-to-point customer applications

Mobile Satellite Services	•	Provide equipment and service via resale of mobile satellite services from multiple vendors

	•	Provide voice, data and video conference service to handheld, transportable and mobile terminals through linking of individual units.

According to transmission plans and traffic information supplied by our customers, we believe our satellite capacity is used by our customers for various applications. We believe that the range of services for which our capacity is used contributes to the relatively high level of stability of our business. See “Business—Our Customer Sectors” for descriptions of these principal customers and services.

We operate our business on a global basis, with almost every populated region of the world contributing significantly to our revenue. The diversity of our revenue allows us to benefit from changing market conditions and lowers our risk from revenue fluctuations in our service applications and geographic regions.

Operating leases, satellite services and other

Operating leases are contracts to provide satellite capacity and related services typically for periods of one to 15 years and may extend beyond the satellite’s end of life to a follow-on satellite. Long-term operating leases provide us with a stable and predictable source of revenues. Short-term leases and occasional services fill spot market demand. We generally recognize revenues from operating leases on a straight-line basis over the lease term, unless collectibility is not reasonably assured. Revenues for occasional services are recognized as services are performed. Operating leases, satellite services and other revenues for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2006 represented 98.0%, 98.1%, 98.4% and 91.8% of our consolidated revenues for those periods, respectively (such amounts include a portion of telemetry, tracking and control, or TT&C, and other services revenues, which are discussed below).

Sales-type leases

As a result of the PanAmSat Acquisition Transactions, our accounting for sales-type leases was changed to conform to the current accounting policies of our parent, Intelsat, Ltd., and such contracts are now accounted for as service agreements. We previously recognized as revenues at the inception of the lease the net present value of the future minimum lease payments, and continue to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognized as revenue the portion of each periodic lease payment deemed attributable to interest income. As a result of the change to conform accounting policies, these sales-type leases are now recognized as service contracts. This accounting policy change resulted in a fair value adjustment under purchase accounting of approximately $72.3 million of net assets related to previously recorded sales-type leases and the recording of approximately $2.5 million of additional revenues during the third quarter of 2006.

We did not enter into any new sales-type leases during the nine months ended September 30, 2006 or the years ended December 31, 2003, 2004 or 2005.

Outright sales contracts

As a result of the PanAmSat Acquisition Transactions, the accounting for outright sales was changed to conform with Intelsat, Ltd.’s current accounting policies and such contracts are now recognized as service contracts. Previously, under an outright sales contract, we sold all rights and title to a transponder to a customer, which in turn paid us the full amount of the sale price in cash at the commencement of the contract. At that time, the risk of loss related to the transponder passed to the customer and we recognized the sale amount as revenues along with the related cost of sales. We did not enter into any outright sales during the nine months ended September 30, 2006 or the years ended December 31, 2003, 2004 and 2005.

Consulting and Technical Services

We earn revenues for the following types of consulting and technical services: satellite and launch vehicle construction program management; ground station construction management; targeted market analysis; the provision of launch and satellite specialists; provision of certain market research materials; provision of specialized training programs; assistance in obtaining insurance coverage for satellite manufacturers and other third parties; rental of teleport facilities; launch vehicle and satellite procurement; the provision of industry specialists for expert consultation to insurance carriers; the provision of Transfer Orbit Support Services for third party satellites; the provision of TT&C services for third party satellite operators; and equipment procurement and installation for our customers.

Consulting and technical services revenues, excluding TT&C services and equipment sales which are described below, were approximately $0.2 million, $4.6 million, $10.7 million and $10.1 million of our revenues for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2006, respectively. We expect our consulting and technical services revenues will become a larger percentage of our revenues in the future as we expand these service offerings.

TT&C services

We earn TT&C services revenues from other satellite operators and from certain customers on our satellites. The TT&C services performed for other satellite operators are performed by our consulting/technical services group. Revenues from TT&C service agreements represented approximately 3.0%, 2.6%, 2.5% and 2.3% of our revenues for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2006, respectively. TT&C agreements entered into in connection with our lease contracts are typically for the period of the related lease agreement. TT&C services provided in connection with outright sales contracts are typically for the term of the sale contract and require the customer to pay a monthly service fee. We also earn revenues for TT&C services in relation to our operating lease agreements with customers. Fees for such services are either included in the customer’s monthly lease payment or billed separately. We expect TT&C revenues in 2007 to remain at approximately the same level as in 2006, given our revenue backlog for these services as of September 30, 2006, as well as our expectation of future contracts to be entered into through 2007.

In-orbit backup services

Our other services include in-orbit backup service, which is backup transponder capacity that we reserve for certain customers on agreed terms. We recognize revenues for in-orbit protection services over the term of the related agreement. Revenues from in-orbit protection for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2006 were approximately 2.2%, 2.5%, 2.7% and 2.5% respectively, of our revenues.

Equipment sales

We also record revenues related to equipment (other than transponder) sales to customers. These equipment sales represent equipment purchased, constructed or developed on behalf of our customers. We recognize revenues related to these equipment sales upon the transfer to the customer of title to the equipment. Revenues from equipment sales were approximately 2.4%, 1.8%, 1.0% and 0.4% of our revenues in the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2006, respectively.

Long-term construction arrangements

During 2003, we entered into a long-term construction arrangement with a customer to construct an L-Band navigational payload on our Galaxy 1R replacement satellite, known as Galaxy 15, which was launched in October 2005. In October 2005, this construction arrangement was completed. PanAmSat Opco recognized revenues utilizing the percentage-of-completion accounting method for long-term construction contracts which extend beyond one year. Revenues and costs related to these contracts were recognized based upon the completion of pre-established milestones. Revenues from long-term construction arrangements for the years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2006 were approximately 1.0%, 1.1%, 0.7% and 0% of our revenues, respectively.

Backlog

As a result of the PanAmSat Acquisition Transactions, the accounting for backlog was changed to conform to the current accounting policy of our parent, Intelsat, Ltd. We previously reported backlog on a cash basis (cash backlog). We now report backlog on a revenue basis (revenue backlog). Cash backlog is calculated based on the cash payments yet to be received from customers for contracted services, while revenue backlog is calculated based on the expected future revenue under our customer contracts. This change in our accounting policy did not have a significant impact on our backlog.

Our revenue backlog was approximately $4.3 billion as of September 30, 2006. As of September 30, 2006, the weighted average remaining duration of our revenue backlog was approximately five years and the weighted average remaining customer contract life was approximately nine years. We currently expect to deliver services associated with $701.3 million, or approximately 16%, of our September 30, 2006 revenue backlog during the twelve months ending September 30, 2007. Revenue backlog includes both non-cancellable contracts and contracts that are cancellable. The amount included in revenue backlog represents the full service charge for the duration of the contract and does not include termination fees. As of September 30, 2006, 94% of our total revenue backlog relates to contracts that either are non-cancellable or cancelable only upon payment of substantial termination fees. Revenue backlog is attributable both to satellites currently in orbit and those planned for future launch.

Our revenue backlog as of September 30, 2006 also included approximately $831.0 million relating to future services on satellites we expect to launch. Included in the amounts above were 75 contracts representing total revenue backlog of $1.46 billion, of which approximately $844.9 million of revenue backlog could be terminated by the customers pursuant to certain contractual termination rights. Of the $549.0 million of net new revenue backlog during the first nine months of 2006, approximately $249.8 million could be terminated by customers pursuant to these termination rights. Approximately $36.2 million of our revenue backlog as of September 30, 2006 represented the aggregate revenue backlog from affiliates of Intelsat, Ltd. Our revenue backlog figures exclude the impact of the MISA transactions.

As of September 30, 2006, our revenue backlog was comprised of the following (in billions):

Category:
Leases	$4.12
Managed solutions	0.01
Mobile satellite services and other	0.17

Total	$4.30

Results of Operations—Three and Nine Months Ended September 30, 2006 compared to Three and Nine Months Ended September 30, 2005

As a result of the consummation of the PanAmSat Acquisition Transactions, the financial results for the three and nine months ended September 30, 2006 have been presented separately for the “Predecessor Entity” for the periods January 1, 2006 to July 1, 2006 and July 1, 2006 and for the “Successor Entity” for the period July 1, 2006 through September 30, 2006. For comparative purposes, we combined the period from July 1, 2006 through September 30, 2006 and for the three month period and we combined the period January 1, 2006 through September 30, 2006 for the nine month period in our discussion below, as we believe these combinations are useful to provide the reader a more accurate comparison. This combination is not a GAAP measure and it is provided to enhance the reader’s understanding of the results of operations for the periods presented.

The classification of revenue by product group during the three and nine months ended September 30, 2006 have been changed to conform to Intelsat, Ltd.’s presentation. Prior period amounts have been reclassified to conform to this new presentation.

The following tables set forth the consolidated statement of operations data and related changes expressed in dollars and percentages for each period indicated. The historical results are not necessarily indicative of results to be expected for any future period.

PanAmSat Opco

	Predecessor Entity		Successor Entity	Combined
	Three Months Ended September 30, 2005	July 1, 2006	Period July 1 to September 30, 2006	Three Months Ended September 30, 2006
	(in thousands)
Revenues
Operating leases, satellite services and other	$205,637	$—	$200,177	$200,177
Revenue from affiliates	—	—	51,227	51,227
Outright sales and sales-type leases	3,481	—	—	—

Total revenues	209,118	—	251,404	251,404

Costs and expenses
Depreciation and amortization	68,861	—	71,866	71,866
Direct operating costs (exclusive of depreciation and amortization)	30,973	—	44,304	44,304
Costs from affiliates	—	—	18,468	18,468
Selling, general and administrative expenses	18,931	—	25,068	25,068
Restructuring and transaction costs	209	142,332	5,213	147,545
(Gain) loss on undesignated interest rate swap	(18,332)	—	14,328	14,328

Total operating costs and expenses	100,642	142,332	179,247	321,579

Income (loss) from operations	108,476	(142,332)	72,157	(70,175)
Interest expense—net	48,272	—	70,710	70,710
Other income—net	1,598	—	1,443	1,443

Income (loss) before income taxes	61,802	(142,332)	2,890	(139,442)
Income tax expense (benefit)	10,333	(29,242)	527	(28,715)

Net income (loss)	$51,469	$(113,090)	$2,363	$(110,727)

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2005	2006
	Combined
	(In thousands, except percentages)
Revenues
Operating leases, satellite services and other	$205,637	$200,177	$(5,460)	(3)%
Revenue from affiliates	—	51,227	51,227	NM
Outright sales and sales-type leases	3,481	—	(3,481)	NM

Total revenues	209,118	251,404	42,286	20%

Costs and expenses
Depreciation and amortization expense	68,861	71,866	3,005	4%
Direct operating costs (exclusive of depreciation and amortization)	30,973	44,304	13,331	43%
Costs from affiliates	—	18,468	18,468	NM
Selling, general and administrative expenses	18,931	25,068	6,137	32%
Restructuring and transaction costs	209	147,545	147,336	NM
(Gain) loss on undesignated interest rate swap	(18,332)	14,328	32,660	NM

Total operating costs and expenses	100,642	321,579	220,937	NM

Income (loss) from operations	108,476	(70,175)	(178,651)	NM
Interest expense—net	48,272	70,710	22,438	46%
Other income—net	1,598	1,443	(155)	(10)%

Income (loss) before income taxes	61,802	(139,442)	(201,244)	NM
Income tax expense (benefit)	10,333	(28,715)	(39,048)	NM

Net income (loss)	$51,469	$(110,727)	$(162,196)	NM

NM = Not meaningful

	Predecessor Entity		Successor Entity	Combined
	Nine Months Ended September 30, 2005	Period January 1 to July 1, 2006	Period July 1 to September 30, 2006	Nine Months Ended September 30, 2006
	(in thousands)
Revenues
Operating leases, satellite services and other	$621,183	$436,864	$200,177	$637,041
Revenues from affiliates	—	—	51,227	51,227
Outright sales and sales-type leases	10,595	5,895	—	5,895

Total revenues	631,778	442,759	251,404	694,163

Costs and expenses
Cost of outright sales and sales-type leases	(4,303)	(1,943)	—	(1,943)
Depreciation and amortization	205,791	138,655	71,866	210,521
Direct operating costs (exclusive of depreciation and amortization)	99,811	70,977	44,304	115,281
Costs from affiliates	—	—	18,468	18,468
Selling, general and administrative expenses	56,777	38,033	25,068	63,101
Prior Sponsor management fees	10,444	—	—	—
Restructuring and transaction costs	3,974	145,186	5,213	150,399
Loss on termination of sales-type leases	2,307	—	—	—
(Gain) loss on undesignated interest rate swap	305	(23,140)	14,328	(8,812)

Total operating costs and expenses	375,106	367,768	179,247	547,015

Income from operations	256,672	74,991	72,157	147,148
Interest expense—net	211,875	107,601	70,710	178,311
Other income (expense)—net	1,524	(2,679)	1,443	(1,236)

Income (loss) before income taxes	46,321	(35,289)	2,890	(32,399)
Income tax expense	7,095	8,007	527	8,534

Net income (loss)	$39,226	$(43,296)	$2,363	$(40,933)

	Nine Months Ended September 30,		Dollar Change	Percentage Change
	2005	2006
	Combined
	(In thousands, except percentages)
Revenues
Operating leases, satellite services and other	$621,183	$637,041	$15,858	3%
Revenues from affiliates	—	51,227	51,227	NM
Outright sales and sales-type leases	10,595	5,895	(4,700)	(44)%

Total revenues	631,778	694,163	62,385	10%

Costs and expenses
Cost of outright sales and sales-type leases	(4,303)	(1,943)	2,360	(55)%
Depreciation and amortization expense	205,791	210,521	4,730	2%
Direct operating costs (exclusive of depreciation and amortization)	99,811	115,281	15,470	15%
Costs from affiliates	—	18,468	18,468	NM
Selling, general and administrative expenses	56,777	63,101	6,324	11%
Prior Sponsor management fees	10,444	—	(10,444)	NM
Restructuring and transaction costs	3,974	150,399	146,425	NM
Loss on termination of sales-type leases	2,307	—	(2,307)	NM
(Gain) loss on undesignated interest rate swap	305	(8,812)	(9,117)	NM

Total operating costs and expenses	375,106	547,015	171,909	46%

Income from operations	256,672	147,148	(109,524)	(43)%
Interest expense—net	211,875	178,311	(33,564)	(16)%
Other income (expense)—net	1,524	(1,236)	(2,760)	NM

Income (loss) before income taxes	46,321	(32,399)	(78,720)	NM
Income tax expense	7,095	8,534	1,439	20%

Net income (loss)	$39,226	$(40,933)	$(80,159)	NM

NM = Not meaningful

Revenue from Operating Leases, Satellite Services and Other

The following table sets forth our revenue by product group type for our revenue from operating leases, satellite services and other for the three months ended September 30, 2005 and the period July 1, 2006 through September 30, 2006 (in thousands):

	Predecessor	Successor
	Three Months Ended September 30, 2005	Period July 1 to September 30, 2006
Leases	$185,527	$184,746
Managed solutions	14,303	12,554
Mobile satellite services and other	5,807	2,877

Total	$205,637	$200,177

Revenue from operating leases, satellite services and other decreased by $5.5 million, with leases, managed solutions and mobile satellite services, and other revenues decreasing by $0.8 million, $1.8 million and $2.9 million, respectively, These decreases were primarily due to the sale of our G2 Satellite Solutions subsidiary to IGen immediately following the completion of the PanAmSat Acquisition Transactions. Our revenue for the third quarter of 2005 included

$13.2 million of third party revenue for G2 Satellite Solutions, of which $7.2 million related to leases, $4.4 million to managed solutions and $1.6 million to mobile satellite solutions and other. As a result of our sale of G2 Satellite Solutions to IGen, revenue earned from G2 during the third quarter of 2006 is now classified as inter-company revenue and therefore no amounts related to sales to G2 are now included in revenue from operating leases, satellite services and other. Partially offsetting the decrease in lease revenue was $5.3 million of revenue recorded during this period which related to agreements previously accounted for as sales-type leases, as discussed above. Of the $5.3 million, $2.5 million relates to the additional revenue resulting from the accounting policy change related to agreements previously accounted for as sales-type leases as discussed above and $2.8 million relates to revenue previously recorded as sales-type lease revenue.

The following table sets forth our revenue by product group type for our revenue from operating leases, satellite services and other for the nine months ended September 30, 2005, the period January 1, 2006 to July 1, 2006 and the period July 1, 2006 to September 30, 2006 (in thousands):

	Predecessor		Successor
	January 1 to September 30, 2005	January 1 to July 1, 2006	July 1 to September 30, 2006
Leases	$552,257	$378,747	$184,746
Managed solutions	45,903	39,160	12,554
Mobile satellite services and other	23,023	18,956	2,877

Total	$621,183	$436,863	$200,177

Revenue from operating leases, satellite services and other increased by $15.9 million with revenue from leases and managed solutions increasing by $11.2 million and $5.8 million, respectively, while mobile satellite solutions and other revenue decreased by $1.2 million. Approximately $5.3 million of lease revenue recorded during this period related to agreements previously accounted for as sales-type leases, as discussed above, while managed solutions revenue increased by $4.9 million due to additional occasional use services resulting from the 2006 FIFA World Cup and the 2006 Winter Olympics. The results above were negatively impacted by a decrease of $13.2 million in revenue due to the sale of G2 Satellite Solutions to IGen immediately following the completion of the PanAmSat Acquisition Transactions, as discussed above. Of this $13.2 million decrease, $7.2 million related to revenue from leases, $4.4 million to revenue from managed solutions and $1.6 million to revenue from mobile satellite solutions and other, respectively.

Revenue from Affiliates

For the three and nine months ended September 30, 2006, the increase in revenue from affiliates was due primarily to new revenues of $39.3 million related to service provided by us to other Intelsat entities pursuant to the MISA, which was entered into in connection with the PanAmSat Acquisition Transactions, as well as $11.9 million of new inter-company revenues from capacity sold to other Intelsat entities. Included in these inter-company capacity revenues was $10.1 million from sales to the former G2 Satellite Solutions.

Revenue from Outright Sales and Sales-type Leases

The decrease of $3.5 million and $4.7 million in revenue from outright sales and sales-type leases for the three and nine months ended September 30, 2006, respectively, was due to the elimination of this revenue classification as a result of the conforming accounting policy change discussed above.

Cost of Outright Sales and Sales-type Leases

For the nine months ended September 30, 2006, the increase in cost of sales-type leases was due to the reversal of approximately $4.3 million of in-orbit insurance liabilities, representing previously recorded expenses for sales-type leases on our Galaxy 4R and Galaxy 10R satellites that were no longer insured during the nine months ended September 30, 2005. These insurance policies expired during the nine months ended September 30, 2005, were not replaced and, as a result, these satellites and their related assets were no longer insured. This increase was partially offset by the reversal of approximately $1.9 million of in-orbit insurance liabilities during the second quarter of 2006, representing previously recorded expenses for a sales-type lease on our IS-10 satellite that is no longer insured. In May 2006, the insurance policy covering our IS-10 satellite expired and was not replaced and, as a result, this satellite and its related assets were no longer insured.

Depreciation and Amortization Expense

For the three months ended September 30, 2006, the increase in depreciation and amortization was due primarily to an increase in amortization expense of $13.0 million as a result of amortizable intangible assets established in the purchase accounting related to the PanAmSat Acquisition Transactions, increased depreciation of $5.4 million as a result of new satellites placed in service subsequent to September 30, 2005 and increased depreciation of $1.7 million on our IS-12 satellite acquired in August 2005. These increases were offset by lower depreciation of $15.2 million for satellites and other assets as a result of the reduction in the fair value of these assets resulting from purchase accounting adjustments recorded in relation to the PanAmSat Acquisition Transactions, and lower non-satellite depreciation of approximately $2.0 million due to disposals of property, plant and equipment and reduced non-satellite capital expenditures.

For the nine months ended September 30, 2006, the increase in depreciation and amortization was due primarily to an increase in amortization expense of $12.6 million as a result of amortizable intangible assets established in the purchase accounting related to the PanAmSat Acquisition Transactions, increased depreciation of $12.5 million as a result of new satellites placed in service subsequent to September 30, 2005 and increased depreciation of $5.0 million on our IS-12 satellite acquired in August 2005 in connection with the Europe*Star acquisition. These increases were offset by lower depreciation of $15.2 million for satellites and other assets as a result of the reduction in the fair value of these assets resulting from purchase accounting adjustments recorded in relation to the PanAmSat Acquisition Transactions, lower depreciation of $2.2 million on our Galaxy 3R satellite which was fully depreciated in January 2005, lower depreciation of $7.6 million on our SBS 6 satellite which had been fully depreciated in November 2005 and lower non-satellite depreciation of approximately $3.6 million due to disposals of property, plant and equipment and reduced non-satellite capital expenditures.

Direct Operating Costs (exclusive of depreciation and amortization)
For the three months ended September 30, 2006, the increase in direct operating costs, as compared to the three months ended September 30, 2005, was due primarily to $18.8 million of additional costs recorded during the third quarter of 2006 which resulted from the employee transfer agreement. In addition, consulting costs related to launch services increased by approximately $1.8 million as compared with the same period in 2005. These increases were partially offset by a decrease of approximately $6.7 million in direct operating costs related to G2 Satellite Solutions, which was sold in July 2006 subsequent to the completion of the PanAmSat Acquisition Transactions.

For the nine months ended September 30, 2006, the increase in total direct operating costs, as compared to the nine months ended September 30, 2005, was due primarily to $18.8 million of additional costs recorded during the third quarter of 2006 which resulted from the employee transfer agreement. In addition, costs associated with the resale of capacity to a video customer, consulting costs related to launch services, broadcast services related to the 2006 Winter Olympics and FIFA World Cup increased by approximately $5.4 million. These increases were partially offset by a decrease of approximately $10.3 million in third party direct operating costs related to G2 Satellite Solutions, which was sold in July 2006 subsequent to the completion of the PanAmSat Acquisition Transactions.

Costs from Affiliates

For the three and nine months ended September 30, 2006, the increase in costs from affiliates was due to $18.5 million of costs recorded during the three months ended September 30, 2006 which resulted from the MISA.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $6.1 million for the three months ended September 30, 2006, as compared to the same period in 2005, primarily as a result of $15.1 million of additional costs resulting from the employee transfer agreement that was entered into in connection with the PanAmSat Acquisition Transactions. This increase was partially offset by a decrease in employee compensation and benefit costs of $3.3 million, a $1.7 million reduction in regulatory fees paid, a $1.5 million reduction in loss on asset disposals and $1.3 million in lower property lease expense.

For the nine months ended September 30, 2006, selling, general and administrative expenses increased $6.3 million as compared to the same period in 2005 primarily as a result of $15.1 million of additional costs resulting from the employee transfer agreement and a $3.3 million impairment loss on an investment accounted for under the cost method. This increase was partially offset by lower bad debt expense of $1.8 million, a $1.5 million reduction in loss on asset disposals, a decrease in employee compensation and benefit costs of $1.2 million, a $1.4 million reduction in regulatory fees paid and lower general and administrative expenses of approximately $3.0 million, including lower stock compensation expense, property lease expense, insurance and other expenses.

Restructuring and Transaction Costs

Restructuring and severance costs were $0.2 million and $5.2 million for the three months ended September 30, 2005 and 2006, respectively. During the three months ended September 30, 2005, we recorded charges of $0.2 million related to our severance plans. During the three months ended September 30, 2006, we recorded $5.2 million of integration and retention costs in relation to the PanAmSat Acquisition Transactions.

Restructuring and severance costs were $4.0 million and $5.2 million for the nine months ended September 30, 2005 and the period July 1, 2006 through September 30, 2006, respectively. During the nine months ended September 30, 2005, we recorded charges of $2.5 million for certain costs incurred in relation to equipment transferred to other locations in 2005, $1.0 million related to our severance plans and $0.5 million for increased future lease costs related to one of our idle facilities. During the period July 1, 2006 through September 30, 2006, we recorded $5.2 million of integration and retention costs in relation to the PanAmSat Acquisition Transactions.

In connection with the completion of the PanAmSat Acquisition Transactions on July 3, 2006, we recorded approximately $145.2 million of transaction costs within our consolidated statement of operations during the nine months ended September 30, 2006. Of these costs, $142.3 million was expensed during the predecessor period July 1, 2006 immediately prior to completion of the PanAmSat Acquisition Transactions. These costs included approximately $97.2 million of costs associated with the cash settlement of options and deferred stock units, $21.2 million of severance-related compensation received by certain of our prior executives (including $19.9 million of employee excise taxes) $15.4 million of severance and related costs recorded pursuant to our 2005 severance pay plan, $8.5 million of costs related to executive severance and benefits. In addition, $2.9 million of expenses related to certain employee retention costs were expensed during the first six months of 2006. No comparable costs were recorded in the same period in 2005.

Prior Sponsor Management Fees

Our Prior Sponsors provided management and advisory services to us pursuant to management services agreements executed at the closing of the Recapitalization in August 2004. The Prior Sponsors charged us an aggregate management fee of $2.0 million annually for the provision of these services, subject to an annual increase of three percent. In connection with, and effective upon completion of, our initial public offering on March 22, 2005, each of the Prior Sponsors terminated their respective management services agreements with us for an aggregate consideration of $10.0 million. During the nine months ended September 30, 2005, we recorded approximately $10.4 million of expense for these management fees, including the termination payment. No comparable costs were recorded during the nine months ended September 30, 2006.

Loss on termination of sales-type lease

During the first quarter of 2005, we recorded a loss of $2.3 million in relation to the amendment of a customer’s sales-type lease agreement, which resulted in a new operating lease agreement for that customer. As a result of this amendment, during the first quarter of 2005, we wrote off the remaining net investment in sales-type lease balance of $2.3 million related to this agreement. No comparable costs were recorded during the nine months ended September 30, 2006.

(Gain) Loss on Undesignated Interest Rate Swap

As of September 30, 2005, we completed our effectiveness test in relation to our $1.25 billion interest rate swap agreement. As a result of the test, it was determined that the interest rate swap agreement was no longer an effective hedge and therefore did not qualify for hedge accounting treatment under Statement of Financial Accounting Standards (“SFAS”) No. 133 Accounting for Derivative Instruments and Hedging Activities as amended and interpreted (“SFAS 133”). As a result, the interest rate swap was undesignated and therefore the reduction in the fair value of the interest rate swap obligation of approximately $18.3 million was recorded as a gain on undesignated interest rate swap in our consolidated statement of operations for the three months ended September 30, 2005. Similarly, the interest rate swap was undesignated and therefore the increase in the fair value of the interest rate swap obligation of approximately $0.3 million was recorded as a loss on undesignated interest rate swap in our consolidated statement of operations for the nine months ended September 30, 2005. The $14.3 million loss on undesignated interest rate swap during the third quarter of 2006 represents the decrease in the fair value of our $1.25 billion interest rate swap asset. The $8.8 million gain on undesignated interest rate swap during the nine month period ended September 30, 2006 represented the increase in the fair value of our $1.25 billion interest rate swap asset. For the three months ended September 30, 2006, the interest rate swap was undesignated and therefore this decrease was recorded as a loss on undesignated interest rate swap in our consolidated statement of operations for this period pursuant to SFAS 133. For the nine months ended September 30, 2006, the interest rate swap was undesignated and therefore this increase was recorded as a gain on undesignated interest rate swap in our consolidated statement of operations for this period pursuant to SFAS 133.

Income (Loss) from Operations

Income (loss) from operations decreased by $178.7 million as compared to the three months ended September 30, 2005 primarily due to $142.3 million of restructuring and transaction costs and the change in the fair value of our undesignated interest rate swap of approximately $32.7 million over the same period in 2005. Income from operations decreased by $109.5 million as compared to the nine months ended September 30, 2005 primarily due to $145.2 million of restructuring and transaction costs and increases in other operating costs of $48.6 million. These decreases were partially offset by an increase in revenues of $62.4 million, principally due to new revenues from affiliates as discussed above, and by reductions in certain other operating expenses of $21.9 million.

Interest Expense—Net

For the three months ended September 30, 2006, Interest expense—net consisted of the following (in thousands):

	Three Months Ended September 30,		Dollar Change
	2005	2006
	Combined
Gross interest expense	$56,367	$80,112	$23,745
Less: Interest income	790	2,056	1,266
Less: Capitalized interest	7,305	7,346	41

Total interest expense, net	$48,272	$70,710	$22,438

Interest expense—net increased primarily as a result of higher outstanding indebtedness during the three months ended September 30, 2006, and higher average interest rates in relation to our senior secured credit facilities during this period as compared to the same period in 2005. The increase in debt was a result of the issuance of $575.0 million of the original notes in July 2006 in connection with the completion of the PanAmSat Acquisition Transactions.

For the nine months ended September 30, 2006, Interest expense—net consisted of the following (in thousands):

	Nine Months Ended September 30,		Dollar Change
	2005	2006
	Combined
Gross interest expense	$232,225	$203,536	$(28,689)
Less: Interest income	2,091	4,902	2,811
Less: Capitalized interest	18,259	20,323	2,064

Total interest expense, net	$211,875	$178,311	$(33,564)

During the nine months ended September 30, 2005, we recorded approximately $56.0 million of debt extinguishment costs within interest expense, including the write-off of $10.4 million of debt issuance costs as a result of the repayment of $318.4 million of indebtedness under our senior secured credit facilities, $13.8 million related to the redemption of a portion of our 9% senior notes due 2014 and a $31.8 million premium paid in relation to the redemption of these notes during this period. Excluding the write-off of debt extinguishment costs in 2005, interest expense for the nine months ended September 30, 2006 increased compared with the same period in 2005 due to higher total outstanding indebtedness and higher average interest rates in relation to our senior secured credit facilities. The increase in debt was a result of the issuance of $575.0 million of the original notes in July 2006 in connection with completion of the PanAmSat Acquisition Transactions.

Income Tax Expense (Benefit)

The decrease in the third quarter 2006 income tax expense of approximately $39.0 million to a $28.7 million income tax benefit from the 2005 income tax expense of $10.3 million was due primarily to the decrease in income before income taxes in 2006 resulting from the items described above including certain deductible as well as certain non-deductible transaction costs, offset by the reduction in the 2006 extraterritorial income exclusion benefit resulting from the partial phase-out of this benefit. The effective income tax rate for the three months ended September 30, 2006 was 20.6% as compared to 16.7% for the three months ended September 30, 2005.

For the nine months ended September 30, 2006, the increase in income tax expense of approximately $1.4 million to $8.5 million from the 2005 income tax expense of $7.1 million was due primarily to the reduction in the 2006 extraterritorial income exclusion benefit resulting from the partial phase-out of this benefit, non-deductible costs relating to the company’s acquisition by Intelsat Bermuda, and the recording of additional expense in the second quarter of 2006 related to tax exposure items for periods prior to 2006, offset by an decrease in income before income taxes in 2006 resulting from the items described above. The effective income tax rate for the nine months ended September 30, 2006 was negative 26.3% as compared to 15.3% for the nine months ended September 30, 2005. The change in the effective rate from 2005 to 2006 is primarily driven by certain non-deductible acquisition related costs incurred by us during the period January 1, 2006 to July 1, 2006.

Results of Operations—2005 Compared to 2004

The following table sets forth the consolidated statement of operations data and related changes expressed in dollars and percentages for each period indicated. The historical results are not necessarily indicative of results to be expected for any future period.

	Year Ended December 31,		Dollar Change	Percentage Change
	2004	2005
	(In thousands, except percentages)
Revenues
Operating leases, satellite services and other	$811,124	$847,149	$36,025	4.4%
Outright sales and sales-type leases	15,946	13,854	(2,092)	(13.1)%

Total revenues	827,070	861,003	33,933	4.1%

Operating costs and expenses
Cost of outright sales and sales-type leases	2,224	(4,303)	(6,527)	NM
Depreciation and amortization expense	294,822	276,925	(17,897)	(6.1)%
Direct operating costs (exclusive of depreciation and amortization)	157,354	143,870	(13,484)	(8.6)%
Selling, general and administrative expenses	110,898	74,969	(35,929)	(32.4)%
Prior sponsor management fees	731	10,444	9,713	NM
Facilities restructuring and severance costs	6,192	4,294	(1,898)	(30.7)%
Loss on termination of sales-type leases	—	2,307	2,307	—
Gain on undesignated interest rate swap	—	(6,611)	(6,611)	—
Gain on satellite insurance claim	(9,090)	—	9,090	NM
Gain on sale of teleport	(11,113)	—	11,113	NM
Satellite impairment loss	99,946	—	(99,946)	NM
Transaction-related costs	155,131	—	(155,131)	NM

Total operating costs and expenses	807,095	501,895	(305,200)	(37.8)%

Income from operations	19,975	359,108	339,133	NM
Interest expense, net	186,754	261,383	74,629	40.0%

Income (loss) before income taxes	(166,779)	97,725	264,504	NM
Income tax expense (benefit)	(91,290)	2,105	93,395	NM

Net income (loss)	$(75,489)	$95,620	$171,109	NM

NM =  Not meaningful

Total Revenues

The increase in total revenues was primarily attributable to higher lease services revenues of $29.2 million, higher mobile satellite services and other revenues of $7.4 million, an increase in government services revenues of $1.7 million and an increase in managed services revenues of $0.1 million as compared to 2004. See “–Selected segment data” below.

Cost of outright sales and sales-type leases

The decrease in cost of sales-type leases during year ended December 31, 2005 was due to the reversal of approximately $4.3 million of in-orbit insurance liabilities, representing previously recorded expenses for sales-type leases on our Galaxy 4R and Galaxy 10R satellites that are no longer insured. These insurance policies expired during 2005, were not replaced and, as a result, these satellites and their related assets are no longer insured.

Depreciation and amortization expense

The decrease in depreciation and amortization was due primarily to the following:

•	lower depreciation of $25.9 million on our Galaxy 3R satellite, which was fully depreciated in January 2005 and taken out of service in January 2006;

•	lower depreciation of $6.9 million on our Galaxy 5 satellite which was de-orbited in January 2005 and the impairment of our PAS-6 satellite in March 2004 and its subsequent de-orbiting;

•	lower non-satellite depreciation of $7.3 million, resulting primarily from lower depreciation of capitalized software which became fully depreciated during 2004, write-off’s of property, plant and equipment and reduced non-satellite capital expenditures; and

•	lower depreciation of $3.5 million on our Galaxy 4R and Galaxy 10R satellites as a result of the allocation of insurance proceeds against the carrying values of these satellites during 2004 and the reduced EOL estimates for Galaxy 4R and Galaxy 9 in the second half of 2005.

These decreases were partially offset by increased depreciation of $23.4 million resulting from reduced end of life estimates for the Galaxy 11, IS-1R and IS-9 satellites in the fourth quarter of 2004.

Direct operating costs (exclusive of depreciation and amortization)

The decrease in total direct operating costs, as compared to the year ended December 31, 2004, was due primarily to lower in-orbit insurance costs of $6.9 million as a result of reduced or expired satellite insurance policies since January 2004, reduced engineering and operations costs of approximately $7.3 million resulting from reduced headcount/operational efficiencies obtained since January 2004 and a decrease in G2 direct operating costs of approximately $8.0 million as compared to the year ended December 31, 2004. The decrease in G2 direct operating costs was due primarily to a shift in the composition of G2 revenues to services/products with higher margins during the year ended December 31, 2005, as compared to the same period in 2004. (See “—Selected segment data” below).

Selling, general and administrative expenses

Selling, general and administrative expenses decreased $35.9 million during the year ended December 31, 2005, as compared to the same period in 2004, primarily as a result of a $34.1 million reduction in bad debt expense recorded during 2005. In July of 2004, we terminated our transponder lease agreements with a customer due to non-payment of the customer’s obligations to us through June 30, 2004. As a result, in the second quarter of 2004, we recorded a pre-tax charge of approximately $29.6 million related to the current and long-term receivable balances due from this customer, which was recorded within our provision for uncollectible receivables.

Prior Sponsor management fees

The Prior Sponsors provided management and advisory services to us pursuant to management services agreements executed at the closing of the Recapitalization in August 2004. The Prior Sponsors charged us an aggregate management fee of $2.0 million annually for the provision of these services, subject to an annual increase of three percent. From August 20, 2004 through December 31, 2004, we recorded approximately $0.7 million of expense for these management fees. In connection with, and effective upon completion of, our initial public offering on March 22, 2005, each of the Prior Sponsors terminated their respective management services agreements with us for an aggregate consideration of $10.0 million. During the year ended December 31, 2005, we recorded approximately $10.4 million of expense for these management fees, including the termination payment.

Facilities restructuring and severance costs

Facilities restructuring and severance costs were $6.2 million and $4.3 million for the years ended December 31, 2004 and 2005, respectively. The decrease in these costs was primarily due to the following:

•	during the years ended December 31, 2004 and 2005, we recorded charges of $1.8 million and $2.5 million, respectively, related to our teleport consolidation plan, representing primarily severance and third party costs in 2004 and certain costs incurred in relation to equipment transferred to other locations or disposed of in 2005.

•	during the year ended December 31, 2004, we recorded a non-cash charge of $3.7 million reflecting future lease costs related to approximately 18,000 square feet of unused facilities in Manhattan Beach and Long Beach, California. During the year ended December 31, 2005, we recorded a non-cash charge of approximately $0.5 million in relation to increased future lease costs related to another of our idle facilities.

•	during the years ended December 31, 2004 and 2005, we recorded severance costs of approximately $0.6 million and $1.1 million in relation to our severance plans.

See “—Liquidity and Capital Resources—Facilities Restructuring and Severance Costs” below.

Loss on termination of sales-type leases

In the first quarter of 2005 we recorded a loss of $2.3 million in relation to the amendment of a customer’s sales-type lease agreement, which resulted in a new operating lease agreement for that customer.

Gain on undesignated interest rate swap

On March 14, 2005, we entered into a five year interest rate swap agreement to hedge interest expense on a notional amount of $1.25 billion. The notional amount will amortize down to $625.0 million from March 14, 2008 until expiration on March 14, 2010. From March 14, 2005 through May 24, 2005, the interest rate swap was undesignated and the decrease in its fair value of approximately $18.6 million through May 24, 2005 was recorded within operating costs and expenses in our consolidated statement of operations. Between May 25, 2005 and June 30, 2005, the interest rate swap was designated as a cash flow hedge and deemed effective, and therefore qualified for hedge accounting treatment under SFAS 133. As of September 30, 2005, we completed our effectiveness assessment in relation to this swap agreement. As a result of this test, it was determined that the interest rate swap agreement was no longer an effective hedge, and therefore, did not qualify for hedge accounting treatment under SFAS 133. As a result, the interest rate swap was undesignated through December 31, 2005 and therefore the increase in the fair value of the interest rate swap obligation from July 1, 2005 through December 31, 2005 of approximately $25.2 million was recorded as a gain on undesignated interest rate swap in our consolidated statement of operations for year ended December 31, 2005. The net gain on undesignated interest rate swap for year ended December 31, 2005 was $6.6 million. As this agreement became effective during 2005 there were no similar amounts recorded in 2004.

Gain on Satellite Insurance Claim

During the fourth quarter of 2004, we received approximately $75 million of insurance proceeds related to our Galaxy 10R satellite. Approximately $9.1 million of these insurance proceeds related to warranty obligations recorded during the third quarter of 2004 for a customer on Galaxy 10R and the write-off of a portion of our net investment in sales-type leases for another customer on this satellite. We recorded a gain on satellite insurance claim of approximately $9.1 million during the fourth quarter of 2004 for this portion of the insurance proceeds received, which related to the third quarter of 2004 charges. See “—Cost of Outright Sales and Sales-type leases” above.

Gain on sale of teleport

The gain on sale of teleport of $11.1 million represents the pre-tax gain recorded during the fourth quarter of 2004 related to the sale of our Spring Creek teleport in October 2004 for approximately $14.4 million, net of associated selling costs. See “—Liquidity and Capital Resources—Facilities Restructuring and Severance Costs” below.

Satellite impairment loss

In the first quarter of 2004, we recorded a non-cash charge of $99.9 million related to the impairment of our PAS-6 satellite. See “—Satellite Technology” below.

Transaction-related costs

The decrease in transaction-related costs was due to costs incurred during 2004 in relation to the Recapitalization. These costs consisted of debt tender offer costs, costs to cash out restricted stock units and stock options, transaction-related bonuses and proxy solicitation and other costs. There were no such costs recorded during 2005.

Income from operations

Income from operations increased by $339.1 million primarily due to the $155.1 million of transaction-related costs recorded in 2004, the $99.9 million satellite impairment loss recorded in the first quarter of 2004, the $29.6 million charge recorded in selling, general and administrative expenses during the second quarter of 2004 described above and the other changes in revenues and operating expenses described above.

Interest expense, net

Interest expense, net consisted of the following (in thousands):

	Year Ended December 31,		Dollar Change
	2004	2005
Gross interest expense	$202,676	$290,139	$87,463
Less: Interest income	7,422	3,217	(4,205)
Less: Capitalized interest	8,500	25,539	17,039

Total interest expense, net	$186,754	$261,383	$74,629

Interest expense, net for the year ended December 31, 2005 increased primarily as a result of:

•	approximately $49.5 million additional interest expense in 2005 as a result of the Recapitalization. The Recapitalization which occurred on August 20, 2004 resulted in additional incremental indebtedness for us at higher average interest rates. See “—Liquidity and Capital Resources—Long-term Debt” below;

•	approximately $56.0 million of debt extinguishment costs recorded in the year ended December 31, 2005, as compared with $25.8 million of such costs recorded during the same period in 2004. The debt extinguishment costs recorded during the year ended December 31, 2005 included $31.8 million premium paid in relation to the redemption of 35% of PanAmSat Opco’s 9% senior notes due 2014, debt issuance costs of $13.8 million written-off in relation to this redemption and approximately $10.4 million of debt issuance costs written-off as a result of the repayment of $318.4 million of indebtedness under PanAmSat Opco’s senior secured credit facilities; and

•	lower interest income of $4.2 million, due primarily to lower cash balances maintained during 2005, as compared to the same period in 2004.

These increases were partially offset by higher capitalized interest expense of $17.0 million during 2005 as a result of higher satellite construction in progress balances and higher interest rates, as compared to 2004.

Income tax expense

The increase in the 2005 income tax expense from the 2004 income tax benefit was primarily due to the income tax effect of Transaction costs recorded in the third quarter of 2004 and the PAS-6 impairment loss recorded during the first quarter of 2004. PanAmSat Opco recorded an income tax expense of approximately $2.1 million for 2005, as compared to a tax benefit of approximately $91.3 million for 2004.

Selected segment data

Presented below is selected segment data for PanAmSat Opco.

	Year Ended December 31,		Dollar Change	Percentage Change
	2004	2005
	(In thousands, except percentages)
Revenues:
FSS	$762,892	$799,581	$36,689	4.8%
G2	85,864	87,553	1,689	2.0%
Eliminations	(21,686)	(26,131)	(4,445)	(20.5)%

Total revenues	$827,070	$861,003	$33,933	4.1%

Income from operations:
FSS	$8,523	$343,256	$334,733	NM
G2	11,452	15,852	4,400	38.4%

Total income from operations	$19,975	$359,108	$339,133	NM

Segment EBITDA:
FSS	$612,089	$655,583	$43,494	7.1%

G2	$12,854	$17,692	$4,838	37.6%

NM =  Not meaningful

As a result of the Recapitalization, we began utilizing Segment EBITDA (as defined below) as a measure of performance for our operating segments during the third quarter of 2004. We previously evaluated the performance of our operating segments based on several factors, of which the primary financial measure was segment net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude non-recurring items and other non-cash adjustments (“Segment EBITDA”). Segment EBITDA is presented because our chief operating decision maker previously evaluated and measured each business unit’s performance based on its Segment EBITDA results. See Note 18 “Operating Segments” to our audited consolidated financial statements for the years ended December 31, 2005 and 2004 appearing elsewhere in this prospectus for a reconciliation of income (loss) from operations to Segment EBITDA for our FSS operating segment and our G2 operating segment.

Our operations were previously comprised of the following two segments:

Fixed Satellite Services—Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH and provide consulting/technical services, TT&C and network services to customers.

Government Services—Prior to the PanAmSat Acquisition Transactions, we provided global satellite and related telecommunications services to the U.S. government, international government entities, and their contractors through our G2 subsidiary.

FSS Segment

FSS Revenue by Service—Type

	Year Ended December 31,		Dollar Change	Percentage Change
	2004	2005
	(In thousands, except percentages)
FSS Revenues:
Leases	$701,397	$730,572	$29,175	4.2%
Managed solutions	45,192	45,300	108	0.2%
Mobile satellite services and other	16,303	23,709	7,406	45.4%

Total FSS revenues	$762,892	$799,581	$36,689	4.8%

Prior year FSS segment revenue amounts have been reclassified to different revenue service classifications to conform to Intelsat, Ltd’s presentation. Government services revenues in prior years has been reclassified to lease revenues and prior years consulting/technical services revenues have been reclassified to managed solutions revenues and mobile satellite services and other revenues based upon the nature of the related customers’ services.

Revenues. The $36.7 million increase in FSS revenues was primarily attributable to higher lease services revenues of $29.2 million and higher mobile satellite services and other revenues of $7.4 million as follows:

Leases. The increase in lease services revenues was primarily due to new customer arrangements on our Galaxy 12 satellite, the impact of the contractual arrangements entered into with affiliates of The DIRECTV Group in connection with the Recapitalization, and an increase in satellite capacity leased to our G2 segment by our FSS segment. These increases were partially offset by reduced revenue as a result of an international customer termination that occurred during the second quarter of 2004 and the expiration of a lease associated with a non-core satellite that was used by a customer during the first nine months of 2004.

Mobile Satellite Services and Other. The increase in mobile satellite services and other revenues is primarily due to the continued development and expansion of our consulting/technical service business in 2005 as compared to 2004.

Income from Operations. The increase of $334.7 million in income from operations for the year ended December 31, 2005 was primarily due to the non-recurrence of certain costs including $155.1 million of transaction related costs recorded during 2004, the $99.9 million satellite impairment loss recorded during the first quarter of 2004, the $29.6 million charge recorded in selling, general and administrative expenses during the second quarter of 2004 described above, the increase in FSS revenues of $36.7 million described above and a decrease in depreciation and amortization expense of approximately $17.9 million, which resulted primarily from satellites that were fully depreciated or de-orbited.

Segment EBITDA. The increase in FSS Segment EBITDA of $43.5 million for the year ended December 31, 2005 was due to the increased FSS revenues of $36.7 million and lower operating costs and expenses of $6.8 million.

G2 Segment

Revenue. G2 segment revenues increased $1.7 million for the year ended December 31, 2005, as compared to the year ended December 31, 2004. Reflected in this increase was a significant change in the composition of revenues. Revenues related to the lease of additional FSS provided satellite capacity increased $7.6 million and revenues related to managed network services increased $7.5 million. These increases were substantially offset by decreases in the sales of equipment and other non-satellite products of $10.1 million and lower revenues related to the construction of an L-Band payload on Galaxy 15 of $3.3 million.

Income from Operations and Segment EBITDA. Income from operations and segment EBITDA increased by $4.4 million and $4.8 million, respectively, for the year ended December 31, 2005, as compared to the year ended December 31, 2004. These increases were primarily due to the shift in the composition of revenue as described above. The focus on higher margin products and services resulted in these increases. Restructuring charges of $0.5 million were included in income from operations for the year ended December 31, 2005. These charges were not incurred during the year ended December 31, 2004.

Results of Operations—2004 Compared to 2003

The following table sets forth the consolidated statement of operations data and related changes expressed in dollars and percentages for each period indicated. The historical results are not necessarily indicative of results to be expected for any future period.

	Year Ended December 31,		Dollar Change	Percentage Change
	2003	2004
	(In thousands, except percentages)
Revenues
Operating leases, satellite services and other	$814,006	$811,124	$(2,882)	(0.4)%
Outright sales and sales-type leases	17,005	15,946	(1,059)	(6.2)%

Total revenues	831,011	827,070	(3,941)	(0.5)%

Operating costs and expenses
Cost of outright sales and sales-type leases	—	2,224	2,224	—
Depreciation and amortization expense	312,833	294,822	(18,011)	(5.8)%
Direct operating costs (exclusive of depreciation and amortization)	149,696	157,354	7,658	5.1%
Selling, general and administrative expenses	86,081	110,898	24,817	28.8%
Prior sponsor management fees	—	731	731	—
Facilities restructuring and severance costs	4,227	6,192	1,965	46.5%
Satellite impairment loss	—	99,946	99,946	—
Gain on satellite insurance claim	—	(9,090)	(9,090)	—
Gain on sale of teleport	—	(11,113)	(11,113)	—
Transaction-related costs	—	155,131	155,131	—

Total operating costs and expenses	552,837	807,095	254,258	46.0%

Income from operations	278,174	19,975	(258,199)	(92.8)%
Interest expense, net	143,632	186,754	43,122	30.0%

Income (loss) before income taxes	134,542	(166,779)	(301,321)	NM
Income tax expense (benefit)	35,010	(91,290)	(126,300)	NM

Net income (loss)	$99,532	$(75,489)	$(175,021)	NM

NM = Not meaningful

Total Revenues

The decrease in total revenues was primarily attributable to lower lease services revenues of $19.0 million, partially offset by additional government services revenues of $11.3 million, $5.7 million of additional mobile satellite services and other revenues and increased managed services revenues of $1.2 million. See “—Selected segment data” below.

Cost of outright sales and sales-type leases

The increase in cost of sales-type leases recorded during the year ended December 31, 2004 is the result of recording approximately $6.3 million of costs related to a warranty obligation to one of the customers on Galaxy 10R, partially offset by the reversal of approximately $4.1 million of in-orbit insurance liabilities related to sales-type leases that are no longer insured.

Depreciation and amortization expense

The decrease in depreciation and amortization is due primarily to lower depreciation on Galaxy 11, IS-1R and Galaxy 4R of $25.4 million, as a result of the allocation of insurance proceeds against the carrying values of these satellites, partially offset by the reduced end of life of these satellites. In addition, we recorded lower non-satellite depreciation of $7.4 million and lower depreciation on PAS-6 of $9.3 million due to the impairment loss in the first quarter of 2004 (See “—Satellite Technology” below). These decreases were partially offset by accelerated depreciation of $15.1 million due to reduced end of life estimates for Galaxy 10R and IS-6B and IS-9 for XIPS related issues and depreciation of $7.4 million on Galaxy 12 and Galaxy 13, which were placed in service in May 2003 and January 2004, respectively.

Direct operating costs (exclusive of depreciation and amortization)

The increase in direct operating costs was primarily due to:

•	additional direct operating costs of our G2 operating segment of $3.9 million due to the growth of services to the U.S. government.

•	$3.2 million of additional costs related to our Horizons-1 joint venture, which commenced operations in January 2004.

•	increased expenses of $4.5 million attributable to the growth of our consulting business.

•	$3.6 million of additional costs related to our expanded fiber service offerings, after the 2003 acquisition of Sonic Telecommunications International Ltd.

•	$3.5 million of additional third party expenses required to perform services for customers under new lease agreements entered into during 2004.

These increases were partially offset by reduced satellite insurance expense of $7.8 million and a $3.9 million write-off of deferred charges as a result of the termination of certain vendor contracts during the first quarter of 2003.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $24.8 million, primarily due to higher bad debt expense of $32.9 million, as compared to 2003, as a result of the $29.6 million pre-tax charge recorded in relation to the write-off of an international customer’s long and short-term receivable balances during the second quarter of 2004. Additionally, during the third quarter of 2004, we wrote-off approximately $3.1 million of a customer’s net investment in sales-type leases as a result of the August 2004 satellite anomaly on our Galaxy 10R satellite. These increases were partially offset by lower compensation, benefits and related costs of $7.7 million as compared to 2003, due to operationally efficiencies achieved during 2004.

Prior Sponsor management fees

The Prior Sponsors charged us an aggregate management fee of $2.0 million annually for the provision of services, subject to an annual increase of three percent. From August 20, 2004 through December 31, 2004, we recorded approximately $0.7 million of expense for these management fees.

Facilities restructuring and severance costs

In 2004, we recorded non-cash charges of $3.7 million related to our facilities restructuring plan, $1.8 million related to our teleport consolidation plan and $0.6 million related to our 2004 workforce reduction. During 2003, we recorded $4.2 million of charges related to our teleport consolidation plan and $1.4 million of severance charges related to our fourth quarter 2003 workforce reduction, both of which were partially offset by restructuring credits of $1.4 million related to our facilities restructuring plan. See “—Liquidity and Capital Resources—Facilities Restructuring and Severance Costs” below.

Satellite impairment loss

In the first quarter of 2004, we recorded a non-cash charge of $99.9 million related to the impairment of our PAS-6 satellite See “—Satellite Technology” below.

Gain on Satellite Insurance Claim

During the fourth quarter of 2004, we received approximately $75.0 million of insurance proceeds related to our Galaxy 10R satellite. Approximately $9.1 million of these insurance proceeds related to warranty obligations recorded during the third quarter of 2004 for a customer on Galaxy 10R and the write-off of a portion of our net investment in sales-type leases for another customer on this satellite. We recorded a gain on satellite insurance claim of approximately $9.1 million during the fourth quarter of 2004 for this portion of the insurance proceeds received, which related to the third quarter of 2004 charges. See “—Cost of Outright Sales and Sales-type leases” and “—Selling, General and Administrative Expenses” above.

Gain on sale of teleport

The gain on sale of teleport of $11.1 million represented the pre-tax gain recorded during the fourth quarter of 2004 related to the sale of our Spring Creek teleport in October 2004 for approximately $14.4 million, net of associated selling costs. See “—Liquidity and Capital Resources—Facilities Restructuring and Severance Costs” below.

Transaction-related costs

The increase was due to costs incurred in relation to the Recapitalization in 2004. These costs consist of $138.4 million of costs related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives and $2.2 million of costs related to the proxy solicitation and other costs.

Income from operations

Income from operations decreased by $258.2 million, primarily due to Recapitalization related costs of $155.1 million, the $99.9 million impairment loss for our PAS-6 satellite and the $29.6 million write-off of certain customer receivable balances, partially offset by the reduction in depreciation and amortization expense of $18.0 million and the gain on sale of teleport facility of $11.1 million.

Interest expense, net

Interest expense, net consisted of the following (in thousands):

	Year Ended December 31,		Dollar Change
	2003	2004
Gross interest expense	$170,822	$202,676	$31,854
Less: Interest income	13,293	7,422	(5,871)
Less: Capitalized interest	13,897	8,500	(5,397)

Total interest expense, net	$143,632	$186,754	$43,122

Interest expense, net for the year ended December 31, 2004 increased primarily as a result of the following:

•	The increase in the write-off of debt issuance costs during 2004, as compared with 2003, primarily due to the repayment of indebtedness in relation to the Recapitalization.

•	Additional interest expense after the Recapitalization, which resulted in incremental indebtedness at higher average interest rates (See “—Liquidity and Capital Resources—Long-term Debt” below).

•	Lower interest income of $5.9 million primarily due to lower average cash and short term investment balances.

•	Lower capitalized interest during 2004 of $5.4 million due to lower satellite construction in progress balances during the year.

These increases to interest expense, net were partially offset by lower interest expense before the Recapitalization as a result of the repayments of debt made over the last year.

Income tax expense (benefit)

The decrease in income tax expense was primarily due to the income tax effect of costs recorded during the third quarter of 2004 related to the Recapitalization, the PAS-6 impairment loss recorded during the first quarter of 2004, and the write-off of the customer receivable balance in the second quarter of 2004. PanAmSat Opco had a tax benefit of approximately $91.3 million for 2004, as compared to a tax expense of approximately $35.0 million in 2003.

Selected segment data

Presented below is selected segment data for PanAmSat Opco.

	Year Ended December 31,		Dollar Change	Percentage Change
	2003	2004
	(In thousands, except percentages)
Revenues:
FSS	$775,009	$762,892	$(12,117)	(1.6)%
G2	74,550	85,864	11,314	15.2%
Eliminations	(18,548)	(21,686)	(3,138)	16.9%

Total revenues	$831,011	$827,070	$(3,941)	(0.5)%

Income from operations:
FSS	$269,573	$8,523	$(261,050)	(96.8)%
G2	8,601	11,452	2,851	33.1%

Total income from operations	$278,174	$19,975	$(258,199)	(92.8)%

Segment EBITDA:
FSS	$623,718	$612,089	$(11,629)	(1.9)%

G2	$9,329	$12,854	$3,525	37.8%

FSS Segment

FSS Revenue by Service—Type

	Year Ended December 31,		Dollar Change	Percentage Change
	2003	2004
	(In thousands, except percentages)
FSS Revenues:
Leases	$720,402	$701,397	$(19,005)	(2.6)%
Managed solutions	44,034	45,192	1,158	2.6%
Mobile satellite services and other	10,573	16,303	5,730	54.2%

Total FSS revenues	$775,009	$762,892	$(12,117)	(1.6)%

Prior year FSS segment revenue amounts have been reclassified to different revenue service classifications to conform to Intelsat, Ltd’s presentation. Government services revenues in prior years has been reclassified to lease revenues and prior years consulting/technical services revenues have been reclassified to managed solutions revenues and mobile satellite services and other revenues based upon the nature of the related customers’ services.

Revenues. The decrease in FSS revenues of $12.1 million was primarily attributable to a decrease in lease services revenues of $19.0 million, partially offset by higher mobile satellite services and other revenues of $5.7 million and higher managed solutions revenues of $1.2 million as follows:

Leases. The decrease in lease services revenues was primarily due to customer credit related issues in international regions. This decrease was partially offset by the impact of the contractual arrangements entered into with affiliates of The DIRECTV Group in connection with the Recapitalization, additional revenue from network resellers and from customers with VSAT applications in North America, and an increase in satellite capacity leased to our G2 segment by our FSS segment.

Managed Solutions. The increase in managed solutions revenues was primarily attributable to an increase in occasional services revenues due to the broadcast of the 2004 Summer Olympics, U.S. presidential conventions and election coverage and other sporting and world events.

Mobile Satellite Services and Other. The increase in mobile satellite services and other revenues was primarily due to additional new consulting/technical services revenues in 2004 versus 2003.

Income from Operations. The decrease in FSS income from operations was primarily due to Recapitalization related costs of $155.1 million, the $99.9 million impairment loss for our PAS-6 satellite, the $29.6 million charge recorded in selling, general and administrative expenses during the second quarter of 2004 as described above and the reduction in FSS gross margin resulting from lower FSS revenues as described above, partially offset by a reduction in depreciation and amortization expense of $18.7 million and the gain on sale of teleport of $11.1 million described above.

Segment EBITDA. The decrease in FSS Segment EBITDA was primarily due to the reduction in FSS revenues for 2004 as compared to 2003, which is described above.

G2 Segment

Revenue. The increase in G2 segment revenues of $11.3 million reflected a full year of operations in 2004 for the Hughes Global Services, Inc. and Esatel Communications, Inc. acquisitions made during 2003, as well as an increase in satellite bandwidth sales of $7.3 million and an increase in equipment-based sales of $6.1 million as compared to the same period in 2003, partially offset by a decrease in non-satellite bandwidth sales of $2.4 million.

Income from operations and Segment EBITDA. Income from operations and Segment EBITDA increased by $2.9 million and $3.5 million, respectively, as compared to the same period in 2003. These increases were primarily a result of the higher revenues earned during 2004, as discussed above, partially offset by the related cost of sales.

Satellite Technology

Our satellites are typically constructed to operate at full capacity over a design life of 15 years, although the actual performance and operating life of a satellite can vary significantly from that estimate. A satellite’s performance and operating life will depend on operational considerations anticipated at the time of design and launch, such as the amount of fuel on board or expected degradation over time of electrical, propulsion, control or other on-board systems necessary for its operation. Performance or operating life may be extended if components degrade less than expected or if requirements are changed to allow reduced-fuel operations. However, performance or operating life may be reduced as a result of anomalies not contemplated by the satellite design which may not have become apparent until the satellite was placed in orbit or after the satellite has been in orbit for some time. It has been our experience that some of these anomalies can be common among satellites of the same model, or on satellite operating systems from the same manufacturer.

From time to time, our satellites experience operating problems that do not result in a reduction of expected life or usable capacity, but that may result in temporary outages for our customers. These problems are typically resolved through adjustments in the operation of the satellite, which will usually prevent further outages.

We have identified three types of common anomalies among the satellite models in our fleet, which, if they materialize, have the potential for a significant operational impact. These are:

•	failure of both of the on-board XIPS used to maintain the in-orbit position of BSS 601 HP satellites;

•	accelerated solar array degradation in early BSS 702 satellites; and

•	failure of the on-board SCP in BSS 601 satellites.

On March 17, 2004, our PAS-6 satellite, an FS 1300 model satellite built by Space Systems/Loral, suffered an anomaly resulting in a loss of power. Following that event, we moved the satellite to a storage orbit while we evaluated the problem with the manufacturer. On April 1, 2004, this satellite experienced another anomaly and more significant loss of power. Neither of these losses were anticipated. We maintained communications with, and control of, this satellite and, as a result of the second anomaly, took the necessary steps to de-orbit it.

PAS-6 had previously been taken out of primary service and at the time of the anomaly was being used as a backup for another satellite, IS-6B. Accordingly, these events did not affect service to any of our customers and did not affect our revenues in 2005. We do not plan to replace this satellite. As a result of the March 17, 2004 event, we recorded a non-cash impairment charge within income from operations of approximately $99.9 million in the first quarter of 2004. This resulted in a non-cash charge to net income after taxes of approximately $63.3 million. PAS-6 was uninsured and we will not collect insurance proceeds as a result of these events. Further, as a result of this impairment, we no longer depreciate this asset.

BSS 601 HP XIPS

The BSS 601 HP satellite uses a XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, a single failure of a XIPS on a BSS 601 typically would have no effect on the satellite’s performance or its operating life. A failure of a second XIPS on a satellite would also have no impact on the performance of that satellite. However, such a failure would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

Certain of our BSS 601 HP satellites have experienced various problems associated with XIPS. We currently operate seven BSS 601 HP satellites. Three of our currently operated BSS 601 HP satellites have experienced failures of both XIPS.

The first of the currently operated satellites to experience failure of both primary and secondary XIPS was Galaxy 4R. This satellite is operating on its backup bi-propellant propulsion system. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite’s estimated remaining service life, based on the bi-propellant fuel on board, was reduced to approximately 3.5 years from June 28, 2003, the date of the secondary XIPS failure. In September 2006, this satellite was moved to a new location where it started inclined orbit services, with a reduced propellant consumption. It was replaced at its previous location by Galaxy 16, which started service in August 2006.

We began accelerating depreciation on Galaxy 4R beginning in the third quarter of 2003 to coincide with the satellite’s revised estimated service life. As a result, we recorded additional depreciation expense of $7.7 million during 2003. As of March 2004, following the final insurance settlement on this satellite, depreciation on Galaxy 4R has been approximately equal to the monthly depreciation on this satellite before the anomaly occurred. Galaxy 16 was launched on June 18, 2006 and replaced Galaxy 4R at 99 degrees WL and became operational in the third quarter of 2006. Galaxy 4R was placed into inclined orbit at 76.85 degrees WL.

The second satellite with failure of both primary and secondary XIPS is IS-6B. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite’s estimated remaining service life, based on the bi-propellant fuel on board, was reduced to 4.5 years after the most recent gauging operation conducted with the spacecraft manufacturer. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite. As a result of this XIPS failure, during 2003 we reduced our revenue backlog by approximately $344.0 million. The insurance policy on this satellite had an exclusion for XIPS-related anomalies and, accordingly, this was not an insured loss.

We began accelerating depreciation on IS-6B beginning in the third quarter of 2003 to coincide with the satellite’s revised estimated service life. As a result, we recorded additional depreciation expense of $6.6 million during 2003. We expect to launch a replacement for IS-6B in 2007.

The third satellite with failure of both primary and secondary XIPS is Galaxy 10R. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite’s estimated remaining service life, based on the bi-propellant fuel on board, was reduced to approximately 3.6 years from August 3, 2004, the date of the secondary XIPS failure. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite.

On August 31, 2004, we filed a proof of loss under the insurance policy for Galaxy 10R. During the fourth quarter of 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75.0 million. We expect to launch a replacement for Galaxy 10R in 2007.

Of our four remaining BSS 601 HP satellites, IS-5 had a net book value of $8.9 million as of September 30, 2006 and is no longer in primary customer service. The other three continue to have XIPS available as their primary propulsion system. However, no assurance can be given that we will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur. For two of these three satellites, the available bi-propellant life ranges exceeded 4 years from September 30, 2006. The third satellite, Galaxy 13/Horizons 1, which was placed into service in January 2004, has available bi-propellant of approximately 10.3 years from September 30, 2006.

In December 2004, after reviewing the operating time to failure and other data from failed BSS 601 HP XIPS systems in our fleet and from similar systems owned by others, as reported to us by the manufacturer, we reduced our estimate of the end of service life of one of our BSS 601 HP satellites, IS-9, from 2015 to 2013. This resulted in an increase in our annual depreciation expense of $3.0 million beginning in the fourth quarter of 2004. This estimate was based on available data from satellite systems similar to IS-9 and reflected our expectations for these systems. We plan to replace this satellite prior to the end of its service life. Because some of our customer contracts do not require their service to continue onto a replacement satellite, this reduction in our estimate of service life resulted in a reduction in our revenue backlog of approximately $61.2 million as of December 31, 2004. However, given the nature of our customers’ use of this satellite, we expect many of these customers will elect to renew their contracts onto a replacement satellite. We believe that the net book value of this satellite is fully recoverable. Along with the manufacturer, we continually monitor the performance of our satellites that use these systems and will, as warranted, reevaluate our expectations.

BSS 702 solar arrays

All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated and unpredictable degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

We currently operate three BSS 702 satellites, two of which are affected by accelerated solar array degradation. On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and IS-1R, for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and we expect that both of these satellites will continue to serve these customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. Due to this continued degradation, based on a review of available data in December 2004, we reduced our estimate of the end of the service life of Galaxy 11 from 2015 to 2009 and of IS-1R from 2016 to 2010, which resulted in an increase in our annual depreciation expense of $22.6 million beginning in the fourth quarter of 2004. We plan to replace these satellites prior to the point at which the solar array degradation would affect operation of the core communications payload. This will accelerate capital expenditures planned for their replacement. Pursuant to our contracts with our customers, a substantial portion of our customer activity on these satellites will continue onto replacement satellites and the reduced estimate of their service lives will not result in a material reduction in our revenue backlog. We believe that the net book values of these satellites are fully recoverable. See “—Insurance Settlements” below.

The third BSS 702 satellite we operate, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

SCP

Many of our satellites use an on-board SCP to provide advanced orientation control and fault protection functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure. Certain BSS 601 satellites, including our IS-4 satellite, have experienced primary SCP failures and are operating on their backup SCPs. We do not anticipate that a failure of the remaining SCP on IS-4 would have a material impact on our business or require replacement of a satellite. On January 15, 2006, our Galaxy 3R satellite, operating in an inclined orbit at 74 degrees WL, experienced an anomaly of its SCP and was taken out of service. This satellite had no net book value as of December 31, 2005 and this event is not expected to have a material impact on our future operations or financial results.

We currently operate three additional BSS 601 satellites. IS-2 and IS-3R are both in primary service and are in a group of satellites that has been identified as having heightened susceptibility to the SCP problem. The risk of SCP failure appears to decline as these satellites age. IS-2 and IS-3R have been in continuous operation since 1994 and 1996, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we do not expect SCP failures to occur nor do we anticipate an interruption in business or to require early replacement of these satellites. HGS-3 is no longer in primary service and had a net book value of approximately $3.1 million as of September 30, 2006.

Backup satellites and transponders

For each satellite designated as being in primary operating service, we maintain some form of backup capacity. This backup capacity may include any one or more of the following: an in-orbit spare satellite, a ground-based spare satellite, designated reserve transponders on the satellite or other on-board backup systems or designed-in redundancies, or interim restoration capacity on other satellites. However, we do not maintain backups for all of our operating capacity. We believe that the availability of backup capacity addresses in part the operational risks relating to potential satellite anomalies, but backup capacity does not eliminate those risks. See “Risk Factors—Risks Relating to Our Industry”. While these approaches do not provide a cash payment in the event of a loss or anomaly, they do offer certain protections against loss of business due to satellite failure. Because of the relatively high costs of insurance, a reduction in the number of satellites under insurance or a reduction in the amount of insurance coverage on satellites results in savings that can be applied towards the construction and launch of new satellites. New satellites or the satellites they replace may be available as in-orbit spares. The cost of an in-orbit spare that can provide backup support for multiple satellites may be comparable to the lifetime cost of in-orbit insurance for those satellites. We believe that using in-orbit backup satellites rather than having to build replacement satellites from proceeds received under typical insurance policies may help us better serve our customers, plan and control our replacement costs, protect our revenue streams and protect our rights to orbital slots. In addition, availability of in-orbit transponders and satellites as backup may also give us a competitive advantage, as it can take two years or more to replace a satellite with insurance proceeds. We currently use in-orbit spares to backup portions of our fleet.

Insured satellites

As of September 30, 2006, we had in effect launch and in-orbit insurance policies covering four satellites in the aggregate amount of $400.0 million. As of such date, these insured satellites, which are listed in the table below, had an aggregate net book value and other insurable costs of approximately $437.9 million. Set forth below is a table describing our currently insured satellites. Under Spacecraft Model, “BSS” indicates a Boeing model, “ORB” indicates an Orbital Sciences model and “SSL” indicates a Space Systems/Loral model.

Satellite	Spacecraft Model	Estimated End of Service Life	Material Operating Anomalies	Significant Exclusion in Policy
Galaxy 13/Horizons 1	BSS 601 HP(1)	2018	—	Yes—XIPS
Galaxy 15	ORB Star 2	2020	—	No
Galaxy 16	SSL FS 1300	2021	—	No
IS-12	SSL FS 1300	2016	—	No

(1)	All of our owned BSS 601 HP satellites have XIPS. See “—Satellite Technology—BSS 601 HP XIPS” above.

Significant exclusion policies

Of the insured satellites, as of September 30, 2006, one was covered by an insurance policy with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure, or Significant Exclusion Policies. The exclusions reduce the probability of an insurance recovery in the event of a loss on this satellite. Galaxy 13/ Horizons 1, which was placed in service in January 2004 and is insured by a policy with an exclusion for Xenon-Ion Propulsion Systems (“XIPS”) related anomalies, continues to have XIPS available as its primary propulsion system. It also has a bi-propellant fuel system currently in use, with bi-propellant fuel for approximately 10.3 years as of September 30, 2006.

Uninsured satellites

We had 20 uninsured satellites in orbit as of September 30, 2006. As of September 30, 2006, our uninsured satellites had a total net book value and other insurable costs of approximately $887.7 million.

An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. See “Risk Factors—Risk Factors Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance.”

Insurance settlements

Since September 1999, we have received over $1.1 billion of proceeds from insurance claims related to our satellites including the following recent insurance settlements.

In August 2004, we filed a proof of loss under the insurance policy for our Galaxy 10R Spacecraft after the secondary XIPS on this satellite permanently failed. During the fourth quarter of 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million.

In December 2003, we reached a final settlement of insurance claims on our IS-1R and Galaxy 11 satellites for payment of $260.0 million, which related to solar panel anomalies on those satellites. We will continue to own and operate these satellites free and clear of any claims of these insurers. We offset the proceeds from this settlement against the carrying value of the satellites. In the first quarter of 2004, we received the $260.0 million settlement amount.

In July 2003, we filed a proof of loss under the insurance policy for our Galaxy 4R satellite after the secondary xenon-ion propulsion system, or XIPS, on this satellite ceased working. Later in 2003, we settled an insurance claim on this satellite related to the failure of its propulsion system and received $102.6 million from insurers representing approximately 83% of the insurance coverage on the satellite. In March 2004, we reached an agreement with, and received $26.9 million from, the insurer representing the remaining 17% of the insurance coverage on this satellite. The settlement with the insurer representing 17% coverage includes a future sharing of revenues actually received from the satellite. We proportionately offset the proceeds from these settlements against the insured carrying value of the satellite and the net investment in sales-type lease. Our Galaxy 4R satellite was replaced by our Galaxy 16 satellite in August 2006. Galaxy 4R was placed into non-primary operating service at an inclined orbit at 77 degrees WL at the end of the third quarter 2006.

Satellite Deployment Plan

We currently have orders for three satellites that will be constructed and launched by the end of 2007. We have also recently placed an order for a fourth satellite, which we expect to construct and launch in 2009. For further details, see “Business—Our Network—Planned Satellites”.

Assuming satellites under development are successfully launched and services on the satellites commence on schedule, we believe that amounts available under PanAmSat Opco’s revolving credit facility, vendor financing, future cash flows from operations and cash on hand will be sufficient to fund our operations and our remaining costs for the construction and launch of satellites currently under development. There can be no assurance, however, that our assumptions with respect to costs for future construction and launch of our satellites will be correct, or that amounts available under PanAmSat Opco’s revolving credit facility, vendor financing, future cash flows from operations and cash on hand will be sufficient to cover any shortfalls in funding for (i) launches caused by uninsured launch or in-orbit failures, (ii) cost overruns, (iii) delays, (iv) capacity shortages, or (v) other unanticipated expenses.

Liquidity and Capital Resources

Cash and Cash Equivalents

At September 30, 2006, PanAmSat Opco had cash and cash equivalents of $142.7 million compared to $125.9 million at December 31, 2005. During the nine months ended September 30, 2006, PanAmSat Opco recorded the following significant transactions impacting cash and cash equivalents:

•	generated $313.3 million of cash flows from operations;

•	made $161.7 million of interest payments relating to our debt and incentive obligations; these interest payments are included within cash flows from operations;

•	made $158.1 million of capital expenditures;

•	paid $752.1 million of dividends to PanAmSat Holdco; and

•	received $31.0 million of funding for capital expenditures from one of our customers.

At December 31, 2005, PanAmSat Opco had cash and cash equivalents of $125.9 million compared to $38.6 million at December 31, 2004. On March 22, 2005, PanAmSat Holdco consummated an initial public offering of 50 million shares of its common stock and used the net proceeds to make a capital contribution to PanAmSat Opco of approximately $658.4 million and to pay a $200.0 million dividend to its then pre-existing stockholders. PanAmSat Opco used this capital contribution to repay approximately $265.0 million of the borrowings under its Term Loan A Facility and on April 1, 2005 it redeemed $353.5 million, or 35%, of its 9% senior notes due 2014 and paid a redemption premium of $31.8 million to holders of those notes.

During the year ended December 31, 2005, PanAmSat Opco recorded the following other significant transactions impacting cash and cash equivalents:

•	generated $413.9 million of cash flows from operations;

•	made $207.8 million of capital expenditures of which $47.4 million was funded by one of our customers;

•	paid $57.7 million of outstanding debt on our senior secured credit facility from available cash on hand;

•	paid $42.5 million during 2005 in relation to the acquisition of the Europe*Star business;

•	made $255.1 million of interest payments relating to our debt and incentive obligations including the redemption premium of $31.8 million paid to holders of our then-existing senior notes in connection with PanAmSat Holdco’s initial public offering. These interest payments are included within cash flows from operations; and

•	paid dividends of approximately $101.8 million to PanAmSat Holdco, which in turn paid dividends of approximately $100.3 million to its stockholders after its initial public offering.

Changes in cash flows: Nine Months Ended September 30, 2006 compared to Nine Months Ended September 30, 2005

Net cash provided by operating activities of $313.3 million for the nine months ended September 30, 2006 represented an increase of $40.9 million, or 15%, from $272.4 million for the nine months ended September 30, 2005. For the nine months ended September 30, 2005, net cash provided by operating activities was principally comprised of $39.2 million in net income,

$205.8 million in depreciation and amortization, a loss on early extinguishment of debt of $24.2 million, $14.3 million of amortization of debt issuance costs and other deferred charges and a decrease in cash flows from operating assets and liabilities of $16.2 million. For the nine months ended September 30, 2006, net cash provided by operating activities was principally comprised of $40.9 million in net loss, $210.5 million in depreciation and amortization, $93.7 million of non-cash transaction and restructuring costs, $11.8 million of non-cash amortization of debt issuance costs and other deferred charges and an increase in cash flows from operating assets and liabilities of $44.5 million.

Cash flows used in investing activities decreased by $75.7 million in the nine months ended September 30, 2006 primarily due to proceeds of $73.0 million received from the sale of G2 Satellite Solutions Corporation to IGen in July 2006 following the completion of the PanAmSat Acquisition Transactions. Partially offsetting these proceeds were approximately $20.2 million of purchase price installment payments which were made during the nine months ended September 30, 2006 related to our Europe Star acquisition. Additionally, capital expenditures, net of new incentive obligations of $14.9 million, increased $15.9 million in the nine months ended September 30, 2006 as compared to the same period in 2005, primarily due to an increase in satellite capital expenditures related to our satellites currently under construction.

Cash used in financing activities increased by approximately $147.9 million due primarily to the impact of the PanAmSat Acquisition Transactions in the Successor period July 1, 2006 to September 30, 2006 and the impact of PanAmSat Holdco’s initial public offering which took place in the first quarter of 2005. We paid dividends to PanAmSat Holdco of approximately $752.1 million during the nine months ended September 30, 2006, of which $565.7 million was paid in the Successor period July 1, 2006 through September 30, 2006 in connection with the PanAmSat Acquisition Transactions. Partially offsetting these increases in cash used in financing activities were increases in cash flows from financing activities during this period as a result of the issuance of the original notes of $575.0 million in connection with the PanAmSat Acquisition Transactions. Additionally, during the nine months ended September 30, 2006, we received funding for capital expenditures from a customer of approximately $31.0 million, paid debt issuance costs in connection with the PanAmSat Acquisition Transactions of $28.6 million and repaid incentive obligations of approximately $8.7 million.

During the nine months ended September 30, 2005, we received a capital contribution of $658.4 million from PanAmSat Holdco in connection with PanAmSat Holdco’s initial public offering and we repaid approximately $643.5 million of long-term debt with these funds. Additionally, during the nine months ended September 30, 2005, we paid dividends to PanAmSat Holdco of approximately $53.8 million, repaid approximately $28.4 million of additional indebtedness from cash on hand, received funding for capital expenditures from a customer of approximately $33.5 million and repaid incentive obligations of approximately $9.5 million.

Changes in cash flows: 2005 compared to 2004

The increase in the net cash provided by operating activities was primarily due to the non-recurrence of $155.1 million of transaction-related costs expensed and paid during the year ended December 31, 2004, and other increases in cash flows from operations of approximately $64.6 million as compared with the same period in 2004. These increases were partially offset by an increase in Prior Sponsor management fees paid of $10.9 million and an increase of $88.2 million in cash paid for interest during the year ended December 31, 2005.

The increase in net cash used in investing activities was primarily due to a reduction in net sales of short-term investments of approximately $374.1 million, a reduction in the receipt of insurance proceeds of $362.2 million, higher capital expenditures of $30.7 million, additional cash paid for acquisitions of $42.0 million and a reduction in the proceeds from the sale of our teleport of $11.2 million as compared to the same period in 2004.

Net cash used in financing activities by PanAmSat Opco during 2005 decreased by $925.5 million as compared to 2004. PanAmSat Opco’s net cash used in financing activities was approximately $80.4 million during 2005. PanAmSat Opco received a capital contribution of $658.4 million from PanAmSat Holdco during 2005 in connection with PanAmSat Holdco’s initial public offering and PanAmSat Opco repaid approximately $643.5 million of long-term debt with these funds. Additionally, during 2005, PanAmSat Opco paid dividends to PanAmSat Holdco of approximately $101.8 million, repaid approximately $32.5 million of additional indebtedness from cash on hand, received funding for capital expenditures from a customer of approximately $47.4 million, incurred new incentive obligations of approximately $4.7 million and repaid incentive obligations of approximately $12.4 million. During 2004, PanAmSat Opco’s net cash used in financing activities was approximately $1.0 billion. As part of the 2004 Recapitalization, we issued long-term debt of approximately $3.51 billion, repaid $1.05 billion of long-term debt, repurchased common stock of approximately $2.8 billion and recorded capitalized transaction costs of approximately $151.1 million. Also in 2004, we repaid approximately $555.0 million of additional indebtedness, recorded new satellite incentive obligations of $20.8 million and paid $12.6 million of incentive obligations.

Changes in cash flows: 2004 compared to 2003

The decrease in the net cash provided by operating activities was primarily due to the payment of $155.1 million of transaction-related costs that were expensed within our consolidated statement of operations during the year ended December 31, 2004. Additionally, there was a decrease of $22.1 million in cash provided by prepaid expenses and other assets resulting from increased progress payments recorded during the year ended December 31, 2004 in relation to the construction of a customer’s L-band navigational payload on Galaxy 15, as well as an increase in cash used for prepaid insurance, including satellite insurance. These decreases in cash flows from operations were partially offset by a decrease in cash used within operating leases and other receivables of $20.7 million. The decrease in cash used within operating leases and other receivables was primarily attributable to improved collections of customer receivables during the year ended December 31, 2004, as compared to the same period in 2003.

The increase in net cash provided by investing activities was primarily due to:

•	the receipt of $362.2 million of insurance proceeds during 2004, as compared with $102.6 million of insurance proceeds received during 2003; and

•	the increase in sales of short term investments of approximately $352.8 million, as compared with 2003. During the year ended December 31, 2004, we had net sales of short-term investments of $374.1 million, as compared with net sales of short-term investments of $21.3 million during the year ended December 31, 2003.

These increases were partially offset by:

•	an increase in capital expenditures of $73.9 million; and

•	a decrease in proceeds received from satellite manufacturers of approximately $68.2 million.

The increase in cash used within financing activities was primarily due to cash activity related to the Recapitalization and the Contribution, as defined below under “Business—

History”, during the year ended December 31, 2004. The cash activity related to the Recapitalization included the repayment of long-term debt, issuance of new debt, payment of costs related to the Recapitalization and the repurchase of treasury shares as described above. The cash activity related to the Contribution included the issuance of the 10 3/8% discount notes, the payment of dividends to our shareholders and the payment of deferred financing costs related to the issuance of the 10 3/8% discount notes as described above. Additionally, we repaid $350.0 million of debt under the term loan B-1 facility of our old credit facility during 2004 and recorded approximately $20.8 million of new satellite incentive obligations during 2004. During 2003, we repaid approximately $850.0 million of long-term debt from cash on hand.

Impact of the PanAmSat Acquisition Transactions

As part of the PanAmSat Acquisition Transactions, we incurred substantial debt, with payments to service this indebtedness substantially increasing our liquidity requirements as compared to prior years. As of September 30, 2006, PanAmSat Opco and its subsidiaries had, on a consolidated basis, approximately $3.5 billion in principal amount of indebtedness.

PanAmSat Opco’s senior secured credit facilities include a financial covenant that requires us not to exceed a maximum senior secured leverage ratio. In addition, the senior secured credit facilities contain certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, prepayments of subordinated debt, investments, mergers and consolidations, changes in business, liens, amendment of subordinated debt and other matters customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

The indentures governing PanAmSat Opco’s 9% senior notes due 2014 and the other existing notes limit its ability, and the abilities of its restricted subsidiaries, to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; create liens; enter into sale and lease-back transactions; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; and engage in transactions with affiliates. Subject to certain exceptions, our existing indentures permit, and our new indenture will permit, us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

The agreements governing PanAmSat Opco’s senior secured credit facilities and existing notes are the two contractual obligations of PanAmSat Opco that significantly restrict its ability to pay dividends or otherwise transfer assets to PanAmSat Holdco. Payment of dividends is also subject to compliance with Delaware law.

We are required to maintain certain financial covenants and are also subject to restrictive covenants under our borrowings. As of September 30, 2006, we were in compliance with all such covenants.

Intelsat Corp Adjusted EBITDA

We calculate a measure called Intelsat Corp Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the credit agreement governing our senior secured credit facilities. Intelsat Corp Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the credit agreement governing our senior secured credit facilities as described in the table and related footnotes below. Intelsat Corp Adjusted EBITDA as presented below is calculated only with respect to PanAmSat Opco and its subsidiaries. Intelsat Corp Adjusted EBITDA is a material component of certain ratios used in the credit agreement governing our senior secured credit facilities, such as the secured net debt leverage ratio and the total leverage ratio. Under the credit agreement as described in the table and related footnotes below, we must maintain a pro forma secured net debt leverage ratio not greater than 4.25 to 1.00, at the end of each fiscal quarter, and generally may not incur additional indebtedness (subject to certain exceptions) if the total leverage ratio calculated on a pro forma basis at the time of incurrence would exceed 6.75 to 1.00.

Intelsat Corp Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, and does not purport to be an alternative to net income (loss) determined in accordance with U.S. GAAP or as a measure of operating performance or to cash flows from operating activities determined in accordance with U.S. GAAP as a measure of liquidity. Additionally, Intelsat Corp Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Intelsat Corp Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following tables set forth a reconciliation of Intelsat Corp Adjusted EBITDA and EBITDA to net income (loss) and to net cash provided by operating activities for the periods indicated (in thousands):

		Combined(a)
	Nine Months ended September 30, 2005	Nine Months ended September 30, 2006
Reconciliation of Net Cash Provided by Operating Activities to Net Income (Loss):
Net cash provided by operating activities	$272,408	$313,293
Depreciation and amortization	(205,791)	(210,521)
Deferred income taxes	(5,027)	(377)
Amortization of debt issuance costs and other deferred charges	(14,338)	(11,771)
Loss on early extinguishment of debt	(24,161)	—
Provision for uncollectible receivables	2	1,581
Restructuring and transaction costs	(3,998)	(93,715)
Amortization of discounts on notes	—	2,527
Gain (loss) on undesignated interest rate swap	(305)	3,109
Reversal of sales-type lease liabilities	4,303	1,943
Loss on investment	—	(3,316)
Loss on termination of sales-type lease	(2,307)	—
Other non-cash items	2,260	809
Changes in assets and liabilities, net of acquired assets and liabilities	16,180	(44,495)

Net income (loss)	$39,226	$(40,933)

Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$39,226	$(40,933)
Interest expense, net	211,875	178,311
Income tax expense	7,095	8,534
Depreciation and amortization	205,791	210,521

EBITDA	$463,987	$356,433

Reconciliation of EBITDA to Intelsat Corp Adjusted EBITDA:
EBITDA	$463,987	$356,433
Adjustment of sales-type leases to operating leases(b)	19,912	8,762
Loss on termination of sales-type lease(c)	2,307	—
Restructuring charges(d)	3,974	5,219
Reserves for long-term receivables(e)	(4,303)	(1,943)
Transaction costs(f)	10,545	145,186
Loss on investment(g)	—	3,316
(Gain) loss on undesignated interest rate swap(h)	305	(8,812)
Other items(i)	4,946	6,424

Intelsat Corp Adjusted EBITDA	$501,673	$514,585

(a)	As a result of the consummation of the PanAmSat Acquisition Transactions, the financial results for the nine months ended September 30, 2006 have been presented separately for the “Predecessor Entity” for the periods January 1, 2006 to July 1, 2006 and July 1, 2006 and for the “Successor Entity” for the period July 1, 2006 through September 30, 2006. For comparative purposes, we combined the periods from January 1, 2006 through September 30, 2006, as we believe this combination is useful to provide the reader a more accurate comparison. This combination is not a GAAP measure and it is provided to enhance the reader’s understanding of the results of operations for the periods presented.
(b)	For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected. Following the PanAmSat Acquisition Transactions and adoption of conforming accounting policies, this is no longer an adjustment.

(c)	For the nine months ended September 30, 2005, loss on termination of sales-type lease represents the non-cash loss of $2.3 million incurred upon the conversion of one of our customer’s sales-type lease agreements to an operating lease agreement.
(d)	Restructuring charges represent severance costs, leasehold termination costs, facility closure costs and/or integration costs.
(e)	For the nine months ended September 30, 2005, amount represents the reversal of approximately $4.3 million of in-orbit insurance liabilities, representing previously recorded expenses for sales-type leases on our Galaxy 4R and Galaxy 10R satellite that are no longer insured. During the nine months ended September 30, 2005, the insurance policies covering our Galaxy 4R and Galaxy 10R satellites expired and were not replaced and, as a result, these satellites and their related assets were no longer insured. For the nine months ended September 30, 2006, amount represents the reversal of approximately $1.9 million of in-orbit insurance liabilities, representing previously recorded expenses for sales-type leases on our IS-10 satellite that is no longer insured. During the second quarter of 2006, the insurance policies covering our IS-10 and Galaxy 3C satellites expired and were not replaced, and as a result, these satellites and their related assets were no longer insured.
(f)	For the nine months ended September 30, 2005, amount represents (i) $10.0 million paid to the Prior Sponsors on March 22, 2005 in relation to the termination of their respective management services agreement with us, (ii) costs associated with PanAmSat Holdco’s initial public offering and (iii) non-capitalizable third party costs. For the nine months ended September 30, 2006, amount represents costs associated with the PanAmSat Acquisition Transactions.
(g)	For the nine months ended September 30, 2006, loss on investment represents an impairment loss in relation to an investment that we account for under the cost method.
(h)	For the nine months ended September 30, 2005, loss on undesignated interest rate swap represents changes in the fair value of the interest rate swap obligation when the interest rate swap was undesignated and therefore did not qualify for hedge accounting treatment under Generally Accepted Accounting Principles. For the nine months ended September 30, 2006, amount represents the change in the fair value of the interest rate swap and swap interest earned. During the nine months ended September 30, 2006, the interest rate swap was undesignated and therefore did not qualify for hedge accounting treatment under Generally Accepted Accounting Principles.
(i)	For the nine months ended September 30, 2005, other items consist of (i) $0.6 million of expenses for management advisory services from the Prior Sponsors, (ii) $0.5 million loss on disposal of fixed assets, (iii) $0.7 million of non-cash stock compensation expense, (iv) $0.2 million of non-cash amortization of acquisition-related costs, (v) $2.6 million of non-cash lease expense for the Horizons 1 satellite and (vi) $0.5 million of relocation expense, less $0.1 million of gains on equity investment. For the nine months ended September 30, 2006, other items consist of (i) $0.5 million of non-cash amortization of acquisition-related costs, (ii) $0.2 million of non-cash stock compensation expense, (iii) $0.8 million loss on disposal of fixed assets, (iv) $2.6 million of non-cash lease expense for the Horizons 1 satellite, (v) $1.7 million of integration expense, (vi) $1.3 million of non-cash long-term incentive plan compensation expense and (vii) $0.6 million of relocation expense, partially offset by $0.2 million of non-cash amortization related to a customer guarantee, a $0.5 million gain on pension assets, a $0.2 million gain on an equity investment and $0.5 million reduction in retirement expense.

	Year Ended December 31,
	2003	2004	2005
	(In thousands)
Reconciliation of Net Cash Provided by Operating Activities to Net Income (Loss):
Net cash provided by operating activities	$472,504	$293,274	$413,919
Depreciation and amortization	(312,833)	(294,822)	(276,925)
Deferred income taxes	(14,722)	97,958	3,322
Amortization of debt issue costs and other deferred charges	(9,731)	(14,079)	(19,565)
Provision for uncollectible receivables	1,632	(31,226)	2,724
Loss on early extinguishment of debt	(10,663)	(25,751)	(24,161)
Loss on termination of sales-type leases	—	—	(2,307)
Facilities restructuring and severance costs	(4,227)	(6,093)	(4,294)
Reversal of sales-type lease liabilities	—	3,727	4,303
Gain on undesignated interest rate swap	—	—	6,611
Satellite impairment loss	—	(99,946)	—
Effect of Galaxy 10R XIPS anomaly	—	(9,090)	—
Gain on sale of teleport	—	11,113	—
Gain on satellite insurance claims	—	9,090	—
Gain on disposal of fixed assets	—	1,332	—
Other non-cash items	(2,756)	2,567	1,919
Changes in assets and liabilities, net of acquired assets and liabilities	(19,672)	(13,543)	(9,926)

Net income (loss)	$99,532	$(75,489)	$95,620

Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$99,532	$(75,489)	$95,620
Interest expense, net	143,632	186,754	261,383
Income tax expense (benefit)	35,010	(91,290)	2,105
Depreciation and amortization	312,833	294,822	276,925

EBITDA	$591,007	$314,797	$636,033

	Year Ended December 31,
	2003	2004	2005
	(In thousands)
Reconciliation of EBITDA to Intelsat Corp Adjusted EBITDA:
EBITDA	$591,007	$314,797	$636,033
Adjustment of sales-type leases to operating leases(a)	22,858	25,771	26,487
Loss on termination of sales-type leases(b)	—	—	2,307
Satellite impairment(c)	—	99,946	—
Restructuring charges(d)	4,227	6,192	4,294
Reserves for long-term receivables and sales-type lease adjustments(e)	(632)	24,419	(4,303)
Reversal of allowance for customer credits(f)	8,100	7,200	—
Investments(g)	1,800	—	—
Transaction-related costs(h)	—	155,131	11,900
Gain on sale of teleport(i)	—	(11,113)	—
Gain on undesignated interest rate swap(j)	—	—	(6,611)
Other items(k)	5,687	2,600	3,168

Intelsat Corp Adjusted EBITDA	$633,047	$624,943	$673,275

(a)	For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.
(b)	For the year ended December 31, 2005, loss on termination of sales-type leases represents the non-cash loss of $2.3 million incurred upon the conversion of one of our customer’s sales-type lease agreements to an operating lease agreement. See Note 7 to the audited consolidated financial statements appearing elsewhere in this prospectus.
(c)	For fiscal 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the first quarter of 2004, which resulted in this satellite being de-orbited on April 2, 2004. See Note 9 to the audited consolidated financial statements appearing elsewhere in this prospectus.
(d)	For all periods presented, restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs. See Note 16 to the audited consolidated financial statements appearing elsewhere in this prospectus.
(e)	For all periods presented, reserves for long-term receivables and sales-type lease adjustments represent the amount of customer-related long-term receivables that were evaluated as uncollectible and were partially or fully reserved for during the period. The fiscal 2003 amount represents the receipt of customer payments related to balances previously reserved for, as well as reductions in the reserves for sales-type leases due to our belief that certain customers had improved their credit outlook. These 2003 reserve reductions and collections were partially offset by amounts reserved for in 2003. For fiscal 2004, the adjustment represents the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during this period. The fiscal 2005 amount represents the reversal of approximately $4.3 million of in-orbit insurance liabilities, representing previously recorded expenses for the sales-type leases on our Galaxy 4R and Galaxy 10R satellites that are no longer insured. During 2005, the insurance policies covering our Galaxy 4R and Galaxy 10R satellites expired and were not replaced and, as a result, these satellites and their related assets are no longer insured.
(f)	For fiscal 2003 and 2004, we recorded an allowance for customer credits related to receivables from a customer affiliated with News Corporation, as collectibility was not reasonably assured. See Note 2 to the audited consolidated financial statements appearing elsewhere in this prospectus. In connection with the Recapitalization, The DIRECTV Group guaranteed the obligations under these contracts. The adjustments represent the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.
(g)	In fiscal 2003, we wrote down an investment that is accounted for using the cost method to reflect our assessment of its current market value.
(h)	For fiscal 2004, amount represents the costs incurred in relation to the Recapitalization. These costs consisted of $138.4 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives, and the remainder relating to the proxy solicitation and other costs. For the year ended December 31, 2005, amount represents (i) $10.0 million paid to the Prior Sponsors on March 22, 2005, in relation to the termination of their respective management services agreement with us, (ii) costs associated with PanAmSat Holdco’s public offering, (iii) costs associated with the Merger Transaction and (iv) non-capitalizable third party costs. The $10.0 million termination fee paid to the Prior Sponsors on March 22, 2005 is included in Sponsor management fees and the remainder of the costs of approximately $1.9 million are included in Selling, general and administrative expenses within our 2005 Statement of Operations.
(i)	For fiscal 2004, amount represents an $11.1 million gain recorded during the fourth quarter of 2004 in relation to the sale of our Spring Creek Teleport. See Note 16 to the audited consolidated financial statements appearing elsewhere in this prospectus.

(j)	For fiscal 2005, gain on undesignated interest rate swap represents changes in the fair value of the interest rate swap obligation during 2005 when the swap did not qualify for hedge accounting under Generally Accepted Accounting Standards. See Note 11 to the audited consolidated financial statements appearing elsewhere in this prospectus.
(k)	For fiscal 2003, other items consists of (i) $2.2 million of management retention bonuses, (ii) $1.8 million of non-cash stock compensation expense, (iii) $1.6 million of transaction costs related to acquisitions not consummated and (iv) $1.5 million of loss on disposal of assets, offset by $1.4 million of gain related to the termination of the Galaxy 8-iR construction contract. For fiscal 2004, other items consists of (i) $2.6 million of non-cash stock compensation expense (ii) $0.7 million of expenses for management advisory services from the Prior Sponsors, (iii) $0.3 million of transaction costs related to acquisitions not consummated, (iv) $0.2 million of loss on disposal of assets and (v) $0.1 million loss from an investment accounted for by the equity method, partially offset by $1.3 million of non-cash reserve adjustments. For fiscal 2005, other items consist of (i) $0.6 million of expenses for management advisory services from the Prior Sponsors and reimbursed expenses which were paid to the Prior Sponsors, (ii) $0.8 million loss on disposal of fixed assets, (iii) $0.8 million of non-cash stock compensation expense, (iv) $1.1 million of acquisition costs, and (v) $0.1 million of non-cash reserve adjustments, partially offset by $0.2 million of gains from an investment accounted for by the equity method.

Future principal debt repayments are expected to be paid out of cash flows from operations, borrowings under PanAmSat Opco’s revolving credit facility, future refinancing of our debt and any future insurance proceeds received.

Capital Expenditures

Our capital expenditures depend on the means by which we pursue our business strategies and seek to respond to opportunities and trends in our industry. Our actual capital expenditures may differ from our expected capital expenditures, if among other things, we enter into any currently unplanned strategic transactions. Levels of capital spending from one year to the next are also influenced by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, we incur significant capital expenditures during the years in which we have satellites under construction. We typically procure a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the orbital maneuver life of the satellite to be replaced. As a result, we frequently experience significant variances in our capital expenditures from year to year.

During the nine months ended September 30, 2006, we made payments of $170.8 million for capital expenditures related to satellites and other property and equipment. We currently have orders for three satellites that will be constructed and launched by the end of 2007. We recently placed an order for a fourth satellite, which we expect to construct and launch in 2009. In 2007, we expect our capital expenditures to be approximately $328.0 million, including $28.6 million in integration related activities. We intend to fund these requirements through cash on hand, cash provided by operating activities and, if necessary, borrowings under the revolving credit facility under our senior secured credit facilities.

We have invested approximately $4.3 billion in our existing satellite fleet and ground infrastructure through September 30, 2006. We believe that annual capital expenditure limitations in the senior secured credit facilities will not inhibit us from meeting ongoing capital expenditure needs. For the years ended December 31, 2003, 2004 and 2005, and the nine months ended September 30, 2006 our payments for satellite and non-satellite capital expenditures were as follows (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
Description	2003	2004	2005	2006
	(In thousands)
Satellite Capital Expenditures	$76,991	$155,323	$190,423	$158,190
Non-Satellite Capital Expenditures	26,214	21,807	17,422	12,630

Total	$103,205	$177,130	$207,845	$170,820

Of the satellite capital expenditures made during 2005 and the nine months ended September 30, 2006, approximately $47.4 million and $31.0 million, respectively, were funded by one of our customers.

We expect to make capital expenditures in 2007 for the following satellites:

Satellite	Expected Launch Date	Expected In Service Date
IS-11	Third quarter of 2007	Third quarter of 2007
IS-14	Second quarter of 2009	Second quarter of 2009
Galaxy 18	Third quarter of 2007	Fourth quarter of 2007
Galaxy 17	Second quarter of 2007	Second quarter of 2007

Our ability to make scheduled payments of principal, or to pay the interest or special interest, if any, on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, we believe that cash flow from operations, available cash and cash equivalents, together with borrowings available under our senior secured credit facilities, will be adequate to fund our operations and capital expenditures and meet our debt obligations under our credit facility and indentures.

There can be no assurance, however, that our assumptions with respect to costs for future construction and launch of our satellites will be correct, or that funds available to us from the sources discussed above will be sufficient to enable us to service our indebtedness, cost overruns, delays, capacity shortages or other unanticipated expenses.

Prior Initial Public Offering

On March 22, 2005, PanAmSat Holdco consummated an initial public offering of 50 million shares of its common stock at $18 per share and used a portion of the net proceeds to make a capital contribution to PanAmSat Opco of approximately $658.4 million and to pay a $200.0 million dividend to its then pre-existing stockholders. PanAmSat Opco used this capital contribution to repay approximately $265.0 million of the borrowings under its Term Loan A Facility and on April 1, 2005, it redeemed $353.5 million, or 35%, of its 9% senior notes due 2014 and paid a redemption premium of $31.8 million to holders of those notes. PanAmSat Opco also repaid an additional $25.0 million of the Term Loan A Facility with cash on hand on March 22, 2005. In connection with and concurrent with PanAmSat Holdco’s initial public offering, PanAmSat Opco’s senior secured credit facilities were amended to, among other things:

•	increase the amount of permitted dividends;

•	eliminate the requirement that PanAmSat Opco repay the term loans under the senior secured credit facilities with excess cash flow;

•	lower the maximum required total leverage ratio covenant;

•	convert the Term Loan B Facility to a new Term Loan B-1 Facility under the existing senior secured credit facilities, with lower applicable margins;

•	permit the payment of the management fee payable to the Prior Sponsors in connection with the termination of the management services agreement. (See Note 14, “Certain Relationships and Related Transactions Prior to and as a Result of the Completion of the Recapitalization—Transactions With The Sponsors and Their Affiliates” to our condensed consolidated financial statements appearing elsewhere in this prospectus); and

•	conform the change of control definition to the change of control definition in the indenture governing PanAmSat Opco’s then-existing senior notes.

Each of the boards of directors of PanAmSat Holdco and PanAmSat Opco adopted a dividend policy that became effective upon the closing of PanAmSat Holdco’s initial public offering. Upon completion of the PanAmSat Acquisition Transactions on July 3, 2006, the prior dividend policies were suspended. Each of the prior dividend policies reflected an intention to distribute a substantial portion of the cash generated by each business in excess of operating expenses and working capital requirements, interest and principal payments on indebtedness and capital expenditures as regular quarterly dividends to stockholders. The dividend paid by PanAmSat Opco to PanAmSat Holdco, formerly its sole stockholder, was in turn used by PanAmSat Holdco for payment as a dividend to its stockholders. Consistent with these dividend policies, on March 21, 2005 PanAmSat Opco’s board of directors declared a dividend in the aggregate amount of approximately $5.3 million, which was paid in April 2005. On April 15, 2005, PanAmSat Holdco in turn paid a partial quarter dividend in the aggregate amount of approximately $5.3 million to its stockholders. On June 20, 2005, PanAmSat Opco’s board of directors declared a dividend to PanAmSat Holdco in the amount of approximately $47.5 million, which was paid on July 14, 2005. On July 15, 2005, PanAmSat Holdco in turn paid a full quarter dividend in the aggregate amount of approximately $47.5 million to its stockholders. On September 19, 2005, PanAmSat Opco’s board of directors declared a dividend to PanAmSat Holdco of approximately $47.5 million, which was paid on October 13, 2005. On October 14, 2005, PanAmSat Holdco paid a full quarter dividend in the aggregate amount of approximately $47.5 million to its stockholders. Also, in September 2005, PanAmSat Opco recorded a dividend of $1.0 million related to amounts funded to PanAmSat Holdco for the payment of certain expenses. On December 14, 2005, PanAmSat Opco’s board of directors declared a dividend to PanAmSat Holdco of approximately $47.5 million, which was paid on January 13, 2006. On January 17, 2006, PanAmSat Holdco, in turn, paid a full quarter dividend in the aggregate amount of approximately $47.5 million to its stockholders. Also, in December 2005, PanAmSat Opco recorded dividends of $4.5 million related to amounts funded to PanAmSat Holdco for the payment of certain expenses, of which $0.5 million was paid in December 2005, $1.5 million was paid in March 2006 and the remaining $2.5 million was paid in April 2006. On March 16, 2006, PanAmSat Opco’s board of directors declared a dividend to PanAmSat Holdco of approximately $52.3 million, which was paid in April 2006. Also, in March 2006, PanAmSat Opco recorded dividends of $7.0 million related to amounts to be funded to PanAmSat Holdco for the payment of certain expenses, of which $1.5 million was paid in May 2006 and $5.5 million was paid in June 2006. On June 9, 2006, PanAmSat Opco’s board of directors declared a dividend to PanAmSat Holdco of approximately $52.3 million which was paid on June 29, 2006. PanAmSat Holdco’s board of directors, in turn, declared a quarterly dividend for the period ended June 30, 2006 in the amount of $52.3 million in aggregate, which was paid on June 30, 2006. On December 14, 2006, PanAmSat Opco paid a dividend of approximately $52.2 million to PanAmSat Holdco to fund required interest payments under certain of Holdco’s indebtedness to an affiliate.

Commitments and Contingencies

The following schedule summarizes our contractual obligations and commercial commitments as of September 30, 2006.

		Payments Due by Year
Contractual Obligations	4Q 2006	2007	2008	2009	2010	2011 and beyond	Total
Total Debt:
Senior Secured Credit Facility-Principal payment	$—	$51,942	$60,840	$87,533	$87,533	$1,703,162	$1,991,010
Senior Secured Credit Facility-Interest payment(1)	37,285	148,322	153,502	150,844	152,583	469,393	1,111,929
9% Senior Notes Due 2016-Principal payment	—	—	—	—	—	575,000	575,000
9% Senior Notes Due 2016-Interest payment(1)	12,937	51,750	51,750	51,750	51,750	282,469	502,406
9% Senior Notes Due 2014-Principal payment	—	—	—	—	—	656,320	656,320
9% Senior Notes Due 2014-Interest payment	14,771	59,085	59,085	59,085	59,085	214,183	465,294
6 3/8% Secured Notes Due 2008-Principal payment	—	—	150,000	—	—	—	150,000
6 3/8% Secured Notes Due 2008-Interest payment(1)	2,391	9,563	398	—	—	—	12,352
6 7/8% Secured Notes Due 2028-Principal payment	—	—	—	—	—	125,000	125,000
6 7/8% Secured Notes Due 2028-Interest payment(1)	2,148	8,594	8,594	8,594	8,594	146,451	182,975
8 1/2% Senior Notes due 2012-Principal Payment	—	—	—	—	—	1,190	1,190
8 1/2% Senior Notes Due 2012-Interest payment(1)	25	101	101	101	101	110	539
Senior Secured Credit Facility-Fees	183	733	886	936	936	1,638	5,312
Letter of Credit Fees	289	1,151	8	8	8	2	1,466

Total Intelsat Corp Debt	$70,029	$331,241	$485,164	$358,851	$360,590	$4,174,918	$5,780,793
Satellite Construction and Launch Contracts(2)	43,471	84,665	5,509	1,034	1,123	17,649	153,451
Satellite Incentive Obligations	3,569	14,811	14,348	13,586	10,637	60,857	117,808
Performance Incentive Interest Obligations	3,197	10,833	9,290	7,862	6,546	24,569	62,297
Horizons Contributions Obligation	—	—	13,422	12,958	8,295	—	34,675
Operating Leases	1,157	4,279	4,063	3,699	3,724	3,651	20,573
Customer and Vendor Contracts(2)	25,192	60,152	62,852	10,725	11,350	20,237	190,508

Total Intelsat Corp Contractual Obligations	$146,615	$505,981	$594,648	$408,715	$402,265	$4,301,881	$6,360,105

(1)	Represents estimated interest payments to be made on our fixed and variable rate debt and incentive obligations. All interest payments assume that principal payments are made as originally scheduled. Interest rates utilized to determine interest payments for variable rate debt and incentive obligations are based upon our estimate of future interest rates.

(2)	Substantially all of the capital expenditures related to our IS-11 satellite will be funded by one of our customers. Funds received from the customer through September 30, 2006 are included within customer and vendor commitments and will be repaid over a three year period beginning in the fourth quarter of 2006.

Cash to be paid for income taxes is excluded from the table above.

Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to 30 days prior to the satellite’s launch. As of September 30, 2006, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

Long-term Debt

As of September 30, 2006, long-term debt consisted of the following (in thousands):

Senior Secured Credit Facilities:
Revolving Credit Facility	$—
Term Loan A-3 due 2012	355,910
Term Loan B-2 due 2014	1,635,100
Fixed Rate Notes:
6 3/8% Notes due 2008	150,000
Unamortized discount on the 6 3/8% Notes due 2008	(419)
8 1/2% Notes due 2012	1,190
9% Senior Notes due 2014	656,320
Unamortized premium on the 9% Senior Notes due 2014	16,865
9% Senior Notes due 2016	575,000
6 7/8% Notes due 2028	125,000
Unamortized discount on the 6 7/8% Notes due 2028	(13,343)
Capital Lease Obligation	414

Total long-term debt	3,502,037
Less: current portion of capital lease obligation	280
Less: current portion of long-term debt	38,957

Total long-term debt, excluding current portion	$3,462,800

As part of the PanAmSat Acquisition Transactions, PanAmSat Opco’s pre-acquisition fixed-rate long-term debt was revalued based on quoted market prices, resulting in a net fair value purchase price increase of approximately $3.4 million. This net fair value purchase price increase is being amortized to interest expense over the remaining term of the notes. The amortization of the net fair value purchase price increase for the three and nine months ended September 30, 2006 reduced interest expense by approximately $0.3 million.

At September 30, 2006, we had total debt outstanding of approximately $3.5 billion, including current maturities of $39.0 million related to our Term Loan B-2 Facility due 2014.

On July 3, 2006, also in connection with the PanAmSat Acquisition Transactions, we issued the original notes in an aggregate principal amount of $575.0 million. The PanAmSat Acquisition Transactions, the Tender Offer and related fees and expense were funded through the incurrence of significant debt, including the proceeds of the original notes, the 2006 Intelsat Bermuda Notes and Intelsat Bermuda’s senior unsecured credit facility. Cash on hand at Intelsat Bermuda and its subsidiaries, including us, was also used.

In connection with the completion of the PanAmSat Acquisition Transactions, our board of directors authorized the amendment of our senior secured credit facilities, which included revised terms for our revolving credit facility and term loans, and which became effective at the completion of the PanAmSat Acquisition Transactions. Our amended and restated senior secured credit facilities renewed and extended our prior credit facilities, and consist of a $355.9 million Tranche A-3 Term loan with a six year maturity, a $1,635.1 million Tranche B-2 Term Loan with a seven and one-half year maturity, and a $250.0 million revolving credit facility with a six year maturity. At September 30, 2006, the interest rate on the Term Loan A-3 facility was 7.633% (LIBOR of 5.508% plus 2.125%). At September 30, 2006, the interest rate on the Term Loan B-2 facility was 8.008% (LIBOR of 5.508% plus 2.500%).

Up to $150.0 million of this revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans. In addition, we are required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, which, as of September 30, 2006 on an annual basis was 0.375%. As of September 30, 2006, we had outstanding letters of credit of $54.6 million and the revolving credit facility was undrawn. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Availability under the revolving credit facility was $195.4 million at September 30, 2006. The revolving credit facility is available on a revolving basis from July 3, 2006 and terminating six years later. Any amounts borrowed under the revolving credit facility would bear interest at LIBOR plus 2.125% as of September 30, 2006, although this interest rate is subject to adjustment based on our total leverage ratio.

Obligations under our senior secured credit facilities continue to be guaranteed by certain of PanAmSat Opco’s subsidiaries and secured by a perfected first priority security interest to the extent legally permissible in substantially all of the borrower’s and the guarantors’ tangible and intangible assets, with certain agreed exceptions, as was the case with our prior senior secured credit facilities.

The interest rates on the Term Loan A-3 and Term Loan B-2 reset on October 2, 2006 and the interest rates decreased to 7.497% (LIBOR of 5.372% plus 2.125%) and 7.872% (LIBOR of 5.372% plus 2.500%), respectively. Interest rates for the term loan portion of our Amended and Restated Credit Agreement range from LIBOR plus 1.75% to LIBOR plus 2.00%, or the Above Bank Rate (“ABR”) which is the rate for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1.00%) equal to the greater of (a) the Prime Rate in effect on such day or (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00%, as defined in our Amended and Restated Credit Agreement, plus 0.75% to the ABR plus 1.00%, depending on certain financial measures. Interest rates for the revolving credit facility portion of our Amended and Restated Credit Agreement range from LIBOR plus 2.125% to LIBOR plus 2.875% or the ABR plus 1.125% to the ABR plus 1.875%, depending on certain financial measures. The ABR and LIBOR, plus the applicable margins, are determined as specified in our Amended and Restated Credit Agreement, as amended through January 19, 2007.

During the nine months ended September 30, 2005, we recorded interest expense charges totaling approximately $56.0 million for unamortized debt issuance costs written off as a result of the $353.5 million, or 35% of the outstanding principal amount, repayment of our 9% senior notes due 2014 in April 2005, including a redemption premium of $31.8 million paid to the holders of these notes, and $318.4 million of voluntary debt repayments made on our Term Loan A Facility during this period. There were no such charges recorded during the nine months ended September 30, 2006.

Our 9% senior notes due 2014 require interest payments to be made semi-annually, are unsecured, and are, or will be, as the case may be, unconditionally guaranteed by each of our existing and certain subsequently acquired or organized domestic restricted subsidiaries. Consummation of the PanAmSat Acquisition Transactions resulted in a change of control under the indenture governing PanAmSat Opco’s outstanding 9% senior notes due 2014, giving the holders of these notes the right to require PanAmSat Opco to repurchase these notes at 101% of par value. We commenced a Change of Control Offer on August 2, 2006. The Change of Control Offer expired on September 26, 2006 at which time approximately $180,000 of the outstanding 9% senior notes due 2014 were tendered and repurchased by us from cash on hand.

As of September 30, 2006, we also had outstanding 10 and 30-year fixed rate notes totaling $275.0 million. The outstanding principal balances, interest rates and maturity dates for these notes as of September 30, 2006, are $150.0 million at 6 3/8% due 2008 and $125.0 million at 6 7/8% due 2028, respectively. Principal on these notes is payable at maturity, while interest is payable semi-annually. As of September 30, 2006, we also had outstanding $1.2 million of our 8 1/2% senior notes due 2012. These notes are unsecured, and are unconditionally guaranteed by each of our existing domestic restricted subsidiaries.

With a portion of the proceeds from PanAmSat Holdco’s initial public offering, PanAmSat Holdco made a capital contribution to us of approximately $658.4 million, which we used to repay approximately $265.0 million of the borrowings under the Term Loan A Facility under our prior senior secured credit facilities on March 22, 2005, redeem $353.5 million, or 35%, of our 9% senior notes due 2014 and pay a redemption premium of $31.8 million to holders of these notes on April 1, 2005. We also repaid an additional $25.0 million of the Term Loan A Facility under our prior senior secured credit facilities with cash on hand on March 22, 2005. On June 17, 2005, we made a voluntary prepayment of $28.4 million under this Term Loan A facility under our prior senior secured credit facilities from available cash on hand.

Interest Rate Swap Agreements

In accordance with the agreement governing PanAmSat Opco’s old senior secured credit facilities that were repaid in 2004, PanAmSat Opco was a party to an interest rate swap agreement for a fixed rate payment of 5.64% on $100.0 million through August 30, 2005. In June of 2004, in connection with the repayment of the term loan B-1 facility of its old credit facility, PanAmSat Opco’s cash flow hedge became undesignated and therefore changes in the fair value of the interest rate swap have been recorded within their consolidated statement of operations from that time. In August 2005, this agreement expired.

On March 14, 2005, PanAmSat Opco entered into a five year interest rate swap agreement to hedge interest expense on a notional amount of $1.25 billion. The notional amount will amortize down to $625.0 million from March 14, 2008 until expiration on March 15, 2010. In relation to this swap agreement, PanAmSat Opco exchanged its floating-rate obligation on $1.25 billion of its Term Loan B-1 facility for a fixed-rate obligation, subject to scheduled rate increases based on the LIBOR rate used as described in the following table:

Start Date	End Date	Total Notional Amount	PanAmSat Opco pays banks	Banks pay PanAmSat Opco
3/14/2005	6/14/2005	$1,250,000,000	3.000%	3.000%
6/14/2005	9/14/2005	$1,250,000,000	3.548%	3.400%
9/14/2005	12/14/2005	$1,250,000,000	3.922%	3.857%
12/14/2005	3/14/2006	$1,250,000,000	4.178%	4.489%
3/14/2006	6/14/2006	$1,250,000,000	4.316%	4.900%
6/14/2006	9/14/2006	$1,250,000,000	4.422%	5.319%
9/14/2006	12/14/2006	$1,250,000,000	4.523%	5.390%
12/14/2006	3/14/2007	$1,250,000,000	4.610%	5.360%
3/14/2007	6/14/2007	$1,250,000,000	4.646%	3 Month LIBOR
6/14/2007	9/14/2007	$1,250,000,000	4.681%	3 Month LIBOR
9/14/2007	12/14/2007	$1,250,000,000	4.714%	3 Month LIBOR
12/14/2007	3/14/2008	$1,250,000,000	4.763%	3 Month LIBOR
3/14/2008	6/14/2008	$625,000,000	4.802%	3 Month LIBOR
6/14/2008	9/14/2008	$625,000,000	4.839%	3 Month LIBOR
9/14/2008	12/14/2008	$625,000,000	4.876%	3 Month LIBOR
12/14/2008	3/14/2009	$625,000,000	4.912%	3 Month LIBOR
3/14/2009	6/14/2009	$625,000,000	4.943%	3 Month LIBOR
6/14/2009	9/14/2009	$625,000,000	4.970%	3 Month LIBOR
9/14/2009	12/14/2009	$625,000,000	4.997%	3 Month LIBOR
12/14/2009	3/14/2010	$625,000,000	5.023%	3 Month LIBOR

The counterparties to this agreement are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swap agreement, PanAmSat Opco’s exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate non-performance by the counterparties.

The fair value of the interest rate swap agreement is the estimated amount that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and our current creditworthiness. From the inception of the interest rate swap agreement through May 24, 2005, the interest rate swap was undesignated and the decrease in the fair value of the interest rate swap of approximately $18.6 million was recorded within loss on undesignated interest rate swap in our consolidated statement of operations for the quarter ended June 30, 2005, in accordance with the provisions of SFAS 133. Between May 25, 2005 and June 30, 2005, the interest rate swap was designated as a cash flow hedge and deemed effective, and therefore qualified for hedge accounting treatment under SFAS 133. In accordance with SFAS 133, changes in the hedged asset or liability representing the effectiveness of the hedge were recorded within comprehensive income (loss) in our consolidated balance sheet. The balance within accumulated other comprehensive income (loss) related to the interest rate swap was approximately $1.4 million, net of income taxes at December 31, 2005. During the nine months ended September 30, 2005, $630,000 of hedge ineffectiveness was recorded as additional interest expense.

Pursuant to SFAS 133, we are required to perform a quarterly analysis of the effectiveness of the hedge. Under SFAS 133, in order to maintain the effectiveness of the hedge, an effectiveness rate of between 80% and 125% must be maintained. This effectiveness rate is calculated by dividing the cumulative change in the hedge liability by the cumulative change in the cash flows of the debt being hedged. As of September 30, 2005, we completed our effectiveness assessment in relation to this swap agreement. As a result of this test, it was determined that the interest rate swap agreement was no longer an effective hedge and, therefore, did not qualify for hedge accounting treatment under SFAS 133. As a result, the interest rate swap has been undesignated from July 1, 2005 through September 30, 2006. For the three months ended September 30, 2005, the fair value of the interest rate swap asset and swap interest earned increased by $18.3 million and for the nine months ended September 30, 2005, the fair value of the interest rate swap asset and swap interest earned decreased by $0.3 million. During the period January 1, 2006 to July 1, 2006, the fair value of the interest rate swap asset and swap interest earned increased by $23.1 million and the fair value of the interest rate swap asset and swap interest earned during the period July 1, 2006 to September 30, 2006 decreased by $14.3 million. These gains and losses were recorded within gain (loss) on undesignated interest rate swap in our consolidated statement of operations.

As of September 30, 2006, the asset related to this interest rate swap of $7.0 million was included in deferred charges and other assets—net within our consolidated balance sheet.

On the interest rate reset date of September 14, 2006, the interest rate which the counterparties utilized on December 14, 2006 to compute interest due to us was determined to be 5.39%. This resulted in the counterparties paying us approximately $2.7 million on December 14, 2006 (the difference between the rate we were charged of 4.523% and the rate we earned from the counterparties of 5.39%).

On the interest reset date of December 14, 2006, the interest rate which the counterparties will utilize on March 14, 2007 to compute interest due to us was determined to be 5.36%. This will result in the counterparties paying us approximately $2.3 million on March 14, 2007 (the difference between the rate we must pay of 4.61% and the rate we will receive from the counterparties of 5.36%).

Satellite construction and launch commitments

As of September 30, 2006, we had approximately $153.5 million of expenditures remaining under existing satellite construction contracts and satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of September 30, 2006, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

On April 12, 2005, PanAmSat Opco entered into an agreement for the construction of IS-11, which will be located at 43 degrees west longitude and will serve as a replacement for our IS-6B Ku-band satellite and the C-band portion of our IS-3R satellite. In July 2005, PanAmSat Opco signed an agreement for the launch of this satellite originally scheduled for first quarter of 2007. Additionally, PanAmSat Opco has an agreement with one of its major customers for the funding of a portion of the capital expenditures necessary to construct and launch IS-11 in this timeframe. Such funding represents an obligation when it is received from the customer. As of September 30, 2006, the obligation related to funding from this customer is approximately $78.4 million. This obligation is scheduled to be repaid to the customer over a three-year period that began in October 2006. Within the consolidated balance sheet as of September 30, 2006, a liability of $42.5 million was recorded within short-term accounts payable and accrued liabilities, and a liability of $30.9 million was recorded within other long-term liabilities. These balances reflect fair value adjustments recorded in purchase accounting and will accrete to the $78.4 million to be repaid. As a result of anticipated delays that we have recently been informed of by one of our launch providers, the IS-11 satellite is currently anticipated to be launched in the third quarter of 2007.

On December 5, 2005, PanAmSat Opco entered into agreements with the same customer and with the manufacturer of our IS-11 satellite, which, among other things, allows the customer to procure directly from the manufacturer long-lead items that could be used for the construction of a replacement satellite for IS-11 on an expedited basis, if needed. Pursuant to the agreement with the customer, PanAmSat Opco would be required to construct and launch a replacement for IS-11 in the event of a launch failure or other significant health related issue impacting IS-11’s Ku-band transponders within two years after completion of its in-orbit testing. This customer has leased all of the Ku-band capacity on IS-11 and would be required to lease all of the Ku-band capacity on a replacement satellite for IS-11, if such replacement satellite is required.

Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. This asset is amortized over the useful lives of the satellites and the liability is reduced as the payments are made. Our total satellite performance incentive payment liability was $117.8 million as of September 30, 2006.

We were recently informed by one of our launch providers, Sea Launch Company, L.L.C., of anticipated launch delays with respect to certain of our planned satellites. As a result, the dates on which we now expect to launch certain of our satellites are as follows: Galaxy 17—the second quarter of 2007 (to be launched by another provider); IS-11 and Galaxy 18—the third quarter of 2007; and Horizons-2—the fourth quarter of 2008. The launch delays may also affect consulting services we provide to third party customers and the timing of revenue recognition and costs associated with these consulting services. While we are still evaluating the impact of these launch delays, we do not believe that they will have a material adverse effect on our business or financial condition and results of operations. However, there can be no assurance that there will not be further delays in the launching of these satellites.

Horizons contributions obligation

On August 1, 2005, PanAmSat Opco formed its second 50-50 joint venture with JSAT, a leading satellite operator in the Asia-Pacific region, that will build and launch a Ku-band satellite to replace our SBS-6 satellite at 74 degrees west longitude. The joint venture is named Horizons-2. The satellite will support digital video, high-definition television (HDTV) and IP-based content distribution networks to broadband Internet and satellite news gathering services (SNG) in the United States. Due to delays in the launch manifest for the Horizons-2 satellite, the Galaxy 11 satellite is expected to temporarily replace the SBS-6 satellite until the Horizons-2 satellite is available in-orbit. This Horizons-2 satellite will be constructed over the next two years and is expected to be in service by early 2009. The total investment in this joint venture is expected to be approximately $163 million, of which each of the joint venture partners is required to fund their 50% share beginning in early 2008. PanAmSat Opco’s investment in this joint venture is being accounted for using the equity method. As of September 30, 2006, PanAmSat Opco has recorded a liability of $34.7 million within its consolidated financial statements in relation to the future funding of this investment in Horizons-2.

Europe*Star Purchase Price Obligation

On August 31, 2005, we acquired multiple European orbital slots, as well as a satellite with European, Middle Eastern, African and Asian coverage from Alcatel, a French communications company, for a purchase price of approximately $60.2 million plus liabilities and costs incurred in relation to the acquisition of approximately $13.7 million, including $9.0 million of contingent performance payments due to Alcatel in addition to the purchase price. This acquisition was accomplished in order to strengthen our presence in these markets and expand our global reach into key growth regions. Through September 30, 2006, we paid $63.4 million of this aggregate purchase price. The satellite acquired, formerly known as Europe*Star 1, was renamed IS-12, and is capable of providing a broad range of enhanced services to European customers for program distribution, broadcast contribution and enterprise networking. The agreement provides for purchase price installments during 2006 of $20.2 million and performance payment installments plus related interest contingent on the future performance of the satellite. The results of this acquisition have been included in our fixed satellite services segment from the date of acquisition.

Operating Leases

We have commitments for operating leases primarily relating to equipment and our executive office facilities in Wilton, Connecticut and other locations. These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. As of September 30, 2006, minimum annual rentals of all leases, exclusive of potential increases in real estate taxes, operating assessments and future sub-lease income aggregated approximately $20.6 million.

Customer and vendor obligations

We have contracts with certain of our customers which require us to provide equipment, services and other support during the term of the related contracts with us and we have long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of September 30, 2006, we have commitments under these customer and vendor contracts which aggregated approximately $190.5 million related to the provision of equipment, services and other support.

Change-in-Control Obligations

Certain of our senior executives were party to change-in-control severance agreements which provided for payment of severance and other benefits in the event of an involuntary termination of the executive’s employment (as defined in such agreements) within three years after a change in control. The closing of the PanAmSat Acquisition Transactions on July 3, 2006 constituted a change in control which satisfied the conditions for payment under these agreements. Accordingly, the payments required under these severance agreements became payable by us as a result of the completion of the PanAmSat Acquisition Transactions. Certain of our senior executives were involuntarily terminated. Certain other of our senior executives were offered, and accepted, employment with post-merger Intelsat and as a result, were not eligible to receive any payments related to their respective change-in-control agreements. The pre-tax cost of termination-related benefits specified by the severance agreements of those senior executives that were involuntarily terminated was $8.5 million, which was expensed in July 2006 immediately prior to the completion of the PanAmSat Acquisition Transactions.

In connection with the PanAmSat Acquisition Transactions, our board of directors approved the adoption of a 2005 Severance Pay Plan on terms similar to our existing 2003 Severance Pay

Plan and authorized a retention pool of up to $10.0 million for employees. Retention bonuses totaling approximately $9.8 million were designated for employees, of which $6.2 million was expensed through September 30, 2006. The remainder of $3.6 million will be expensed over the required employee service periods following the completion of the PanAmSat Acquisition Transactions through the first quarter of 2008. The 2005 Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within 18 months following, a change in control (as defined in such plan). As a result of the completion of the PanAmSat Acquisition Transactions, a change-in-control (as defined in the plan) occurred in July 2006. The total expected cost of future severance and related costs to be paid pursuant to the 2005 Severance Pay Plan as a result of the completion of the PanAmSat Acquisition Transactions is estimated to be approximately $15.4 million, which was expensed in the period July 1, 2006 immediately prior to the completion of the PanAmSat Acquisition Transactions.

As described in Note 8 “Stock Based Compensation” to our condensed consolidated financial statements for the period ended September 30, 2006, we and PanAmSat Holdco granted stock options to certain employees and non-employee directors subsequent to the Recapitalization. The options granted by us were assumed by PanAmSat Holdco in October 2004. The vesting of the stock options was to accelerate in the event of certain changes in control of PanAmSat Holdco. In addition, certain employees received deferred stock units, each of which represented the notional right to receive a share of PanAmSat Holdco common stock. Upon the completion of the PanAmSat Acquisition Transactions, all outstanding options and other equity based arrangements, with the exception of 168,349 stock options which were rolled over into share-based compensation arrangements relating to common shares of Intelsat Holdings, Ltd., became fully vested and were converted into a right to receive cash as specified in the Intelsat Merger Agreement. The holders of such equity based arrangements received the $25 per share Intelsat Merger consideration (plus approximately $0.00927 per share in respect of undeclared regular quarterly dividends less any related costs to exercise) as a result of the completion of the Merger. In the period July 1, 2006 immediately prior to the completion of the PanAmSat Acquisition Transactions, total costs related to these equity based arrangements of approximately $103.5 million were recorded, approximately $97.2 million of which was recorded by us and $6.0 million of which was recorded by PanAmSat Holdco.

The costs related to the executive change-in-control obligations and the stock based compensation obligations, including reimbursement of employee excise taxes and lost income tax deductions, was approximately $35.0 million. We expensed $19.9 million of these costs in the period July 1, 2006, immediately prior to the completion of the PanAmSat Acquisition Transactions. See Note 2 “PanAmSat Acquisition Transactions” to our condensed consolidated financial statements for the period ended September 30, 2006. The remaining amount will represent costs to us in that it will result in lost tax deductions in future periods.

Other

Boeing Satellite Systems, Inc., formerly Hughes Space and Communications Company, has security interests in certain transponders on our IS-2, IS-3, IS-4 and IS-5 satellites to secure incentive payments owed by us pursuant to satellite construction contracts.

Off-Balance Sheet Arrangements

Foreign Withholding Taxes and Other Tax Reserves

We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The total amount assessed for all periods from March 31, 1996 through March 31, 2004 is approximately $66.7 million. We are contesting the imposition of such taxes. On August 11, 2006, the Income Tax Appellate Tribunal in New Delhi issued a decision which overturned the tax assessment for the 1997/98 assessment year. If the decision is not appealed or is ultimately upheld on appeal, this decision would resolve the dispute at issue in our favor. However, there can be no assurance that the tax authorities will not appeal this decision to the High Court. While this contest proceeds, we have been required to advance cash and provide letters of credit totaling approximately $54.7 million. As of September 30, 2006, we had paid cash of approximately $1.2 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. In connection with the Recapitalization, The DIRECTV Group, which controlled us prior to the Recapitalization, agreed to indemnify us for these and certain other taxes related to any periods or portions of such periods ending on or prior to the day of the closing of the Recapitalization in amounts equal to 80% of the first $75.0 million of such taxes and 100% of such taxes in excess of the first $75.0 million. As a result, our net tax liability related to these periods is capped at $15.0 million.

We currently have outstanding letters of credit totaling $54.6 million, which primarily relate to the India tax issue noted above.

Horizons Contribution Obligation

On August 1, 2005, we formed our second 50-50 joint venture with JSAT, a leading satellite operator in the Asia-Pacific region, that will build and launch a Ku-band satellite to replace our SBS-6 satellite at 74 degrees west longitude. The joint venture is named Horizons-2. The satellite will support digital video, high-definition television and IP-based content distribution networks to broadband Internet and satellite news gathering services in the United States. Due to delays in the launch manifest for the Horizons-2 satellite, the Galaxy 11 satellite is expected to temporarily replace the SBS-6 satellite until the Horizons-2 satellite is available in-orbit. This Horizons-2 satellite is currently being constructed and is expected to be in service by early 2009. The total investment in this joint venture is expected to be approximately $163 million, of which each of the joint venture partners is required to fund their 50% share beginning in early 2008. The contribution obligation arises from our obligation to fund amounts due under Horizons-2’s loan agreement with a third party lender. We have entered into a Security and Pledge Agreement with the lender and pursuant to this agreement, granted a security interest in our contribution obligation to the lender. Therefore we have recorded this obligation as an indirect guarantee in accordance with FASB Interpretation No. 45 (As Amended), Guarantor’s Accounting and Disclosure Requirements for Indebtedness of Others (“FIN 45”). Our investment in this joint venture is being accounted for using the equity method. As of September 30, 2006, we have recorded a liability of $34.7 million representing our 50% share of the amount drawn through that date on the Horizons-2 loan, within our consolidated financial statements in relation to the future funding of our investment in Horizons-2.

There are no other transactions that would require off-balance sheet disclosure other than as described above.

Restructuring Costs

Facilities restructuring and severance costs were $4.2 million, $6.2 million and $4.3 million for the years ended December 31, 2003, 2004 and 2005, respectively and $4.0 million and $17.7 million for the nine months ended September 30, 2005 and 2006, respectively. These costs are included in restructuring and transaction costs within our consolidated statement of operations.

In connection with the PanAmSat Acquisition Transactions, management approved restructuring plans to consolidate and integrate the management and operations of PanAmSat Holdco and Intelsat, Ltd. We expect to pay $11.0 million for accrued liabilities related to this restructuring plan and our facilities restructuring plans established prior to the completion of the PanAmSat Acquisition Transactions over the next five years. In addition, we expect to pay an additional $18.0 million related to our workforce restructuring plan.

(a) Facilities Restructuring Plans

The PanAmSat acquisition restructuring plan includes the closure of our former corporate headquarters in Wilton, Connecticut, as well as two other locations in the United States. In accordance with SFAS 141, “Business Combinations” we have recorded a liability in purchase accounting of approximately $7.0 million in relation to this plan. These costs, which relate primarily to payments due on existing lease obligations, are expected to be incurred and paid through 2011.

We had previously recorded liabilities in connection with our 2002 approval of a plan to restructure several of our United States locations and close certain facilities, some of which are currently being leased through 2011. Additionally, in an effort to further streamline our operations, during 2004 we consolidated our Manhattan Beach, El Segundo and Long Beach, California facilities. As of July 3, 2006, we had $4.3 million accrued for these lease obligations. As of September 30, 2006, $4.0 million remains unpaid and will be paid through 2011.

(b) Workforce Restructuring Plan

As part of the PanAmSat acquisition consolidation and integration, we have approved a workforce restructuring plan. This plan provides for the retention of key employees and the relocation and/or severance of employees due to planned facility closures. This workforce reduction covers approximately 240 employees. During the Predecessor period January 1, 2006 through July 1, 2006 and the Successor period July 1, 2006 through September 30, 2006, we recorded approximately $15.4 million and $2.3 million, respectively, of operating expenses in the consolidated statements of operations in relation to this plan. These costs included employee compensation, benefits, outplacement services, legal services and relocation. They are expected to be incurred and paid through June 2008. See “—Change-in-Control Obligations” below.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with U.S. GAAP. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Management bases their estimates and judgments on historical experience and on various other factors. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates. The following represent what we believe are the critical accounting areas that require the most significant management estimates and judgments.

Receivables (including net investment in sales-type leases)

A significant amount of judgment is required by management in estimating the amount of reserves required for receivables that are potentially uncollectible. We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer’s current creditworthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. If collectibility of the receivable is not reasonably assured at the time services are performed, we do not initially record the revenues, but rather record an allowance for customer credits to offset the receivable. If there is a change in the customer’s financial status or the receivable is collected, revenues are recorded at that time.

While such credit losses described above have historically been within our expectations and the provisions established, we cannot guarantee that we will experience the same credit loss rates that we have estimated or historically experienced. As such, additional charges could be incurred in the future to reflect differences between estimated and actual collections.

Since our long-term receivables and net investment in sales-type leases relate to significant long-term contracts which are concentrated in a relatively few number of customers, a significant change in the liquidity or financial position of any one of these customers could have a material adverse impact on the collectibility of our long-term receivables or net investment in sales-type leases and our future operating results. Additionally, if a satellite’s useful life is shortened, and a sales-type lease is recorded on that satellite, we would write off the portion of the sales-type lease receivable which is uncollectible as a result.

As of December 31, 2004 and 2005, and September 30, 2006 we had aggregate gross receivables of $293.2 million, $225.9 million, and $152.6 million, respectively, related to operating leases, sales-type leases and other long-term receivables. With respect to these amounts, we maintained aggregate allowances of approximately $22.0 million, $12.4 million and $6.8 million as of December 31, 2004 and 2005, and September 30, 2006, respectively, including allowances for doubtful accounts and customer credits. See “Deferred Charges and Other Assets—Net” and “Accounts Receivable” within Note 2, “Significant Accounting Policies,” and Note 7 “Operating Leases and Net Investment in Sales-Type Leases” to our audited consolidated financial statements for the year ended December 31, 2005 appearing elsewhere in this prospectus. Our accounts receivables and related reserves as of December 31, 2004 and 2005, and September 30, 2006 were as follows:

	December 31, 2004	December 31, 2005	September 30, 2006
	(In thousands)
Gross Receivables:
Current Receivables	$82,366	$72,778	$77,672
Long-term Receivables	102,634	70,025	74,944
Net Investment in Sales-Type Leases	108,195	83,050	—

Total Gross Receivables	293,195	225,853	152,616

Reserves:
Allowance for Bad Debt	(4,120)	(3,776)	(5,299)
Allowance for Customer Credits	(8,866)	(2,584)	(1,333)

Total Current Reserves	(12,986)	(6,360)	(6,632)

Long-term Reserve	(626)	(193)	(170)
Reserve for Sales-Type Leases	(8,430)	(5,878)	—

Total Long-term Reserves	(9,056)	(6,071)	(170)

Total Reserves	(22,042)	(12,431)	(6,802)

Total Net Receivables	$271,153	$213,422	$145,814

Evaluation of satellites and other long-lived assets for impairment and satellite insurance coverage

We periodically evaluate potential impairment loss relating to our satellites and other long-lived assets, when a change in circumstances occurs, by assessing whether the carrying amount of these assets can be recovered over their remaining lives through undiscounted future expected cash flows generated by those assets (excluding interest charges). If the expected undiscounted future cash flows are determined to be less than the carrying value of the long-lived asset or group of assets, an impairment charge would be recorded to write down the asset to its estimated fair value. We assess the recoverability of certain of our deferred charges and other assets by comparing the remaining net book value of the deferred charges and other assets at each period end with the expected future undiscounted cash flows to be generated pursuant to the customer contract that gave rise to the deferred charges. The recoverability analysis is performed for each individual deferred charge and the undiscounted cash flows are the cash flows associated with the specific customer contract that gave rise to the deferred charges. The undiscounted cash flows, as determined within the specific contractual arrangement with that customer, would be utilized to assess the recoverability of the deferred charge.

We also assess the recoverability of our long-lived assets pursuant to paragraph 10 of SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”).

The costs of specific satellites are grouped together with other associated assets when assessing recoverability. Periodically and when a change in circumstances occurs, this group of assets is compared with the expected future undiscounted cash flows to be generated by us from the related satellite. Any excess of the net book value for this group of assets over the expected future undiscounted cash flows of the related satellite would result in an impairment charge that would be recorded within our statement of operations in the period the determination is made. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved. Changes in estimates of future cash flows could result in a write-down of the asset in a future period. Estimated future cash flows could be impacted by, among other things:

•	changes in estimates of the useful life of the satellite;

•	changes in estimates of our ability to operate the satellite at expected levels;

•	changes in the manner in which the satellite is to be used; and

•	the loss of one or several significant customer contracts on the satellite.

If an impairment loss was indicated, such amount would be recognized in the period of occurrence, net of any insurance proceeds to be received so long as such amounts are determinable and receipt is probable. If no impairment loss was indicated in accordance with SFAS 144, and we received insurance proceeds, the proceeds would offset the carrying value of the satellite. In the event that the insurance proceeds received exceeded the carrying value of the satellite, the excess of the proceeds over the carrying value of the satellite would be recognized in the statement of operations.

Certain losses of a satellite may not be covered by launch or in-orbit insurance policies. Some of our satellites are covered by insurance policies that are subject to significant health-related exclusions and deductibles related to specific components identified by the insurers as the most likely to fail and some of our satellites are uninsured. For tables showing satellite insurance coverage and identified significant operational concerns, see “—Insured satellites” and “—Uninsured satellites” above.

On March 17, 2004, our PAS-6 satellite suffered an anomaly resulting in a loss of power. On April 1, 2004, this satellite experienced another and more significant loss of power. Following that event, we commenced de-orbiting the satellite. As a result of the March 17 event, we recorded a non-cash impairment charge of $99.9 million within income from operations in the first quarter of 2004. This resulted in an approximate $63.3 million non-cash charge to net income after taxes.

See “Risk Factors—Risks Relating to Our Business—Our financial condition could be materially and adversely affected if we were to suffer a loss that is not adequately covered by insurance” and Note 2 “Significant Accounting Policies—Evaluation of Long-Lived Assets” to our audited consolidated financial statements appearing elsewhere in this prospectus.

Valuation of goodwill

We evaluate the carrying value of goodwill on an annual basis in the fourth quarter of each year and when events and circumstances warrant such a review in accordance with SFAS No. 142 Goodwill and Other Intangible Assets (“SFAS 142”), which is described in Note 2 to our audited consolidated financial statements for the year ended December 31, 2005 appearing elsewhere in this prospectus. SFAS 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill. In conjunction with our annual goodwill impairment assessment in the fourth quarter of 2005, we utilized a combined discounted cash flow and market approach in our assessment of the fair value.

Our goodwill impairment assessments in 2003, 2004 and 2005 resulted in a fair value for the reporting units which exceeded the carrying value of their net assets and, as such, no impairment charge was required. The amount of any loss resulting from future impairment tests could be material to our results of operations.

Significant estimates and other variables utilized in our 2005 goodwill impairment assessments include:

Discounted cash flow approach:

•	discount rate;

•	our 5-year plan, including expected future revenues, operating expenses, capital expenditures and future cash flows; and

•	assumed long-term margins and revenue growth rates of our reporting units.

Market approach:

•	implied multiples based upon market transactions; and

•	the price paid for PanAmSat Opco in the Recapitalization.

Changes in these estimates could result in changes to our estimated cash flows and market assessment utilized to determine our assessment of the fair value of the reporting unit. This could result in a write-down of goodwill in a future period, which would be recorded as a pre-tax charge to operating income. The amount of any loss resulting from future impairment tests could be material to our results of operations.

Depreciable satellite lives

The estimated useful lives of our satellites are based upon the lower of the satellite’s design life or the estimated life of the satellite as determined by an engineering analysis performed during initial in-orbit testing. As the telecommunications industry is subject to rapid technological change and our satellites have been subject to certain anomalies, we may be required to revise the estimated useful lives of our satellites and communications equipment or to adjust their carrying amounts. Accordingly, the estimated useful lives of our satellites are periodically reviewed using current engineering data. If a significant change in the estimated useful lives of our satellites is identified, we account for the effects of such changes on depreciation expense on a prospective basis. Reductions in the estimated useful lives of our satellites would result in additional depreciation expense in future periods and may necessitate acceleration of planned capital expenditures in order to replace or supplement the satellite earlier than planned. If the reduction in the estimated useful life of a satellite results in undiscounted future cash flows for the satellite, which are less than the carrying value of the satellite, an impairment charge would be recorded. As a result the lives of our Galaxy 4R and IS-6B satellites were reduced during 2003 and the lives of our Galaxy 11, IS-1R and IS-9 satellites were reduced in December 2004, resulting in accelerated depreciation for these satellites. See “—Satellite Technology—BSS 601 HP XIPS” and “Satellite Technology—BSS 702 solar arrays” above.

Deferred taxes

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance in order to reduce our deferred tax assets based on an evaluation of the amount of deferred tax assets that management believes are more likely than not to be ultimately realized in the foreseeable future. Management establishes this valuation allowance based upon historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. If we continue to operate at a loss for tax purposes or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to establish a valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial increase in our effective tax rate and a material adverse impact on our operating results. Management does not believe a valuation allowance is necessary as of December 31, 2005. During 2004 subsequent to the Recapitalization, we incurred net operating losses for tax purposes. Management expects these losses are fully recoverable based on the taxable income within the next several years. These net operating losses were primarily the result of transaction costs incurred in connection with the Recapitalization, accelerated depreciation on our satellites currently in-orbit, the Extraterritorial Income Exclusion related to certain of our satellites and interest expense deductions.

Beginning on May 1, 1998 through December 22, 2003, PanAmSat Opco joined with The DIRECTV Group and General Motors Corporation in filing a consolidated U.S. federal income tax return. On December 22, 2003, The DIRECTV Group split-off from GM and as a result The DIRECTV Group no longer files a U.S. federal income tax return with GM. PanAmSat Opco continued to file a consolidated U.S. federal income tax return with The DIRECTV Group for the taxable periods ended on or before the closing date of the Recapitalization, which will file a U.S. federal income tax return as a separate consolidated group. Subsequent to the Recapitalization, PanAmSat Opco joined with PanAmSat Holdco in filing a consolidated U.S. federal income tax return.

PanAmSat Opco previously operated under federal and state income tax sharing agreements with The DIRECTV Group. In accordance with such agreements, PanAmSat Opco provided for current and deferred income taxes as if we were the common parent of an affiliated group that is not included in the consolidated federal income tax return that includes The DIRECTV Group. Upon consummation of the Recapitalization, a new tax separation agreement described under “The Transactions” took effect and superseded the existing tax sharing agreements.

PanAmSat Opco was deconsolidated from The DIRECTV Group consolidated tax group upon consummation of the Recapitalization. As a result of the deconsolidation, during the third quarter of 2004, our net operating losses and foreign tax credits (net of valuation allowances) were decreased and the tax basis in PanAmSat Opco’s satellites was increased. Also, our tax basis in our satellites was increased through a taxable transfer of our satellites to newly formed operating companies prior to the Recapitalization. The total net decrease in our deferred tax liabilities resulting from the Recapitalization was approximately $315.7 million.

Our income tax provision prior to and including 2005 estimates tax expense for the possible reduction upon Internal Revenue Service audit of the tax benefits we derived from a deduction for the Extraterritorial Income Exclusion and its predecessor regime (the Foreign Sales Corporation) as well as for the potential tax expense that may arise from an adverse outcome from our foreign tax withholding issues. For all years prior to and including 2005, we have assessed our minimum and maximum exposure for federal tax issues, including Foreign Sales Corporation and Extraterritorial Income Exclusion issues, as well as foreign tax withholding issues, and have provided taxes in the amount of our estimated exposure. The Extraterritorial Income Exclusion will be reduced in subsequent years because of changes to the Federal Tax Law. We have certain contracts which are grandfathered under the tax law.

Various foreign governments have asserted that we are subject to income withholding taxes on the revenues derived from broadcasters who are outside their territory, broadcast into their territory and remit payments directly to us in the United States. We have vigorously contested these assertions under local and U.S. tax law. We provided additional taxes in 2004 and 2005 that affected our effective tax rate. We consider our reserves adequate for any exposure we may have for potential income withholding taxes on these broadcaster revenues. If we are unsuccessful in our defense of any such claims, we could be exposed to a substantial cash payment liability.

We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The total amount assessed for all periods from March 31, 1996 through March 31, 2004 is approximately $66.7 million. We are contesting the imposition of such taxes. On August 11, 2006, the Income Tax Appellate Tribunal in New Delhi issued a decision which overturned the tax assessment for the 1997/98 assessment year. If the decision is not appealed or is ultimately upheld on appeal, this decision would resolve the dispute at issue in our favor. However, there can be no assurance that the tax authorities will not appeal this decision to the High Court. While this contest proceeds, we have been required to advance cash and provide letters of credit totaling approximately $54.7 million. As of September 30, 2006, we had paid cash of approximately $1.2 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. In connection with the Recapitalization, The DIRECTV Group, which controlled us prior to the Recapitalization, agreed to indemnify us for these and certain other taxes related to any periods or portions of such periods ending on or prior to the day of the closing of the Recapitalization in amounts equal to 80% of the first $75.0 million of such taxes and 100% of such taxes in excess of the first $75.0 million. As a result, our net tax liability related to these periods is capped at $15.0 million.

In 2005, the Internal Revenue Service completed an examination of the GM consolidated tax group for the years 1998-2000, of which we were a member, and commenced an examination of the GM consolidated tax group for the years 2001-2003. As a result, our federal income tax returns for those years are currently under examination. Management believes that adequate provision has been made for any adjustment which might be assessed as a result of these examinations. Any amounts that would be payable under the examination are fully indemnified under the tax separation agreement with The DIRECTV Group.

Share-based Compensation

During the quarter ended March 31, 2006, we adopted SFAS No. 123 (Revised), Share Based Payment (“SFAS 123R”).

Market Risks

As of September 30, 2006, we had obligations related to our long-term debt agreements. These financial instruments are discussed further in Note 5 to our unaudited consolidated financial statements included elsewhere in this prospectus.

We are subject to interest rate and related cash flow risk in connection with our $1.991 billion floating rate senior secured credit facilities. Any changes in interest rates on our floating rate debt will impact our results of operations and cash flows.

Presented below is an analysis of our financial instruments as of September 30, 2006 that are sensitive to changes in interest rates. The table demonstrates the change in market value of the instruments calculated for an instantaneous parallel shift in interest rates, plus or minus 50 basis points, or BPS, 100 BPS and 150 BPS. With respect to both our floating and fixed-rate debt, the sensitivity table below illustrates “market values,” or the price at which the debt would trade should interest rates fall or rise in the range indicated, assuming similar terms and similar assessment of risk by our lenders. Market values are determined using market rates on comparable instruments as of September 30, 2006. This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of our financial instruments. The actual impact of market interest rate changes on our financial instruments may differ significantly from the impact shown in the sensitivity analysis.

	Interest Rate Risk (in millions) as of September 30, 2006
	Valuation of Securities Given an Interest Rate Decrease of X Basis Points			No Change in Interest Rates	Valuation of Securities Given an Interest Rate Increase of X Basis Points
	(150 BPS)	(100 BPS)	(50 BPS)	Fair Value	(50 BPS)	(100 BPS)	(150 BPS)
$150.0 million principal 6 3/8% notes due 01/15/08	$152.4	$151.5	$150.5	$149.6	$148.7	$147.8	$146.9
$656.3 million principal 9% senior notes due 08/15/14	$737.8	$717.0	$697.0	$677.7	$659.0	$641.0	$623.6
$575 million principal 9% senior notes due 06/15/16	$653.3	$632.1	$611.8	$592.3	$573.6	$555.6	$538.5
$125 million principal 6 7/8% notes due 01/15/28	$127.8	$121.0	$114.6	$108.8	$103.3	$98.3	$93.7
Term Loan A-3 due 2012	$360.1	$359.8	$359.4	$359.0	$358.7	$358.30	$357.9
Term Loan B-2 due 2014	$1,644.2	$1,642.5	$1,640.8	$1,639.2	$1,637.5	$1,635.9	$1,634.2

As of September 30, 2006, we had $1.2 million of principal outstanding for our 8 1/2% notes due February 1, 2012. Any fluctuation in the market value of these notes due to changes in interest rates is not to be considered to material to our consolidated financial statements.

Certain Relationships and Related Transactions

Transactions Related to the PanAmSat Acquisition Transactions

Transactions with Intelsat, Ltd. and its Subsidiaries

Following the completion of the PanAmSat Acquisition Transactions, IGen, a wholly-owned indirect subsidiary of Intelsat Bermuda, acquired our subsidiary, G2 Satellite Solutions Corporation, which comprised our government services business, for cash consideration in the amount of $73.0 million. The acquisition occurred by means of a merger in which G2 Satellite Solutions Corporation merged into IGen, with IGen continuing as the surviving entity. As a result of our sale of G2 Satellite Solutions, its financial condition as of September 30, 2006, and its results of operations for the third quarter of 2006 were excluded from our financial statements. Additionally, as a result of the sale of G2 Satellite Solutions, segment disclosures were no longer required. As noted below, in accordance with the Master Intercompany Services Agreement, IGen continues to purchase satellite capacity from us.

Also following the completion of the PanAmSat Acquisition Transactions, substantially all of the employees of Intelsat Global Service Corporation were transferred to us pursuant to an employee transfer agreement. As the transaction occurred between entities under common control, the transaction was accounted for at carrying value, which approximated fair value. As such, net liabilities of $11.9 million were recognized by PanAmSat Opco and were treated as a distribution to PanAmSat Holdco. In addition, substantially all of the direct and indirect subsidiaries of Intelsat Holdings, Ltd., following the PanAmSat Acquisition Transactions, including PanAmSat Holdco and us, entered into the MISA, pursuant to which these entities will provide services to each other. In each case, services will be provided on terms that we believe are not materially less favorable to each party than are available on an arms’ length basis and on terms that the relevant boards of directors have determined to be fair. The MISA may be amended from time to time as required for changes in services or pricing.

For the period July 1, 2006 to September 30, 2006, we recorded revenue of approximately $12.0 million related to capacity purchased from us by subsidiaries of Intelsat Holdings, Ltd. We also recorded revenue of approximately $39.3 million related to services provided by us to subsidiaries of Intelsat Holdings, Ltd. in accordance with the MISA, and recognized $37.5 million of costs related to those revenues. As of September 30, 2006, we have accrued a gross receivable of $62.8 million from subsidiaries of Intelsat Sub Holdco and a gross payable of $22.8 million to subsidiaries of Intelsat Sub Holdco.

Stock Options and Restricted Stock

In connection with the closing of the PanAmSat Acquisition Transactions, Mr. Joseph Wright, Jr., Chairman of the Board of Directors of Intelsat, Ltd., and Mr. James Frownfelter, Chief Operating Officer of Intelsat Corporation, both former executive officers of PanAmSat Opco, received cash payments in respect of outstanding PanAmSat Holdco common stock, deferred stock units and certain stock options and rolled over the balance of their PanAmSat Holdco stock options into share-based compensation arrangements permitting the purchase of a specified number of Intelsat Holdings common shares. See “Management—Treatment of Stock Options,” “Management—Treatment of Restricted Stock and Deferred Stock Units” and “Management—Rollover Stock Options.”

Other Related Party Transactions

We have a 50% ownership interest in the Horizons-1 joint venture, which we account for under the equity method of accounting. We lease Ku-band satellite capacity on the Horizons I satellite, which is owned by this joint venture. During the three months ended September 30, 2005 and the period July 1, 2006 through September 30, 2006, we recorded expenses of approximately $0.9 million and $1.0 million, respectively. During the nine months ended September 30, 2005, we recorded expenses of approximately $2.7 million in relation to the lease of such Ku-band satellite capacity. For the period January 1, 2006 through July 1, 2006, and the period July 1, 2006, through September 30, 2006, we recorded expense of $2.1 million and $1.0 million, respectively. Additionally, we provide TT&C services for the Horizons-1 satellite. During both the three months ended September 30, 2005 and the period July 1, 2006 through September 30, 2006, we recorded revenues of approximately $0.2 million. During the nine months ended September 30, 2005 and the period January 1, 2006 through July 1, 2006, and the period July 1, 2006, through September 30, 2006, we recorded revenues of approximately $0.5 million, $0.3 million and $0.2 million, respectively.

In addition, we have a 50% ownership interest in the Horizons-2 joint venture, which we account for under the equity method. The Horizons-2 satellite will be constructed over the next two years and is expected to be in service by early 2009. The total investment for this joint venture is expected to be approximately $163 million, of which each partner is required to fund their 50% share beginning in early 2008. As of September 30, 2006, PanAmSat Opco has recorded a liability of $34.7 million within its consolidated financial statements in relation to the future funding of this investment.

Other Relationships

We utilize the consulting and lobbying services of R. Thompson & Co., which is owned by Robert J. Thompson, Chairman of Jefferson Consulting Group. Mr. Wright, our former Chief Executive Officer and the Chairman of the Board of Intelsat, Ltd., owns a minority interest in Jefferson Consulting Group. Mr. Wright does not have any ownership or financial interest directly or indirectly in R. Thompson & Co. During the nine months ended September 30, 2005 and the period January 1, 2006 to July 1, 2006, we paid approximately $126,000 and $61,000, respectively, in expenses for services provided by R. Thompson & Co. We paid approximately $20,000 during the period from July 1, 2006 through September 30, 2006.

During 2004, we retained Capstone Consulting to provide us with consulting services, primarily to identify and advise on potential opportunities to reduce our costs and identify other potential opportunities to grow our business. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone. We recorded approximately $0.1 million of expense during the three months ended September 30, 2005 and $0.6 million of expense for the nine months ended September 30, 2005, related to Capstone Consulting.

New Accounting Pronouncements

In February 2006, FASB issued SFAS No. 155 Accounting for Certain Hybrid Financial Instruments (“SFAS 155”). SFAS 155 amends FASB Statements No. 133 and 140. This statement simplifies the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. This statement also permits a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 is not expected to have a material impact on our consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes-an Interpretation of SFAS 109 Accounting for Income Taxes. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the effect FIN 48 will have on our consolidated financial position, liquidity, and results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which is intended to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value and expanding disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are in the process of evaluating this guidance and therefore have not yet determined the impact that SFAS 157 will have on our consolidated financial statements upon adoption.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Obligations, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). The standard requires companies to recognize in their balance sheets any over or under-funded benefit obligation of each defined benefit pension and other postretirement plan. The resulting balance sheet adjustment is offset by a corresponding adjustment to other comprehensive income, net of deferred tax effects. This change would apply to the company’s consolidated financial statements for the year ended December 31, 2007. We are in the process of evaluating the impact that SFAS 158 will have on our consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin, or SAB, No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements (“SAB 108”). SAB 108 requires registrants to consider the effects of all carryovers and reversals of prior year misstatements when quantifying errors in current year financial statements. SAB 108 allows registrants to record the effects of adopting the guidance as a cumulative effect adjustment; however, SAB 108 does not change the SEC staff’s previous guidance on evaluating the materiality of errors. We are evaluating the effect of the adoption of this SAB on our consolidated financial statements.

BUSINESS

Overview

We are a leading provider of fixed satellite services worldwide and a leading provider of these services to each of the media and network services sectors through our large and modern fleet of 24 in-orbit satellites. We lease transponder capacity on our satellites to a variety of customers, including: television programmers that deliver programming to cable television systems, television broadcasters, DTH television systems, ISPs, telecommunications companies and other corporations. The services that we provide to our customers are generally mission critical and our key customer relationships have been built over many years. Our customers include some of the world’s leading media and communications companies, multinational corporations and ISPs. We believe we distribute more television channels over our network than any other company in the world.

We operate in an attractive, well-developed sector of the satellite communications industry, which is benefiting from increasing demand for fixed satellite services capacity from private industry. The FSS sector is characterized by steady and predictable contracted revenue streams, high operating margins, strong free cash flows and long-term contractual commitments. As of September 30, 2006, our revenue backlog, which is our expected actual future revenue under our customer contracts, was approximately $4.3 billion, approximately 94% of which relates to contracts that are non-cancelable or cancelable only upon payment of substantial termination fees. Of this amount, approximately $3.5 billion relates to contracts for our video distribution services, which are typically long-term and may extend to the end of life of the satellite or beyond to a replacement satellite. Our revenue backlog as of September 30, 2006 included approximately $831.0 million relating to future services on satellites to be launched. Our revenue and Intelsat Corp Adjusted EBITDA for the nine months ended September 30, 2006 were $694.2 million and $514.6 million, respectively.

Our in-orbit fleet is one of the world’s largest commercial GEO satellite networks, capable of reaching over 98% of the world’s population. We also have an extensive terrestrial network, including global teleport facilities in the United States, which provide transmission, monitoring and control services for operating our fleet and transmission and other services for our customers. Following our acquisition by Prior Intelsat, we gained access to their fleet of 27 in-orbit satellites, which provides additional geographic coverage and back-up capacity and enables us to increase fill rates as our business grows. In addition to gaining access to Prior Intelsat’s satellite fleet, we also gained access to their terrestrial network, which includes additional teleport facilities strategically located around the world, effectively expanding our ground support network. We have incurred approximately $1.1 billion from our investment in our communications network on seven satellites launched since 2001.

The global FSS sector generated revenue of approximately $7.6 billion in 2005 according to Euroconsult. There are multiple growth areas that we believe will drive the continued expansion of the FSS industry. Primary examples include the increased transmission of HDTV signals, which require greater transmission capacity than standard definition signals, and will create additional demand for capacity. Also, the demand for the large, cost-effective private corporate networks made possible through the combination of our satellite fleet’s broad geographic coverage and the use of small, low-cost terrestrial satellite terminals, commonly referred to as VSATs (very small aperture terminals), is expected to be a source of growth, especially in international markets where terrestrial networks are not well developed. Efforts by consumer communications companies to combine video services and telephony into a single platform, wired or mobile, should also benefit the FSS industry through increased requirements for the broadcast of video services to new and developing networks. In total, C and Ku-band transponder lease revenue in the FSS sector is expected to grow at a CAGR of 3.8% from 2006 to 2011 according to Northern Sky Research.

On July 3, 2006, Intelsat Bermuda acquired PanAmSat Holdco. Following consummation of the PanAmSat Acquisition Transactions, Intelsat General Corporation, the entity that operates Prior Intelsat’s government services business, purchased the government services business of PanAmSat. See “Prospectus Summary—The Transactions—The PanAmSat Acquisition Transactions” and “The Transactions—The PanAmSat Acquisition Transactions” for more information concerning this transaction.

Our Customer Sectors

We provide satellite capacity and related communication services for the transmission of video, data and voice connectivity. Our services are primarily provided to two sectors: media and network services. For details regarding the distribution of PanAmSat Opco’s revenue by geographic region and service type, refer to Note 2 to PanAmSat Opco’s consolidated financial statements appearing elsewhere in this prospectus.

Media

The media sector represented 62% of our historical revenue for the nine months ended September 30, 2006 and 63% of our historical revenue for the year ended December 31, 2005. Video applications currently use more FSS capacity than any other application, representing approximately 62% of total global C and Ku-band FSS transponder demand in 2005, with North America being the largest user of satellite capacity for video applications, according to Northern Sky Research. As a combined company, we provide satellite transponder capacity and other satellite and terrestrial services for the transmission of entertainment, news, sports and educational programming for approximately 300 content providers worldwide. Our video services are comprised of three categories: video distribution services, DTH television services and video contribution services.

Video distribution services. Our primary video distribution service is the full-time transmission of television programming to cable systems, network affiliates and other redistribution systems. Our video distribution services are characterized by long-term contracts with premier media companies and content providers. These companies lease dedicated transponder capacity from us, both on our satellites in orbit and those planned for launch in the future. We also offer bundled, value-added services that include satellite capacity, digital encoding of video channels and, if required, up-linking and down-linking services to and from our satellites and teleport facilities.

DTH television services. Most of our satellites are capable of providing DTH services through the use of high-powered, Ku-band spot beams that transmit over specific geographic areas. DTH service providers lease transponder capacity from us, and our satellites provide the platform for their services. These services deliver a package of television programming channels directly to a consumer’s home from our satellites.

Video contribution services. We provide broadcasters with full-time satellite transmission services for news, sports and entertainment segments to their network affiliates or broadcast centers within the United States or around the world. Broadcasters use our contribution capacity to consolidate programming from various locations and assemble it in one central location for the final programming product. This service provides broadcasters with a dedicated transmission pipeline for the full-time retrieval of programming segments.

Our video contribution services also include occasional use services through which we provide broadcasters with satellite transmission services on a short-term basis, designed to enable broadcasters to conduct on-the-scene transmissions and to receive the transmissions at their broadcast centers or affiliate stations. In addition to short-term services for special events coverage, we have long-term transponder service agreements with certain satellite services resellers in the United States, which package domestic U.S. transponder capacity for their broadcast, business, educational and government customers. Our occasional use services help us take advantage of unutilized capacity on our satellites and are complementary to other services we offer. As these services are not typically long-term in nature, the revenues we derive from them are not typically reflected in our revenue backlog.

Highlights of our media business include the following:

•	Of the combined company’s 51 satellites in orbit, 16 are part of video neighborhoods around the world, with nine serving the United States, three serving Latin America, two serving the Asia Pacific region, one serving Europe and the Middle East, and one serving the Indian Ocean region

•	In North America, we believe that we are the leading provider of FSS capacity for the distribution of high definition and cable programming. We also believe that we are one of the leading providers of FSS capacity for ethnic programming distribution in North America, with over 200 channels broadcast.

•	We are a leading provider of FSS capacity for DTH services, delivering programming to millions of viewers and supporting DTH platforms around the world.

•	Global C and Ku-band transponder demand for FSS video applications is forecasted to grow overall at a CAGR of approximately 4.3% from 2006 to 2011, according to Northern Sky Research.

Network Services

The network services sector represented 27% of our revenue for both the nine months ended September 30, 2006 and for the year ended December 31, 2005. We provide satellite capacity and managed solutions to telecommunications carriers, Internet Service Providers, or ISPs, and multinational corporations for the transmission of data, voice and video communications globally.

One of the ways we have grown our business is by providing satellite services which enable private data networks such as VSAT networks. We provide satellite services to companies that furnish networks for end users in the United States, Latin America, Europe, the Middle East, Africa and Asia. We also provide capacity directly to owner-operators of networks. These rooftop-to-rooftop VSAT networks provide dedicated, proprietary one-way and two-way communications links among multiple business sites. VSAT network end users include retail chains for rapid credit card authorization and inventory control, banks for the connection of automated teller machines with processing computers and news agencies for the timely dissemination of news and financial information. VSAT network end users also include residential and small and medium-sized enterprises that use these satellite-based services for broadband access.

Our combined company has historically served providers of telecommunications services, and in many cases is the exclusive means for global operators to reach certain remote countries. In the last several years, we have grown our revenues by providing managed solutions such as GlobalConnex and SPOTbytes to ISPs. We have also grown our network services business by selling lease services to mobile operators for cellular backhaul applications. We believe that we will continue to earn a significant portion of our revenue from our network services sector in the near term, due to the continuing growth in private data networks and the continued growth of Internet services and applications such as VoIP. For a discussion of our strategy with respect to voice and data services, see “—Our Business Strategy—Grow our Business in the Media and Network Services Sectors—Network Services.”

We also perform consulting and technical services for various third parties. These services include satellite and launch vehicle construction program management, launch vehicle and satellite procurement, and TT&C services for satellites owned by other satellite operators.

Highlights of our network services business include the following:

•	We were the leading provider of satellite capacity for voice and data applications in 2005, derived from data presented by Euroconsult.

•	We believe we are the leading provider of satellite capacity for satellite-based private data networks, including VSAT networks. C and Ku-band transponder demand for VSAT services is expected to grow at a CAGR of 7.2% from 2005 to 2010, according to Northern Sky Research.

•	We believe that the demand for satellite capacity for certain niche voice and data applications will continue to grow. For example, the proliferation of wireless services worldwide has created demand for our satellite services for backhaul and network extensions in developing regions, due to unreliable or non-existent terrestrial infrastructure. In addition, the growth in VoIP applications is driving growth for our GlobalConnex managed solutions for ISPs in developing countries. Prior Intelsat’s managed solutions business, for which annual revenues have grown from approximately $8.0 million in 2002 to approximately $111.0 million in 2005, is marketed to deregulated and competitive service providers, such as corporate users and ISPs, who require end-to-end satellite solutions. Because of our strength in voice and data services, established customer relationships and extensive satellite and terrestrial network, we expect to benefit as customers increasingly look for more integrated services to meet their communications needs.

Government Services

Our former government services business, which was comprised of global satellite and related telecommunications services provided to the U.S. government, international government entities and their contractors, represented 4% of our historical revenue for the nine months ended September 30, 2006 and 10% of our historical revenue for the year ended December 31, 2005. In connection with the consummation of the PanAmSat Acquisition Transactions, our government services business was purchased IGen, the entity that operates Prior Intelsat’s government services business.

Revenue from Affiliates

Revenue from affiliates represented 7% of our revenue for the nine months ended September 30, 2006. Following the completion of the PanAmSat Acquisition Transactions on July 3, 2006, substantially all of the Prior Intelsat entities and substantially all of the PanAmSat entities entered into the MISA, pursuant to which these entities provide services to each other.

Our Strengths

Our business is characterized by the following key strengths:

Leading FSS Position in Growing Regional Markets and Customer Sectors

We are a leading FSS provider and, based on number of transponders contracted, we hold the leading position in each of our customer sectors. As a result of our scale and leadership position, we expect to benefit from the following key growth areas in our business:

•	North American Video: We are a leading transmission platform for the distribution of video programming to cable systems in North America. Through a combination of our long-standing customer relationships, key North American orbital slots, leading “anchor tenant” cable channels and reception of our signals by approximately 8,500 qualified cable head-ends, we have been successful in creating “cable neighborhoods.” These cable neighborhoods are a powerful tool in attracting and retaining customers because ground infrastructure is specifically designed to receive information from our satellites, making switching costs significant.

•	High definition television: We intend to utilize our position and well situated capacity to better serve the rapidly growing high definition demand in the cable and broadcast arcs. As one of the leaders in serving North American broadcast networks, we are using our position to enable early high-definition adopters to move high-definition content from the creation source to their broadcast facilities via our satellite network and terrestrial networks. We believe that our satellites, including our Galaxy 13/Horizons 1 satellite, which serves as an HDTV neighborhood, are well positioned to serve both the cable and broadcast communities and to meet any expected increase in demand for distribution of HDTV programming. The number of HDTV channels distributed to broadcasters and cable communities worldwide by FSS operators is forecasted to increase from 76 to 346 channels between 2006 and 2011, according to Northern Sky Research.

•	Direct-to-Home (DTH) providers: We are a leading provider of FSS capacity for global DTH services. In many international markets, DTH platform operators rely upon FSS capacity in order to deliver their programming services to their subscribers. We provide content to millions of households in regions including Latin America, Eastern Europe and Africa. We will continue to focus DTH marketing efforts on these high growth regions where we believe that our satellite capacity is well-positioned. Given the flexible nature of our capacity, including the ability to reconfigure beam coverage on a number of our satellites in response to customer demand, we believe we will be able to respond quickly to new customer requirements as they develop. According to Northern Sky Research, the demand for C and Ku-band FSS capacity used for DTH services is expected to grow at a CAGR of approximately 5.5% between 2006 and 2011.

Data and telecommunications services: We are the leading provider of FSS capacity for satellite voice and data services worldwide. We have relationships with virtually every incumbent telecom operator in every country in the world. Our leading position with telecommunications and data networking customers has positioned us to benefit from a number of recent trends, including the growth in wireless networks, which has resulted in increased demand for capacity to be used for cellular backhaul requirements, and the recent growth of VoIP which has resulted in increased demand for Internet trunking services in developing regions. In the future, we believe our telecommunications customer base will position us to benefit from new demand for FSS capacity supporting IPTV as this service is introduced by telecom carriers to their local subscribers.

Stable and Diverse Revenue Generation

Our revenue and revenue backlog are diversified among service sectors, geographic regions, satellites and customers. We currently expect to deliver services associated with approximately $701.3 million, or approximately 16%, of our September 30, 2006 revenue backlog over the twelve months ending September 30, 2007. Our revenue backlog provides significant near-term revenue visibility, particularly since 94% of our total revenue backlog as of September 30, 2006 relates to contracts that either are non-cancelable or have substantial termination fees. In the last three years, the revenue that we expected to generate from our revenue backlog at the beginning of each year represented on average approximately 86% of that year’s actual revenue.

No single satellite generated more than 11% of our revenue and no single customer accounted for more than 8% of our revenue during the nine months ended September 30, 2006. The diversity of our revenue base enables us to capitalize on changing market conditions and mitigates the impact of fluctuations in any specific service sector or geographic region and difficulties that any one customer may experience. The redundancy in our fleet also reduces the financial impact of satellite failures and protects against service interruption.

We believe our substantial revenue backlog provides both significant near-term revenue visibility as well as a reliable stream of future revenues. As of September 30, 2006, our revenue backlog was approximately $4.3 billion. By service sector and region, our revenue backlog as of September 30, 2006 was as follows:

Note:	The revenue backlog data has been derived on a revenue basis to conform with Intelsat, Ltd.’s presentation. Regional designation for revenue backlog is based on customer billing addresses.

Significant Free Cash Flow from Operations

We believe that our strong operating profits, modest capital expenditure profile and the cost saving opportunities resulting from our integration with Prior Intelsat will enable us to generate significant free cash flow from operations. The FSS sector requires sizable investment to develop and launch satellites. However, once satellites are operational, costs do not vary significantly, creating operating leverage which can lead to high margins and strong free cash flow from operations.

We have invested significantly in our fleet and the average fill rate and remaining service life of our 20 station-kept satellites as of September 30, 2006 were approximately 77% and approximately 6.6 years, respectively. As a result, we have the ability to add incremental customers and revenue without significant increases in satellite investment or costs of operations. Over time, we intend to consolidate the number of orbital locations required to serve our customers and we expect future capital allocation decisions will focus on the prudent selection of the number, size and characteristics of new satellites to be launched. Because of our disciplined approach towards fleet renewal, we expect that the capital expense needed to fund future replacement cycles will be significantly lower than the combined total of the prior replacement cycles of Prior Intelsat and PanAmSat. Additionally, after our full integration into Prior Intelsat’s operations, we believe our combined company can further enhance cash flow through the realization of approximately $92 million in expected annual operating cost savings, $48 million of which is expected to be realized by Intelsat Corporation.

Leading Global Fleet and Infrastructure

We believe that we have one of the world’s largest and most technologically advanced commercial communications systems comprised of a fleet of geosynchronous satellites, teleports, points of presence and leased and owned fiber. Our 24 satellites cover over 98% of the world’s population and includes satellite capacity in the C and Ku-bands that serve over 200 countries and territories. The average remaining service life of our satellites was approximately 6.6 years as of September 30, 2006, weighted on the basis of nominally available capacity for the 20 station-kept satellites of the 24 satellites we owned and operated at that time. Our state-of-the-art engineering standards, with designed redundancies on all of our satellites, provide for a reliable, flexible and healthy fleet.

We have incurred capital expenditures of approximately $1.1 billion through September 30, 2006 on seven satellites launched since 2001. We currently have two satellites in back-up positions and, to provide further resilience, we have access to Prior Intelsat’s satellites, many of which are equipped with steerable beams that can be moved to cover areas with higher demand, enabling us to respond rapidly to changing market conditions and demand for satellite capacity. As we fully integrate our fleet with Prior Intelsat, additional in-orbit back-up capacity may become available and the number of in-orbit spares may change. Additionally, access to the C-band transponder capacity available in Prior Intelsat’s satellite fleet adds to the array of services and system redundancy that we are able to provide our customers. To complement our satellites, we have an extensive terrestrial network, including global teleport facilities, which provide transmission, monitoring and control services for operating our fleet and transmission and other services for our customers. After our combination with Prior Intelsat, we gained access to their terrestrial network, which includes additional teleport facilities strategically located around the world and leased fiber connectivity, effectively expanding our ground support network. Once fully integrated, we also expect the combined company to operate our global satellite fleet from a single consolidated operations center, and maintain a second operations center which can provide instantaneous restoration in the case of natural disasters or other events resulting in the loss of our satellite operations center.

We also have terrestrial assets consisting of teleports, points of presence and leased fiber connectivity that complement our satellite network and enable us to provide customized managed solutions and to provide customers with global access to our fleet. Our market-leading fleet and infrastructure, flexibility and ability to offer comprehensive managed solutions allow us to provide integrated worldwide distribution and delivery services, reducing our customers’ risk of data loss or service interruptions.

Established Relationships with Premier Customers

We provide satellite services to approximately 830 customers, including many of the world’s leading media and broadcasting organizations, multinational corporations,

telecommunications companies and ISPs. We have developed close, long-standing relationships with our customers. We believe we are recognized by our customers as a resource for technical excellence and a partner in optimizing the performance of their networks. In most cases our services are mission critical to the delivery of our customers’ services. The following table includes examples of our customers for each service sector:

Service Sector Category	Selected Customers
Media

The Walt Disney Company (including The Disney Channel, ESPN & ABC), The News Corporation (including Sky Latin America, Sky Brazil, Sky Mexico, DirecTV, Inc., DirecTV Latin America & Fox Entertainment Group), Comcast (including E! Entertainment, The Golf Channel, WTCI (HITS) & Versus), Time Warner (including HBO, Turner Broadcasting, Warner Bros. & CNN), Viacom (including Showtime, BET & MTV), Multichoice Ltd., BBC, Sentech, Liberty Sports, Televisa, NHK and China Central Television

Network Services	Hughes Network Systems, National Public Radio, International Satellite Communications, Walgreens, General Communications Inc, Segovia, Equatorial Research & Marketing and Microspace Communications

Strong Management Team

We are led by Intelsat’s senior management team, which has broad experience in the telecommunications, information technology and satellite industries. Intelsat’s Chief Executive Officer, David McGlade, has over 20 years experience in the telecommunications industry, most recently serving as Chief Executive Officer of O2 UK, a leading U.K. cellular telephone company, prior to joining Intelsat in April 2005. James Frownfelter was appointed Intelsat’s Chief Operating Officer upon the closing of the PanAmSat Acquisition Transactions, the same role in which he served at PanAmSat. Jeffrey Freimark was appointed Intelsat’s Executive Vice President and Chief Financial Officer in May 2006, after most recently serving as Executive Vice President and Chief Financial Officer for health care concern, Beverly Enterprises, Inc. Phillip Spector, Intelsat’s Executive Vice President and General Counsel, joined Prior Intelsat in February 2005, and has over 20 years experience in the satellite industry. Joseph Wright, who served as the Chief Executive Officer of PanAmSat for almost five years, was appointed the Chairman of Intelsat’s Board of Directors upon the closing of the PanAmSat Acquisition Transactions. We have built a strong leadership team both from within Prior Intelsat and PanAmSat, as well as outside these organizations. As of December 31, 2006, our senior management team and other designated employees collectively held approximately 4.2% of the outstanding voting equity of Intelsat’s parent, Intelsat Holdings.

Our Business Strategy

Our goal is to capitalize on our leadership position in the FSS sector to enhance our growth and free cash flow by pursuing the following key business strategies:

Execute a Disciplined Integration with Prior Intelsat

We have adopted a “one company” operating philosophy, and expect PanAmSat to fully integrate into Prior Intelsat’s operations. The goal of our integration plan for the PanAmSat

Acquisition Transactions was to identify the best operational alternatives that allow us to maintain or increase customer service while also generating targeted levels of cost savings. We currently expect complete functional integration within the first 12 to 18 months following the closing of the PanAmSat Acquisition Transactions and have already begun achieving key integration milestones, such as the transfer of operational control of two prior PanAmSat satellites to the primary Intelsat control center in Washington, D.C.

Our integration process includes four primary thrusts: sales and marketing, staffing, operations and facilities. The sales and marketing organizations were integrated shortly after the closing of the PanAmSat Acquisition Transactions, with near-term objectives that include network optimization in order to increase marketable capacity. We expect total headcount to decrease from approximately 1,370 at the closing of the PanAmSat Acquisition Transactions to approximately 1,000 by mid-year 2008. Most facility closures and integration of back office functions are expected to be complete by mid-year 2007. We expect to conclude much of the satellite fleet and operations center integration in 2007, with the process fully complete by the end of 2008. After the integration process is completed, we expect the combined company to realize approximately $92.0 million in annual operating cost savings, of which $48.0 million is expected to be realized by Intelsat Corporation. Prior to the closing of the PanAmSat Acquisition Transactions, our network integration planning indicated that three satellites of the combined company would not need to be replaced as we integrated our fleets, two of which are in the Intelsat Corporation fleet, with total expected savings of approximately $400.0 million over our previous combined capital expense plans during the period 2006 to 2011. We also believe that we can maintain and grow market share in each of our customer sectors through capitalizing on our market leading positions while simultaneously reducing costs and capital expenditures, thus yielding higher margins and greater free cash flow.

Grow Our Business in the Media and Network Services Sectors

We believe that the media and network services sectors represent opportunities for revenue growth over the long-term for operators in the FSS industry. We intend to focus our resources on further penetrating these sectors in order to increase our profitability and free cash flow from operations.

Media: We intend to expand our media services by continuing to capitalize on the strength of our cable neighborhoods, maintaining and growing our leadership position in HDTV distribution and expanding our DTH services. We believe that we are well positioned to grow both the distribution and contribution portions of our video business by continuing to develop and expand our cable neighborhoods in the United States, South America and the Asia-Pacific region. As cable operators build out their plant capacity, we have the opportunity to benefit as more channels, services and other data needs require satellite distribution to cable head-ends. Furthermore, as the number of channels grows, demand increases for our premium cable neighborhood satellites. In addition, many U.S. cable operators are increasingly faced with the need to offer non-English language programming to compete effectively with providers of direct broadcast satellite services in the United States. With strong content provider relationships and assets spanning the globe, we believe we can offer cable operators a rebroadcast package of international channels that is attractive from the standpoint of both cost and technical efficiency.

We also believe that demand for HDTV will experience significant growth in the coming years, which will result in the need for more satellite bandwidth. To fulfill the growing demand for HDTV, we will continue to build upon the success of the Galaxy 13/Horizons 1 satellite, which was placed in service as an HDTV neighborhood to attract the newest and fastest growing cable television sector. Since announcing our HDTV neighborhood on the Galaxy 13 satellite, the combined company has grown the number of HDTV channels carried by our system to 23. We also intend to continue to expand our ability to offer high-definition programmers an end-to-end service, such as is provided by our GlobalConnex® Media terrestrial network, which includes facilities at sports and other arenas that enable the capture and transport of high definition programming to satellite production facilities, which is then distributed through our cable neighborhoods.

Lastly, we will continue to build on our leading international DTH platform business, targeting Eastern Europe, Middle East, Africa and regions within Asia where we can use our available capacity and the flexibility of our satellite fleet to capture additional growth opportunities. We intend to develop new video communities by leveraging our existing satellites and relationships with successful DTH platform operators to capture growth in new DTH markets.

Network Services: We believe we are well positioned to expand our business serving network services customers by focusing on growing applications, including VSAT private data networks, solutions for mobile service providers and VoIP. We also expect to continue to serve telecom providers by marketing services to telecom companies in newly deregulated markets and by more efficiently packaging our existing services to current telecom customers.

We believe we are a leading provider of satellite services supporting private data applications such as VSAT networks, virtual private networks, or VPNs, and trunking solutions for ISPs. We will grow our business by continuing to build our wholesale relationships with major VSAT service providers in the largest and fastest growing regions and also by supporting providers of satellite-based broadband services. We intend to solidify our leadership position through partnering initiatives with data and IT services providers in key growth regions. We will also continue to develop and introduce managed solutions for regional service providers and corporations implementing VPNs and VoIP services. Leveraging our combined company’s GlobalConnex and SPOTbytes managed solutions and Internet points of presence around the world, we will also continue to market managed solutions trunking services to regional ISPs that are seeking to grow their businesses by offering VoIP in their local markets.

We believe that we are well positioned with telecom service providers throughout the world. As the global leader in providing voice and data services, with a flexible and reliable network, technical expertise and well-established customer relationships, we expect to also grow by offering our services to new customers, such as competitive carriers in newly deregulated markets. New carrier companies and providers of competitive services, such as wireless communications and Internet services in newly deregulated regions, are seeking to introduce their services quickly and independently of established local carriers. In addition, there are still many countries that lack direct access to telecom cable interconnects or where internal infrastructure either does not exist or is unreliable. We have an extensive customer base of traditional telecommunications carriers that use our services to reach these regions. We intend to enhance our retention rates and generate new business by introducing new, more cost-effective technologies and managed solutions, providing our customers with more efficient use of our network.

Focus on Maximization of Free Cash Flow

We intend to manage our operating and capital expenses to optimize margins and maximize free cash flow. We believe our operating leverage, modest capital expenditure needs in the near term and the cost saving opportunities that exist in connection with the integration into Prior Intelsat’s operations will allow us to generate significant free cash flow from operations. We have invested significantly in our fleet and as a result we have the ability to add incremental customers and revenue without significant increases in satellite investment or costs of operations. Through disciplined yield and capacity management, we intend to maximize the revenues generated by our assets. Over time, we intend to consolidate the number of satellites required to serve our customers and future capital allocation decisions will focus on the prudent selection of the number, size and characteristics of new satellites to be launched. As a result of our disciplined approach towards fleet renewal, we expect that the capital expense needed to fund future replacement cycles will be significantly lower than the combined total of the prior replacement cycles of Prior Intelsat and PanAmSat. After the integration process is completed, we expect the combined company to realize approximately $92.0 million in annual operating cost savings, of which $48.0 million is expected to be realized by Intelsat Corporation. Prior to the closing of the PanAmSat Acquisition Transactions, our network integration planning indicated that three satellites of the combined company would not need to be replaced as we integrated our fleets, two of which are in the Intelsat Corporation fleet, with total expected savings of approximately $400.0 million over our previous combined capital expense plans during the period 2006 to 2011.

Pursue Other Growth Opportunities

We believe that current trends in telecommunications and mobile applications will create new demand for FSS in the next few years. Our experience with global telecom operators and with video programming distributors positions us to identify requirements for new satellite services that arise from the convergence of voice, data and video onto single platforms, such as IPTV services being offered by telephone companies and video services being offered by mobile operators. In the future, we intend to pursue additional market opportunities through enhanced or new capabilities that will enable us to expand the market for FSS services.

We have a proven track record of capitalizing on new growth opportunities and expanding the FSS market. New service introductions, such as our rapidly growing managed solutions business, have resulted in substantial new revenue streams. In April 2006 we announced the introduction of an IPTV integrated service that is targeted to small and mid-sized telephone companies, which may seek to offer television services to their wireline customers. We also intend to market this service to small and medium-sized cable system operators who are seeking more efficient transmission and expanded programming. We continue to develop and introduce new products that leverage our existing assets and provide new sources of growth and profitability.

We have made substantial investments in our satellites, infrastructure, technical expertise and personnel. We leverage our expertise to find innovative ways to generate new sources of revenue. Examples of asset maximizing activities we have recently undertaken include our consulting and technical services, which include overseeing the construction and launch of other operators’ satellites; shared payloads through which we can achieve economies of scale by sharing satellite payloads among multiple parties; and the use of our infrastructure to host tracking, telemetry and control, or TT&C, and production equipment for third-party network operators, including assistance with the procurement, manufacture, launch and operation of others’ satellites.

On August 1, 2005, PanAmSat Opco entered into a joint venture with JSAT, a leading satellite operator in the Asia-Pacific region, that will build and launch a satellite that will support digital video, HDTV IP-based content distribution networks to broadband Internet and satellite news gathering services in the United States. On August 31, 2005, PanAmSat Opco acquired a satellite and multiple European orbital slots with European, Middle Eastern, African and Asian coverage from Alcatel.

We expect that near-term strategic opportunities in the FSS sector may involve smaller, regional or national satellite operators seeking joint ventures or revenue sharing arrangements in order to provide follow-on capacity for satellites that are aging and facing replacement. We plan to strengthen our position in providing services to these other satellite operators, while at the same time gaining access to strategic regional markets and increasing the utilization of our global fleet.

Our Network

Our global fleet is currently comprised of 24 satellites as well as ground facilities related to the operation and control of our satellites. Our satellite operations are supported by ground assets and leased facilities in the United States, Germany, Italy, South Korea, Australia, and South Africa. Our network also includes ground assets consisting of teleports or leased teleport facilities supporting commercial services in Germany, the United States, Australia, China, Argentina, UAE, Italy, and South Korea and points of presence in the United States, China, Germany and the United Kingdom, among others. We believe that the combination of our managed fiber optic network, teleport and ground facilities with Prior Intelsat’s existing terrestrial facilities and video points of presence will significantly enhance the integration of our global network with our customers’ terrestrial networks. See “Network Operations and Current Ground Facilities” below.

Our customers depend on our global communications network and our operational and engineering leadership, including our:

•	highly redundant network;

•	ability to relocate or reconfigure capacity on many satellites to cover different geographic regions; and

•	high transponder reliability levels.

We believe that our operational and engineering achievements are due primarily to our satellite procurement and operations philosophy, which we believe has been different from that of other satellite operators. Our operations and engineering staff is involved from the design through the decommissioning of each satellite that we procure. With our own staff working on site to monitor progress, we maintain close technical collaboration with our contractors during the process of designing, manufacturing and launching a satellite. We continue our engineering involvement throughout the operating lifetime of each satellite. Extensive monitoring of earth station operations and around-the-clock satellite control and network operations support ensure our consistent operational quality, as well as timely corrections when problems occur. In addition, we have in place contingency plans for technical problems that may occur during the lifetime of a satellite.

We intend to consolidate certain PanAmSat and Prior Intelsat ground assets and facilities in order to improve the cost efficiency of our network operations and communications services. See “Network Operations and Current Ground Facilities” below.

Satellite Systems

There are three primary types of commercial communications satellite systems: low-earth orbit systems, medium-earth orbit systems and geosynchronous systems. Geosynchronous communications satellites such as ours are located approximately 22,300 miles, or 35,700 kilometers, above the equator. These satellites can receive radio frequency communications from an origination point, relay those signals over great distances and distribute those signals to a single receiver or multiple receivers within the coverage areas of the satellites’ transmission beams.

Geosynchronous satellites send these signals using various parts of the radio frequency spectrum. The satellites in our fleet are designed to provide capacity using the C- and Ku-bands of this spectrum. A third frequency band, the Ka-band, while not widely used at this time, is being utilized for certain new broadband services projects. A Ka-band frequency allows for use of a smaller antenna, which is an important consideration for residential and small business markets.

A geosynchronous satellite is referred to as geostationary, or station-kept, when it is operated within an assigned orbital control, or station-keeping box, which is defined by a specific range of latitudes and longitudes. Geostationary satellites revolve around the earth with a speed that corresponds to that of the earth’s rotation and appear to remain above a fixed point on the earth’s surface at all times. Geosynchronous satellites that are not station-kept are in inclined orbit. The daily north-south motion of a satellite in inclined orbit exceeds the specified range of latitudes of its assigned station-keeping box, and the satellite appears to oscillate slowly, moving above and below the equator every day. An operator will typically operate a satellite in inclined orbit toward the end of its service life because the operator is able to save significant amounts of fuel by not controlling the north-south position of the satellite and is thereby able to substantially extend the service life of the satellite. However, the types of services and customers that can access an inclined orbit satellite are limited due to the movement of the satellite relative to a fixed ground antenna, and we typically offer capacity on these satellites at a discount. As a result, the revenue we can earn from these satellites is limited. In order to extend the service life of our Leasat F5 satellite, we are operating this satellite in inclined orbit and, as a result, are continuing to earn revenue beyond our original estimated life for this satellite. In addition, we started inclined orbit operations on the Galaxy 4R satellite in September 2006.

In-Orbit Satellites

Our combined company’s in-orbit fleet is one of the world’s largest commercial geosynchronous, or GEO, satellite networks, capable of reaching over 98% of the world’s population. Set forth below is a table containing certain basic information about our 24 in-orbit satellites. For each satellite designated as being in primary operating service, we maintain some form of backup capacity. This backup capacity may include any one or more of the following: an in-orbit spare satellite, a ground-based spare satellite, designated reserve transponders on the satellite or other on-board backup systems or designed-in redundancies, or interim restoration capacity on other satellites.

As of September 30, 2006, our in-orbit fleet of satellites had 333 and 424 36 MHz equivalent transponders available for transmitting in the C-band and the Ku-band, respectively. Our average fill rate for our 20 station-kept satellites, which represents the percentage of our total available station-kept transponder capacity that is in use or that is reserved at a given time (including guaranteed reservations for service), as of September 30, 2006, was 77%. This average fill rate excludes two station-kept satellites that are fully leased to other satellite operators. Except as otherwise indicated, the table below provides a summary of our in-orbit satellite fleet as of September 30, 2006. We are in the process of renaming 11 of our satellites. Unless the context otherwise requires, references to satellites in this prospectus refer to the new names which will be effective on or before February 1, 2007.

Satellite	Manufacturer	Orbital Location	Launch Date	Estimated End of Service Life
Station Kept:
SBS 6	BSS(1)	74.05°W	10/90	11/07
HGS-3	BSS	38°E	01/96	06/11
IS-1R	BSS	45°W	11/00	06/10
IS-2	BSS	169°E	07/94	05/09
IS-3R	BSS	43°W	01/96	11/09
IS-4	BSS	72°E	08/95	08/10
IS-5	BSS	26.15°E	08/97	10/12
IS-6B	BSS	43.1°W	12/98	02/08
IS-7	SS/L(2)	68.65°E	09/98	11/13
IS-8	SS/L	166°E	11/98	01/14
IS-9	BSS	58°W	07/00	11/13
IS-l0	BSS	68.5°E	05/01	06/16
IS-12	SS/L	45°E	10/00	01/16
Galaxy 3C	BSS	95.05°W	06/02	09/17
Galaxy 9(6)	BSS	74.15°W	05/96	03/09
Galaxy 10R	BSS	123°W	01/00	03/08
Galaxy 11	BSS	91°W	12/99	06/09
Galaxy 12	ORB(3)	125.10°W	4/03	05/18
Galaxy 13/Horizons 1	BSS	127°W	9/03	12/18
Galaxy 14	ORB	125°W	08/05	12/20
Galaxy 15	ORB	133°W	10/05	12/20
Galaxy 16(5)	SS/L	99°W	06/06	06/21

Inclined Orbit:
Leasat F5(4)	BSS	100°E	01/90	10/10
Galaxy 4R(5)	BSS	76.85°W	04/00	11/09

(1)	Boeing Satellite Systems, Inc.
(2)	Space Systems/Loral, Inc.
(3)	Orbital Sciences Corporation.
(4)	Leasat F5 provides services in the X-band and UHF-band frequencies for military applications.
(5)	Galaxy 16 replaced Galaxy 4R at 99 degrees WL in August 2006. Galaxy 4R was placed into inclined orbit at 76.85 degrees WL.
(6)	Galaxy 9 was relocated from 91 degrees WL to 74.15 degrees WL.

The PanAmSat satellites are typically constructed to operate at full capacity over a design life of 15 years, although the actual performance and operating life of a satellite can vary significantly from that estimate.

PanAmSat has identified three types of common anomalies among the satellite models in our global fleet, which, if they materialize, have the potential for a significant operational impact. These are:

•	failure of the on-board Xenon-Ion Propulsion Systems (XIPS) used to maintain the in-orbit position of BSS 601 HP satellites;

•	accelerated solar array degradation in early BSS 702 satellites; and

•	failure of the on-board spacecraft control processor (SCP) in BSS 601 satellites.

BSS 601 HP XIPS

The Boeing 601 High Power series (BSS 601 HP) satellite uses XIPS as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, a single failure of a XIPS on a BSS 601 typically would have no effect on the satellite’s performance or its operating life. A failure of a second XIPS on a satellite would also have no impact on the performance of that satellite. However, such a failure would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

Certain of our BSS 601 HP satellites have experienced various problems associated with XIPS. We currently operate seven BSS 601 HP satellites. Three of our currently operated BSS 601 HP satellites have experienced failures of both XIPS.

The first of the currently operated satellites to experience failure of both primary and secondary XIPS was Galaxy 4R. This satellite is operating on its backup bi-propellant propulsion system. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite’s estimated remaining service life, based on the bi-propellant fuel on board, was reduced to approximately 3.5 years from June 28, 2003, the date of the secondary XIPS failure.

We began accelerating depreciation on Galaxy 4R beginning in the third quarter of 2003 to coincide with the satellite’s revised estimated service life. As of March 2004, following the final insurance settlement on this satellite, depreciation on Galaxy 4R has been approximately equal to the monthly depreciation on this satellite before the anomaly occurred. Galaxy 16 was launched on June 18, 2006 and replaced Galaxy 4R at 99 degrees WL and became operational in the third quarter of 2006. Galaxy 4R was placed into non-primary operating service at an inclined orbit at 76.85 degrees WL at the end of the third quarter of 2006.

The second satellite with failure of both primary and secondary XIPS is IS-6B. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite’s estimated remaining service life, based on the bi-propellant fuel on board was reduced to 4.5 years after the most recent gauging operation conducted with the spacecraft manufacturer. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite. As a result of this XIPS failure, during 2003 we reduced our revenue backlog by approximately $344.0 million. The insurance policy on this satellite had an exclusion for XIPS-related anomalies and, accordingly, this was not an insured loss.

We began accelerating depreciation on IS-6B beginning in the third quarter of 2003 to coincide with the satellite’s revised estimated service life. As a result, we recorded additional depreciation expense of $6.6 million during 2003. We expect to launch a replacement for IS-6B in 2007.

The third satellite with failure of both primary and secondary XIPS is Galaxy 10R. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite’s estimated remaining service life, based on the bi-propellant fuel on board, was reduced to approximately 3.6 years from August 3, 2004, the date of the secondary XIPS failure. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite.

On August 31, 2004, we filed a proof of loss under the insurance policy for Galaxy 10R. During the fourth quarter of 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75.0 million. We expect to launch a replacement for Galaxy 10R in 2007.

Of our four remaining BSS 601 HP satellites, IS-5 had a net book value of $8.9 million as of September 30, 2006 and is no longer in primary customer service. The other three continue to have XIPS available as their primary propulsion system. However, no assurance can be given that we will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur. For two of these three satellites, the available bi-propellant life ranges exceeded 4 years from September 30, 2006. The third satellite, Galaxy 13/Horizons 1, which was placed into service in January 2004, has available bi-propellant of approximately 10.3 years from September 30, 2006.

In December 2004, after reviewing the operating time to failure and other data from failed BSS 601 HP XIPS systems in our fleet and from similar systems owned by others, as reported to us by the manufacturer, we reduced our estimate of the end of service life of one of our BSS 601 HP satellites, IS-9, from 2015 to 2013. This resulted in an increase in our annual depreciation expense of $3.0 million beginning in the fourth quarter of 2004. This estimate was based on available data from satellite systems similar to IS-9 and reflected our expectations for these systems. We plan to replace this satellite prior to the end of its service life. Because some of our customer contracts do not require their service to continue onto a replacement satellite, this reduction in our estimate of service life resulted in a reduction in our revenue backlog of approximately $61.2 million as of December 31, 2004. However, given the nature of our customers’ use of this satellite, we expect many of these customers will elect to renew their contracts onto a replacement satellite. We believe that the net book value of this satellite is fully recoverable. Along with the manufacturer, we continually monitor the performance of our satellites that use these systems and will, as warranted, reevaluate our expectations.

BSS 702 Solar Arrays

All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated and unpredictable degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

We currently operate three BSS 702 satellites, two of which are affected by accelerated solar array degradation. On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and IS-1R, for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and we expect that both of these satellites will continue to serve these customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. Due to this continued degradation, based on a review of available data in December 2004, we reduced our estimate of the end of the service life of Galaxy 11 from 2015 to 2009 and of IS-1R from 2016 to 2010. We plan to replace these satellites prior to the point at which the solar array degradation would affect operation of the core communications payload. This will accelerate capital expenditures planned for their replacement. Pursuant to our contracts with our customers, a substantial portion of our customer activity on these satellites will continue onto replacement satellites and the reduced estimate of their service lives will not result in a material reduction in our revenue backlog. We believe that the net book values of these satellites are fully recoverable.

The third BSS 702 satellite we operate, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

SCP Failures

Many of our satellites use an on-board SCP to provide advanced orientation control and fault protection functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure. Certain BSS 601 satellites, including our IS-4 satellite, have experienced primary SCP failures and are operating on their backup SCPs. We do not anticipate that a failure of the remaining SCP on IS-4 would have a material impact on our business or require replacement of a satellite. On January 15, 2006, our Galaxy 3R satellite, operating in an inclined orbit at 74ºW, experienced an anomaly of its SCP and was taken out of service. This satellite had no net book value as of December 31, 2005 and this event is not expected to have a material impact on our future operations or financial results.

We currently operate three additional BSS 601 satellites. IS-2 and IS-3R are both in primary service and are in a group of satellites that has been identified as having heightened susceptibility to the SCP problem. The risk of SCP failure appears to decline as these satellites age. IS-2 and IS-3R have been in continuous operation since 1994 and 1996, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we do not expect SCP failures to occur nor do we anticipate an interruption in business or to require early replacement of these satellites. HGS-3 is no longer in primary service and had a book value of approximately $3.1 million as of September 30, 2006.

Planned Satellites

We currently have orders for three satellites that will be constructed and launched by the end of 2007. We have recently placed an order for a fourth satellite, which we expect to construct and launch in 2009. One of these satellites is an accelerated procurement from the original replacement cycle due to an enhanced opportunity at that orbital location.

We would expect to replace other existing satellites, as necessary, with more technologically advanced satellites that meet customer needs and that have a compelling economic rationale. We periodically conduct evaluations to determine the current and projected strategic and economic value of our existing and any planned satellites and to guide us in redeploying satellite resources as appropriate.

On June 18, 2006, we successfully launched our Galaxy 16 satellite into orbit at 99°W longitude to replace the Galaxy 4R satellite. The Galaxy 4R satellite subsequently was placed in inclined orbit operations at 76.85°W longitude to start a new role.

In February 2005, we entered into an agreement for the construction of Galaxy 18. This satellite will serve as replacement for Galaxy 10R located at 123°W. Construction of Galaxy 18 began in 2005 and we plan to launch this satellite in the third quarter of 2007 aboard a Sea Launch launch vehicle.

In June 2004, we entered into an agreement for the construction of Galaxy 17. This satellite will serve as a replacement for Galaxy 11 located at 91°W longitude. The construction program is essentially completed and the satellite is in storage awaiting its planned launch in the second quarter of 2007 on an Ariane 5 launch vehicle. Once replaced, the Galaxy 11 satellite is anticipated to be relocated to 74°W to temporarily replace the SBS-6 satellite, which is approaching the end of its useful life.

On April 12, 2005, we entered into an agreement for the construction of IS-11, which will be located at 43°W and will serve as a replacement for our IS-6B Ku-band satellite and the C-band portion of our IS-3R satellite. The construction of this satellite is progressing as planned, and launch is scheduled for the third quarter of 2007.

On August 1, 2005, we formed our second 50-50 joint venture with JSAT, a leading satellite operator in the Asia-Pacific region, that will build and launch a Ku-band satellite to replace our SBS-6 satellite at 74°W. The joint venture is named Horizons-2. The satellite will support digital video, HDTV and IP-based content distribution networks to broadband Internet and satellite news gathering services (SNG) in the United States. Due to delays in the launch manifest for the Horizons-2 satellite, the Galaxy 11 satellite is expected to temporarily replace the SBS-6 satellite until the Horizons-2 satellite is available in-orbit. The construction of this satellite is progressing as planned and launch is now scheduled for the fourth quarter of 2008.

We were recently informed by one of our launch providers, Sea Launch Company, L.L.C., of anticipated launch delays with respect to certain of our satellites. As a result, the dates on which we now expect to launch certain of our satellites are as follows: Galaxy 17—the second quarter of 2007 (to be launched by another provider); IS-11 and Galaxy 18—the third quarter of 2007; and Horizons-2—the fourth quarter of 2008. The launch delays may also affect consulting services we provide to third party customers and the timing of revenue recognition and costs associated with these consulting services. While we are still evaluating the impact of these launch delays, we do not believe that they will have a material adverse effect on our business or financial condition and results of operations. However, there can be no assurance that there will not be further delays in the launching of these satellites.

Construction Agreements Related to Planned Satellites

We have an agreement with one of our major customers for the funding of a portion of the capital expenditures necessary to construct and launch IS-11. Such funding represents an obligation for us when it is received from the customer. As of September 30, 2006, we had received approximately $78.4 million of funding from this customer. This obligation is scheduled to be repaid to the customer over a three year period beginning in the fourth quarter of 2006. Within our consolidated balance sheet as of September 30, 2006, a liability of $42.5 million for this obligation was recorded within short term accounts payable and accrued liabilities, and a liability of $30.9 million was recorded within other long-term liabilities. These balances reflect fair value adjustments recorded in purchase accounting and will accrete to the $78.4 million to be repaid.

On December 5, 2005, we entered into agreements with the same customer and with the manufacturer of our IS-11 satellite, which, among other things, allow the customer to procure directly from the manufacturer long-lead items that could be used for the construction of a replacement satellite for IS-11 on an expedited basis, if needed. Pursuant to the agreement with the customer, we would be required to construct and launch a replacement for IS-11 in the event of a launch failure or other significant health related issue impacting IS-11’s Ku-band transponders within two years after completion of its in-orbit testing. This customer has leased all of the Ku-band capacity on IS-11 and would be required to lease all of the Ku-band capacity on a replacement satellite for IS-11, if such replacement satellite is required.

On November 22, 2005, the manufacturer of Galaxy 16 and Galaxy 18 emerged from Chapter 11 bankruptcy. Both the Galaxy 16 and Galaxy 18 construction contracts had been executed during the bankruptcy and approved by the bankruptcy court. As a result of the manufacturer’s emergence from Chapter 11 bankruptcy, and pursuant to the Galaxy 18 construction contract, on December 2, 2005, we paid to the manufacturer all amounts owed since the beginning of Galaxy 18’s construction in April 2005. Galaxy 16 was launched on June 18, 2006. Our agreements for the construction of Galaxy 18 contain financial covenants applicable to the manufacturer, including a requirement that all payments made or to be made to the manufacturer be utilized for the construction of these satellites. We also have a security interest in the satellite under construction by this manufacturer. In June 2005, we entered into separate launch agreements with a launch provider for these two satellites. Pursuant to these agreements, $65.8 million previously paid to the launch provider for the launch of Galaxy 8-iR was applied to the launch of our Galaxy 16 satellite.

Network Operations and Current Ground Facilities

We control and operate our satellites and manage the communications services for which each satellite is used from the time of its initial deployment through the end of its operational life, and we believe that our technical skill in performing these critical operations differentiates us from our competition.

Within the first 18 to 24 months following consummation of the PanAmSat Acquisition Transactions, we plan to consolidate our satellite control and network management centers with Prior Intelsat’s facilities based in the Washington, D.C. area in order to improve the reliability and cost efficiency of our satellite operations.

In the past few years, we have invested significantly in our ground network and terrestrial fiber optic network to complement our satellite fleet and to enable us to provide managed solutions. Communications providers around the world are seeking to optimize their networks and focus resources on their core competencies. Our managed solutions combine satellite capacity, terrestrial fiber capacity, communications hardware, ground facilities and network performance monitoring services to provide customers with a complete communications solution. Our terrestrial network includes teleports or leased teleport facilities that operate approximately 125 antennas and that are equipped to provide, among other things, analog and digital transmission services, tape play-out and time delay services, monitoring, down-linking of Internet services, connectivity to terrestrial links and network operations services. Our terrestrial network also includes owned and leased fiber connections and strategically located points of presence, which are drop-off points for our customers’ traffic that are close to major interconnection hubs for telecommunications applications, video transmissions and trunking to the Internet backbone.

Capacity Sparing and Backup and Satellite Insurance

Capacity Sparing and Backup

We believe that the availability of spare capacity, together with the overlapping coverage areas of our satellites and flexible satellite design features described in “—Network—Our Satellites” above, are important aspects of our ability to provide reliable service to our customers. In addition, these factors would enable us to mitigate the financial impact to our operations attributable to the loss of a satellite. Our system accommodates in-orbit sparing through the use of capacity on satellites that are less than fully utilized. In addition, we sell some capacity on a preemptible basis and could preempt the use of this capacity in the event of a loss of a satellite. This approach enables us to optimize our fleet and to minimize potential revenue loss. PanAmSat maintains a satellite risk management strategy involving backup satellites and transponders. For each satellite designated as being in primary operating service, PanAmSat maintains some form of backup capacity. This backup capacity may include any one or more of the following: an in-orbit spare satellite, a ground-based spare satellite, designated reserve transponders on the satellite or other on-board backup systems or designed-in redundancies, or interim restoration capacity on other satellites. However, PanAmSat does not maintain backups for all of its operating capacity.

Satellite and Other Insurance

We typically obtain launch insurance for our satellites and will decide whether or not to obtain such insurance taking into consideration launch insurance rates at the time of launch, terms of available coverage and alternative risk management strategies, including the availability of backup satellites and transponders in the event of a launch failure. Launch insurance coverage is typically in an amount equal to the fully capitalized cost of the satellite, which includes the construction costs, the portion of the insurance premium related to launch, the cost of the launch services and capitalized interest (but may exclude any unpaid incentive payments to the manufacturer). Certain satellites in our fleet are covered by in-orbit insurance. In-orbit insurance coverage may initially be for an amount comparable to launch insurance levels and generally decreases over time, based on the declining book value of the satellite and currently is available on an annual basis.

We maintain third-party liability insurance on certain of our satellites up to a limit of $300 million per occurrence or in the aggregate per year for damages for physical injury and property damage to third parties caused by our satellites. We do not currently insure against lost revenue in the event of a total or partial loss of a satellite.

Backlog

As a result of the PanAmSat Acquisition Transactions, the accounting for backlog was changed to conform to the current accounting policy of our parent, Intelsat, Ltd. We previously reported backlog on a cash basis (cash backlog). We now report backlog on a revenue basis (revenue backlog). Cash backlog is calculated based on the cash payments yet to be received from customers for contracted services, while revenue backlog is calculated based on the expected future revenue under our customer contracts. This change in our accounting policy did not have a significant impact on our backlog.

As of September 30, 2006, our revenue backlog was approximately $4.3 billion. We currently expect to deliver future services on satellites we expect to launch associated with $701.3 million, or 16%, of our September 30, 2006 revenue backlog. Our revenue backlog provides significant near-term revenue visibility, particularly since 94% of our total revenue backlog as of September 30, 2006 relates to contracts that either are non-cancelable or have substantial termination fees. In the last three years, the revenue that we expected to generate from our revenue backlog at the beginning of each year represented on average approximately 86% of that year’s actual revenue. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Backlog” for additional information regarding our backlog.

Sales and Marketing

For the majority of our services, including our video services, our sales and marketing efforts focus on developing long-term relationships with our customers. We assign an account representative to each customer who is responsible for understanding the customer’s business and structure, as well as the markets that it may serve. We present comprehensive sales solutions to our customers that include multiple and diverse service offerings to address each customer’s unique market and technical needs. As part of our selling efforts, we have a dedicated sales application engineering team that provides both pre-sale and post-sale technical advice and consultation to our customers to help them better utilize their contracted satellite capacity, integrate into our network and develop an efficient ground infrastructure.

Most of our sales are conducted through direct sales channels to a limited group of customers. Some of our customers resell our capacity for private business networks and broadcast services.

Satellite Communications Industry

Fixed Satellite Services Sector

We compete in the communications market for the provision of voice, data, video and wholesale Internet connectivity worldwide. Communications services are provided using various communications technologies, including satellite networks, which provide services as a substitute for, or as a complement to, the capabilities of terrestrial networks. We currently operate in the FSS sector of the satellite industry. Operators in the FSS sector, which is the most established sector in the satellite industry, provide communications links between fixed points on the earth’s surface. These services include the provision of satellite capacity between two fixed points, referred to as point-to-point services, and the simultaneous provision of satellite capacity from one fixed point to multiple fixed points, referred to as point-to-multipoint services. Point-to-point applications include telephony, video contribution and data transmission, such as Internet backbone connectivity. Point-to-multipoint applications include DTH and corporate networks.

Over the last several years, deregulation and privatization have significantly reshaped the FSS sector. In addition, the sector has undergone consolidation, with regional and national operators being acquired by larger companies and smaller operators exiting the business or seeking to partner with other providers. We believe that these changes are the result of the increasing globalization of the telecommunications market, customers’ demand for more robust distribution platforms with network redundancies and worldwide reach, and the desire of some FSS operators to secure and improve their market access in key regions. In addition, the scarcity of desirable orbital locations may lead operators to seek to acquire other operators with specific coverage or capacity capabilities. Consolidation may also occur because of the economies of scale from operational and capital expenditure and from marketing efficiencies that can be achieved.

Resellers

We also face competition from resellers of FSS and fiber capacity. Resellers purchase FSS or fiber capacity from current or future providers and then resell the capacity to their customers.

Capacity for resale is readily available because resellers can typically procure capacity on short notice, given that FSS and fiber capacity is available.

In addition, resellers effectively compete against FSS operators in a number of ways, including by subdividing purchase capacity and selling to customers in smaller pieces or for shorter time periods, or by packaging the capacity with value-added services. To differentiate themselves, resellers often develop the capability for one or several value-added services to offer along with capacity. These capabilities include pre- and post-production services or teleport services. The cost of these capabilities varies, but all are substantially less than the cost of a satellite.

Competitive Advantages of Satellites

Satellites provide a number of advantages over terrestrial communications systems that we believe will result in the continued use of fixed satellite services in the global communications market, particularly for point-to-multipoint applications such as video and corporate data networking. These advantages include satellites’ ubiquitous coverage, their ability to broadcast signals to many locations simultaneously and the seamless transmission afforded by the ability of satellites to broadcast directly to telecommunications services providers and avoid points of congestion. These advantages also include the ability of satellites to operate independently of other telecommunications infrastructures, as well as rapid deployment through the quick installation of the terrestrial hardware necessary to access satellite capacity.

Competition

We are a satellite operator that operates worldwide. Our competition includes providers of fixed satellite services of varying size. We also face significant competition from suppliers of terrestrial communications capacity. We compete with other satellite operators for both point-to-multipoint and point-to-point services. We compete with fiber optic cable operators principally for point-to-point services.

Fiber Optic Cables

We compete with providers of terrestrial fiber optic cable capacity on certain routes and networks. As a result, we have been experiencing, and expect to continue to experience, a decline in our channel product revenue due to the build-out of fiber optic cable capacity. However, we believe that satellites have advantages over fiber optic cables in certain regions and for certain applications. The primary use of fiber optic cables is carrying high-volume communications traffic from point to point, and fiber capacity is available at substantially lower prices than satellite capacity once operational. Consequently, the growth in fiber optic cable capacity on point-to-point transoceanic routes, particularly across the Atlantic Ocean, has led voice, data and video contribution customers that require service between major city hubs to migrate from satellite to fiber optic cable. However, satellite capacity remains competitive for signals that need to be transmitted beyond the main termination points of fiber optic cables, for point-to-multipoint transmissions and for signals seeking to bypass congested terrestrial networks. Satellite capacity is also competitive in parts of the world where providing fiber optic cable capacity is not yet cost-effective or is physically not feasible. We believe that the competition we face from fiber optic cable companies is based primarily on price.

Regulation

As an operator of a privately owned global satellite system, we are subject to U.S. government regulation; regulation by foreign national telecommunications authorities; and the International Telecommunications Union frequency coordination process and regulations.

U.S. Government Regulation

FCC Regulation. Almost all of the satellites in our current constellation are licensed and regulated by the FCC. We have final or temporary FCC authorization for all of our U.S.-licensed operating satellites. Satellite licenses typically have a fifteen-year term. At the end of a license term, we can request special temporary authorization to continue operating a satellite.

Changes to our satellite system generally require prior FCC approval. From time to time, we have pending applications for permanent or temporary changes in orbital locations, frequencies and technical design. From time to time, we also file applications for replacement or additional satellites. Replacement satellite applications are eligible for streamlined processing if they are unopposed and propose technical characteristics consistent with those of the satellite that is being replaced. In the case of additional FSS geostationary satellites, the FCC processes requests for new orbital locations or frequencies on a first come, first served basis and requires licensees to post a $3.0 million bond and to comply with a schedule of progress “milestones,” establishing deadlines to sign a satellite construction contract; complete critical design review; begin spacecraft construction; and launch and operate the satellite. Upon completion of each milestone, the amount of the bond is reduced proportionately. A satellite licensee not satisfying a milestone will lose its license and must forfeit the remaining amount on its bond absent circumstances warranting a milestone extension under the FCC’s rules and policies.

We have subsidiaries that hold other FCC licenses, including earth station and experimental earth station licenses associated with technical facilities located in several states and in Washington, D.C.

We must pay FCC filing fees in connection with our space station and earth station applications; annual regulatory fees and, to the extent we are deemed to be providing interstate or international telecommunications and do not qualify for an exemption, universal service contributions. Violations of the FCC’s rules can result in various sanctions including fines, loss of authorizations, or the denial of applications for new authorizations or the renewal of existing authorizations.

For most of our activities, we are not regulated as a common carrier, and therefore, are not subject to rate regulation or the obligation not to discriminate among customers and we operate with minimal governmental scrutiny of our business decisions. A few of our subsidiaries hold common carrier authorizations and are subject to FCC common carrier requirements, which include: traffic and revenue reports, international circuit status reports, international interconnected private line reports, notification and approval for foreign carrier affiliations, filing of contracts with international carriers, annual financial reports, equal employment opportunity reports, assistance for law enforcement and maintenance of customer billing records for 18 months. We currently qualify for exemptions from several of these reporting requirements.

U.S. Export Control Requirements and Sanctions Regulation. We must comply with U.S. export control laws and regulations, specifically the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and the trade sanctions laws and regulations in the operation of our business. The export of satellites, satellite hardware, defense services and technical information relating to satellites to non-U.S. satellite manufacturing firms, launch services providers, insurers, customers, employees and other non-U.S. persons is regulated by the U.S. Department of State’s Directorate of Defense Trade Controls under the International Traffic in Arms Regulations. Certain of our contracts for the manufacture, launch, operation and insurance of our satellites involve the export to non-U.S. persons of technical data or hardware regulated by the International Traffic in Arms Regulations. We have obtained all of the specific Directorate of Defense Trade Controls authorizations currently needed in order to fulfill our obligations under contracts with non-U.S. entities, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain. Many of our employees are non-U.S. nationals. We have obtained a license from the Directorate of Defense Trade Controls to allow certain of our non-U.S. national employees access to our technical information that is controlled under the ITAR. Additionally, since Intelsat, Ltd. is based in Bermuda and it and its employees are non-U.S. persons for purposes of the ITAR, some of our suppliers located in the United States must also comply with U.S. export control laws and regulations in order to provide to us ITAR-controlled technical data or hardware.

The U.S. Department of Commerce’s Bureau of Industry and Security also regulates some of our activities under the Export Administration Regulations. The Bureau regulates our export of equipment to earth stations in our ground network located outside of the United States. It is our practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of our TT&C earth station facilities in a timely manner in order to facilitate the shipment of this equipment when needed.

We cannot provide services to certain countries subject to U.S. trade sanctions unless we first obtain the necessary authorizations from the Office of Foreign Assets Control. Where required, the U.S. Department of the Treasury’s Office of Foreign Assets Control has granted us the authorizations needed to provide satellite capacity and related administrative services to U.S.-sanctioned countries.

U.S. Department of Defense Security Clearances. To be able to participate in classified U.S. government programs, we sought and obtained security clearances for one of our subsidiaries from the U.S. Department of Defense under the federal rules and regulations relating to the National Industrial Security Program. If we do not maintain the security clearances that we have obtained from the U.S. Department of Defense, we will not be able to perform our obligations under any classified U.S. government contracts to which our subsidiary is a party, the U.S. government would have the right to terminate our contracts requiring access to classified information and we will not be able to enter into new classified contracts. Further, if we materially violate the terms of the proxy agreement, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified.

Regulation By Foreign National Telecommunications Authorities

U.K. Regulation. In 2005, PanAmSat Opco acquired the assets of Europe*Star Ltd. These assets included a satellite (Europe*Star I now renamed IS-12) and orbital slot rights of C/KU/ Ka-band to several orbital locations and frequency bands. IS-12 operates in an orbital location under a German filing. PanAmSat Opco has a space station license from the U.K. government’s British National Space Center.

Japan Regulation. We and JSAT International Inc. are the sole members of Horizons Satellite LLC, and in 2002 the Japanese telecommunications ministry authorized Horizons to operate the Ku-band payload on the Galaxy 13/Horizons 1 satellite. In late 2003, the FCC added this Ku-band payload to its “Permitted Space Station List”, enabling Horizons to use the payload to provide non-DTH services in the United States, and in May 2004 the FCC expanded this authority to include one-way DTH services. We are the exclusive owner of the C-band payload on Galaxy 13/Horizons 1, which the FCC has licensed us to operate.

Australia Regulation. We also have Australian-issued licenses for a future C/Ku-band hybrid satellite in the Pacific Ocean region and nine future Ka-band satellites in various regions.

France Regulation. We also hold licenses for several earth stations in France.

Other National Telecommunications Authorities: As a provider of satellite capacity, we are also subject to the national communications and broadcasting laws and regulations of many foreign countries in which we operate. Most countries require us to obtain a license or other form of written authorization from the regulator prior to offering service. We have obtained or are obtaining these licenses or written authorizations in all countries in which they are required. Most countries allow authorized telecommunications providers to own their own transmission facilities and to purchase satellite capacity without restriction, facilitating customer access to our services. Other countries maintain strict monopoly regimes or otherwise regulate the provision of our services. In order to provide services in these countries, we may need to negotiate an operating agreement with a monopoly entity that covers the types of services to be offered by each party, the contractual terms for service and each party’s rates. As we have developed our ground network and expanded our service offerings, we have been required to obtain additional licenses and authorizations. To date, we believe that we have identified and complied with all of the regulatory requirements applicable to us in connection with our ground network and expanded services.

The International Telecommunication Union Frequency Coordination Process and Regulation

Our use of orbital slots is subject to the frequency coordination and registration process of the International Telecommunications Union, or ITU. In order to protect satellite systems from harmful radio frequency interference from other satellite systems, the ITU maintains a Master International Frequency Register of radio frequency assignments and their associated orbital locations. Each ITU notifying administration is required by treaty to give notice of, coordinate and register its proposed use of radio frequency assignments and associated orbital locations with the ITU’s Radiocommunication Bureau.

When the coordination process is completed, the ITU formally notifies all proposed users of the frequencies and orbital location in order to protect the registered user of the orbital slot from subsequent or nonconforming interfering uses by other nations. The ITU’s Radio Regulations do not contain mandatory dispute resolution or enforcement mechanisms. The Radio Regulations’ arbitration procedure is voluntary and neither the ITU specifically, nor international law generally, provides clear remedies if this voluntary process fails. Only nations have full standing as ITU members. Therefore, we must rely on governments to represent our interests before the ITU, including obtaining new rights to use orbital locations and resolving disputes relating to the ITU’s rules and procedures.

History

We are the product of the May 1997 merger of PanAmSat International and the Galaxy business of Hughes Communication, Inc., a subsidiary of The DIRECTV Group, into a new publicly held company, which retained the PanAmSat name. Prior to the Recapitalization in August 2004, The DIRECTV Group beneficially owned approximately 80.4% of our outstanding common stock. The DIRECTV Group was owned by Fox Entertainment Group, Inc., an 82% owned subsidiary of News Corporation. Following the Recapitalization, we were owned by entities affiliated with KKR, Carlyle and Providence and certain members of management and of our board of directors.

On September 22, 2004, PanAmSat Holdco was formed by the then existing stockholders of PanAmSat Opco. On October 8, 2004, all of PanAmSat Opco’s outstanding common stock held by its then existing stockholders was contributed to PanAmSat Holdco in exchange for an equal number of shares of PanAmSat Holdco common stock, par value $.01 per share (“the Contribution”). As a result of and immediately following that Contribution, PanAmSat Opco’s then existing stockholders owned PanAmSat Holdco in equal proportion to their prior ownership interest in PanAmSat Opco, and PanAmSat Opco became a wholly-owned subsidiary of PanAmSat Holdco.

The Contribution of PanAmSat Opco to PanAmSat Holdco was accounted for as a recapitalization because neither a change in control nor a business combination occurred and PanAmSat Holdco was not a substantive operating entity. Accordingly, there was no change in the basis of the assets and liabilities of PanAmSat Opco. Therefore, all operations of PanAmSat Opco prior to the Contribution to PanAmSat Holdco are reflected herein at their historical amounts.

Employees

524 employees were transferred to Intelsat Corporation from Prior Intelsat on July 3, 2006 pursuant to the Employee Transfer Agreement. As a result of the employee transfer, Intelsat Corporation employs substantially all of the U.S. employees of the combined company.

As of September 30, 2006, the combined company had 1,263 full-time regular employees. These employees consisted of:

•	191 employees in sales, marketing and strategy;

•	686 employees in engineering, operations and information systems;

•	297 employees in finance, legal and other administrative functions; and

•	89 employees in government sales and marketing.

As of September 30, 2006, approximately 1,156 of these employees were located in the United States, 25 were located in the United Kingdom, six were located in Bermuda and 76 were located in other countries.

We believe that our relations with employees are good. None of our employees is represented by a union or covered by a collective bargaining agreement.

Environmental Matters

Our operations are subject to various laws and regulations relating to the protection of the environment, including those governing the management, storage and disposal of hazardous materials and the cleanup of contamination. As an owner or operator of property and in connection with current and historical operations at some of our sites, we could incur significant costs, including cleanup costs, fines, sanctions and third-party claims, as a result of violations of or liabilities under environmental laws and regulations. For instance, some of our operations require continuous power supply, and, as a result, current and past operations at our teleport and other technical facilities include fuel storage and batteries for back-up generators. We believe, however, that our operations are in substantial compliance with environmental laws and regulations.

Property, Plant and Equipment

Our former principal executive offices are located in Wilton, Connecticut, pursuant to which we commenced a ten-year lease in July 2001. We have seven technical facilities in the U.S., which provide transmission, monitoring and control services for operating our fleet and teleport and other services for our customers. We currently operate five teleports, a satellite operations control center and a customer service center in conjunction with our global satellite network.

We operate our primary teleport in Ellenwood, Georgia and operate regional teleports in Castle Rock, Colorado; Fillmore, California; Silver Spring, Maryland and Napa, California. We own our teleports in Ellenwood, Napa and Fillmore. We own our customer service center in Ellenwood and our satellite operations control center in Long Beach, California. We lease the land and own the improvements on such land at our teleports in Castle Rock and Silver Spring.

We also lease office space in New York, New York; Coral Gables, Florida; Chantilly, Virginia; Sydney, Australia; Johannesburg, South Africa; Tokyo, Japan; Hong Kong, China; Mexico City, Mexico; Beijing, China; and Mumbai, India. Our leases have been entered into upon terms that we believe to be reasonable and customary.

Property Integration Plans

As a result of the PanAmSat Acquisition Transactions, we currently expect to consolidate a number of our teleport facilities and to close a number of facilities and redundant offices in certain cities over the next few years as we execute our integration plans.

We own a facility in Ellenwood, Georgia in which our primary customer operations center is located. The facility has approximately 124,000 square feet of office space and operations facilities, which are based in two buildings and multiple antenna shelters on the property. We expect to consolidate all of our customer service operations with those of Prior Intelsat into a single facility in Ellenwood, Georgia and to transition all of our customer traffic to that location by the end of 2007 in order to improve the cost efficiency of our network operations and communications services.

Our secondary satellite operations center is located at a facility which we own in Long Beach, California, which includes approximately 68,870 square feet for administrative and operational facilities. Our current plan is to lease a significant portion of this facility to third parties. Under our integration plan we expect to consolidate primary satellite operations from Long Beach with Prior Intelsat’s Washington, D.C. facility in order to improve the reliability and cost efficiency of our satellite operations. We will maintain a more limited presence at Long Beach to provide redundancy for our primary facility and to provide operations for certain third-party satellites.

Our Wilton, Connecticut office space houses the remaining administrative functions of the prior PanAmSat business. This facility is under a lease set to expire in 2011, and we currently expect to sublease this space to third parties in mid-2007, when we discontinue our operations at this facility under our integration plans.

We own the improvements and lease the underlying land at our teleport in Silver Spring, Maryland. In addition, we lease a warehouse at this facility. Both the land and warehouse leases expire in September 2008. The teleport consists of operations facilities and multiple antennas and shelters. We plan to relocate some of our equipment and transition all of our operations from this facility to our Hagerstown, Maryland and Ellenwood, Georgia teleports during the first quarter of 2007, and plan to sell any remaining equipment.

Legal Proceedings

We are subject to litigation in the normal course of business, but we do not believe that the resolution of any pending proceedings will have a material impact on our financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

The executive officers and directors of our parent company, Intelsat, Ltd., are as follows:

Name	Age	Position
David McGlade	46	Director and Chief Executive Officer, Intelsat, Ltd.
Joseph Wright, Jr.	68	Chairman and Director, Intelsat, Ltd.
Jeffrey Freimark	51	Executive Vice President and Chief Financial Officer, Intelsat, Ltd.
Phillip Spector	56	Executive Vice President, General Counsel and Assistant Secretary, Intelsat, Ltd.
James Frownfelter	43	Chief Operating Officer, Intelsat Corporation
Anita Beier	51	Senior Vice President and Controller, Intelsat Corporation
Linda Kokal	46	Senior Vice President and Treasurer, Intelsat Corporation
Andrew Africk	40	Director
Douglas Grissom	39	Director
Richard Haight	44	Director
James Perry, Jr.	46	Director
Alan Peyrat	36	Director
Andrew Sillitoe	34	Director
Aaron Stone	34	Director
Nicola Volpi	35	Director

The following is a brief biography of each of our executive officers and directors:

Mr. McGlade has been the Chief Executive Officer of Intelsat, Ltd. since April 2005. Prior to that, Mr. McGlade was the Chief Executive Officer of O2 UK, the largest subsidiary of mmO2 plc and a leading U.K. cellular telephone company, a position he took in October 2000. He was also an Executive Director of mmO2 plc. During his tenure at O2 UK and mmO2, Mr. McGlade was a director of the GSM Association, a trade association for GSM mobile operators, and served as Chairman of its Finance Committee from February 2004 to February 2005. He was also a director of Tesco Mobile from September 2003 to March 2005 and a director of The Link, a distributor of mobile phones and other high technology consumer merchandise, from December 2000 to May 2004. Mr. McGlade was the Chairman of the Board and Chief Executive Officer of Pure Matrix, Inc., a software company that serves the mobile communications market, from December 1999 to September 2000, and a non-executive Chairman to August 2004. Mr. McGlade also served as the President and Chief Executive Officer of CatchTV, an interactive television/Web company, from December 1998 to December 1999. Mr. McGlade was employed by Sprint PCS as West Region President from February 1996 to July 1998, and as Vice President, Operations from September 1995 to January 1996. Mr. McGlade is currently a director of Skyworks Solutions, Inc. and WildBlue Communications Inc. Mr. McGlade’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Wright became the Chairman of the board of directors of Intelsat, Ltd. following the consummation of the PanAmSat Acquisition Transactions. From August 2001 to July 2006, Mr. Wright was the Chief Executive Officer of PanAmSat Opco. Prior to joining PanAmSat Opco, Mr. Wright was Chairman of GRC International, which provided advanced IT, Internet and software technologies to government and commercial customers. From 1989 to 1994, Mr. Wright was Executive Vice President, Vice Chairman and Director of W.R. Grace & Co. In the

1980s, Mr. Wright served President Reagan in the U.S. government as Deputy Director and Director of the Federal Office of Management and Budget and as a member of the Cabinet and as Deputy Secretary of the Department of Commerce. Mr. Wright was one of just a few individuals who received the Distinguished Citizens Award from President Reagan. Prior to his time in Washington D.C., Mr. Wright was President of two Citibank credit card subsidiaries and was a Vice President/Partner of Booz Allen and Hamilton. Mr. Wright currently serves on the board of directors of Scientific Games Corporation and Terremark Worldwide. He is a member of the Council on Foreign Relations, FCC’s Network Reliability and Interoperability Council and the Media Security and Reliability Council, and is on the President’s National Security Telecommunications Advisory Committee. Mr. Wright’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Freimark became the Executive Vice President and Chief Financial Officer of Intelsat, Ltd. in May 2006. He was previously the Executive Vice President and Chief Financial Officer of Beverly Enterprises Inc., from December 2001 until March 2006, and also the Chief Information Officer from October 2002 to March 2006. Prior to joining Beverly Enterprises, Mr. Freimark served as Senior Executive Vice President and Chief Financial Officer of OfficeMax Inc. from May 2001 to December 2001, and as President and Chief Executive Officer of Grand Union Company, an operator of full service retail supermarkets and warehouses, from November 2000 to May 2001. Mr. Freimark served in a number of roles at Grand Union after joining the company in March 1997, including as Chief Financial Officer throughout his time there, and also as Chief Administrative Officer, Treasurer and Director from February 2000 to May 2001. From 1986 to 1997, Mr. Freimark served in various roles at Pueblo International, Inc., an operator of supermarkets in Florida and the Caribbean, including as Executive Vice President, Chief Financial Officer and Director from January 1992 to March 1997. Mr. Freimark’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Spector became the Executive Vice President and General Counsel of Intelsat, Ltd. in February 2005. He was previously the managing partner of the Washington, D.C. office of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, and chair of the firm’s Communications & Technology Group. He is the former Chairman of the American Bar Association’s International Communications Committee, and served in the U.S. government as Associate Assistant to the President and as a law clerk to a Supreme Court justice. Mr. Spector is a magna cum laude graduate of the Harvard Law School and holds a Master in Public Policy degree from Harvard’s Kennedy School of Government. He serves on the board of directors of WildBlue Communications, Inc. Mr. Spector’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Frownfelter became the Chief Operating Officer of Intelsat Corporation in July 2006. Prior to this he served as the Executive Vice President and Chief Operating Officer at PanAmSat Opco from January 2005 to July 2006. Mr. Frownfelter previously served as Executive Vice President and Chief Technology Officer of PanAmSat Opco and Vice President and Senior Vice President of Space Systems. Prior to joining PanAmSat Opco in 1998, Mr. Frownfelter was a senior manager at Philip A. Rubin & Associates, which provided consulting services to PanAmSat. From 1991 to 1996, Mr. Frownfelter was the Director of Marketing at Fokker Aircraft U.S.A., Inc. Prior to that time, Mr. Frownfelter was an engineer for Hughes Aircraft Company. Mr. Frownfelter’s business address is 3400 International Drive N.W., Washington, D.C. 20008, United States.

Ms. Beier became the Senior Vice President and Controller of Intelsat Global Service Corporation on May 15, 2006 and of Intelsat Corporation on July 3, 2006. Prior to joining Intelsat, Ms. Beier served as Senior Vice President – Finance and Controller of US Airways, Inc.

from May 2004 to April 2006 and as Vice President & Controller from June 1999 to May 2004. Prior to joining US Airways, Inc., Ms. Beier served as Vice President—Financial Planning at CSX Corporation, a transportation company providing rail and intermodal services, from September 1998 to June 1999. Ms. Beier’s business address is 3400 International Drive N.W., Washington, D.C. 20008, United States.

Ms. Kokal became the Senior Vice President and Treasurer of Intelsat Global Service Corporation and Intelsat Corporation in October 2006. She served as Vice President and Treasurer of Intelsat Global Service Corporation since joining Intelsat in April 2006. Prior to joining Intelsat, Ms. Kokal served as Vice President, Treasury and Risk Management and Director, Treasury at MCI from February 2004 to March 2006. From 2001 to 2004 Ms. Kokal served as Vice President and Treasurer of Digex, Inc., a web hosting company. From 1999 to 2001, she served as Vice President and Treasurer of PSINet, Inc., a commercial Internet service provider. Ms. Kokal’s business address is 3400 International Drive N.W., Washington, D.C. 20008, United States.

Mr. Africk is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1992. He serves on the boards of directors of SkyTerra Communications, Inc., Superior Essex Inc. and Hughes Communications, Inc.

Mr. Grissom has been employed by Madison Dearborn Partners, LLC, a private equity firm, since 1999 and has served as a Director for more than the past five years. Prior to that, Mr. Grissom was with Bain Capital, Inc., in private equity, McKinsey & Company, Inc., and Goldman, Sachs & Co. He serves on the board of directors of Cbeyond Communications, Inc. and Great Lakes Dredge & Dock Corporation.

Mr. Haight has been a Managing Director of Permira Advisers LLC since 2002. Prior to that, Mr. Haight was a Director of Permira Advisers Limited, and he has been employed by Permira since 1989.

Mr. Perry co-founded Madison Dearborn Partners, LLC, a private equity firm, in 1993 and has been Managing Director for more than the past five years. Prior to that, Mr. Perry was employed by First Chicago Venture Capital, and prior to that by The First National Bank of Chicago. He is on the board of directors of Cbeyond Communications, Inc, Cinemark, Inc., Madison River Telephone Company, LLC and MetroPCS Communications, Inc.

Mr. Peyrat joined Apax Partners, L.P. in 2001 and has been a Principal since 2003. Prior to joining Apax Partners, he earned an MBA degree from Stanford University from 1999 to 2001. Mr. Peyrat was employed by Telephia, a wireless technology company, from 1998 to 1999 and from 1995 through 1998, he was employed by A.T. Kearney, Inc., a management consulting firm.

Mr. Sillitoe joined Apax Partners Limited in 1998 and was a Director thereof from 2003 until June 2005, and has since served as a Partner of Apax Partners Worldwide LLP. Prior to joining Apax Partners Limited, Mr. Sillitoe received an MBA from INSEAD and was a strategy consultant with The L.E.K. Partnership.

Mr. Stone is a partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1997. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney Inc. Mr. Stone is currently a director of AMC Entertainment Inc., Educate Inc., SkyTerra Communications, Inc. and Hughes Communications, Inc.

Mr. Volpi has been employed by Permira Advisers, LLC as an investment advisory professional since May 2004. Prior to that, he was Vice President of Brera Capital Partners, a private equity firm, from March 2000 to April 2004.

Other than Mr. Volpi and Mr. McGlade, who each became a director of Intelsat, Ltd. in March 2005, and Mr. Wright, who became a director of Intelsat, Ltd. following the consummation of the PanAmSat Acquisition Transactions, each of the directors of Intelsat, Ltd. has been a director since the closing of the Acquisition Transactions in January 2005. Our by-laws provide that the term of office of each of the directors of Intelsat, Ltd. extends for such period as the shareholders of Intelsat Holdings may determine or, in the absence of such determination, until the next annual meeting of the board of directors or until their successors are elected.

Board Composition

Intelsat, Ltd. is party to an agreement with Intelsat Holdings pursuant to which, for so long as Intelsat Holdings holds a majority of the outstanding voting stock of Intelsat, Ltd., the board of directors of Intelsat, Ltd. shall consist solely of individuals selected by the shareholders of Intelsat Holdings as being eligible to serve as directors of Intelsat, Ltd. All of the directors of Intelsat, Ltd. have been so selected by the shareholders of Intelsat Holdings.

Audit Committee

Intelsat, Ltd. has an audit committee consisting of Messrs. Grissom, Haight, Sillitoe and Stone, and this committee also serves as the audit committee of Intelsat Corporation. The members are not independent since they are associated with the Investor groups. Pursuant to its charter and the authority delegated to it by the board of directors, the audit committee has sole authority for the engagement, compensation and oversight of our independent auditors. In addition, the audit committee reviews the results and scope of the audit and other services provided by our independent auditors, and also reviews our accounting and control procedures and policies. The audit committee meets as often as it determines necessary but not less frequently than once every fiscal quarter. Our board of directors has determined that each member of the audit committee is an audit committee financial expert.

Compensation Committee

Intelsat, Ltd. has a compensation committee consisting of Messrs. Africk, Grissom, Haight and Sillitoe. The members are not independent since they are associated with the Investor groups. Pursuant to its charter and the authority delegated to it by the board of directors, the compensation committee has responsibility for the approval and evaluation of all of our compensation plans, policies and programs as they affect Intelsat, Ltd.’s chief executive officer and its other executive officers. The compensation committee meets as often as it determines necessary.

Code of Ethics

We have adopted a Code of Ethics for Senior Financial Officers, including our chief executive officer, chief financial officer, principal accounting officer, controller and any other person performing similar functions. The Code of Ethics is posted on our website at www.intelsat.com. We intend to disclose on our website any amendments to or waivers of this Code of Ethics.

Compensation

Set forth below is historical compensation data for PanAmSat Opco’s named executive officers prior to the completion of the PanAmSat Acquisition Transactions.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation
	Year	Salary ($)		Bonus ($)(2)	Other Annual Compen- sation ($)		Awards		Payouts	All Other Compen- sation ($)
Name and Principal Position							Restricted Stock Awards ($)	Securities Underlying Options (#)(3)	LTIP Payout ($)
Joseph R. Wright, Jr. Chief Executive Officer	2005 2004 2003	700,000 685,000 645,000	(1)	984,000 753,500 762,000	94,819 74,292 85,150	(4)	— — 346,000	— — —	— 470,000 —	88,122 2,838,903 806,532	(5)

James B. Frownfelter President and Chief Operating Officer	2005 2004 2003	499,000 448,000 425,000	(1)	757,000 492,800 391,000	20,728 17,360 725,907	(6)	— — 294,100	— — —	— 305,500 —	39,609 1,561,620 30,764	(7)

James W. Cuminale Executive Vice President Corporate Development, General Counsel and Secretary	2005 2004 2003	400,000 338,000 338,000		400,000 241,700 220,000	35,510 34,625 17,202	(8)	— — 224,900	— — —	— 305,000 —	25,620 1,222,840 24,421	(9)

Michael J. Inglese Executive Vice President and Chief Financial Officer	2005 2004 2003	327,000 321,000 312,000		266,000 229,500 244,000	31,615 31,025 40,933	(10)	— — 224,900	— — —	— 305,500 —	22,255 1,023,080 22,044	(11)

Michael E. Antonovich Executive Vice President—Global Sales and Marketing	2005 2004 2003	290,000 262,000 240,000		236,000 222,000 150,000	17,114 8,200 8,200	(12)	— — 138,320	— — —	— — —	20,461 16,850 17,125	(13)

(1)	On July 1, 2005, Mr. Wright’s salary was increased from $685,000 to $715,000 and Mr. Frownfelter’s salary was increased from $448,000 to $550,000.
(2)	Bonuses for 2005 were paid on February 24, 2006.
(3)	In connection with the Recapitalization, on August 20, 2004 PanAmSat Opco’s board of directors effected an approximately 4.37 for 1 stock split of our common stock and on March 1, 2005, PanAmSat Holdco effected a 1 for approximately 1.52 reverse stock split of its common stock.
(4)	This amount includes a transportation allowance of $55,177 and $34,101 for financial planning services, which amounts include payments for income tax obligations with respect to such benefits.
(5)	This amount represents a contribution to the Supplemental Savings Plan of $79,922 and a contribution to the PanAmSat Retirement Savings Plan, referred to as the 401(k) Plan, of $8,200.
(6)	This amount includes a transportation allowance of $12,000 and $3,325 for financial planning services, which amounts include payments for income tax obligations with respect to such benefits.
(7)	This amount represents a contribution to the Supplemental Savings Plan of $31,409 and a contribution to the 401(k) Plan of $8,200.
(8)	This amount includes a transportation allowance of $15,600 and $15,026 for financial planning services, which amounts include payments for income tax obligations with respect to such benefits.
(9)	This amount represents a contribution to the Supplemental Savings Plan of $17,420 and a contribution to the 401(k) Plan of $8,200.
(10)	This amount includes a transportation allowance of $12,000 and $14,804 for financial planning services, which amounts include payments for income tax obligations with respect to such benefits.
(11)	This amount represents a contribution to the Supplemental Savings Plan of $14,055 and a contribution to the 401(k) Plan of $8,200.
(12)	This amount includes a transportation allowance of $12,000.
(13)	This amount represents a contribution to the Supplemental Savings Plan of $12,261 and a contribution to the 401(k) Plan of $8,200.

Option Grants in Last Fiscal Year

No options were granted during the fiscal year ended December 31, 2005 to the officers listed in the Summary Compensation Table above, referred to as the Named Executive Officers.

Long-Term Incentive Plan Awards

No restricted stock awards were granted to the Named Executive Officers during the fiscal year ended December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY End		Value of Unexercised In-the-money Options/SARs(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph R. Wright, Jr.	—	—	612,664	1,299,904	$12,655,845	$26,379,465
James B. Frownfelter	—	—	301,259	687,200	$6,187,633	$13,945,621
James W. Cuminale	—	—	283,079	441,864	$5,878,318	$8,966,927
Michael J. Inglese	—	—	233,726	244,456	$4,876,794	$4,960,827
Michael E. Antonovich	—	—	5,268	21,071	$106,904	$427,615

(1)	Value of unexercised options is based on the exercise price of the options and the $24.50 closing price of our common stock on December 30, 2005. Substantially all of these options were cashed out or rolled over in connection with the completion of the PanAmSat Acquisition Transactions.

Employment Agreements

Employment Agreements with Joseph R. Wright

Prior Employment Agreement

On August 20, 2004, we entered into an employment agreement with Joseph R. Wright, Jr. pursuant to which Mr. Wright agreed to continue to serve as President and Chief Executive Officer. The agreement provides for a one-year term of employment that automatically renews annually unless either party gives notice, with an annual base salary of $685,000 (subject to increase at the discretion of the Board) and an annual target bonus amount equal to 100% of the annual base salary, based on the achievement of performance targets and/or other bonus criteria established by our board of directors. Mr. Wright is entitled to participate in our employee benefit and retirement plans.

If Mr. Wright is terminated without “cause” or resigns for “good reason” (each as defined in his agreement), or if we do not renew his agreement at the end of any one-year term, he is entitled to receive a severance amount equal to two and one-half times the sum of his base salary plus the greater of the most recent bonus paid to him or the bonus target in effect at the time of termination. In addition, we will pay the costs of Mr. Wright’s (and his eligible dependents’) participation in our health and insurance benefits until the earlier of 30 months following his termination and the date on which Mr. Wright secures alternate employment. In the event that any amount or distribution to Mr. Wright would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then we will pay Mr. Wright the amount necessary to fully reimburse him for such taxes.

As a condition precedent to the receipt of any severance payment or benefits, Mr. Wright must execute a written waiver and release of claims against us. In addition, Mr. Wright has agreed that during the term of the agreement and for a period of 18 months after the termination of his employment, he will not compete with us or solicit any key employees to accept employment with any of our competitors.

Employment Agreement with Intelsat Holdings

Intelsat Holdings and Intelsat, Ltd. entered into an employment agreement with Mr. Wright on July 3, 2006, under which he began employment as Chairman of the Board of Directors of both companies effective as of and contingent upon the completion of the PanAmSat Acquisition Transactions. The agreement has a term of two years, with an option to extend for an additional year by mutual agreement. The employment agreement provides that Mr. Wright will be paid an annual base salary of $600,000 during the term, which will be reviewed for increase no less frequently than annually. The employment agreement also provides that Mr. Wright will be eligible for an annual discretionary bonus with a maximum payment of 100% of his annual base salary, based on meeting pre-established performance targets, which will be pro rated for the partial year 2006. A compensation committee of our board of directors, in its sole discretion, may award Mr. Wright an additional bonus of up to 50% of his maximum bonus in the event of significant performance beyond pre-established performance targets. During the employment term, Mr. Wright generally will be eligible to participate in our and Intelsat Holdings’ employee benefit plans and programs and will receive certain perquisites set forth in the employment agreement.

Under the employment agreement, Mr. Wright received on July 3, 2006 a grant of 54,702 SCAs (share based compensation agreement (“SCA”)), permitting him to purchase Intelsat Holdings common shares representing approximately 0.41% of the fully diluted common shares of Intelsat Holdings, pro forma for all Intelsat Holdings common shares and options on common shares contemplated to be issued at or around the completion of the PanAmSat Acquisition Transactions and assuming repurchases of Intelsat Holdings common shares expected to be repurchased pursuant to agreements in effect as of the completion of the PanAmSat Acquisition Transactions. Such SCAs (the “new SCAs”) will vest in equal monthly installments over twenty four months commencing on the last day of the first full month following Mr. Wright’s start date and subject to his continued employment through each applicable vesting date; provided, however, that if Mr. Wright’s employment terminates due to the expiration of his initial two-year employment period, all such unvested SCAs shall vest at the date of such termination and, subject to applicable transfer and other restrictions, any such unexercised SCA may be exercised at any time prior to the expiration of such SCA. The vesting of these time-vesting SCAs will accelerate one year after any event that causes the Investors (or other private equity investors) to cease to own 40% or more of Intelsat Holdings.

Mr. Wright also rolled over options on common stock of PanAmSat Holding Corporation having a value of $2 million into 9,174 SCAs on Intelsat Holdings common shares, such shares having the same aggregate in-the-money value. Such SCAs (the “rollover SCAs”) will have the same terms and conditions (other than the number and type of shares and exercise price applicable thereto) as in effect prior to such conversion; provided, however, that if Mr. Wright’s employment terminates due to the expiration of his initial two-year employment period, all such unvested SCAs shall vest at the date of such termination. The rollover SCAs also entitle

Mr. Wright to receive dividend payments with respect to that number of Intelsat Holdings common shares having a value equivalent to the in-the-money value of his rollover SCAs. Any such amount payable in respect of rollover SCAs that are not vested as of the date such dividend is payable will be held in escrow until such SCAs vest.

Any common shares held by Mr. Wright as a result of the exercise of SCAs may be repurchased by Intelsat Holdings, and any SCAs may be cancelled, at any time after his termination of employment. Shares issued as a result of the exercise of SCAs may be repurchased at either fair market value or the lesser of fair market value and the exercise price, depending upon the circumstances as defined in the agreement. Notwithstanding the foregoing, if Mr. Wright’s employment terminates due to the expiration of his initial two-year employment period, then neither common shares nor SCAs may be repurchased or cancelled.

Except as described below, if Mr. Wright’s employment is terminated without cause or if he resigns for good reason (in either case as defined in the employment agreement), subject to his continued compliance with the restrictive covenants described below, he will be paid an amount equal to 200% (reduced by 8.33% for each month of the first twelve months following his start date and preceding his date of termination, if applicable) of the sum of his annual base salary and target annual bonus, 50% of such amount to be paid six months after his termination and 50% to be paid in equal installments during the six months thereafter. Mr. Wright will also be paid any earned but unpaid compensation. In addition, his unvested rollover SCAs will vest, and his unvested new SCAs will be forfeited unless such termination is within six months following a change of control (as defined in the agreement), in which case they will vest in full. If Mr. Wright’s employment is terminated without cause or if he resigns for good reason within six months following a change of control (as defined in the agreement), his severance amount will be paid in 12 equal monthly installments following his date of termination and the annual bonus portion of the severance calculation described above will instead be based on the highest of his target bonus in effect at termination, his target bonus paid in respect of the previous fiscal year or 100% of base salary.

In the event that excise tax under Section 4999 of the Code is imposed on any compensation or benefits received by Mr. Wright that relate to his termination of employment by us without cause, by Mr. Wright for good reason or as a result of his death or disability at any time prior to the second anniversary of the completion of the PanAmSat Acquisition Transactions (and solely to the extent such excise tax results from the completion of the PanAmSat Acquisition Transactions), or in the event that excise tax is imposed on any compensation or benefits relating solely to the rollover options, Mr. Wright will receive an additional payment such that he will be placed in the same after-tax position that he would have been in had no excise tax been imposed.

Mr. Wright’s employment agreement also provides that, during his employment with Intelsat and for one year after his termination of employment, he will not compete with Intelsat or hire or attempt to hire any person who is or was in the previous year an employee of Intelsat.

Prior Employment Agreement with James B. Frownfelter

On August 20, 2004, we entered into an employment agreement with James B. Frownfelter, pursuant to which Mr. Frownfelter agreed to continue to serve as Executive Vice President and Chief Operating Officer. The employment agreement provides for a one-year term of employment that automatically renews annually unless either party gives notice, with an annual base salary of $448,000 (subject to increase at the discretion of the Board) and an annual target bonus amount equal to 100% of the annual base salary, based on the achievement of performance targets and/or other bonus criteria established by the board of directors. Mr. Frownfelter is entitled to participate in our employee benefit and retirement plans.

If Mr. Frownfelter is terminated without “cause” or resigns for “good reason” (each as defined in his agreement), or if we do not renew his agreement at the end of any one-year term, he is entitled to receive a severance amount equal to two times the sum of his base salary plus the greater of the most recent bonus paid to him or the bonus target in effect at the time of termination. In addition, we will pay the costs of Mr. Frownfelter’s (and his eligible dependents’) participation in our health and insurance benefits until the earlier of 24 months following his termination and the date on which Mr. Frownfelter secures alternate employment. In the event that any amount or distribution to Mr. Frownfelter would be subject to the excise tax imposed under Section 4999 of the Code then we will pay Mr. Frownfelter the amount necessary to fully reimburse him for such taxes.

As a condition precedent to the receipt of any severance payment or benefits, Mr. Frownfelter must execute a written waiver and release of claims against us. In addition, Mr. Frownfelter has agreed that during the term of the agreement and for a period of 18 months after the termination of his employment, he will not compete with us or solicit any key employees to accept employment with any of our competitors.

Employment Agreement with Intelsat Holdings

On May 18, 2006, Intelsat Holdings entered into an employment agreement with Mr. Frownfelter, under which he continued employment with PanAmSat Opco as its President and Chief Operating Officer effective as of the completion of the PanAmSat Acquisition Transactions on July 3, 2006. The agreement has an initial term of one year, which will renew automatically for successive one-year periods unless a notice not to renew is provided by either party. The employment agreement provides that Mr. Frownfelter will be paid an annual base salary of $600,000 during the term, which will be reviewed for increase no less frequently than annually. The employment agreement also provides that Mr. Frownfelter will be eligible for an annual discretionary bonus with a maximum payment of 87.5% of his annual base salary, based on meeting pre-established performance targets, pro rated for the partial year 2006. A compensation committee of our board of directors (or the board of directors of the applicable affiliate), in its sole discretion, may award Mr. Frownfelter an additional bonus of up to 50% of his maximum bonus in the event of significant performance beyond pre-established performance targets. During the employment term, Mr. Frownfelter is generally eligible to participate in our and Intelsat Holdings’ employee benefit plans and programs and will receive certain perquisites, including the reimbursement of relocation expenses, set forth in the employment agreement.

Under the employment agreement, Mr. Frownfelter received on July 3, 2006 a grant of 109,405 SCAs, permitting him to purchase Intelsat Holdings common shares representing approximately 0.83% of the outstanding common shares of Intelsat Holdings, pro forma for all Intelsat Holdings common shares and options on common shares contemplated to be issued at or around the completion of the PanAmSat Acquisition Transactions and assuming repurchases of Intelsat Holdings common shares expected to be repurchased pursuant to agreements in effect as of the completion of the PanAmSat Acquisition Transactions. Such SCAs (the “new SCAs”) vest in equal monthly installments over sixty months commencing on the last day of the first full month following Mr. Frownfelter’s start date and subject to his continued employment through each applicable vesting date. The vesting of these time-vesting SCAs will accelerate one year after any event that causes the Investors (or other private equity investors) to cease to own 40% or more of Intelsat Holdings.

Mr. Frownfelter also rolled over options on common stock of PanAmSat Holding Corporation having a value of $1.5 million into 6,881 SCAs on Intelsat Holdings common shares having the same aggregate in-the-money value. Such SCAs (the “rollover SCAs”) have the same terms and conditions (other than the number and type of shares and exercise price applicable thereto) as in effect prior to such conversion. The rollover SCAs also entitle Mr. Frownfelter to receive dividend payments with respect to that number of Intelsat Holdings common shares having a value equivalent to the in-the-money value of his rollover SCAs. Any such amount payable in respect of rollover SCAs that are not vested as of the date such dividend is payable will be held in escrow until such SCAs vest.

Any common shares held by Mr. Frownfelter as a result of the exercise of SCAs may be repurchased by Intelsat Holdings, and any SCAs may be cancelled, at any time after his termination of employment. Shares issued as a result of the exercise of SCAs may be repurchased at either fair market value or the lesser of fair market value and the exercise price, depending upon the circumstances as defined in the agreement.

Except as described below, if Mr. Frownfelter’s employment is terminated without cause or if he resigns for good reason (in either case as defined in the employment agreement), subject to his continued compliance with the restrictive covenants described below, he will be paid an amount equal to 200% (reduced by 8.33% for each month of the first twelve months following his start date and preceding his date of termination, if applicable) of the sum of his annual base salary and target annual bonus, 50% of such amount to be paid six months after his termination and 50% to be paid in equal installments during the six months thereafter. Mr. Frownfelter will also be paid any earned but unpaid compensation. In addition, his unvested rollover SCAs will vest, and his unvested new SCAs will be forfeited unless such termination is within six months following a change of control (as defined in the agreement), in which case they will vest in full. If Mr. Frownfelter’s employment is terminated without cause or if he resigns for good reason within six months following a change of control (as defined in the agreement), his severance amount will be paid in 12 equal monthly installments following his date of termination and the annual bonus portion of the severance calculation described above will instead be based on the highest of his target bonus in effect at termination, his target bonus paid in respect of the previous fiscal year or 87.5% of base salary.

In the event that excise tax under Section 4999 of the Code is imposed on any compensation or benefits received by Mr. Frownfelter that relate to his termination of employment by us without cause, by Mr. Frownfelter for good reason or as a result of his death or disability at any time prior to the second anniversary of the completion of the PanAmSat Acquisition Transactions (and solely to the extent such excise tax results from the completion of the PanAmSat Acquisition Transactions), or in the event that excise tax is imposed on any compensation or benefits relating solely to the rollover options, Mr. Frownfelter will receive an additional payment such that he will be placed in the same after-tax position that he would have been in had no excise tax been imposed.

Mr. Frownfelter’s employment agreement also provides that, during his employment with Intelsat and for one year after his termination of employment, he will not compete with Intelsat or hire or attempt to hire any person who is or was in the previous year an employee of Intelsat.

Treatment of Stock Options

As of June 30, 2006, Messrs. Wright and Frownfelter held 1,912,568 and 988,459 shares, respectively, of PanAmSat Holdco common stock subject to stock options granted under PanAmSat Holdco’s equity incentive plans. Each outstanding option on PanAmSat Holdco common stock that remained unexercised as of the completion of the PanAmSat Acquisition

Transactions (other than 96,200 options held by Mr. Wright and 72,150 options held by Mr. Frownfelter that were rolled over into SCAs on Intelsat Holdings common shares pursuant to their respective employment agreements with Intelsat that were effective as of the completion of the PanAmSat Acquisition Transactions), was cashed out and Messrs. Wright and Frownfelter received a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of PanAmSat Holdco common stock subject to the option as of the closing of the PanAmSat by Acquisition Transactions, multiplied by

•	the excess, if any, of $25.00 over the excise price per share of common stock subject to that option.

As a result, Messrs. Wright and Frownfelter received cash payments of $38.0 million and $19.1 million, respectively.

Treatment of Restricted Stock and Deferred Stock Units

At the closing of the PanAmSat Acquisition Transactions, the restrictions on each contractually restricted share of PanAmSat Holdco common stock held by Messrs. Wright and Frownfelter lapsed. These shares and the deferred stock units held by Mr. Frownfelter, which represent the notional right to receive, on a one-for-one basis, shares of PanAmSat Holdco common stock, were converted into the right to receive a cash payment of $25.00 per share or unit plus approximately $0.00927 as the pro rata portion of PanAmSat Holdco’s undeclared regular quarterly dividends, subject to any required withholding taxes. As a result, Messrs. Wright and Frownfelter or trusts of which they are the trustee, received cash payments of $12.8 million and $6.9 million, respectively.

Rollover Stock Options

In connection with the PanAmSat Acquisition Transactions, Mr. Wright and Mr. Frownfelter, who prior to July 3, 2006, held options to purchase common stock of PanAmSat Holdco, rolled over such options by entering into SCAs to purchase 9,174 Intelsat Holdings common shares in the case of Mr. Wright, and 6,881 Intelsat Holdings common shares in the case of Mr. Frownfelter. While the rollover adjusted the exercise price to $25 per SCA, and adjusted the number of applicable shares covered, the vesting period associated with the previous PanAmSat Holdco stock options remains unchanged and the SCAs continue to vest in annual installments through August 2009; provided, however, that if Mr. Wright’s employment terminates due to the expiration of his initial two-year employment period, all such unvested SCAs shall vest at the date of such termination.

Severance Pay Plans

Our 2003 Severance Pay Plan, as amended and currently in effect, referred to as the Severance Pay Plan, provides severance pay to eligible employees upon certain separations of employment. Each of our regular full-time employees is a participant in the Severance Pay Plan. An employee terminated for any reason other than for cause (as defined in the Severance Pay Plan) who signs and delivers to us a release of all claims which the employee may have by reason of employment with us or the termination thereof shall be eligible to receive severance benefits pursuant to the Severance Pay Plan. Severance benefits are calculated based upon the employee’s level of compensation and the number of years with us, with a minimum of 12 weeks salary and a maximum of 52 weeks salary for executive employees, a minimum of 6 weeks salary and a maximum of 40 weeks salary for exempt employees, and a minimum of four weeks salary and a maximum of 29 weeks salary for non-exempt employees. The terminated employee is also entitled to participate in our group health, dental and life insurance plans for the number of weeks calculated above. In the event that due to and within two years after a change in control (as defined in the Severance Pay Plan), an employee either resigns for good reason (as defined in the Severance Pay Plan) or is terminated pursuant to a layoff (as determined by our Chief Executive Officer in his sole discretion), then severance benefits shall instead be calculated based upon the employee’s level of compensation, with a minimum for all eligible employees of 26 weeks salary and a maximum of 52 weeks salary, and the employee is entitled to participate in our group health, dental and life insurance plans for three months after such resignation or layoff. The severance benefit is paid as soon as practicable after execution and effectiveness of a signed waiver and release by the employee, at our option, either (i) in a lump sum, or (ii) in accordance with our payroll practices, in each case, less applicable deductions and withholdings. The consummation of the Recapitalization constituted such a change in control.

Under the terms of the Severance Pay Plan, the Chief Executive Officer or his designee has the power to determine all ambiguities arising under the Severance Pay Plan, and any decision regarding any matter within the discretion of the Chief Executive Officer and made by him in good faith is binding on all persons. We have reserved the right through our board of directors to amend the Severance Pay Plan or to terminate the Severance Pay Plan at any time without prior notice, provided that the Severance Pay Plan shall not be terminated with respect to any Terminated Employee (as defined in the Severance Pay Plan) or amended in a way that is adverse to the interests of any Terminated Employee.

Under the Severance Pay Plan, the Named Executive Officers would receive a minimum of 12 weeks salary and a maximum of 52 weeks salary as severance, depending upon years of service. Such severance compensation would be in lieu of any other payments or benefits in the nature of severance pay or benefits which the Executive would receive or will receive from us or any of our affiliates including, without limitation, payments under another severance plan or any severance agreement between us and the Executive. Any other arrangement, plan or program providing severance benefits shall be deemed to be amended to eliminate any obligation for benefits to be provided thereunder.

In connection with the PanAmSat Acquisition Transactions, our board of directors approved the adoption of a 2005 Severance Pay Plan on terms similar to our existing 2003 Severance Pay Plan and authorized a retention pool of up to $10.0 million for employees, of which $6.2 million was expensed through September 30, 2006. As of September 30, 2006, retention bonuses totaling approximately $9.8 million have been designated for employees. The remainder of $3.6 million will be expensed over the required employee service periods following the completion of the PanAmSat Acquisition Transactions through the first quarter of 2008. The 2005 Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within 18 months following, a change in control (as defined in such plan). As a result of the completion of the PanAmSat Acquisition Transactions, a change-in-control (as defined in the plan) occurred in July 2006. The total expected cost of future severance and related costs to be paid pursuant to the 2005 Severance Pay Plan as a result of the completion of the PanAmSat Acquisition Transactions is estimated to be approximately $15.4 million, which was expensed in the period immediately prior to the completion of the PanAmSat Acquisition Transactions.

Executive Change-in-Control Severance Agreements

In March 2002, effective as of October 15, 2001, we entered into executive change-in-control severance agreements, referred to collectively as the Severance Agreements, with each of Messrs. Cuminale, Eaton, Inglese and Frownfelter, referred to collectively as the Retained Officers. The Severance Agreements provided for payments by us to the Retained Officers in the event we terminated such officer’s employment without cause or the Retained Officer terminated his employment for good reason (an “Involuntary Termination”), in each case within three years after a change-in-control (as defined in the Severance Agreements). As a change-in-control of both The DIRECTV Group and PanAmSat has occurred, these agreements applied since an involuntary termination of the executive occurred during the period specified by the agreement. Mr. Frownfelter’s Severance Agreement was superseded by the employment agreement described above, which contained provisions substantially similar to those contained in the Severance Agreements.

In the event of an Involuntary Termination of a Retained Officer, we paid to such Retained Officer all accrued compensation in an amount equal to the sum of (i) the unpaid annual base salary earned as of the date of termination, (ii) an amount equal to the higher of (x) the Retained Officer’s unpaid targeted annual bonus established for the fiscal period in which the Involuntary Termination occurred or (y) the actual bonus paid or payable to the Retained Officer in respect of our most recent full fiscal year, in each case multiplied by a fraction, the numerator of which was the number of days elapsed in the current fiscal period to the date of termination, and the denominator of which was 365 and (iii) an amount equal to the Retained Officer’s accrued balance under our “paid time off” program (or successor or replacement program), calculated based on the Retained Officer’s annual base salary.

The Severance Agreements also required that we pay to such Retained Officer severance compensation upon Involuntary Termination in an amount equal to two times the sum of (i) the Retained Officer’s annual base salary for the year in which the Involuntary Termination occurs plus (ii) the higher of (x) the Retained Officer’s targeted annual bonus established for the fiscal period in which the Involuntary Termination occurred or (y) the actual bonus paid or payable to the Retained Officer in respect of our most recent full fiscal year. Payment of the severance compensation was conditioned upon receipt of a written release from the Retained Officer of any claims against us or our subsidiaries. Payment of such severance compensation was due within 10 days following the effective date of such release. Under the Severance Agreements, all payments thereunder were subject to the Retained Officer’s compliance with covenants not to compete with GM, The DIRECTV Group and us for two years following termination, not to solicit our employees for two years following termination, and not to disclose any of our confidential information.

The Severance Agreements also provided that (i) any unvested stock options, restricted stock units and other awards, referred to as the Stock Awards, granted prior to the change-in-control under our Long-Term Stock Incentive Plan (or successor or replacement plan) held by a Retained Officer would immediately become vested and exercisable, and any restrictions thereon would lapse upon the change-in-control and, to the extent such Stock Awards were assumed, substituted or continued, following any Involuntary Termination such Stock Awards would be exercisable under the terms and conditions of our Long-Term Stock Incentive Plan and any award agreements thereunder for a period equal to the lesser of (x) five years from the date of the Retained Officer’s Involuntary Termination or (y) the term of such Stock Award, (ii) the Retained Officer and the Retained Officer’s dependents would be entitled to participate on the same basis as active employees and their dependents, respectively, in our group health, dental and life insurance plans (including premium payments and credit dollars paid by us), or we shall make available comparable benefits (but not any other welfare benefit plans or any retirement plans, except as described below) for a period of two years following an Involuntary Termination of employment, (iii) the Retained Officer would be entitled to reimbursement for actual payments made for professional outplacement services, not to exceed $25,000 and (iv) the Retained Officer would be entitled to reimbursement for all outstanding un-reimbursed business expenses incurred prior to the Involuntary Termination.

If any amounts or other benefits payable to a Retained Officer under the Severance Agreements or otherwise became subject to an excise tax imposed under Section 4999 of the Code or any other similar tax or assessment, we would pay the Retained Officer the amount necessary to fully reimburse such Retained Officer for these taxes, unless the Retained Officer would not receive a net after-tax benefit of at least $50,000, in which case his severance would have been reduced so as to avoid the imposition of any excise taxes. The Severance Agreements also provided that we reimburse a Retained Officer for attorneys’ fees and other costs necessary to enforce or defend his rights under the relevant Severance Agreement.

We continued to provide Messrs. Inglese and Cuminale with the severance benefits available under their respective Severance Agreements until the expiration of such agreements. Mr. Frownfelter received similar severance benefits under his new employment agreement. Thereafter, we provided severance benefits to Messrs. Inglese and Cuminale for one year in the event we terminated employment without cause or any of Messrs. Inglese or Cuminale terminated his employment for good reason. Messrs. Wright, Frownfelter, Inglese and Cuminale agreed to 18-month post-termination non-competition and non-solicitation covenants.

On August 20, 2004, we amended the terms of the Severance Agreements with Messrs. Cuminale and Inglese to indefinitely extend the period in which a qualifying severance of such Retained Officer will trigger severance benefits. The severance payment for this extended period (beyond the period contemplated by the Severance Agreement) was an amount equal to the sum of (i) the Retained Officer’s annual base salary for the year in which the Involuntary Termination occurred plus (ii) the higher of (x) the Retained Officer’s targeted annual bonus established for the fiscal period in which the Involuntary Termination occurred or (y) the actual bonus paid or payable to the Retained Officer in respect of our most recent full fiscal year.

New Stock Option Plan

PanAmSat Opco established a new stock option plan, which was assumed by PanAmSat Holdco in October 2004. This stock option plan governed the grant of options to purchase PanAmSat Holdco common shares to members of management, including those granted to Messrs. Wright, Frownfelter, Inglese, Cuminale and Fisher in connection with the Recapitalization. Each grant under the option plan specified the applicable option exercise period, option exercise price, vesting requirements and such other terms and conditions as the committee deem appropriate. The options granted to Messrs. Wright, Frownfelter, Inglese and Cuminale generally vested as follows: 40% of the shares subject to new options granted vested over five years, and 60% of the shares subject to new options vested at the end of eight years, unless accelerated by the achievement of performance targets established by our board of directors. Options granted under the option plan expired ten years from the date of the grant. The Merger Agreement provided that these options will vest in connection with the Merger Transaction in the manner provided therein.

Share-Based Compensation in Connection with the PanAmSat Acquisition Transactions

In connection with the closing of the PanAmSat Acquisition Transactions, Intelsat Holdings entered into share-based compensation arrangements under its existing 2005 Share Incentive Plan with certain directors, officers and key employees of Intelsat, PanAmSat and their respective subsidiaries. In the aggregate, these arrangements provide for the issuance of approximately 3.9% of the voting equity of Intelsat Holdings.

Transaction Bonuses

In connection with the Recapitalization, we paid a transaction bonus to certain of our executives and other employees. The aggregate amount was $6.5 million, with $5.0 million paid by us, and $1.5 million reimbursed by The DIRECTV Group, with awards payable in cash. In connection with the Recapitalization, Messrs. Wright, Frownfelter, Inglese and Cuminale invested a portion of their transaction bonuses, of $5.7 million in the aggregate, in shares of our common stock (or common stock equivalents). The purchase price for these shares was $21.84 per share (on an unadjusted basis), the same as the purchase price paid by the Prior Sponsors in connection with the Recapitalization. The subscription agreements for the purchase of stock contain customary representations, warranties and covenants.

In addition, our Deferred Compensation Plan and Supplemental Savings Plan were amended in connection with the Recapitalization to permit certain executives to use their account balances to purchase shares of our common stock (or common stock equivalents).

Benefit Plans Assumed in Connection With the PanAmSat Acquisition Transactions

In connection with the closing of the PanAmSat Acquisition Transactions, certain benefit plans, as described in the following paragraphs, maintained by Intelsat Global Service Corporation or its pre-merger affiliates were amended to transfer the sponsorship of such plans to us effective as of the date of such closing.

Pension Benefits

We now maintain a tax-qualified defined benefit pension plan called the Intelsat Staff Retirement Plan (which we refer to as the Pension Plan) and a non-qualified pension plan called the Intelsat Restoration Plan (which we refer to as the Restoration Plan). Eligible participants in the Pension Plan and the Restoration Plan are those employees of Intelsat, Ltd. and its U.S. subsidiaries prior to July 3, 2006, who were hired before July 19, 2001, or in connection with the November 2002 acquisition of most of the assets of COMSAT World Systems and COMSAT Digital Teleport, Inc., as well as one employee of Intelsat Ltd,’s Bermuda subsidiary.

Pension Plan

Benefits under the Pension Plan are based on a participant’s years of service and base salary, with differing benefit formulas and vesting schedules that vary depending upon a participant’s date of hire. Effective January 1, 2006, certain cost-of-living adjustments and surviving spouse benefits, as defined in the Pension Plan, are limited to compensation earned prior to December 31, 2005, and benefits accrued after December 31, 2005 will not be taken into account in determining a surviving child’s death benefit, as defined in the Pension Plan. Benefits payable under the Pension Plan may also be adjusted to reflect certain limited amounts transferred from our Supplemental Retirement Income Plan described below and for other adjustments, including after-tax employee contributions and cost-of-living adjustments. The normal retirement date for a participant under the Pension Plan is the first date of the calendar month next following the date the participant attains the age of 65, although participants become fully vested in their accrued benefits by the age of 60. A participant may receive a reduced benefit upon his early retirement if he has completed at least three years of service and has attained the age of 55. The Pension Plan is funded through contributions made to a trust fund held by SEI Private Trust Company.

Restoration Plan

The Restoration Plan provides supplemental benefits to individuals whose benefits under the Pension Plan are limited by the provisions of Section 415 and/or Section 401(a)(17) of the Internal Revenue Code. The benefit payable to a participant under the Restoration Plan is equal to the difference between the benefit actually paid under the Pension Plan and the amount that would have been payable had the applicable Internal Revenue Code limitations not applied. Participants who had retired from the IGO prior to July 19, 2001 also receive an additional “gross-up” payment, which is intended to cover the retiree’s share of Medicare and Social Security taxes due on Restoration Plan benefits, plus any income and employment taxes due on such “gross-up” payment. Although the Restoration Plan is considered an unfunded plan, assets have been set aside in a “rabbi trust” fund held by UBS Trust Company. It is intended that benefits due under the Restoration Plan will be paid from this rabbi trust or from the general assets of the Intelsat entity that employs the participants in the Restoration Plan.

Defined Contribution Plans

We now maintain three tax-qualified, defined contribution plans: the Intelsat Supplemental Retirement Income Plan (referred to as the Supplemental Retirement Income Plan), the Intelsat Retirement Savings Plan (referred to as the Retirement Savings Plan) and the PanAmSat Corporation Retirement Savings Plan (referred to as the PanAmSat Retirement Plan).

Supplemental Retirement Income Plan

The Supplemental Retirement Income Plan provides benefits only to employees of Intelsat, Ltd. and its U.S. subsidiaries prior to July 3, 2006 who were hired either before July 19, 2001, or in connection with the November 2002 acquisition of most of the assets of COMSAT World Systems and COMSAT Digital Teleport, Inc., and to one employee of Intelsat Ltd.’s Bermuda subsidiary.

A participant may defer, on a before- or after-tax basis, a percentage of his base salary. Effective January 1, 2007, a participant can defer up to 100% of his base salary. The employing entity will match 50% of a participant’s deferrals, up to 3% of his base pay (2% effective January 1, 2007). Also effective January 1, 2007, the employing entity may make an additional performance-based contribution of 0% to 4% of base pay for each participant who is employed on the last day of the year. These matching contributions and additional company contributions become vested after the employee completes one year of service. All funds under the Supplemental Retirement Income Plan are held in trust by T. Rowe Price Trust Company.

Retirement Savings Plan

The Retirement Savings Plan provides benefits to employees and officers of our U.S. subsidiaries who have been hired on or after July 19, 2001. A participant may defer, on a before- or after-tax basis, a percentage of his base salary. Effective January 1, 2007, a participant can defer up to 100% of his base salary. The employing entity will match 100% of a participant’s deferrals, up to 5% of the participant’s base salary. These matching contributions are fully vested. In addition, the employing entity will make an additional contribution each year equal to 4% of base pay for each participant who is employed on the last day of the year, although effective January 1, 2007, the additional company contribution will be reduced to 2% of base pay. Effective January 1, 2007, the employing entity may also provide an additional performance-based contribution of 0% to 4% of base pay for each participant who is employed on the last day of the year. These additional company contributions vest gradually over a three-year period. All funds under the Retirement Savings Plan are held in trust by T. Rowe Price Trust Company.

PanAmSat Corporation Retirement Savings Plan

The PanAmSat Corporation Retirement Savings Plan provides benefits to employees and officers PanAmSat Opco. Prior to January 1, 2007, a participant was permitted to defer, on a before- or after-tax basis, up to 16% of his base salary. PanAmSat Opco will match 100% of a participant’s deferrals, up to 4% of the participant’s base salary. These matching contributions are fully vested. Effective January 1, 2007, the PanAmSat Corporation Retirement Savings Plan was merged into the Retirement Savings Plan, and all assets from the PanAmSat Corporation Retirement Plan were transferred to the Retirement Savings Plan.

Non-Qualified Deferred Compensation Plan

Supplemental benefits were formerly provided to certain designated executives under a non-qualified deferred compensation plan called the Intelsat Supplemental Executive Retirement Plan, which was redesignated through amendment as the Intelsat Deferred Compensation Plan. This plan provided supplemental benefits based on the average compensation received over a specified period and the number of years of service by such participant. Participants in the Deferred Compensation Plan ceased accruing benefits under this plan as of July 19, 2001. Although the Deferred Compensation Plan is considered unfunded, assets have been set aside in a rabbi trust fund held by UBS Trust Company. It is intended that the benefits due under the Deferred Compensation Plan will be paid from this rabbi trust or from the general assets of the Intelsat entity that employs the participants in this plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions Related to the PanAmSat Acquisition Transactions

Monitoring Fee Agreement and Transaction Fee

In connection with the closing of the PanAmSat Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement, referred to as the MFA, with the Sponsors, or affiliates of, or entities advised by, designated by or associated with, the Sponsors, as the case may be, referred to collectively as the MFA parties, pursuant to which the MFA parties provide certain monitoring, advisory and consulting services with respect to Intelsat Bermuda, PanAmSat Holdco and their respective subsidiaries. Pursuant to the MFA, an annual fee equal to the greater of $6.25 million and 1.25% of PanAmSat Opco Adjusted EBITDA (as defined in the indenture governing the notes), and Intelsat Bermuda will reimburse the MFA parties for their out-of-pocket expenses. Intelsat Bermuda agreed to indemnify the MFA parties and their directors, officers, employees, agents and representatives for losses relating to the services contemplated by the MFA and the engagement of the MFA parties pursuant to, and the performance by them of the services contemplated by, the MFA. To the extent permitted by the agreements and indentures governing indebtedness of Intelsat Bermuda, PanAmSat Holdco and their respective subsidiaries, upon a change of control or qualified initial public offering as defined in the MFA, the MFA parties may at their option receive, in lieu of the annual fee, a lump sum payment equal to the then present value of all then current and future monitoring fees payable, based on certain assumptions, including a termination date which will be the earlier of (i) the twelfth anniversary of the date of the closing of the PanAmSat Acquisition Transactions, (ii) such time as the Sponsors and their affiliates own less than 5% of the beneficial economic interest of Intelsat Holdings and (iii) such earlier date as the MFA parties and PanAmSat Holdco may mutually agree upon.

In addition, as payment for certain structuring and advisory services rendered, Intelsat Bermuda paid an aggregate transaction and advisory fee of $40.0 million to the MFA parties, upon the closing of the PanAmSat Acquisition Transactions.

The Government Business Merger

Following consummation of the PanAmSat Acquisition Transactions, IGen acquired G2 Satellite Solutions Corporation for cash consideration in the amount of approximately $73.0 million by means of a merger in which G2 Satellite Solutions Corporation merged into IGen with IGen continuing as the surviving entity.

Other Intercompany Transactions

Following consummation of the PanAmSat Acquisition Transactions, substantially all of the employees of Intelsat Global Service Corporation were transferred to PanAmSat Opco pursuant to an employee transfer agreement and substantially all of the Intelsat entities and substantially all of the PanAmSat entities entered into a master intercompany services agreement pursuant to which certain PanAmSat entities and Intelsat entities provide services to each other. In each case, services will be provided on terms that are not materially less favorable to each party than are available on an arms’ length basis and on terms that the board of directors of each of Intelsat Bermuda and PanAmSat Holdco determine to be fair.

Intelsat Bermuda Intercompany Loan

Intelsat Bermuda extended to PanAmSat Holdco intercompany loans in an aggregate principal amount at the time of borrowing equal to approximately $1,281.4 million, the proceeds of which were used by PanAmSat Holdco to fund a portion of the purchase price of the PanAmSat acquisition and to pay the Tender Amount. The Intelsat Bermuda Intercompany Loan is evidenced by several promissory notes and will mature on June 15, 2016. $1,031.4 million of the Intelsat Bermuda Intercompany Loan bears cash interest at a rate of 11 1/4% per annum and $250.0 million is non-cash pay and will accrete to approximately $718.0 million aggregate principal amount at maturity. Following the consummation of the PanAmSat Acquisition Transactions, Intelsat Bermuda effected the contribution of the Intelsat Bermuda Intercompany Loan to Intelsat Poland, Luxembourg Branch.

Share-Based Compensation

In connection with the closing of the PanAmSat Acquisition Transactions, Intelsat Holdings entered into share-based compensation arrangements under its existing 2005 Share Incentive Plan with certain directors, officers and key employees of Intelsat, PanAmSat and their respective subsidiaries. In the aggregate these arrangements provided for the issuance of approximately 3.9% of the voting equity of Intelsat Holdings outstanding as of December 31, 2006.

Stock Options and Restricted Stock

In connection with the closing of the PanAmSat Acquisition Transactions, Mr. Joseph Wright, Jr., Chairman of the Board of Directors of Intelsat, Ltd., and Mr. James Frownfelter, Chief Operating Officer of Intelsat Corporation, both former executive officers of PanAmSat Opco, received cash payments in respect of outstanding PanAmSat Holdco common stock, deferred stock units and certain stock options and rolled over the balance of their PanAmSat Holdco stock options into share-based compensation arrangements permitting the purchase of a specified number of Intelsat Holdings common shares. See “Management—Treatment of Stock Options,” “Management—Treatment of Restricted Stock and Deferred Stock Units” and “Management—Rollover Stock Options.”

Pre-PanAmSat Acquisition Transactions

Transactions with Prior Sponsors

Amended and Restated Stockholders Agreement

PanAmSat Holdco entered into to an amended and restated stockholders agreement with entities affiliated with our Prior Sponsors, each referred to as a Prior Sponsor Entity and together as the Prior Sponsor Entities, that effective upon completion of PanAmSat Holdco’s initial public offering provided for, among other things,

•	a right of each of the Prior Sponsor Entities to designate a certain number of directors to PanAmSat Holdco’s board of directors;

•	the addition of independent directors to PanAmSat Holdco’s board of directors;

•	changes to the composition of PanAmSat Holdco’s board of directors in the event that PanAmSat Holdco ceased to be a “controlled company” within the meaning of applicable stock exchange rules;

•	certain limitations on transfers of PanAmSat Holdco’s common stock held by the Prior Sponsor Entities; and

•	the ability of the Prior Sponsor Entities to “tag-along” their shares of PanAmSat Holdco’s common stock to sales by any other Prior Sponsor Entity, and the ability of the Prior Sponsor Entities to “drag-along” PanAmSat Holdco’s common stock held by the other Prior Sponsor Entities under certain circumstances.

Amended and Restated Registration Rights Agreement

PanAmSat Holdco entered into to an amended and restated registration rights agreement with the Prior Sponsor Entities pursuant to which the Prior Sponsor Entities were entitled to certain demand and piggyback rights with respect to the registration and sale of PanAmSat Holdco’s common stock held by them after PanAmSat Holdco’s initial public offering. In connection with PanAmSat Holdco’s initial public offering, the Prior Sponsor Entities agreed to enter into certain lock-up agreements with the underwriters to restrict their sales of our common stock for a certain period following PanAmSat Holdco’s initial public offering. Pursuant to the amended and restated registration rights agreement, the Prior Sponsor Entities were also entitled to certain piggyback registration rights in connection with other registered offerings by PanAmSat Holdco.

Capacity Purchases

We provide satellite capacity, TT&C and other related services to affiliates of certain Prior Sponsors. Revenues for these services were $3.7 million and $4.6 million for the years ended December 31, 2004 and 2005, respectively. As of December 31, 2004 and 2005, we had receivables related to these affiliates of approximately $74,000 and $550,000, respectively.

Transactions with Management

Amended and Restated Management Stockholders’ Agreement

PanAmSat Holdco entered into to an amended and restated management stockholders’ agreement with certain management stockholders who purchased shares of PanAmSat Holdco’s common stock, including all of PanAmSat Holdco’s executive officers and certain other officers. The amended and restated management stockholders’ agreement generally restricted the ability of participating members of management to transfer shares held by them for five years after the closing of the Recapitalization.

If a management stockholder’s employment were terminated, PanAmSat Holdco would have had the right to purchase the shares held by such person in accordance with the amended and restated management stockholders’ agreement. If a management stockholder’s employment were terminated as a result of death or disability, such stockholder or, in the event of such stockholder’s death, the estate of such stockholder had the right to force PanAmSat Holdco to purchase his shares, on terms specified in the amended and restated management stockholders’ agreement.

The amended and restated management stockholders’ agreement also permitted these members of management under certain circumstances to participate in registrations by PanAmSat Holdco of PanAmSat Holdco’s equity securities. These “piggyback” registration rights of the management stockholders were subject to limitations as to the maximum number of shares that may be registered. Each management stockholder was permitted to sell a number of shares of common stock equal to the lesser of (i) the number of shares owned by the management stockholder, including shares issuable upon the exercise of vested unexercised options, multiplied by the percentage of the total number of shares owned by the Prior Sponsor Entities being sold by such Prior Sponsor Entities in the registration and (ii) the maximum number of shares that could be registered in PanAmSat Holdco’s initial public offering without an adverse effect on such offering in the view of the managing underwriters.

Sale Participation Agreement

Each management stockholder was party to a sale participation agreement, which granted to the management stockholder the right to participate in any sale of shares of common stock by the Prior Sponsors occurring prior to the fifth anniversary of PanAmSat Holdco’s initial public offering on the same terms as the Prior Sponsors, and granted the Prior Sponsors a similar right to compel the participation of each management stockholder in such a sale. In order to participate in any such sale, the management stockholder could be required, among other things, to become a party to any agreement under which the common stock was to be sold, and to grant certain powers with respect to the proposed sale of common stock to custodians and attorneys-in-fact.

Other Relationships

We utilize the consulting and lobbying services of R. Thompson & Co., which is owned by Robert J. Thompson, Chairman of Jefferson Consulting Group. Mr. Wright, our Chief Executive Officer, owns a minority interest in Jefferson Consulting Group. Mr. Wright does not have any ownership or financial interest directly or indirectly in R. Thompson & Co. During 2004 and 2005, we paid approximately $140,000 and $121,000, respectively, in expenses for services provided by R. Thompson & Co. During the Predecessor nine months ended September 30, 2005 and the Predecessor period January 1, 2006 to July 1, 2006, the Predecessor paid approximately $126,000 and $61,000, respectively, in expenses for services provided by R. Thompson & Co. The Successor paid approximately $20,000 during the period from July 1, 2006 through September 30, 2006. Mr. Wright disclaims any interest in the payments for such services.

During 2004, we retained Capstone Consulting to provide us with consulting services, primarily to identify and advise on potential opportunities to reduce our costs and identify other potential opportunities to grow our business. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone. We recorded approximately $0.3 million of expenses during 2004 to Capstone Consulting, of which, approximately $0.2 million was paid through December 31, 2004. We recorded approximately $0.6 million of expenses during the year ended December 31, 2005 related to Capstone Consulting, all of which was paid through December 31, 2005.

One of the members of our board of directors, Mr. Karl M. von der Heyden, is also a director of the New York Stock Exchange, Inc. During 2005, we paid approximately $340,000 in expenses for services provided by the New York Stock Exchange, Inc. Mr. von der Heyden, disclaims any interest in the payments for such services.

Transactions with The DIRECTV Group

For a description of historical transactions with The DIRECTV Group and News Corporation and its affiliates, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Certain Relationships and Related Transactions”.

Tax Separation Agreement

Concurrently with the execution of the transaction agreement, we entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. We and The DIRECTV Group have agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and PanAmSat before the acquisition. In addition, we and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the Recapitalization.

Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify us for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from us regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes we are required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify us for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the Recapitalization in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, our tax exposure after indemnification related to these periods is capped at $15.0 million.

The tax separation agreement became effective upon the consummation of the Recapitalization on August 20, 2004 and will remain effective until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates.

Transition Services Agreement

Concurrently with the execution of the transaction agreement, we entered into a transition services agreement with The DIRECTV Group and one of its wholly owned subsidiaries. The transition services agreement is effective until the termination of the ground lease for our Castle Rock, Colorado broadcast facility. Pursuant to the transition services agreement, The DIRECTV Group provides support services to our facility.

Commercial Arrangements with The DIRECTV Group

In connection with the Recapitalization, The DIRECTV Group and affiliates entered into, amended and in some cases extended certain contractual arrangements with us. These contractual arrangements include the extension of transponder lease agreements with Hughes Network Systems, Inc., the extension of The DIRECTV Group guarantees of our transponder lease agreements with DIRECTV Latin America, the purchase of additional transponder capacity for DTH Services in Latin America, and the extension of existing and the entering into of new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the Recapitalization, The DIRECTV Group paid us for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of News Corporation. Management believes that these guarantees and other contractual arrangements substantially reduce credit risks associated with the two Latin American DTH platforms in our revenue backlog and protect us against the possible impact of future consolidation of those platforms.

PRINCIPAL SHAREHOLDERS

Upon the consummation of the PanAmSat Acquisition Transactions, PanAmSat Holdco, which owns 100% of the equity interest of PanAmSat Opco, became 100% owned by Intelsat Bermuda. Following the consummation of the PanAmSat Acquisition Transactions and upon receipt of the necessary FCC and other regulatory approvals, Intelsat Bermuda effected the contribution of the stock of PanAmSat Holdco to Intelsat Poland, Luxembourg Branch, which became the parent of PanAmSat Holdco. Intelsat Bermuda is 100% owned by Intelsat, Ltd. which is 100% owned by Intelsat Holdings, Ltd. Approximately 95.8% of Intelsat Holdings’ common equity is owned by the Investors. As of December 31, 2006 our senior management team and other designated employees collectively held approximately 4.2% of the outstanding voting equity of our parent, Intelsat Holdings, Ltd.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our outstanding indebtedness. For additional information regarding our historical debt and other financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” Note 10 to our audited consolidated financial statements and Note 5 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Senior Secured Credit Facilities

On July 3, 2006, in connection with the Transactions, PanAmSat Opco amended and restated its senior secured credit facilities. PanAmSat Opco’s senior secured credit facilities consist of:

•	a $355.91 million senior secured Term Loan A-3 Facility with a six-year maturity;

•	a $1,635.1 million senior secured Term Loan B-2 Facility with a seven and one half-year maturity; and

•	a $250.0 million senior secured revolving credit facility with a six-year maturity.

$150.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, $35.0 million of the revolving credit facility is available for swing line loans. Both the face amount of any outstanding letters of credit and any swing line loans will reduce availability under our revolving credit facilities on a dollar-for-dollar basis.

The interest rates with respect to loans under the senior secured credit facilities are based, at the option of PanAmSat Opco, on (i) the higher of (a) the prime rate of Citibank, N.A. (or an affiliate thereof) and (b) the federal funds effective rate plus 0.5%; in each case plus an applicable margin as determined in accordance with the credit agreement or (ii) the rate (as adjusted) at which eurodollar deposits for one, two, three, six or, if available, nine or twelve months, as selected by PanAmSat Opco, are offered in the interbank eurodollar market, in each case, plus an applicable margin as determined in accordance with the credit agreement. On January 19, 2007, we amended the senior secured credit facilities to improve the pricing of the Term Loan A-3 and Term Loan B-2 portion of the senior secured credit facilities. See “Prospectus Summary—Recent Development” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Long-term Debt” for more information concerning the pricing amendment.

PanAmSat Opco’s obligations under its senior secured credit facilities are guaranteed by its current and certain future domestic subsidiaries.

The obligations under PanAmSat Opco’s senior secured credit facilities are secured by a perfected first priority security interest to the extent legally permissible in substantially all of PanAmSat Opco’s tangible and intangible assets and substantially all of the tangible and intangible assets of each of its current and future domestic subsidiaries, with certain exceptions.

Certain of the collateral pledged to secure PanAmSat Opco’s obligations under its senior secured credit facilities is shared with the holders of PanAmSat Opco’s $150.0 million 6 3/8% Senior Notes due 2008 and $125.0 million 6 7/8% Senior Debentures due 2028.

Covenants

The senior secured credit facilities contain customary representations, warranties and covenants for the type and nature of the PanAmSat Acquisition Transactions and a borrower such as PanAmSat Opco, including limitations on PanAmSat Opco’s or its subsidiaries’ ability to:

•	incur or guarantee additional debt or issue disqualified stock, subject to certain exceptions;

•	pay dividends, or make redemptions and repurchases, with respect to ordinary shares or capital stock;

•	create or incur certain liens;

•	make certain loans or investments;

•	make acquisitions or investments, engage in mergers, acquisitions, asset sales and sale lease-back transactions; and

•	engage in transactions with affiliates.

The senior secured credit facilities do not contain a limitation on capital expenditures. The senior secured credit facilities require PanAmSat Opco to maintain a pro forma senior secured net debt leverage ratio not greater than 4.25 to 1.0 at the end of each fiscal quarter. Lenders holding a majority of the outstanding obligations and undrawn commitments under the revolving credit facility have the ability to amend, modify or waive any default under the senior secured net debt leverage ratio covenant.

Events of default

The senior secured credit facilities contain events of default with respect to:

•	default in payment of principal when due;

•	default in the payment of interest, fees or other amounts after a specified grace period;

•	material breach of the representations or warranties;

•	default in the performance of specified covenants;

•	failure to make any payment when due, under any indebtedness with a principal amount in excess of a specified amount;

•	certain bankruptcy events;

•	certain ERISA violations;

•	invalidity of any security agreement or guarantee;

•	material judgments; or

•	a change of control (as defined in the senior secured credit facilities).

PanAmSat Opco’s Senior Notes

9% Senior Notes due 2016

On July 3, 2006, in connection with the PanAmSat Acquisition Transactions, PanAmSat Opco issued $575.0 million of its 9% Senior Notes due 2016. Interest on these notes is payable semi-annually on June 15 and December 15 of each year, beginning December 15, 2006. These notes mature on June 15, 2016. Prior to June 15, 2011, PanAmSat Opco has the option to redeem all or a portion of these notes at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. PanAmSat Opco may also redeem these notes on or after June 15, 2011 at par plus accrued interest plus a premium equal to 104.5%, which premium shall decline ratably on each yearly anniversary of the date of issuance to zero on the date that is two years prior to the maturity date of these notes. In addition, until June 15, 2009, PanAmSat Opco may redeem up to 35% of the outstanding notes with the proceeds of certain equity offerings and capital contributions. Upon a change of control (as defined in the indenture governing these notes), PanAmSat Opco will be required to make an offer to repurchase these notes at 101% of the aggregate principal amount, plus accrued and unpaid interest, if any. In addition, if PanAmSat Opco makes certain asset sales, it may be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest, if any.

The indenture governing these notes limits PanAmSat Opco’s ability and the ability of its restricted subsidiaries to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; create liens; enter into sale and leaseback transactions; sell assets or consolidate or merge with or into other companies; create limitations on the ability of PanAmSat Opco’s restricted subsidiaries to make dividends or distributions to PanAmSat Opco; and engage in transactions with affiliates. Subject to certain exceptions, the indenture permits PanAmSat Opco and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

9% Senior Notes due 2014

On August 20, 2004, PanAmSat Opco issued $1,010.0 million of 9% Senior Notes due 2014. Interest on these notes are payable semi-annually on February 15 and August 15 of each year, beginning February 15, 2005. These notes mature on August 15, 2014. Prior to August 15, 2009, PanAmSat Opco has the option to redeem all or a portion of these notes at a price equal to 100% of the principal amount thereof plus a “make-whole” premium. PanAmSat Opco may also redeem these notes on or after August 15, 2009 at par plus accrued interest plus a premium equal to 4 1/2%, which premium shall decline ratably on each yearly anniversary of the date of issuance to zero on the date that is two years prior to the maturity date of these notes. In addition, until August 15, 2007, PanAmSat Opco may redeem up to 35% of the original principal amount of these notes with the proceeds of certain equity offerings. On April 1, 2005, PanAmSat Opco redeemed $353.5 million, or 35%, of its 9% senior notes. Upon a change of control (as defined in the indenture governing these notes), including as a result of the Transactions, PanAmSat Opco will be required to make an offer to repurchase these notes at 101% of the aggregate principal amount, plus accrued and unpaid interest and Special Interest (as defined in the 9% senior notes), if any. As a result of the Transactions, on August 2, 2006, PanAmSat Opco commenced a Change of Control Offer to repurchase the 9% senior notes. Upon the expiration of the Change of Control Offer on September 26, 2006, the holders of approximately 0.03% of the outstanding 9% senior notes tendered their notes. The 9% senior notes not tendered to PanAmSat Opco in the Change of Control Offer, or approximately $656.3 million, remain outstanding obligations of PanAmSat Opco. In addition, if PanAmSat Opco makes certain asset sales, PanAmSat Opco may be required to offer to repurchase some or all of these notes at a purchase price equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest (as defined in the 9% senior notes), if any.

The indenture governing these notes limits PanAmSat Opco’s ability and the ability of its restricted subsidiaries to incur or guarantee additional debt or issue disqualified stock or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; create liens; enter into sale and leaseback transactions; sell assets or consolidate or merge with or into other companies; create limitations on the ability of PanAmSat Opco’s restricted subsidiaries to make dividends or distributions to

PanAmSat Opco; and engage in transactions with affiliates. Subject to certain exceptions, the indenture permits PanAmSat Opco and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

8 1/2% Senior Notes due 2012

PanAmSat Opco has approximately $1.2 million aggregate principal amount of its 8 1/2% Senior Notes due 2012 outstanding after completing a tender offer for those bonds. In connection with that tender offer, PanAmSat Opco also received the consent of the holders of these notes to eliminate substantially all of the restrictive covenants contained in the indenture related thereto. The remaining notes rank equal in right of payment with PanAmSat Opco’s 9% senior notes.

6 3/8% Senior Notes due 2008 and 6 7/8% Senior Debentures due 2028

The 6 3/8% Senior Notes due 2008 and 6 7/8% Senior Debentures due 2028 were issued pursuant to an indenture, dated January 16, 1998, between PanAmSat Opco and JPMorgan Chase Bank, N.A. (f/k/a The Chase Manhattan Bank), as Trustee. The 6 3/8% Senior Notes due 2008 are limited to $150.0 million aggregate principal amount and the 6 7/8% Senior Debentures due 2028 are limited to $125.0 million aggregate principal amount, in each case all of which is presently outstanding. The indenture governing these securities contains limitations on PanAmSat Opco’s ability to incur liens and enter into sale and lease-back transactions. These notes and debentures are secured equally and ratably with respect to certain pledged collateral under PanAmSat Opco’s senior secured credit facilities.

PanAmSat Holdco’s Intelsat Bermuda Intercompany Loan

Intelsat Bermuda extended to PanAmSat Holdco several intercompany loans in an aggregate principal amount at the time of borrowing equal to approximately $1,281.4 million, the proceeds of which were used by PanAmSat Holdco to fund a portion of the purchase price of the PanAmSat acquisition and to pay the Tender Amount. The Intelsat Bermuda Intercompany Loan is evidenced by several promissory notes and matures on June 15, 2016. $1,031.4 million of the Intelsat Bermuda Intercompany Loan bears cash interest at a rate of 11 1/4% per annum and $250.0 million is non-cash pay and will accrete to approximately $718.0 million aggregate principal amount at maturity. Following the consummation of the PanAmSat Acquisition Transactions, Intelsat Bermuda effected the contribution of the Intelsat Bermuda Intercompany Loan to Intelsat Poland, Luxembourg Branch.

DESCRIPTION OF THE NOTES

General

Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the Notes” section, the “Issuer,” “we,” “us” and “our” mean PanAmSat Corporation and not any of its Subsidiaries, and “PanAmSat Holdco” means PanAmSat Holding Corporation and not any of its Subsidiaries.

The Issuer issued $575,000,000 in aggregate principal amount of the original notes and will issue up to an equal aggregate principal amount of exchange notes in exchange therefor, consisting of $575,000,000 in aggregate principal amount of 9% senior notes due 2016 (the “notes”) under an indenture (the “indenture”), dated as of July 3, 2006, among the Issuer, any Subsidiary Guarantors, and Wells Fargo Bank, National Association, as Trustee. Copies of the indenture may be obtained from the Issuer upon request.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA.

We may issue additional notes (the “additional notes”) from time to time after this offering without notice or the consent of holders of notes. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer as specified in the indenture (which initially shall be the principal corporate trust office of the Trustee), except that, at the option of the Issuer, payment of interest may be made by check mailed to the holders at their registered addresses.

The notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The notes will be unsecured senior obligations of the Issuer. The notes will not be entitled to the benefit of any mandatory sinking fund.

Additional interest is payable with respect to the notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable) as further described under “The Exchange Offer—Purpose and Effect of Exchange Offer; Registration Rights.”

The notes will mature on June 15, 2016 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. Interest on the notes will accrue at the rate per annum shown on the front cover of the Offering Memorandum and will be payable semi- annually in arrears on June 15 and December 15, commencing on December 15, 2006. The Issuer will make each interest payment to the holders of record of the notes on the immediately preceding June 1 and December 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

On and after June 15, 2011, the Issuer may redeem the notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 15 of the years set forth below:

Period	Redemption Price
2011	104.500%
2012	103.000%
2013	101.500%
2014 and thereafter	100.000%

In addition, prior to June 15, 2011, the Issuer may redeem the notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Optional Redemption Upon Equity Offering. Notwithstanding the foregoing, at any time and from time to time on or prior to June 15, 2009, the Issuer may redeem up to 35% of the aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings by the Issuer or by any Parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, or from the cash contribution of equity capital to the Issuer, at a redemption price equal to 109.0% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of any additional notes) must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering or cash contribution of equity capital to the Issuer is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Issuer, its Subsidiaries or any Parent of the Issuer may at any time and from time to time purchase notes in the open market or otherwise.

Selection

In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $2,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed. Any redemption and notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent.

Ranking

The Indebtedness evidenced by the notes will be unsecured senior Indebtedness of the Issuer, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Issuer and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The notes will also be effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. No Parent of the Issuer will guarantee the notes.

The Indebtedness evidenced by the Guarantees will be unsecured senior Indebtedness of the applicable Guarantor, will rank pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

As of September 30, 2006,

(1) the Issuer and its Subsidiaries that are Guarantors had approximately $3.50 billion aggregate principal amount of senior third-party Indebtedness (including the notes and the Guarantees) outstanding, $2.27 billion of which would have been Secured Indebtedness (excluding unused commitments);

(2) the Issuer and its Subsidiaries that are Guarantors do not have any Subordinated Indebtedness outstanding; and

(3) the Issuer’s Subsidiaries that are not Guarantors have no Indebtedness (excluding intercompany liabilities of Subsidiaries that are not Guarantors).

Although the indenture will contain limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.”

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary will be a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the notes. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that will not be Guarantors. Although the indenture will limit the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “Risk Factors.”

Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that guarantees Indebtedness under the Credit Agreement jointly and severally irrevocably and unconditionally guarantees on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Intelsat, Ltd., Intelsat (Bermuda), Ltd., and Intelsat Intermediate Holding Company, Ltd. and its direct and indirect subsidiaries (including Intelsat Subsidiary Holding Company, Ltd.) will not guarantee the notes. In addition, PanAmSat Holdco will not guarantee the notes.

Any Parent of the Issuer may guarantee the notes, but no value should be assigned to that guarantee, such guarantor may not be subject to the covenants in the Indenture and that guarantee may be released at any time.

Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance, financial assistance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Issuer will cause each Restricted Subsidiary (unless such Subsidiary is a License Subsidiary or any Receivables Subsidiary) that guarantees certain Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes on an unsecured senior basis. See “—Certain Covenants—Future Guarantors.”

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

With respect to any Subsidiary, a Guarantee of a Guarantor will be automatically released and discharged upon:

(1) (a) the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which an applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with the indenture, or

(b) the Issuer designating a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,” or

(c) in the case of any Restricted Subsidiary which after the Issue Date, is required to guarantee the notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, or

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the indenture are discharged in accordance with the terms of the indenture; and

(2) in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders, and other than any transaction in compliance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” where the Successor Company is a Wholly-Owned Subsidiary of a Parent of the Issuer; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any Parent of the Issuer.

Notwithstanding the foregoing, neither (i) the Acquisition (and any related change in the composition of the Board of Directors of PanAmSat Holdco in connection therewith) nor (ii) any Specified Merger/Transfer Transaction, shall constitute a Change of Control.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the notes as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Issuer or any of its affiliates.

The Credit Agreement contains, and existing and future indebtedness of the Issuer and its Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreement does not, and other existing and future Indebtedness may not, permit the Issuer’s Subsidiaries to pay dividends or make distributions to the Issuer for the purpose of purchasing notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of the Issuer’s Indebtedness and other future Indebtedness could prohibit the prepayment of notes prior to their scheduled maturity. Consequently, if the Issuer is not able to prepay such Indebtedness, it will be unable to fulfill its repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the trustee and the Holders the rights described under “Events of Default.” In the event that the Issuer is required to purchase outstanding notes pursuant to a Change of Control Offer, the Issuer expects to seek third party financing to the extent they lack available funds to meet its purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Certain Covenants

The indenture contains provisions in respect of certain covenants including, among others, those summarized below:

Suspension of Covenants. During any period of time that: (i) the notes have Investment Grade Ratings from two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(7) “—Future Guarantors”; and

(8) “—Maintenance of Insurance”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the Guarantees of the Subsidiary Guarantors will also be suspended as of such date (the

“Suspension Date”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees of the Subsidiary Guarantors will be reinstated if such guarantees are then required by the terms of the indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the second paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The indenture provides that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Debt to Adjusted EBITDA Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional

Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be less than or equal to 6.75 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $250.0 million at any one time outstanding (the “Non-Guarantor Exception”).

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $3,210.0 million outstanding at any one time;

(b) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the notes (not including any additional notes) and the Guarantees, as applicable (and any exchange notes and guarantees thereof);

(c) Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Issue Date, including any Indebtedness Incurred on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d) does not exceed the greater of (x) $250.0 million and (y) 4.5% of Total Assets of the Issuer at the time of Incurrence;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of the Issuer under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted

Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations (other than for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of (x) $275.0 million and (y) 4% of Total Assets of the Issuer at any one time outstanding (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer or the Restricted Subsidiary, as the case may be, could have Incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such guarantor with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Guarantor’s Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s), (t), (v) and (w) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that was due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the date of maturity of any notes then outstanding;

(2) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(3) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(4) shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Subsidiary Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(5) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t).

and provided, further, that subclause (1) of this clause (n) will not apply to any refunding, refinancing or defeasance of (A) the notes or (B) any Secured Indebtedness;

(o) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged or amalgamated into the Issuer or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition, merger or amalgamation:

(1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of this covenant; or

(2) the Debt to Adjusted EBITDA Ratio of the Issuer would be less than or equal to such ratio immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse (except for Standard Securitization Undertakings) to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary;

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(s) Contribution Indebtedness;

(t) (i) if the Issuer could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Restricted Subsidiaries that are not Guarantors not otherwise permitted hereunder or (ii) if the Issuer could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Restricted Subsidiaries that are not Guarantors Incurred for working capital purposes; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $50.0 million and (y) 10% of the Total Assets of the Restricted Subsidiaries that are not Guarantors;

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v) Indebtedness of the Issuer or its Restricted Subsidiaries to Subsidiaries of any Parent of the Issuer pursuant to the Specified Intercompany Agreements; and

(w) Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred to repurchase or refinance any 9% Senior Notes due 2014 of the Issuer.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (w) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to one or more of such clauses or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a). Accrual of interest, the accretion of accreted value, amortization or original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer would have a Debt to Adjusted EBITDA Ratio pursuant to the test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” of less than or equal to 5.5 to 1.0; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after August 20, 2004 (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the difference between (1) the Cumulative Credit and (2) 1.4 times Cumulative Interest Expense.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any Parent of the Issuer or Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the sale of any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Equity Interests of the Issuer or any Parent of the Issuer or contributions to the equity capital of the Issuer (collectively, including any such contributions, “Refunding Capital Stock”) and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or any Subsidiary Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is subordinated to the notes, or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) one year following the last maturity date of any notes then outstanding, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(4) the repurchase, retirement or other acquisition (or dividends to any Parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any Parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer, any Parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $35.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $70.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any Parent of the Issuer that occurs after August 20, 2004 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer, any Parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after August 20, 2004;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year and provided, further, that the cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, of any direct or indirect Parent of the Issuer or of any Restricted Subsidiary of the Issuer in connection with a repurchase of Equity Interests of the Issuer or any Parent of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after August 20, 2004, (b) to any Parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent of the Issuer issued after August 20, 2004 and (c) on Refunding Capital Stock in excess of amounts permitted pursuant to clause (2) of this paragraph; provided, however, that (A) in the case of (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have a Debt to Adjusted EBITDA Ratio pursuant to the test in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” of less than or equal to 5.5 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to clauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after August 20, 2004;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $75.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s ordinary shares or common stock (or the payment of dividends to any Parent of the Issuer, as the case may be, to fund the payment by any Parent of the Issuer of dividends on such entity’s ordinary shares or common stock) of up to 7.5% per annum of the net proceeds received by the Issuer from any public offering of ordinary shares or common stock or contributed to the Issuer by any Parent of the Issuer from any public offering of ordinary shares or common stock;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $125.0 million;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) (a) with respect to any tax year or portion thereof that a Tax-affected Investor would be required to recognize on a current basis taxable income attributable to earnings and profits of the Issuer or its Subsidiaries in advance of any distribution of such earnings and profits by the Issuer, an amount equal to the product of (i) the amount of the income so required to be included and (ii) the Presumed Tax Rate; provided that in the case of any such distribution other than a distribution solely on account of any Parent of the Issuer qualifying as a Flow Through Entity, the Trustee shall have received an opinion of nationally recognized tax counsel to the effect that the earnings and profits of the Issuer and its Subsidiaries are subject to inclusion in income of a Tax-affected Investor on a current basis in advance of any distribution of such earnings and profits; and

(b) for any taxable year, payment of dividends or other distributions to any Parent of the Issuer if any Parent of the Issuer is required to file a consolidated, unitary or similar tax return reflecting income of the Issuer or its Restricted Subsidiaries in an amount equal to the portion of such taxes attributable to the Issuer and/or its Restricted Subsidiaries that are not payable directly by the Issuer or its Restricted Subsidiaries, but not to exceed the amount that the Issuer or such Restricted Subsidiaries would have been required to pay in respect of taxes if the Issuer and such Restricted Subsidiaries had been required to pay such taxes directly as standalone taxpayers (or a standalone group separate from such Parent);

(13) the payment of dividends, other distributions or other amounts by the Issuer to, or the making of loans to, any Parent, in amounts required for such Parent to:

(a) pay amounts equal to the amounts required for any Parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent of the Issuer and general corporate overhead expenses of any Parent of the Issuer, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(b) pay amounts equal to amounts required for any Parent of the Issuer to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) pay cash interest on the Existing Parent Indebtedness pursuant to the terms of the agreements governing such Existing Parent Indebtedness as in effect on the Issue Date (or such later date as initially issued or incurred) and to pay any cash interest on any Indebtedness refinancing the Existing Parent Indebtedness; provided that such Indebtedness remains the primary obligation of the original issuer of such Indebtedness (other than with respect to the Intelsat Bermuda Intercompany Loan), and the principal amount of any such Indebtedness redeeming, refinancing or replacing the Existing Parent Indebtedness does not exceed the principal amount of the Indebtedness refinanced, plus any premiums, fees and expenses payable in connection with such refinancing provided, further that the aggregate cash interest with respect to the New Intelsat Bermuda Indebtedness and the Intelsat Bermuda Intercompany Loan permitted to be paid pursuant to this clause (13)(c) shall not exceed the cash interest payable with respect to the New Intelsat Bermuda Indebtedness;

(14) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or made in connection with the consummation of the Transactions (including pursuant to or as contemplated by the Acquisition Documents, whether on the Issue Date or thereafter), or owed by the Issuer or any Parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under “—Change of Control” and “—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(18) any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof that is not Intelsat Bermuda or a Subsidiary thereof);

(19) the repurchase, redemption or other acquisition or retirement for value (including repayment at maturity) of Intelsat, Ltd.’s 5 1/4% Senior Notes due 2008 (including any payments to any Parent of the Issuer to effect the foregoing); provided that any Indebtedness Incurred in connection with any such redemption, repurchase or other acquisition is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(20) the repurchase, redemption or other acquisition or retirement for value of any of the Existing Intelsat Notes from the proceeds of a Specified Sale/Leaseback Transaction (including any payments to any Parent of the Issuer to effect the foregoing);

(21) the payment of dividends, other distribution or other amounts by the Issuer to, or the making of loans by the Issuer or any of its Restricted Subsidiaries to, any Parent of the Issuer to the extent that amounts equal to such dividends, distributions, other amounts or loans are promptly contributed to the capital of the Issuer by such Parent or otherwise promptly repaid by such Parent to the Issuer or any Restricted Subsidiary of the Issuer (whether in the form of interest or principal or other payment on debt existing on the Issue Date); provided, that any amounts contributed to the capital of the Issuer or otherwise repaid pursuant to this clause (21) shall be excluded from the calculation set forth in the definition of the term “Cumulative Credit”; and

(22) the payment of dividends, other distributions or other amounts, or the making of loans, to any Parent of the Issuer with the net proceeds received by the Issuer from the sale of the notes on the Issue Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6) (7), (10), (11), (13)(c), (17) and (19), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Matters Relating to Government Business Subsidiaries. The indenture provides that the Issuer will use its commercially reasonable efforts (as may be permitted under any applicable Proxy Agreement) and will use its commercially reasonable efforts (as may be permitted under any applicable Proxy Agreement) to cause its Restricted Subsidiaries (other than any Government Business Subsidiary), not to allow or permit, directly or indirectly, any Government Business Subsidiary, to take, or fail to take, any action that would violate the covenants and terms of the indenture governing the notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents, and pursuant to documents and agreements relating to the Specified Intercompany Agreements, the Existing Intelsat Notes, the New Intelsat Bermuda Indebtedness, the Existing PanAmSat Notes and the New PanAmSat Indebtedness (including any exchange notes therefor);

(2) the indenture and the notes (and any exchange notes and guarantees thereof);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing that, in the good faith judgment of the Issuer, are necessary or advisable in connection therewith; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) agreements and instruments, including agreements and instruments governing Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer that is Incurred subsequent to the Issue Date and permitted pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that either (A) the provisions relating to such encumbrance or restriction contained in such agreements or instruments are no less favorable to the Issuer, taken as a whole, as determined by the Board of Directors of the Issuer in good faith, than the provisions contained in any Credit Agreement and the other Senior Credit Documents, or in an indenture or agreement governing the Existing Intelsat Notes, the New Intelsat Bermuda Indebtedness, the New PanAmSat Indebtedness or the Existing PanAmSat Notes, in each case as in effect on the Issue Date or (B) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the notes (as determined by the Issuer in good faith);

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment;

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 7.5% of Total Assets of the Issuer at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 455 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds), at its option:

(1) to permanently reduce Obligations under Secured Indebtedness or Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness), the Issuer will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes that would otherwise be prepaid) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer; provided that if an offer to purchase any Indebtedness of any of the Issuer or its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of the Issuer or a Restricted Subsidiary, as the case may be, will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Net Proceeds in the amount of such offer will be deemed to exist following such offer,

(2) to an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), or capital expenditures or assets, in each case used or useful in a Similar Business, and/or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Event of Loss;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment.

Pending the final application of any such Net Proceeds (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds (or Event of Loss Proceeds) in Cash Equivalents or Investment Grade Securities. The indenture provides that any Net Proceeds from any Asset Sale (or Event of Loss Proceeds) that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds (or Event of Loss Proceeds) used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Issuer shall make an offer to all holders of notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness) that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $30.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, the principal amount of the notes (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no notes (or Pari Passu Indebtedness) of $2,000 or less shall be purchased in part.

Notice of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

Transactions with Affiliates. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or any Parent of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and (b) any merger or amalgamation of the Issuer and any direct parent company of the Issuer, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger or amalgamation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2) (a) Restricted Payments permitted by the provisions of the indenture described above under the covenant “—Limitation on Restricted Payments” and (b) Investments under the definition of “Permitted Investments”;

(3) the entering into of any agreement to pay, and the payment of, management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (x) $6.25 million and (y) 1.25% of Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year;

(4) the payment of reasonable and customary fees to, and indemnity provided on behalf of officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer or any Parent of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Issuer in good faith or (y) made pursuant to any agreement described under the caption “Certain Relationships and Related Party Transactions” in the Offering Memorandum;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants that are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date or any transaction contemplated thereby;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Acquisition Documents and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(10) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, as described in the Offering Memorandum or contemplated by the Acquisition Documents;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable judgment of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (b) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or any Parent of the Issuer;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any Parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any Parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such Parent, as the case maybe, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(21) any transaction pursuant or in connection with the Specified Intercompany Agreements.

Liens. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) that secures any obligations under Indebtedness of the Issuer or any Subsidiary Guarantor against or on any asset or property now owned or hereafter acquired by the Issuer or any such Subsidiary Guarantor, or any income or profits therefrom, unless:

(1) in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the notes or such Guarantee of such Subsidiary Guarantor is secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the notes or such Guarantee of such Subsidiary Guarantor is equally and ratably secured;

provided that any Lien which is granted to secure the notes or such Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes or such Guarantee under this covenant.

Reports and Other Information. The indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (unless the SEC will not accept such a filing), and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files or, in the case of a Form 6-K, furnishes (or attempts to file or furnish) them with the SEC,

(1) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a required filer, voluntary filer or otherwise), an annual report (which, if permitted under applicable rules of the SEC, may be the annual report of Intelsat, Ltd. or another Parent of the Issuer) on Form 10-K or 20-F (or any successor or comparable forms) containing the information required to be contained therein (or required in such successor or comparable form) and

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a required filer, voluntary filer or otherwise), a quarterly report (which, if permitted under applicable rules of the SEC, may be the quarterly report of Intelsat, Ltd. or another Parent of the Issuer) on Form 10-Q or 6-K (or any successor or comparable forms), including a Management’s Discussion and Analysis of Financial Condition and Results of Operations or substantially similar section (whether or not required by such form).

In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if it or PanAmSat Holdco or another Parent of the Issuer has filed (or, in the case of a Form 6-K, furnished) such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any Parent of the Issuer is or becomes a Guarantor or a co-obligor of the notes, the indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand. The indenture specifically permits the Issuer to satisfy this covenant by furnishing financial information relating to PanAmSat Holdco or any other Parent of the Issuer.

Future Guarantors. The Issuer will not permit any of its Restricted Subsidiaries (other than (i) any Receivables Subsidiary formed in connection with a Qualified Receivables Financing and (ii) any License Subsidiary in connection with any guarantee of any Credit Agreement) that is not a Subsidiary Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness of the Issuer or any other Restricted Subsidiary of the Issuer (other than: (1) Indebtedness Incurred pursuant to the Non-Guarantor Exception and (2) Permitted Debt of a Restricted Subsidiary of the Issuer), unless such Subsidiary executes and delivers to the Trustee a guarantee or a supplemental indenture in form and substance satisfactory to the Trustee (together with such opinions or certificates reasonably requested in connection therewith) pursuant to which such Subsidiary will guarantee payment of the notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance, financial assistance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the indenture described under “—Guarantees.” Any Parent of the Issuer may guarantee the notes after the Issue Date, but no value should be assigned to that guarantee, such guarantor may not be subject to the covenants in the Indenture and that guarantee may be released at any time.

Maintenance of Insurance. The Issuer will, and will cause each Restricted Subsidiary to, obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite procured by the Issuer or any Restricted Subsidiary for which the risk of loss passes to the Issuer or such Restricted Subsidiary at or before launch, and for which launch insurance or commitments with respect thereto are not in place as of the Issue Date, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period of time thereafter, but only to the extent, if at all, and on such terms (including coverage period, exclusions, limitations on coverage, co-insurance, deductibles and coverage amount) as is determined by the Issuer to be in the best interests of the Issuer, (ii) with respect to each Satellite it currently owns or for which it has risk of loss (or, if the entire Satellite is not owned, the portion it owns or for which it has risk of loss), other than any Excluded Satellite, In-Orbit Insurance and (iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case with respect to each Satellite it then owns or for which it has risk of loss (or portion, as applicable), other than any Excluded Satellite, In-Orbit Insurance; provided, however, that at any time with respect to a Satellite that is not an Excluded Satellite, neither the Issuer nor any Restricted Subsidiary shall be required to maintain In-Orbit Insurance in excess of 33% of the aggregate net book value of all in-orbit Satellites (and portions it owns or for which it has risk of loss) insured (it being understood that any Satellite (or portion, as applicable) protected by In-Orbit Contingency Protection shall be deemed to be insured for a percentage of its net book value as set forth in the definition of “In-Orbit Contingency Protection”). In the event that the expiration and non-renewal of In-Orbit Insurance for such a Satellite (or portion, as applicable) resulting from a claim of loss under such policy causes a failure to comply with the proviso to the immediately preceding sentence, the Issuer and its Restricted Subsidiaries shall be deemed to be in compliance with the proviso to the immediately preceding sentence for the 120 days immediately following such expiration or non-renewal, provided that the Issuer or a Restricted Subsidiary, as the case may be, procures such In-Orbit Insurance or provides such In-Orbit Contingency Protection as necessary to comply with the preceding proviso within such 120-day period.

The insurance required by this covenant shall name the Issuer or the applicable Restricted Subsidiary as the named insured.

In the event of the unavailability of any In-Orbit Contingency Protection for any reason, the Issuer or a Restricted Subsidiary, as the case may be, shall, subject to the proviso to the first sentence of the first paragraph of this covenant above, within 120 days of such unavailability, be required to have in effect In-Orbit Insurance complying with clause (ii) or (iii) of the first paragraph above, as applicable, with respect to all Satellites (or portions, as applicable), other than Excluded Satellites that the unavailable In-Orbit Contingency Protection was intended to protect and for so long as such In-Orbit Contingency Protection is unavailable, provided that the Issuer and its Restricted Subsidiaries shall be considered in compliance with this insurance covenant for the 120 days immediately following such unavailability.

In the event that the Issuer or any of its Restricted Subsidiaries receives any Event of Loss Proceeds in respect of an Event of Loss, such Event of Loss Proceeds shall be applied in the manner provided for under “—Asset Sales.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The indenture provides that the Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions (other than the Acquisition) to, any Person unless:

(1) the Issuer is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, under the laws of the jurisdiction of organization of the Issuer or any Subsidiary or Parent of the Issuer or under the laws of Bermuda or any country that is a member of the European Union (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Debt to Adjusted EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the indenture and the notes; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the indenture and the notes, and the Issuer will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) the Issuer or any Restricted Subsidiary may consolidate or amalgamate with, merge into, sell, assign or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in a (or another) state of the United States, the District of Columbia, any territory of the United States, Bermuda or any country that is a member of the European Union so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”).

The indenture further provides that subject to certain limitations in the indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Subsidiary Guarantor, each Subsidiary Guarantor will not, and the Issuer will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in the Offering Memorandum) unless:

(1) such Subsidiary Guarantor is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition is made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, under the laws of the jurisdiction of organization of the Issuer or any Subsidiary or Parent of the Issuer or under the laws of Bermuda or any country that is a member of the European Union (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the indenture and such Subsidiary Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a

result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(4) the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the indenture and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the indenture and such Subsidiary Guarantor’s guarantee. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in a (or another) state of the United States, the District of Columbia, any territory of the United States, Bermuda or any country that is a member of the European Union or the jurisdiction of organization of the Issuer, so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with another Subsidiary Guarantor or the Issuer.

Defaults

An Event of Default is defined in the indenture as:

(1) a default in any payment of interest on any note when due continues for 30 days,

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the notes or the indenture; provided, however, that to the extent such failure relates solely to an action or inaction by a Government Business Subsidiary and the Issuer and its Restricted Subsidiaries have otherwise complied with the covenant described under “—Certain Covenants—Matters Relating to Government Business Subsidiaries,” no Event of Default shall occur;

(4) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Parent of the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(6) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant

Subsidiary denies or disaffirms its obligations under the indenture or any Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 30 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or change the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption,”

(5) make any note payable in money other than that stated in such note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8) make any change to the provisions of the indenture providing for the Special Mandatory Redemption that would adversely affect the rights of any of the holders of the notes to receive the Special Mandatory Redemption Amount,

(9) expressly subordinate the notes or any Guarantee to any other Indebtedness of the Issuer or any Guarantor, or

(10) modify the Guarantees in any manner materially adverse to the holders.

Notwithstanding the preceding, without the consent of any holder, the Issuer and Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Corporation, partnership or limited liability company of the obligations of the Issuer under the indenture and the notes, to provide for the assumption by a Successor Guarantor of the obligations of a Subsidiary Guarantor under the indenture and its Guarantee, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of the Issuer or any Parent of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Parent of the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA, to effect any provision of the indenture (including to release any Guarantees in accordance with the terms of the indenture) or to make certain changes to the indenture to provide for the issuance of additional notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuer is required to mail to the noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests in the Issuer or any Parent of the Issuer, as such, will have any liability for any obligations of the Issuer under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors have paid all other sums payable under the indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture with respect to the notes relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate its obligations under certain covenants that are described in the indenture, including the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Issuer may exercise its legal defeasance option with respect to the notes notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuer to comply with the undertakings and covenants contained under “—Change of Control” or “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the indenture and has been appointed by the Issuer as registrar and a paying agent with regard to the notes.

Governing Law

The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Acquisition” means the transactions pursuant to which Intelsat (Bermuda), Ltd. became the owner of all of the outstanding share capital of PanAmSat Holdco pursuant to the Transaction Agreement.

“Acquisition Documents” means the Transaction Agreement, the Credit Agreement, the New Intelsat Bermuda Indebtedness, the New PanAmSat Indebtedness, the Specified Intercompany Agreements and, in each case, any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; provided that (i) any interest expense set forth in clause (4)(i) of the definition of Consolidated Interest Expense shall be included in the calculation of Adjusted EBITDA solely for purposes of calculating Cumulative Credit, unless the same was deducted in calculating Consolidated Net Income and (ii) any interest expense set forth in clause (4)(ii) of the definition of Consolidated Interest Expense shall be excluded from Adjusted EBITDA, unless the same was deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, facility closure costs, leasehold termination costs or excess pension charges); plus

(5) (a) the amount of any fees or expenses incurred or paid in such period for transition services related to satellites or other assets or businesses acquired and (b) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors or any other Permitted Holder (or any accruals relating to such fees and related expenses) during such period, provided that such amount pursuant to subclause (b) shall not exceed in any four-quarter period the greater of (x) $6.25 million and (y) 1.25% of Adjusted EBITDA of such Person and its Restricted Subsidiaries; plus

(6) reversals of allowance for customer credits, including any amounts receivable for such period in connection with contracts that are attributable to Globo Comunicacões e Participacöes, Ltda.’s involvement in arrangements with Sky Multi-County Partners; plus

(7) collections on investments in sales-type leases during such period, to the extent not otherwise included in Consolidated Net Income for such period; plus

(8) lease-back expenses net of deferred gain;

less, without duplication,

(9) any gross profit (loss) on sales-type leases included in Consolidated Net Income for such period; and

(10) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such note at June 15, 2011 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such note through June 15, 2011 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business (including the sale or leasing (including by way of sales-type lease) of transponders or transponder capacity and the leasing or licensing of teleports);

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $35.0 million;

(e) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets for assets (including a combination of assets and Cash Equivalents) of reasonably comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $25.0 million shall be evidenced by an Officers’ Certificate, and (2) $50.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g) foreclosures on assets or property of the Issuer or its Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) any disposition of inventory or other assets (including transponders, transponder capacity and teleports) in the ordinary course of business;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k) a sale of accounts receivable (including in respect of sales-type leases) and related assets (including contract rights) of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m) the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(n) any Event of Loss;

(o) any sale or other disposition of assets or property in connection with a Specified Sale/Leaseback Transaction;

(p) any sale of an Excluded Satellite; provided that, for purposes of this clause (p) of this definition of “Asset Sale,” references in the definition of “Excluded Satellite” to $75.0 million shall be deemed to be $50.0 million; and provided, further, that any cash and Cash Equivalents received in connection with the sale of an Excluded Satellite shall be treated as Net Proceeds of an Asset Sale and shall be applied as provided for under the provisions described under “—Certain Covenants—Asset Sales”;

(q) any disposition of assets, equity or property of the Issuer or any Restricted Subsidiary of the Issuer pursuant to the Specified Intercompany Agreements; and

(r) any disposition of assets in connection with the Transactions.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or any other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of any Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation or a company, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and any interest under Satellite Purchase Agreements);

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; and

(4) with respect to the Issuer, (i) consolidated interest expense of Intelsat, Ltd. for such period with respect to the Existing Intelsat Notes or any refinancing thereof to the extent cash interest is paid thereon pursuant to clause (13)(c) of the second paragraph of the covenant described under “—Limitation on Restricted Payments” and (ii) consolidated interest expense of PanAmSat Holdco and Intelsat Bermuda for such period with respect to the Existing PanAmSat Holdco Notes, the Intelsat Bermuda Intercompany Loan and the New Intelsat Bermuda Indebtedness or any refinancing thereof to the extent cash interest is paid thereon pursuant to clause (13)(c) of the second paragraph of the covenant described under “—Limitation on Restricted Payments”;

less interest income for such period; provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the effect of any purchase accounting adjustments in connection with the Transactions; provided, further, that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary or nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or income or expense or charge (including, without limitation, any severance, relocation or other restructuring costs) and fees, expenses or charges related to any offering of equity interests, Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be Incurred by the indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with the Transactions or any acquisition shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, that the Consolidated Net Income of the referent Person shall be increased by the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted by the operation of the terms of any agreement applicable to such Restricted Subsidiary, unless (x) such restrictions with respect to the payment of dividends or similar distributions have been legally waived or (y) such restriction is permitted by the covenant described under “—Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) (a) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded and (b) the effects of adjustments in any line item in such Person’s consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting, net of taxes, shall be excluded;

(10) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) solely for purposes of calculating the Debt to Adjusted EBITDA Ratio, the costs and expenses related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(13) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded;

(14) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(15) any net loss resulting from currency exchange risk Hedging Obligations shall be excluded;

(16) any reserves for long-term receivables and sales type lease adjustments, including customer-related long-term receivables evaluated as uncollectable shall be excluded;

(17) non-operating expenses, including transaction related fees and expenses related to acquisitions and due diligence for acquisitions shall be excluded;

(18) minority interest expenses (less cash dividends actually paid to the holders of such minority interests) shall be excluded; and

(19) expenses in respect of payments prior to the Issue Date to sponsors and investors and their respective affiliates for management, monitoring, consulting and advisory fees and related expenses shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary of the Issuer in respect of or that originally constituted Restricted Investments to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (5) or (6) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-Cash Charges relate.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, withholding taxes paid or accrued and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness

(“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made (without duplication) to the capital of the Issuer or such Guarantor after August 20, 2004 (other than any cash contributions from any Parent of the Issuer in connection with the Transactions), provided that (1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) that ranks subordinate to the notes with a Stated Maturity later than the Stated Maturity of the notes, and (2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof.

“Credit Agreement” means (i) the credit agreement entered into on or prior to, the consummation of the Acquisition, among the Issuer, the subsidiaries of the Issuer party thereto, the financial institutions named therein and Citicorp North America, Inc. (or an affiliate thereof), as Administrative Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Cumulative Credit” means the sum of (without duplication):

(1) cumulative Adjusted EBITDA of the Issuer for the period (taken as one accounting period) from and after July 1, 2004 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Adjusted EBITDA for such period is a negative, minus the amount by which cumulative Adjusted EBITDA is less than zero), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after August 20, 2004 from the issue or sale of Equity Interests of the Issuer or any Parent of the Issuer (excluding (without duplication) Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after August 20, 2004 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Issuer or any Restricted Subsidiary thereof issued after August 20, 2004 (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer or any Parent of the Issuer (other than Disqualified Stock), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments”),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary or

(C) a distribution, dividend or other payment from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments” or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) above shall be determined in good faith by the Issuer and

(A) in the event of property with a Fair Market Value in excess of $25.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $50.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

“Cumulative Interest Expense” means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Issuer and the Restricted Subsidiaries for the period from and after July 1, 2004 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available and immediately preceding the proposed Restricted Payment.

“Debt to Adjusted EBITDA Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (ii) Adjusted EBITDA of such Person for the four consecutive fiscal quarters immediately preceding such Calculation Date. In the event that such Person or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Debt to Adjusted EBITDA Ratio is being calculated but prior to the Calculation Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that the Issuer or any of its Restricted Subsidiaries has both determined to make and made after August 20, 2004 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions) and (2) all adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 4 to the “Summary Historical and Pro Forma Consolidated Financial Data” under “Offering Memorandum Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Parent of the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Cumulative Credit.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Employee Transfer Agreement” means the intercompany agreement regarding transfer of employees, if any, dated on or about the Issue Date, among Intelsat Global Service Corporation and the Issuer, and the other parties thereto, if any, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal and interest payments on the notes).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or ordinary shares or Preferred Stock of the Issuer or any Parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such Parent’s common stock or ordinary shares registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Event of Loss” means any event that results in the Issuer or its Restricted Subsidiaries receiving proceeds from any insurance covering any Satellite, or in the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites.

“Event of Loss Proceeds” means, with respect to any proceeds from any Event of Loss, all Satellite insurance proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with such Event of Loss, after

(1) provision for all income or other taxes measured by or resulting from such Event of Loss,

(2) payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(3) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

(4) provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with the terms of the agreement(s) governing the ownership of such interest by such Person (other than provision for payments to insurance carriers required to be made based on projected future revenues expected to be generated from such Satellite in the good faith determination of the Issuer as evidenced by an Officers’ Certificate), and

(5) deduction of appropriate amounts to be provided by the Issuer or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined by the Issuer in good faith) received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Excluded Satellite” means any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) (i) that is not expected or intended, in the good faith determination of the Issuer, to earn revenue from the operation of such Satellite (or portion, as applicable) in excess of $75.0 million for the immediately succeeding 12-month calendar period or (ii) that has a net book value not in excess of $200.0 million or (iii) that (1) the procurement of In-Orbit Insurance therefor in the amounts and on the terms required by the indenture would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (2) the procurement of such In-Orbit Insurance therefor would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, in the good faith determination of the Issuer, or (iv) for which In-Orbit Contingency Protection is available or (v) whose primary purpose is to provide In-Orbit Contingency Protection for the Issuer’s or its Subsidiaries’ other Satellites (or portions) and otherwise that is not expected or intended, in the good faith determination of the Issuer, to earn revenue from the operation of such Satellite (or portion, as applicable) in excess of $75.0 million for the immediately succeeding 12-month calendar period.

“Existing Intelsat Notes” means the 5 1/4% Senior Notes due 2008, the 7 5/8% Senior Notes due 2012 and the 6 1/2% Senior Notes due 2013, in each case, of Intelsat, Ltd.

“Existing PanAmSat Holdco Notes” means the 10 3/8% Senior Discount Notes due 2014 of PanAmSat Holdco.

“Existing PanAmSat Notes” means the Existing PanAmSat Holdco Notes, and the Secured 6 3/8% Senior Notes due 2008, the Secured 6 7/8% Senior Debentures due 2028, the 9% Senior Notes due 2014 and the 8 1/2% Senior Notes due 2012, in each case, of the Issuer.

“Existing Parent Indebtedness” means the Existing Intelsat Notes, the Existing PanAmSat Holdco Notes, the Intelsat Bermuda Intercompany Loan and the New Intelsat Bermuda Indebtedness.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FCC Licenses” shall mean all authorizations, licenses and permits issued by the Federal Communications Commission or any governmental authority substituted therefor to the Issuer or any of its Subsidiaries, under which the Issuer or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its TT&C Earth Stations (other than authorizations, orders, licenses or permits that are no longer in effect).

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“G2 Transfer Agreement” means the Agreement and Plan of Merger, dated on or about the Issue Date, among Intelsat General Corporation and the Issuer, and the other parties thereto, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal and interest payments on the notes), and the other agreements entered into in connection therewith on or prior to the Issue Date.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on August 20, 2004. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Government Business Subsidiary” means any Restricted Subsidiary of the Issuer that (i) is engaged primarily in the business of providing services to customers similar to the services provided on the Issue Date by Intelsat General Corporation and services or activities that are reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto and (ii) is subject to a Proxy Agreement.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

“holder” or “noteholder” means the Person in whose name a note is registered on the registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenue generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (5) Obligations under or in respect of any Qualified Receivables Financing; or (6) any obligations to make progress or incentive payments or risk money payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days.

Notwithstanding anything in the indenture, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means such initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the notes.

“In-Orbit Contingency Protection” means transponder capacity that in the good faith determination of the Issuer, is available on a contingency basis by the Issuer or its Subsidiaries or any Subsidiary of any Parent of the Issuer, directly or by another satellite operator pursuant to a contractual arrangement, to accommodate the transfer of traffic representing at least 25% of the revenue-generating capacity with respect to any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) that may suffer actual or constructive total loss and that meets or exceeds the contractual performance specifications for the transponders that had been utilized by such traffic; it being understood that the Satellite (or portion, as applicable) shall be deemed to be insured for a percentage of the Satellite’s (or applicable portion’s) net book value for which In-Orbit Contingency Protection is available.

“In-Orbit Insurance” means, with respect to any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss), insurance (subject to a right of co-insurance in an amount up to $150.0 million) or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite (or portion, as applicable) attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in the indenture.

“Intelsat Bermuda” means Intelsat (Bermuda), Ltd., until a successor replaces it, and thereafter means such successor.

“Intelsat Bermuda Facility” means the senior unsecured credit agreement entered into on or prior to, the consummation of the Acquisition, among the Intelsat Bermuda, the financial institutions named therein and Deutsche Bank AG Cayman Islands Branch (or an affiliate thereof), as Administrative Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or altering the maturity thereof, and any documents in connection with the foregoing, including any guarantees, and including any exchange notes issued on the one-year anniversary of the date of such agreement pursuant to the terms of such agreement as in effect on the Issue Date.

“Intelsat Bermuda Intercompany Loan” means one or more loans by Intelsat Bermuda to one or more of its Subsidiaries to fund, if applicable, the payment of a portion of the purchase price of the Acquisition and to fund the purchase price of the Existing PamAmSat Holdco Notes and, in each case, any fees and expenses related thereto.

“Intelsat, Ltd.” means Intelsat, Ltd., until a successor replaces it, and thereafter means such successor.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the notes are originally issued.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Issuer, (i) in which the Issuer or a Restricted Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“License Subsidiary” shall mean one or more wholly-owned Restricted Subsidiaries of the Issuer (i) that holds, was formed for the purpose of holding or is designated to hold FCC Licenses for the launch and operation of Satellites or for the operation of any TT&C Earth Station and (ii) all of the shares of capital stock and other ownership interests of which are held directly by the Issuer or a Subsidiary Guarantor.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Master Intercompany Services Agreement” means the Master Intercompany Services Agreement, dated on or about the Issue Date, among the Issuer and certain direct and indirect Parent companies and Subsidiaries of the Issuer, and the other parties thereto, as amended from time to time (provided that no such amendment materially affects the ability of the Issuer to make anticipated principal and interest payments on the notes).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the third paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any consent therefor), and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Transponder Capacity” means the aggregate transponder capacity for all in-orbit transponders then owned by the Issuer and its Restricted Subsidiaries.

“New Intelsat Bermuda Indebtedness” means (i) the Senior Notes of Intelsat Bermuda issued on the Issue Date and, if applicable, issued after the Issue Date to fund the purchase, repayment or refinancing of the 9% Senior Notes of the Issuer and/or the 10 3/8% Senior Discount Notes due 2014 of PanAmSat Holdco, and in each case including any exchange notes issued in exchange therefor and (ii) Indebtedness under the Intelsat Bermuda Facility.

“New PanAmSat Indebtedness” means the (i) 9% Senior Notes due 2016 of the Issuer issued on the Issue Date, and including any exchange notes issued in exchange therefor and (ii) the Intelsat Bermuda Intercompany Loan.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

“Offering Memorandum” means the offering memorandum relating to the offering of the original notes dated June 19, 2006.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries, that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“PanAmSat Holdco” means PanAmSat Holding Corporation, a company organized under the laws of Delaware, until a successor replaces it, and thereafter means such successor.

“Parent” means, with respect to any Person, any direct or indirect parent company of such Person.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment with the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment with such Guarantor’s Guarantee.

“Permitted Holders” means, at any time the Sponsors. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any Investments made pursuant to binding commitments in effect on the Issue Date;

(6) advances to employees not in excess of $25.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $275.0 million and (y) 4.5% of Total Assets of the Issuer, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 2.25% of Total Assets of the Issuer at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer or any Parent of the Issuer (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2)(a), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees not prohibited by or required pursuant to, as the case may be, the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors”; provided that the proceeds of the Indebtedness being guaranteed would be applied in a manner that would otherwise comply with the first paragraph of the covenant described under “—Certain Covenants — Limitation on Restricted Payments” (other than clause (4) of the first paragraph thereof);

(16) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Issuer;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in a sale of assets or property that does not constitute an Asset Sale or in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales”;

(20) additional Investments in Joint Ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $20.0 million outstanding at any one time;

(21) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under

“—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22) Investments in Subsidiaries or Joint Ventures formed for the purpose of selling or leasing transponders or transponder capacity to third-party customers in the ordinary course of business of the Issuer and its Restricted Subsidiaries which investments are in the form of transfers to such Subsidiaries or Joint Ventures for fair market value transponders or transponder capacity sold or to be sold or leased or to be leased by such Subsidiaries or Joint Ventures; provided that all such Investments in Subsidiaries and Joint Ventures do not exceed 10% of Net Transponder Capacity; and

(23) any Investment in the notes.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens securing an aggregate principal amount of Pari Passu Indebtedness not to exceed the greater of (x) the aggregate principal amount of Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.5 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to the Non-Guarantor Exception and clauses (b), (d) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d)), (l) or (t) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that in the case of the Non-Guarantor Exception and clause (t), such Lien does not extend to the property or assets of the Issuer or any Subsidiary of the Issuer other than a Restricted Subsidiary that is not a Guarantor;

(7) Liens existing on the Issue Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Subsidiary Guarantor of the Issuer;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations permitted to be Incurred under clause (j) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(18) deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) Liens on the Equity Interests of Unrestricted Subsidiaries;

(20) grants of software and other technology licenses in the ordinary course of business;

(21) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9),(10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(22) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $50.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Proxy Agreement” means that certain proxy agreement among Intelsat General Corporation and the other parties thereto, or any substantially similar agreement substantially restricting the Issuer’s control of a Restricted Subsidiary.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any Parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Satellite” means any satellite owned by the Issuer or any of its Restricted Subsidiaries and any satellite purchased by the Issuer or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” means the Issuer or Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Adjusted EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that the Issuer or any of its Restricted Subsidiaries has both determined to make and made after August 20, 2004 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and other operational changes (and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, merger or operational change (including, to the extent applicable, from the Transactions) and (2) all adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 4 to the “Summary Historical and Pro Forma Consolidated Financial Data” under “Offering Memorandum Summary” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to any Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or any successor provision.

“Similar Business” means any business or activity of the Issuer or any of its Subsidiaries currently conducted or proposed as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Specified Intercompany Agreements” means the Master Intercompany Services Agreement, the Employee Transfer Agreement, the G2 Transfer Agreement and the agreements or promissory notes evidencing the Intelsat Bermuda Intercompany Loan and in each case, agreements in connection therewith.

“Specified Sale/Leaseback Transaction” means one Sale/Leaseback Transaction pursuant to which the Issuer or its Restricted Subsidiaries sell one Satellite and related assets that is designated as a Specified Sale/Leaseback Transaction pursuant to an Officers’ Certificate.

“Sponsors” means (1) one or more investment funds advised, managed or controlled by Apax Partners Worldwide LLP and Apax Partners, L.P., (2) one or more investment funds advised, managed or controlled by Apollo Management V, L.P., (3) one or more investment funds advised, managed or controlled by Madison Dearborn Partners and (4) one or more investment funds advised, managed or controlled by Permira Advisers LLC and, in each case, (whether individually or as a group) their Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that is a Guarantor.

“Subsidiary Transfer Transactions” means the transfer of all or a portion of the equity, assets and liabilities of any of Intelsat Bermuda or any of its Subsidiaries between or among any of Intelsat Bermuda and/or of its Subsidiaries.

“Tax-affected Investor” means any holder of capital stock in any Parent of the Issuer that is subject (or if such holder is a Flow-Through Entity, any partner in which is subject) to a tax regime (for example, as a United States shareholder within the meaning of section 951(b) of the Code) that requires such person to recognize on a current basis taxable income attributable to earnings and profits of the Issuer, or its Subsidiaries in advance of any distribution of such earnings and profits.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet; provided, that until the Issuer file, a Form 10-Q following the date of the Acquisition, and calculation shelf be on a pro forma basis after giving effect to the Transactions.

“Transaction Agreement” means the Merger Agreement, dated as of August 28, 2005, among Intelsat (Bermuda), Ltd. and PanAmSat Holdco, and the other parties thereto, as amended, supplemented or modified from time to time.

“Transactions” means the Acquisition and the transactions related thereto as contemplated by the Acquisition Documents (including any Equity Interest payments made in connection therewith (whether on the Issue Date or thereafter)), the incurrence of the New PanAmSat Indebtedness, amendments and borrowings made pursuant to the Credit Agreement and the Intelsat Bermuda Facility at the time of closing, if any, the execution and performance of the Specified Intercompany Agreements, the purchase of the 9% Senior Notes due 2014 of the Issuer and the funding thereof, the Subsidiary Transfer Transactions and the other transactions in connection with the foregoing.

“Treasury Rate” means with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 15, 2011; provided, however, that if the period from such redemption date to June 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the indenture.

“Trustee” means the respective party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“TT&C Earth Station” shall mean any earth station licensed for operation by the FCC or by any international, federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, authority, agency or commission or legislative body or other governmental entity outside of the United States used for the provision of TT&C Services that is owned and operated by the Issuer or any of its Subsidiaries.

“TT&C Services” shall mean the provision of tracking, telemetry and command services for the purposes of operational control of any Satellite.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries); provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Debt to Adjusted EBITDA Ratio for the Issuer and its Restricted Subsidiaries would be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in

Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

As used in this “Book-Entry; Delivery and Form” section, “exchange notes” means the notes issued pursuant to the exchange offer.

Book-Entry, Delivery and Form

The exchange notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Exchange Notes”). The Global Exchange Notes initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Exchange Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of participants designated by the initial purchaser with portions of the principal amount of the Global Exchange Notes; and

(2) ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

Investors in the Global Exchange Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Exchange Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Exchange Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Exchange Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Exchange Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Exchange Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, the Trustee nor any agent of us or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Exchange Notes for Certificated Notes

A Global Exchange Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Notes and a successor depositary is not appointed or (B) has ceased to be a clearing agency registered under the Exchange Act.

In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Exchange Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note holder. We will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Exchange Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

On July 3, 2006, we sold the original notes to Deutsche Bank Securities Inc., Lehman Brothers Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Bear Stearns & Co. Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co., BNP Paribas Securities Corp., JPMorgan Securities Inc. and Greenwich Capital Markets, Inc. as initial purchasers in private offerings pursuant to purchase agreements. These initial purchasers subsequently sold the original notes to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and to certain sophisticated investors in offshore transactions in reliance on Regulation S under the Securities Act of 1933. As a condition to the sale of the original notes to the initial purchaser, we entered into a registration rights agreement with those initial purchasers.

The registration rights agreements require us to file a registration statement under the Securities Act of 1933 offering to exchange your original notes for the new notes. Accordingly, we are offering you the opportunity to exchange your original notes for the same principal amount of new notes. The new notes will be registered and issued without a restrictive legend. The registration rights agreements also require us to use reasonable efforts to cause the registration statement to be declared effective by the SEC and to complete the exchange offer by August 2, 2007. In the event that we are unable to satisfy these requirements, holders of the original notes would be entitled to additional interest on the original notes at a rate equal to 0.25% per annum for the first 90-day period from and including the specified date and increasing by an additional 0.25% per annum for each subsequent 90-day period. The aggregate amount of the additional interest in respect of each note payable will in no event exceed 1.00% per annum. The registration rights agreements provide that the accrual of additional interest will cease once we satisfy the requirements described above.

A copy of the registration rights agreements have been filed as exhibits to this registration statement. You are strongly encouraged to read the entire text of the agreements. Except as discussed below, we will have no further obligation to register your original notes upon the completion of the exchange offer.

We believe that the notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, only if you are able to make these four representations:

•	you are acquiring the notes issued in the exchange offer in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the notes issued to you in the exchange offer;

•	you are not an affiliate, as defined under the Securities Act of 1933, of Intelsat, Ltd.; and

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account.

Our belief is based upon existing interpretations by the SEC’s staff contained in several “no-action” letters to third parties unrelated to us. If you tender your original notes in the exchange offer for the purpose of participating in a distribution of new notes, you cannot rely on these interpretations by the SEC’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

The SEC considers broker-dealers that acquired original notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use this prospectus for the exchange offer in connection with a resale of the new notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a resale of the new notes. These broker-dealers cannot rely on the position of the SEC’s staff set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters.

A broker-dealer that has bought original notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes by delivering the prospectus contained in the registration statement for the exchange offer. Accordingly, this prospectus may be used by such a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreements to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 90 days after the date of expiration of this exchange offer. Unless you are required to do so because you are such a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes.

We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

You may suffer adverse consequences if you fail to exchange your original notes. Following the completion of the exchange offer, except as set forth below and in the registration rights agreements, you will not have any further registration rights and your original notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your original notes could be adversely affected.

Under the registration rights agreements, we are required to use reasonable efforts to file a shelf registration statement with the SEC to cover resales of the original notes or the new notes by holders if we are not permitted to consummate the exchange offer because we determine that the exchange offer is not permitted by applicable law or SEC policy, if the exchange offer is not for any reason consummated on or prior to August 2, 2007, or if any holder of registrable securities notifies us prior to the 20th business day following the consummation of the exchange offer that it may not resell the notes acquired by it in the exchange offer to the public without restriction under U.S. federal and state securities laws.

For purposes of the preceding paragraph, “registrable securities” means each original note or new note until the earliest to occur of:

•	the date on which that original note has been exchanged for a new note in the exchange offer;

•	the date on which that original note or new note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement;

•	the date on which that original or new note ceases to be outstanding for purpose of the governing indenture; or

•	the date on which that original note or new note is sold by the holder pursuant to Rule 144 under the Securities Act of 1933 or may be sold by the holder pursuant to Rule 144(k) under the Securities Act of 1933.

If we are obligated to file a shelf registration statement, we will be required to keep such shelf registration statement effective for up to two years after the date that the original notes were issued.

Representations We Need From You Before You May Participate in the Exchange Offer

We need representations from you before you can participate in the exchange offer.

These representations are that:

•	the notes that you will acquire in the exchange offer are being obtained in the ordinary course of your business;

•	neither you nor any person you are acting for is engaging in or intends to engage in a distribution of the notes;

•	neither you nor any person you are acting for has an arrangement or understanding with any person to participate in the distribution of notes;

•	neither you nor any person you are acting for is our “affiliate,” as defined under Rule 405 of the Securities Act of 1933;

•	you acknowledge and agree that if you are a broker-dealer registered under the Securities Exchange Act of 1934, as amended, or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale of the notes, including the requirement that any secondary resale transaction be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act of 1933, and you cannot rely on the position of the SEC staff in its no-action letters described above under “—Purpose and Effect of Exchange Offer; Registration Rights”; and

•	if you or any other person you are acting for is a broker-dealer, and you receive notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such notes.

Terms of the Exchange Offer

We will accept any validly tendered original notes that are not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of your original notes tendered. Holders may tender some or all of their original notes in the exchange offer.

The form and terms of the new notes will be substantially the same as the form and terms of your original notes except that:

•	interest on the new notes will accrete or accrue, as the case may be, from the last interest payment date on which interest accreted or was paid on your original notes, or, if no interest has accreted or been paid on the original notes, from the date of the original issuance of your original notes;

•	the new notes have been registered under the Securities Act of 1933 and will not bear a legend restricting their transfer; and

•	the provisions for payment of additional interest in the case of non-registration will be eliminated.

The new notes will be issued under, and entitled to the benefits of, the same indenture governing your original notes.

This prospectus and the documents you received with this prospectus are being sent to you and to others believed to have beneficial interests in the original notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC.

We will have accepted your validly tendered original notes when we have given oral or written notice to Wells Fargo Bank, National Association, referred to as Wells Fargo Bank. Wells Fargo Bank will act as agent for you for the purpose of receiving the notes. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events or otherwise, certificates sent to Wells Fargo Bank will be returned, without expense, as promptly as practicable after the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your original notes. We will pay all charges and expenses in connection with the exchange offer except for any taxes you may incur in effecting the transfer of your original notes or new notes to some other person, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2007, unless we extend the exchange offer, in which case the exchange offer shall terminate at 5:00 p.m., New York City time, on the last day of the extension. We do not currently intend to extend the expiration date. In any event, the exchange offer will be held open for at least 20 business days. In order to extend the exchange offer, we will issue a notice by press release or other public announcement.

We reserve the right, in our sole discretion:

•	to delay accepting your original notes;

•	to extend the exchange offer;

•	to terminate the exchange offer, if any of the conditions shall not have been satisfied; or

•	to amend the terms of the exchange offer in any manner.

If we delay, extend, terminate or amend the exchange offer, we will give notice to the exchange agent and issue a press release or other public announcement.

Procedures for Tendering Your Original Notes

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the original notes may tender original notes in the exchange offer. Except as stated below under “—Book-Entry Transfer,” to tender in the exchange offer:

•	if you do not hold your position through DTC, Euroclear or Clearstream, Luxembourg, you must, on or before the expiration date, deliver a duly completed letter of transmittal to the exchange agent at its address specified in the letter of transmittal, and certificates for your original notes must be received by Wells Fargo Bank along with the letter of transmittal;

•	if you hold your position through DTC, you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder from Beneficial Holder” accompanying this prospectus of your intention whether or not you wish to tender your original notes for new notes, and you must in turn follow the procedures for book-entry transfer as set forth below under “—Book-Entry Transfer” and in the letter of transmittal; or

•	if you hold your position through Euroclear or Clearstream, Luxembourg, the form “Instruction to Registered Holder from Beneficial Holder” with respect to original notes held through Euroclear or Clearstream, Luxembourg must be completed by a direct accountholder in Euroclear or Clearstream, Luxembourg, and interests in the original notes must be tendered in compliance with procedures established by Euroclear or Clearstream, Luxembourg.

If you intend to use the guaranteed delivery procedures, you must comply with the guaranteed delivery procedures described below.

Neither Intelsat Corporation nor the exchange agent will be responsible for the communication of tenders by holders to the accountholders in DTC, Euroclear or Clearstream, Luxembourg through which they hold original notes or by such accountholders to the exchange agent, DTC, Euroclear or Clearstream, Luxembourg.

Holders will not be responsible for the payment of any fees or commissions to the exchange agent for the original notes.

In no event should a holder submitting a tender for exchange send a letter of transmittal or original notes to any agent of Intelsat Corporation other than the exchange agent, or to DTC, Euroclear or Clearstream, Luxembourg.

Holders may contact the exchange agent for assistance in filling out and delivering letters of transmittal and for additional copies of the exchange offer materials.

To be tendered effectively, a letter of transmittal or, as described below under “—Book-Entry Transfer,” an “agent’s message” and other required documents must be received by Wells Fargo Bank at its address set forth under “—Exchange Agent” below prior to the expiration date.

If you do not withdraw your tender before the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

The method of delivery of your original notes, the letter of transmittal and all other required documents to be delivered to Wells Fargo Bank is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to Wells Fargo Bank before the expiration date. No letter of transmittal or original notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions on your behalf.

Procedure if the Original Notes Are Not Registered in Your Name

If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner’s original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, referred to as an eligible institution, that is a member of specified signature guarantee programs. Signatures on a letter of transmittal or a notice of withdrawal will not be required to be guaranteed if the original notes are tendered:

•	by a registered holder that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.

Conditions to the Exchange Offer

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes the acceptance of which would be unlawful in the opinion of us or our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine, unless waived by us. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, neither we, Wells Fargo Bank nor any other person shall be under any duty to give such notification or shall incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until all such defects and irregularities have been cured or waived. Any original notes received by Wells Fargo Bank that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by Wells Fargo Bank as soon as practicable following the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

In addition, we reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date and, to the extent permitted by applicable law, to purchase original notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any original notes, and we may terminate the exchange offer, if:

•	the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination or on the advice of counsel, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer that, in our judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit and may be asserted by us at any time, regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part at any time in our sole discretion. The failure by us to exercise any of our rights shall not be a waiver of our rights. We are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

In all cases, the issuance of new notes for tendered original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by Wells Fargo Bank of:

•	certificates for original notes or a timely confirmation from DTC of such original notes into Wells Fargo Bank’s account at DTC,

•	a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, an “agent’s message” described further below in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer, and

•	all other required documents.

If we do not accept your tendered original notes or if you submit original notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged original notes will be returned without expense to you or, in the case of notes tendered by book-entry transfer into Wells Fargo Bank’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to transfer such original notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered original notes will only be made after timely:

•	confirmation of book-entry transfer of the original notes into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, letter of transmittal or agent’s message and any other required documents must be received at the exchange agent’s address listed below under “—Exchange Agent” on or before 5:00 p.m., New York time, on the expiration date of the exchange offer or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

As indicated above, delivery of documents to any of DTC, Euroclear or Clearstream, Luxembourg in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering original notes stating:

•	the aggregate principal amount of original notes that have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal are true and correct.

Guaranteed Delivery Procedures

If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach Wells Fargo Bank before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	before the expiration date, Wells Fargo Bank has received from such eligible institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery shall state your name and address and the amount of the original notes tendered, shall state that the tender is being made thereby and shall guarantee that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the letter of transmittal, or a manually executed facsimile thereof, properly completed and duly executed, and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with Wells Fargo Bank; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the properly completed and duly executed letter of transmittal, or a manually executed facsimile thereof, and all other documents required by the applicable letter of transmittal are received by Wells Fargo Bank within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of tendered notes to be effective, a written, or for a DTC participant electronic, notice of withdrawal must be received by Wells Fargo Bank, at its address set forth in the next section of this prospectus entitled “—Exchange Agent,” prior to 5:00 p.m., New York City time, on the expiration date.

Any such notice of withdrawal must:

•	specify your name;

•	identify the original notes to be withdrawn, including, if applicable, the certificate number or numbers and aggregate principal amount of such original notes;

•	be signed by you in the same manner as the original signature on the letter of transmittal by which your original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the trustee of your original notes to register the transfer of those notes into the name of the person withdrawing the tender; and

•	specify the name in which you want the withdrawn original notes to be registered, if different from your name.

All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes withdrawn will be considered not to have been validly tendered for exchange for the purposes of the exchange offer. Any notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer relating to such original notes. Properly withdrawn original notes may be retendered by following one of the procedures described above in “—Procedures for Tendering Your Original Notes” at any time on or prior to the expiration date.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or letter of transmittal should be directed to the exchange agent at its offices at Corporate Trust Department, 608 2nd Avenue South, Northstar East Building–12th Floor, Minneapolis, MN 55402. The exchange agent’s telephone number is (800) 334-5128 and facsimile number is (612) 667-6282.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer, other than to the exchange agent. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $1,560,000, which includes the SEC’s registration fee, fees and expenses of Wells Fargo Bank, as exchange agent, and accounting, legal, printing and related fees and expenses.

Transfer Taxes

If you tender original notes for exchange, you will not be obligated to pay any transfer taxes unless you instruct us to register your new notes in a different name or if a transfer tax is imposed for a reason other than the exchange of notes pursuant to this exchange offer. If you request that your original notes not tendered or not accepted in the exchange offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Properly Tender Original Notes in the Exchange

We will issue new notes in exchange for original notes under the exchange offer only after timely receipt by the exchange agent of the original notes, a properly completed and duly executed letter of transmittal or agent’s message and all other required documents. Therefore, holders of the original notes desiring to tender original notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining original notes, except in the limited circumstances described under “—Purpose and Effect of Exchange Offer; Registration Rights.” Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the following restrictions on transfer:

•	holders may resell original notes only if an exemption from registration under the Securities Act of 1933 is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act of 1933; and

•	the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

TAXATION

This section describes the material U.S. federal income tax consequences to U.S. holders (as defined below) of the exchange of original notes for new notes and the ownership and disposition of the new notes. It is the opinion of Milbank, Tweed, Hadley & McCloy, LLP, our U.S. counsel. It applies to you only if you purchased the original notes at original issue for cash at the issue price, that is, the first price at which a substantial amount of the original notes were sold to persons (other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for money and you hold your original notes and new notes as capital assets for U.S. federal income tax purposes. This section does not address the tax consequences to subsequent purchasers of the original notes or the new notes, and it does not discuss any tax consequences arising under the U.S. federal estate and gift tax laws or the laws of any state, local or other taxing jurisdiction. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

•	a bank,

•	a financial institution,

•	a life insurance company,

•	a tax-exempt organization,

•	a partnership or other pass-through entity (or a person who holds the original notes or the new notes through a partnership or other pass-through entity),

•	a person subject to alternative minimum tax,

•	a person that owns original notes or new notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns original notes or new notes as part of a straddle, conversion, constructive sale or other integrated transaction for tax purposes,

•	a U.S. holder whose functional currency for tax purposes is not the U.S. dollar, or

•	certain expatriates.

If you purchased your original notes at a price other than the issue price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Code, its legislative history, existing and proposed Treasury regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

We intend to treat the notes as indebtedness for U.S. federal income tax purposes, and each holder of a note will be bound by this determination unless the holder discloses an alternative position on its tax return. Our determination is not binding on the Internal Revenue Service (the “IRS”), and no ruling will be sought from the IRS regarding this, or any other, aspect of the U.S. federal income tax treatment of the notes. Accordingly, there can be no assurance that the IRS will not contend, and that a court will not ultimately hold, that any such notes are equity interests in us for U.S. federal income tax purposes. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, holders of the notes may be subject, for U.S. federal income tax purposes, to rules that are not described below. The remainder of this discussion assumes that the notes are treated as debt for U.S. federal income tax purposes.

This discussion is for general information only and is not intended as tax advice. Please consult your own tax advisor concerning the consequences of exchanging original notes for new notes in the exchange offer and owning new notes, in each case, in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

You are a U.S. holder if you are a beneficial owner of a new note or an original note and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or a trust that has a valid election in effect to be treated as a U.S. person.

Exchange Offer

The exchange of original notes for new notes in this exchange offer will not constitute a taxable event for U.S. holders. Consequently, a U.S. holder will not recognize gain or loss on the exchange, as the holding period of the new note will include the holding period of the original note and the basis of the new note will be the same as the basis of the original note immediately before the exchange.

Consult your own tax advisor concerning the tax consequences of the exchange arising under state, local or non-U.S. law.

Interest

You will be taxed on stated interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for U.S. federal income tax purposes.

Payment of Additional Amounts

Under the terms of the notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the notes. Under Treasury regulations, the possibility of such excess amounts being paid will not affect the amount of interest income you must recognize in advance of the payment of such excess amounts, if there is only a remote chance as of the date the original notes were issued that such amounts will be paid. We intend to take the position that as of the date of the issuance of the original notes, the likelihood that we would be obligated to pay such excess amounts was remote and that any payment of such excess amounts should be taxable to you when received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes. Our determination that these contingencies are remote is binding on you unless you disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service. In the event a contingency occurs, it could affect the amount and timing of the income that you must recognize.

Sale, Retirement or other Taxable Disposition of the Notes

Your tax basis in your new notes generally will be the same as the basis of your original notes immediately before the exchange. You will generally recognize capital gain or loss on the sale, retirement or other taxable disposition of your new notes equal to the difference between the amount you realize on such disposition and your adjusted tax basis in your new notes. Your adjusted tax basis in a note generally will be its cost increased by the amount of OID previously included in income and decreased by the amount of any cash payments received with respect to the note. Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a note, and

•	the payment of the proceeds from the sale of a note.

Additionally, backup withholding will apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the requirement information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

Before investing in the notes, the fiduciaries of plans subject to the fiduciary responsibility provisions of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code and plans subject to substantially similar federal, state or local law, referred to as Similar Law, should consider, among other matters:

•	ERISA’s fiduciary standards or similar standards under Similar Law,

•	whether an investment in the notes by the plan satisfies the prudence and diversification requirements of ERISA or Similar Law, taking into account the overall investment policy of the plan, the composition of the plan’s portfolio and the limitations on the marketability of the notes,

•	whether such fiduciaries have authority to make such investment in the notes under the applicable plan investment policies and governing instruments, and

•	rules under ERISA and the Code or similar standards under Similar Law that prohibit plan fiduciaries from causing a plan to engage in certain “prohibited transactions.”

Section 406 of ERISA and Section 4975 of the Code prohibit fiduciaries of plans subject to the fiduciary responsibility provisions of ERISA, as well as individual retirement accounts and Keogh and other plans subject to Section 4975 of the Code and any entity whose underlying assets include “plan assets” by reason of any such plan’s or account’s investment in the entity, collectively referred to as the Plans, from, among other things, causing such a Plan to engage in certain transactions involving assets of a Plan with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to such Plan. A violation of these “prohibited transaction” rules or the other fiduciary obligations referred to herein may result in imposition of an excise tax or other liabilities (including reimbursement of a Plan’s losses) and adverse consequences under ERISA and/or Section 4975 of the Internal Revenue Code for the breaching fiduciary, other fiduciaries of the Plan and “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under a regulation, referred to as the Plan Assets Regulation, issued by the U.S. Department of Labor, the assets of the Plan would be deemed to include assets of Intelsat Corporation for purposes of ERISA and Section 4975 of the Code if Plans acquire equity interests in Intelsat, Ltd., unless an exception is applicable. An “equity interest” is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Intelsat Corporation believes that the notes will be treated as debt and not equity. If, however, it were to be determined that the relationship between the amount of the notes and the amount of nominal equity in Intelsat Corporation is disproportionate, or if for any other reason it is determined that the notes constitute equity interests in Intelsat Corporation and no other exemption is available, the notes could be considered equity interests for purposes of the Plan Assets Regulation, and the assets of the Plan could be deemed to include the assets of Intelsat Corporation.

Under Section 3(42) of ERISA, the assets of the Plan would not be deemed to include assets of Intelsat Corporation if, immediately after the most recent acquisition of any equity interest in Intelsat Corporation., less than 25% of the value of each class of equity interests in Intelsat Corporation were held by Plans and other employee benefits plans not subject to ERISA or

Section 4975 of the Code. However, no monitoring or other measures will be taken to limit the value of the notes held by Plans and other employee benefit plans not subject to ERISA or Section 4975 of the Code to less than 25% of the total value of each class of notes, respectively, at the completion of the initial offering or thereafter. Thus, the conditions of the exception may not be satisfied.

Under the terms of the Plan Assets Regulation, if Intelsat Corporation were deemed not to be an operating company or otherwise deemed to hold Plan assets by reason of a Plan’s investment in the notes, the Plan assets might include an undivided interest in the assets held by Intelsat Corporation. In such event, transactions involving such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA (including the liability of Plan fiduciaries for breach of fiduciary responsibility by another fiduciary of the Plan) and the prohibited transaction provisions of ERISA and the Internal Revenue Code.

Each person that acquires the notes or an interest therein will be deemed by such acquisition to have represented and warranted that either: (i) no “plan assets” of any Plan have been used to acquire such notes or (ii) the acquisition and holding of such notes or interest therein are exempt from the prohibited transaction restrictions of ERISA and Section 4975 of the Code pursuant to one or more administrative prohibited transaction exemptions or will not constitute a prohibited transaction under ERISA and Section 4975 of the Code.

Federal, state or local laws or regulations governing the investment and management of the assets of some plans partially or completely exempt from ERISA and/or the Code nonetheless may contain fiduciary and prohibited transaction requirements substantially similar to those under ERISA and the Code discussed above. Accordingly, fiduciaries of such plans, in consultation with their advisors, should consider the impact of the laws applicable to them on investments in the notes and the considerations discussed herein, to the extent applicable.

No assurance can be given that the possibility that actions taken with respect to the assets of Intelsat Corporation may constitute prohibited transactions under ERISA or the Code has been eliminated.

PLAN OF DISTRIBUTION

Each broker-dealer that receives notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these notes. This prospectus, including any amendments or supplements to the prospectus that may be issued from time to time, may be used by a broker-dealer in connection with resales of new notes that were received in exchange for original notes where the original notes were acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days after the expiration of the exchange offer, we will make available a prospectus that meets the requirements of the Securities Act of 1933 to any broker-dealer for use in this type of resale.

We will not receive any proceeds from any sale of notes by any broker-dealer or any other person. Notes received by broker-dealers for their own accounts in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or through a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale of notes may be made directly to purchases or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or from the purchasers of the notes.

Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of these notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any such resale of notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

For a period of 90 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, our registration rights agreement with the initial purchaser of the original notes. In addition, we will indemnify holders of the original notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act of 1933.

LEGAL MATTERS

The validity of the new notes and the guarantees will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP.

EXPERTS

The consolidated financial statements of PanAmSat Corporation as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005 and the related financial statement schedule included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to this offering of notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the notes, you should refer to the registration statement and the exhibits filed as a part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each of the statements in this prospectus relating to a document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

PanAmSat Opco is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with those requirements, files reports and other information with the SEC. You can read PanAmSat Opco’s SEC filings at the SEC’s website at www.sec.gov. You may also read and copy, at prescribed rates, any document Intelsat, Ltd. files with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Intelsat Corporation
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Operations for the Years Ended December 31, 2003, 2004 and 2005	F-3

Consolidated Balance Sheets—December 31, 2004 and 2005	F-4

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss) for the Years Ended December 31, 2003, 2004 and 2005	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, 2004 and 2005	F-7

Notes to Consolidated Financial Statements	F-8

Schedule II—Valuation and Qualifying Accounts for the Years Ended December 31, 2003, 2004 and 2005	F-79

Condensed Consolidated Balance Sheets (Unaudited)—December 31, 2005 and September 30, 2006	F-80

Consolidated Statements of Operations (Unaudited) for the Three Months Ended September 30, 2005 and July 1, 2006 (Predecessor Entity) and for the Period July 1, 2006 to September 30, 2006 (Successor Entity)

F-81

Consolidated Statements of Operations (Unaudited) for the Nine Months Ended September 30, 2005 and for the Period January 1, 2006 to July 1, 2006 (Predecessor Entity) and for the Period July 1, 2006 to September 30, 2006 (Successor Entity)

F-82

Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 2005 and for the Period January 1 to July 1, 2006 (Predecessor Entity) and for the Period July 1 to September 30, 2006 (Successor Entity)

F-83

Notes to Condensed Consolidated Financial Statements (Unaudited)	F-84

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of PanAmSat Corporation

We have audited the accompanying consolidated balance sheets of PanAmSat Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and of cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PanAmSat Corporation and subsidiaries as of December 31, 2004 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/    DELOITTE & TOUCHE LLP

Stamford, Connecticut

March 10, 2006

(May 30, 2006 as to Note 20 and June 19, 2006 as to Note 21)

PANAMSAT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2003	2004	2005
REVENUES:
Operating leases, satellite services and other	$814,006	$811,124	$847,149
Outright sales and sales-type leases	17,005	15,946	13,854

Total revenues	831,011	827,070	861,003

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	—	2,224	(4,303)
Depreciation and amortization	312,833	294,822	276,925
Direct operating costs (exclusive of depreciation and amortization)	149,696	157,354	143,870
Selling, general and administrative expenses	86,081	110,898	74,969
Sponsor management fees	—	731	10,444
Facilities restructuring and severance costs	4,227	6,192	4,294
Loss on termination of sales-type leases	—	—	2,307
Gain on undesignated interest rate swap	—	—	(6,611)
Gain on insurance claim	—	(9,090)	—
Gain on sale of teleport	—	(11,113)	—
Satellite impairment loss	—	99,946	—
Transaction-related costs	—	155,131	—

Total operating costs and expenses	552,837	807,095	501,895

INCOME FROM OPERATIONS	278,174	19,975	359,108
INTEREST EXPENSE—Net	143,632	186,754	261,383

INCOME (LOSS) BEFORE INCOME TAXES	134,542	(166,779)	97,725
INCOME TAX EXPENSE (BENEFIT)	35,010	(91,290)	2,105

NET INCOME (LOSS)	$99,532	$(75,489)	$95,620

See notes to consolidated financial statements.

PANAMSAT CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2004	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,607	$125,945
Accounts receivable—net	69,380	66,418
Net investment in sales-type leases	24,776	12,260
Prepaid expenses and other (principally prepaid insurance)	25,961	20,143
Deferred income taxes	7,817	16,711
Assets held for sale	3,300	—

Total current assets	169,841	241,477
SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	1,955,664	1,949,560
NET INVESTMENT IN SALES-TYPE LEASES	74,990	64,913
GOODWILL	2,244,131	2,244,131
DEFERRED CHARGES AND OTHER ASSETS—Net	319,869	328,000

TOTAL ASSETS	$4,764,495	$4,828,081

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$68,491	$85,261
Current portion of long-term debt	4,100	16,600
Current portion of satellite incentive obligations	13,148	13,240
Accrued interest payable	45,589	37,103
Due to affiliate	—	50,233
Deferred gains and revenues	26,618	24,514

Total current liabilities	157,946	226,951
LONG-TERM DEBT	3,603,900	2,915,400
DEFERRED INCOME TAXES	33,790	24,312
DEFERRED CREDITS AND OTHER (principally customer deposits, satellite incentive obligations and deferred revenue)	271,100	348,888

TOTAL LIABILITIES	4,066,736	3,515,551

COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
Common stock $0.01 par value; 1,000 shares authorized, at December 31, 2004 and December 31, 2005, respectively, and 548 shares outstanding at December 31, 2004 and December 31, 2005, respectively	—	—
Additional paid-in capital	129,819	803,545
Retained earnings	570,136	512,500
Accumulated other comprehensive income (loss)	1,222	(97)
Other stockholder’s equity	(3,418)	(3,418)

Total stockholder’s equity	697,759	1,312,530

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$4,764,495	$4,828,081

See notes to consolidated financial statements.

PANAMSAT CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss), net of tax	Other Stockholders’ Equity	Treasury Stock, at Cost		Total	Comprehensive Income (Loss)
	Shares	Par Value Amount					Shares	Amount
BALANCE, DECEMBER 31, 2002	3,276	$—	$2,533,884	$546,093	$(2,385)	$(50)	—	$—	$3,077,542
Additional issuance of common stock	3	—	2,294	—	—	—	—	—	2,294
Unrealized gain on cash flow hedge	—	—	—	—	204	—	—	—	204	$204
Unrealized loss on short-term investments	—	—	—	—	(2)	—	—	—	(2)	(2)
Foreign currency translation adjustment	—	—	—	—	616	—	—	—	616	616
Acquisition of Hughes Global Services	—	—	—	—	—	(3,418)	—	—	(3,418)	—
Deferred compensation	—	—	6,622	—	—	(6,752)	—	—	(130)	—
Amortization of deferred compensation	—	—	34	—	—	2,086	—	—	2,120	—
Net income	—	—	—	99,532	—	—	—	—	99,532	99,532

BALANCE, DECEMBER 31, 2003	3,279	—	2,542,834	645,625	(1,567)	(8,134)	—	—	3,178,758	$100,350

Additional Issuances of common stock	4	—	3,954	—	—	—	—	—	3,954
Purchase of treasury shares	—	—	(57)	—	—	—	(2,735)	(2,783,742)	(2,783,799)
Retirement of treasury shares	(2,091)	—	(2,091,456)	—	—	—	2,091	2,091,456	—
Cancellation of treasury shares	(644)	—	(692,286)	—	—	—	644	692,286	—
Realized and unrealized net gain on cash flow hedge	—	—	—	—	2,002	—	—	—	2,002	$1,452
Unrealized gain on short-term investments	—	—	—	—	1	—	—	—	1	1
Foreign currency translation adjustment	—	—	—	—	786	—	—	—	786	786
Deferred compensation	—	—	—	—	—	(197)	—	—	(197)	—
Stock compensation	—	—	201	—	—	1,929	—	—	2,130	—
Net customer guarantee received pursuant to the Transactions and related tax effect	—	—	3,623	—	—	—	—	—	3,623	—
Transaction costs capitalized to equity	—	—	(8,776)	—	—	—	—	—	(8,776)	—
Modification of options	—	—	1,237	—	—	—	—	—	1,237	—
Tax basis step-up and tax indemnification	—	—	377,068	—	—	—	—	—	377,068	—
Cashing out of restricted stock units	—	—	(6,523)	—	—	2,984	—	—	(3,539)	—
Net loss	—	—	—	(75,489)	—	—	—	—	(75,489)	(75,489)

BALANCE, DECEMBER 31, 2004	548	$—	$129,819	$570,136	$1,222	$(3,418)	—	$—	$697,759	$(73,250)

See notes to consolidated financial statements.

PANAMSAT CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)—(Continued)

(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss), net of tax	Other Stockholders’ Equity	Treasury Stock, at Cost		Total	Comprehensive Income (Loss)
	Shares	Par Value Amount					Shares	Amount
BALANCE, DECEMBER 31, 2004	548	$—	$129,819	$570,136	$1,222	$(3,418)	—	$—	$697,759	$(73,250)

Additional investment from parent with proceeds from initial public offering	—	—	658,350	—	—	—	—	—	658,350
Foreign currency translation adjustment	—	—	—	—	119	—	—	—	119	$119
Unrealized loss on interest rate hedge	—	—	—	—	(1,438)	—	—	—	(1,438)	(1,438)
Deferred compensation reclass—deferred stock units	—	—	1,535	—	—	—	—	—	1,535	—
Tax basis step-up and tax indemnification	—	—	13,841	—	—	—	—	—	13,841	—
Dividends to stockholder	—	—	—	(153,256)	—	—	—	—	(153,256)	—
Net income	—	—	—	95,620	—	—	—	—	95,620	95,620

BALANCE, DECEMBER 31, 2005	548	$—	$803,545	$512,500	$(97)	$(3,418)	—	$—	$1,312,530	$94,301

OTHER STOCKHOLDERS’ EQUITY:

	December 31, 2004	December 31, 2005
Excess of purchase price over historical cost basis of net assets acquired	$(3,418)	$(3,418)
Deferred compensation, net	—	—

TOTAL OTHER STOCKHOLDERS’ EQUITY	$(3,418)	$(3,418)

See notes to consolidated financial statements.

PANAMSAT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

	Year Ended December 31,
	2003	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$99,532	$(75,489)	$95,620
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	312,833	294,822	276,925
Deferred income taxes	14,722	(97,958)	(3,322)
Amortization of debt issuance costs and other deferred charges	9,731	14,079	19,565
Provision for uncollectible receivables	(1,632)	31,226	(2,724)
Loss on early extinguishment of debt	10,663	25,751	24,161
Loss on termination of sales-type leases	—	—	2,307
Facilities restructuring and severance costs	4,227	6,093	4,294
Reversal of sales-type lease liabilities	—	(3,727)	(4,303)
Gain on undesignated interest rate swap	—	—	(6,611)
Satellite impairment loss	—	99,946	—
Effect of Galaxy 10R XIPS anomaly	—	9,090	—
Gain on sale of teleport	—	(11,113)	—
Gain on insurance claim	—	(9,090)	—
Gain on disposal of fixed assets	—	(1,332)	—
Other non-cash items	2,756	(2,567)	(1,919)
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	22,858	25,770	26,497
Operating lease and other receivables	(19,949)	760	2,119
Prepaid expenses and other assets	21,946	(108)	2,187
Accounts payable and accrued liabilities	(12,342)	(17,061)	(18,773)
Deferred gains and revenues	7,159	4,182	(2,104)

NET CASH PROVIDED BY OPERATING ACTIVITIES	472,504	293,274	413,919

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(103,205)	(177,130)	(207,845)
Net sales of short-term investments	21,318	374,097	—
Insurance proceeds from satellite recoveries	102,649	362,230	—
Proceeds from sale of teleport	—	14,370	3,161
Proceeds from satellite manufacturer	69,500	1,264	—
Acquisitions, net of cash acquired	(20,151)	(549)	(42,511)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	70,111	574,282	(247,195)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	—	3,512,615	—
Repayments of long-term debt	(850,000)	(1,604,615)	(676,000)
Dividends to stockholder	—	—	(101,792)
Capital contribution by parent	—	—	658,350
Capitalized transaction and debt issuance costs	(1,456)	(151,114)	(598)
New incentive obligations	5,642	20,824	4,662
Repayments of incentive obligations	(11,781)	(12,645)	(12,429)
Repurchase of common stock	—	(2,783,799)	—
Funding of capital expenditures by customer	—	—	47,375
Capital contributed by affiliate	—	9,200	—
Other equity related transactions	2,328	3,566	—

NET CASH USED IN FINANCING ACTIVITIES	(855,267)	(1,005,968)	(80,432)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	374	932	1,046

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(312,278)	(137,480)	87,338
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	488,365	176,087	38,607

CASH AND CASH EQUIVALENTS, END OF PERIOD	$176,087	$38,607	$125,945

See notes to consolidated financial statements.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation, Formation and Description of Business

Basis of Presentation

These consolidated financial statements reflect the financial statements of PanAmSat Corporation and its subsidiaries on a consolidated basis. Within these consolidated financial statements, PanAmSat Corporation and its subsidiaries are referred to as “PanAmSat”, “we”, “us” and “our”. The term “Holdco” refers to our parent company, PanAmSat Holding Corporation.

On August 20, 2004, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, The Carlyle Group, or Carlyle, and Providence Equity Partners, Inc., or Providence, completed a series of transactions resulting in an entity affiliated with KKR owning approximately 44% of our outstanding common stock and entities affiliated with Carlyle and Providence each owning approximately 27% of our common stock, with the remainder held by certain members of management and our board of directors. We collectively refer to KKR, Carlyle and Providence as the “Sponsors” in these consolidated financial statements. We refer to the August 20, 2004 series of transactions through which the Sponsors acquired and recapitalized PanAmSat as the “Recapitalization”.

On September 22, 2004, Holdco was formed by the then existing stockholders of PanAmSat. On October 8, 2004, all of our outstanding common stock held by our then existing stockholders was contributed to Holdco in exchange for an equal number of shares of Holdco common stock, par value $.01 per share (“the Contribution”). As a result of and immediately following that Contribution, our then existing stockholders owned Holdco in equal proportion to their prior ownership interest in us, and we became a wholly-owned subsidiary of Holdco.

The Contribution of PanAmSat to Holdco was accounted for as a recapitalization because neither a change in control nor a business combination occurred and Holdco was not a substantive operating entity. Accordingly, there was no change in the basis of the assets and liabilities of PanAmSat. Therefore, all operations of PanAmSat prior to the Contribution to Holdco are reflected herein at their historical amounts.

Formation

Effective May 16, 1997, PanAmSat International Systems, Inc. (then operating under its previous name, PanAmSat Corporation) and the Galaxy Satellite Services division of Hughes Communications, Inc. (a wholly-owned subsidiary of General Motors Corporation, or GM), were merged (the “1997 Merger”). The merged company was renamed PanAmSat Corporation. The DIRECTV Group (formerly Hughes Electronics Corporation) indirectly owned approximately 80.4% of our then outstanding common stock.

On April 9, 2003, GM, The DIRECTV Group and News Corporation Limited, or News Corporation, announced the signing of definitive agreements that provided for, among other things, the split-off of The DIRECTV Group from GM and the indirect acquisition by News Corporation of approximately 34% of the outstanding capital stock of The DIRECTV Group, or News Corporation Transactions. These transactions were consummated on December 22, 2003. Upon completion of these transactions, News Corporation transferred its interest in The DIRECTV Group to its 82% owned subsidiary, Fox Entertainment Group, Inc., or Fox Entertainment.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On April 20, 2004, we entered into a definitive transaction agreement with The DIRECTV Group, Inc., or The DIRECTV Group, PAS Merger Sub, Inc., or Merger Sub, a wholly-owned subsidiary of The DIRECTV Group, and Constellation, LLC, or Constellation, an affiliate of KKR, for the merger of PanAmSat with Merger Sub, or the Merger, and subsequent sale to Constellation. On May 17, 2004, Constellation assigned the right to purchase a portion of the shares of our common stock to limited liability companies affiliated with Carlyle, and Providence, who together with KKR and Carlyle, are referred to as the Sponsors. On August 12, 2004, The DIRECTV Group entered into a letter agreement with the Sponsors which amended certain terms of the transactions, including the purchase price paid to The DIRECTV Group. The Merger, the purchase transactions, the related financing transactions and the related contractual arrangements entered into with The DIRECTV Group described below are referred to collectively as the “Recapitalization.”

Pursuant to the terms of the transaction agreement, on August 18, 2004, Merger Sub merged with and into us, with PanAmSat as the surviving entity. As of the effective time of the Merger, holders of shares of our common stock (other than The DIRECTV Group and members of management who agreed not to have certain of their equity interests cashed out in the Merger) had no further ownership interest in us. Instead, such holders of our common stock received $23.50 in cash per share of its common stock. The $23.50 per share paid to certain holders of its common stock was $8.17 per share after giving effect to the approximately 4.37 to 1 stock split effected on August 20, 2004 and the 1 for approximately 1.52 reverse stock split effected on March 1, 2005.

On August 20, 2004, as part of the Recapitalization, a portion of the shares of our common stock beneficially owned by The DIRECTV Group was repurchased by us at a purchase price of $21.84 in cash per share. Following the repurchase, The DIRECTV Group sold all of its remaining shares of our common stock to the Sponsors at a purchase price of $21.84 in cash per share (on an unadjusted basis). Following that sale, The DIRECTV Group and News Corporation, were no longer related parties of ours. (See Note 4 “PanAmSat Merger, Subsequent Sale and Related Transactions”).

As a result of and immediately following the Recapitalization, entities affiliated with KKR owned approximately 44% of PanAmSat’s common stock, entities affiliated with Carlyle and Providence each owned approximately 27% of PanAmSat’s common stock and certain executive officers and directors had beneficial ownership of the remainder of PanAmSat’s common stock.

On September 22, 2004, Holdco was formed by the then existing stockholders of PanAmSat. Holdco does not have, apart from its ownership of PanAmSat, any independent operations. On October 8, 2004, all of our outstanding common stock held by our then existing stockholders was contributed to Holdco in exchange for an equal number of shares of Holdco common stock, par value $0.01 per share. In addition, options and other equity rights for our common stock were converted to similar rights for Holdco common stock. As a result of, and immediately following, that Contribution, our then existing stockholders owned Holdco in equal proportion to their prior ownership interest in us, and we became a wholly-owned subsidiary of Holdco.

On March 22, 2005, Holdco consummated an initial public offering of 50 million shares of its common stock at $18 per share and used the net proceeds to make a capital contribution to us of approximately $658.4 million and to pay a $200 million dividend to its then pre-existing stockholders. We used this capital contribution to repay approximately $265.0 million of the

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

borrowings under our Term Loan A Facility and on April 1, 2005, we redeemed $353.5 million, or 35%, of our 9% senior notes and paid a redemption premium of $31.8 million to holders of those notes. In connection with and contingent upon Holdco’s initial public offering, our senior secured credit facilities were amended (See Note 10 “Long-term Debt”).

Description of the Business

We are a leading global provider of video, corporate, Internet, voice and government communications services with a large and modern fleet of 23 satellites currently in-orbit. We lease transponder capacity to our customers on our satellites, which we own and operate, and deliver entertainment and information to cable television systems, television broadcasters, direct-to-home, or DTH, television operators, Internet service providers, or ISPs, telecommunications companies, governments and other corporations. We also provide satellite services and related technical support for live transmissions for news and special events coverage. In addition, we provide satellite services to telecommunications carriers, corporations and ISPs for the provision of satellite-based communications networks, including private corporate networks employing very small aperture antennas and international access to the U.S. Internet backbone and we provide various consulting and technical services to third parties.

With 23 satellites currently in orbit, including three in-orbit backup satellites, we have one of the world’s largest commercial geostationary earth orbit, or GEO, satellite networks, capable of reaching over 98% of the world’s population. We are one of only a few companies worldwide capable of servicing a global footprint through an owned fleet of satellites. We have one of the most sophisticated ground infrastructure networks available to support the needs of our customers. We have seven technical facilities in the U.S., which provide transmission, monitoring and control services for operating their fleet and transmission and other services for their customers. We lease such services outside of the United States to support the remainder of their worldwide satellite fleet.

2. Significant Accounting Policies

Principles of Consolidation—The consolidated financial statements include our accounts and those of our subsidiaries. All significant inter-company balances and transactions have been eliminated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.

Revenue Recognition—We enter into contracts to provide satellite capacity and related services. Revenues are generated from outright sale, sales-type lease and operating lease contracts with customers to provide satellite transponders and transponder capacity and, in certain cases, earth station and teleport facilities, for periods typically ranging from one year to the life of the satellite. Almost all contracts stipulate payment terms in U.S. dollars.

Pursuant to an outright sale contract, all rights and title to a transponder are purchased. In connection with an outright sale, we recognize the sale amount as revenue and the cost basis of the transponder is charged to cost of outright sales and sales-type leases.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Lease contracts qualifying for capital lease treatment (typically based, among other factors, on the term of the lease) are accounted for as sales-type leases. For sales-type lease transactions, we recognize as revenue the net present value of the future minimum lease payments. The cost basis of the transponder is charged to cost of outright sales and sales-type leases. During the life of the lease, we recognize as revenue in each respective period, that portion of each periodic lease payment deemed to be attributable to interest income. The balance of each periodic lease payment, representing principal repayment, is recognized as a reduction of the net investment in sales-type leases. Interest income from sales-type leases of approximately $17.0 million, $15.9 million and $13.9 million is included in sales-type lease revenues for the years ended December 31, 2003, 2004 and 2005, respectively.

Lease contracts that do not qualify as sales-type leases are accounted for as operating leases. Operating lease revenues are generally recognized on a straight-line basis over the lease term unless collectibility is not reasonably assured (refer to “Accounts Receivable” below). Differences between operating lease payments received and revenues recognized are deferred as, or amortized from, operating lease receivables. Revenues for occasional services are recognized as services are performed. We have certain obligations, including providing spare or substitute capacity if available, in the event of satellite service failure under certain long-term agreements. If no spare or substitute capacity is available, the agreements may be terminated. Except for certain deposits, we are not obligated to refund operating lease payments previously made.

We earn revenues for various types of consulting and technical services. Those revenues which relate to the provision of consulting services by employee specialists are typically recognized on a monthly basis as those services are performed. Consulting services which call for services with specific deliverables, such as Transfer Orbit Support Services or training programs, are typically recognized upon the completion of those services. Revenues under certain construction program management programs which extend beyond one year are recognized utilizing the percentage-of-completion method of accounting. Revenues from the provision of market research materials are recognized on a monthly basis as those services are performed.

Sales-type lease agreements and contracts for the sale of transponders typically include a telemetry, tracking and control (“TT&C”) service agreement with the customer, which require the customer to pay monthly service fees which are recognized and billable as the services are performed. We also earn revenues for TT&C services in relation to our operating lease agreements with customers. Fees for such services are either included in the customer’s monthly lease payment or billed separately.

We also record revenues related to equipment sales to customers. These equipment sales represent equipment purchased, constructed or developed on behalf of our customers. We recognize revenue related to these equipment sales upon the transfer to the customer of title to the equipment.

During 2003, we entered into a long-term construction arrangement with a customer to construct an L-Band navigational payload on our Galaxy 1R replacement satellite (Galaxy 15). We recognize revenue utilizing the percentage-of-completion accounting method for such long-term construction contracts, which extend beyond one year. Revenue in relation to these

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

contracts is recognized based upon the completion of pre-established milestones. The costs incurred to meet these milestones are recognized upon the completion of each milestone.

Fair Value of Financial Instruments—The carrying amounts of cash, accounts receivable, short-term investments, accounts payable and accrued liabilities approximate their fair values generally due to the short maturity of these items. The carrying amount of the net investment in sales-type leases approximates fair value based on the interest rates implicit in the leases. The fair value of our long-term debt was determined based on quoted market prices or on current rates available to us for debt with similar maturities and similar terms (See Note 10 “Long-Term Debt”).

Derivative Instruments and Hedging Activities—We account for derivative instruments under Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended and interpreted (SFAS 133). SFAS 133 requires all derivatives to be recorded on the balance sheet at fair value. SFAS 133 also establishes rules for hedging instruments which, depending on the nature of the hedge, require that changes in the fair value of the derivatives either be offset against the change in fair value of assets or liabilities through earnings, or be recognized in other comprehensive income until the hedged item is recognized in earnings. We use derivative financial instruments, including interest rate swaps to manage market risks. (See Note 10 “Long-Term Debt” and Note 11 “Interest Rate Swap Agreements”).

At December 31, 1997, in connection with debt refinancing activities at that time, we entered into certain U.S. Treasury rate lock contracts to reduce our exposure to fluctuations in interest rates. The aggregate nominal value of these contracts was $375.0 million and these contracts were accounted for as hedges because they were applied to a specific refinancing plan that was consummated shortly after December 31, 1997. The cost to unwind these instruments in 1998 was $9.1 million. As of December 31, 2005, $4.3 million of these costs and the related accumulated amortization of $2.5 million are recorded within deferred charges and other assets within our consolidated balance sheet and are being amortized to interest expense on a straight-line basis over the terms of the related debt securities.

Concentration of Credit Risk—We provide satellite transponders and related services and extend credit to a large number of customers in the commercial satellite communications market. Management monitors the exposure to credit losses and maintains allowances for anticipated losses that are charged to selling, general and administrative expenses and allowances for customer credits that are charged against revenues (see “Accounts Receivable” below). Revenues derived from affiliates of The DIRECTV Group comprised approximately 16%, 15% and 16%, respectively, of total revenues for the years ended December 31, 2003, 2004 and 2005. Revenues derived from affiliates of News Corporation comprised approximately 11%, 11% and 12%, respectively, of total revenues for the years ended December 31, 2003, 2004 and 2005. No other customers provided us with revenues in excess of 10% of total revenues during each of these periods.

Cash and Cash Equivalents—Cash and cash equivalents consists of cash on hand and highly liquid investments with maturities at date of acquisition of three months or less.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Supplemental cash flow information for 2003, 2004 and 2005 is as follows (in thousands):

	Year Ended December 31,
	2003	2004	2005
Cash received from interest	$13,603	$7,640	$3,458

Cash paid for interest	$158,723	$166,951	$255,113

Cash paid for taxes	$4,846	$5,498	$8,676

Cash received from tax refunds	$13,042	$804	$77

Short-Term Investments—Prior to December 31, 2004, our short-term investments consisted primarily of commercial paper and auction rate securities representing funds available for current operations. In accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” we classified these short-term investments as available-for-sale. These securities were carried at estimated fair market value. The aggregate unrealized gains and losses related to these investments, net of taxes, were reflected as a part of other comprehensive income within stockholders’ equity.

In 2004, we reclassified investments in auction rate certificates held prior to December 31, 2004 from cash and cash equivalents to short-term investments on the consolidated balance sheet. The reclassification was effected because the certificates had stated maturities beyond three months. The amount of the investments in auction rate certificates as of December 31, 2001, 2002 and 2003 was $17.0 million, $295.6 million, and $335.2 million, respectively. We did not hold any auction rate certificates at December 31, 2004 and 2005. The reclassification resulted in changes in the consolidated statements of cash flows for the affected periods within the net sales (purchases) of short-term investments and the cash and cash equivalents balances.

Accounts Receivable—Accounts receivable include amounts earned under our contractual agreements with customers and occasional services which are billable as performed. An allowance for doubtful accounts is maintained in the amount of approximately $4.1 million and $3.8 million at December 31, 2004 and 2005, respectively. If collectibility of the receivable is not reasonably assured at the time services are performed, we do not initially record the revenue, but rather record an allowance for customer credits to offset the receivable. If there is a change in the customer’s financial status or the receivable is collected, revenue is recorded at that time. During the year ended December 31, 2004, we recorded $5.2 million of net customer credits and approximately $14.4 million of the allowance for customer credits was written-off in connection with contractual arrangements that were entered into in relation to the Recapitalization. (See Note 4 “PanAmSat Merger, Subsequent Sale and Related Transactions”). During the year ended December 31, 2005, we recorded a reduction of $6.3 million of net customer credits. The total allowance for customer credits was $8.9 million and $2.6 million as of December 31, 2004 and 2005, respectively.

Satellites and Other Property and Equipment—Satellites and other property and equipment are stated at historical cost, or in the case of certain satellites acquired, the fair value at the date of acquisition. The capitalized cost of satellites includes all construction costs, incentive obligations, launch costs, launch insurance, and capitalized interest. Substantially all other property and equipment consists of our teleport facilities.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets as follows:

Estimated Lives (Years)
Satellites in service	12-15
Communications equipment	3-15
General support equipment	5-10
Buildings	25
Leasehold improvements	3-12

The initial estimated useful lives of our satellites are based upon the lower of the satellite’s design life or the estimated life of the satellite as determined by an engineering analysis performed during initial in-orbit testing. As the telecommunications industry is subject to rapid technological change and our satellites have been subject to certain health related anomalies, we may be required to revise the estimated useful lives of our satellites and communications equipment or to adjust their carrying amounts. Accordingly, the estimated useful lives of our satellites are periodically reviewed using current engineering data. If a significant change in the estimated useful lives of our satellites is identified, we account for the effects of such changes on depreciation expense on a prospective basis. Reductions in the estimated useful lives of our satellites would result in additional depreciation expense in future periods. If the reduction in the estimated useful life of a satellite results in undiscounted future cash flows for the satellite, which are less than the carrying value of the satellite and other associated costs grouped together, an impairment charge would be recorded to reduce the carrying value of the satellite to its fair value. (See Note 9 “Satellite Technology”.)

Deferred Charges and Other Assets—net—Our Deferred Charges and Other Assets are summarized as follows (in millions):

	December 31,
	2004	2005
Long-Term Receivables—net	$102.0	$69.8
Customer Incentive Programs—net	25.4	25.8
Debt Issuance Costs—net	131.9	91.2
Other Assets—net	13.0	13.4
Prepaid Expenses	2.0	0.6
Investments	45.6	123.3
Interest Rate Swap Asset	—	3.9

Total Deferred Charges and Other Assets	$319.9	$328.0

Long-Term Receivables—net—Our long-term receivables primarily represent long-term receivables due from The DIRECTV Group of approximately $40 million in relation to tax indemnification agreements entered into in connection with the Recapitalization (see Note 4 “PanAmSat Merger, Subsequent Sale and Related Transactions”), receivables with payment terms extending beyond one year and receivables from operating leases with escalating payment terms that are recognized on a straight-line basis into revenue over the lease term. Differences between operating lease payments received and revenues recognized are deferred as, or amortized from, operating lease receivables. These long-term receivables are net of an allowance for doubtful accounts of approximately $0.6 million and $0.2 million as of December 31, 2004 and 2005, respectively.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Customer Incentive Programs—net—Deferred charges related to customer incentive programs are amortized against revenue over the terms of the respective customer contracts. Deferred charges related to customer contracts were $34.7 million and $37.8 million at December 31, 2004 and 2005, respectively. These costs primarily represent the cost of antennas provided to cable operators without charge pursuant to certain customer contractual arrangements as well as certain other contractual costs incurred by us in order to secure customer leases. These costs are being amortized against the related revenue recorded pursuant to the terms of the contracts and the accumulated amortization at December 31, 2004 and 2005 amounted to $9.3 million and $12.0 million, respectively.

Debt Issuance Costs—net—Debt issuance costs of $141.5 million and $115.6 million as of December 31, 2004 and 2005, respectively, represent costs incurred by us to secure debt financing. These costs are being amortized to interest expense on a straight-line basis over the life of the related indebtedness. Accumulated amortization related to these debt issuance costs at December 31, 2004 and 2005 amounted to $9.6 million and $24.4 million, respectively. Debt issuance costs capitalized in 2004 and 2005 were $142.3 million and $0.6 million, respectively. Included in interest expense during 2004 and 2005 were approximately $25.8 million and $24.2 million, respectively, associated with the write-offs of unamortized debt issuance costs as a result of debt prepayments made in 2004 and 2005 (See Note 10 “Long-term Debt”).

Other Assets—net—Other assets-net consists of prepayments of equipment installations at the facilities of third parties that provide TT&C services to us under long-term service agreements, as well as identifiable intangible assets and other miscellaneous deferred charges and other assets. The prepaid installation costs are necessary for third parties to provide services to us over the term of the related services agreement. These prepaid costs are amortized on a straight-line basis over the respective contract periods. Also included in other assets-net are deposits held in escrow for certain customer contracts, acquired customer lists, Indefeasible Rights of Use Agreements, or IRUs, and an orbital slot with an indefinite life acquired in the August 205 Europe* Star transaction. (See Note 13 “Acquisitions”.) Our Other Assets—net are summarized as follows (in millions):

	December 31, 2004			December 31, 2005
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Prepaid installation costs	$14.4	$7.0	$7.4	$15.0	$8.7	$6.3
Deposits in escrow for customer contracts	2.8	—	2.8	2.9	—	2.9
Acquired customer lists(1)	2.5	1.3	1.2	2.5	2.3	0.2
Indefeasible Right of Use Agreements(1)	1.6	—	1.6	1.6	0.2	1.4
Orbital slot(1)	—	—	—	2.6	—	2.6

Total	$21.3	$8.3	$13.0	$24.6	$11.2	$13.4

(1)	See “Identifiable Intangible Assets” below.

Prepaid Insurance—We amortize prepaid insurance costs to expense over the terms of the respective insurance policies.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investments—We have investments in certain equity securities, which represent less than a 10% ownership interest. These investments are accounted for by us under the cost method and are carried at the lower of cost or market. The carrying value of our cost method investments was $3.7 million at December 31, 2004 and $4.0 million at December 31, 2005. In addition, we have investments in Horizons-1 and Horizons-2, our joint ventures with JSAT International, Inc., which we account for under the equity method. The carrying value of our investment in Horizons-1 at December 31, 2004 was $41.9 million. The carrying value of our investments in Horizons-1 and Horizons-2 at December 31, 2005 were $39.2 million and $80.0 million, respectively. (See Note 17. “Commitments and Contingencies—Satellite Construction and Launch Commitments”.) We recorded our portion of the losses on Horizons-1 of approximately $0.1 million within selling, general and administrative expenses in our 2004 consolidated statement of operations and our portion of the net income of Horizons-1 and Horizons-2 of approximately $0.2 million within selling, general and administrative expenses in our 2005 consolidated statement of operations.

Goodwill—Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) requires among other things, that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested for impairment annually or when a change in circumstances occurs. Any impairment charges resulting from an annual impairment test would be recorded in operating results. We have determined that, for such impairment testing, we have only two reporting units, our FSS Operating segment and our Government Services operating segment and we have established the fourth quarter of each year as the timeframe for annual impairment assessment.

SFAS 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill. In conjunction with our annual goodwill impairment assessment in the fourth quarter of 2005, we utilized a combined discounted cash flow and market approach in our assessment of the fair value of our FSS and G2 Operating Segments. Our assessment resulted in a fair value for the reporting units which exceeded the carrying value of their net assets and, as such, no impairment charge was required in 2003, 2004 or 2005. As of both December 31, 2004 and 2005, we had goodwill of approximately $2.244 billion.

Identifiable Intangible Assets—Our identifiable intangible assets include customer lists, IRUs and an orbital slot. We amortize our customer lists and IRUs using the straight-line method over their estimated useful lives ranging from 6 to 36 months and approximately 16 years, respectively. Amortization expense for identifiable intangible assets was $1.1 million and $1.2 million for 2004 and 2005, respectively. The estimated amortization expense related to our identifiable intangible assets will be $0.3 million in 2006 and $0.1 million for each of the years from 2007 through 2010. Our orbital slot was determined to have an indefinite life and therefore is not amortized (See “Deferred Charges and Other Assets—net” above).

Evaluation of Long-Lived Assets—We evaluate potential impairment loss relating to long-lived assets, including satellites, annually or when a change in circumstances occurs, by assessing whether the unamortized carrying amount can be recovered over the remaining life through undiscounted future expected cash flows generated by the underlying assets (excluding interest payments). If the undiscounted future cash flows are less than the carrying value of the asset or group of assets, an impairment charge would be recorded to write down the asset to its

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

estimated fair value. We assess the recoverability of certain of our deferred charges and other assets by comparing the remaining net book value of the deferred charges and other assets at each period end with the expected future undiscounted cash flows to be generated pursuant to the customer contract that gave rise to the deferred charges. The recoverability analysis is performed for each individual deferred charge and the undiscounted cash flows are the cash flows associated with the specific customer contract that gave rise to the deferred charges. The undiscounted cash flows, as determined within the specific contractual arrangement with that customer, would be utilized to assess the recoverability of the deferred charge. The impairment charge, if appropriate, would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved.

We also assess the recoverability of our long-lived assets pursuant to paragraph 10 of Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). The costs of specific satellites are grouped together with other associated assets when assessing recoverability. Periodically and when a change in circumstances occurs, this group of assets is compared with the expected future undiscounted cash flows to be generated by us from the related satellite. Any excess of the net book value for this group of assets over the expected future undiscounted cash flows of the related satellite would result in an impairment charge that would be recorded within our consolidated statement of operations in the period the determination is made. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved.

In the event a portion of a satellite was rendered inoperative and/or incapable of performing its intended function, we would apply SFAS 144 in the determination of whether an impairment loss had occurred. If an impairment loss were indicated, such amount would be recognized in the period of occurrence, net of any insurance proceeds to be received so long as such amounts are determinable and receipt is probable. If no impairment loss was indicated in accordance with SFAS 144 and we received insurance proceeds, the proceeds would offset the carrying value of the satellite. In the event that the insurance proceeds received exceeded the carrying value of the satellite, the excess of the proceeds over the carrying value of the satellite would be recognized in the consolidated statement of operations.

Deferred Revenues, Credits and Other—We enter into agreements with our customers under which they make prepayments for services to be rendered over a specific period. Payments received are deferred and amortized over the periods of performance. Deposits we have received from customers are deferred and are recognized as revenue in the last month of the customer’s contractual service period or applied against amounts owed by the customer for services provided. Also included in this account category are satellite performance incentive obligations, reserves for tax contingencies (the majority of which are indemnified by The DIRECTV Group—See “Income Taxes” below) and deferred compensation liabilities.

Transponder Insurance—We accrue an obligation for the present value of estimated in-orbit performance insurance costs on transponder sales, sales-type leases and other agreements with performance warranty provisions, concurrently with the recognition of the related revenue. We also purchase insurance for certain of our owned satellites for all or some

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

portion of the satellite’s book value (See Note 17 “Commitments and Contingencies—Satellite Insurance”). Premiums paid relative to such insurance are amortized to expense over the insurance policy terms, which are typically one to five years.

Other Comprehensive Income (Loss)—Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are included in other comprehensive income (loss) but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax. Our other comprehensive income (loss) is composed of unrealized gains and losses on available-for-sale securities, unrealized losses on our cash flow hedges, and foreign currency translation adjustments.

Foreign Currency Translation—Assets and liabilities of our foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. Adjustments resulting from financial statement translations are included as a component of stockholders’ equity. Gains and losses resulting from foreign currency transactions are recorded within the consolidated statement of operations when recognized.

Income Taxes—The provision for income taxes is based upon reported income before income taxes. Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax rates. (See Note 12 “Income Taxes”).

Beginning on May 1, 1998 through December 22, 2003, we and our subsidiaries joined with The DIRECTV Group and GM in filing a consolidated U.S. Federal income tax return. On December 22, 2003, The DIRECTV Group split-off from GM and as a result The DIRECTV Group no longer files a U.S. federal income tax return with GM. Up to the date of the Transactions (See Note 4 “PanAmSat Merger, Subsequent Sale and Related Transactions”), under the tax sharing agreements with The DIRECTV Group, the portion of The DIRECTV Group’s consolidated tax amounts recorded by us was generally equivalent to the amounts we would have incurred on a separate return basis. In accordance with such agreements, we provided for current and deferred income taxes as if we were the common parent of an affiliated group that is not included in the consolidated federal income tax return that includes The DIRECTV Group. As of the date of the Recapitalization, PanAmSat is no longer part of The DIRECTV Group and no longer files tax returns on that basis.

During 2004 subsequent to the Recapitalization, we incurred net operating losses for tax purposes. These net operating losses were primarily the result of transaction costs incurred in connection with the Recapitalization, accelerated depreciation on our satellites currently in-orbit, the extraterritorial income exclusion (“ETI”) related to certain of our satellites and interest expense deductions. Management does not believe a valuation allowance against the resulting deferred tax asset is necessary as of December 31, 2005.

Concurrently with the execution of the transaction agreement in April 2004, we entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

agreements among ourselves, The DIRECTV Group and certain of its affiliates. We and The DIRECTV Group have agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and ourselves before the acquisition. In addition, we and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the PanAmSat Recapitalization.

Pursuant to the tax separation agreement, The DIRECTV Group has agreed to indemnify us for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from us regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes we are required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify us for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the PanAmSat Recapitalization in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, our tax exposure after indemnification related to these periods is capped at $15.0 million.

The tax separation agreement with DIRECTV was effective from the day of the closing of the Transactions until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relate.

PanAmSat was deconsolidated from The DIRECTV Group consolidated tax group upon consummation of the Recapitalization. As a result of the deconsolidation, during the third quarter of 2004, our net operating losses and foreign tax credits (net of valuation allowances) were eliminated and the tax basis in our satellites was increased resulting in a substantial net decrease to our net deferred tax liabilities. Also, our tax basis in our satellites was increased through a taxable transfer of our satellites to newly formed operating companies prior to the Recapitalization. The total net decrease in our deferred tax liabilities resulting from the Recapitalization was approximately $315.7 million.

At December 31, 2004 and 2005, our balance sheet includes a deferred tax asset in the amount of $87.5 million and $88.0 million, respectively, attributable to the future benefit from the utilization of certain net operating tax loss carryforwards generated subsequent to the Recapitalization and alternative minimum tax credits.

Our income tax provision, prior to and including 2005, includes estimates of potential tax expense for the possible reduction upon the Internal Revenue Service (“IRS”) audit of the tax benefits we derived from a deduction for the ETI and its predecessor regime (the Foreign Sales Corporation) as well as for the potential tax expense that may arise from an adverse outcome from our foreign tax withholding issues. For all years prior to and including 2005, we have assessed our minimum and maximum exposure for federal tax issues, including Foreign Sales Corporation and ETI issues, as well as foreign tax withholding issues, and have provided taxes in the amount of our estimated exposure.

Various foreign governments have asserted that we are subject to income withholding taxes on the revenue derived from broadcasters who are outside their territory, broadcast into their territory and remit payments directly to us in the United States. We have vigorously

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

contested these assertions under all applicable U.S. and foreign tax laws. We provided additional taxes in 2004 and 2005 that affected our effective tax rate. We consider our accruals adequate for any exposure we may have for potential income withholding taxes on this broadcaster revenue. If we are unsuccessful in our defense of any such claims, we could be exposed to a substantial cash payment liability (See Note 17 “Commitments and Contingencies—Foreign Withholding Taxes”).

Business Segment and Geographic Information—We have organized our business into two operating segments based upon the types of customers served, services provided and economic characteristics of each segment. Our operating segments are our Fixed Satellite Services segment (“FSS”) and our Government Services segment (“G2 Satellite Solutions” or “G2”) (See Note 18 “Operating Segments”).

Substantially all of our operating facilities are located in the United States. The geographic distribution of our revenues for the years ended December 31, 2003, 2004 and 2005 is as follows:

	Year Ended December 31,
Region	2003	2004	2005
United States	44%	44%	48%
Latin America	19	17	17
Asia	15	13	10
Africa	9	10	10
Other	13	16	15

Total	100%	100%	100%

Revenue By Service Type—For the years ended December 31, 2003, 2004 and 2005, our revenues were $831.0 million, $827.1 million and $861.0 million, respectively. Our revenues were derived from the following service areas:

	Year Ended December 31,
Services	2003	2004	2005
Video services	64%	62%	63%
Network services	26	26	24
Government services	9	10	10
Consulting/Technical services	1	2	3

Total	100%	100%	100%

Stock-Based Compensation—Effective January 1, 2003, we adopted the fair value recognition provision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation,” (SFAS 123) prospectively, to all employee awards granted on or after January 1, 2003, pursuant to Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (SFAS 148). Therefore, we recorded compensation expense for employee stock options granted after December 31, 2002, but not in relation to previous awards granted. Awards granted prior to January 1, 2003 were accounted for in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). (See Note 15 “Retirement and Incentive Plans”, “Recent Accounting Pronouncements” below and Note 21 “Subsequent Events”.)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements—In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised), “Share Based Payment” (SFAS 123(R)), which requires that compensation costs relating to share-based payment transactions be recognized in the financial statements and includes implementation guidance on measuring the fair value of share-based payments. SFAS 123(R) replaces SFAS 123, and supersedes SFAS 148 and APB 25.

On March 29, 2005, the SEC released Staff Accounting Bulletin No. 107 (“SAB 107”). SAB 107 provides an interpretation of SFAS 123(R) and its interaction with certain SEC rules and regulations and provides the SEC’s views regarding the valuation of share-based payment arrangements for public companies. SAB 107 provides guidance with regard to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS 123(R), the modification of employee share options prior to adoption of SFAS 123(R) and disclosures in Management’s Discussion and Analysis subsequent to the adoption of SFAS 123(R). We have already adopted the fair value recognition provision of 123, effective January 1, 2003, on a prospective basis. We have determined that the adoption of SFAS 123(R) and SAB 107 as required on January 1, 2006 will not have a material impact on our consolidated financial statements. (See Note 21 “Subsequent Events”)

In May 2005, FASB issued SFAS No. 154 “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces Accounting Principles Bulletin (“APB”) Opinion No. 20 “Accounting Changes” and Financial Accounting Standards Board (“FASB”) Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements”. This Statement provides guidance on the accounting for and reporting of accounting changes and error corrections. It requires retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS 154 carries forward without change the guidance contained in APB No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 will not have a material impact on our consolidated financial statements.

In February 2006, FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”). SFAS 155 amends FASB Statements No. 133 and 140. This statement simplifies the accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. This statement also permits a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 will not have a material impact on our consolidated financial statements.

Reclassifications—Certain prior period amounts have been reclassified to conform with the current period’s presentation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. PanAmSat/Intelsat Merger

On August 29, 2005, Holdco and Intelsat, Ltd. (“Intelsat”) announced that the two companies had signed a definitive merger agreement (the “Intelsat Merger Agreement”) under which Intelsat will acquire Holdco and its sole subsidiary, PanAmSat, for $25 per share in cash, or $3.2 billion (the “Intelsat Merger”). Under the agreement, which was approved unanimously by the boards of directors of both companies, Intelsat will acquire all of Holdco’s outstanding common shares. Also in connection with the pending Intelsat Merger, our board of directors approved the adoption of a severance plan, on terms similar to our existing severance plan, and authorized a retention pool of up to $10 million for non-senior management employees.

On October 26, 2005, Holdco’s shareholders approved and adopted the Intelsat Merger Agreement. Also on October 26, 2005, Holdco received a request from the United States Department of Justice, or DOJ, for additional information and documentary materials in connection with the pending Intelsat Merger. The effect of this request is to extend the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), until 30 days after the parties have substantially complied with the request, unless that period is terminated earlier by the DOJ or extended voluntarily. On January 20, 2006, we were informed by the Committee on Foreign Investment in the United States (“CFIUS”) that CFIUS had reviewed a joint voluntary notice delivered to it by the parties to the Intelsat Merger Agreement relating to the merger, and had concluded that there were no issues of national security sufficient to warrant an investigation under Section 721 of the U.S. Defense Production Act of 1950, as amended (commonly referred to as “Exon-Florio”). Consummation of the Intelsat Merger remains subject to various conditions, including satisfaction of the HSR waiting period, receipt of Federal Communications Commission approvals, receipt of financing and other conditions. If the conditions to the Intelsat Merger are satisfied or waived (to the extent permitted by applicable law), we expect to consummate the Intelsat Merger in the second or third quarter of 2006.

4. PanAmSat Merger, Subsequent Sale and Related Transactions

On August 20, 2004, we completed the Recapitalization, as described above in Note 1. “Basis of Presentation, Formation and Description of Business”. As a result of and immediately following the Recapitalization, entities affiliated with KKR owned approximately 44% of our common stock, entities affiliated with Carlyle and Providence each owned approximately 27% of our common stock and certain executive officers and directors had beneficial ownership of the remainder of our common stock.

Immediately following the Recapitalization, each stock option issued and outstanding under our 1997 Long-Term Incentive Plan, whether or not then vested, was canceled and converted into the right to receive a payment from us (subject to any applicable withholding taxes) equal to the product of (a) the total number of shares of our common stock subject to such stock option and (b) the excess of $23.50 per share over the option exercise price for such stock option, payable in cash. Immediately before the effective time of the Merger, all restrictions on restricted shares and restricted stock units granted under our 1997 Long-Term Incentive Plan lapsed, and the unvested restricted shares and restricted stock units vested and were canceled and the holders of those securities received $23.50 per share (on an unadjusted basis), less applicable withholding taxes. Certain members of our management agreed not to have certain of their equity interests cashed out in the Merger; existing options, restricted shares and restricted stock units granted to such individuals remained outstanding as options and shares.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Recapitalization has been accounted for as a leveraged recapitalization, whereby the historical basis of our assets and liabilities has been maintained.

Also in connection with the Recapitalization, we (i) entered into senior secured credit facilities consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, of which $42.6 million was drawn; (ii) issued $1,010.0 million of our 9% senior notes due 2014 pursuant to Rule 144A under the Securities Act of 1933, as amended; (iii) terminated and repaid our old senior secured credit facility (the “Old Credit Facility”); (iv) completed a tender offer for substantially all of our $275.0 million 6.125% Notes due 2005 and our $800.0 million 8 1/2% Senior Notes due 2012; and (v) completed the redemption of our remaining 6.125% Notes due 2005 in October 2004 (See Note 10 “Long-term Debt”).

We incurred approximately $306.2 million of costs related to the Recapitalization, of which approximately $155.1 million have been expensed within Transaction-related costs in our consolidated statement of operations during the year ended December 31, 2004, with the remainder being capitalized to debt issuance costs and stockholders’ equity within our consolidated balance sheet. Transaction-related costs for the year ended December 31, 2004 consist of $138.4 million of costs related to our debt tender offers, $9.5 million of costs resulting from the cashing out of restricted stock units and stock options, $5.0 million of costs from transaction related bonuses paid to certain of our executives and $2.2 million of costs related to the proxy solicitation and other costs.

Concurrently with the execution of the transaction agreement, we entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates (See Note 2 “Significant Accounting Policies—Income taxes”).

Also in connection with the Recapitalization, we entered into new contractual arrangements with affiliates of The DIRECTV Group at rates, which we believe, approximate market rates. These contractual arrangements include the extension of transponder lease agreements with Hughes Network Systems, Inc., or HNS, the extension of The DIRECTV Group guarantees of our transponder lease agreements with DIRECTV Latin America LLC, or DTVLA, the purchase of additional transponder capacity for direct-to-home, or DTH, services in Latin America, and the extension of existing and the entering into of new telemetry, tracking and control, or TT&C, service agreements with DIRECTV Operations LLC. In addition, in connection with the Recapitalization, The DIRECTV Group paid us for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of News Corporation. Certain of the new contractual arrangements we entered into in connection with the Recapitalization increased our contracted backlog by approximately $687 million. Management believes that these guarantees and other contractual arrangements will substantially reduce credit risks associated with the two Latin American DTH platforms in our contracted backlog and protect us against the possible impact of future consolidation of those platforms.

Certain of our executives have change-in-control severance agreements, which provide for, among other things, the payment of severance and other benefits upon the termination of the executive without cause or for good reason within three years after a change in control of PanAmSat, as defined in their respective agreements. In addition, our Severance Pay Plan

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within two years following, a change-in-control (See Note 17 “Commitments and Contingencies—Change-in-Control Obligations”).

On August 20, 2004, in conjunction with the Recapitalization, our board of directors approved the retirement of the 275,440,151 shares of our common stock repurchased from affiliates of The DIRECTV Group and cancelled 84,749,865 shares of our common stock repurchased from other stockholders.

5. Dividend Policy

(See Note 21 “Subsequent Events”)

Our board of directors adopted a dividend policy that became effective upon the closing of Holdco’s initial public offering. Our dividend policy reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating expenses and working capital requirements, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to our sole stockholder, Holdco, for payment as a dividend to its stockholders. On March 21, 2005, our board of directors declared a dividend to Holdco of approximately $5.28 million, which was paid in April 2005. On June 20, 2005, our board of directors declared a dividend to Holdco in the amount of approximately $47.5 million, which was paid on July 14, 2005. On September 19, 2005, our board of directors declared a dividend to Holdco of approximately $47.5 million, which was paid on October 13, 2005. Also, in September 2005, we recorded a dividend of $1.0 million related to amounts funded to Holdco for the payment of certain expenses. On December 14, 2005, our board of directors declared a dividend to Holdco of approximately $47.5 million, which was paid on January 13, 2006. Also, in December 2005, we recorded dividends of $4.5 million related to amounts funded to Holdco for the payment of certain expenses, of which $0.5 million was paid in December, 2005.

6. Stock Split, Reverse Stock Split and Amended and Restated Certificate of Incorporation

In connection with the Recapitalization, on August 20, 2004, our board of directors effected an approximately 4.37 for 1 stock split of our common stock. On December 17, 2004, we amended and restated our certificate of incorporation to effect a 1 for 200,000 reverse stock split of our common stock. Unless otherwise indicated, all share and per share amounts, as well as the par value amount and additional paid in capital amount related to these shares within these condensed consolidated financial statements, have been restated for all periods presented to give retroactive effect to the stock split and the reverse stock split.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Operating Leases and Net Investment in Sales-type Leases

Future minimum lease payments due from customers under long-term operating leases on satellites in service and to be launched are as follows (in thousands):

December 31, 2005
2006	$735,347
2007	597,289
2008	500,192
2009	413,289
2010	383,010
2011 and thereafter	1,720,417

Total	$4,349,544

The components of the net investment in sales-type leases are as follows (in thousands):

	December 31,
	2004	2005
Total minimum lease payments	$191,987	$151,796
Less: unearned interest income	83,791	68,745
Less: allowance for doubtful accounts	8,430	5,878

Total net investment in sales-type leases	99,766	77,173
Less current portion	24,776	12,260

	$74,990	$64,913

Included in the unearned interest income balance as of December 31, 2004 and 2005 is approximately $34.9 million and $31.6 million of insurance proceeds, respectively, related to the Galaxy 4R and Galaxy 10R insurance claim settlements. We offset a portion of the proceeds from the Galaxy 4R and Galaxy 10R insurance settlements against the net investment in sales-type leases, which were insured. The reduction to the net investment in sales-type leases results in additional unearned interest income which will be recognized over the term of the lease agreement (See Note 17 “Commitments and Contingencies—Satellite Insurance”).

Future minimum payments due from customers under sales-type leases and related service agreements (primarily TT&C and in-orbit performance protection) as of December 31, 2005 are as follows (in thousands):

	Minimum Lease Payments	Service Agreement Payments
2006	$23,778	$820
2007	21,211	420
2008	20,041	420
2009	19,651	420
2010	16,162	420
2011 and thereafter	50,953	1,049

Total	$151,796	$3,549

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July of 2004, we terminated our transponder lease agreements with one of our customers due to non-payment of the customer’s obligations to us through June 30, 2004. As a result, in the second quarter of 2004, we recorded a pre-tax charge of approximately $29.6 million within selling, general and administrative expense in our consolidated statement of operations related to the write-off of current and long-term receivable balances due from this customer.

During year ended December 31, 2005 we reversed approximately $4.3 million of in-orbit insurance liabilities, representing previously recorded expenses for sales-type leases on our Galaxy 4R and Galaxy 10R satellites that are no longer insured. These insurance policies expired during 2005, were not replaced and, as a result, these satellites and their related assets are no longer insured.

In the first quarter of 2005 we recorded a loss of $2.3 million in relation to the amendment of a customer’s sales-type lease agreement, which resulted in a new operating lease agreement for that customer. As a result of this amendment, during the first quarter of 2005, we wrote off the remaining net investment in sales-type lease balance of $2.3 million related to this agreement.

Future cash payments expected from customers under all long-term contractual agreements (backlog) described above, including operating leases, sales-type leases and related service agreements, aggregated approximately $4.50 billion as of December 31, 2005. Future minimum lease payments due from customers related to satellites in service and satellites to be launched totaled approximately $3.03 billion and $1.47 billion, respectively. Included in the amounts above are 97 contracts representing total contracted backlog of $596.8 million, of which $225.8 million of contracted backlog may be terminated by the customers pursuant to certain contractual termination rights.

8. Satellites and Other Property and Equipment—Net

Our satellites and other property and equipment are summarized as follows (in thousands):

	December 31,
	2004	2005
Satellites in service	$2,760,711	$3,007,883
Satellite systems under development	357,346	336,743
Buildings and leasehold improvements	88,801	86,542
Machinery and equipment	308,112	316,385
Other	16,786	16,290

	3,531,756	3,763,843
Less: accumulated depreciation	1,576,092	1,814,283

	$1,955,664	$1,949,560

Satellite contracts typically require that we make progress payments during the period of the satellite’s construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction or refund if the satellite fails to meet specific technical operating standards. As of December 31, 2004 and 2005, we had $112.3 million and $111.4 million recorded in relation to satellite incentive obligations. During 2004, we wrote-off approximately $20.5 million of incentive obligations as a result of reductions

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in the economic lives of our Galaxy 10R, PAS-9 and PAS-1R satellites as described below. These write-offs were recorded against the net book value of the respective satellites. Annual maturities of these incentives as of December 31, 2005 are as follows (in thousands):

2006	$13,240
2007	13,361
2008	13,300
2009	12,828
2010	10,051
2011 and thereafter	48,572

Total	$111,352

The satellite construction contracts contain provisions that allow us to terminate the contracts with or without cause. If terminated without cause, we would forfeit our progress payments and be subject to termination payments that escalate with the passage of time. If terminated for cause, we would be entitled to recover any payments it made under the contracts and certain liquidated damages as specified in the contracts.

As a result of the termination of the Galaxy 8-iR satellite construction contract, we received $69.5 million from the satellite manufacturer in December 2003, which represents amounts previously paid to the manufacturer (of approximately $58.8 million), liquidated damages and interest owed to us under the construction agreement. In addition, we agreed with the Galaxy 8-iR launch vehicle provider to defer our use of the launch to a future satellite. We expect to use this launch for one of our satellites currently under construction.

We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of our launch contracts provides that we may terminate such contract at our option, subject to payment of a termination fee that increases in magnitude as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise the right to obtain a replacement launch within a specified period following our request for re-launch. See Note 17 “Commitments and Contingencies—Satellite Construction and Launch Commitments”.

9. Satellite Technology

PAS-6 Impairment Loss

On March 17, 2004, our PAS-6 satellite, an FS 1300 model satellite built by Space Systems/Loral, suffered an anomaly resulting in a loss of power. Following that event, we moved the satellite to a storage orbit while we evaluated the problem with the manufacturer. On April 1, 2004, this satellite experienced another anomaly and more significant loss of power. Neither of these losses was anticipated. We maintained communications with, and control of, this satellite and, as a result of the second anomaly, took the necessary steps to de-orbit it.

PAS-6 had previously been taken out of primary service and at the time of the anomaly was being used as a backup for another satellite, PAS-6B. Accordingly, these events did not affect service to any of our customers and did not affect our revenues in 2005. We do not plan to replace this satellite. As a result of the March 17, 2004 event, we recorded a non-cash

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

impairment charge within income from operations of approximately $99.9 million in the first quarter of 2004. This resulted in a non-cash charge to net income after taxes of approximately $63.3 million. PAS-6 was uninsured and we will not collect insurance proceeds as a result of these events. Further, as a result of this impairment, we no longer depreciate this asset.

BSS 601 HP XIPS

The BSS 601 HP satellite uses a Xenon-Ion Propulsion System (“XIPS”) as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, a single failure of a XIPS on a BSS 601 typically would have no effect on the satellite’s performance or its operating life. A failure of a second XIPS on a satellite would also have no impact on the performance of that satellite. However, such a failure would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

Certain of our BSS 601 HP satellites have experienced various problems associated with XIPS. We currently operate seven BSS 601 HP satellites. Three of our currently operated BSS 601 HP satellites have experienced failures of both XIPS.

The first of the currently operated satellites to experience failure of both primary and secondary XIPS was Galaxy 4R. This satellite is operating as designed on its backup bi-propellant propulsion system. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite’s estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 3.5 years from June 28, 2003, the date of the secondary XIPS failure. The C-band capacity of this and other satellites is backed up by in-orbit satellites with immediately available capacity. We believe that this problem will not affect revenues from the customers on this satellite or our total contracted backlog, as the satellite’s backup bi-propellant propulsion system has sufficient fuel to provide ample time to seamlessly transition customers to a new or replacement satellite. We have determined that the satellite’s net book value and our investments in sales-type leases on this satellite are fully recoverable.

We began accelerating depreciation on Galaxy 4R beginning in the third quarter of 2003 to coincide with the satellite’s revised estimated useful life. As a result, we recorded additional depreciation expense of $7.7 million during 2003. As of March 2004, following the final insurance settlement on this satellite, depreciation on Galaxy 4R has been approximately equal to the monthly depreciation on this satellite before the anomaly occurred. We expect to launch a replacement for Galaxy 4R in 2006.

The second satellite with failure of both primary and secondary XIPS is PAS-6B. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite’s estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 4.9 years from July 9, 2003, the date of the secondary XIPS failure. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite. As a result of this XIPS failure, during 2003 we reduced our total contracted backlog by

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

approximately $360.0 million. The insurance policy on this satellite had an exclusion for XIPS-related anomalies and, accordingly, this was not an insured loss.

We began accelerating depreciation on PAS-6B beginning in the third quarter of 2003 to coincide with the satellite’s revised estimated useful life. As a result, we recorded additional depreciation expense of $6.6 million during 2003. We expect to launch a replacement for PAS-6B in 2007.

The third satellite with failure of both primary and secondary XIPS is Galaxy 10R. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite’s estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 3.6 years from August 3, 2004, the date of the secondary XIPS failure. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite.

On August 31, 2004, we filed a proof of loss under the insurance policy for Galaxy 10R. During the fourth quarter of 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million.

As a result of this event, we recorded approximately $9.1 million of losses in the third quarter of 2004 related primarily to a customer warranty obligation payable at the satellite’s end of life and a non-cash write off of a portion of a sales-type lease receivable. These losses and warranty obligations are substantially covered by the Galaxy 10R insurance policies. In connection with the Galaxy 10R insurance settlement, a gain of approximately $9.1 million was recorded during the fourth quarter of 2004, offsetting the third quarter losses. The expected additional depreciation expense resulting from Galaxy 10R’s revised estimated useful life will be approximately $3.0 million per year. We expect to launch a replacement for Galaxy 10R in 2007.

Of our four remaining BSS 601 HP satellites, PAS-5 has a book value of $0 and is no longer in primary customer service. The other three continue to have XIPS available as their primary propulsion system. However, no assurance can be given that we will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur. For two of these three satellites, the available bi-propellant life ranges exceeded 5 years from December 31, 2005. The third satellite, Galaxy 13/Horizons 1, which was placed into service in January 2004, has available bi-propellant of approximately 10.9 years from December 31, 2005.

In December 2004, after reviewing the operating time to failure and other data from failed BSS 601 HP XIPS systems in our fleet and from similar systems owned by others, as reported to us by the manufacturer, we reduced our estimate of the end of useful life of one of our BSS 601 HP satellites, PAS-9, from 2015 to 2013. This resulted in an increase in our annual depreciation expense of $3.0 million beginning in the fourth quarter of 2004. This estimate is based on currently available data from satellite systems similar to PAS-9 and reflects our current expectations for these systems. We plan to replace this satellite prior to the end of its useful life. Because some of our customer contracts do not require their service to continue onto a replacement satellite, this reduction in our estimate of useful life resulted in a reduction in our contracted backlog of approximately $62.0 million as of December 31, 2004. We believe that the net book value of this satellite is fully recoverable. Along with the manufacturer, we continually monitor the performance of our satellites that use these systems and will, as warranted, reevaluate our expectations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

BSS 702 Solar Arrays

All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated and unpredictable degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

We currently operate three BSS 702 satellites, two of which are affected by accelerated solar array degradation. On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and we expect that both of these satellites will continue to serve these customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. Due to this continued degradation, based on a review of available data in December 2004, we reduced our estimate of the end of the useful life of Galaxy 11 from 2015 to 2009 and of PAS-1R from 2016 to 2010, which resulted in an increase in our annual depreciation expense of $22.6 million beginning in the fourth quarter of 2004. We plan to replace these satellites prior to the point at which the solar array degradation would affect operation of the core communications payload. This will accelerate capital expenditures planned for their replacement. Pursuant to our contracts with our customers, a substantial portion of our customer activity on these satellites will continue onto replacement satellites and the reduced estimate of their useful lives will not result in a material reduction in our contracted backlog. We believe that the net book values of these satellites are fully recoverable.

The third BSS 702 satellite we operate, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

SCP

Many of our satellites use an on-board secondary spacecraft control processor, or SCP, to provide advanced orientation control and fault protection functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure. Certain BSS 601 satellites, including our PAS-4 satellite, have experienced primary SCP failures and are operating on their backup SCPs. PAS-4 is operated as a backup satellite that also provides short-term services. We do not anticipate that a failure of the remaining SCP on PAS-4 will cause an interruption of our business or require replacement of a satellite. On January 15, 2006, our Galaxy 3R satellite, operating in an inclined orbit at 74 degrees WL, experienced an anomaly of its SCP and was taken out of service. This satellite had no net book value as of December 31, 2005 and this event is not expected to have a material impact on our future operations or financial results.

We currently operate three additional BSS 601 satellites. PAS-2 and PAS-3R are both in primary service and are in a group of satellites that has been identified as having heightened

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

susceptibility to the SCP problem. The risk of SCP failure appears to decline as these satellites age. PAS-2 and PAS-3R have been in continuous operation since 1994 and 1996, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we do not expect SCP failures to occur nor do we anticipate an interruption in business or to require early replacement of these satellites. HGS-3 is no longer in primary service and has a book value of less than $0.5 million.

10. Long-term Debt

(See Note 21 “Subsequent Events”)

As of December 31, 2004 and 2005, long-term debt consisted of the following (in thousands):

	2004		2005
	Book Value	Fair Market Value	Book Value	Fair Market Value
6 3/8% Notes due 2008	$150,000	$154,875	$150,000	$150,375
8 1/2% Notes due 2012	1,190	1,190	1,190	1,190
6 7/8% Notes due 2028	125,000	117,500	125,000	119,375
Transaction Related Financing:
Revolving Credit Facility	—	—	—	—
Term Loan A due 2009	674,310	670,938	355,910	357,690
Term Loan B/Term Loan B-1 due 2011	1,647,500	1,650,087	1,643,400	1,659,834
9% Senior Notes due 2014	1,010,000	1,126,150	656,500	689,325

	3,608,000	3,720,740	2,932,000	2,977,789
Less: current maturities	4,100	4,106	16,600	16,766

Total Long-Term Debt	$3,603,900	$3,716,634	$2,915,400	$2,961,023

Fair value amounts were determined based on quoted market prices for the Notes or on current rates available to us for debt with similar maturities and similar terms.

The agreements governing our senior secured credit facilities and 9% senior notes are the two contractual obligations of ours that significantly restrict our ability to pay dividends or otherwise transfer assets to Holdco. Payment of dividends is also subject to compliance with Delaware law.

In connection with the Recapitalization, we (i) entered into senior secured credit facilities consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, of which $42.6 million was drawn; (ii) issued $1,010.0 million of our 9% senior notes due 2014; (iii) terminated and repaid our Old Credit Facility; (iv) completed a tender offer for substantially all of our $275.0 million 6.125% Notes due 2005 and our $800.0 million 8 1/2% Senior Notes due 2012; and (v) completed the redemption of our remaining 6.125% Notes due 2005 in October 2004. In September 2004, we repaid the outstanding balance under our revolving credit facility.

In conjunction with the Recapitalization, in the third quarter of 2004, we wrote-off debt issuance costs and recorded a charge within interest expense of $15.1 million related to the prepayment of our pre-existing debt. Also in conjunction with the Recapitalization, we

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

capitalized approximately $142.3 million to debt issuance costs and approximately $8.8 million to equity. The debt issuance costs are classified on our balance sheet within Deferred Charges and Other Assets and will be amortized to interest expense over the terms of the related debt obligations.

With a portion of the proceeds from Holdco’s initial public offering, Holdco made a capital contribution to us of approximately $658.4 million, which we used to repay approximately $265.0 million of the borrowings under our Term Loan A Facility on March 22, 2005, redeem $353.5 million, or 35%, of our 9% senior notes and pay a redemption premium of $31.8 million to holders of these notes on April 1, 2005. We also repaid an additional $25.0 million of the Term Loan A facility with cash on hand on March 22, 2005. On June 17, 2005 we made a voluntary prepayment of $28.4 million under our Term Loan A facility from available cash on hand.

In connection with and contingent upon Holdco’s initial public offering, our senior secured credit facilities were amended to, among other things:

•	increase the amount of permitted dividends;

•	eliminate the requirement that PanAmSat repay the term loans under the senior secured credit facilities with excess cash flow;

•	lower the maximum total leverage ratio required by the senior secured credit facilities;

•	convert the Term Loan B Facility to a new Term Loan B-1 Facility under the existing senior secured credit facilities, with lower applicable margins;

•	permit the payment of the management fee payable to the Sponsors in connection with the termination of the management services agreement. (See Note 14 “Certain Relationships and Related Transactions Prior to and as a Result of the Completion of the Recapitalization—Transactions with the Sponsors and their Affiliates”); and

•	conform the change of control definition to the change of control definition in the indenture governing our 9% senior notes.

During the year ended December 31, 2005, we recorded non-cash interest expense charges totaling approximately $56.0 million for unamortized debt issuance costs written off as a result of the $353.5 million redemption of our 9% senior notes and the $318.4 million of voluntary debt repayments made on our Term Loan A facility during this period.

Borrowings under our senior secured credit facilities bear interest at the borrower’s option at either adjusted LIBOR plus an applicable margin or the alternate base rate plus an applicable margin, and are subject to adjustment based on a pricing grid.

Our senior secured credit facilities are comprised of a $250.0 million revolving credit facility, which will terminate in August 2009, an $800.0 million Term Loan A Facility, which matures in August 2009 (of which $355.9 million was outstanding at December 31, 2005), and a $1,660.0 million Term Loan B-1 Facility, which matures in August 2011 (of which $1,643.4 million was outstanding at December 31, 2005). At December 31, 2005, the interest rate on the Term Loan A Facility was 6.13% (1 month LIBOR of 4.38% plus 1.75%). At December 31, 2005, the Term Loan B-1 facility was split into two tranches in order to provide for the principal payment of $4.2 million which is due on February 21, 2006. The first tranche in the amount of

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$4.2 million, which is subject to the principal paydown, had an interest rate of 6.44% (2 month LIBOR of 4.44% plus 2.00%). The remaining tranche, in the amount of $1,639.3 million, had an interest rate of 6.49% (3 month LIBOR of 4.49% plus 2.00%). These rates are subject to change based upon our total leverage ratio. In addition, we are required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, which, as of December 31, 2005 on an annual basis was 0.25%. As of December 31, 2005 we had outstanding letters of credit totaling $49.1 million and the revolving credit facility was undrawn. Outstanding letters of credit reduce our ability to borrow against the revolving credit facility by an equivalent amount. Any amounts borrowed under the revolving credit facility would bear interest at LIBOR plus 1.75% as of December 31, 2005, although this interest rate is subject to adjustment based on our total leverage ratio.

Obligations under the senior secured credit facilities are, or will be, as the case may be, unconditionally and irrevocably guaranteed jointly and severally by our current and future domestic subsidiaries and are secured by substantially all of our assets and substantially all of the assets of each of our current and future domestic subsidiaries.

The 9% senior notes require interest payments to be made semi-annually, mature on August 15, 2014, are unsecured, and are, or will be, as the case may be, unconditionally guaranteed by each of our existing and certain subsequently acquired or organized domestic restricted subsidiaries.

On August 22, 2004, we completed a tender offer and consent solicitation to purchase any and all of the outstanding $800.0 million aggregate principal amount of our 8 1/2% Senior Notes due 2012 for cash. Not all of these notes were tendered and, as a result, approximately $1.2 million aggregate principal amount will remain outstanding through the original maturity date. As required by our senior secured credit facilities, we repaid our Term A Facility by the amount of the 8 1/2% Senior Notes that remained outstanding after the tender offer. The remaining 8 1/2% Senior Notes due 2012 are unsecured, and are unconditionally guaranteed by each of PanAmSat’s existing domestic restricted subsidiaries.

On August 22, 2004, we completed a tender offer to purchase any and all of the outstanding $275.0 million aggregate principal amount of our 6 1/8% Notes due 2005 for cash. On October 22, 2004, we completed a redemption of our remaining $24.2 million 6 1/8% Notes due 2005 that were not purchased in the tender offer from cash on hand.

In conjunction with the Recapitalization, in the third quarter of 2004, we wrote-off debt issuance costs and recorded a charge within interest expense of $15.1 million related to the prepayment of our pre-existing debt. Also in conjunction with the Recapitalization, we capitalized approximately $142.3 million to debt issuance costs and approximately $8.8 million to equity. The debt issuance costs are classified on our balance sheet within Deferred Charges and Other Assets and will be amortized to interest expense over the terms of the related debt obligations.

On November 19, 2004, proceeds from our Galaxy 10R insurance claim received through that date of approximately $69 million, along with cash on hand, were utilized to make a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility, while the remaining $12.5 million was applied to the Term Loan B Facility. Through November 30,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million. In connection with this repayment, in the fourth quarter of 2004, we wrote-off related debt issuance costs and recorded a charge within interest expense of approximately $5.2 million.

In June 2004, we repaid from available cash on hand the $349.1 million outstanding balance under the Term Loan B-1 Facility of our Old Credit Facility. In conjunction with this repayment, we recorded a charge of $5.5 million within interest expense as a result of the write-off of unamortized debt issuance costs related to that loan facility and a charge of $0.5 million within interest expense representing the amount accumulated within other comprehensive income (loss) related to our $100.0 million interest rate swap on that loan facility entered into during the third quarter of 2002. The hedge liability was not impacted by the repayment of that facility. In August 2005, this agreement expired. See Note 11 “Interest Rate Swap Agreements”.

As of December 31, 2005, we also had outstanding 10 and 30-year fixed rate notes totaling $275.0 million which were issued in January 1998. The outstanding principal balances, interest rates and maturity dates for these notes as of December 31, 2005, are $150.0 million at 6.375% due 2008 and $125.0 million at 6.875% due 2028, respectively. Principal on these notes is payable at maturity, while interest is payable semi-annually.

We are required to maintain certain financial covenants and are also subject to restrictive covenants under our borrowings. As of December 31, 2005, we were in compliance with all such covenants.

Annual maturities of long-term debt as of December 31, 2005 are as follows (in thousands):

Year Ending December 31,	Amount Due
2006	$16,600
2007	20,050
2008	324,060
2009	211,600
2010	16,600
2011 and thereafter	2,343,090

Total	$2,932,000

Interest expense for 2003, 2004 and 2005 is presented net of interest income of $13.3 million, $7.4 million and $3.2 million, respectively, and net of capitalized interest for 2003, 2004 and 2005 of $13.9 million, $8.5 million and $25.5 million, respectively. Included in interest expense during 2003, 2004 and 2005 were approximately $10.7 million, $25.8 million and $56.0 million, respectively, associated with the write-offs of unamortized debt issuance costs related to the repayment of debt during those years.

11. Interest Rate Swap Agreements

In accordance with the agreement governing our old senior secured credit facilities that were repaid in 2004, we were a party to an interest rate swap agreement for a fixed rate payment of 5.64% on $100.0 million through August 30, 2005. In June of 2004, in connection with the repayment of the term loan B-1 facility of our old credit facility, our cash flow hedge

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

became undesignated and therefore changes in the fair value of the interest rate swap have been recorded within our consolidated statement of operations from that time. In August 2005, this agreement expired.

On March 14, 2005, we entered into a five year interest rate swap agreement to hedge interest expense on a notional amount of $1.25 billion. The notional amount will amortize down to $625 million from March 14, 2008 until expiration on March 15, 2010. In relation to this swap agreement, we exchanged our floating-rate obligation on $1.25 billion of our Term Loan B-1 facility for a fixed-rate obligation, subject to scheduled rate increases based on the LIBOR rate used as described in the following table:

Start Date	End Date	Total Notional Amount	PanAmSat Corporation pays banks	Banks pay PanAmSat Corporation
3/14/2005	6/14/2005	$1,250,000,000	3.000%	3.000%
6/14/2005	9/14/2005	$1,250,000,000	3.548%	3.400%
9/14/2005	12/14/2005	$1,250,000,000	3.922%	3.857%
12/14/2005	3/14/2006	$1,250,000,000	4.178%	4.489%
3/14/2006	6/14/2006	$1,250,000,000	4.316%	3 Month LIBOR
6/14/2006	9/14/2006	$1,250,000,000	4.422%	3 Month LIBOR
9/14/2006	12/14/2006	$1,250,000,000	4.523%	3 Month LIBOR
12/14/2006	3/14/2007	$1,250,000,000	4.610%	3 Month LIBOR
3/14/2007	6/14/2007	$1,250,000,000	4.646%	3 Month LIBOR
6/14/2007	9/14/2007	$1,250,000,000	4.681%	3 Month LIBOR
9/14/2007	12/14/2007	$1,250,000,000	4.714%	3 Month LIBOR
12/14/2007	3/14/2008	$1,250,000,000	4.763%	3 Month LIBOR
3/14/2008	6/14/2008	$625,000,000	4.802%	3 Month LIBOR
6/14/2008	9/14/2008	$625,000,000	4.839%	3 Month LIBOR
9/14/2008	12/14/2008	$625,000,000	4.876%	3 Month LIBOR
12/14/2008	3/14/2009	$625,000,000	4.912%	3 Month LIBOR
3/14/2009	6/14/2009	$625,000,000	4.943%	3 Month LIBOR
6/14/2009	9/14/2009	$625,000,000	4.970%	3 Month LIBOR
9/14/2009	12/14/2009	$625,000,000	4.997%	3 Month LIBOR
12/14/2009	3/14/2010	$625,000,000	5.023%	3 Month LIBOR

The counterparties to this agreement are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swap agreement, our exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate non-performance by the counterparties.

The fair value of the interest rate swap agreement is the estimated amount that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and our current creditworthiness. From the inception of the interest rate swap agreement through May 24, 2005, the interest rate swap was undesignated and the decrease in the fair value of the interest rate swap of approximately $18.6 million was recorded within loss on undesignated interest rate swap in our consolidated statement of operations for the quarter ended June 30, 2005, in accordance with the provisions of SFAS 133. Between May 25, 2005 and June 30, 2005, the interest rate swap was designated as a cash flow hedge and deemed effective, and therefore qualified for hedge

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounting treatment under SFAS 133. In accordance with SFAS 133, changes in the hedged asset or liability representing the effectiveness of the hedge were recorded within comprehensive income (loss) in our consolidated balance sheet. The ineffective portion of the hedge (approximately $630 thousand) was recorded as an adjustment to interest expense in the consolidated statement of operations for the quarter ended June 30, 2005.

Pursuant to SFAS 133 we are required to perform a quarterly analysis of the effectiveness of the hedge. Under SFAS 133 in order to maintain the effectiveness of the hedge, an effectiveness rate of between 80% and 125% must be maintained. This effectiveness rate is calculated by dividing the cumulative change in the hedge liability by the cumulative change in the cash flows of the debt being hedged. As of September 30, 2005, we completed our effectiveness assessment in relation to this swap agreement. As a result of this test, it was determined that the interest rate swap agreement was no longer an effective hedge, and therefore, did not qualify for hedge accounting treatment under SFAS 133. As a result, the interest rate swap was undesignated through December 31, 2005 and therefore the increase in the fair value of the interest rate swap from July 1, 2005 through December 31, 2005 of approximately $25.2 million was recorded as a gain on undesignated interest rate swap in our consolidated statement of operations for year ended December 31, 2005. The net gain on undesignated interest rate swap for year ended December 31, 2005 was $6.6 million. As of December 31, 2005 the asset related to this interest rate swap of $3.9 million was included in deferred charges and other assets—net within our consolidated balance sheet.

On the interest rate reset date of December 14, 2005, the interest rate which the counterparties will utilize on March 14, 2006 to compute interest due to us was determined to be 4.489%. This will result in the counterparties paying us approximately $971 thousand on March 14, 2006 (the difference between the rate we must pay of 4.178% and the rate we will receive from the counterparties of 4.489%).

12. Income Taxes

The income tax provision (benefit) consisted of the following (in thousands):

	Year Ended December 31,
	2003	2004	2005
Taxes currently (receivable) payable:
U.S. federal	$—	$—	$—
Foreign	1,560	1,500	1,455
State and local	1,421	1,250	1,881

Total	2,981	2,750	3,336

Deferred tax (benefits) liabilities:
U.S. federal	8,801	(89,661)	548
Foreign	16,387	555	2,543
State and local	(573)	(4,934)	(4,322)
Change in valuation allowance	7,414	—	—

Total	32,029	(94,040)	(1,231)

Total income tax provision (benefit)	$35,010	$(91,290)	$2,105

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The income tax provision was different than the amount computed using the U.S. statutory income tax rate for the reasons set forth in the following table (in thousands):

	Year Ended December 31,
	2003	2004	2005
Expected tax at U.S. statutory income tax rate	$47,090	$(58,373)	$34,204
U.S. state and local income tax rates—net of federal income tax effect	551	(2,394)	(584)
Extraterritorial income exclusion tax benefit	(36,620)	(27,328)	(30,829)
Foreign withholding taxes	16,387	1,012	1,972
Transaction costs	—	—	(3,842)
Change in valuation allowance	7,414	—	—
Other	188	(4,207)	1,184

Total income tax provision (benefit)	$35,010	$(91,290)	$2,105

The extraterritorial income exclusion will be reduced in subsequent years because of changes to the Federal tax law. We have certain contracts which are grandfathered under the tax law.

Temporary differences that give rise to deferred tax assets and liabilities are as follows (in thousands):

	2004		2005
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Basis differences in satellites and other property, plant and equipment	$—	$211,317	$—	$191,052
Performance incentives	37,451	—	40,646	—
Customer deposits	30,082	—	27,219	—
Accruals and advances	39,515	—	32,225	—
Tax credit carryforwards	17,343	—	17,343	—
Net operating loss carryforwards	70,223	—	70,721	—
Other	2,668	11,938	7,892	12,596

Gross deferred taxes	197,282	223,255	196,046	203,648
Valuation Allowance	—	—	—	—

Net deferred taxes	$197,282	$223,255	$196,046	$203,648

At December 31, 2005, we had deferred tax liabilities of $203.6 million of which $4.9 million was classified as current. We also had deferred tax assets of $196.0 million, of which $21.6 million was classified as current. Included in the non-current deferred tax assets at December 31, 2005 was $17.3 million of alternative minimum tax credits that can be carried forward indefinitely. Also included in non-current deferred tax assets was $70.7 million of deferred tax assets relating to federal and state net operating losses generated subsequent to the PanAmSat Recapitalization that expire in varying amounts over the period of 2014—2024 if not utilized. Management does not believe a valuation allowance is necessary as of December 31, 2005. (See Note 2 “Significant Accounting Policies—Income Taxes”).

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Issues regarding our taxability in foreign jurisdictions have been raised by various tax authorities. Such authorities have proposed tax adjustments and we have vigorously contested them. In 2004 and 2005, we increased our income tax provision for these adjustments and, in management’s opinion, adequate provision has been made for all open years.

In 2005, the Internal Revenue Service completed an examination of the GM consolidated tax group for the years 1998-2000 of which we were a member, and commenced an examination of the GM consolidated tax group for the years 2001-2003. As a result, our federal income tax returns for those years are currently under examination. Management believes that adequate provision has been made for any adjustment which might be assessed as a result of these examinations. Any amounts that would be payable under the examination are fully indemnified under the tax separation agreement with the DIRECTV Group.

13. Acquisitions

On March 7, 2003, we acquired substantially all of the assets of Hughes Global Services, Inc. (“HGS”) from our affiliate, The DIRECTV Group, for approximately $8.4 million in cash and the assumption of certain related liabilities. In connection with this transaction, the HGS-3, HGS-5 and Leasat satellites are now operated as part of our fleet. The historical cost of the net assets acquired was $3.1 million. Since we and HGS were under the common control of The DIRECTV Group, the excess purchase price over the historical cost of the net assets acquired of approximately $5.3 million was recorded as a reduction to our stockholders’ equity on the accompanying consolidated balance sheet as of December 31, 2003 net of deferred income taxes of approximately $1.9 million.

On August 27, 2003, as part of our strategic initiative to expand our government service offerings, we acquired a telecommunications firm based outside of Washington, D.C. that specializes in providing end-to-end services and solutions to the U.S. Government, Esatel Communications, Inc. (“Esatel”) and its related entity, Silver Springs Teleport, LC.

To complement our ground infrastructure, in November 2003, we purchased Sonic Telecommunications International Ltd. (“Sonic”), a provider of international high-definition multimedia transmission services and business applications.

The aggregate purchase price for the Esatel and Sonic acquisitions was $12.2 million. The net assets acquired included receivables, property, plant and equipment, customer lists, IRUs and goodwill as well as certain assumed liabilities.
On August 31, 2005, we acquired multiple European orbital slots, as well as a satellite with European, Middle Eastern, African and Asian coverage from Alcatel, a French communications company, for a purchase price of approximately $60.2 million plus liabilities and costs incurred in relation to the acquisition of approximately $13.7 million, including $9.0 million of contingent performance payments due to Alcatel in addition to the purchase price. We are still finalizing our purchase price allocation for this acquisition. This acquisition was accomplished in order to strengthen our presence in these markets and expand our global reach into key growth regions. Through December 31, 2005, we paid $42.5 million of this aggregate purchase price from cash on hand. The satellite acquired, formerly known as Europe*Star 1, was renamed PAS-12, and is capable of providing a broad range of enhanced services to European customers for program distribution, broadcast contribution and enterprise networking. The agreement provides for

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

purchase price installments during 2006 of $20.2 million and performance payment installments plus related interest contingent on the future performance of the satellite. The results of this acquisition have been included in our fixed satellite services segment from the date of acquisition.

The results of Esatel and HGS have been included in our Government Service segment from the dates of acquisition. The results of Sonic and the acquisition from Alcatel have been included in our Fixed Satellite Services segment from the dates of acquisition.

14. Certain Relationships and Related Transactions Prior to and as a Result of the Completion of the Recapitalization

Transactions with The DIRECTV Group and its Affiliates

Until the consummation of the Recapitalization on August 20, 2004, The DIRECTV Group and its affiliates were related parties of ours.

During the fourth quarter of 2003, we agreed to amend our transponder lease agreements with DIRECTV Latin America, or DTVLA. This amendment became effective in February 2004 upon DTVLA’s emergence from the Chapter 11 bankruptcy process. In conjunction with these amendments we agreed to accept reduced cash payments in the early years, most of which we expect to recapture in later years, and The DIRECTV Group has agreed to guarantee all of the transponder lease agreements with DTVLA for a period of five years.

We entered into new contractual arrangements with affiliates of The DIRECTV Group in connection with the Recapitalization at rates which, we believe, approximate market rates. These contractual arrangements include the extension of transponder lease agreements with Hughes Network Systems, Inc., the extension of The DIRECTV Group guarantees of our transponder lease agreements with DTVLA, the purchase of additional transponder capacity for DTH services in Latin America, and the extension of existing and the entering into of new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the Recapitalization, The DIRECTV Group paid us $9.2 million for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of News Corporation.

During 2003, we transferred an authorization for a Ka-band orbital slot to Hughes Network Systems, Inc., or HNS, an affiliate, in exchange for a contingent payment of approximately $2.1 million. The payment was payable upon the launch of a satellite by HNS to such orbital slot. The Federal Communications Commission has approved the transfer of this authorization. In the fourth quarter of 2005, HNS launched a satellite to this orbital slot and we recognized other income of approximately $2.1 million within our 2005 consolidated statement of operations related to this orbital slot fee and recorded the related receivable on our consolidated balance sheet at December 31, 2005.

On April 20, 2004, PanAmSat entered into a definitive transaction agreement with The DIRECTV Group, Merger Sub, a wholly-owned subsidiary of The DIRECTV Group, and Constellation, an affiliate of KKR for the Recapitalization (See Note 4 “PanAmSat Merger, Subsequent Sale and Related Transactions”).

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2004, we paid The DIRECTV Group $28.5 million to reimburse them in full for amounts they previously paid on our behalf to the manufacturer of the Galaxy 16 satellite (See Note 8 “Satellites and Other Property and Equipment—Net”).

Concurrently with the execution of the transaction agreement, PanAmSat entered into a tax separation agreement with The DIRECTV Group that supersedes four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. PanAmSat and The DIRECTV Group have agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and ourselves before the acquisition. In addition, PanAmSat and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the Recapitalization.

Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify PanAmSat for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from PanAmSat regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes PanAmSat is required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify PanAmSat for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the Recapitalization in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, our net tax liability related to these periods is capped at $15.0 million.

The tax separation agreement became effective upon the consummation of the Recapitalization on August 20, 2004 and will remain effective until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relates.

In relation to the tax separation agreement we entered into with The DIRECTV Group as part of the Recapitalization, we have recorded a $41.0 million receivable at December 31, 2005 related to foreign withholding tax claims made against us by the Indian government, the related payments made to date by us on those claims, and for certain other foreign and domestic tax claims against us and tax payments made by us.

We provide satellite capacity, TT&C, and other related services and facilities to several subsidiaries of The DIRECTV Group and purchase certain services and equipment from a subsidiary of The DIRECTV Group. Additionally, for the period prior to the consummation of the Recapitalization, we reimbursed The DIRECTV Group for the allocated costs of certain jointly incurred expense items, principally relating to administrative and other expenses. During the year ended December 31, 2003 and for the period from January 1, 2004 through August 29, 2004, revenues derived from The DIRECTV Group and its affiliates were $128.9 million and $82.3 million, respectively, or approximately 15.5% and 15.1% of our revenues for those same periods, respectively.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate amounts of related party transactions with The DIRECTV Group and its affiliates for the year ended December 31, 2003 and the period from January 1, 2004 through August 19, 2004 are summarized below (in thousands):

	2003	Period From January 1, 2004 Through August 19, 2004
Satellite Services Revenues:
Operating lease revenues	$114,292	$75,372
Other satellite services	14,641	6,929

Total Satellite Services Revenues	$128,933	$82,301

Purchased Services and Equipment	$4,150	$3,213

Allocations of administrative and other expenses	$1,906	$1,306

In addition, The DIRECTV Group leases office space to us in Long Beach, California and land for our teleport in Castle Rock, Colorado, and permits the participation by us and our employees in certain discount programs. Prior to the Recapitalization, The DIRECTV Group provided general liability insurance and certain administrative services to us, including the provision of certain advisory and audit services. During the year ended December 31, 2003, and for the period from January 1, 2004 through August 19, 2004, we incurred expenses related to such arrangements with The DIRECTV Group of approximately $1.9 million and $1.3 million, respectively.

Transactions with News Corporation and its Affiliates (Other than The DIRECTV Group)

Until the consummation of the Recapitalization on August 20, 2004, News Corporation and its affiliates were related parties of ours.

We are a party to agreements with News Corporation and certain of its subsidiaries and affiliates pursuant to which we provide satellite capacity, TT&C and other related services. During the year ended December 31, 2003 and for the period from January 1, 2004 through August 29, 2004, revenues derived from News Corporation and its affiliates were $91.8 million and $55.1 million, respectively, or approximately 11.0% and 10.1% of our revenues for those same periods, respectively.

In January 2004, Fox Entertainment Group, Inc., a subsidiary of News Corporation, and we signed a multi-year, multi-satellite agreement, the terms of which provide that Fox Entertainment will consolidate its entire suite of U.S. cable and broadcast programming onto our global fleet for 15 years and move a significant portion of its international traffic onto the fleet for the next decade. Fox Entertainment is now one of our largest media customers and one of our top five global customers.

Effect of the Recapitalization

As a result of the Recapitalization, effective August 20, 2004, The DIRECTV Group and News Corporation were no longer related parties of ours and the Sponsors and their affiliates became related parties of ours.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Transactions with The Sponsors and Their Affiliates

The Sponsors provided management and advisory services to us pursuant to management services agreements executed at the closing of the Recapitalization. The Sponsors charged us an aggregate management fee of $2.0 million annually for the provision of these services, subject to an annual increase of three percent. In connection with, and effective upon completion of, Holdco’s initial public offering on March 22, 2005, each of the Sponsors terminated their respective management services agreements for an aggregate consideration of $10.0 million. For the period from January 1, 2005 through March 22, 2005, we recorded approximately $10.4 million of expense for these management fees (including the termination payment). The annual advisory fee did not include, and the Sponsors may receive, additional compensation for providing investment banking or other advisory services provided in connection with any specific acquisition or divestiture transactions or in the event the Sponsors perform services above and beyond those previously called for by the agreements. For the period August 20, 2004 through December 31, 2004, we recorded approximately $0.7 million of expense for these management fees, of which $0.1 million was paid through December 31, 2004. In addition, in consideration for structuring services rendered in connection with the Recapitalization, which services included financial advisory services and capital structure review, the Sponsors received an aggregate transaction fee of $50.0 million and were reimbursed for out-of-pocket expenses of approximately $1 million. During the year ended December 31, 2005, we reimbursed the Sponsors for $0.2 million for expenses incurred.

During 2004, we retained Capstone Consulting to provide us with consulting services, primarily to identify and advise on potential opportunities to reduce our costs and identify other potential opportunities to grow our business. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone. We recorded approximately $0.3 million of expenses during 2004 to Capstone, of which, approximately $0.2 million was paid through December 31, 2004. We recorded approximately $0.6 million of expenses during the year ended December 31, 2005 related to Capstone Consulting, all of which was paid through December 31, 2005.

Certain members of our board of directors whose services are compensated are principals of or are affiliated with the Sponsors.

We provide satellite capacity, TT&C and other related services to affiliates of the Sponsors. Revenues for these services were $3.7 million and $4.6 million for the years ended December 31, 2004 and 2005, respectively. As of December 31, 2004 and 2005, we had customer receivables related to these affiliates of approximately $74 thousand and $550 thousand, respectively.

Included in our total contracted backlog of $4.50 billion as of December 31, 2005 is approximately $14.8 million of contracted backlog from these affiliates of the Sponsors. Contracted backlog represents future cash payments expected from customers under all long-term contractual agreements.

During the years ended December 31, 2004 and 2005, we procured $0.6 and $1.0 million, respectively of insurance and insurance-related services from an affiliate of one of the Sponsors.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides summary information relative to our accounts receivable from and accounts payable to the Sponsors and their affiliates as of December 31, 2004 and 2005 (in thousands):

	December 31,
	2004	2005
Due from affiliates	$74	$550

Due to affiliates	$831	$—

Other Related Party Transactions

We have a 50% ownership interest in the Horizons-1 joint venture, which we account for under the equity method of accounting (see Note 2 “Significant Accounting Policies”). We lease Ku-band satellite capacity on the Horizons I satellite, which is owned by this joint venture. During the years ended December 31, 2003, 2004 and 2005, we recorded expenses of approximately $0, $3.2 million and $3.7 million, respectively, in relation to the lease of such Ku-band satellite capacity.

15. Retirement and Incentive Plans

(See Note 21 “Subsequent Events”)

Generally, cash compensation of our directors, executive officers and other employees are provided by us and equity based compensation is provided by Holdco. Holdco has assumed all of our equity-based retirement and incentive plans, which plans benefit our employees.

Employee Benefit Plans:

Defined Contribution Plans 401(k) Plan—We have a 401(k) plan for qualifying employees for which we match a portion of the employee contributions. Prior to the Recapitalization, we made this match in the form of shares of our common stock; since the Recapitalization, we have made this match in the form of cash. The market values of the shares contributed to the plan were $2.1 million and $1.4 million for 2003 and 2004, respectively. The amount of cash contributed to the plan for 2004 and 2005 were $0.6 million and $1.9 million, respectively.

Deferred Compensation Plan—We have a Supplemental Savings Plan and a Deferred Compensation Plan for eligible employees. Under both plans, executives and other highly compensated employees are entitled to defer a portion of their compensation to future years. The annual amount that can be deferred is subject to certain limitations, and a portion of the employee’s contribution may be matched if the employee elected to defer the maximum amount permissible under the 401(k) plan and the Internal Revenue Code of 1986, as amended. The maximum annual match under the 401(k) plan is limited to an aggregate level of 4% of annual compensation. The matched portion of the Supplemental Savings Plan consists of “credits” which vest when awarded. Contributions that receive employer matching are required to be deferred until termination of employment, and any non-matched contributions may be deferred over a period selected by the employee. In addition, we may, at our discretion, make contributions to the Deferred Compensation Plan and the Supplemental Savings Plan for the

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

benefit of any participant as supplemental compensation. The Deferred Compensation Plan and the Supplemental Savings Plan are unfunded plans, and the deferrals and matching credits will receive earnings based upon rates set by the Compensation Committee of our board of directors (the “Compensation Committee”), but in no event will these amounts earn less than 100% of the Moody’s Corporate Bond Index Rate. In July 2004, our board of directors amended the Deferred Compensation Plan and the Supplemental Savings Plan to permit certain senior executives to elect to have all or part of their accounts under the plans invested in deferred stock units, each of which represented the notional right to receive a share of common stock in us. The deferred stock units were converted into a notional right to receive a share of common stock in Holdco at the same conversion ratio as for the other transactions in the Recapitalization. As of the date of conversion, these deferred stock units represented the notional right to receive 202,213 shares of Holdco common stock, on an adjusted basis, with a value of $1.5 million. We reclassified this amount from our liability for deferred compensation plans to additional paid-in capital as these deferred stock units will be paid out in shares of Holdco common stock rather than in cash. Additionally, these deferred stock units are entitled to accrue credits in the same amount as dividends paid to holders of Holdco’s common stock. For the years ended December 31, 2004 and 2005, the Company’s liability for deferred compensation was credited with $0.7 million and $0.8 million, respectively, in relation to these deferred stock units. As of December 31, 2004 and 2005, our liabilities for these two plans totalled $11.0 million and $13.7 million, respectively.

1997 Stock Incentive Plan—On May 5, 1997, our board of directors adopted the PanAmSat Corporation Long-Term Stock Incentive Plan (the “1997 Stock Plan”), which provides for the granting of nonqualified stock options, incentive stock options, alternate appreciation rights, restricted stock, performance units and performance shares to executive officers, other employees, directors and its independent contractors. Awards were granted at the discretion of the Compensation Committee on such terms as the committee decided. Effective December 7, 2000, we amended the 1997 Stock Plan to provide that, upon a “Change-in-Control” (as defined) of PanAmSat, all unvested stock options and other awards granted under the 1997 Stock Plan would immediately vest and become exercisable, and restrictions on any awards such as restricted stock would immediately lapse.

In conjunction with the Recapitalization, on August 18, 2004, Merger Sub merged with and into us, with PanAmSat as the surviving entity. As of the effective time of the Merger, holders of shares of our common stock (other than The DIRECTV Group and members of management who agreed not to have certain of their equity interests cashed out in the Merger) had no further ownership interest in us. Instead, such holders of our common stock received $23.50 in cash per share of our common stock (on an unadjusted basis). As a result of the Merger, our common stock was no longer publicly traded.

2004 Stock Option Plan—On August 20, 2004, our board of directors adopted the 2004 Stock Option Plan for Key Employees of PanAmSat Corporation (the “2004 Stock Plan”), which provides for the granting of stock options, stock appreciation rights and dividend equivalent rights to executive officers, other employees, and others having a relationship with us or our subsidiaries.

On October 8, 2004, all of our outstanding common stock held by our then existing stockholders was contributed to Holdco in exchange for an equal number of shares of Holdco common stock, par value $0.01 per share. In addition, in connection with the Contribution of our

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common stock to Holdco, Holdco assumed the 1997 Stock Plan and the 2004 Stock Plan, the outstanding stock options under these plans were converted into options to purchase shares in Holdco common stock and other equity rights for our common stock were converted to similar rights for Holdco common stock. As a result of, and immediately following, that Contribution, our then existing stockholders owned Holdco in equal proportion to their prior ownership interest in us, and we became a wholly-owned subsidiary of Holdco.

In connection with the Recapitalization, on August 20, 2004, our Board of Directors effected an approximately 4.37 for 1 stock split of our common stock. On December 17, 2004, we amended and restated our certificate of incorporation to effect a 1 for 200,000 reverse stock split of our common stock.

We have excluded all disclosures of option activity, options outstanding, options exercisable, weighted average exercise prices and weighted average fair values per option as we believe that the presentation of this information would not be meaningful to the reader of the financial statements for the following reasons: the December 17, 2004 200,000 for 1 reverse stock split, our common stock is not publicly traded, all of our stock options and other equity interests have been converted into similar rights for Holdco common stock, and Holdco owns all of our common stock.

Effective January 1, 2003, PanAmSat adopted the fair value recognition provision of SFAS 123, prospectively, to all employee awards granted on or after January 1, 2003, pursuant to SFAS 148, as revised by SFAS 123(R). Therefore, we recorded compensation expense for employee stock options granted after December 31, 2002, but not in relation to previous awards granted. The following table illustrates the effect on net income (loss) as if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands):

	Year Ended December 31,
	2003	2004	2005
Net income (loss) as reported	$99,532	$(75,489)	$95,620
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,157	7,733	—
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(8,875)	(10,142)	—

Pro forma net income (loss)	$91,814	$(77,898)	$95,620

The pro forma amounts for compensation cost may not necessarily be indicative of the effects on operating results for future periods.

Prior to the consummation of the Recapitalization, restricted stock units granted in 2004 and 2003 by us were scheduled to vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary. We recorded compensation expense related to the restricted stock units of approximately $1.8 million for the year ended December 31, 2003 and $1.7 million during the year ended December 31, 2004.

On February 28, 2003, our board of directors approved a revised compensation program for Non-Employee Directors under the PanAmSat Corporation Non-Employee Directors Fee Plan (the “Revised Compensation Program”). Pursuant to the Revised Compensation Program,

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

effective January 1, 2003, each Non-Employee Director was eligible to receive an annual fee of $75,000 for services rendered as a member of the board of directors, which was payable at each director’s election either (a) all in restricted stock granted under the 1997 Stock Plan or (b) up to 40% ($30,000) in cash and the balance in restricted stock. Additionally, under the Revised Compensation Program, the Non-Employee Director chairing the audit committee was eligible to receive an additional annual fee of $15,000 and each Non-Employee Director who serves as a chairperson of a committee of the board of directors other than the audit committee was eligible to receive an additional annual fee of $10,000. Each of these additional fees were payable at such director’s election either (a) all in restricted stock granted under our 1997 Stock Plan or (b) up to 50% in cash. The number of shares issued in payment of the fees was calculated based on the average daily closing price of our common stock on NASDAQ during the month prior to the date of grant. The shares vested 100% on the first anniversary of the date the shares are granted; prior to being fully vested, such shares were subject to forfeiture upon the termination of a board member’s services. Directors also could elect to defer the fees payable in stock, in the form of units of our common stock, to the PanAmSat Corporation 1999 Non-Employee Directors Compensation Deferral Plan. During 2003, Non-Employee Directors were granted restricted shares and restricted units with a value of approximately $227,000 and cash of $107,500. During 2004, Non-Employee Directors were granted restricted shares and restricted units with a value of approximately $197,000 and cash of $138,000. In connection with the Recapitalization, all restricted shares and restricted units held by Non-Employee Directors were accelerated, and $695,000 (representing $23.50 per share on an unadjusted basis) was paid to the Non-Employee Directors, upon which all the restricted shares and restricted units were cancelled.

On September 16, 2004, our Board of Directors approved a revised compensation program for our Non-Employee Directors. Each Non-Employee Director is entitled to annual cash compensation of $50,000, and was also granted options to purchase 100,000 shares of common stock (on an unadjusted basis). The chairman of its Board of Directors receives an additional annual fee of $100,000 and was granted options to purchase an additional 100,000 shares (on an unadjusted basis). Holdco has assumed this program and the options are now for Holdco stock.

On June 8, 2005, the Compensation Committee of our board of directors and that of Holdco approved a combined compensation program for non-employee directors. Costs of this compensation program are shared equally by us and Holdco. Non-employee directors are compensated $70,000 per annual term, $35,000 paid in cash, quarterly and as earned, and $35,000 paid in shares of Holdco’s common stock, calculated using the closing price of its common stock on the day prior to the grant date.

For the initial board term following the closing of the initial public offering of Holdco’s common stock on March 22, 2005, the $35,000 in compensation paid in shares of its common stock was calculated as above and granted on the date the plan was approved. Accordingly, each non-employee director was granted 1,747 shares on June 8, 2005.

In addition to compensation for service on our board, Audit Committee members are paid $7,500 per term, Compensation Committee members $5,000 per term, the Chairman of the board $100,000 per term, the Audit Committee Chairman $20,000 per term, and the Compensation Committee Chairman $10,000 per term, each payable quarterly in cash and as earned.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Common stock issued to non-employee directors as compensation is not transferable until vested. The common stock granted on June 8, 2005, will vest on March 22, 2006. Subsequent issuances of common stock will vest one year after issuance. In the event a non-employee director’s term ends prior to the vesting date, the shares will vest on a pro-rata basis based on the number of days served.

During the year ended December 31, 2005, we recorded expense of approximately $0.1 million related to the equity portion of this compensation plan.

16. Facilities Restructuring and Severance Costs

Our Facilities Restructuring and Severance Costs accrual includes our Teleport Consolidation Plan, Facilities Restructuring Plans and our 2003 and 2004 Severance Plans. Facilities restructuring and severance costs were $4.2 million, $6.2 million and $4.3 million for the years ended December 31, 2003, 2004 and 2005, respectively.

Teleport Consolidation Plan

In January 2003, our management approved a plan to consolidate certain of our teleports in order to improve customer service and reduce operating costs. This teleport consolidation plan includes the closure of certain owned teleports and the reduction of services at our Fillmore and Castle Rock teleports. Under this plan, our Homestead, Florida teleport was closed in 2003 and in June 2004 we closed our Spring Creek, New York teleport. We sold our Spring Creek teleport on October 28, 2004 and our Homestead teleport on June 3, 2005 (see below). During the years ended December 31, 2003, 2004 and 2005, we recorded charges of $4.2 million, $1.8 million and $2.5 million, respectively, related to this teleport consolidation plan, representing severance costs, costs to relocate equipment and losses on the sale and disposal of equipment.

In addition to the fourth quarter 2004 gain on the sale of our Spring Creek teleport described below, this teleport consolidation plan resulted in approximately $6.0 million of costs from January 2003 through the end of 2004. These costs primarily consist of severance-related costs for which the employees will be required to perform future services. Severance-related costs associated with this consolidation plan include compensation and benefits, outplacement services and legal and consulting expenses related to the reduction in workforce of approximately 40 employees.

On October 28, 2004, we completed the sale of our Spring Creek teleport for approximately $14.4 million, net of associated selling costs. As a result of the completion of this sale, we recorded a pre-tax gain on the disposal of land, buildings and equipment of approximately $11.1 million.

In December 2004, we entered into an agreement to sell our Homestead teleport. As of December 31, 2004, the assets of the Homestead teleport have been reflected as “Assets Held for Sale” in our consolidated balance sheet. On June 3, 2005, we completed the sale of our Homestead teleport for approximately $3.2 million which approximated its net book value, net of associated selling costs.

The Spring Creek and Homestead teleports were not significant to our consolidated operating results or financial position.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Facilities Restructuring Plans

On March 29, 2002, our management approved a plan to restructure several of our United States locations and close certain facilities, some of which are currently being leased through 2011. In 2003, we reduced previously recorded restructuring reserves of $1.4 million related to the signing of sublease agreements for amounts higher than originally estimated.

In an effort to further streamline our operations, in the first quarter of 2004, we consolidated our Manhattan Beach, El Segundo and Long Beach, California facilities. As a result, we recorded a non-cash charge of $1.4 million reflecting future lease costs related to approximately 18,000 square feet of unused facilities in Manhattan Beach. Additionally, in the third quarter of 2004 we recorded a non-cash charge of approximately $2.3 million due to a reduction in future anticipated sublease income related to one of our idle facilities. We recorded a non-cash charge of approximately $0.5 million in 2005 in relation to increased future lease costs related to one of our idle facilities.

Severance Plans

As part of our continuing effort to improve operational efficiencies, in October 2003 and October 2004 our management approved plans to reduce our workforce by approximately 45 employees and 25 employees, respectively. As a result, we recorded severance charges of approximately $1.4 million, $0.6 million and $1.1 million, in 2003, 2004 and 2005, respectively. These severance costs were primarily related to employee compensation, benefits and outplacement services.

The following table summarizes the recorded accruals and activity related to these teleport consolidation, facilities restructuring and severance charges (in millions):

	Facilities Restructuring Plans	Teleport Consolidation Plan	Severance Plans	Total
Balance as of December 31, 2002	$7.6	$—	$—	$7.6
2003 restructuring charges (credits)	(1.4)	4.2	1.4	4.2
Less: net cash payments in 2003	(1.6)	(2.4)	(0.7)	(4.7)

Balance as of December 31, 2003	4.6	1.8	0.7	7.1
Restructuring charges	3.7	1.8	0.6	6.1
Net cash payments	(2.0)	(3.3)	(0.8)	(6.1)

Balance as of December 31, 2004	6.3	0.3	0.5	7.1
Restructuring charges	0.5	2.5	1.1	4.1
Non-cash items	—	(2.5)	—	(2.5)
Net cash payments	(1.5)	(0.3)	(1.2)	(3.0)

Balance as of December 31, 2005	$5.3	$—	$0.4	$5.7

We expect to pay the $0.4 million of liabilities related to our severance plans within the next year and we expect to pay the $5.3 million of liabilities related to our facilities restructuring plan over the next six years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Commitments and Contingencies

Satellite incentive obligations

Satellite construction contracts typically require that we make progress payments during the period of the satellite’s construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction if the satellite fails to meet specific technical operating standards. As of December 31, 2005 we had $111.4 million of liabilities recorded in relation to these satellite incentive obligations. Certain of our satellite construction contracts also provide that certain amounts paid by us during the construction phase are subject to refund (with interest) if the satellite fails to meet these technical operating standards. (See Note 8 “Satellites and Other Property and Equipment—Net”).

Operating Leases

We have commitments for operating leases primarily relating to equipment and our executive office facilities in Wilton, Connecticut and various other locations. These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. Minimum annual rentals of all leases, exclusive of potential increases in real estate taxes, operating assessments and future sub-lease income, are as follows (in thousands):

2006	$5,361
2007	4,806
2008	4,635
2009	4,299
2010	4,346
2011 and thereafter	3,895

$27,342

Rental expenses under the operating leases were $5.9 million in 2003, $6.2 million in 2004 and $5.1 million in 2005.

Satellite Construction and Launch Commitments

As of December 31, 2005, we had approximately $122.4 million of expenditures remaining under existing satellite construction contracts and $141.0 million remaining under existing satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of December 31, 2005, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched. (See Note 21 “Subsequent Events”.)

In April 2004, we committed to construct a new satellite, Galaxy 16, and in February 2005, we entered into an agreement for the construction of Galaxy 18. These satellites, together with our Galaxy 17 satellite already under construction, will serve as replacements for Galaxy 4R, Galaxy 10R and Galaxy 11. On December 5, 2005, we signed a definitive agreement for the launch of our Galaxy 17 satellite. The construction program contemplates the availability of one of these satellites as an on-ground backup against launch failure or substantial delay of either of the other two satellites. Construction of Galaxy 18 began in 2005 and we plan to launch this satellite in the second quarter of 2007.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the termination of the Galaxy 8-iR satellite construction contract, we received $69.5 million from the satellite manufacturer in December 2003, which represents amounts previously paid to the manufacturer (of approximately $58.8 million), liquidated damages and interest owed to us under the construction agreement. In addition, we agreed with the Galaxy 8-iR launch vehicle provider to defer our use of the launch to a future satellite.

On November 22, 2005, the manufacturer of Galaxy 16 and Galaxy 18 emerged from Chapter 11 bankruptcy. Both the Galaxy 16 and Galaxy 18 construction contracts had been executed during the bankruptcy and approved by the bankruptcy court. As a result of the manufacturer’s emergence from Chapter 11 bankruptcy, and pursuant to the Galaxy 18 construction contract, on December 2, 2005 we paid to the manufacturer all amounts owed since the beginning of Galaxy 18’s construction in April 2005. Our agreements for the construction of Galaxy 16 and Galaxy 18 contain financial covenants applicable to the manufacturer, including a requirement that all payments made or to be made to the manufacturer be utilized for the construction of these satellites. We also have a security interest in the satellites under construction by this manufacturer. In June 2005, we entered into launch agreements for these two satellites. The $65.8 million previously paid to the launch provider for the launch of Galaxy 8-iR will be applied to the launch of our Galaxy 16 satellite.

On April 12, 2005, we entered into an agreement for the construction of PAS-11, which will be located at 43 degrees west longitude and will serve as a replacement for our PAS-6B Ku-band satellite and the C-band portion of our PAS-3R satellite. In July 2005, we an agreement for the launch of this satellite in the first quarter of 2007. Additionally, we have an agreement with one of our major customers for the funding of a portion of the capital expenditures necessary to construct and launch PAS-11 in this timeframe. Such funding represents an obligation for us when it is received from the customer. During the year ended December 31, 2005, we received approximately $47.4 million of funding from this customer. This obligation is scheduled to be repaid to the customer over a three year period beginning in the second half of 2006. Within our consolidated balance sheet as of December 31, 2005, $9.5 million of this obligation was recorded within short-term accounts payable and accrued liabilities, while the remainder of $37.9 million was recorded within long-term deferred credits and other.

On December 5, 2005, we entered into agreements with the same customer and with the manufacturer of our PAS-11 satellite, which, among other things, allows the customer to procure directly from the manufacturer long-lead items that could be used for the construction of a replacement satellite for PAS-11 on an expedited basis, if needed. Pursuant to the agreement with the customer, we would be required to construct and launch a replacement for PAS-11 in the event of a launch failure or other significant health related issue impacting PAS-11’s Ku-band transponders within two years after completion of its in-orbit testing. This customer has leased all of the Ku-band capacity on PAS-11 and would be required to lease all of the Ku-band capacity on a replacement satellite for PAS-11, if such replacement satellite is required.

On August 1, 2005, we formed our second 50-50 joint venture with JSAT, a leading satellite operator in the Asia-Pacific region, that will build and launch a Ku-band satellite to replace our SBS-6 satellite at 74 degrees west longitude. The joint venture is named Horizons-2. The satellite will support digital video, high-definition television and IP-based content distribution networks to broadband Internet and satellite news gathering services in the United States. This Horizons-2

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

satellite will be constructed over the next two years and is expected to be in service by late 2007. The total investment in this joint venture is expected to be approximately $160 million, of which each of the joint venture partners is required to fund their 50% share beginning in early 2008. Our investment in this joint venture is being accounted for using the equity method. As of December 31, 2005, we have recorded a liability of $80.0 million within our consolidated financial statements in relation to the future funding of this investment in Horizons-2.

Satellite Insurance

On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. On December 29, 2003, we reached a final settlement of these insurance claims for payment of $260.0 million. We will continue to own and operate these satellites free and clear of any claims of these insurers. We offset the proceeds from this settlement against the carrying value of the satellites. In the first quarter of 2004, we received the $260.0 million settlement amount.

On July 31, 2003, we filed a proof of loss under the insurance policy for our Galaxy 4R satellite after the secondary XIPS on this satellite ceased working. In 2003, we settled with and received $102.6 million from insurers representing approximately 83% of the insurance coverage on the satellite. In March 2004, we reached an agreement with and received $26.9 million from the insurer representing the remaining 17% of the insurance coverage on this satellite. The settlement with the insurer representing 17% coverage includes a future sharing of revenues actually received from the satellite. We proportionately offset the proceeds from these settlements against the insured carrying value of the satellite and the net investment in sales-type lease. We are constructing a replacement satellite for Galaxy 4R, which is scheduled to be launched in 2006, prior to the end of Galaxy 4R’s useful life.

On August 31, 2004 we filed a proof of loss under the insurance policy for our Galaxy 10R satellite after the secondary XIPS on this satellite permanently failed. Through November 30, 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million. On November 19, 2004 proceeds of approximately $69 million received through that date, along with cash on hand, were utilized to make a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility, while the remaining $12.5 million was applied to the Term Loan B Facility. We proportionately offset the proceeds from this insurance claim against the insured carrying value of the satellite and the net investment in sales-type leases and recorded a credit to cost of sales-type leases within our consolidated statement of operations of approximately $6.3 million related to an insured customer warranty obligation that had previously been charged to cost of sales upon the occurrence of the anomaly. Additionally, we recorded a credit to selling, general and administrative expenses within our consolidated statement of operations of approximately $2.9 million related to an insured sales-type lease on Galaxy 10R that that was partially written off as a result of the anomaly.

As of December 31, 2005, we had in effect launch and in-orbit insurance policies covering six satellites in the aggregate amount of approximately $522.4 million. As of such date, these insured satellites had an aggregate net book value and other insurable costs of $682.5 million. We had 19 uninsured satellites in orbit as of December 31, 2005 as follows: PAS-4, which is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

used as a backup satellite; PAS-5 and PAS-7, for which we received insurance proceeds for constructive total losses; Galaxy 1R and Galaxy 3R which have been subsequently taken out of service (see below); SBS-6, which is approaching the end of its useful life; Galaxy 4R, Galaxy 10R, Galaxy 11 and PAS-1R, for which we received insurance proceeds for partial losses; PAS-2, PAS-3R, PAS-6B, PAS-8, PAS-9, Galaxy 9, and Galaxy 12, for which we determined that insurance was not available on commercially reasonable terms; and HGS-3 and Leasat, which have an aggregate book value of approximately $0.5 million. As of December 31, 2005, our Galaxy 9 and Galaxy 14 satellites served as in-orbit backups for the C-band portions of Galaxy 1R, Galaxy 3C, Galaxy 4R, Galaxy 10R, Galaxy 11, Galaxy 12, and Galaxy 13/Horizons 1. The C-band portion of the satellites that were covered by C-band in-orbit backups had an aggregate net book value of approximately $304.2 million as of December 31, 2005 (See Note 8 “Satellites and Other Property and Equipment—Net”).

On January 15, 2006, our Galaxy 3R satellite, operating in an inclined orbit at 74 degrees WL, experienced an anomaly of its SCP and was taken out of service. This satellite had no net book value as of December 31, 2005 and this event is not expected to have a material impact on our future operations or financial results. In January 2006, our Galaxy 12 satellite was replaced by our Galaxy 14 satellite and Galaxy 12 became an in-orbit spare. Additionally, in February 2006, our Galaxy 1R satellite was replaced by our Galaxy 15 satellite and on March 3, 2006, Galaxy 1R was de-orbited. Our Galaxy 9 and Galaxy 12 satellites currently serve as in-orbit backups for the C-band portions of Galaxy 3C, Galaxy 4R, Galaxy 10R, Galaxy 11, Galaxy 13/Horizons 1, Galaxy 14 and Galaxy 15.

Of the insured satellites, as of December 31, 2005, one was covered by policies with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure, or Significant Exclusion Policies. The exclusions reduce the probability of an insurance recovery in the event of a loss on this satellite. Galaxy 13/ Horizons 1, which was placed in service in January 2004 and is insured by a policy with an exclusion for XIPS related anomalies, continues to have available redundant XIPS as its primary propulsion system. Certain enhancements have been made to the XIPS on this satellite to make the systems more robust. In addition, Galaxy 13/Horizons 1 has available backup bi-propellant of approximately 10.9 years as of December 31, 2005.

At December 31, 2005, the uninsured satellites and the satellites insured by Significant Exclusion Policies had a total net book value and other insurable costs of approximately $926.7 million. Of this amount, $836.0 million related to uninsured satellites and $90.7 million related to satellites insured by Significant Exclusion Policies.

Upon the expiration of the insurance policies, there can be no assurance that we will be able to procure new policies on commercially reasonable terms. New policies may only be available with higher premiums or with substantial exclusions or exceptions to coverage for failures of specific components.

An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our income from operations by the amount of such increased premiums.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Customer and Vendor Obligations

We have contracts with certain of our customers which require us to provide equipment, services and other support during the term of the related contracts with us and we have long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of December 31, 2005, we have commitments under these customer and vendor contracts which aggregated approximately $149.6 million related to the provision of equipment, services and other support.

In July 2005, PanAmSat entered into a series of contracts, one of which obligates PanAmSat to guarantee the performance of one of its customers serving as the general contractor for an unrelated third party under a Contractor’s Bond in the amount of approximately $8.8 million. PanAmSat believes that if the customer defaults on its obligations to the unrelated third party, PanAmSat will take the place of the customer as the General Contractor on the overall project. Accordingly, PanAmSat has recorded a non-contingent liability and a deferred charge of approximately $0.8 million to reflect the fair value of its obligation to stand ready to perform under the terms of the guarantee in accordance with the provisions of FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other” (“FIN 45”). PanAmSat has also determined that it has no contingent liability under these contracts as prescribed in Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” because the likelihood that the Company will be required to perform under the agreements is remote.

At the completion of the project, which is expected to occur within the next year, PanAmSat will be relieved from its non-contingent obligations under the indemnity agreement. Accordingly and based on the provisions of FIN 45, the balance of the non-contingent liability is being amortized ratably against selling, general and administrative expenses over the overall term of the project based on the percentage the overall project has been completed in each period. The deferred charge is being amortized against revenues over the term of the related customer contracts based upon the percentage of total customer revenues recognized in each period. As of December 31, 2005, the balances of the liability and the related deferred charge were both approximately $0.6 million.

Change-in-control obligations

(See Note 21 “Subsequent Events”.)

Certain of our senior executives are party to change-in-control severance agreements which provide for payment of severance and other benefits in the event of an involuntary termination of the executive’s employment (as defined in such agreements) within three years after a change in control. The requisite changes of control required under these agreements have occurred and these agreements will apply if an involuntary termination of an executive occurs during the periods specified by the agreements. Based upon current compensation levels, if all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be up to approximately $13.0 million (net of tax benefits of approximately $7.5 million).

In connection with Holdco’s pending Intelsat Merger, our board of directors approved the adoption of a 2005 Severance Pay Plan on terms similar to our existing 2003 Severance Pay Plan and authorized a retention pool of up to $10 million for employees. As of March 2006, retention

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

bonuses totaling approximately $9.6 million have been designated for employees. The 2005 Severance Pay Plan, adopted in connection with the pending Intelsat Merger, allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within 18 months following, a change in control (as defined in such plan). We are currently unable to estimate the amount of future severance to be paid pursuant to the 2005 Severance Pay Plan which would result from a change in control upon the closing of the Intelsat Merger.

As more fully described in Note 15 “Retirement and Incentive Plans”, we and Holdco granted stock options to certain employees subsequent to the Recapitalization. The options granted by us were assumed by Holdco in October 2004. In addition, certain employees also acquired common stock of Holdco. The vesting of the stock options accelerates in the event of certain changes in control of Holdco. Pursuant to contractual obligations, we could be obligated to make payments for vested options and to repurchase shares held by certain employees in the event of the death or qualifying disability of any such employee. In all other circumstances, we have the right, but not the obligation, to call the common stock held by employees and, therefore, no contingent obligation would exist for us.

Upon the consummation of Holdco’s pending Intelsat Merger, based upon the $25 per share Intelsat Merger consideration, assuming the acceleration of all outstanding options and other equity based arrangements and their conversion into a right to receive cash, each as required by the Intelsat Merger Agreement, and assuming that the holders of such equity based arrangements receive the amounts described in the Intelsat Merger Agreement, Holdco will be required to recognize an expense of between $100 million and $110 million, of which approximately $4 million will be recognized by us.

We estimate that the maximum tax costs related to these obligations, including reimbursement of employee excise taxes and lost income tax deductions, would be approximately $40 million for Holdco, of which approximately $1.5 million would be incurred by us.

Consummation of the Intelsat Merger remains subject to various conditions, including satisfaction of the HSR waiting period, receipt of Federal Communications Commission approvals, receipt of financing and other conditions. If the conditions to the Intelsat Merger are satisfied or waived (to the extent permitted by applicable law), Holdco expects to consummate the Intelsat Merger in the second or third quarter of 2006. There can be no assurance that the receipt of all required regulatory approvals and satisfaction of the required conditions will be obtained on a timely basis, or at all. As a result, no liability has been recorded regarding the change-in-control provisions of the Intelsat Merger Agreement indicated above.

Foreign Withholding Taxes

(See Note 21 “Subsequent Events”)

We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The total amount assessed for all periods from March 31, 1996 through March 31, 2003 is approximately $56.3 million. We are contesting the imposition of such taxes. While this contest proceeds, we have been required to advance cash and provide letters of credit totaling approximately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$49.2 million. As of December 31, 2005, we had paid cash of approximately $1.2 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. In connection with the Recapitalization, The DIRECTV Group, which controlled us prior to the Recapitalization, agreed to indemnify us for these and certain other taxes related to any periods or portions of such periods ending on or prior to the day of the closing of the Recapitalization in amounts equal to 80% of the first $75.0 million of such taxes and 100% of such taxes in excess of the first $75.0 million. As a result, our net tax liability related to these periods is capped at $15.0 million (See Note 4 “PanAmSat Merger, Subsequent Sale and Related Transactions” above).

Other

Boeing Satellite Systems, Inc., formerly Hughes Space and Communications Company, has security interests in certain transponders on our PAS-2, PAS-3, PAS-4 and PAS-5 satellites to secure incentive payments owed by us pursuant to satellite construction contracts.

We currently have outstanding letters of credit totaling $49.1 million which primarily relates to the India tax issue noted above. (See Note 21 “Subsequent Events”)

We are involved in litigation in the normal course of our operations. Management does not believe the outcome of such matters will have a material effect on the consolidated financial statements.

18. Operating Segments

Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. We have organized our company into two operating segments based upon the types of customers served, services provided and the economic characteristics of each segment. Our operating segments are:

Fixed Satellite Services (“FSS”): Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH television and provide TT&C and network services to customers.

Government Services (“G2”): Through G2, we provide global satellite and related telecommunications services to the federal government, international government entities, and their contractors.

The DIRECTV Group and News Corporation, which are customers of our FSS segment, comprised approximately 15% and 11%, respectively, of our total revenue in 2004 and approximately 16% and 12%, respectively of our total revenue in 2005.

As a result of the Recapitalization, we began utilizing Segment EBITDA as a measure of performance for our operating segments beginning in the third quarter of 2004. We evaluate the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

performance of our operating segments based on several factors, of which the primary financial measure is segment net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude non-recurring items and other non-cash adjustments largely outside of the segment operating managers’ control (“Segment EBITDA”). Segment EBITDA is presented herein because our chief operating decision maker evaluates and measures each business unit’s performance based on its Segment EBITDA results.

Selected information for our operating segments is as follows (in thousands):

	Year Ended December 31,
	2003	2004	2005
Revenues:
FSS	$775,009	$762,892	$799,581
G2	74,550	85,864	87,553
Eliminations	(18,548)	(21,686)	(26,131)

Total Revenues	$831,011	$827,070	$861,003

Depreciation and Amortization Expense:
FSS	$312,105	$293,420	$275,661
G2	728	1,402	1,264

Total Depreciation and Amortization Expense	$312,833	$294,822	$276,925

Income from Operations:
FSS	$269,573	$8,523	$343,256
G2	8,601	11,452	15,852

Total Income from Operations	$278,174	$19,975	$359,108

Segment EBITDA
FSS	$623,718	$612,089	$655,583

G2	$9,329	$12,854	$17,692

Capital Expenditures:
FSS	$103,205	$177,077	$205,490
G2	—	53	2,355

Total Capital Expenditures	$103,205	$177,130	$207,845

	December 31,
	2004	2005
Assets:
FSS	$4,736,428	$4,808,402
G2	39,531	44,933
Eliminations	(11,464)	(25,254)

Total Assets	$4,764,495	$4,828,081

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth a reconciliation of Income from operations to Segment EBITDA for our FSS operating segment and our G2 operating segment for the periods indicated.

	Year Ended December 31,
	2003	2004	2005
FSS Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$269,573	$8,523	$343,256
Depreciation and amortization	312,105	293,420	275,661

EBITDA	581,678	301,943	618,917
Adjustment of sales-type leases to operating leases (a)	22,858	25,771	26,487
Loss on termination of sales-type leases (b)	—	—	2,307
Effect of Galaxy 10R XIPS anomaly (c)	—	9,090	—
Satellite impairment (d)	—	99,946	—
Gain on satellite insurance claims (e)	—	(9,090)	—
Restructuring charges (f)	4,227	6,192	3,818
Reserves for long-term receivables and sales-type lease adjustments (g)	(632)	24,419	(4,303)
Reversal of allowance for customer credits (h)	8,100	7,200	—
Investments (i)	1,800	—	—
Transaction-related costs (j)	—	155,131	11,900
Gain on sale of teleport (k)	—	(11,113)	—
Gain on undesignated interest rate swap (l)	—	—	(6,611)
Other items (m)	5,687	2,600	3,068

Segment EBITDA	$623,718	$612,089	$655,583

G2 Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$8,601	$11,452	$15,852
Depreciation and amortization	728	1,402	1,264

EBITDA	9,329	12,854	17,116
Restructuring charges(f)	—	—	476
Other items(n)	—	—	100

Segment EBITDA	$9,329	$12,854	$17,692

(a)	For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.
(b)

For fiscal 2005, loss on termination of sales-type leases represents the non-cash loss of $2.3 million incurred upon the conversion of one of our customer’s sales-type lease agreements to operating leases recorded in the first quarter 2005. The loss includes the write-off of the related sales-type lease receivable less the cost of the transponder recorded

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on our books as satellites upon the termination. (See Note 7 “Operating Leases and Net Investment In Sales-type Leases”).
(c)	For fiscal 2004, amount represents certain non-cash charges resulting from the August 2004 XIPS anomaly on Galaxy 10R recorded during the third quarter of 2004.
(d)	For fiscal 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the first quarter of 2004, which resulted in this satellite being de-orbited on April 2, 2004. (See Note 9 “Satellite Technology”).
(e)	For fiscal 2004, gain on satellite insurance claims represents the gain recorded for the Galaxy 10R insurance proceeds. (See Note 9 “Satellite Technology”).
(f)	For all periods presented, restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs. (See Note 16 “Facilities Restructuring and Severance Costs”).
(g)	For all periods presented, reserves for long-term receivables and sales-type lease adjustments represent the amount of customer-related long-term receivables that were evaluated as uncollectible and were partially or fully reserved for during the period. The fiscal 2003 amount represents the receipt of customer payments related to balances previously reserved for, as well as reductions in the reserves for sales-type leases due to our belief that certain customers had improved their credit outlook. These 2003 reserve reductions and collections were partially offset by amounts reserved for in 2003. For fiscal 2004, the adjustment represents the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during this period. For fiscal 2005, the amount represents the reversal of approximately $4.3 million of in-orbit insurance liabilities, representing previously recorded expenses for sales-type leases on our Galaxy 4R and Galaxy 10R satellites that are no longer insured. During 2005, the insurance policies covering our Galaxy 4R and Galaxy 10R satellites expired and were not replaced and, as a result, these satellites and their related assets are no longer insured.
(h)	For fiscal 2003 and 2004, we recorded an allowance for customer credits related to receivables from a customer affiliated with News Corporation, as collectibility was not reasonably assured. (See Note 4 “PanAmSat Merger, Subsequent Sale and Related Transactions”). The adjustments represent the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.
(i)	For fiscal 2003, we wrote down an investment that is accounted for using the cost method to reflect our assessment of its current market value.
(j)	For fiscal 2004, amounts represent the costs incurred in relation to the Recapitalization. These costs consisted of $138.4 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives, and $2.2 million relating to the proxy solicitation and other costs. For fiscal 2005, amount represents (i) $10.0 million paid to the Sponsors on March 22, 2005 in relation to the termination of their respective management services agreement with us and (ii) non-capitalizable third party costs. The $10.0 million termination fee paid to the sponsors on March 22, 2005 is included in Sponsor management fees and the remainder of the costs of approximately $1.9 million are included in Selling, general and administrative expenses within our 2005 Statement of Operations.
(k)	For fiscal 2004, amount represents an $11.1 million gain recorded during the fourth quarter of 2004 in relation to the sale of our Spring Creek Teleport. (See Note 16 “Facilities Restructuring and Severance Costs”).

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(l)	For fiscal 2005, gain on undesignated interest rate swap represents changes in the fair value of the interest rate swap obligation during 2005 when the swap did not qualify for hedge accounting treatment under Generally Accepted Accounting Standards. See Note 11 “Interest Rate Swap Agreements”.
(m)	For fiscal 2003, other items consist of (i) $2.2 million of management retention bonuses, (ii) $1.8 million of non-cash stock compensation expense, (iii) $1.6 million of transaction costs related to acquisitions not consummated and (iv) $1.5 million of loss on disposal of assets, offset by $1.4 million of gain related to the termination of the Galaxy 8-iR construction contract. For fiscal 2004, other items consist of (i) $2.6 million of non-cash stock compensation expense (ii) $0.7 million of expenses for management advisory services from the Sponsors, (iii) $0.2 million loss on disposal of assets and (iv) $0.3 million of transaction costs related to acquisitions not consummated and (v) $0.1 million loss from an investment accounted for by the equity method partially offset by (x) $1.3 million of non-cash reserve adjustments. For fiscal 2005, other items consist of (i) $0.6 million of expenses for management advisory services from the Sponsors and reimbursed expenses which were paid to the Sponsors, (ii) $0.8 million loss on disposal of fixed assets, (iii) $0.8 million of non-cash stock compensation expense, and (iv) $1.1 million of acquisition costs, partially offset by $0.2 million of gains from an investment accounted for by the equity method.
(n)	For fiscal 2005, amount represents $0.1 million of non-cash reserve adjustments.

19. Quarterly Financial Information—Unaudited

Summary financial information on a quarterly basis for us in 2004 and 2005 follows (in thousands, except per share amounts):

	Three Months Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Revenues	$205,430	$206,825	$207,095	$207,720
Income (loss) from operations	(28,923)	44,517	(86,224)	90,605
Net income (loss)	(31,929)	10,666	(76,655)	22,429

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Revenues	$208,808	$213,852	$209,118	$229,225
Income from operations	72,494	75,628	110,074	100,912
Net income (loss)	6,633	(18,876)	51,469	56,394

20. Condensed Consolidating Financial Information

Our 8 1/2% senior notes due 2012 and our 9% senior notes due 2014 are unconditionally guaranteed by certain of our domestic subsidiaries. The following disclosures reflect our Condensed Consolidating Financial Information for the periods presented.

8 1/2% Senior Notes due 2012

Subsequent to the issuance of the consolidated financial statements for the year ended December 31, 2005, management determined that the previously presented condensed

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consolidating financial data for 2004 and 2005 did not reflect the investments in subsidiaries within PanAmSat Corporation under the equity method for purposes of the supplemental combining disclosure. The current presentation has been restated to reflect all investments in subsidiaries under the equity method. Net income (losses) of the subsidiaries accounted for under the equity method are therefore reflected in the parent’s investment accounts. The principal elimination entries eliminate investments in subsidiaries and inter-company balances and transactions. The changes in presentation did not affect our consolidated financial position or consolidated results of operations, nor did the changes adversely impact our compliance with debt covenants or ratios.

Obligations under our 8 1/2% senior notes due 2012 are unconditionally guaranteed on a joint and several basis by certain of our existing domestic subsidiaries. In the first quarter of 2004, we reorganized portions of our subsidiary structure so that certain of our government sales activities operate through a wholly owned subsidiary, G2 Satellite Solutions Corp. As a result, we are required to present consolidating financial information for our company and our subsidiaries within the notes to our condensed consolidated financial statements in accordance with the criteria established for parent companies in Rule 3-10(f) of Regulation S-X. In the second quarter of 2004, we determined that our non-guarantor subsidiaries, which at that time only included our foreign subsidiaries which do not guarantee the 8 1/2% senior notes due 2012, were no longer minor (as defined in Rule 3-10 (h) of Regulation S-X). Our satellite operating companies, which were formed during 2004, are also considered non-guarantor subsidiaries under our 8 1/2% senior notes due 2012, as all domestic subsidiaries formed subsequent to the consummation of the offering of these notes are not considered guarantors under these notes. Therefore, these non-guarantor subsidiaries are included within the following condensed consolidating financial statements for our 8 1/2% senior notes due 2012.

The following condensed consolidating financial information presents the results of operations and cash flows of PanAmSat Corporation, the Guarantor Subsidiaries, the Non-guarantor Subsidiaries (which are our international subsidiaries and our satellite operating companies) and the eliminations necessary to arrive at the information for our company on a consolidated basis as of December 31, 2004 and December 31, 2005 and for the years ended December 31, 2004 and 2005. The principal elimination entries eliminate investments in subsidiaries and inter-company balances and transactions.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(in thousands)

	PanAmSat Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Operating leases, satellite services and other	$756,073	$90,836	$715,627	$(751,412)	$811,124
Outright sales and sales-type leases	15,946	—	—	—	15,946

Total revenues	772,019	90,836	715,627	(751,412)	827,070

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	2,224	—	—	—	2,224
Depreciation and amortization	38,197	1,866	254,759	—	294,822
Direct operating costs (exclusive of depreciation and amortization)	672,472	71,941	164,353	(751,412)	157,354
Selling, general and administrative expenses	8,284	6,827	95,787	—	110,898
Sponsor management fees	731	—	—	—	731
Facilities restructuring and severance costs	6,089	103	—	—	6,192
Gain on insurance claims	(9,090)	—	—	—	(9,090)
Gain on sale of teleport	(11,113)	—	—	—	(11,113)
Satellite impairment loss	—	—	99,946	—	99,946
Transaction-related costs	155,131	—	—	—	155,131

Total operating costs and expenses	862,925	80,737	614,845	(751,412)	807,095

INCOME (LOSS) FROM OPERATIONS	(90,906)	10,099	100,782	—	19,975
INTEREST EXPENSE—Net	158,849	(255)	28,160	—	186,754

INCOME (LOSS) BEFORE INCOME TAXES	(249,755)	10,354	72,622	—	(166,779)
INCOME TAX EXPENSE (BENEFIT)	(140,828)	4,117	45,421	—	(91,290)
EQUITY IN EARNINGS OF SUBSIDIARIES	33,438	—	—	(33,438)	—

NET INCOME (LOSS)	$(75,489)	$6,237	$27,201	$(33,438)	$(75,489)

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands)

	PanAmSat Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Operating leases, satellite services and other	$822,791	$92,643	$832,407	$(900,692)	$847,149
Outright sales and sales-type leases	13,854	—	—	—	13,854

Total revenues	836,645	92,643	832,407	(900,692)	861,003

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	(4,303)	—	—	—	(4,303)
Depreciation and amortization	30,895	1,974	244,056	—	276,925
Direct operating costs (exclusive of depreciation and amortization)	861,414	68,917	114,231	(900,692)	143,870
Selling, general and administrative expenses	64,340	5,278	5,351	—	74,969
Sponsor management fees	10,444	—	—	—	10,444
Facilities restructuring and severance costs	3,818	476	—	—	4,294
Loss on termination of sales-type leases	2,307	—	—	—	2,307
Gain on undesignated interest rate swap	(6,611)	—	—	—	(6,611)

Total operating costs and expenses	962,304	76,645	363,638	(900,692)	501,895

INCOME (LOSS) FROM OPERATIONS	(125,659)	15,998	468,769	—	359,108
INTEREST EXPENSE—Net	186,070	(62)	75,375	—	261,383

INCOME (LOSS) BEFORE INCOME TAXES	(311,729)	16,060	393,394	—	97,725
INCOME TAX EXPENSE (BENEFIT)	(144,860)	5,959	141,006	—	2,105
EQUITY IN EARNINGS OF SUBSIDIARIES	262,489	—	—	(262,489)	—

NET INCOME	$95,620	$10,101	$252,388	$(262,489)	$95,620

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

AT DECEMBER 31, 2004

(in thousands, except share data)

	PanAmSat Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$29,897	$—	$8,710	$—	$38,607
Accounts receivable—net	38,807	26,686	3,887	—	69,380
Net investment in sales-type leases	24,776	—	—	—	24,776
Prepaid expenses and other (principally prepaid insurance)	47,075	6,949	105	(28,168)	25,961
Deferred income taxes	7,817	—	—	—	7,817
Assets held for sale	3,300	—	—	—	3,300

Total current assets	151,672	33,635	12,702	(28,168)	169,841
SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	533,141	3,836	1,418,687	—	1,955,664
NET INVESTMENT IN SALES-TYPE LEASES	74,990	—	—	—	74,990
GOODWILL	2,237,107	7,024	—	—	2,244,131
DEFERRED CHARGES AND OTHER ASSETS—Net	1,157,120	1,322	1,427	(840,000)	319,869
INVESTMENT IN AFFILIATES AND SUBSIDIARIES	4,210,344	—	—	(4,210,344)	—
DUE FROM AFFILIATES	1,375	7,911	2,081,700	(2,090,986)	—

TOTAL ASSETS	$8,365,749	$53,728	$3,514,516	$(7,169,498)	$4,764,495

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$55,784	$10,814	$1,893	$—	$68,491
Current portion of long-term debt	4,100	—	—	—	4,100
Current portion of satellite incentives	13,148	—	—	—	13,148
Accrued interest payable	45,589	—	28,168	(28,168)	45,589
Deferred gains and revenues	18,953	7,665	—	—	26,618

Total current liabilities	137,574	18,479	30,061	(28,168)	157,946

LONG-TERM DEBT	3,603,900	—	840,000	(840,000)	3,603,900
DEFERRED INCOME TAXES	33,723	67	—	—	33,790
DEFERRED CREDITS AND OTHER (principally customer deposits, satellite incentive obligations and deferred revenue)	(4,019)	542	274,577	—	271,100
DUE TO AFFILIATES	2,081,700	9,286	—	(2,090,986)	—

TOTAL LIABILITIES	5,852,878	28,374	1,144,638	(2,959,154)	4,066,736

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common Stock, $0.01 par value	—	—	—	—	—
Additional paid-in capital	129,817	10,070	1,805,044	(1,815,112)	129,819
Retained earnings	2,381,832	18,702	564,834	(2,395,232)	570,136
Accumulated other comprehensive income	1,222	—	—	—	1,222
Other stockholders’ equity	—	(3,418)	—	—	(3,418)

Total stockholders’ equity	2,512,871	25,354	2,369,878	(4,210,344)	697,759

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,365,749	$53,728	$3,514,516	$(7,169,498)	$4,764,495

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

AT DECEMBER 31, 2005

(in thousands, except share data)

	PanAmSat Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$121,181	$—	$4,764	$—	$125,945
Accounts receivable—net	40,305	23,226	2,887	—	66,418
Net investment in sales-type leases	12,260	—	—	—	12,260
Prepaid expenses and other (principally prepaid insurance)	123,114	156	642	(103,769)	20,143
Deferred income taxes	16,711	—	—	—	16,711

Total current assets	313,571	23,382	8,293	(103,769)	241,477
SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	494,299	4,774	1,450,487	—	1,949,560
NET INVESTMENT IN SALES-TYPE LEASES	64,913	—	—	—	64,913
GOODWILL	2,238,676	5,455	—	—	2,244,131
DEFERRED CHARGES AND OTHER ASSETS—Net	1,163,510	1,824	2,666	(840,000)	328,000
INVESTMENT IN AFFILIATES AND SUBSIDIARIES	2,059,263	—	—	(2,059,263)	—
DUE FROM AFFILIATES	(15,803)	24,023	859,078	(867,298)	—

TOTAL ASSETS	$6,318,429	$59,458	$2,320,524	$(3,870,330)	$4,828,081

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$75,474	$8,778	$1,009	$—	$85,261
Current portion of long-term debt	16,600	—	—	—	16,600
Current portion of satellite incentives	13,240	—	—	—	13,240
Accrued interest payable	37,103	—	103,769	(103,769)	37,103
Due to Affiliates	50,233	—	—	—	50,233
Deferred gains and revenues	18,027	6,487	—	—	24,514

Total current liabilities	210,677	15,265	104,778	(103,769)	226,951

LONG-TERM DEBT	2,915,400	—	840,000	(840,000)	2,915,400
DEFERRED INCOME TAXES	24,550	—	(238)	—	24,312
DEFERRED CREDITS AND OTHER (principally customer deposits, satellite incentive obligations and deferred revenue)	130,973	519	217,396	—	348,888
DUE TO AFFILIATES	859,078	8,220	—	(867,298)	—

TOTAL LIABILITIES	4,140,678	24,004	1,161,936	(1,811,067)	3,515,551

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common Stock, $0.01 par value	—	—	—	—	—
Additional paid-in capital	803,545	10,069	855,152	(865,221)	803,545
Retained earnings	1,374,303	28,803	303,436	(1,194,042)	512,500
Accumulated other comprehensive loss	(97)	—	—	—	(97)
Other stockholders’ equity	—	(3,418)	—	—	(3,418)

Total stockholders’ equity	2,177,751	35,454	1,158,588	(2,059,263)	1,312,530

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,318,429	$59,458	$2,320,524	$(3,870,330)	$4,828,081

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

(in thousands)

	PanAmSat Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(75,489)	$6,237	$27,201	$(33,438)	$(75,489)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	38,197	1,866	254,759	—	294,822
Deferred income taxes	(142,918)	—	44,960	—	(97,958)
Equity in earnings of subsidiaries	(33,438)	—	—	33,438	—
Amortization of debt issuance costs and other deferred charges	14,079	—	—	—	14,079
Provision for uncollectible receivables	31,226	—	—	—	31,226
Loss on early extinguishment of debt	25,751	—	—	—	25,751
Facilities restructuring and severance costs	6,093	—	—	—	6,093
Reversal of sales-type lease liabilities	(3,727)	—	—	—	(3,727)
Satellite impairment loss	—	—	99,946	—	99,946
Effect of Galaxy 10R XIPS anomaly	9,090	—	—	—	9,090
Gain on sale of teleport	(11,113)	—	—	—	(11,113)
Gain on insurance claims	(9,090)	—	—	—	(9,090)
Gain on disposal of fixed assets	(1,332)	—	—	—	(1,332)
Other non-cash items	(4,065)	15	1,483	—	(2,567)
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	25,770	—	—	—	25,770
Operating leases and other receivables	(28,205)	3,336	(2,539)	28,168	760
Prepaid expenses and other assets	(835,640)	(4,639)	171	840,000	(108)
Due from affiliates	10,993	(292)	(3,000)	(7,701)	—
Accounts payable and accrued liabilities	(18,528)	1,046	28,589	(28,168)	(17,061)
Due to affiliates	444,228	(7,701)	(444,228)	7,701	—
Deferred gains and revenues	3,807	375	—	—	4,182

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(554,311)	243	7,342	840,000	293,274

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(177,080)	(50)	(1,557,956)	1,557,956	(177,130)
Net sales (purchases) of short-term investments	374,097	—	—	—	374,097
Insurance proceeds from satellite recoveries	362,230	—	—	—	362,230
Proceeds from sale of teleport	14,370	—	—	—	14,370
Proceeds from satellite manufacturer	1,264	—	—	—	1,264
Investments in affiliates	(717,956)	—	—	717,956	—
Sale of fixed assets	1,557,956	—	—	(1,557,956)	—
Acquisitions, net of cash acquired	—	(535)	(14)	—	(549)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,414,881	(585)	(1,557,970)	717,956	574,282

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	3,512,615	—	840,000	(840,000)	3,512,615
Repayments of long-term debt	(1,604,615)	—	—	—	(1,604,615)
Capitalized transaction and debt issuance costs	(151,114)	—	—	—	(151,114)
New incentive obligations	20,824	—	—	—	20,824
Repayments of incentive obligations	(12,645)	—	—	—	(12,645)
Repurchase of common stock	(2,783,799)	—	—	—	(2,783,799)
Capital contributed by affiliate	9,200	—	—	—	9,200
Other equity related transactions	3,566	—	717,956	(717,956)	3,566

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,005,968)	—	1,557,956	(1,557,956)	(1,005,968)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	932	—	—	—	932

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(144,466)	(342)	7,328	—	(137,480)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	174,363	342	1,382	—	176,087

CASH AND CASH EQUIVALENTS, END OF PERIOD	$29,897	$—	$8,710	$—	$38,607

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands)

	PanAmSat Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$95,620	$10,101	$252,388	$(262,489)	$95,620
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,895	1,974	244,056	—	276,925
Deferred income taxes	(142,383)	(67)	139,128	—	(3,322)
Equity in earnings of subsidiaries	(262,489)	—	—	262,489	—
Amortization of debt issuance costs and other deferred charges	19,565	—	—	—	19,565
Provision for uncollectible receivables	(2,724)	—	—	—	(2,724)
Loss on early extinguishment of debt	24,161	—	—	—	24,161
Loss on termination of sales-type leases	2,307	—	—	—	2,307
Facilities restructuring and severance costs	3,818	476	—	—	4,294
Reversal of sales-type lease liabilities	(4,303)	—	—	—	(4,303)
Gain on undesignated interest rate swap	(6,611)	—	—	—	(6,611)
Other non-cash items	15,335	555	(17,809)		(1,919)
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	26,497	—	—	—	26,497
Operating leases and other receivables	(76,619)	3,460	(322)	75,600	2,119
Prepaid expenses and other assets	(3,987)	6,894	(720)	—	2,187
Due from affiliates	(54,550)	(927)	71,154	(16,728)	(1,051)
Accounts payable and accrued liabilities	(14,434)	(2,037)	74,349	(75,600)	(17,722)
Due to affiliates	697,566	(16,728)	(697,566)	16,728	—
Deferred gains and revenues	(684)	(1,420)	—	—	(2,104)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	346,980	2,281	64,658	—	413,919

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(205,564)	(2,281)	—	—	(207,845)
Investments in affiliates	—	—	—	—	—
Proceeds from sale of teleport	3,161	—	—	—	3,161
Acquisitions/divestitures, net of cash acquired/paid	26,093	—	(68,604)	—	(42,511)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(176,310)	(2,281)	(68,604)	—	(247,195)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(676,000)	—	—	—	(676,000)
Contribution of dividends to parent	(101,792)	—	—	—	(101,792)
Capital contribution by parent	658,350	—	—	—	658,350
Capitalized debt issuance costs	(598)	—	—	—	(598)
New incentive obligations	4,662	—	—	—	4,662
Repayments of incentive obligations	(12,429)	—	—	—	(12,429)
Funding of capital expenditures by customer	47,375	—	—	—	47,375
Other equity related transactions	—	—	—	—	—

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(80,432)	—	—	—	(80,432)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,046	—	—	—	1,046

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	91,284	—	(3,946)	—	87,338
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	29,897	—	8,710	—	38,607

CASH AND CASH EQUIVALENTS, END OF PERIOD	$121,181	$—	$4,764	$—	$125,945

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9% Senior Notes Due 2014

Subsequent to the issuance of the consolidated financial statements for the year ended December 31, 2005, management determined that the previously presented condensed consolidating financial data for 2003, 2004 and 2005 did not reflect the investments in subsidiaries within PanAmSat Corporation under the equity method for purposes of the supplemental combining disclosure. The current presentation has been restated to reflect all investments in subsidiaries under the equity method. Net income (losses) of the subsidiaries accounted for under the equity method are therefore reflected in the parent’s investment accounts. The principal elimination entries eliminate investments in subsidiaries and inter-company balances and transactions. The changes in presentation did not affect our consolidated financial position or consolidated results of operations, nor did the changes adversely impact our compliance with debt covenants or ratios.

Our 9% senior notes due 2014 are unsecured, and are, or will be, as the case may be, unconditionally guaranteed by each of our existing and certain subsequently acquired or organized domestic restricted subsidiaries. In the third and fourth quarters of 2004, we formed new domestic subsidiaries, which own our satellites. These subsidiaries are guarantors of our 9% senior notes due 2014. As a result, we are now required to present condensed consolidating financial information for our company and these domestic restricted subsidiaries within the notes to our consolidated financial statements in accordance with the criteria established for parent companies in Rule 3-10(f) of Regulation S-X. Prior to the second quarter of 2004, all of our subsidiaries, other than the subsidiary guarantors that guarantee the 9% senior notes due 2014, were minor (as defined in Rule 3-10(h) of Regulation S-X). Accordingly, financial information for these other non-guarantor subsidiaries is not separately presented for periods prior to 2004.

The following condensed consolidating financial information presents the results of operations, financial position and cash flows of PanAmSat Corporation, the Guarantor Subsidiaries (including our recently formed satellite operating companies) and the eliminations necessary to arrive at the information for our company on a consolidated basis as of December 31, 2004 and December 31, 2005 and for the years ended December 31, 2003, 2004 and 2005. The principal elimination entries eliminate investments in subsidiaries and inter-company balances and transactions.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	PanAmSat Corporation	Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Operating leases, satellite services and other	$814,006	$752,947	$(752,947)	$814,006
Outright sales and sales-type leases	17,005	—	—	17,005

Total revenues	831,011	752,947	(752,947)	831,011

OPERATING COSTS AND EXPENSES:
Depreciation and amortization	47,361	265,472	—	312,833
Direct operating costs (exclusive of depreciation and amortization)	760,752	141,891	(752,947)	149,696
Selling, general and administrative expenses	6,457	79,624	—	86,081
Facilities restructuring and severance costs	4,227	—	—	4,227

Total operating costs and expenses	818,797	486,987	(752,947)	552,837

INCOME FROM OPERATIONS	12,214	265,960	—	278,174
INTEREST EXPENSE—Net	143,632	—	—	143,632

INCOME (LOSS) BEFORE INCOME TAXES	(131,418)	265,960	—	134,542
INCOME TAX EXPENSE (BENEFIT)	(34,197)	69,207	—	35,010
EQUITY IN EARNINGS OF SUBSIDIARIES	196,753	—	(196,753)	—

NET INCOME	$99,532	$196,753	$(196,753)	$99,532

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(in thousands)

	PanAmSat Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Operating leases, satellite services and other	$756,073	$785,256	$21,207	$(751,412)	$811,124
Outright sales and sales-type leases	15,946	—	—	—	15,946

Total revenues	772,019	785,256	21,207	(751,412)	827,070

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	2,224	—	—	—	2,224
Depreciation and amortization	38,197	256,277	348	—	294,822
Direct operating costs (exclusive of depreciation and amortization)	672,472	233,706	2,588	(751,412)	157,354
Selling, general and administrative expenses	8,284	95,256	7,358	—	110,898
Sponsor management fees	731	—	—	—	731
Facilities restructuring and severance costs	6,089	103	—	—	6,192
Gain on insurance claims	(9,090)	—	—	—	(9,090)
Gain on sale of teleport	(11,113)	—	—	—	(11,113)
Satellite impairment loss	—	99,946	—	—	99,946
Transaction-related costs	155,131	—	—	—	155,131

Total operating costs and expenses	862,925	685,288	10,294	(751,412)	807,095

INCOME (LOSS) FROM OPERATIONS	(90,906)	99,968	10,913	—	19,975
INTEREST EXPENSE—Net	158,849	27,913	(8)	—	186,754

INCOME (LOSS) BEFORE INCOME TAXES	(249,755)	72,055	10,921	—	(166,779)
INCOME TAX EXPENSE (BENEFIT)	(140,828)	49,076	462	—	(91,290)
EQUITY IN EARNINGS OF SUBSIDIARIES	33,438	—	—	(33,438)	—

NET INCOME (LOSS)	$(75,489)	$22,979	$10,459	$(33,438)	$(75,489)

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands)

	PanAmSat Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
REVENUES:
Operating leases, satellite services and other	$822,791	$902,104	$22,946	$(900,692)	$847,149
Outright sales and sales-type leases	13,854	—	—	—	13,854

Total revenues	836,645	902,104	22,946	(900,692)	861,003

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	(4,303)	—	—	—	(4,303)
Depreciation and amortization	30,895	243,410	2,620	—	276,925
Direct operating costs (exclusive of depreciation and amortization)	861,414	180,812	2,336	(900,692)	143,870
Selling, general and administrative expenses	64,340	5,278	5,351	—	74,969
Sponsor management fees	10,444	—	—	—	10,444
Facilities restructuring and severance costs	3,818	476	—	—	4,294
Loss on termination of sales-type leases	2,307	—	—	—	2,307
Gain on undesignated interest rate swap	(6,611)	—	—	—	(6,611)

Total operating costs and expenses	962,304	429,976	10,307	(900,692)	501,895

INCOME (LOSS) FROM OPERATIONS	(125,659)	472,128	12,639	—	359,108
INTEREST EXPENSE—Net	186,070	75,538	(225)	—	261,383

INCOME (LOSS) BEFORE INCOME TAXES	(311,729)	396,590	12,864	—	97,725
INCOME TAX EXPENSE (BENEFIT)	(144,860)	144,852	2,113	—	2,105
EQUITY IN EARNINGS OF SUBSIDIARIES	262,489	—	—	(262,489)	—

NET INCOME	$95,620	$251,738	$10,751	$(262,489)	$95,620

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

AT DECEMBER 31, 2004

(in thousands, except share data)

	PanAmSat Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$29,897	$—	$8,710	$—	$38,607
Accounts receivable—net	38,807	26,686	3,887	—	69,380
Net investment in sales-type leases	24,776	—	—	—	24,776
Prepaid expenses and other (principally prepaid insurance)	47,075	6,949	105	(28,168)	25,961
Deferred income taxes	7,817	—	—	—	7,817
Assets held for sale	3,300	—	—	—	3,300

Total current assets	151,672	33,635	12,702	(28,168)	169,841
SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	533,141	1,421,834	689	—	1,955,664
NET INVESTMENT IN SALES-TYPE LEASES	74,990	—	—	—	74,990
GOODWILL	2,237,107	7,024	—	—	2,244,131
DEFERRED CHARGES AND OTHER ASSETS—Net	1,157,120	1,322	1,427	(840,000)	319,869
INVESTMENT IN AFFILIATES AND SUBSIDIARIES	4,210,344	—	—	(4,210,344)	—
DUE FROM AFFILIATES	1,375	2,081,653	7,958	(2,090,986)	—

TOTAL ASSETS	$8,365,749	$3,545,468	$22,776	$(7,169,498)	$4,764,495

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$55,784	$10,814	$1,893	$—	$68,491
Current portion of long-term debt	4,100	—	—	—	4,100
Current portion of satellite incentives	13,148	—	—	—	13,148
Accrued interest payable	45,589	28,168	—	(28,168)	45,589
Deferred gains and revenues	18,953	7,665	—	—	26,618

Total current liabilities	137,574	46,647	1,893	(28,168)	157,946

LONG-TERM DEBT	3,603,900	840,000	—	(840,000)	3,603,900
DEFERRED INCOME TAXES	33,723	67	—	—	33,790
DEFERRED CREDITS AND OTHER (principally customer deposits, satellite incentive obligations and deferred revenue)	(4,019)	274,794	325	—	271,100
DUE TO AFFILIATES	2,081,700	9,286	—	(2,090,986)	—

TOTAL LIABILITIES	5,852,878	1,170,794	2,218	(2,959,154)	4,066,736

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common Stock, $0.01 par value	—	—	—	—	—
Additional paid-in capital	129,817	1,816,126	(1,012)	(1,815,112)	129,819
Retained earnings	2,381,832	561,966	21,570	(2,395,232)	570,136
Accumulated other comprehensive income	1,222	—	—	—	1,222
Other stockholders’ equity	—	(3,418)	—	—	(3,418)

Total stockholders’ equity	2,512,871	2,374,674	20,558	(4,210,344)	697,759

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,365,749	$3,545,468	$22,776	$(7,169,498)	$4,764,495

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS

AT DECEMBER 31, 2005

(in thousands, except share data)

	PanAmSat Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$121,181	$—	$4,764	$—	$125,945
Accounts receivable—net	40,305	23,226	2,887	—	66,418
Net investment in sales-type leases	12,260	—	—	—	12,260
Prepaid expenses and other (principally prepaid insurance)	123,114	156	642	(103,769)	20,143
Deferred income taxes	16,711	—	—	—	16,711

Total current assets	313,571	23,382	8,293	(103,769)	241,477
SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	494,299	1,388,587	66,674	—	1,949,560
NET INVESTMENT IN SALES-TYPE LEASES	64,913	—	—	—	64,913
GOODWILL	2,238,676	5,455	—	—	2,244,131
DEFERRED CHARGES AND OTHER ASSETS—Net	1,163,510	1,824	2,666	(840,000)	328,000
INVESTMENT IN AFFILIATES AND SUBSIDIARIES	2,059,263	—	—	(2,059,263)	—
DUE FROM AFFILIATES	(15,803)	946,284	(63,183)	(867,298)	—

TOTAL ASSETS	$6,318,429	$2,365,532	$14,450	$(3,870,330)	$4,828,081

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$75,474	$8,778	$1,009	$—	$85,261
Current portion of long-term debt	16,600	—	—	—	16,600
Current portion of satellite incentives	13,240	—	—	—	13,240
Accrued interest payable	37,103	103,769	—	(103,769)	37,103
Due to affiliates	50,233	—	—	—	50,233
Deferred gains and revenues	18,027	6,487	—	—	24,514

Total current liabilities	210,677	119,034	1,009	(103,769)	226,951

LONG-TERM DEBT	2,915,400	840,000	—	(840,000)	2,915,400
DEFERRED INCOME TAXES	24,550	—	(238)	—	24,312
DEFERRED CREDITS AND OTHER (principally customer deposits, satellite incentive obligations and deferred revenue)	130,973	217,583	332	—	348,888
DUE TO AFFILIATES	859,078	8,220	—	(867,298)	—

TOTAL LIABILITIES	4,140,678	1,184,837	1,103	(1,811,067)	3,515,551

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common Stock, $0.01 par value	—	—	—	—	—
Additional paid-in capital	803,545	866,047	(826)	(865,221)	803,545
Retained earnings	1,374,303	318,066	14,173	(1,194,042)	512,500
Accumulated other comprehensive loss	(97)	—	—	—	(97)
Other stockholders’ equity	—	(3,418)	—	—	(3,418)

Total stockholders’ equity	2,177,751	1,180,695	13,347	(2,059,263)	1,312,530

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,318,429	$2,365,532	$14,450	$(3,870,330)	$4,828,081

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	PanAmSat Corporation	Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$99,532	$196,753	$(196,753)	$99,532
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	47,361	265,472	—	312,833
Deferred income taxes	(54,485)	69,207	—	14,722
Equity in earnings of subsidiaries	(196,753)	—	196,753	—
Amortization of debt issuance costs and other deferred charges	9,731	—	—	9,731
Provision for uncollectible receivables	(1,632)	—	—	(1,632)
Loss on early extinguishment of debt	10,663	—	—	10,663
Facilities restructuring and severance costs	4,227	—	—	4,227
Other non-cash items	2,756	—	—	2,756
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	22,858	—	—	22,858
Operating leases and other receivables	(19,949)	—	—	(19,949)
Prepaid expenses and other assets	21,946	—	—	21,946
Accounts payable and accrued liabilities	(12,342)	—	—	(12,342)
Due to affiliates	531,432	(531,432)	—	—
Deferred gains and revenues	7,159	—	—	7,159

NET CASH PROVIDED BY OPERATING ACTIVITIES	472,504	—	—	472,504

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(103,205)	(120,586)	120,586	(103,205)
Net sales (purchases) of short-term investment	21,318	—	—	21,318
Insurance proceeds from satellite recoveries	27,699	74,950	—	102,649
Proceeds from satellite manufacturer	69,500	—	—	69,500
Investments in affiliates	(45,636)	—	45,636	—
Sale of fixed assets	120,586	—	(120,586)	—
Acquisitions, net of cash acquired	(20,151)	—	—	(20,151)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	70,111	(45,636)	45,636	70,111

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(850,000)	—	—	(850,000)
Debt issuance costs	(1,456)	—	—	(1,456)
New incentive obligations	5,642	—	—	5,642
Repayments of incentive obligations	(11,781)	—	—	(11,781)
Other equity related transactions	2,328	45,636	(45,636)	2,328

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(855,267)	45,636	(45,636)	(855,267)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	374	—	—	374

NET DECREASE IN CASH AND CASH EQUIVALENTS	(312,278)	—	—	(312,278)

CASH AND CASH EQUIVALENTS, beginning of period	488,365	—	—	488,365

CASH AND CASH EQUIVALENTS, end of period	$176,087	$—	$—	$176,087

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

(in thousands)

	PanAmSat Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(75,489)	$22,979	$10,459	$(33,438)	$(75,489)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	38,197	256,277	348	—	294,822
Deferred income taxes	(142,918)	44,960	—	—	(97,958)
Equity in earnings of subsidiaries	(33,438)	—	—	33,438	—
Amortization of debt issuance costs and other deferred charges	14,079	—	—	—	14,079
Provision for uncollectible receivables	31,226	—	—	—	31,226
Loss on early extinguishment of debt	25,751	—	—	—	25,751
Facilities restructuring and severance costs	6,093	—	—	—	6,093
Reversal of sales-type lease liabilities	(3,727)	—	—	—	(3,727)
Satellite impairment loss	—	99,946	—	—	99,946
Effect of Galaxy 10R XIPS anomaly	9,090	—	—	—	9,090
Gain on sale of teleport	(11,113)	—	—	—	(11,113)
Gain on insurance claims	(9,090)	—	—	—	(9,090)
Gain on disposal of fixed assets	(1,332)	—	—	—	(1,332)
Other non-cash items	(4,065)	15	1,483	—	(2,567)
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	25,770	—	—	—	25,770
Operating leases and other receivables	(28,205)	3,336	(2,539)	28,168	760
Prepaid expenses and other assets	(835,640)	(4,639)	171	840,000	(108)
Due from affiliates	10,993	(292)	(3,000)	(7,701)	—
Accounts payable and accrued liabilities	(18,528)	29,215	420	(28,168)	(17,061)
Due to affiliates	444,228	(451,929)	—	7,701	—
Deferred gains and revenues	3,807	375	—	—	4,182

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(554,311)	243	7,342	840,000	293,274

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(177,080)	(1,558,006)	—	1,557,956	(177,130)
Net sales (purchases) of short-term investments	374,097	—	—	—	374,097
Insurance proceeds from satellite recoveries	362,230	—	—	—	362,230
Proceeds from sale of teleport	14,370	—	—	—	14,370
Proceeds from satellite manufacturer	1,264	—	—	—	1,264
Investments in affiliates	(717,956)	—	—	717,956	—
Sale of fixed assets	1,557,956	—	—	(1,557,956)	—
Acquisitions, net of cash acquired	—	(535)	(14)	—	(549)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,414,881	(1,558,541)	(14)	717,956	574,282

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	3,512,615	840,000	—	(840,000)	3,512,615
Repayments of long-term debt	(1,604,615)	—	—	—	(1,604,615)
Capitalized transaction and debt issuance costs	(151,114)	—	—	—	(151,114)
New incentive obligations	20,824	—	—	—	20,824
Repayments of incentive obligations	(12,645)	—	—	—	(12,645)
Repurchase of common stock	(2,783,799)	—	—	—	(2,783,799)
Capital contributed by affiliate	9,200	—	—	—	9,200
Other equity related transactions	3,566	717,956	—	(717,956)	3,566

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,005,968)	1,557,956	—	(1,557,956)	(1,005,968)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	932	—	—	—	932

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(144,466)	(342)	7,328	—	(137,480)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	174,363	342	1,382	—	176,087

CASH AND CASH EQUIVALENTS, END OF PERIOD	$29,897	$—	$8,710	$—	$38,607

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands)

	PanAmSat Corporation	Guarantor Subsidiaries	Non Guarantor Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$95,620	$251,738	$10,751	$(262,489)	$95,620
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,895	243,410	2,620	—	276,925
Deferred income taxes	(142,383)	138,826	235	—	(3,322)
Equity in earnings of subsidiaries	(262,489)	—	—	262,489	—
Amortization of debt issuance costs and other deferred charges	19,565	—	—	—	19,565
Provision for uncollectible receivables	(2,724)	—	—	—	(2,724)
Loss on early extinguishment of debt	24,161	—	—	—	24,161
Loss on termination of sales-type leases	2,307	—	—	—	2,307
Facilities restructuring and severance costs	3,818	476	—	—	4,294
Reversal of sales-type lease liabilities	(4,303)	—	—	—	(4,303)
Gain on undesignated interest rate swap	(6,611)	—	—	—	(6,611)
Other non-cash items	15,335	555	(17,809)		(1,919)
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	26,497	—	—	—	26,497
Operating leases and other receivables	(76,619)	3,460	(322)	75,600	2,119
Prepaid expenses and other assets	(3,987)	6,894	(720)	—	2,187
Due from affiliates	(54,550)	(927)	71,154	(16,728)	(1,051)
Accounts payable and accrued liabilities	(14,434)	73,563	(1,251)	(75,600)	(17,722)
Due to affiliates	697,566	(714,294)	—	16,728	—
Deferred gains and revenues	(684)	(1,420)	—	—	(2,104)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	346,980	2,281	64,658	—	413,919

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(205,564)	(2,281)	—	—	(207,845)
Investments in affiliates	—	—	—	—	—
Proceeds from sale of teleport	3,161	—	—	—	3,161
Acquisitions/divestitures, net of cash acquired/paid	26,093	—	(68,604)	—	(42,511)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(176,310)	(2,281)	(68,604)	—	(247,195)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(676,000)	—	—	—	(676,000)
Contribution of dividends to parent	(101,792)	—	—	—	(101,792)
Capital contribution by parent	658,350	—	—	—	658,350
Capitalized debt issuance costs	(598)	—	—	—	(598)
New incentive obligations	4,662	—	—	—	4,662
Repayments of incentive obligations	(12,429)	—	—	—	(12,429)
Funding of capital expenditures by customer	47,375	—	—	—	47,375
Other equity related transactions	—	—	—	—	—

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(80,432)	—	—	—	(80,432)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,046	—	—	—	1,046

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	91,284	—	(3,946)	—	87,338

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	29,897	—	8,710	—	38,607

CASH AND CASH EQUIVALENTS, END OF PERIOD	$121,181	$—	$4,764	$—	$125,945

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. Subsequent Events

Intelsat Merger Transaction

On May 25, 2006, we were informed that the United States Department of Justice (“DOJ”) closed its antitrust investigation of the pending Intelsat Merger. Acting under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the DOJ is not seeking to condition, and is not otherwise commenting on, the proposed merger. On June 19, 2006, the U.S. Federal Communications Commission approved the Merger Transaction.

As a result of the DOJ closing its antitrust investigation, we have determined that the Intelsat Merger is now probable of occurring, and as a result, certain severance, retention and equity related costs which are subject to the completion of the Intelsat Merger will be recorded in connection with the merger and all Holdco equity-related compensation costs currently recorded within stockholders’ equity will be reclassified to current obligations pursuant to the provisions of SFAS 123(R). We estimate that Holdco’s total costs related to these change-in control obligations, excluding severance costs pursuant to our 2005 Severance Pay Plan, will be between $160.0 million and $175.0 million, including maximum estimated tax costs of approximately $40.0 million. Based upon information currently available to the company regarding plans for the integration of the company with Intelsat in the pending merger, we are currently unable to estimate the amount of future severance to be paid pursuant to the 2005 Severance Pay Plan. (See Note 15 “Retirement and Incentive Plans” and Note 17 “Commitments and Contingencies—Change-In-Control Obligations”).

In relation to the pending Intelsat Merger, certain of our senior executives have been offered, and have recently accepted, employment with post-merger Intelsat. As a result, these executives are now not eligible to receive any payments related to their respective change-in-control agreements. Based upon current compensation levels and assuming that the Intelsat Merger transaction is completed on June 30, 2006, the previously disclosed maximum estimated cost of the termination-related benefits specified by these respective severance agreements of $11.8 million (net of tax benefits of $6.8 million) has been revised to exclude the executives that will be employed by the post-merger Intelsat and is currently estimated to be approximately $9.1 million (net of tax benefits of approximately $5.2 million).

Intelsat has requested that we terminate both the PanAmSat Deferred Compensation Plan and the PanAmSat Supplemental Savings Plan immediately before the close of the Intelsat Merger. Termination of the plans has been approved by both the Compensation Committee of PanAmSat’s Board of Directors as well as PanAmSat’s Board of Directors. The termination of the Plans is conditioned upon the closing of the Intelsat Merger. Payments of account balances to participants of the plans are expected to be made within twelve months of the plans’ termination, with certain balances expected to be paid within 30 days of the plans’ termination. As of March 31, 2006, our liabilities for these two plans totaled approximately $14.6 million. Additionally, the settlement of 0.2 million of deferred stock units held within the PanAmSat Deferred Compensation Plan will result in an additional liability of approximately $5.1 million, which will be paid upon the closing of the Intelsat Merger. $1.5 million of this amount was recorded within additional paid in capital in our consolidated balance sheet as of March 31, 2006. The difference of $3.6 million will be expensed in connection with the Intelsat Merger.

In connection with the Intelsat Merger, we plan to issue 9% Senior Notes due 2016 with aggregate principal of $575.0 million. The net proceeds from the issuance of these senior notes,

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the net proceeds of the issuance of notes being offered by a subsidiary of Intelsat in connection with the Intelsat Merger, amounts to be drawn under a new senior unsecured credit facility of a subsidiary of Intelsat and available cash on hand of Intelsat, Holdco and their respective subsidiaries will be used to consummate the Intelsat Merger, fund the purchase of all of Holdco’s tendered 10 3/8% Senior Discount Notes due 2014 (see below) and pay related fees and expenses. Our Board of Directors has approved the future filing of an Exchange Offer and Registration Statement under which the $575.0 million notes will be exchanged for notes registered under the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934.

On May 30, 2006, Holdco commenced an offer to purchase (“Tender Offer”) any and all of its outstanding 10 3/8% Senior Discount Notes due 2014 (“10 3/8% Senior Discount Notes”). In connection with the Tender Offer, Holdco also solicited the consent of the holders of its 10 3/8% discount notes to amend the indenture governing the 10 3/8% Senior Discount Notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and certain other provision contained in that indenture. The amendment to the indenture governing the 10 3/8% Senior Discount Notes was approved by the requisite holders of the 10 3/8% Senior Discount Notes on June 14, 2006 and as of June 19, 2006, the holders of approximately 99.65% of the outstanding 10 3/8% Senior Discount Notes have tendered their notes. As a result, a supplemental indenture to effect the proposed amendments has been executed with the trustee of the 10 3/8% Senior Discount Notes. The Tender Offer remains open and will expire on June 30, 2006, unless extended. The Tender Offer is conditioned upon, among other things, the closing of the Intelsat Merger, including the funding transactions. If any of the 10 3/8% Senior Discount Notes are not tendered to Holdco in the Tender Offer, those debt obligations not purchased in the Tender Offer will remain outstanding.

Also in connection with the Intelsat Merger, Holdco’s Board of Directors has authorized in principle the future issuance of $975.0 million of inter-company notes to Intelsat (Bermuda) Ltd. to fund a portion of the consideration to be paid to stockholders of PanAmSat Holding Corporation and an additional note in an amount sufficient to fund the Tender Offer of Holdco’s 10 3/8% Senior Discount Notes at the closing of the Intelsat Merger.

In connection with the closing of the Merger, our Board of Directors has approved in principle the amendment of our senior secured credit facilities which will include the amendment of certain mortgages and deeds of trust and revised terms for its revolving credit facility and term loans which is conditioned upon and will become effective at the closing of the Intelsat Merger.

Dividends

On March 16, 2006, our board of directors declared a dividend to Holdco of approximately $52.3 million, which was paid in April 2006. Also, in March 2006, we recorded dividends of $7.0 million related to amounts to be funded to Holdco for the payment of certain expenses of which $1.5 million was paid in May 2006 and $5.5 million was paid in June 2006. On June 9, 2006, our board of directors declared a dividend to Holdco of approximately $52.3 million which will be paid on June 29, 2006.

New Accounting Pronouncements

On January 1, 2006, we adopted SFAS 123(R) and SAB 107 which did not have a material impact on our consolidated financial statements.

PANAMSAT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Satellite Launch Insurance

We have paid approximately $29.0 million for launch insurance for our Galaxy 16 satellite, which was successfully launched on June 18, 2006. Approximately $27.5 million of this amount was paid in May 2006. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to 30 days prior to the satellite’s launch.

Letters of Credit

During the second quarter of 2006, we issued $5.5 million of additional letters of credit in relation to our India withholding tax issues. We currently have outstanding letters of credit totaling $54.6 million which primarily relate to the India withholding tax issue.

Galaxy 16 Launch

On June 18, 2006, we successfully launched our Galaxy 16 satellite into orbit. This satellite will replace our Galaxy 4R satellite at 99 degrees WL and is expected to be operational in the third quarter of 2006. Upon replacement, we expect to place our Galaxy 4R satellite into non-primary operating service.

PANAMSAT CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Additions Charged to Other Accounts (a)	Deductions (b)	Balance at End of Year
	(dollars in millions)
For the Year Ended December 31, 2003
Allowances Deducted from Assets:
Accounts receivable (for doubtful receivables)	$8.7	$—	$—	$(2.4)	$6.3
Allowance for customer credits	13.0	—	(2.7)	7.8	18.1
Net investment in sales-type leases (for doubtful receivables)	10.7	—	—	(1.8)	8.9
Long-term receivables (for doubtful receivables)	3.6	1.2	0.5	(0.3)	5.0

Total Allowances Deducted from Assets	$36.0	$1.2	$(2.2)	$3.3	$38.3

For the Year Ended December 31, 2004
Allowances Deducted from Assets:
Accounts receivable (for doubtful receivables)	$6.3	$2.0	$0.2	$(4.4)	$4.1
Allowance for customer credits	18.1	—	(1.1)	(8.1)	8.9
Net investment in sales-type leases (for doubtful receivables)	8.9	—	—	(0.4)	8.5
Long-term receivables (for doubtful receivables)	5.0	0.5	0.9	(5.8)	0.6

Total Allowances Deducted from Assets	$38.3	$2.5	$—	$(18.7)	$22.1

For the Year Ended December 31, 2005
Allowances Deducted from Assets:
Accounts receivable (for doubtful receivables)	$4.1	$0.2	$3.9	$(4.4)	$3.8
Allowance for customer credits	8.9	—	(3.8)	(2.5)	2.6
Net investment in sales-type leases (for doubtful receivables)	8.5	(2.6)	—	—	5.9
Long-term receivables (for doubtful receivables)	0.6	(0.2)	(0.2)	—	0.2

Total Allowances Deducted from Assets	$22.1	$(2.6)	$(0.1)	$(6.9)	$12.5

(a)	Primarily relates to amounts reclassified to/from other accounts.
(b)	Net activity relates to amounts added to the allowance for customer credits to recognize amounts recorded against revenue, less amounts written-off or recovered.

INTELSAT CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	Predecessor Entity	Successor Entity
	As of December 31, 2005	As of September 30, 2006
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$125,945	$142,736
Accounts receivable—net	70,786	71,041
Net investment in sales-type leases	12,260	—
Due from affiliates	—	39,966
Prepaid expenses and other	15,775	13,372
Deferred income taxes	16,711	16,820

Total current assets	241,477	283,935

Satellites and other property and equipment—net	1,949,560	1,834,040
Net investment in sales-type leases	64,913	—
Goodwill	2,244,131	3,750,514
Amortizable intangible assets—net	244	340,761
Non-amortizable intangible assets	2,614	1,120,000
Deferred charges and other assets—net	325,142	185,857

Total assets	$4,828,081	$7,515,107

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$85,261	$114,684
Due to affiliates	50,233	—
Current portion of long-term debt	16,600	39,237
Current portion of satellite incentive obligations	13,240	14,534
Accrued interest payable	37,103	63,085
Deferred gains and revenues	24,514	31,484

Total current liabilities	226,951	263,024

Long-term debt, net of current portion	2,915,400	3,462,800
Deferred income taxes	24,312	497,889
Deferred satellite incentive obligations, net of current portion	98,112	103,274
Deferred revenue, net of current portion	50,843	47,730
Accrued retirement benefits	—	38,235
Deferred credits and other	199,933	150,736

Total liabilities	3,515,551	4,563,688

Commitments and contingencies

Stockholder’s equity:
Common stock $0.01 par value; 1,000 shares authorized, at December 31, 2005 and September 30, 2006, and 548 shares outstanding at December 31, 2005 and September 30, 2006	—	—
Paid-in capital	803,545	2,949,428
Retained earnings	512,500	2,363
Accumulated other comprehensive loss	(97)	(372)
Other stockholder’s equity	(3,418)	—

Total stockholder’s equity	1,312,530	2,951,419

Total liabilities and stockholder’s equity	$4,828,081	$7,515,107

See accompanying notes to unaudited consolidated financial statements.

INTELSAT CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND

JULY 1, 2006 (PREDECESSOR ENTITY) AND

FOR THE PERIOD JULY 1, 2006 TO SEPTEMBER 30, 2006 (SUCCESSOR ENTITY)

(in thousands)

	Predecessor Entity		Successor Entity
	Three Months Ended September 30, 2005	July 1, 2006	Period July 1 to September 30, 2006
Revenues:
Operating leases, satellite services and other	$205,637	$—	$200,177
Revenues from affiliates	—	—	51,227
Outright sales and sales-type leases	3,481	—	—

Total revenues	209,118	—	251,404

Operating costs and expenses:
Depreciation and amortization	68,861	—	71,866
Direct operating costs (exclusive of depreciation and amortization)	30,973	—	44,304
Costs from affiliates	—	—	18,468
Selling, general and administrative expenses	18,931	—	25,068
Restructuring and transaction costs	209	142,332	5,213
(Gain) loss on undesignated interest rate swap	(18,332)	—	14,328

Total operating costs and expenses	100,642	142,332	179,247

Income (loss) from operations	108,476	(142,332)	72,157
Interest expense—net	48,272	—	70,710
Other income—net	1,598	—	1,443

Income (loss) before income taxes	61,802	(142,332)	2,890
Income tax expense (benefit)	10,333	(29,242)	527

Net income (loss)	$51,469	$(113,090)	$2,363

See accompanying notes to unaudited consolidated financial statements.

INTELSAT CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND

FOR THE PERIOD JANUARY 1, 2006 TO JULY 1, 2006 (PREDECESSOR ENTITY) AND

FOR THE PERIOD JULY 1, 2006 TO SEPTEMBER 30, 2006 (SUCCESSOR ENTITY)

(in thousands)

	Predecessor Entity		Successor Entity
	Nine Months Ended September 30, 2005	Period January 1 to July 1, 2006	Period July 1 to September 30, 2006
Revenues:
Operating leases, satellite services and other	$621,183	$436,864	$200,177
Revenues from affiliates	—	—	51,227
Outright sales and sales-type leases	10,595	5,895	—

Total revenues	631,778	442,759	251,404

Operating costs and expense:
Cost of outright sales and sales-type leases	(4,303)	(1,943)	—
Depreciation and amortization	205,791	138,655	71,866
Direct operating costs (exclusive of depreciation and amortization)	99,811	70,977	44,304
Costs from affiliates	—	—	18,468
Selling, general and administrative expenses	56,777	38,033	25,068
Prior Sponsor management fees	10,444	—	—
Restructuring and transaction costs	3,974	145,186	5,213
Loss on termination of sales-type lease	2,307	—	—
(Gain) loss on undesignated interest rate swap	305	(23,140)	14,328

Total operating costs and expenses	375,106	367,768	179,247

Income from operations	256,672	74,991	72,157
Interest expense—net	211,875	107,601	70,710
Other income (expense)—net	1,524	(2,679)	1,443

Income (loss) before income taxes	46,321	(35,289)	2,890
Income tax expense	7,095	8,007	527

Net income (loss)	$39,226	$(43,296)	$2,363

See accompanying notes to unaudited consolidated financial statements.

INTELSAT CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND

FOR THE PERIOD JANUARY 1 TO JULY 1, 2006 (PREDECESSOR ENTITY) AND

FOR THE PERIOD JULY 1 TO SEPTEMBER 30, 2006 (SUCCESSOR ENTITY)

(in thousands)

	Predecessor Entity		Successor Entity
	Nine Months Ended September 30, 2005	Period January 1 to July 1, 2006	Period July 1 to September 30, 2006
Cash flows from operating activities:
Net income (loss)	$39,226	$(43,296)	$2,363
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	205,791	138,655	71,866
Deferred income taxes	5,027	1,051	(674)
Amortization of debt issuance costs and other deferred charges	14,338	10,741	1,030
Loss on early extinguishment of debt	24,161	—	—
Provision for uncollectible receivables	(2)	(1,903)	322
Restructuring and transaction costs	3,998	93,715	—
Amortization of discounts	—	—	(2,527)
(Gain) loss on undesignated interest rate swap	305	(20,303)	17,194
Reversal of sales-type lease liabilities	(4,303)	(1,943)	—
Loss on termination of sales-type lease	2,307	—	—
Loss on investment	—	3,316	—
Other non-cash items	(2,260)	(378)	(431)
Changes in assets and liabilities:
Collections on investments in sales-type leases	19,922	8,761	—
Operating leases and other receivables	6,825	(20,789)	(959)
Prepaid expenses and other assets	(2,484)	2,058	(1,120)
Accounts payable and accrued liabilities	(26,202)	54,995	(2,441)
Due to affiliates	(79)	896	(22,462)
Accrued retirement benefits	—	—	(2,913)
Other long-term liabilities	19,801	13,308	1,190
Deferred gains and revenues	(33,963)	11,505	2,467

Net cash provided by operating activities	272,408	250,389	62,904

Cash flows from investing activities:
Capital expenditures (including capitalized interest)	(142,179)	(129,265)	(28,858)
Proceeds from sale of teleport	3,161	—	—
Distribution from equity investment	—	1,796	—
Acquisitions and divestitures, net of cash acquired/paid	(41,863)	(5,543)	56,670

Net cash (used in) provided by investing activities	(180,881)	(133,012)	27,812

Cash flows from financing activities:
Issuance of new long-term debt	—	—	575,000
Capital contribution by parent	658,350	—	—
Repayments of long-term debt	(671,900)	(8,300)	(180)
Dividends to stockholder	(53,785)	(186,481)	(565,656)
Debt issuance costs	(598)	—	(28,602)
Funding of capital expenditures by customer	33,464	30,172	857
Repayments of incentive obligations	(9,464)	(5,683)	(2,971)

Net cash used in financing activities	(43,933)	(170,292)	(21,552)

Effect of exchange rate changes on cash	1,210	27	516

Net increase (decrease) in cash and cash equivalents	48,804	(52,888)	69,680
Cash and cash equivalents, beginning of period	38,607	125,945	73,056

Cash and cash equivalents, end of period	$87,411	$73,057	$142,736

Supplemental disclosure of cash flow information:
Cash received for interest	$2,333	$2,863	$1,644

Cash paid for interest	$222,111	$112,474	$49,213

Cash received for taxes	$69	$3,214	$30

Cash paid for taxes	$7,243	$1,355	$1,497

See accompanying notes to unaudited consolidated financial statements.

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

These consolidated financial statements reflect the financial statements of Intelsat Corporation (formerly known as PanAmSat Corporation) and its subsidiaries on a consolidated basis. Unless the context otherwise requires or it is otherwise indicated within these consolidated financial statements, Intelsat Corporation and its subsidiaries are referred to as “Intelsat Corp”, “PanAmSat Corporation”, “PanAmSat”, “we”, “us” and “our”. The terms “Holdco”, “PanAmSat Holdco” and “PanAmSat Holding Corporation” refer to our parent company, Intelsat Holding Corporation (formerly known as PanAmSat Holding Corporation) and not its subsidiaries.

The unaudited consolidated financial statements presented for the three and nine months ended September 30, 2005 and the period January 1, 2006 through July 1, 2006 represent the “Predecessor” entity. The unaudited consolidated financial statements for the period July 1, 2006 through September 30, 2006 represent the “Successor” entity. As a result of the application of purchase accounting, the financial statements of the predecessor entity are not comparable with the financial statements of the successor entity, because they are, in effect, those of a new entity. See below and Note 2 “Intelsat Acquisition Transactions”.

These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The consolidated financial statements include all normal and recurring adjustments that management considers necessary to present fairly the financial position as of September 30, 2006, and results of operations for the Predecessor three and nine months ended September 30, 2005 and for the Predecessor period July 1, 2006, the Successor period July 1, 2006 to September 30, 2006 and for the Predecessor period January 1, 2006 to July 1, 2006 and for the Successor period July 1, 2006 to September 30, 2006. The consolidated financial statements also include the cash flows for the Predecessor nine months ended September 30, 2005, the Predecessor period January 1, 2006 through July 1, 2006 and the Successor period July 1, 2006 through September 30, 2006. Certain prior period amounts have been reclassified to conform to the current period’s presentation. Operating results for these periods are not necessarily indicative of the operating results for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in our audited financial statements for the year ended December 31, 2005 included in Intelsat Corp’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 10, 2006, and all of our other filings filed with the SEC from March 10, 2006 through the date of this report. Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised), “Share Based Payment” (SFAS 123R). See Note 8 “Stock Based Compensation”.

As a result of the Intelsat Acquisition Transactions (as defined below), certain of our accounting policies were changed to conform with Intelsat, Ltd.’s current accounting policies. The majority of these changes have not had, and are not expected to have, a significant impact on our consolidated financial statements. However, the change in our accounting for sales-type leases to conform with Intelsat, Ltd.’s current accounting polices as service contracts did have, and is expected to have, a significant impact on our consolidated financial statements. See Note 2 “Intelsat Acquisition Transactions”.

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On July 3, 2006, Intelsat (Bermuda), Ltd., referred to as Intelsat Bermuda, completed the acquisition of PanAmSat Holding Corporation, pursuant to a Merger Agreement, dated as of August 28, 2005, by and among Intelsat Bermuda, Proton Acquisition Corporation, a wholly owned subsidiary of Intelsat Bermuda, and PanAmSat Holding Corporation (the “Intelsat Merger Agreement”). Pursuant to the Intelsat Merger Agreement, Proton Acquisition Corporation merged with and into PanAmSat Holding Corporation, with PanAmSat Holding Corporation surviving the merger (the “Intelsat Merger”). On July 3, 2006, following the completion of the Intelsat Merger, the certificate of incorporation of PanAmSat Holding Corporation was amended to rename the entity “Intelsat Holding Corporation” and the certificate of incorporation of PanAmSat Corporation was amended to rename the entity “Intelsat Corporation.” Upon completion of the Intelsat Merger, Intelsat Holding Corporation became a wholly-owned subsidiary of Intelsat Bermuda. See Note 2 “Intelsat Acquisition Transactions”.

Following the completion of the Intelsat Acquisition Transactions, substantially all of the employees of Intelsat Global Service Corporation, an indirect subsidiary of Intelsat Bermuda, were transferred to us pursuant to an employee transfer agreement. As the transaction occurred between entities under common control, the transaction was accounted for at carrying value, which approximated fair value. As such, net liabilities of $11.9 million were recognized by Intelsat Corp and were treated as a distribution to its Parent. In addition, substantially all of the Intelsat entities, including Holdco and us, have entered into a master inter-company services agreement (the “MISA”). The employee transfer and the effects of the MISA have had, and are expected to have, a significant impact on our consolidated financial statements. See Note 2 “Intelsat Acquisition Transactions”.

Although the effective date of the Intelsat Merger and the Intelsat Acquisition Transactions was July 3, 2006, due to the immateriality of the results of operations for the period between July 1, 2006 and July 3, 2006, we have accounted for the Intelsat Acquisition Transactions as if they had occurred on July 1, 2006, except for acquisition transactions costs which are recorded within the predecessor period of July 1, 2006.

2. Intelsat Acquisition Transactions

On August 28, 2005, Holdco and Intelsat Bermuda signed the Intelsat Merger Agreement under which Intelsat Bermuda would acquire Holdco and its sole subsidiary, PanAmSat Corporation, for $25 per common share in cash, or approximately $3.2 billion, plus a pro rata share of undeclared regular quarterly dividends, if any, for the quarter in which the acquisition was consummated. On October 26, 2005, Holdco’s then shareholders approved and adopted the Intelsat Merger Agreement. Under that agreement, which was approved unanimously by the boards of directors of both companies, Intelsat Bermuda acquired all of Holdco’s outstanding common shares. Also in connection with the Intelsat Merger Agreement, our prior board of directors approved the adoption of a severance plan, on terms similar to our then existing severance plan, and authorized a retention pool of up to $10.0 million for non-senior management employees.

On July 3, 2006, Intelsat Bermuda completed the acquisition of Holdco, pursuant to the Intelsat Merger Agreement, with Proton Acquisition Corporation, a wholly owned subsidiary of Intelsat Bermuda, merging with and into Holdco, with Holdco surviving the merger, and each

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

share of common stock of Holdco was converted into the right to receive $25.00, plus approximately $0.00927 as the pro rata share of undeclared regular quarterly dividends. On July 3, 2006, the common stock of PanAmSat Holding Corporation (Symbol “PA”) was de-listed from the New York Stock Exchange.

In connection with the completion of the Intelsat Acquisition Transactions, we recorded approximately $142.3 million of restructuring and transaction costs within our consolidated statement of operations during the Predecessor stub period July 1, 2006. All of these costs were expenses of the Predecessor and were expensed during the Predecessor period just prior to completion of the Intelsat Acquisition Transactions. These costs included approximately $97.2 million of costs associated with the cash settlement of options and deferred stock units, $21.2 million of severance-related compensation received by certain of our prior executives (including $19.9 million of employee excise taxes) $15.4 million of severance and related costs recorded pursuant to our 2005 severance pay plan and $8.5 million of costs related to executive severance and benefits. We had previously recorded approximately $2.9 million of restructuring and transaction costs related to certain employee retention costs during the first six months of 2006.

Consummation of the Intelsat Acquisition Transactions resulted in a change of control under the indenture governing Intelsat Corp’s currently outstanding 9% senior notes due 2014, referred to as the 2014 senior notes, giving the holders of these notes the right to require Intelsat Corp to repurchase these notes at the price stated in the indenture. We commenced an offer to purchase the 2014 senior notes, referred to as the Change of Control Offer, on August 2, 2006. The Change of Control Offer expired on September 26, 2006 at which time approximately $180,000 of the outstanding 2014 senior notes were tendered and repurchased by us using cash on hand.

In connection with the completion of the Intelsat Acquisition Transactions, our board of directors authorized the amendment of our senior secured credit facilities (the “July 2006 Amended and Restated Credit Agreement”), which included revised terms for our revolving credit facility and term loans, and which became effective at the completion of the Intelsat Acquisition Transactions. The July 2006 Amended and Restated Credit Agreement renewed and extended the credit facilities provided under our Credit Agreement dated as of August 20, 2004, as previously amended and restated as of March 22, 2005 (the “March 2005 Amended and Restated Credit Agreement”), and provides for a $355.9 million Tranche A-3 Term loan with a six year maturity, a $1,635.1 million Tranche B-2 Term Loan with a seven and one-half year maturity, and a $250.0 million revolving credit facility with a six year maturity. Up to $150.0 million of the revolving credit facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the revolving credit facility is available for swingline loans. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the revolving credit facility on a dollar for dollar basis. Availability under the revolving credit facility was $195.4 million at September 30, 2006. The revolving credit facility is available on a revolving basis from July 3, 2006 and terminating six years later. Interest rates under the July 2006 Amended and Restated Credit Agreement range from LIBOR plus 2.125% to LIBOR plus 2.875% or ABR plus 1.125% to ABR plus 1.875%, depending on certain financial measures. Obligations under the July 2006 Amended and Restated Credit Agreement continue to be guaranteed by certain of Intelsat Corp’s subsidiaries and secured by a perfected first priority security interest to the extent legally permissible in substantially all of the borrower’s and the guarantors’ tangible and intangible assets, with certain agreed exceptions, as was the case with the March 2005 Amended and Restated Credit Agreement.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On July 3, 2006, also in connection with the Intelsat Acquisition Transactions, we issued 9% Senior Notes due 2016 in an aggregate principal amount of $575.0 million, referred to as the New Opco Notes. The Intelsat Merger, the Tender Offer and related fees and expenses were funded through the incurrence of significant debt, including the proceeds of the New Opco Notes, and $260.0 million principal amount of Floating Rate Senior Notes due 2013 (the “Intelsat Bermuda Floating Rate Notes”), $1,330.0 million principal amount of 11 1/4% Senior Notes due 2016 (the “Intelsat Bermuda Non-Guaranteed Fixed Rate Notes”) and $750.0 million principal amount of 9 1/4% Senior Notes due 2016 (the “Intelsat Bermuda Guaranteed Notes”), referred to collectively as the New Intelsat Bermuda Notes, issued by Intelsat Bermuda; and a borrowing by Intelsat Bermuda under a new $600.0 million senior unsecured credit facility, referred to as the Intelsat Bermuda Bridge Credit Facility. This debt was acquired to fund the Intelsat Merger, while the 2014 senior notes and the Restated and Amended Credit Facilities described above represented a portion of the debt acquired in connection with the Intelsat Merger. Additionally, cash on hand at Intelsat Bermuda and its subsidiaries, including us, was also used to fund the Intelsat Acquisition Transactions.

Following completion of the Intelsat Merger, Intelsat General Corporation, a wholly-owned indirect subsidiary of Intelsat Bermuda (“IGen”), acquired our former subsidiary, G2 Satellite Solutions Corporation (“G2 Satellite Solutions”), which comprised our government services business, for cash consideration in the amount of $73.0 million. The acquisition occurred by means of a merger in which G2 Satellite Solutions merged into IGen, with IGen continuing as the surviving entity. As a result of our sale of G2 Satellite Solutions, its financial condition as of September 30, 2006, and its results of operations for the third quarter of 2006 were excluded from our financial statements. Additionally, as a result of the sale of G2 Satellite Solutions, segment disclosures were no longer required.

Following the completion of the Intelsat Merger, substantially all of the employees of Intelsat Global Service Corporation (“IGSC”), an indirect subsidiary of Intelsat Bermuda, were transferred to us pursuant to an employee transfer agreement. In addition, substantially all of the Intelsat entities, following the Intelsat Merger, including Holdco and us, have entered into a master inter-company services agreement (the “MISA”) pursuant to which these entities will provide services to each other. In each case, services will be provided on terms that we believe are not materially less favorable to each party than are available on an arms’ length basis and on terms that our board of directors and the board of directors of Intelsat Bermuda and Holdco have determined to be fair. The employee transfer resulted in an increase in total consolidated assets and liabilities as of September 30, 2006 of approximately $11.2 million and $38.2 million, respectively. The MISA increased revenues and expenses for the Successor period July 1, 2006 to September 30, 2006 by approximately $39.3 million and $37.5 million, respectively.

The Intelsat Merger, the tender offer with respect to Holdco’s 10 3/4% senior discount notes due 2014 (the “Tender Offer”), the issuance of the New Opco Notes, the entering into the July 2006 Amended and Restated Credit Agreement, the sale of G2 Satellite Solutions to IGen, the transfer of employees and the entering into the MISA are collectively referred to as the Intelsat Acquisition Transactions.

A preliminary allocation of the purchase price for the Intelsat Merger was performed using information currently available and is based on preliminary estimates of the fair values of assets acquired and liabilities assumed in connection with the Intelsat Acquisition Transactions. These preliminary estimates are based on available information and certain assumptions we consider

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reasonable and may be revised as additional information becomes available. These preliminary valuation estimates were derived in part by using the assistance of an independent appraiser. The final purchase price allocation for the Intelsat Acquisition Transactions will be dependent upon the finalization of asset and liability valuations. Any final adjustments may change the allocations of purchase prices which could affect the fair value assigned to the assets acquired and liabilities assumed and could result in a material change, including a change in the amount of goodwill recorded.

The assets and liabilities’ values acquired in the Intelsat Merger are based on a purchase price which was calculated as follows (in thousands):

Cash paid	$3,168,201
Transaction costs	86,032

Preliminary purchase price	3,254,233
Net liabilities Holdco	272,792

Net equity acquired	$3,527,025

The Intelsat Merger included the purchase of the assets and liabilities of Holdco and the New Opco Notes. Holdco had a negative book value of $247.6 million prior to the Intelsat Merger and fair market valuation adjustments of $25.2 million, resulting in a net deficit of $272.8 million, which reduced the purchase price of consolidated Holdco. The purchase price allocation of our assets and liabilities is as follows (in thousands):

Fair Value of Net Assets Acquired
Current assets acquired	$185,698
Satellites and other property and equipment	1,861,829
Other non-current assets	158,523
Intangible assets	1,485,000
Goodwill	3,806,631
Assumed debt	(2,927,100)
Current liabilities less current portion of debt	(248,548)
Deferred tax liability	(502,351)
Other non-current liabilities	(292,657)

Total	$3,527,025

The Intelsat Acquisition Transactions included the payment of a substantial portion of the cash purchase price paid to the PanAmSat Holdco shareholders by PanAmSat Holdco and PanAmSat Corporation. Of the approximately $3.2 billion cash purchase price, PanAmSat Holdco paid $975.0 million from proceeds received from the Intelsat Bermuda Loans.

As a result of the Intelsat Acquisition Transactions, the accounting for sales-type leases was changed to conform to the current accounting policies of our parent, Intelsat, Ltd., and such contracts are now accounted for as service agreements. We previously recognized as revenues at the inception of the lease the net present value of the future minimum lease payments, and continue to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognized as revenue the portion of each periodic lease payment deemed attributable to interest income. As a result of the change to conform

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounting policies, these sales-type leases are now recognized as service contracts. This accounting policy change resulted in a fair value adjustment under purchase accounting of approximately $72.3 million of net assets related to previously recorded sales-type leases and the recording of approximately $2.5 million of additional revenues during the third quarter of 2006.

In connection with the Intelsat Acquisition Transactions, management approved restructuring plans to consolidate and integrate the management and operations of Holdco and Intelsat. See Note 10 “Restructuring Costs”.

The following unaudited pro forma results of operations of Intelsat Corp assume that the Intelsat Acquisition Transactions took place on January 1, 2005 for the periods presented (in thousands):

	Nine Months Ended
	September 30, 2005	September 30, 2006

Revenue	$701,601	$737,962
Net income (loss)	13,915	(58,509)

The unaudited pro forma results of operations are being furnished solely for informational purposes and are not intended to represent or be indicative of the consolidated results of operations that we would have reported had these transactions been completed as of the dates and for the periods presented, nor is it necessarily indicative of future results.

3. Holdco’s Initial Public Offering

On March 22, 2005, Holdco consummated an initial public offering of 50 million shares of its common stock at $18 per share and used a portion of the net proceeds to make a capital contribution to us of approximately $658.4 million. We used this capital contribution to repay approximately $265.0 million of the borrowings under our Term Loan A Facility and on April 1, 2005, we redeemed $353.5 million, or 35%, of our 2014 senior notes, and paid a redemption premium of $31.8 million to holders of those notes. We also repaid an additional $25.0 million of the Term Loan A Facility with cash on hand on March 22, 2005.

4. Historical Dividend Policy

On March 21, 2005, our board of directors declared a dividend to Holdco of approximately $5.28 million, which was paid in April 2005. On June 20, 2005, our board of directors declared a dividend to Holdco of approximately $47.5 million, which was paid on July 14, 2005. On September 19, 2005, our board of directors declared a dividend to Holdco of approximately $47.5 million, which was paid on October 13, 2005. Also, in September 2005, we recorded and paid a dividend of $1.0 million related to amounts funded to Holdco for the payment of certain expenses.

Our board of directors adopted a dividend policy that became effective upon the closing of Holdco’s initial public offering, and remained in effect until the closing of the Intelsat Acquisition Transactions on July 3, 2006. Our dividend policy reflected an intention to distribute a substantial portion of the cash generated by our business in excess of operating expenses and working capital requirements, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to our sole stockholder, Holdco, for payment as a

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

dividend to its stockholders. On December 14, 2005, our board of directors declared a dividend to Holdco of approximately $47.5 million, which was paid on January 13, 2006. Also in December 2005, we recorded dividends of $4.5 million related to amounts to be funded to Holdco for the payment of certain expenses, of which $0.5 million was paid in December 2005, $1.5 million was paid in March 2006, and the remaining $2.5 million was paid in April 2006. On March 16, 2006, our board of directors declared a dividend to Holdco of approximately $52.3 million, which was paid in April 2006. Also, in March 2006, we recorded dividends of $7.0 million related to amounts to be funded to Holdco for the payment of certain expenses, of which $1.5 million was paid in May 2006 and $5.5 million was paid in June 2006. On June 9, 2006, our board of directors declared a dividend to Holdco of approximately $52.3 million, which was paid on June 29, 2006. Also, in June 2006, we recorded and paid dividends of $23.5 million related to amounts funded to Holdco for the payment of certain expenses related to the Intelsat Acquisition Transactions in July 2006. On July 3, 2006, we recorded and paid dividends of $565.7 million resulting from the net proceeds of the issuance of the New Opco Notes, which were used to fund a portion of the cash consideration paid to Holdco’s shareholders pursuant to the Intelsat Merger Agreement.

Upon completion of the Intelsat Acquisition Transactions on July 3, 2006, the prior dividend policy was suspended.

5. Long-term Debt

As of December 31, 2005 and September 30, 2006, long-term debt consisted of the following (in thousands):

	Predecessor Entity	Successor Entity
	December 31, 2005	September 30, 2006
Senior Secured Credit Facilities:
Revolving Credit Facility	$—	$—
Term Loan A due 2009	355,910	—
Term Loan B-1 due 2011	1,643,400	—
Term Loan A-3 due 2012	—	355,910
Term Loan B-2 due 2014	—	1,635,100

Fixed Rate Notes:
6 3/8% Notes due 2008	150,000	150,000
Unamortized discount on the 6 3/8% Notes due 2008	—	(419)
8 1/2% Notes due 2012	1,190	1,190
9% Senior Notes due 2014	656,500	656,320
Unamortized premium on the 9% Senior Notes due 2014	—	16,865
9% Senior Notes due 2016	—	575,000
6 7/8% Notes due 2028	125,000	125,000
Unamortized discount on the 6 7/8% Notes due 2028	—	(13,343)
Capital Lease Obligation	—	414

Total long-term debt	2,932,000	3,502,037
Less: current portion of capital lease obligation	—	280
Less: current portion of long-term debt	16,600	38,957

Total long-term debt, excluding current portion	$2,915,400	$3,462,800

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As part of the Intelsat Acquisition Transactions, Intelsat Corp’s pre-acquisition fixed-rate long-term debt was revalued based on quoted market prices, resulting in a net fair value purchase price increase of approximately $3.4 million. This net fair value purchase price increase is being amortized to interest expense over the remaining term of the notes. The amortization of the net fair value purchase price increase for the Successor period July 1, 2006 through September 30, 2006 reduced interest expense by approximately $0.3 million.

At September 30, 2006, we had total debt outstanding of approximately $3.5 billion, including current maturities of $39.0 million primarily related to our Term Loan B-2 Facility due 2014.

On July 3, 2006, also in connection with the Intelsat Acquisition Transactions, we issued the New Opco Notes in the aggregate principal amount of $575.0 million. The Intelsat Acquisition Transactions, the Tender Offer and related fees and expenses were funded through the incurrence of significant debt, including the proceeds of the New Opco Notes, the New Intelsat Bermuda Notes and the Intelsat Bermuda Bridge Credit Facility. Cash on hand at Intelsat Bermuda and its subsidiaries, including us, was also used.

In connection with the completion of the Intelsat Acquisition Transactions, our board of directors authorized the amendment of our senior secured credit facilities, which included revised terms for our revolving credit facility and term loans, and which became effective at the completion of the Intelsat Acquisition Transactions. The July 2006 Amended and Restated Credit Agreement renewed and extended the credit facilities provided under our March 2005 Amended and Restated Credit Agreement, and consists of a $355.9 million Tranche A-3 Term loan with a six year maturity, a $1,635.1 million Tranche B-2 Term Loan with a seven and one-half year maturity, and a $250.0 million Revolving Credit Facility with a six year maturity. At September 30, 2006, the interest rate on the Term Loan A-3 facility was 7.633% (LIBOR of 5.508% plus 2.125%). At September 30, 2006, the interest rate on the Term Loan B-2 facility was 8.008% (LIBOR of 5.508% plus 2.500%).

Up to $150.0 million of the Revolving Credit Facility is available for issuance of letters of credit. Additionally, up to $35.0 million of the Revolving Credit Facility is available for swingline loans. In addition, we are required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, which, as of September 30, 2006 on an annual basis was 0.375%. As of September 30, 2006, we had outstanding letters of credit of $54.6 million and the revolving credit facility was undrawn. Both the face amount of any outstanding letters of credit and any swingline loans reduce availability under the Revolving Credit Facility on a dollar for dollar basis. The Revolving Credit Facility is available on a revolving basis from July 3, 2006 and terminating six years later. Any amounts borrowed under the Revolving Credit Facility would bear interest at LIBOR plus 2.125% as of September 30, 2006, although this interest rate is subject to adjustment based on our total leverage ratio.

Interest rates under the July 2006 Amended and Restated Credit Agreement range from LIBOR plus 2.125% to LIBOR plus 2.875% or ABR plus 1.125% to ABR plus 1.875%, depending on certain financial measures. Obligations under the July 2006 Amended and Restated Credit Agreement continue to be guaranteed by certain of Intelsat Corp’s subsidiaries and secured by a perfected first priority security interest to the extent legally permissible in substantially all of the borrower’s and the guarantors’ tangible and intangible assets, with certain agreed exceptions, as was the case with the March 2005 Amended and Restated Credit Agreement.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The interest rates on the Term Loan A-3 and Term Loan B-2 reset on October 2, 2006 and the interest rates increased to 7.497% (LIBOR of 5.372% plus 2.125%) and 7.872% (LIBOR of 5.372% plus 2.500%), respectively. During the nine months ended September 30, 2005, we recorded interest expense charges totalling approximately $56.0 million for unamortized debt issuance costs written off as a result of the $353.5 million, or 35% of the outstanding principal amount, repayment of our 2014 senior notes in April 2005, including a redemption premium of $31.8 million paid to the holders of these notes, and $318.4 million of voluntary debt repayments made on our Term Loan A Facility during this period. There were no such charges recorded during the Predecessor period January 1, 2006 to July 1, 2006 and the Successor period July 1, 2006 to September 30, 2006.

The 2014 senior notes require interest payments to be made semi-annually, are unsecured, and are, or will be, as the case may be, unconditionally guaranteed by each of our existing and certain subsequently acquired or organized domestic restricted subsidiaries. See Note 15 “Condensed Consolidating Financial Information” below. Consummation of the Intelsat Acquisition Transactions resulted in a change of control under the indenture governing the 2014 senior notes giving the holders of these notes the right to require us to repurchase these notes at 101% of par value. We commenced a Change of Control Offer on August 2, 2006. The Change of Control Offer expired on September 26, 2006 at which time approximately $180 thousand of the outstanding 2014 senior notes were tendered and repurchased by us from cash on hand.

As of September 30, 2006, we also had outstanding 10 and 30-year fixed rate notes totaling $275.0 million. The outstanding principal balances, interest rates and maturity dates for these notes as of September 30, 2006, are $150.0 million at 6 3/8% due 2008 and $125.0 million at 6 7/8% due 2028, respectively. Principal on these notes is payable at maturity, while interest is payable semi-annually. As of September 30, 2006, we also had outstanding $1.2 million of our 8 1/2% senior notes due 2012. These notes are unsecured, and are unconditionally guaranteed by each of our existing domestic restricted subsidiaries. (See Note 15 “Condensed Consolidating Financial Information” below).

With a portion of the proceeds from Holdco’s initial public offering, Holdco made a capital contribution to us of approximately $658.4 million, which we used to repay approximately $265.0 million of the borrowings under the Term Loan A Facility of the March 2005 Amended and Restated Credit Agreement on March 22, 2005, redeem $353.5 million, or 35%, of our 2014 senior notes and pay a redemption premium of $31.8 million to holders of these notes on April 1, 2005. We also repaid an additional $25.0 million of this Term Loan A Facility with cash on hand on March 22, 2005. On June 17, 2005, we made a voluntary prepayment of $28.4 million under this Term Loan A facility from available cash on hand.

6. Interest Rate Swap Agreement

On March 14, 2005, we entered into a five-year interest rate swap agreement to hedge interest expense on a notional amount of $1.25 billion. The notional amount will amortize down to $625.0 million from March 14, 2008 until expiration on March 15, 2010. In relation to this swap agreement, we exchanged our floating-rate obligation on $1.25 billion of our Term Loan B-1 Facility for a fixed-rate obligation, subject to scheduled rate increases based on the LIBOR rate used.

The counterparties to this agreement are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swap agreement, our

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate non-performance by the counterparties.

The fair value of the interest rate swap agreement is the estimated amount that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and our current creditworthiness. The interest rate swap agreement remained undesignated through May 24, 2005, and the decrease in the fair value of the interest rate swap of approximately $18.6 million was recorded within loss on undesignated interest rate swap in our consolidated statement of operations for the six months ended June 30, 2005, in accordance with the provisions of SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended and interpreted (“SFAS 133”). Between May 25, 2005 and June 30, 2005, the interest rate swap was designated as a cash flow hedge and deemed effective and, therefore, qualified for hedge accounting treatment under SFAS 133. In accordance with SFAS 133, changes in the hedged asset or liability representing the effectiveness of the hedge were recorded within accumulated other comprehensive income (loss) in our consolidated balance sheet. The balance within accumulated other comprehensive income (loss) related to the interest rate swap was approximately $1.4 million, net of income taxes at December 31, 2005. During the nine months ended September 30, 2005, $630,000 of hedge ineffectiveness was recorded as additional interest expense.

Pursuant to SFAS 133, we are required to perform a quarterly analysis of the effectiveness of the hedge. Under SFAS 133, in order to maintain the effectiveness of the hedge, an effectiveness rate of between 80% and 125% must be maintained. This effectiveness rate is calculated by dividing the cumulative change in the hedge liability by the cumulative change in the cash flows of the debt being hedged. As of September 30, 2005, we completed our effectiveness assessment in relation to this swap agreement. As a result of this test, it was determined that the interest rate swap agreement was no longer an effective hedge and, therefore, did not qualify for hedge accounting treatment under SFAS 133. As a result, the interest rate swap has been undesignated from July 1, 2005 through September 30, 2006. For the three month Predecessor period ended September 30, 2005, the fair value of the interest rate swap asset and swap interest earned increased by $18.3 million and for the nine month Predecessor period ended September 30, 2005, the fair value of the interest rate swap asset and swap interest earned decreased by $0.3 million. During the Predecessor period January 1, 2006 to July 1, 2006, the fair value of the interest rate swap asset and swap interest earned increased by $23.1 million and the fair value of the interest rate swap asset and swap interest earned during the Successor period July 1, 2006 to September 30, 2006 decreased by $14.3 million. These gains and losses were recorded within gain (loss) on undesignated interest rate swap in our consolidated statement of operations.

As of September 30, 2006, the asset related to this interest rate swap of $7.0 million was included in deferred charges and other assets—net within our consolidated balance sheet.

On the interest rate reset date of September 14, 2006, the interest rate which the counterparties will utilize on December 14, 2006 to compute interest due to us was determined to be 5.39%. This will result in the counterparties paying us approximately $2.7 million on December 14, 2006 (the difference between the rate we must pay of 4.523% and the rate we will receive from the counterparties of 5.39%).

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Europe*Star Acquisition

On August 31, 2005, we acquired multiple European orbital slots, as well as a satellite with European, Middle Eastern, African and Asian coverage from Alcatel, a French communications company, for a purchase price of approximately $60.2 million plus liabilities and costs incurred in relation to the acquisition of approximately $13.7 million, including $9.0 million of contingent performance payments due to Alcatel in addition to the purchase price. Through September 30, 2006, we paid $63.4 million of this aggregate purchase price. Of this $63.4 million, $48.2 million was paid prior to the Intelsat Acquisition Transactions. The remaining $15.2 million was paid in August 2006. As of September 30, 2006, $7.2 million of this purchase price, which was recorded as an incentive obligation, remains to be paid and approximately $1.2 million of customer deposit liabilities remain outstanding. The satellite acquired, formerly known as Europe*Star 1, was renamed PAS-12, and is capable of providing a broad range of enhanced services to European customers for program distribution, broadcast contribution and enterprise networking. The agreement provides for future performance payment installments plus related interest contingent on the future performance of the satellite.

8. Stock Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123 (Revised 2004), Share-Based Payment, (“SFAS 123R”) using the prospective method. Accordingly, prior periods have not been restated. We also adopted the fair value recognition provisions of SFAS 123, “Accounting for Stock Based Compensation” (“SFAS 123”) on January 1, 2003, for all employee awards granted on or after January 1, 2003, pursuant to SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”). As such, we recorded compensation expense for employee stock options granted after December 31, 2002, but not in relation to previous awards granted. Awards granted prior to January 1, 2003 were accounted for in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Prior to our adoption of SFAS 123R, benefits of tax deductions in excess of recognized compensation costs were reported as operating cash flows. SFAS 123R now requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The adoption of SFAS 123R as required on January 1, 2006 did not have a material impact on our consolidated financial statements.

1997 Stock Incentive Plan—On May 5, 1997, our board of directors adopted the PanAmSat Corporation Long-Term Stock Incentive Plan (the “1997 Stock Plan”), which provided for the granting of nonqualified stock options, incentive stock options, alternate appreciation rights, restricted stock, performance units and performance shares to executive officers, other employees, directors and its independent contractors. Awards were granted at the discretion of the Compensation Committee on such terms as the committee decided. Effective December 7, 2000, we amended the 1997 Stock Plan to provide that, upon a “Change-in-Control” (as defined) of it, all unvested stock options and other awards granted under the 1997 Stock Plan would immediately vest and become exercisable, and restrictions on any awards, such as restricted stock, would immediately lapse.

The August 20, 2004 series of transactions through which the Prior Sponsors acquired and recapitalized us is referred to by us as the “Recapitalization.” Upon consummation of the Recapitalization, which constituted a Change-in-Control as defined in the 1997 Stock Plan, all outstanding employee stock options vested and became exercisable, and all outstanding

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

restricted shares and restricted stock units immediately vested. Certain members of our management agreed not to have certain of their equity interests cashed out in the Recapitalization; existing options, restricted shares and restricted stock units granted to such individuals remained outstanding as options and shares.

In October 2004, Holdco assumed the 1997 Stock Plan, and the outstanding stock options were converted into an aggregate of 762,372 options to purchase shares of Holdco common stock. No new awards were made, and no new awards could have been made, under the 1997 Stock Plan after March 31, 2004. This plan was terminated immediately prior to the completion of the Intelsat Acquisition Transactions on July 3, 2006.

2004 Stock Option Plan—On August 20, 2004, our board of directors adopted the 2004 Stock Option Plan for Key Employees of PanAmSat Corporation (the “2004 Stock Plan”), which provided for the granting of stock options, stock appreciation rights and dividend equivalent rights to executive officers, other employees, and others having a relationship with it or its subsidiaries. In 2004, we granted options to purchase 3,578,828 shares of common stock at an exercise price of $4.21.

In October 2004, Holdco assumed the 2004 Stock Plan in connection with the Contribution and all outstanding options became options of Holdco. Subsequently, Holdco granted 702,597 options in October 2004 at an exercise price of $4.21 and 26,339 options in February 2005 at an exercise price of $18.04.

Upon the completion of the Intelsat Acquisition Transactions, 762,372 options related to the 1997 Stock Incentive Plan and 4,139,415 options related to the 2004 Stock Option Plan were settled for cash on July 3, 2006.

Certain of our senior executives who were offered, and accepted, employment with Intelsat after the completion of the Intelsat Acquisition Transactions, agreed not to have certain of their stock options cashed out in the Intelsat Acquisition Transactions. As a result, a total of 168,349 options granted to these individuals under the 2004 Stock Option Plan were rolled over into share compensation arrangements relating to common shares of Intelsat Holding, Ltd., the indirect parent of Intelsat Bermuda, and the number of options were adjusted to reflect the fair value of the Intelsat Holding, Ltd. stock on the acquisition date.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There were no grants, exercises, forfeitures or expirations in either the 1997 Stock Plan or the 2004 Stock Plan during the Predecessor period January 1, 2006 to June 30, 2006 and for the Successor period July 1, 2006 to September 30, 2006, as shown below:

	Shares	Weighted Average Exercise Price	Range
1997 Stock Plan
Balance at December 31, 2005	762,372	$3.46	$3.43-$4.04
Cashed out as a result of the Intelsat Acquisition Transactions	(762,372)	$3.46	$3.43-$4.04

Balance at September 30, 2006	—	$—	$—

2004 Stock Plan
Balance at December 31, 2005	4,307,764	$4.29	$4.21-$18.04
Cashed out as a result of the Intelsat Acquisition Transactions	(4,139,415)	$4.30	$4.21-$18.04
Converted to Intelsat Holding, Ltd. Options	(168,349)	$4.21	$4.21

Balance at September 30, 2006	—	$—	$—

Exercisable at September 30, 2006	—	$—	$—

For the nine months ended September 30, 2005, there were no options exercised, no related tax benefits realized and no cash inflows from share-based compensation in financing activities. During the predecessor period July 1, 2006, 4,901,787 options were settled for cash of approximately $102 million as a result of the Intelsat Acquisition Transactions. The total intrinsic value of stock options outstanding as of September 30, 2005 was approximately $101.6 million. The total intrinsic value of stock options exercisable as of September 30, 2005 was approximately $17.6 million. At September 30, 2006, no stock options were outstanding.

The stock options granted in the third and fourth quarters of 2004 by both Holdco and us were scheduled to vest over five to eight years. Certain of the awards granted in the third and fourth quarters of 2004 were scheduled to vest over a five-year period based upon the passage of time and the remainders were scheduled to vest after an eight-year period. The vesting of the eight-year options was subject to acceleration if certain pre-established company operating performance targets were achieved. The 2005 operating performance targets established for the plan were met, resulting in the accelerated vesting of 20%, or 445,814, of the 2,229,072 outstanding performance based options. Compensation expense for these nonqualified stock options was based on the fair value of the options at the respective grant dates utilizing the Black-Scholes model for estimating fair value. Holdco recorded stock compensation expense of $0.3 million and $0 million, as well as related tax benefits of $0.1 million and $0 million in the Predecessor three-month period ended September 30, 2005 and the Successor period July 1, 2006 to September 30, 2006, in relation to the options granted under the 2004 Stock Plan. For the Predecessor nine months ended September 30, 2005 and for the Predecessor period January 1, 2006 to June 30, 2006, stock compensation expense of $0.8 million and $0.5 million and related tax benefits of $0.3 million and $0.2 million, respectively, were recorded. These amounts were recorded by Holdco as they were not considered material in relation to our financial statements. The expense relating to the cash settlement of the 4,901,787 stock options of $93.7 million was recorded within restructuring and transaction costs during the Predecessor period July 1, 2006, immediately prior to the completion of the Intelsat Acquisition Transactions.

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the first quarter of 2005, we granted 26,339 stock options under the 2004 Stock Plan. The weighted average fair value per option granted during the nine months ended September 30, 2005 was $2.62. This estimate was based on the Black-Scholes option pricing model with the following weighted average assumptions:

•	The risk-free rate of the options granted was based on the U.S. Treasury yield curve in effect at the time of grant.

•	The expected life of the options granted was estimated using the historical exercise behavior of employees.

•	The dividend yield and stock volatility of the options granted were based on the fact that we were privately held at that time and had no plan to issue dividends to our then existing shareholders.

Nine months ended September 30, 2005
Risk free rate	3.82%
Dividend yield	0%
Expected life	6.8 years
Stock volatility	0%

Deferred Stock Units—We had a Supplemental Savings Plan and a Deferred Compensation Plan for eligible employees. Under both plans, executives and other highly compensated employees were entitled to defer a portion of their compensation to future years. In July 2004, our board of directors amended the Deferred Compensation Plan and the Supplemental Savings Plan to permit certain senior executives to elect to have all or part of their accounts under the plans invested in deferred stock units, each of which represented the notional right to receive a share of our common stock. The deferred stock units were converted into a notional right to receive a share of Holdco common stock at the same conversion ratio as for the other transactions in the Recapitalization. As of the date of conversion, these deferred stock units represented the notional right to receive 202,213 shares of Holdco common stock, on an adjusted basis, with a value of $1.5 million. During 2005, we reclassified this amount from our liability for deferred compensation plans to additional paid-in capital as these deferred stock units were expected to be paid out in shares of Holdco common stock, rather than in cash. Additionally, these deferred stock units, all of which were outstanding and vested immediately prior to the completion of the Intelsat Acquisition Transactions, were entitled to accrue credits in the same amount as dividends paid to holders of Holdco’s common stock. For the Predecessor three months ended September 30, 2005, we recorded compensation expense of $0.1 million. For the Predecessor nine months ended September 30, 2005 and for the Predecessor period January 1, 2006 to June 30, 2006, we recorded compensation expense of $0.7 million and $0.2 million, respectively, in relation to these deferred stock units.

In connection with the Intelsat Acquisition Transactions, we terminated both the Supplemental Savings Plan and the Deferred Compensation Plan immediately before the closing on July 3, 2006. Payments of account balances to participants of the plans are expected to be made within twelve months of the plans’ termination. As of September 30, 2006, our liabilities for the two plans totaled approximately $6.4 million. Additionally, the settlement of the 0.2 million deferred stock units held within the Deferred Compensation Plan resulted in an additional liability of approximately $5.1 million, which was paid in connection with the closing

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the Intelsat Acquisition Transactions. As stated above, $1.5 million of this amount was recorded within additional paid in capital in our consolidated balance sheet as of September 30, 2006. The difference of $3.6 million was expensed in connection with the Intelsat Acquisition Transactions in the July 1, 2006 Predecessor period within restructuring and transaction costs.

On September 16, 2004, our board of directors approved a revised compensation program for our non-employee directors. Each non-employee director was entitled to annual cash compensation of $50,000, and was also granted options to purchase 65,848 shares of common stock. The chairman of our board of directors received an additional annual fee of $100,000 and was granted options to purchase an additional 65,848 shares. Holdco assumed this program and the options were for Holdco stock at the modified price of $4.21.

On June 8, 2005, the Compensation Committee of our board of directors and that of Holdco approved a combined compensation program for non-employee directors. Costs of this compensation program were shared equally by Holdco and us. Non-employee directors were compensated $70,000 per annual term, $35,000 paid in cash, quarterly and as earned, and $35,000 paid in shares of Holdco common stock, calculated using the closing price of our common stock on the day prior to the grant date.

For the initial board term following the closing of the initial public offering of Holdco’s common stock on March 22, 2005, the $35,000 in compensation paid in shares of our common stock was calculated as above and granted on the date the plan was approved. Accordingly, each non-employee director was granted 1,747 shares on June 8, 2005. Common stock issued to non-employee directors as compensation was not transferable until vested. The common stock granted on June 8, 2005, vested on March 22, 2006.

The terms of the 2006 compensation program for non-employee directors remained the same as the 2005 compensation program through July 3, 2006 except that the $35,000 per director previously paid in shares of our common stock was paid in cash in April 2006.

In addition to compensation for service on our board, our prior Audit Committee members were paid $7,500 per term, our prior Compensation Committee members $5,000 per term, our prior Chairman of the board $100,000 per term, our prior Audit Committee Chairman $20,000 per term, and our prior Compensation Committee Chairman $10,000 per term, each payable quarterly in cash and as earned.

During the three and nine months ended September 30, 2005, we recorded expense of approximately $0.1 million and $0.2 million, respectively, and during the Predecessor period January 1, 2006 to June 30, 2006, we recorded expense of approximately $0.3 million related to this compensation plan.

As noted above, on July 3, 2006 in connection with the completion of the Intelsat Acquisition Transactions, all shares of Holdco’s outstanding common stock, stock options and deferred stock units, except for the 168,349 options discussed above, were converted into shares of Holdco common stock and were cashed out. The holders of such equity based arrangements received the $25 per share Intelsat Merger consideration (plus approximately $0.00927 per share in respect of undeclared regular quarterly dividends, less any related costs to exercise) as a result of the completion of the Intelsat Merger. Immediately prior to the completion of the Intelsat Acquisition Transactions, we recorded total costs of approximately

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$103.5 million related to these equity based arrangements, of which approximately $97.2 million was recorded by us and 50% of the expense related to the cash settlement for the non-employee directors’ options, or approximately $6.0 million, was recorded by Holdco during the Predecessor period July 1, 2006. The 50-50 expense allocation of the non-employee directors’ option costs was based on our estimation that the non-employee directors performed services equally for us and Holdco.

The Board of Directors of Intelsat Holdings adopted the Intelsat Holdings, Ltd. 2005 Share Incentive Plan (the “2005 Share Plan”) with an effective date of January 28, 2005, pursuant to which up to 1,124,296 ordinary shares (later increased to 1,300,000 ordinary shares) were reserved for grant to employees and directors of Intelsat Holdings and its direct and indirect subsidiaries. The 2005 Share Plan permits granting of awards in the form of incentive share options, nonqualified share options, restricted shares, restricted share units, share appreciation rights, phantom shares and performance awards.

Certain employees of IGSC who were transferred to Intelsat Corp following the completion of the acquisition transaction previously had been granted both time vesting and performance vesting restricted shares under the 2005 Share Plan. The restricted share grants are liability classified under SFAS 123R. Following the employee transfer, Intelsat Corp has recorded compensation expense over the service period for the time vesting shares based on the intrinsic value (which equaled fair value) at the date of the grant of $2.15 per share. No compensation expense was recorded for performance vesting shares since it was not probable that the performance criteria would be met.

Since awards made consisted of shares of Intelsat Corp’s parent, Intelsat Holdings, compensation costs for vested awards and the cost to repurchase shares are reflected as capital contributions in Intelsat Corp’s financial statements. We recognized $6,000 of compensation costs during the Successor period July 1, 2006 to September 30, 2006.

The employees were granted 107,139 restricted shares, of which 15,167 shares were fully vested prior to the employee transfer. A summary of the status of Intelsat Holdings’ non-vested shares as of September 30, 2006, and the changes during the Successor period from July 1, 2006 to September 30, 2006 are set forth below:

	Number of shares	Weighted-Average Grant-Date Fair Value
Restricted shares
Non-vested restricted shares outstanding as of July 1, 2006 (the date of employee transfer)	91,972	$2.15
Restricted shares forfeited and repurchased at par value	—	2.15
Shares repurchased by Intelsat Holdings	—	2.15
Vested	(2,673)	2.15

Total non-vested restricted shares at September 30, 2006	89,299	$2.15

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The non-vested restricted shares have a remaining weighted-average vesting period of 40 months and the performance shares will remain outstanding for approximately seven years.

During the Successor period July 1, 2006 to September 30, 2006, Intelsat Holdings entered into share-based compensation arrangements (“SCAs”) with a number of employees of Intelsat Holdings and its direct and indirect subsidiaries under the 2005 Share Plan which may permit such employees to purchase Intelsat Holdings common shares. These SCAs vest over time and are subject to continued employment through each applicable vesting date. The vesting of these SCAs accelerates in the event that the current private equity owners of Intelsat Holdings (or other private equity investors) cease to own 40% or more of Intelsat Holdings.

In connection with the Intelsat Acquisition Transactions, two of our executives who were executives of Intelsat Corp prior to July 3, 2006 and held options to purchase common stock of PanAmSat Holdco rolled over such options by entering into SCAs to purchase Intelsat Holdings common shares. While the rollover adjusted the exercise price and number of applicable shares covered, the vesting period associated with the previous PanAmSat Holdco stock options continued and the share-based compensation arrangements vest in annual installments through August 2009.

Any common shares held by employees as a result of the exercise of SCAs may be repurchased by Intelsat Holdings, and any outstanding but unexercised SCAs may be cancelled, at any time after termination of employment. Shares issued as a result of the exercise of SCAs may be repurchased at the lesser of fair market value and the exercise price in the event of voluntary termination by the employee and other defined circumstances. Since these repurchase features enable Intelsat Corp to recover the shares without transferring any appreciation in value if the employee terminates voluntarily, for accounting purposes, the SCA is not deemed to be granted under SFAS 123R.

9. Retirement plans and other retiree benefits

(a) Pension and other post-retirement benefits

Following the completion of the Intelsat Merger, substantially all of the employees of IGSC, an indirect subsidiary of Intelsat Bermuda, were transferred to us pursuant to an employee transfer agreement. The parties further agreed that it was their mutual intent that the transferred employees continued to participate in and receive benefits from the employee benefit Plans and arrangements that are sponsored by IGSC as of the effective date until such time as the parties develop and implement integrated employee benefit Plans that will be available to both the transferred employees as well as to legacy Intelsat Corp employees. Intelsat Corp legally assumed the assets and liabilities of the plans related to the transferred employees as of July 3, 2006 pursuant to the employee transfer agreement, and will become the plans’ sponsor effective on that date, subject to completion of documentation of the amended and restated plans. As a result of the employee transfer agreement, it was agreed that the Intelsat Medical Plans liability will transfer for all participants other than those retirees who claim to be eligible for certain retiree medical benefits pursuant to a 2001 Board resolution, and future reimbursement will be made for the net benefit claims incurred for all employees terminated and for all resolution participants. Furthermore, the Intelsat Restoration Plan liability would be transferred with no future reimbursement, and the Intelsat Staff Retirement Plan would be transferred to Intelsat Corp at the accrued liability balance at the effective date.

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Furthermore, IGSC will reimburse Intelsat Corp for a fraction of the future cash contributions required. See Note 2 “Intelsat Acquisition Transactions”.

IGSC was not required to make any additional contributions in 2005 to the defined benefit retirement plan. We do not currently expect that it will be required to make any such contributions during 2006. Furthermore, we do not expect to make any contributions to our post-retirement health insurance plan, which is an unfunded plan.

Net periodic pension benefits costs (benefit) include the following components for the Successor period July 1, 2006 to September 30, 2006:

Successor Entity
Period July 1 to September 30, 2006
Service cost	$1,020
Interest cost	4,686
Expected return on plan assets	(6,148)
Amortization of unrecognized prior service cost	(98)

Total costs (benefit)	$(540)

Net periodic other post-retirement benefits costs include the following components for the Successor period July 1, 2006 to September 30, 2006:

Successor Entity
Period July 1 to September 30, 2006
Service cost	$307
Interest cost	133

Total costs	$440

(b) Other retirement Plans

Intelsat Corp maintains three defined contribution retirement plans for employees in the United States, one for legacy Intelsat employees who were hired before July 19, 2001, one for legacy Intelsat employees hired on or after July 19, 2001 and one plan covering the legacy PanAmSat employees. The company recognized compensation expense of $0.6 million and $1.8 million for the Predecessor three and nine month periods ended September 30, 2005, respectively. For the Predecessor period January 1, 2006 to July 1, 2006, we recorded expense of $1.2 million and for the Successor period July 1, 2006 to September 30, 2006, $1.7 million of expense was recorded. Intelsat also maintains an unfunded deferred compensation plan for executives; however, benefit accruals under the plan were discontinued during 2001. Intelsat Corp maintains other defined contribution retirement plans in several non-U.S. jurisdictions.

10. Restructuring Costs

In connection with the Intelsat Acquisition Transactions, management approved restructuring plans to consolidate and integrate the management and operations of PanAmSat

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Holdco and Intelsat, Ltd. We expect to pay $11.0 million for accrued liabilities related to this restructuring plan and our facilities restructuring plans established prior to the completion of the Intelsat Acquisition Transactions over the next five years. In addition, we expect to pay an additional $18.0 million related to our workforce restructuring plan.

(a) Facilities Restructuring Plans

The Intelsat Acquisition restructuring plan includes the closure of our former corporate headquarters in Wilton, Connecticut, as well as two other locations in the United States. In accordance with SFAS 141, “Business Combinations” we have recorded a liability in purchase accounting of approximately $7.0 million in relation to this plan. These costs, which relate primarily to payments due on existing lease obligations, are expected to be incurred and paid through 2011.

We had previously recorded liabilities in connection with our 2002 approval of a plan to restructure several of our United States locations and close certain facilities, some of which are currently being leased through 2011. Additionally, in an effort to further streamline our operations, during 2004 we consolidated our Manhattan Beach, El Segundo and Long Beach, California facilities. As of the date of the Intelsat Merger, we had $4.3 million accrued for these lease obligations. As of September 30, 2006, $4.0 million remains unpaid and will be paid through 2011.

(b) Workforce Restructuring Plan

As part of the acquisition consolidation and integration, we have approved a workforce restructuring plan. This plan provides for the retention of key employees and the relocation and/or severance of employees due to planned facility closures. This workforce reduction covers approximately 240 employees. During the Predecessor period July 1, 2006 and the Successor period July 1, 2006 through September 30, 2006, we recorded approximately $15.4 million and $2.3 million, respectively, of operating expenses in the consolidated statements of operations in relation to this plan. These costs included employee compensation, benefits, outplacement services, legal services and relocation. They are expected to be incurred and paid through June 2008. See Note 12 “Commitments and Contingencies—Change-in-Control Obligations”.

11. Interest Expense—Net

Interest expense for the Predecessor three months ended September 30, 2005 was recorded net of capitalized interest of $7.3 million and interest income of $0.8 million. Interest expense for the Predecessor nine months ended September 30, 2005 was recorded net of capitalized interest of $18.3 million and interest income of $2.1 million. For the Predecessor period January 1, 2006 to July 1, 2006 and the Successor period July 1, 2006 to September 30, 2006, interest expense was recorded net of capitalized interest of $13.0 million and $7.3 million, respectively, and interest income of $2.8 million and $2.1 million, respectively. Included in interest expense for the Predecessor nine months ended September 30, 2005 is approximately $56.0 million of unamortized debt issuance costs which were written-off as a result of the $290.0 million debt repayment made on our senior secured credit facilities on March 22, 2005, the redemption of $353.3 million, or 35%, of our 2014 senior notes on April 1, 2005, including the redemption premium of $31.8 million paid to the holders of these notes, and the voluntary prepayment of $28.4 million on June 17, 2005 under our Term Loan A facility from available cash on hand. There were no such charges recorded during 2006.

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Commitments and Contingencies

Satellite Incentive Obligations

Satellite construction contracts typically require that we make progress payments during the period of the satellite’s construction and orbital incentive payments (plus interest as defined in each agreement with the satellite manufacturer) over the orbital life of the satellite. The incentive obligations may be subject to reduction if the satellite fails to meet specific technical operating standards. As of September 30, 2006, we had $117.8 million of liabilities recorded in relation to these satellite incentive obligations. Certain of our satellite construction contracts also provide that certain amounts paid by us during the construction phase are subject to refund (with interest) if the satellite fails to meet these technical operating standards.

Operating Leases

We have commitments for operating leases primarily relating to equipment and our former executive office facilities in Wilton, Connecticut and various other locations. These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. As of September 30, 2006, minimum annual rentals of all leases, exclusive of potential increases in real estate taxes, operating assessments and future sub-lease income aggregated approximately $20.6 million.

Satellite Construction and Launch Commitments

As of September 30, 2006, we had approximately $51.5 million of expenditures remaining under existing satellite construction contracts and $102.0 million remaining under existing satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of September 30, 2006, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

On April 12, 2005, we entered into an agreement for the construction of PAS-11, which will be located at 43 degrees west longitude and will serve as a replacement for our PAS-6B Ku-band satellite and the C-band portion of our PAS-3R satellite. In July 2005, we signed an agreement for the launch of this satellite in the first quarter of 2007. Additionally, we have an agreement with one of our major customers for the funding of a portion of the capital expenditures necessary to construct and launch PAS-11 in this timeframe. Such funding represents an obligation for us when it is received from the customer. As of September 30, 2006, the present value of our obligation related to funding from this customer is approximately $73.4 million. This obligation is scheduled to be repaid to the customer over a three-year period beginning in October of 2006. Within our consolidated balance sheet as of September 30, 2006, $42.5 million of this obligation was recorded within short-term accounts payable and accrued liabilities, while the remainder of $30.9 million was recorded within long-term deferred credits and other. Based on our latest deployment plan and launch schedules, the PAS-11 satellite is anticipated to be launched in the third quarter of 2007. This delay is the result of delays in the launch vehicle manifest.

On December 5, 2005, we entered into agreements with the same customer and with the manufacturer of our PAS-11 satellite, which, among other things, allows the customer to procure directly from the manufacturer long-lead items that could be used for the construction

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of a replacement satellite for PAS-11 on an expedited basis, if needed. Pursuant to the agreement with the customer, we would be required to construct and launch a replacement for PAS-11 in the event of a launch failure or other significant health related issue impacting PAS-11’s Ku-band transponders within two years after completion of its in-orbit testing. This customer has leased all of the Ku-band capacity on PAS-11 and would be required to lease all of the Ku-band capacity on a replacement satellite for PAS-11, if such replacement satellite is required.

Horizons Contribution Obligation

On August 1, 2005, we formed our second 50-50 joint venture with JSAT, a leading satellite operator in the Asia-Pacific region, that will build and launch a Ku-band satellite to replace our SBS-6 satellite at 74 degrees west longitude. The joint venture is named Horizons-2. The satellite will support digital video, high-definition television and IP-based content distribution networks to broadband Internet and satellite news gathering services in the United States. This Horizons-2 satellite is currently being constructed and is expected to be in service by the fourth quarter of 2008. The total investment in this joint venture is expected to be approximately $163 million, of which each of the joint venture partners is required to fund their 50% share beginning in early 2008. The contribution obligation arises from our obligation to fund amounts due under Horizons-2’s loan agreement with a third party lender. We have entered into a Security and Pledge Agreement with the lender and pursuant to this agreement, granted a security interest in our contribution obligation to the lender. Therefore we have recorded this obligation as an indirect guarantee in accordance with FASB Interpretation No. 45 (As Amended), “Guarantor’s Accounting and Disclosure Requirements for Indebtedness of Others” (“FIN 45”). Our investment in this joint venture is being accounted for using the equity method. As of September 30, 2006, we have recorded a liability of $34.7 million representing our 50% share of the amount drawn through that date on the Horizons-2 loan, within our consolidated financial statements in relation to the future funding of our investment in Horizons-2.

Satellite Insurance

On January 15, 2006, our Galaxy 3R satellite, operating in an inclined orbit at 74 degrees WL, experienced an anomaly of its secondary spacecraft control processor (“SCP”) and was taken out of service. This satellite had no net book value as of December 31, 2005 and this event is not expected to have a material impact on our future operations or financial results. In January 2006, our Galaxy 12 satellite was replaced by our Galaxy 14 satellite and Galaxy 12 became an in-orbit spare. Additionally, in late February 2006, our Galaxy 1R satellite was replaced by our Galaxy 15 satellite and on March 3, 2006, Galaxy 1R was de-orbited. On June 18, 2006, we successfully launched our Galaxy 16 satellite into orbit. This satellite replaced our Galaxy 4R satellite at 99 degrees WL and was put into service in August 2006. Our Galaxy 4R satellite was placed into non-primary operating service at an inclined orbit at 77 degrees WL at the end of the third quarter of 2006.

As of September 30, 2006, we had in effect launch and in-orbit insurance policies covering four satellites in the aggregate amount of approximately $400.0 million. As of such date, these insured satellites had an aggregate net book value of $437.9 million. As of September 30, 2006, we had 20 uninsured satellites in orbit with a net book value in aggregate of $887.7 million.

Of the insured satellites, as of September 30, 2006, one was covered by an insurance policy with substantial exclusions or exceptions to coverage for failures of specific components

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

identified by the underwriters as at risk for possible failure, or Significant Exclusion Policies. The exclusions reduce the probability of an insurance recovery in the event of a loss on this satellite. Galaxy 13/ Horizons 1, which was placed in service in January 2004 and is insured by a policy with an exclusion for Xenon-Ion Propulsion Systems (“XIPS”) related anomalies, continues to have XIPS available as its primary propulsion system. It also has a bi-propellant fuel system currently in use, with bi-propellant fuel for approximately 10.3 years as of September 30, 2006.

At September 30, 2006, the uninsured satellites and the satellite insured by a Significant Exclusion Policy had a total net book value and other insurable costs of approximately $951.8 million. Of this amount, $64.1 million related to the satellite insured by a Significant Exclusion Policy. Upon the expiration of the insurance policies, there can be no assurance that we will procure new policies.

An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our income from operations by the amount of such increased premiums.

Customer and Vendor Obligations

We have contracts with certain of our customers which require us to provide equipment, services and other support during the term of the related contracts with us and we have long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of September 30, 2006, we had commitments under these customer and vendor contracts which aggregated approximately $190.5 million related to the provision of equipment, services and other support.

In July 2005, we entered into a series of contracts, one of which obligates us to guarantee the performance of one of our customers serving as the general contractor for an unrelated third party under a Contractor’s Bond in the amount of approximately $8.8 million. We believe that if the customer defaults on its obligations to the unrelated third party, we will take the place of the customer as the general contractor on the overall project. Accordingly, we have recorded a non-contingent liability and a deferred charge of approximately $0.8 million to reflect the fair value of our obligation to stand ready to perform under the terms of the guarantee in accordance with the provisions of FIN 45. We have also determined that we have no contingent liability under these contracts as prescribed in SFAS No. 5, “Accounting for Contingencies” because the likelihood that we will be required to perform under the agreements is remote.

At the completion of the project, which is expected to occur within the next year, we will be relieved from our non-contingent obligations under the indemnity agreement. Accordingly and based on the provisions of FIN 45, the balance of the non-contingent liability is being amortized ratably against selling, general and administrative expenses over the overall term of the project based on the percentage of the overall project completed in each period. As of September 30, 2006, the balance of the liability was approximately $0.2 million and the balance of the deferred charge was written off in connection with purchase accounting.

Change-in-Control Obligations

Certain of our senior executives were party to change-in-control severance agreements which provided for payment of severance and other benefits in the event of an involuntary

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NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

termination of the executive’s employment (as defined in such agreements) within three years after a change in control. The closing of the Intelsat Acquisition Transactions on July 3, 2006 constituted a change in control which satisfied the conditions for payment under these agreements. Accordingly, the payments required under these severance agreements became payable by us as a result of the completion of the Intelsat Acquisition Transactions. Certain of our senior executives were involuntarily terminated. Certain other of our senior executives were offered, and accepted, employment with post-merger Intelsat and as a result, were not eligible to receive any payments related to their respective change-in-control agreements. The pre-tax cost of termination-related benefits specified by the severance agreements of those senior executives that were involuntarily terminated was $8.5 million, which was expensed in July 2006 immediately prior to the completion of the Intelsat Acquisition Transactions.

In connection with the Intelsat Acquisition Transactions, our board of directors approved the adoption of a 2005 Severance Pay Plan on terms similar to our existing 2003 Severance Pay Plan and authorized a retention pool of up to $10.0 million for employees. Retention bonuses totaling approximately $9.8 million were designated for employees, of which $6.2 million was expensed through September 30, 2006. The remainder of $3.6 million will be expensed over the required employee service periods following the completion of the Intelsat Acquisition Transactions through the first quarter of 2008. The 2005 Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within 18 months following, a change in control (as defined in such plan). As a result of the completion of the Intelsat Acquisition Transactions, a change-in-control (as defined in the plan) occurred in July 2006. The total expected cost of future severance and related costs to be paid pursuant to the 2005 Severance Pay Plan as a result of the completion of the Intelsat Acquisition Transactions is estimated to be approximately $15.4 million, which was expensed in the Predecessor period July 1, 2006 immediately prior to the completion of the Intelsat Acquisition Transactions.

As more fully described in Note 8 “Stock Based Compensation”, we and Holdco granted stock options to certain employees and non-employee directors subsequent to the Recapitalization. The options granted by us were assumed by Holdco in October 2004. The vesting of the stock options was to accelerate in the event of certain changes in control of Holdco. In addition, certain employees received deferred stock units, each of which represented the notional right to receive a share of Holdco common stock. Upon the completion of the Intelsat Acquisition Transactions, all outstanding options and other equity based arrangements, with the exception of 168,349 stock options which were rolled over into share-based compensation arrangements relating to common shares of Intelsat Holdings, Ltd., became fully vested and were converted into a right to receive cash as specified in the Intelsat Merger Agreement. The holders of such equity based arrangements received the $25 per share Intelsat Merger consideration (plus approximately $0.00927 per share in respect of undeclared regular quarterly dividends less any related costs to exercise) as a result of the completion of the Merger. In the Predecessor period July 1, 2006 immediately prior to the completion of the Intelsat Acquisition Transactions, total costs related to these equity based arrangements of approximately $103.5 million were recorded, approximately $97.2 million of which was recorded by us and $6.0 million of which was recorded by Holdco.

The costs related to the executive change-in-control obligations and the stock based compensation obligations, including reimbursement of employee excise taxes and lost income tax deductions, was approximately $35.0 million. We expensed $19.9 million of these costs in

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Predecessor period July 1, 2006, immediately prior to the completion of the Intelsat Acquisition Transactions. See Note 2 “Intelsat Acquisition Transactions”. The remaining amount will represent costs to us in that it will result in lost tax deductions in future periods.

Income Tax Commitments and Contingencies

Prior to August 20, 2004, our parent, PanAmSat Holdco, joined with The DIRECTV Group and General Motors Corporation (GM) in filing a consolidated U.S. Federal income tax return. In April 2004, PanAmSat Holdco entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among PanAmSat Holdco and its subsidiaries, The DIRECTV Group and certain of its affiliates. Pursuant to the tax separation agreement, The DIRECTV Group agreed to indemnify PanAmSat Holdco for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from us regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes PanAmSat Holdco is required to pay under the tax separation agreement. In addition, The DIRECTV Group agreed to indemnify PanAmSat Holdco for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of a PanAmSat Recapitalization, which occurred on August 20, 2004, in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, PanAmSat Holdco’s tax exposure after indemnification related to these periods was capped at $15.0 million. The tax separation agreement with DIRECTV was effective from the August 20, 2004 until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relate.

Our income tax provision, prior to and including 2006, includes estimates of potential tax expense for the possible reduction upon the Internal Revenue Service audit of the tax benefits we derived from a deduction for the Extraterritorial Income Exclusion, or ETI, and its predecessor regime (the Foreign Sales Corporation) as well as for the potential tax expense that may arise from an adverse outcome from our foreign tax withholding issues. For all years prior to and including 2006, we have assessed our minimum and maximum exposure for federal tax issues, including Foreign Sales Corporation and ETI issues, as well as foreign tax withholding issues, and have provided taxes in the amount of our estimated exposure.

Foreign Withholding Taxes and Other Tax Reserves

We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The total amount assessed for all periods from March 31, 1996 through March 31, 2004 is approximately $65.2 million. We are contesting the imposition of such taxes. On August 11, 2006, the Income Tax Appellate Tribunal in New Delhi issued a decision which overturned the tax assessment for the 1997/98 assessment year. If the decision is not appealed or is ultimately upheld on appeal, this decision would resolve the dispute at issue in our favor. However, there can be no assurance that the tax authorities will not appeal this decision to the High Court. While this contest proceeds, we have been required to advance cash and provide letters of credit totaling approximately $54.7 million. As of September 30, 2006, we had paid cash of approximately $1.2 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. In connection with the Recapitalization, The DIRECTV Group, which controlled us prior to the Recapitalization, agreed to indemnify us for

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

these and certain other taxes related to any periods or portions of such periods ending on or prior to the day of the closing of the Recapitalization in amounts equal to 80% of the first $75.0 million of such taxes and 100% of such taxes in excess of the first $75.0 million. As a result, our net tax liability related to these periods is capped at $15.0 million.

With respect to this Indian tax exposure and other, non-Indian tax exposures, we have recorded total tax reserves of $68.5 million. Based upon the tax separation agreement we entered into with The DIRECTV Group as part of the Recapitalization, we have recorded a $49.2 million receivable at September 30, 2006 related to these tax reserves.

Other

Boeing Satellite Systems, Inc., formerly Hughes Space and Communications Company, has security interests in certain transponders on our PAS-2, PAS-3, PAS-4 and PAS-5 satellites to secure incentive payments owed by us pursuant to satellite construction contracts.

We currently have outstanding letters of credit totaling $54.6 million, which primarily relate to the India tax issue noted above.

We are involved in litigation in the normal course of our operations. Management does not believe the outcome of such matters will have a material effect on the consolidated financial statements.

13. Income Taxes

The difference in the company’s effective tax rate for the three months ended September 30, 2005 and the period July 1, 2006 through September 30, 2006 is primarily the result of a reduction in the benefits claimed under the ETI exclusion and non-deductible transaction costs in the July 1, 2006 period. These items are the primary drivers of the difference between the U.S. statutory income tax rate of 35% and the effective tax rates of 16.7%, 20.5% and 18.2% for the Predecessor three months ended September 30, 2005, the Predecessor period July 1, 2006 and the Successor period July 1, 2006 to September 30, 2006 respectively.

14. Certain Relationships and Related Transactions

Transactions with Intelsat, Ltd. and its subsidiaries

Following the completion of the Intelsat Acquisition Transactions, IGen, a wholly-owned indirect subsidiary of Intelsat Bermuda, acquired our subsidiary, G2 Satellite Solutions Corporation, which comprised our government services business, for cash consideration in the amount of $73.0 million. The acquisition occurred by means of a merger in which G2 Satellite Solutions Corporation merged into IGen, with IGen continuing as the surviving entity. As a result of our sale of G2 Satellite Solutions, its financial condition as of September 30, 2006, and its results of operations for the third quarter of 2006 were excluded from our financial statements. Additionally, as a result of the sale of G2 Satellite Solutions, segment disclosures were no longer required. As noted below, in accordance with the MISA, IGen continues to purchase satellite capacity from us.

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Also following the completion of the Intelsat Acquisition Transactions, substantially all of the employees of IGSC were transferred to us pursuant to an employee transfer agreement. As the transaction occurred between entities under common control, the transaction was accounted for at carrying value, which approximated fair value. As such, net liabilities of $11.9 million were recognized by Intelsat Corp and were treated as a distribution to its Parent. In addition, substantially all of the direct and indirect subsidiaries of Intelsat Holdings, Ltd., following the Intelsat Acquisition Transactions, including Holdco and us, entered into the MISA pursuant to which these entities will provide services to each other. In each case, services will be provided on terms that we believe are not materially less favorable to each party than are available on an arms’ length basis and on terms that the relevant boards of directors have determined to be fair. The MISA may be amended from time to time as required for changes in services or pricing.

For the Successor period July 1, 2006 to September 30, 2006, we recorded revenue of approximately $12.0 million related to capacity purchased from us by subsidiaries of Intelsat Holdings, Ltd. We also recorded revenue of approximately $39.3 million related to services provided by us to subsidiaries of Intelsat Holdings, Ltd. in accordance with the MISA, and recognized $37.5 million of costs related to those revenues. As of September 30, 2006, we have accrued a gross receivable of $62.8 million from subsidiaries of Intelsat Subsidiary Holding Company, Ltd. and a gross payable of $22.8 million to subsidiaries of Intelsat Subsidiary Holding Company, Ltd.

Other Related Party Transactions

We have a 50% ownership interest in the Horizons-1 joint venture, which we account for under the equity method of accounting. We lease Ku-band satellite capacity on the Horizons I satellite, which is owned by this joint venture. During the Predecessor three months ended September 30, 2005 and the Successor period July 1, 2006 through September 30, 2006, we recorded expenses of approximately $0.9 million and $1.0 million, respectively. During the Predecessor nine months ended September 30, 2005, we recorded expenses of approximately $2.7 million in relation to the lease of such Ku-band satellite capacity. For the Predecessor period January 1, 2006 through July 1, 2006, and the Successor period July 1, 2006, through September 30, 2006, we recorded expense of $2.1 million and $1.0 million, respectively. Additionally, we provide telemetry, tracking and control services for the Horizons-1 satellite. During both the Predecessor three months ended September 30, 2005 and the Successor period July 1, 2006 through September 30, 2006, we recorded revenues of approximately $0.2 million. During the Predecessor nine months ended September 30, 2005 and the Predecessor period January 1, 2006 through July 1, 2006, and the Successor period July 1, 2006, through September 30, 2006, we recorded revenues of approximately $0.5 million, $0.3 million and $0.2 million, respectively.

Transactions with the Prior Sponsors and their Affiliates

The Prior Sponsors provided management and advisory services to us pursuant to management services agreements executed at the closing of the Recapitalization. The Prior Sponsors charged us an aggregate management fee of $2.0 million annually for the provision of these services, subject to an annual increase of three percent. In connection with, and effective upon completion of, Holdco’s initial public offering on March 22, 2005, each of the Prior Sponsors terminated their respective management services agreements for an aggregate

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consideration of $10.0 million. For the period from January 1, 2005 through March 22, 2005, we recorded approximately $10.4 million of expense for these management fees (including the termination payment). The annual advisory fee did not include, and the Prior Sponsors were entitled to receive, additional compensation for providing investment banking or other advisory services provided in connection with any specific acquisition or divestiture transactions or in the event the Prior Sponsors perform services above and beyond those previously called for by the agreements. During the three months ended September 30, 2005, we reimbursed the Prior Sponsors for approximately $57 thousand, and during the nine months ended September 30, 2005 and the six months ended June 30, 2006, we reimbursed the Prior Sponsors for approximately $155 thousand and $48 thousand, respectively, for expenses incurred. Certain members of our former board of directors whose services were compensated were principals of or were affiliated with the Prior Sponsors.

We provide satellite capacity, TT&C and other related services to affiliates of the Prior Sponsors. Revenues for these services during the Predecessor three and nine month periods ended September 30, 2005 were $0.5 million and $1.7 million, respectively. For the Predecessor period January 1, 2006 through July 1, 2006, these revenues totaled $1.5 million. As of December 31, 2005 and June 30, 2006, we had customer receivables related to these affiliates of approximately $550 thousand and $28 thousand, respectively. Included in our total contracted backlog of $4.4 billion as of June 30, 2006 was approximately $13.5 million of contracted backlog from these affiliates of the Prior Sponsors. Contracted backlog represents revenue to be earned from customers under all long-term contractual agreements.

During the Predecessor nine months ended September 30, 2005, we procured $0.9 million of insurance and insurance-related services from an affiliate of one of the Prior Sponsors. This company was no longer an affiliate of the Prior Sponsor in 2006.

Other Relationships

We utilize the consulting and lobbying services of R. Thompson & Co., which is owned by Robert J. Thompson, Chairman of Jefferson Consulting Group. Mr. Wright, our former Chief Executive Officer and the Chairman of the Board of Intelsat, Ltd., owns a minority interest in Jefferson Consulting Group. Mr. Wright does not have any ownership or financial interest directly or indirectly in R. Thompson & Co. During the Predecessor nine months ended September 30, 2005 and the Predecessor period January 1, 2006 to July 1, 2006, the Predecessor paid approximately $126 thousand and $61 thousand, respectively, in expenses for services provided by R. Thompson & Co. The Successor paid approximately $20 thousand during the period from July 1, 2006 through September 30, 2006.

During 2004, we retained Capstone Consulting to provide us with consulting services, primarily to identify and advise on potential opportunities to reduce our costs and identify other potential opportunities to grow our business. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone. We recorded approximately $0.1 million of expense during the Predecessor three months ended September 30, 2005 and $0.6 million of expense for the Predecessor nine months ended September 30, 2005, related to Capstone Consulting.

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Condensed Consolidating Financial Information

Our 8 1/2% senior notes due 2012 and our 2014 senior notes are unconditionally guaranteed by certain of our domestic subsidiaries. The following disclosures reflect our Condensed Consolidating Financial Information for the periods presented.

8 1/2% Senior Notes due 2012

Obligations under our 8 1/2% senior notes due 2012 are unconditionally guaranteed on a joint and several basis by certain of our existing domestic subsidiaries. As a result, we are required to present consolidating financial information for our company and our subsidiaries within the notes to our condensed consolidated financial statements in accordance with the criteria established for parent companies in Rule 3-10(f) of Regulation S-X. In the second quarter of 2004, we determined that our non-guarantor subsidiaries, which at that time only included our foreign subsidiaries which do not guarantee the 8 1/2% senior notes due 2012, were no longer minor (as defined in Rule 3-10 (h) of Regulation S-X). Our satellite operating companies, which were formed during 2004, are also considered non-guarantor subsidiaries under our 8 1/2% senior notes due 2012, as all domestic subsidiaries formed subsequent to the consummation of the offering of these notes are not considered guarantors under these notes. Therefore, these non-guarantor subsidiaries are included within the following condensed consolidating financial statements for our 8 1/2% senior notes due 2012.

The following condensed consolidating financial information presents the results of operations and cash flows of Intelsat Corp, the guarantor subsidiaries (which are certain of our existing domestic subsidiaries existing at the time the 8 1/2% senior notes due 2012 were issued), the non-guarantor subsidiaries (which are our international subsidiaries, our satellite operating companies and certain of our other domestic subsidiaries) and the eliminations necessary to arrive at the information for our company on a consolidated basis as of December 31, 2005 and September 30, 2006 and for the Predecessor three and nine months ended September 30, 2005 and the Predecessor period January 1, 2006 to July 1, 2006 and the Successor period July 1, 2006 to September 30, 2006. All of the expenses and cash flows recorded during the Predecessor period July 1, 2006 are expenses of Intelsat Corp and therefore separate condensed consolidating financial information for this period has not been presented as it is not meaningful for this period.

The principal elimination entries eliminate investments in subsidiaries and inter-company balances and transactions. All expenses related to the Predecessor period July 1, 2006 are from PanAmSat Opco. The consolidating information is not meaningful for that period.

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Operating leases, satellite services and other	$201,444	$20,956	$205,471	$(222,234)	$205,637
Outright sales and sales-type leases	3,481	—	—	—	3,481

Total revenues	204,925	20,956	205,471	(222,234)	209,118

Operating costs and expenses:
Depreciation and amortization	7,920	447	60,494	—	68,861
Direct operating costs (exclusive of depreciation and amortization)	210,996	14,579	27,632	(222,234)	30,973
Selling, general and administrative expenses	15,852	1,432	1,647	—	18,931
Restructuring and transaction costs	177	32	—	—	209
Gain on undesignated interest rate swap	(18,332)	—	—	—	(18,332)

Total operating costs and expenses	216,613	16,490	89,773	(222,234)	100,642

Income (loss) from operations	(11,688)	4,465	115,698	—	108,476
Interest (income) expense—net	29,270	(1)	19,003	—	48,272
Other income (expense)—net	1,379	78	142	—	1,598

Income (loss) before income taxes	(39,579)	4,544	96,837	—	61,802
Income tax expense (benefit)	(26,351)	1,503	35,181	—	10,333
Equity in earnings of subsidiaries	64,697	—	—	(64,697)	—

Net income	$51,469	$3,041	$61,656	$(64,697)	$51,469

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE SUCCESSOR PERIOD JULY 1, 2006 TO SEPTEMBER 30, 2006 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Operating leases, satellite services and other	$221,206	$3,576	$157,242	$(181,847)	$200,177
Revenues from affiliates	51,227	—	—	—	51,227

Total revenues	272,433	3,576	157,242	(181,847)	251,404

Operating costs and expenses:
Depreciation and amortization	8,880	374	62,612	—	71,866
Direct operating costs (exclusive of depreciation and amortization)	197,485	(477)	29,143	(181,847)	44,304
Costs from affiliates	18,468	—	—	—	18,468
Selling, general and administrative expenses	23,295	169	1,604	—	25,068
Restructuring and transaction costs	5,213	—	—	—	5,213
Loss on undesignated interest rate swap	14,328	—	—	—	14,328

Total operating costs and expenses	267,669	66	93,359	(181,847)	179,247

Income from operations	4,764	3,510	63,883	—	72,157
Interest expense—net	51,726	1	18,983	—	70,710
Other income (expense)—net	1,390	148	(95)	—	1,443

Income (loss) before income taxes	(45,572)	3,657	44,805	—	2,890
Income tax expense (benefit)	(23,414)	317	23,624	—	527
Equity in earnings of subsidiaries	24,521	—	—	(24,521)	—

Net income	$2,363	$3,340	$21,181	$(24,521)	$2,363

All of the expenses recorded during the Predecessor period July 1, 2006 are expenses of Intelsat Corp and therefore separate condensed consolidating financial information for this period has not been presented as it is not meaningful for this period.

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Operating leases, satellite services and other	$604,535	$66,790	$618,258	$(668,400)	$621,183
Outright sales and sales-type leases	10,595	—	—	—	10,595

Total revenues	615,130	66,790	618,258	(668,400)	631,778

Operating costs and expenses:
Cost of outright sales and sales-type leases	(4,303)	—	—	—	(4,303)
Depreciation and amortization	22,119	1,438	182,234	—	205,791
Direct operating costs (exclusive of depreciation and amortization)	635,609	49,432	83,170	(668,400)	99,811
Selling, general and administrative expenses	48,592	4,516	3,669	—	56,777
Prior Sponsor management fees	10,444	—	—	—	10,444
Restructuring and transaction costs	3,547	427	—	—	3,974
Loss on termination of sales-type lease	2,307	—	—	—	2,307
Loss on undesignated interest rate swap	305	—	—	—	305

Total operating costs and expenses	718,620	55,813	269,073	(668,400)	375,106

Income (loss) from operations	(103,490)	10,977	349,185	—	256,672
Interest (income) expense—net	155,542	(62)	56,395	—	211,875
Other income (expense)—net	1,421	68	35	—	1,524

Income (loss) before income taxes	(257,611)	11,107	292,825	—	46,321
Income tax expense (benefit)	(101,359)	4,273	104,181	—	7,095
Equity in earnings of subsidiaries	195,478	—	—	(195,478)	—

Net income	$39,226	$6,834	$188,644	$(195,478)	$39,226

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE PREDECESSOR PERIOD JANUARY 1, 2006 TO JULY 1, 2006 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Operating leases, satellite services and other	$446,977	$64,216	$419,031	$(493,360)	$436,864
Outright sales and sales-type leases	5,895	—	—	—	5,895

Total revenues	452,872	64,216	419,031	(493,360)	442,759

Operating costs and expenses:
Cost of outright sales and sales-type leases	(1,943)	—	—	—	(1,943)
Depreciation and amortization	12,136	959	125,560	—	138,655
Direct operating costs (exclusive of depreciation and amortization)	469,679	34,106	60,552	(493,360)	70,977
Selling, general and administrative expenses	31,886	3,170	2,977	—	38,033
Restructuring and transaction costs	145,186	—	—	—	145,186
Gain on undesignated interest rate swap	(23,140)	—	—	—	(23,140)

Total operating costs and expenses	633,804	38,235	189,089	(493,360)	367,768

Income (loss) from operations	(180,932)	25,981	229,942	—	74,991
Interest (income) expense—net	70,247	(10)	37,364	—	107,601
Other income (expense)—net	(4,363)	291	1,393	—	(2,679)

Income (loss) before income taxes	(255,542)	26,282	193,971	—	(35,289)
Income tax expense (benefit)	(63,763)	3,278	68,492	—	8,007
Equity in earnings of subsidiaries	148,483	—	—	(148,483)	—

Net income (loss)	$(43,296)	$23,004	$125,479	$(148,483)	$(43,296)

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS (UNAUDITED)

AT DECEMBER 31, 2005

(in thousands, except share data)

	Intelsat Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$121,181	$—	$4,764	$—	$125,945
Accounts receivable—net	44,028	23,226	3,532	—	70,786
Net investment in sales-type leases	12,260	—	—	—	12,260
Due From Affiliates	(15,803)	24,023	859,078	(867,298)	—
Prepaid expenses and other	119,391	156	(3)	(103,769)	15,775
Deferred income taxes	16,711	—	—	—	16,711

Total current assets	297,768	47,405	867,371	(971,067)	241,477

Satellites and other property and equipment—net	494,299	4,774	1,450,487	—	1,949,560
Net investment in sales-type leases	64,913	—	—	—	64,913
Goodwill	2,238,676	5,455	—	—	2,244,131
Amortizable intangible assets—net	—	244	—	—	244
Non-amortizable intangible assets—net	—	—	2,614	—	2,614
Deferred charges and other assets—net	1,163,510	1,580	52	(840,000)	325,142
Investment in affiliates and subsidiaries	1,194,042	—	—	(1,194,042)	—

Total assets	$5,453,208	$59,458	$2,320,524	$(3,005,109)	$4,828,081

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$75,474	$8,778	$1,009	$—	$85,261
Due to affiliates	50,233	—	—	—	50,233
Current portion of long-term debt	16,600	—	—	—	16,600
Current portion of satellite incentives obligations	13,240	—	—	—	13,240
Accrued interest payable	37,103	—	103,769	(103,769)	37,103
Deferred gains and revenues	18,027	6,487	—	—	24,514

Total current liabilities	210,677	15,265	104,778	(103,769)	226,951

Long-term debt, net of current portion	2,915,400	—	840,000	(840,000)	2,915,400
Deferred income taxes	(192,514)	—	216,826	—	24,312
Deferred satellite incentive obligations, net of current portion	98,112	—	—	—	98,112
Deferred revenue, net of current portion	48,400	127	2,316	—	50,843
Deferred credits and other	201,525	392	(1,984)	—	199,933
Due to affiliates	859,078	8,220	—	(867,298)	—

Total liabilities	4,140,678	24,004	1,161,936	(1,811,067)	3,515,551

Commitments and contingencies

Stockholder’s equity:
Common stock, $0.01 par value	—	—	—	—	—
Paid-in capital	803,545	10,069	855,152	(865,221)	803,545
Retained earnings	512,500	28,803	303,436	(332,239)	512,500
Accumulated other comprehensive loss	(97)	—	—	—	(97)
Other stockholder’s equity	(3,418)	(3,418)	—	3,418	(3,418)

Total stockholder’s equity	1,312,530	35,454	1,158,588	(1,194,042)	1,312,530

Total liabilities and stockholder’s equity	$5,453,208	$59,458	$2,320,524	$(3,005,109)	$4,828,081

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS (UNAUDITED)

AT SEPTEMBER 30, 2006

(in thousands, except share data)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$135,648	$—	$7,088	$—	$142,736
Accounts receivable—net	63,952	2,792	4,297	—	71,041
Due from affiliates	7,850	77,305	1,249,832	(1,295,021)	39,966
Prepaid expenses and other	29,601	—	2,826	(19,055)	13,372
Deferred income taxes	16,820	—	—	—	16,820

Total current assets	253,871	80,097	1,264,043	(1,314,076)	283,935

Satellites and other property and equipment—net	666,822	1,189	1,166,029	—	1,834,040
Goodwill	3,750,514	—	—	—	3,750,514
Amortizable intangible assets—net	23,046		317,715	—	340,761
Non-amortizable intangible assets—net	—	1,116,000	4,000	—	1,120,000
Deferred charges and other assets—net	1,021,282	1,286	3,290	(840,001)	185,857
Investment in affiliates and subsidiaries	2,180,771	—	—	(2,180,772)	—

Total assets	$7,896,306	$1,198,572	$2,755,077	$(4,334,849)	$7,515,107

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$112,890	$146	$1,648	—	$114,684
Due to affiliates	1,199,523	26,694	68,804	(1,295,021)	—
Current portion of long-term debt	39,237	—	—	—	39,237
Current portion of satellite incentive obligations	14,534	—	—	—	14,534
Accrued interest payable	63,085	—	19,055	(19,055)	63,085
Deferred gains and revenues	27,603	3,718	163	—	31,484

Total current liabilities	1,456,872	30,558	89,670	(1,314,076)	263,024

Long-term debt, net of current portion	3,462,800	—	840,000	(840,000)	3,462,800
Deferred income taxes	(313,117)	420,134	390,872	—	497,889
Deferred satellite incentive obligations, net of current portion	103,274	—	—	—	103,274
Deferred revenue, net of current portion	46,087	113	1,530	—	47,730
Accrued retirement benefits	38,235	—	—	—	38,235
Deferred credits and other	150,736	—	—	—	150,736

Total liabilities	4,944,887	450,805	1,322,072	(2,154,076)	4,563,688

Commitments and contingencies

Stockholder’s equity:
Common stock, $0.01 par value	—	—	—	—	—
Additional paid-in capital	2,949,428	693,617	988,163	(1,681,780)	2,949,428
Retained earnings	2,363	54,150	444,842	(498,992)	2,363
Accumulated other comprehensive income	(372)	—	—	—	(372)

Total stockholder’s equity	2,951,419	747,767	1,433,005	(2,180,772)	2,951,419

Total liabilities and stockholder’s equity	$7,896,306	$1,198,572	$2,755,077	$(4,334,848)	$7,515,107

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$205,273	$1,468	$65,667	$—	$272,408

Cash flows from investing activities:
Capital expenditures (including capitalized interest)	(140,711)	(1,468)	—	—	(142,179)
Proceeds from sale of teleport	3,161	—	—	—	3,161
Acquisitions and divestitures, net of cash acquired/paid	26,777	—	(68,640)	—	(41,863)

Net cash used in investing activities	(110,773)	(1,468)	(68,640)	—	(180,881)

Cash flows from financing activities:
Capital contributed by parent	658,350	—	—	—	658,350
Repayments of long-term debt	(671,900)	—	—	—	(671,900)
Dividends to stockholder	(53,785)	—	—	—	(53,785)
Capitalized debt issuance costs	(598)	—	—	—	(598)
Funding of capital expenditures by customer	33,464	—	—	—	33,464
Repayments of incentive obligations	(9,464)	—	—	—	(9,464)

Net cash used in financing activities	(43,933)	—	—	—	(43,933)

Effect of exchange rate changes on cash	1,210	—	—	—	1,210

Net increase (decrease) in cash and cash equivalents	51,777	—	(2,973)	—	48,804
Cash and cash equivalents, beginning of period	29,897	—	8,710	—	38,607

Cash and cash equivalents, end of period	$81,674	$—	$5,737	$—	$87,411

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE PREDECESSOR PERIOD JANUARY 1, 2006 TO JULY 1, 2006 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$246,720	$2,146	$1,522	$—	$250,389

Cash flows from investing activities:
Capital expenditures (including capitalized interest)	(129,379)	(122)	236	—	(129,265)
Distribution from equity investment	1,796	—	—		1,796
Acquisitions and divestitures, net of cash acquired/paid	(4,530)	(1,012)	(1)	—	(5,543)

Net cash used in investing activities	(132,113)	(1,134)	235	—	(133,012)

Cash flows from financing activities:
Repayments of long-term debt	(8,300)	—	—	—	(8,300)
Dividends to stockholder	(186,481)	—	—	—	(186,481)
Funding of capital expenditures by customer	30,172	—	—	—	30,172
Repayments of incentive obligations	(5,683)	—	—	—	(5,683)

Net cash used in financing activities	(170,292)	—	—	—	(170,292)

Effect of exchange rate changes on cash	27	—	—	—	27

Net increase (decrease) in cash and cash equivalents	(55,658)	1,012	1,757	—	(52,888)
Cash and cash equivalents, beginning of period	121,181	—	4,764	—	125,945

Cash and cash equivalents, end of period	$65,523	$1,012	$6,521	$—	$73,057

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE SUCCESSOR PERIOD JULY 1, 2006 TO SEPTEMBER 30, 2006 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows from operating activities	$62,324	$(222)	$802	$—	$62,904

Cash flows from investing activities:
Capital expenditures (including capitalized interest)	(27,832)	(790)	(236)	—	(28,858)
Acquisitions and divestitures, net of cash acquired/paid	56,670	—	—	—	56,670

Net cash used in investing activities	28,838	(790)	(236)	—	27,812

Cash flows from financing activities:
Issuance of new long-term debt	575,000	—	—	—	575,000
Capital contribution by parent					—
Repayments of long-term debt	(180)	—	—	—	(180)
Dividends to stockholder	(565,656)	—	—	—	(565,656)
Capitalized debt issuance costs	(28,602)	—	—	—	(28,602)
Funding of capital expenditures by customer	857	—	—	—	857
Repayments of incentive obligations	(2,971)	—	—	—	(2,971)

Net cash used in financing activities	(21,552)	—	—	—	(21,552)

Effect of exchange rate changes on cash	516	—	—	—	516

Net increase (decrease) in cash and cash equivalents	70,126	(1,012)	566	—	69,680
Cash and cash equivalents, beginning of period	65,522	1,012	6,522	—	73,056

Cash and cash equivalents, end of period	$135,648	$—	$7,088	$—	$142,736

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2014 Senior Notes and New Opco Notes

Our 2014 senior notes are unsecured, and are, or will be, as the case may be, unconditionally guaranteed by each of our existing and certain subsequently acquired or organized domestic restricted subsidiaries. In the third and fourth quarters of 2004, we formed new domestic subsidiaries, which own certain of our satellites, and we have subsequently formed more domestic subsidiaries which own certain of our satellites. These subsidiaries are guarantors of our 2014 senior notes and New Opco Notes. As a result, we are required to present condensed consolidating financial information for our company and these domestic restricted subsidiaries within the notes to our consolidated financial statements in accordance with the criteria established for parent companies in Rule 3-10(f) of Regulation S-X. All of our subsidiaries that are guarantors under the 2014 senior notes are also guarantors under the New Opco Notes and all of our subsidiaries that are non-guarantors under the 2014 senior notes are also non-guarantors under the New Opco Notes.

The following condensed consolidating financial information presents the results of operations, financial position and cash flows of Intelsat Corp, the guarantor subsidiaries (including our satellite operating companies which are certain of our existing domestic subsidiaries) and the eliminations necessary to arrive at the information for our company on a consolidated basis as of December 31, 2005 and September 30, 2006 and for the Predecessor three and nine months ended September 30, 2005 and the Predecessor periods January 1, 2006 to July 1, 2006 and the Successor period July 1, 2006 to September 30, 2006. All of the expenses and cash flows recorded during the Predecessor period July 1, 2006 are expenses of Intelsat Corp and therefore separate condensed consolidating financial information for this period has not been presented as it is not meaningful for this period.

The principal elimination entries eliminate investments in subsidiaries and inter-company balances and transactions. All expenses related to the Predecessor period July 1, 2006 are from Panamsat Opco. The consolidating information is not meaningful for that period.

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Operating leases, satellite services and other	$201,444	$220,751	$5,676	$(222,234)	$205,637
Outright sales and sales-type leases	3,481	—	—	—	3,481

Total revenues	204,925	220,751	5,676	(222,234)	209,118

Operating costs and expenses:
Depreciation and amortization	7,920	60,328	613	—	68,861
Direct operating costs (exclusive of depreciation and amortization)	210,996	42,030	181	(222,234)	30,973
Selling, general and administrative expenses	15,852	1,432	1,647	—	18,931
Restructuring and transaction costs	177	32	—	—	209
Gain on undesignated interest rate swap	(18,332)	—	—	—	(18,332)

Total operating costs and expenses	216,613	103,822	2,441	(222,234)	100,642

Income (loss) from operations	(11,688)	116,928	3,235	—	108,476
Interest (income) expense—net	29,270	19,054	(52)	—	48,272
Other income (expense)—net	1,379	78	142	—	1,598

Income (loss) before income taxes	(39,579)	97,952	3,429	—	61,802
Income tax expense (benefit)	(26,351)	35,597	1,087	—	10,333
Equity in earnings of subsidiaries	64,697	—	—	(64,697)	—

Net income	$51,469	$62,355	$2,342	$(64,697)	$51,469

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE SUCCESSOR PERIOD JULY 1, 2006 TO SEPTEMBER 30, 2006 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Operating leases, satellite services and other	$221,206	$152,066	$10,615	$(183,710)	$200,177
Revenues from affiliates	51,227	—	—	—	51,227

Total revenues	272,433	152,066	10,615	(183,710)	251,404

Operating costs and expenses:
Depreciation and amortization	8,880	60,646	2,340	—	71,866
Direct operating costs (exclusive of depreciation and amortization)	197,485	27,717	2,812	(183,710)	44,304
Costs from affiliates	18,468	—	—	—	18,468
Selling, general and administrative expenses	23,295	355	1,418	—	25,068
Restructuring and transaction costs	5,213	—	—	—	5,213
Loss on undesignated interest rate swap	14,328	—	—	—	14,328

Total operating costs and expenses	267,669	88,718	6,570	(183,710)	179,247

Income from operations	4,764	63,348	4,045	—	72,157
Interest (income) expense—net	51,726	19,088	(104)	—	70,710
Other income (expense)—net	1,390	148	(95)	—	1,443

Income (loss) before income taxes	(45,572)	44,408	4,054	—	2,890
Income tax expense (benefit)	(23,414)	23,393	548	—	527
Equity in earnings of subsidiaries	24,521	—	—	(24,521)	—

Net income	$2,363	$21,015	$3,506	$(24,521)	$2,363

All of the expenses recorded during the Predecessor period July 1, 2006 are expenses of Intelsat Corp and therefore separate condensed consolidating financial information for this period has not been presented as it is not meaningful for this period.

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Operating leases, satellite services and other	$604,535	$668,154	$16,894	$(668,400)	$621,183
Outright sales and sales-type leases	10,595	—	—	—	10,595

Total revenues	615,130	668,154	16,894	(668,400)	631,778

Operating costs and expenses:
Cost of outright sales and sales-type leases	(4,303)	—	—	—	(4,303)
Depreciation and amortization	22,119	182,916	756	—	205,791
Direct operating costs (exclusive of depreciation and amortization)	635,609	131,683	919	(668,400)	99,811
Selling, general and administrative expenses	48,592	4,516	3,669	—	56,777
Prior Sponsor management fees	10,444	—	—	—	10,444
Restructuring and transaction costs	3,547	427	—	—	3,974
Loss on termination of sales-type lease	2,307	—	—	—	2,307
Loss on undesignated interest rate swap	305	—	—	—	305

Total operating costs and expenses	718,620	319,542	5,344	(668,400)	375,106

Income (loss) from operations	(103,490)	348,612	11,550	—	256,672
Interest (income) expense—net	155,542	56,483	(150)	—	211,875
Other income (expense)—net	1,421	68	35	—	1,524

Income (loss) before income taxes	(257,611)	292,197	11,735	—	46,321
Income tax expense (benefit)	(101,359)	106,871	1,583	—	7,095
Equity in earnings of subsidiaries	195,478	—	—	(195,478)	—

Net income	$39,226	$185,326	$10,152	$(195,478)	$39,226

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE PREDECESSOR PERIOD JANUARY 1, 2006 TO JULY 1, 2006 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Operating leases, satellite services and other	$446,977	$468,810	$17,022	$(495,945)	$436,864
Outright sales and sales-type leases	5,895	—	—	—	5,895

Total revenues	452,872	468,810	17,022	(495,945)	442,759

Operating costs and expenses:
Cost of outright sales and sales-type leases	(1,943)	—	—	—	(1,943)
Depreciation and amortization	12,136	123,024	3,495	—	138,655
Direct operating costs (exclusive of depreciation and amortization)	469,679	94,300	2,943	(495,945)	70,977
Selling, general and administrative expenses	31,886	3,287	2,860	—	38,033
Restructuring and transaction costs	145,186	—	—	—	145,186
Gain on undesignated interest rate swap	(23,140)	—	—	—	(23,140)

Total operating costs and expenses	633,804	220,611	9,298	(495,945)	367,768

Income (loss) from operations	(180,932)	248,199	7,724	—	74,991
Interest (income) expense—net	70,247	37,479	(125)	—	107,601
Other income (expense)—net	(4,363)	283	1,401	—	(2,679)

Income (loss) before income taxes	(255,542)	211,003	9,250	—	(35,289)
Income tax expense (benefit)	(63,763)	70,801	969	—	8,007
Equity in earnings of subsidiaries	148,483	—	—	(148,483)	—

Net income (loss)	$(43,296)	$140,202	$8,281	$(148,483)	$(43,296)

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS (UNAUDITED)

AT DECEMBER 31, 2005

(in thousands, except share data)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$121,181	$—	$4,764	$—	$125,945
Accounts receivable—net	44,028	23,226	3,532	—	70,786
Net investment in sales-type leases	12,260	—	—	—	12,260
Due from affiliates	(15,803)	946,284	(63,183)	(867,298)	—
Prepaid expenses and other	119,391	156	(3)	(103,769)	15,775
Deferred income taxes	16,711	—	—	—	16,711

Total current assets	297,768	969,666	(54,890)	(971,067)	241,477

Satellites and other property and equipment—net	494,299	1,388,587	66,674	—	1,949,560
Net investment in sales-type leases	64,913	—	—	—	64,913
Goodwill	2,238,676	5,455	—	—	2,244,131
Amortizable intangible assets—net	—	244	—	—	244
Non-amortizable intangible assets—net	—	2,614	—	—	2,614
Deferred charges and other assets—net	1,163,510	(1,034)	2,666	(840,000)	325,142
Investment in affiliates and subsidiaries	1,194,042	—	—	(1,194,042)	—

Total assets	$5,453,208	$2,365,532	$14,450	$(3,005,109)	$4,828,081

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$75,474	$8,778	$1,009	$—	$85,261
Due to affiliates	50,233	—	—	—	50,233
Current portion of long-term debt	16,600	—	—	—	16,600
Current portion of satellite incentives obligations	13,240	—	—	—	13,240
Accrued interest payable	37,103	103,769	—	(103,769)	37,103
Deferred gains and revenues	18,027	6,487	—	—	24,514

Total current liabilities	210,677	119,034	1,009	(103,769)	226,951

Long-term debt, net of current portion	2,915,400	840,000	—	(840,000)	2,915,400
Deferred income taxes	(192,514)	217,064	(238)	—	24,312
Deferred satellite incentive obligations, net of current portion	98,112	—	—	—	98,112
Deferred revenue, net of current portion	48,400	2,333	110	—	50,843
Deferred credits and other	201,525	(1,814)	222	—	199,933
Due to affiliates	859,078	8,220	—	(867,298)	—

Total liabilities	4,140,678	1,184,837	1,103	(1,811,067)	3,515,551

Commitments and contingencies

Stockholder’s equity:
Common stock, $0.01 par value	—	—	—	—	—
Paid-in capital	803,545	866,047	(826)	(865,221)	803,545
Retained earnings	512,500	318,066	14,173	(332,239)	512,500
Accumulated other comprehensive loss	(97)	—	—	—	(97)
Other stockholder’s equity	(3,418)	(3,418)	—	3,418	(3,418)

Total stockholder’s equity	1,312,530	1,180,695	13,347	(1,194,042)	1,312,530

Total liabilities and stockholder’s equity	$5,453,208	$2,365,532	$14,450	$(3,005,109)	$4,828,081

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING BALANCE SHEETS (UNAUDITED)

AT SEPTEMBER 30, 2006

(in thousands, except share data)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$135,648	$—	$7,088	$—	$142,736
Accounts receivable—net	63,952	5,809	1,280	—	71,041
Due from affiliates	7,850	1,327,676	11,775	(1,307,335)	39,966
Prepaid expenses and other	29,601	—	2,826	(19,055)	13,372
Deferred income taxes	16,820	—	—	—	16,820

Total current assets	253,871	1,333,485	22,969	(1,326,390)	283,935

Satellites and other property and equipment—net	666,822	1,081,858	85,360	—	1,834,040
Goodwill	3,750,514	—	—	—	3,750,514
Amortizable intangible assets—net	23,046	317,715	—	—	340,761
Non-amortizable intangible assets—net	—	1,120,000	—	—	1,120,000
Deferred charges and other assets—net	1,021,282	1,286	3,290	(840,001)	185,857
Investment in affiliates and subsidiaries	2,180,772	—	—	(2,180,772)	—

Total assets	$7,896,307	$3,854,344	$111,619	$(4,347,163)	$7,515,107

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$112,890	$225	$1,569	$—	$114,684
Due to affiliates	1,199,523	41,686	66,126	(1,307,335)	—
Current portion of long-term debt	39,237	—	—	—	39,237
Current portion of satellite incentive obligations	14,534	—	—	—	14,534
Accrued interest payable	63,085	19,055	—	(19,055)	63,085
Deferred gains and revenues	27,603	3,855	26	—	31,484

Total current liabilities	1,456,872	64,821	67,721	(1,326,390)	263,024

Long-term debt, net of current portion	3,462,800	840,000	—	(840,000)	3,462,800
Deferred income taxes	(313,117)	811,272	(266)	—	497,889
Deferred satellite incentive obligations, net of current portion	103,274	—	—	—	103,274
Deferred revenue, net of current portion	46,087	1,352	291	—	47,730
Accrued retirement benefits	38,235	—	—	—	38,235
Deferred credits and other	150,736	—	—	—	150,736

Total liabilities	4,944,887	1,717,445	67,746	(2,166,390)	4,563,688

Commitments and contingencies

Stockholder’s equity:
Common stock, $0.01 par value	—	—	—	—	—
Additional paid-in capital	2,949,428	1,658,634	23,146	(1,681,780)	2,949,428
Retained earnings	2,363	478,265	20,727	(498,992)	2,363
Accumulated other comprehensive income	(372)	—	—	—	(372)

Total stockholder’s equity	2,951,419	2,136,899	43,873	(2,180,772)	2,951,419

Total liabilities and stockholder’s equity	$7,896,307	$3,854,344	$111,619	$(4,347,163)	$7,515,107

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$205,273	$1,468	$65,667	$—	$272,408

Cash flows from investing activities:
Capital expenditures (including capitalized interest)	(140,711)	(1,468)	—	—	(142,179)
Proceeds from sale of teleport	3,161	—	—	—	3,161
Acquisitions and divestitures, net of cash acquired/paid	26,777	—	(68,640)	—	(41,863)

Net cash used in investing activities	(110,773)	(1,468)	(68,640)	—	(180,881)

Cash flows from financing activities:
Capital contribution by parent	658,350	—	—	—	658,350
Repayments of long-term debt	(671,900)	—	—	—	(671,900)
Dividends to stockholder	(53,785)	—	—	—	(53,785)
Capitalized debt issuance costs	(598)	—	—	—	(598)
Funding of capital expenditures by customer	33,464	—	—	—	33,464
Repayments of incentive obligations	(9,464)	—	—	—	(9,464)

Net cash used in financing activities	(43,933)	—	—	—	(43,933)

Effect of exchange rate changes on cash	1,210	—	—	—	1,210

Net increase (decrease) in cash and cash equivalents	51,777	—	(2,973)	—	48,804
Cash and cash equivalents, beginning of period	29,897	—	8,710	—	38,607

Cash and cash equivalents, end of period	$81,674	$—	$5,737	$—	$87,411

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE PREDECESSOR PERIOD JANUARY 1, 2006 TO JULY 1, 2006 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$246,720	$1,910	$1,758	$—	$250,389

Cash flows from investing activities:
Capital expenditures (including capitalized interest)	(129,379)	114	—	—	(129,265)
Distribution from equity investment	1,796	—	—		1,796
Acquisitions and divestitures, net of cash acquired/paid	(4,530)	(1,012)	—	—	(5,543)

Net cash used in investing activities	(132,113)	(898)	—	—	(133,012)

Cash flows from financing activities:
Repayments of long-term debt	(8,300)	—	—	—	(8,300)
Dividends to stockholder	(186,481)	—	—	—	(186,481)
Funding of capital expenditures by customer	30,172	—	—	—	30,172
Repayments of incentive obligations	(5,683)	—	—	—	(5,683)

Net cash used in financing activities	(170,292)	—	—	—	(170,292)

Effect of exchange rate changes on cash	27	—	—	—	27

Net increase (decrease) in cash and cash equivalents	(55,658)	1,012	1,758	—	(52,888)
Cash and cash equivalents, beginning of period	121,181	—	4,764	—	125,945

Cash and cash equivalents, end of period	$65,523	$1,012	$6,522	$—	$73,057

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE SUCCESSOR PERIOD JULY 1, 2006 TO SEPTEMBER 30, 2006 (UNAUDITED)

(in thousands)

	Intelsat Corporation	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities	$62,324	$14	$566	$—	$62,904

Cash flows from investing activities:
Capital expenditures (including capitalized interest)	(27,832)	(1,026)	—	—	(28,858)
Acquisitions and divestitures, net of cash acquired/paid	56,670	—	—	—	56,670

Net cash used in investing activities	28,838	(1,026)	—	—	27,812

Cash flows from financing activities:
Issuance of new long-term debt	575,000	—	—	—	575,000
Repayments of long-term debt	(180)	—	—	—	(180)
Dividends to stockholder	(565,656)	—	—	—	(565,656)
Capitalized debt issuance costs	(28,602)	—	—	—	(28,602)
Funding of capital expenditures by customer	857	—	—	—	857
Repayments of incentive obligations	(2,971)	—	—	—	(2,971)

Net cash used in financing activities	(21,552)	—	—	—	(21,552)

Effect of exchange rate changes on cash	516	—	—	—	516

Net increase (decrease) in cash and cash equivalents	70,126	(1,012)	566	—	69,680
Cash and cash equivalents, beginning of period	65,522	1,012	6,522	—	73,056

Cash and cash equivalents, end of period	$135,648	$—	$7,088	$—	$142,736

(Certain totals may not add due to the effects of rounding)

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. New Accounting Pronouncements

In February 2006, FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”). SFAS 155 amends FASB Statements No. 133 and 140. This statement simplifies the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. This statement also permits a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 is not expected to have a material impact on our consolidated financial statements.

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes-an Interpretation of SFAS 109 Accounting for Income Taxes”. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the effect FIN 48 will have on our consolidated financial position, liquidity, and results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which is intended to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value and expanding disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are in the process of evaluating this guidance and therefore have not yet determined the impact that SFAS 157 will have on our consolidated financial statements upon adoption.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Obligations, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). The standard requires companies to recognize in their balance sheets any over or under-funded benefit obligation of each defined benefit pension and other postretirement plan. The resulting balance sheet adjustment is offset by a corresponding adjustment to other comprehensive income, net of deferred tax effects. This change would apply to the company’s financial statements for the year ended December 31, 2007. We are in the process of evaluating the impact that SFAS 158 will have on our consolidated financial statements.

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Business Segment and Geographic Information

We operate in a single industry segment, in which we provide satellite services to our communications customers around the world. The geographic distribution of our revenue for the Predecessor three months ended September 30, 2005 and the Successor period July 1, 2006 through September 30, 2006 were:

	Predecessor	Successor
	Three Months Ended September 30, 2005	Period July 1, 2006 to September 30, 2006
North America	63%	66%
Europe	5	5
Africa and Middle East	9	8
Latin America and Caribbean	15	14
Asia Pacific	8	7

The geographic distribution of our revenue was as follows for the Predecessor period January 1, 2005 to September 30, 2005, the Predecessor period January 1, 2005 to July 1, 2006 and the Successor period July 1, 2006 to September 30, 2006:

	Predecessor		Successor
	January 1 to September 30, 2005	January 1 to July 1, 2006	July 1 to September 30, 2006
North America	64%	62%	66%
Europe	5	6	5
Africa and Middle East	9	9	8
Latin America and Caribbean	14	15	14
Asia Pacific	8	8	7

Revenue by region is based on the locations of customers to which services are billed. Revenues from affiliates are included in North America. Intelsat’s satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of Intelsat’s remaining assets, substantially all are located in the United States.

For the Predecessor three months ended September 30, 2005 and the Successor period July 1, 2006 through September 30, 2006, revenues were derived from the following services:

	Predecessor	Successor
	Three Months Ended September 30, 2005	Period July 1 to September 30, 2006
Leases	$189,008	$184,746
Managed solutions	14,303	12,554
Mobile satellite services and other	5,807	2,877

Subtotal	209,118	200,177

Revenue from affiliates	—	51,227

Total	$209,118	$251,404

INTELSAT CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the Predecessor period January 1, 2005 to September 30, 2005, the Predecessor period January 1, 2006 to July 1, 2006 and the Successor period July 1, 2006 through September 30, 2006, revenues were derived from the following services:

	Predecessor		Successor
	January 1 to September 30, 2005	January 1 to July 1, 2006	July 1 to September 30, 2006
Leases	$562,852	$384,643	$184,746
Managed solutions	45,903	39,160	12,554
Mobile satellite services and other	23,023	18,956	2,877

Subtotal	631,778	442,759	200,177

Revenue from affiliates	—	—	51,227

Total	$631,778	$442,759	$251,404

18. Subsequent Events

Upon completion of the Intelsat Acquisition Transactions on July 3, 2006, our prior dividend policy was suspended. On December 14, 2006, we paid a dividend of approximately $52.2 million to Holdco to fund required interest payments under certain of Holdco’s indebtedness to an affiliate. Holdco’s primary source of liquidity is cash flow generated from our operations. Holdco’s ability to make payments on its indebtedness is dependent upon the earnings and the distribution of funds from us. We anticipate that we may pay dividends in the future in order to fund expenses and obligations, including interest and principal payments required under the terms of our indebtedness to our direct and indirect corporate parents.

On January 19, 2007, the Company further amended and modified its Amended and Restated Credit Agreement to reduce the Term Loan A-3 interest rate and Term Loan B-2 interest rate from a range of LIBOR plus 2.125% to LIBOR plus 2.875% to a range of LIBOR plus 1.75% to LIBOR plus 2.00%.

Intelsat Corporation

Offer to Exchange

9% Senior Notes

due 2016

PROSPECTUS

January     , 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Officers and Directors

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the registrants’ directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the registrants are covered by insurance policies maintained and held in effect by PanAmSat Opco against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Each of the registrants, except as discussed below, is organized under the laws of the State of Delaware. PanAmSat Opco’s Certificate of Incorporation (the “Certificate”) provides that, except to the extent prohibited by the Delaware General Corporation Law (the “DGCL”), the registrant’s directors shall not be liable to the registrant or their respective stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant, which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. This provision does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The registrant’s Certificate provides that the registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, as may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another registrant or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person.

PanAmSat Communications Carrier Services, Inc., PanAmSat Communications Japan, Inc. and PanAmSat Communications Services, Inc. are each incorporated under the laws of the State of California.

Section 317 of the California General Corporation Law (the “CGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

Section 204 of the CGCL provides that this limitation on liability has no effect on a director’s liability (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) for any transaction from which a director derived an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (f) under Section 310 of the CGCL (concerning contracts or transactions between the corporation and a director), or (g) under Section 316 of the CGCL (directors’ liability for improper dividends, loans and guarantees). Section 317 does not extend to acts or omissions of a director in his capacity as an officer. Further, Section 317 of the CGCL has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation of a director’s fiduciary duty to us or our shareholders. Although the validity and scope of the legislation underlying Section 317 of the CGCL have not yet been interpreted to a significant extent by the California courts, Section 317 of the CGCL may relieve directors of monetary liability to us for grossly negligent conduct, including conduct in situations involving attempted takeovers of our company.

Southern Satellite Corp. is incorporated under the laws of the State of Connecticut. Subsection (a) of Section 33-771 of the Connecticut Business Corporation Act, or the CBCA, provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by the CBCA.

Subsection (b) of Section 33-771 of the CBCA provides that a director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interest of the corporation.

Subsection (c) of Section 33-771 of the CBCA provides that the termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA.

Subsection (d) of Section 33-771 of the CBCA provides that, unless ordered by a court, a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771 (a) of the CBCA; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

Section 3-772 of the CBCA provides that a corporation shall indemnify a director of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding.

Subsection (a) of Section 33-776 of the CBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (1) to the same extent as a director, and (2) if he is an officer but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors. Subsection (c) of Section 33-776 of the CBCA provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

The registrant has entered into indemnity agreements with each of its directors.

Item 21. Exhibits and Financial Statement Schedules

See Exhibit Index.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on January 25, 2007.

INTELSAT CORPORATION

By:	/S/ DAVID MCGLADE
Name:	David McGlade
Title:	Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned directors and officers of Intelsat Corporation, do hereby constitute and appoint Phillip Spector, Patricia Casey and Anita Beier our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ DAVID MCGLADE David McGlade	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	January 25, 2007

/s/ JAMES FROWNFELTER James Frownfelter	President, Chief Operating Officer and Director	January 25, 2007

/S/ PHILLIP SPECTOR Phillip Spector	General Counsel and Director	January 25, 2007

/S/ JEFFREY FREIMARK Jeffrey Freimark	Chief Financial Officer and Director	January 25, 2007

/S/ PATRICIA CASEY Patricia Casey	Deputy General Counsel, Secretary and Director	January 25, 2007

/S/ ANITA BEIER Anita Beier	Controller and Director	January 25, 2007

/S/ LINDA KOKAL Linda Kokal	Treasurer and Director	January 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the Guarantors listed on Schedule A hereto has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on January 25, 2007.

On behalf of each Guarantor listed on Schedule A hereto

By:	/S/ JAMES FROWNFELTER
Name:	James Frownfelter
Title:	President, Chief Operating Officer and Director

POWER OF ATTORNEY

We, the undersigned directors and officers of the entities listed on Schedule A hereto, do hereby constitute and appoint Patricia Casey and Anita Beier our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ JAMES FROWNFELTER James Frownfelter	President, Chief Operating Officer and Director (Principal Executive Officer)	January 25, 2007

/S/ PATRICIA CASEY Patricia Casey	General Counsel, Secretary and Director	January 25, 2007

/S/ ANITA BEIER Anita Beier	Controller and Director	January 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the Guarantors listed on Schedule B hereto has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on January 25, 2007.

On behalf of each Guarantor listed on Schedule B hereto

By:	/s/ JAMES FROWNFELTER
Name:	James Frownfelter
Title:	Manager

POWER OF ATTORNEY

We, the undersigned directors and officers of the entities listed on Schedule B hereto, do hereby constitute and appoint Patricia Casey and Anita Beier our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ JAMES FROWNFELTER James Frownfelter	Manager (Principal Executive Officer)	January 25, 2007

/S/ ANITA BEIER Anita Beier	Manager (Principal Financial and Accounting Officer)	January 25, 2007

/S/ PATRICIA CASEY Patricia Casey	Manager	January 25, 2007

SCHEDULE A

PanAmSat Communications Carrier Services, Inc.

PanAmSat Communications Japan, Inc.

PanAmSat Communications Services, Inc.

Southern Satellite Corp.

AccessPas, Inc.

Service and Equipment Corporation

Southern Satellite Licensee Corporation

PanAmSat Asia Carrier Services, Inc.

PanAmSat Capital Corporation

PanAmSat India, Inc.

PAS International Employment, Inc.

PanAmSat International Sales, Inc.

PanAmSat Licensee Corp.

PanAmSat Satellite PAS 1R, Inc.

PanAmSat Satellite PAS 6B, Inc.

PanAmSat Satellite PAS 7, Inc.

PanAmSat Satellite PAS 8, Inc.

PanAmSat Satellite PAS 9, Inc.

PanAmSat Satellite PAS 10, Inc.

PanAmSat Satellite Galaxy 3C, Inc.

PanAmSat Satellite Galaxy 4R, Inc.

PanAmSat Satellite Galaxy 10R, Inc.

PanAmSat Satellite Galaxy 11, Inc.

PanAmSat Satellite Galaxy 12, Inc.

PanAmSat Satellite Galaxy 13, Inc.

PanAmSat Satellite HGS 3, Inc.

PanAmSat Satellite HGS 5, Inc.

PanAmSat Satellite Galaxy 1R, Inc.

PanAmSat Satellite Galaxy 3R, Inc.

PanAmSat Satellite Galaxy 5, Inc.

PanAmSat Satellite Galaxy 9, Inc.

PanAmSat Satellite Galaxy 14, Inc.

PanAmSat Satellite Galaxy 15, Inc.

PanAmSat Satellite Galaxy 16, Inc.

PanAmSat Satellite Leasat F5, Inc.

PanAmSat Satellite PAS 2, Inc.

PanAmSat Satellite PAS 3, Inc.

PanAmSat Satellite PAS 4, Inc.

PanAmSat Satellite PAS 5, Inc.

PanAmSat Satellite SBS 6, Inc.

PanAmSat Europe Corporation

PanAmSat H-2 Licensee Corp.

PanAmSat Services, Inc.

SCHEDULE B

PanAmSat India Marketing, L.L.C.

PAS International, LLC

PanAmSat International Systems, LLC

PanAmSat International Holdings, LLC

USHI, LLC

PanAmSat International Systems Marketing, L.L.C.

EXHIBIT INDEX

Exhibit Number	Document Description
2.1	Transaction Agreement, dated as of April 20, 2004, among Constellation, LLC, PanAmSat Corporation, The DIRECTV Group, Inc., and PAS Merger Sub, Inc. (incorporated by reference to exhibit 10.86 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended March 31, 2004, File No. 000-22531, filed on May 6, 2004).

2.2	Letter Agreement, dated as of August 12, 2004, between The DIRECTV Group, Inc., and Constellation, LLC, and acknowledged by PanAmSat Corporation (incorporated by reference to Exhibit 99(D)(3) of PanAmSat Corporation’s amended transaction report on Schedule 13E-3/A, File No. 005-51009, filed on August 12, 2004).

2.3	Letter Agreement, dated August 20, 2004, between PanAmSat Corporation and Hughes Network Systems, Inc. (incorporated by reference to Exhibit 2.3 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

2.4	Merger Agreement, dated as of August 28, 2005, by and among Intelsat (Bermuda), Ltd., Proton Acquisition Corporation and PanAmSat Holding Corporation (incorporated by reference to Exhibit 2.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on August 30, 2005).

2.5	Voting Agreement, dated as of August 28, 2005, by and among Intelsat (Bermuda), Ltd., Proton Acquisition Corporation, PanAmSat Holding Corporation and the stockholders of PanAmSat Holding Corporation named therein (incorporated by reference to Exhibit 99.1 of PanAmSat Holding Corporation’s Current Report on Form 8-K, File No. 001-32456, filed on August 29, 2005).

3.1	Certificate of Incorporation of PanAmSat Corporation (incorporated by reference to Exhibit 3.1 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

3.2	Bylaws of PanAmSat Corporation (incorporated herein by reference to Exhibit 3.2 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

3.3	Amended Certificate of Incorporation of PanAmSat Communications Carrier Services, Inc. (incorporated by reference to Exhibit 3.3 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.4	Bylaws of PanAmSat Communications Carrier Services, Inc. (incorporated by reference to Exhibit 3.4 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.5	Amended Certificate of Incorporation of PanAmSat Communications Japan, Inc. (incorporated by reference to Exhibit 3.5 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.6	Bylaws of PanAmSat Communications Japan, Inc. (incorporated by reference to Exhibit 3.6 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.7	Certificate of Incorporation of PanAmSat Communications Services, Inc. (incorporated by reference to Exhibit 3.7 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.8	Bylaws of PanAmSat Communications Services, Inc. (incorporated by reference to Exhibit 3.8 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

Exhibit Number	Document Description
3.9	Certificate of Incorporation of Southern Satellite Corp. (incorporated by reference to Exhibit 3.9 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.10	Bylaws of Southern Satellite Corp. (incorporated by reference to Exhibit 3.10 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.11	Amended Certificate of Incorporation of AccessPas, Inc. (incorporated by reference to Exhibit 3.11 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.12	Bylaws of AccessPas, Inc. (incorporated by reference to Exhibit 3.12 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.13	Amended Certificate of Formation of PanAmSat International Holdings, LLC (incorporated by reference to Exhibit 3.13 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.14	Limited Liability Company Agreement of PanAmSat International Holdings, LLC (incorporated by reference to Exhibit 3.14 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.15	Amended Certificate of Incorporation of G2 Satellite Solutions Corporation (incorporated by reference to Exhibit 3.15 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.16	Bylaws of G2 Satellite Solutions Corporation (incorporated by reference to Exhibit 3.16 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.17	Certificate of Incorporation of Service and Equipment Corporation (incorporated by reference to Exhibit 3.17 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.18	Bylaws of Service and Equipment Corporation (incorporated by reference to Exhibit 3.18 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.19	Certificate of Incorporation of Southern Satellite Licensee Corporation (incorporated by reference to Exhibit 3.19 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.20	Bylaws of Southern Satellite Licensee Corporation (incorporated by reference to Exhibit 3.20 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.21	Certificate of Formation of PanAmSat India Marketing, L.L.C. (incorporated by reference to Exhibit 3.21 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.22	Limited Liability Company Agreement PanAmSat India Marketing, L.L.C. (incorporated by reference to Exhibit 3.22 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.23	Certificate of Incorporation of PanAmSat Asia Carrier Services, Inc. (incorporated by reference to Exhibit 3.23 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.24	Bylaws of PanAmSat Asia Carrier Services, Inc. (incorporated by reference to Exhibit 3.24 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

Exhibit Number	Document Description
3.25	Certificate of Incorporation of PanAmSat Capital Corporation (incorporated by reference to Exhibit 3.25 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.26	Bylaws of PanAmSat Capital Corporation (incorporated by reference to Exhibit 3.26 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.27	Certificate of Incorporation of PanAmSat Carrier Services, Inc. (incorporated by reference to Exhibit 3.27 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.28	Bylaws of PanAmSat Carrier Services, Inc. (incorporated by reference to Exhibit 3.28 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.29	Certificate of Incorporation of PanAmSat India, Inc. (incorporated by reference to Exhibit 3.29 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.30	Bylaws of PanAmSat India, Inc. (incorporated by reference to Exhibit 3.30 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.31	Certificate of Incorporation of PAS International Employment, Inc. (incorporated by reference to Exhibit 3.31 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.32	Bylaws of PAS International Employment, Inc. (incorporated by reference to Exhibit 3.32 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.33	Amended Certificate of Incorporation of PanAmSat International Sales, Inc. (incorporated by reference to Exhibit 3.33 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.34	Bylaws of PanAmSat International Sales, Inc. (incorporated by reference to Exhibit 3.34 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.35	Amended Certificate of Formation of PAS International, LLC (incorporated by reference to Exhibit 3.35 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.36	Limited Liability Company Agreement PAS International, LLC (incorporated by reference to Exhibit 3.36 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.37	Certificate of Incorporation of PanAmSat Licensee Corp. (incorporated by reference to Exhibit 3.37 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.38	Bylaws of PanAmSat Licensee Corp. (incorporated by reference to Exhibit 3.38 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.39	Amended Certificate of Formation of USHI, LLC (incorporated by reference to Exhibit 3.39 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.40	Limited Liability Company Agreement USHI, LLC (incorporated by reference to Exhibit 3.40 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

Exhibit Number	Document Description
3.41	Amended Certificate of Formation of PanAmSat International Systems, LLC (incorporated by reference to Exhibit 3.41 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.42	Limited Liability Company Agreement PanAmSat International Systems, LLC (incorporated by reference to Exhibit 3.42 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.43	Certificate of Formation of PanAmSat International Systems Marketing, L.L.C. (incorporated by reference to Exhibit 3.43 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.44	Limited Liability Company Agreement PanAmSat International Systems Marketing, L.L.C. (incorporated by reference to Exhibit 3.44 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.45	Certificate of Incorporation of PanAmSat Satellite PAS 1R, Inc. (incorporated by reference to Exhibit 3.45 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.46	Bylaws of PanAmSat Satellite PAS 1R, Inc. (incorporated by reference to Exhibit 3.46 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.47	Certificate of Incorporation of PanAmSat Satellite PAS 6B, Inc. (incorporated by reference to Exhibit 3.47 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.48	Bylaws of PanAmSat Satellite PAS 6B, Inc. (incorporated by reference to Exhibit 3.48 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.49	Certificate of Incorporation of PanAmSat Satellite PAS 7, Inc. (incorporated by reference to Exhibit 3.49 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.50	Bylaws of PanAmSat Satellite PAS 7, Inc. (incorporated by reference to Exhibit 3.50 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.51	Certificate of Incorporation of PanAmSat Satellite PAS 8, Inc. (incorporated by reference to Exhibit 3.51 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.52	Bylaws of PanAmSat Satellite PAS 8, Inc. (incorporated by reference to Exhibit 3.52 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.53	Certificate of Incorporation of PanAmSat Satellite PAS 9, Inc. (incorporated by reference to Exhibit 3.53 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.54	Bylaws of PanAmSat Satellite PAS 9, Inc. (incorporated by reference to Exhibit 3.54 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.55	Certificate of Incorporation of PanAmSat Satellite PAS 10, Inc. (incorporated by reference to Exhibit 3.55 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

Exhibit Number	Document Description
3.56	Bylaws of PanAmSat Satellite PAS 10, Inc. (incorporated by reference to Exhibit 3.56 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.57	Certificate of Incorporation of PanAmSat Satellite Galaxy 3C, Inc. (incorporated by reference to Exhibit 3.57 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.58	Bylaws of PanAmSat Satellite Galaxy 3C, Inc. (incorporated by reference to Exhibit 3.58 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.59	Certificate of Incorporation of PanAmSat Satellite Galaxy 4R, Inc. (incorporated by reference to Exhibit 3.59 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.60	Bylaws of PanAmSat Satellite Galaxy 4R, Inc. (incorporated by reference to Exhibit 3.60 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.61	Certificate of Incorporation of PanAmSat Satellite Galaxy 10R, Inc. (incorporated by reference to Exhibit 3.61 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.62	Bylaws of PanAmSat Satellite Galaxy 10R, Inc. (incorporated by reference to Exhibit 3.62 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.63	Certificate of Incorporation of PanAmSat Satellite Galaxy 11, Inc. (incorporated by reference to Exhibit 3.63 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.64	Bylaws of PanAmSat Satellite Galaxy 11, Inc. (incorporated by reference to Exhibit 3.64 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.65	Certificate of Incorporation of PanAmSat Satellite Galaxy 12, Inc. (incorporated by reference to Exhibit 3.65 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.66	Bylaws of PanAmSat Satellite Galaxy 12, Inc. (incorporated by reference to Exhibit 3.66 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.67	Certificate of Incorporation of PanAmSat Satellite Galaxy 13, Inc. (incorporated by reference to Exhibit 3.67 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.68	Bylaws of PanAmSat Satellite Galaxy 13, Inc. (incorporated by reference to Exhibit 3.68 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.69	Certificate of Incorporation of PanAmSat Satellite HGS 3, Inc. (incorporated by reference to Exhibit 3.69 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.70	Bylaws of PanAmSat Satellite HGS 3, Inc. (incorporated by reference to Exhibit 3.70 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.71	Certificate of Incorporation of PanAmSat Satellite HGS 5, Inc. (incorporated by reference to Exhibit 3.71 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.72	Bylaws of PanAmSat Satellite HGS 5, Inc. (incorporated by reference to Exhibit 3.72 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

Exhibit Number	Document Description
3.73	Certificate of Incorporation of PanAmSat Satellite Galaxy 1R, Inc. (incorporated by reference to Exhibit 3.73 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.74	Bylaws of PanAmSat Satellite Galaxy 1R, Inc. (incorporated by reference to Exhibit 3.74 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.75	Certificate of Incorporation of PanAmSat Satellite Galaxy 3R, Inc. (incorporated by reference to Exhibit 3.75 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.76	Bylaws of PanAmSat Satellite Galaxy 3R, Inc. (incorporated by reference to Exhibit 3.76 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.77	Certificate of Incorporation of PanAmSat Satellite Galaxy 5, Inc. (incorporated by reference to Exhibit 3.77 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.78	Bylaws of PanAmSat Satellite Galaxy 5, Inc. (incorporated by reference to Exhibit 3.78 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.79	Certificate of Incorporation of PanAmSat Satellite Galaxy 9, Inc. (incorporated by reference to Exhibit 3.79 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.80	Bylaws of PanAmSat Satellite Galaxy 9, Inc. (incorporated by reference to Exhibit 3.80 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.81	Certificate of Incorporation of PanAmSat Satellite Galaxy 14, Inc. (incorporated by reference to Exhibit 3.81 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.82	Bylaws of PanAmSat Satellite Galaxy 14, Inc. (incorporated by reference to Exhibit 3.82 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.83	Certificate of Incorporation of PanAmSat Satellite Leasat F5, Inc. (incorporated by reference to Exhibit 3.83 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.84	Bylaws of PanAmSat Satellite Leasat F5, Inc. (incorporated by reference to Exhibit 3.84 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.85	Certificate of Incorporation of PanAmSat Satellite PAS 2, Inc. (incorporated by reference to Exhibit 3.85 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.86	Bylaws of PanAmSat Satellite PAS 2, Inc. (incorporated by reference to Exhibit 3.86 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.87	Certificate of Incorporation of PanAmSat Satellite PAS 3, Inc. (incorporated by reference to Exhibit 3.87 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.88	Bylaws of PanAmSat Satellite PAS 3, Inc. (incorporated by reference to Exhibit 3.88 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.89	Certificate of Incorporation of PanAmSat Satellite PAS 4, Inc. (incorporated by reference to Exhibit 3.89 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

Exhibit Number	Document Description
3.90	Bylaws of PanAmSat Satellite PAS 4, Inc. (incorporated by reference to Exhibit 3.90 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.91	Certificate of Incorporation of PanAmSat Satellite PAS 5, Inc. (incorporated by reference to Exhibit 3.91 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.92	Bylaws of PanAmSat Satellite PAS 5, Inc. (incorporated by reference to Exhibit 3.92 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.93	Certificate of Incorporation of PanAmSat Satellite SBS 6, Inc. (incorporated by reference to Exhibit 3.93 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.94	Bylaws of PanAmSat Satellite SBS 6, Inc. (incorporated by reference to Exhibit 3.94 in PanAmSat Corporation’s Registration Statement on Form S-4, File No. 333-121423, filed on November 19, 2004)

3.95	Certificate of Amendment of Certificate of Incorporation of Intelsat Corporation (incorporated by reference to Exhibit 3.1 of Intelsat Corporation’s Current Report on Form 8-K, File No. 000-22531, filed on July 10, 2006).

3.96	Amended and Restated Bylaws of Intelsat Corporation (incorporated by reference to Exhibit 3.2 of Intelsat Corporation’s Current Report on Form 8-K, File No. 000-22531, filed on July 10, 2006).

3.97	Certificate of Incorporation of PanAmSat Satellite Galaxy 16, Inc.*

3.98	Bylaws of PanAmSat Satellite Galaxy 16, Inc.*

4.1	Indenture, dated August 20, 2004, among the PanAmSat Corporation, the Guarantors named therein and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

4.2	Supplemental Indenture, dated as of January 25, 2007, among PanAmSat Satellite Galaxy 16, Inc., Intelsat Corporation, the other Guarantors party thereto and The Bank Of New York.*

4.3	Exchange and Registration Rights Agreement, dated August 20, 2004, by and among PanAmSat Corporation, the Guarantors named therein and Credit Suisse First Boston LLC and Citigroup Global Markets Inc., as representatives of the several purchasers named therein (incorporated herein by reference to Exhibit 4.2 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

4.4	Indenture, dated as of July 3, 2006, by and among Intelsat Corporation (formerly known as PanAmSat Corporation), the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 of Intelsat Holding Corporation’s Report on Form 8-K, file No. 001-32456, filed on July 10, 2006).

4.5	Supplemental Indenture, dated as of January 25, 2007, among PanAmSat Satellite Galaxy 16, Inc., Intelsat Corporation, and Wells Fargo Bank, National Association.*

Exhibit Number	Document Description
4.6	Form of Original 9% Senior Notes due 2016 (incorporated by reference to Exhibit 4.1. of Intelsat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, File No. 000-22531, filed on November 17, 2006).

4.7	Form of 9% Senior Notes due 2016 (incorporated by reference to Exhibit 4.1. of Intelsat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, File No. 000-22531, filed on November 17, 2006).

4.8	Registration Rights Agreement, dated as of July 3, 2006, by and among Intelsat Corporation (formerly known as PanAmSat Corporation), the Subsidiary Guarantors and Deutsche Bank Securities Inc., Lehman Brothers Inc., Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated (incorporated by reference to Exhibit 4.2 of Intelsat Holding Corporation’s Report on Form 8-K, File No. 001-32456, filed on July 10, 2006).

4.9	Form of Exchange Agent Agreement by and between Intelsat Corporation and Wells Fargo Bank, National Association.*

5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP*

8.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to certain U.S. tax matters.*

10.1	Credit Agreement dated as of August 20, 2004, among PanAmSat Corporation, the lending institutions from time to time parties thereto, Citicorp North America, Inc., as Administrative Agent, Citigroup Global Markets Inc., as Joint Lead Arranger and Joint Bookrunner, Credit Suisse First Boston, acting through its Cayman Islands branch, as Joint Lead Arranger, Joint Bookrunner and Syndication Agent, and Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Bank of America, N.A., as Co-Documentation Agents (incorporated by reference to Exhibit 10.1 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

10.2	Form of Executive Change in Control Severance Agreement (incorporated by reference to Exhibit 10.83 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended March 31, 2002, File No. 000-22531, filed on May 6, 2006).

10.3	Amendment to the PanAmSat Corporation 1999 Non-Employee Directors Compensation Deferral Plan (incorporated by reference to Exhibit 10.14 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

10.4	Amendment No. 1 to the PanAmSat Corporation Supplemental Savings Plan (incorporated by reference to Exhibit 10.15 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

10.5	Amendment No. 1 to the PanAmSat Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 10.16 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

10.6	Amendment to the PanAmSat Corporation Annual Incentive Plan (incorporated by reference to Exhibit 10.17 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

10.7	Letter Agreement between PanAmSat Corporation and James Cuminale, dated August 20, 2004 (incorporated by reference to Exhibit 10.18 of PanAmSat Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2004, File No. 000-22531, filed on November 15, 2004).

10.8	Letter Agreement between PanAmSat Corporation and Michael Inglese, dated August 20, 2004 (incorporated by reference to Exhibit 10.19 of PanAmSat Corporation’s Amended Quarterly Report on Form 10-Q/A for the period ended September 30, 2004, File No. 000-22531, filed on November 19, 2004).

Exhibit Number	Document Description
10.9	Fourth Amended and Restated PanAmSat Holding Corporation and Subsidiaries Long-Term Stock Incentive Plan Established in 1997, initially adopted by the stockholders of PanAmSat Corporation on May 4, 1998 and assumed by PanAmSat Holding Corporation on October 14, 2004 (incorporated herein by reference to Exhibit 10.23 of PanAmSat Holding Corporation’s Registration Statement on Form S-4, File No. 333-121423, as filed on November 19, 2004).

10.10	Form of Management Services Agreement Termination Letter (incorporated by reference to Exhibit 10.23 of PanAmSat Holding Corporation’s Registration Statement on Form S-1/A, File No. 333-121463, filed on March 15, 2005).

10.11	Employment Agreement, dated as of June 28, 2006, between Intelsat Holdings, Ltd. and Joseph Wright, Jr. (incorporated by reference to Exhibit 10.38 to Intelsat Intermediate Holding Company, Ltd.’s Amendment No. 1 to Registration Statement on Form S-4, File No. 333-136193, filed on August 4, 2006.)

10.12	Employment Agreement, dated as of May 18, 2006, between Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.39 to Intelsat Intermediate Holding Company, Ltd.’s Amendment No. 1 to Registration Statement on Form S-4, File No. 333-136193, filed on August 4, 2006).

10.13	Credit Agreement, dated as of August 20, 2004, as amended and restated as of March 22, 2005, as further amended and restated as of July 3, 2006, among Intelsat Corporation (formerly known as PanAmSat Corporation) and the other parties named therein (incorporated by reference to Exhibit 10.2 of Intelsat Holding Corporation’s Report on Form 8-K, File No. 001-32456, filed on July 10, 2006).

10.14	Amendment Agreement (relating to Credit Agreement), dated as of July 3, 2006, by and among Intelsat Corporation (formerly known as PanAmSat Corporation) and the other parties named therein (incorporated by reference to Exhibit 10.1 of Intelsat Holding Corporation’s Report on Form 8-K, File No. 001-32456, filed on July 10, 2006).

10.15	Amendment No. 1 to Credit Agreement, dated as of January 19, 2007, among Intelsat Corporation (formerly known as PanAmSat Corporation) and the other parties named therein (incorporated by reference to Exhibit 10.1 of Intelsat Corporation’s Report on Form 8-K, File No. 001-22531, filed on January 25, 2007).

10.16	Share Option Agreement, dated July 3, 2006, by and among Intelsat Holdings, Ltd. and Joseph Wright, Jr. (incorporated by reference to Exhibit 10.10 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, File No. 000-50262, filed on November 14, 2006).

10.17	Share Option Agreement, dated July 3, 2006, by and among Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.11 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, File No. 000-50262, filed on November 14, 2006).

10.18	Form of Share Option Agreement under Intelsat Holdings, Ltd. 2005 Share Incentive Plan (incorporated by reference to Exhibit 10.12 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, File No. 000-50262, filed on November 14, 2006).

10.19	Amendment, dated July 3, 2006, to Employment Agreement, dated as of June 28, 2006, by and among Intelsat Holdings, Ltd. and Joseph Wright, Jr. (incorporated by reference to Exhibit 10.15 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, File No. 000-50262, filed on November 14, 2006).

10.20	Amendment, dated July 3, 2006, to Employment Agreement, dated as of May 18, 2006, by and among Intelsat Holdings, Ltd. and James Frownfelter (incorporated by reference to Exhibit 10.16 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, File No. 000-50262, filed on November 14, 2006).

12.1	Statement of computation of earnings to fixed charges.*

21.1	List of subsidiaries.*

Exhibit Number	Document Description

23.1	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibits 5.2 and 8.1).

23.2	Consent of Deloitte & Touche LLP.*

24.1	Powers of Attorney (included on signature pages).

25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Registered Holders.*

99.4	Form of Letter to the Depository Trust Company Participants.*

99.5	Form of Letter to Clients.*

99.6	Form of Instruction to Registered Holder from Beneficial Owner.*

*	Filed herewith.